Form 10-K405, Exhibit 13
period 1996-12-31
BOSTONFED BANCORP INC
filed 1997-03-31
CIK 948515

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


GENERAL

     BostonFed Bancorp, Inc. (the "Company") was incorporated on July 11, 1995, and at such time became the holding company for Boston Federal Savings Bank (the "Bank"). On October 24, 1995, the Bank completed its conversion from a mutual savings bank to a stock form of ownership, while simultaneously the Company issued 6,589,617 shares of common stock, utilizing a portion of the proceeds to acquire all of the outstanding stock of the Bank.

     The Company's business has been conducted primarily through its ownership of the Bank which operates its administrative/branch office located in Burlington, Massachusetts and its seven other branch offices located in Arlington, Bedford, Billerica, Boston, Lexington, Peabody and Wellesley, all of which are located in the greater Boston metropolitan area. As a result of its acquisition of Broadway Capital Corp. and its subsidiary, Broadway National Bank, (collectively "Broadway National Bank") the Company added two banking offices (Chelsea and Revere) to its franchise in the greater Boston metropolitan area. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government and federal agency securities and other securities. The Company originates loans for investment and loans for sale in the secondary market, generally retaining the servicing rights for loans sold. Loan sales are made from loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its mortgage loans, and to a lesser extent, interest and dividends on its investment and mortgage-backed securities, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, Federal Home Loan Bank of Boston ("FHLB") advances, repurchase agreements and proceeds from the sale of loans.

     The Company's results of operations are primarily dependent on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses, real estate operations expense, investment and loan sale activities and loan servicing. The Company's non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, deposit insurance premiums, advertising, data processing expense, real estate operations and other expenses. Results of operations of the Company are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

     On February 7, 1997, the Company acquired Broadway National Bank, a national bank chartered commercial bank. As a result of the acquisition the Company became a bank holding company subject to regulation by the Federal Reserve Bank ("FRB"). Since the acquisition was consummated after December 31, 1996, the financial statements of the Company and the following discussion regarding the Company's financial condition and results of operations at and for the years ended December 31, 1996 and 1995, do not include information and data related to Broadway National Bank.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and related securities FHLB advances and repurchase agreements. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. However, the Bank has maintained the required minimum levels of liquid assets as defined by Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of the Bank's deposits and short-term borrowings. The Bank's currently required liquidity ratio is 5%. At December 31, 1996 and 1995, the Bank's liquidity ratio was 8.0% and 5.3% respectively. Management has maintained liquidity close to the minimum requirement so that it may invest any excess liquidity in higher yielding interest-earning assets or use such funds to repay higher cost FHLB advances or repurchase agreements.

     The Company's most liquid assets are cash, daily fed funds sold, short-term investments and investments available for sale. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1996, cash, short-term investments and investment securities available for sale totaled $19.4 million or 2.4% of total assets. Additional investments were available which qualified for regulatory liquidity requirements.

     The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances. At December 31, 1996, the Bank had $296.5 million in advances outstanding from the FHLB and had an additional $133.6 million in overall borrowing capacity from the FHLB. The Company also borrowed $3.5 million through a repurchase agreement (collateralized borrowing). The Company generally avoids paying the highest deposit rates in its market and accordingly utilizes alternative sources of funds such as FHLB advances and repurchase agreements to supplement cash flow needs.

     At December 31, 1996, the Company had commitments to originate loans and unused outstanding lines of credit totaling $60.9 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts which are scheduled to mature in less than one year from December 31, 1996, totaled $135.0 million. The Company expects that a substantial majority of the maturing certificate accounts will be retained by the Company at maturity.

     At the time of conversion, the Bank was required to establish a liquidation account in an amount equal to its retained earnings as of June 30, 1995. The liquidation account will be reduced to the extent that eligible account holders reduce their qualifying deposits. In the unlikely event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at December 31, 1996 was approximately $13.4 million.

     Prior to the Company's acquisition of Broadway National Bank, the Company as a savings and loan holding company was not required to maintain a minimum level of capital for regulatory purposes. As a result of the Company's status as a bank holding company, the Company is required to maintain a ratio of capital to assets, on a consolidated basis, which is substantially equal to that required to be maintained by the Bank. At December 31, 1996, the consolidated capital to assets ratio of the Company was 10.5% which would have exceeded the minimum regulatory capital requirements for the Company. As of December 31, 1996, the Bank exceeded all of its regulatory capital requirements with tangible, core and risk-based capital ratios of 6.8%, 6.8% and 13.2%, respectively, as compared to the minimum regulatory requirements of 1.5%, 3.0% and 8.0%, respectively.

     On August 20, 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996". The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Company has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provision of present law that require recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $5.5 million.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

MANAGEMENT OF INTEREST RATE RISK

     The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established a management Asset/Liability Committee which is responsible for reviewing the Company's asset/liability policies and interest rate risk position. The Committee meets at least quarterly and reports trends and interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

     In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate, one- to four-family mortgage loans; (2) generally selling in the secondary market substantially all fixed-rate mortgage loans originated with terms greater than 10 years while generally retaining the servicing rights thereof; (3) primarily investing in short-term investment securities or mortgage-backed securities with adjustable interest rates; and (4) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits and utilizing FHLB advances to replace rate sensitive deposits. The volatile and generally rising rate environment of 1996 allowed the Bank to originate record loan volume, the majority of loans originated were adjustable-rate loans which were primarily retained for the Bank's portfolio. Many of these loans, however, do not reprice until the third or fifth year of their term.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the Company's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a positive gap position would be in a better position to invest in higher yielding assets which, consequently, may result in the yield on its assets increasing at a pace more closely matching the increase in the cost of its interest-bearing liabilities than if it had a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap which, consequently, may tend to restrain the growth of, or reduce, its net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1996, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. Annual prepayment rates for adjustable-rate and fixed-rate residential loans are assumed to be 11.0% and 13.8%, respectively. Annual prepayment rates for adjustable-rate and fixed-rate mortgage-backed securities are assumed to be 10.5% and 13.8%, respectively. Money market deposit accounts are assumed to be immediately rate-sensitive, while passbook accounts and negotiable order of withdrawal ("NOW") accounts are assumed to have decay rates of 12% annually. These assumptions may or may not be indicative of actual prepayment and withdrawals experienced by the Company. The table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities is subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

     The following table shows the gap position of the Company at December 31, 1996:

                                                                                      MORE THAN
                                        3        MORE THAN    MORE THAN   MORE THAN    3 YEARS      MORE
                                      MONTHS     3 MONTHS     6 MONTHS    1 YEAR TO      TO         THAN      TOTAL
                                     OR LESS    TO 6 MONTHS   TO 1 YEAR    3 YEARS     5 YEARS    5 YEARS     AMOUNT
                                     --------   -----------   ---------   ---------   ---------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Short-term investments.............  $  2,930    $      13    $      0    $      0    $      0    $      0   $  2,943
Investment securities..............     5,339          250           0       3,670       9,996       1,000     20,255
Loans(1)...........................    87,546       88,292     177,295     179,066     117,480      33,859    683,538
Mortgage-backed securities.........    27,051        1,432       9,827       4,442       3,695      20,165     66,612
Stock in FHLB-Boston...............    16,295            0           0           0           0           0     16,295
                                     --------      -------    --------    --------    --------    --------   --------
         Total Interest-earning
           assets..................  $139,161    $  89,987    $187,122    $187,178    $131,171    $ 55,024   $789,643
                                     --------      -------    --------    --------    --------    --------   --------
INTEREST-BEARING LIABILITIES
Money market deposit accounts......    45,788            0           0           0           0           0     43,787
Savings accounts...................     2,643        2,643       5,286      24,668      28,192      24,668     88,100
NOW accounts.......................     2,356        2,356       4,711      14,918      10,207      43,969     78,517
Certificate accounts...............    84,920       24,684      29,305      42,000      19,215           0    202,125
FHLB Advances......................    39,000       34,000      92,000     114,000      16,500       1,000    296,500
Securities sold under agreement to
  repurchase.......................         0            0       3,500           0           0           0      3,500
                                     --------      -------    --------    --------    --------    --------   --------
         Total interest-bearing
           liabilities.............   174,707       63,683     134,802     195,586      74,114      69,637    712,529
                                     --------      -------    --------    --------    --------    --------   --------
Interest-earning assets less
  interest-bearing liabilities.....  $(35,546)   $  26,304    $ 52,320    $ (8,408)   $ 57,057    $(14,613)  $ 77,114
                                     ========      =======    ========    ========    ========    ========   ========
Cumulative interest rate
  sensitivity gap..................  $(35,546)   $  (9,242)   $ 43,078    $ 34,670    $ 91,727    $ 77,114
                                     ========      =======    ========    ========    ========    ========
Cumulative interest rate gap as a
  percentage of total assets at
  December 31, 1996................     (4.33)%      (1.13)%      5.25%       4.23%      11.18%       9.40%
Cumulative interest rate gap as a
  percentage of total interest-
  earning assets at December 31,
  1996.............................     (4.50)%      (1.17)%      5.46%       4.39%      11.62%       9.77%
Cumulative interest-earning assets
  as a percentage of cumulative
  interest-bearing liabilities at
  December 31, 1996................     79.65%       96.12%     111.54%     106.10%     114.27%     110.82%

---------------

(1) Includes totals loans net of non-performing loans.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

     The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS also produces a similar analysis using its own model, based upon data submitted on the Company's quarterly Thrift Financial Reports, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 1996, as calculated by the Company.

                                                PORTFOLIO
    RATES         NET PORTFOLIO VALUE        VALUE OF ASSETS
   IN BASIS    --------------------------   -----------------
    POINTS        $         $        %       NPV        %
 (RATE SHOCK)  AMOUNT    CHANGE    CHANGE   RATIO   CHANGE(1)
-------------- -------   -------   ------   -----   ---------
                           (DOLLAR IN THOUSANDS)
400........... 76,445    (33,413)  (30.4)%   9.3      (30.6)
300........... 84,133    (25,725)  (23.4)   10.3      (23.1)
200........... 91,864    (17,994)  (16.4)   11.2      (16.4)
100........... 99,915    (9,943)    (9.1)   12.2       (9.0)
Static........ 109,858                      13.4
(100)......... 113,504    3,646      3.3    13.8        3.0
(200)......... 119,621    9,763      8.9    14.6        9.0
(300)......... 125,090   15,232     13.9    15.2       13.4
(400)......... 137,278   27,420     25.0    16.7       24.6

---------------

(1) Based on the portfolio value of the Company's assets assuming no change in interest rates.

     As in the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     The following table sets forth certain information relating to the Company for the years ended December 31, 1996, 1995 and 1994. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. For 1996, the average balance data is derived from daily balances and for 1995 and 1994, average balance data is derived from average month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees, premiums and discounts which are considered adjustments to yields.

                                                        AT                            FOR THE YEAR ENDED DECEMBER 31,
                                                   DECEMBER 31,       ------------------------------------------------------------
                                                       1996                     1996                            1995
                                                 ----------------     ---------------------------    -----------------------------
                                                                                        AVERAGE                          AVERAGE
                                                           YIELD/    AVERAGE             YIELD/     AVERAGE               YIELD/
                                                 BALANCE    COST     BALANCE   INTEREST   COST      BALANCE     INTEREST   COST
                                                 --------  ------    --------  --------  -------    --------    --------  -------
                                                                              (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
 Investment securities(1)......................  $ 39,493   6.14%    $ 36,678  $ 2,167     5.91%    $ 33,558    $ 1,945     5.80%
 Loan, net and mortgage loans held for
   sale(2).....................................   680,640   7.67      603,585   45,513     7.54      503,920     38,079     7.56
 Mortgage-backed securities(3).................    66,612   6.83       72,287    4,998     6.91       39,454      2,430     6.16
                                                 --------  -----     --------  -------     ----     --------    -------     ----
   Total interest-earning assets...............   786,745   7.52      712,550   52,678     7.39      576,932     42,454     7.36
                                                           -----               -------     ----                 -------     ----
Non-interest-earning assets....................    33,822              28,354                         23,590
                                                 --------            --------                       --------
   Total assets................................  $820,567            $740,904                       $600,522
                                                 ========            ========                       ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market deposit accounts..................  $ 45,788   3.00     $ 46,540    1,395     3.00     $ 49,693      1,472     2.96
Savings accounts...............................    88,100   2.50       90,763    2,258     2.49       99,498      2,485     2.50
NOW accounts...................................    72,503   1.25       66,336      890     1.34       65,661        931     1.42
Certificate accounts...........................   200,124   5.54      199,598   11,155     5.59      189,080     10,235     5.41
                                                 --------  -----     --------  -------     ----     --------    -------     ----
   Total.......................................   406,515   3.83      403,237   15,698     3.89      403,932     15,123     3.74
Borrowed Funds(4)..............................   300,000   5.97      225,124   13,193     5.86      133,268      8,429     6.32
                                                 --------  -----     --------  -------     ----     --------    -------     ----
   Total interest-bearing liabilities..........   706,515   4.74      628,361   28,891     4.60      537,200     23,552     4.38
                                                           -----               -------     ----                 -------     ----
Non-interest-bearing liabilities...............    27,697              21,030                         19,145
                                                 --------            --------                       --------
   Total liabilities...........................   734,212             649,391                        556,345
                                                 --------            --------                       --------
Stockholders' equity...........................    86,355              91,513                         44,177
                                                 --------            --------                       --------
   Total liabilities and stockholders'
     equity....................................  $820,567            $740,904                       $600,522
                                                 ========            ========                       ========
Net interest rate spread(5)....................             2.78%              $23,787     2.79%                $18,902     2.98%
                                                           =====               =======     ====                  ======     ====
Net interest margin(6).........................                                            3.34%                            3.28%
                                                                                           ====                             ====
Ratio of interest-earning assets to
 interest-bearing liabilities..................    111.36%             113.40%                        107.40%
                                                 ========            ========                       ========


                                                            1994
                                                 ---------------------------
                                                                     AVERAGE
                                                 AVERAGE             YIELD/
                                                 BALANCE   INTEREST   COST
                                                 --------  --------  -------

ASSETS:
Interest-earning assets:
 Investment securities(1)......................  $ 26,157  $ 1,522     5.82%
 Loan, net and mortgage loans held for
   sale(2).....................................   441,959   32,578     7.37
 Mortgage-backed securities(3).................    42,306    2,427     5.74
                                                 --------  -------     ----
   Total interest-earning assets...............   510,422   36,527     7.16
                                                           -------     ----
Non-interest-earning assets....................    24,864
                                                 --------
   Total assets................................  $535,286
                                                 ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Money market deposit accounts..................    59,699    1,442     2.42
Savings accounts...............................   119,253    3,185     2.67
NOW accounts...................................    64,875    1,017     1.57
Certificate accounts...........................   168,572    7,043     4.18
                                                 --------  -------     ----
   Total.......................................   412,399   12,687     3.08
Borrowed Funds(4)..............................    77,645    4,335     5.58
                                                 --------  -------     ----
   Total interest-bearing liabilities..........   490,044   17,022     3.47
                                                           -------     ----
Non-interest-bearing liabilities...............    17,630
                                                 --------
   Total liabilities...........................   507,674
                                                 --------
Stockholders' equity...........................    27,612
                                                 --------
   Total liabilities and stockholders'
     equity....................................  $535,286
                                                 ========
Net interest rate spread(5)....................            $19,505     3.69%
                                                           =======     ====
Net interest margin(6).........................                        3.82%
                                                                       ====
Ratio of interest-earning assets to
 interest-bearing liabilities..................    104.16%
                                                 ========

---------------

(1) Includes investment securities available for sale and held to maturity, short-term investments, stock in FHLB-Boston and daily federal funds sold.

(2) Amount is net of deferred loan origination costs, construction loans in process, net unearned discount on loans purchased and allowance for loan losses and includes non-performing loans.

(3) Includes mortgage-backed securities available for sale and held to maturity.

(4) Interest paid on borrowed funds for the periods presented includes interest expense on FNMA deposits held in escrow accounts with the Company related to the Company's FNMA servicing, which, if such interest expense was excluded, would result in an average cost of borrowed funds of 5.81%, 6.31%, and 5.46% for the years ended December 31, 1996, 1995 and 1994, respectively.

(5) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

Note: Average balances for 1996 are calculated on a daily basis, while for 1995 and 1994 average balances are based on average monthly balances.

RATE/VOLUME ANALYSIS

     The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated to changes due to rate.

                        YEAR ENDED                     YEAR ENDED
                    DECEMBER 31, 1996               DECEMBER 31, 1995
                       COMPARED TO                     COMPARED TO
                        YEAR ENDED                     YEAR ENDED
                    DECEMBER 31, 1995               DECEMBER 31, 1994
               ----------------------------    ---------------------------
                   INCREASE                        INCREASE
                  (DECREASE)                      (DECREASE)
                    DUE TO                          DUE TO
               -----------------               -----------------
               VOLUME     RATE        NET      VOLUME     RATE       NET
               -------   -------    -------    ------    -------    ------
                                     (IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Investment
 securities..  $  181     $   41    $   222    $ 431     $    (8)   $  423
 Loan, net
   and
   mortgage
   loans held
   for
   sale......   7,535       (101)     7,434    4,567         934     5,501
 Mortgage-
   backed
 securities..   2,023        545      2,568     (164)        167         3
               ------    -------    -------    -----     -------    ------
   Total
    interest-
     earning
     assets..   9,739        485     10,224    4,834       1,093     5,927
               ------    -------    -------    -----     -------    ------

INTEREST-BEARING LIABILITIES:
 Money market
   deposit
   accounts..     (93)        16        (77)    (242)        272        30
 Savings
   accounts..    (218)        (9)      (227)    (527)       (173)     (700)
 NOW
   accounts..      10        (51)       (41)      12         (98)      (86)
 Certificate
   accounts..     569        351        920      857       2,335     3,192
               ------    -------    -------    -----     -------    ------
   Total.....     268        307        575      100       2,336     2,436
 Borrowed
   funds.....   5,805     (1,041)     4,764    3,104         990     4,094
               ------    -------    -------    -----     -------    ------
   Total
    interest-
     bearing
liabilities..   6,073       (734)     5,339    3,204       3,326     6,530
               ------    -------    -------    -----     -------    ------
Net change in
 net interest
 income......  $3,666    $ 1,219    $ 4,885   $1,630     $(2,233)   $ (603)
               ======    =======    =======   ======     =======    ======

ASSET QUALITY

     The following table sets forth information regarding non-performing assets which consist of: non-performing loans and real estate owned ("REO"). In addition to identifying non-performing loans, as discussed below, the Company identifies loans which are characterized as "impaired" pursuant to Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure. Accordingly, loans categorized as "impaired" include non-performing loans as well as other identified loans. At December 31, 1996, non-performing loans totaled $1.5 million, (all of which are included in the balance of impaired loans) impaired loans totaled $4.4 million, consisting of 40 loans, and REO totaled $2.7 million, consisting of ten properties. It is the policy of the Company to cease accruing interest on loans 90 days or more past due and to charge-off all accrued interest. For the years ended December 31, 1996, 1995, and 1994, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $103,000, $303,000, and $281,000, respectively. For the same periods, the difference between the amount of interest income which would have been recognized on other impaired loans if such loans were performing in accordance with their regular terms and actual amounts recognized was $73,000, $77,000, and $294,000, respectively.

                                          AT DECEMBER 31,
                                      ------------------------
                                       1996     1995     1994
                                      ------   ------   ------
                                       (DOLLARS IN THOUSANDS)
NON-PERFORMING LOANS:
  Residential real estate:
    One- to four-family.............  $1,463   $1,195   $  848
    Multi-family....................      --      745      546
  Commercial real estate............      25    3,312    2,126
  Other Loans.......................      14       --       51
                                      ------   ------   ------
      Total.........................   1,502    5,252    3,571
Real estate owned, net(3)...........   2,668      971      387
                                      ------   ------   ------
      Total non-performing assets...   4,170    6,223    3,958
Restructured loans..................   2,489    2,941    4,834
                                      ------   ------   ------
Total risk elements.................  $6,659   $9,164   $8,792
                                      ======   ======   ======
Allowance for loan losses as a
  percent of loans(1)...............   0.64%    0.82%    0.74%
Allowance for loan losses as a
  percent of non-performing
  loans(2)..........................  293.02    81.40   103.61
Non-performing loans as a percent of
  loans(1)(2).......................    0.22     1.00     0.71
Non-performing assets as a percent
  of total assets(4)................    0.51     0.97     0.68

---------------
(1) Loans includes loans, net and mortgage loans held for sale, excluding allowance for loan losses.

(2) Non-performing loans consist of all 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectability of interest or principal.

(3) REO balances are shown net of related valuation allowances.

(4) Non-performing assets consist of non-performing loans and real estate owned
    (REO).

     At December 31, 1996, loans which were characterized as impaired totaled $4.4 million. All of the impaired loans have been measured using the fair value of the collateral method. During the year ended December 31, 1996, the average recorded value of impaired loans was $5.4 million, $321,000 of interest income was recognized and $497,000 of interest income would have been recognized under original terms. The composition of impaired loans by type is shown below:

                                   DECEMBER 31,
                                  ---------------
                                   1996     1995
                                  ------   ------
                                  (IN THOUSANDS)
Impaired loans:
  Residential real estate
     One- to four-family........  $1,763   $2,828
     Multi-family...............   2,271    1,367
  Commercial real estate........     246    4,062
  Other loans...................     112       99
                                  ------   ------
          Sub total.............   4,392    8,356
  Specific valuation
     allowance..................      --     (618)
                                  ------   ------
          Total impaired
            loans...............  $4,392   $7,738
                                  ======   ======

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the national and regional economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans which are deemed probable and estimable based on information currently known to management. Management's analysis of the adequacy of the allowance is based upon consideration of a number of factors, including current economic conditions, actual loss experience and industry trends. In addition various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management. Amounts provided for the years 1996, 1995 and 1994 were $1.3 million, $3.6 million and $283,000, respectively. During the year ended December 31, 1996, there were recoveries of $343,000 credited to, and charge-offs of $1.5 million taken against this allowance. As of December 31, 1996, the Company's allowance for loan losses was
 .64% of total loans compared to .82% as of December 31, 1995. The Company had non-performing loans of $1.5 million and $5.3 million at December 31, 1996 and December 31, 1995, respectively. The decrease in the non-performing loans occurred principally due to the transfer of certain commercial real estate loans to real estate owned. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of allowance for loan losses.

     The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.

                               AT OR FOR THE YEAR ENDED
                                     DECEMBER 31,
                      ------------------------------------------
                       1996     1995     1994     1993     1992
                      ------   ------   ------   ------   ------
                                    (IN THOUSANDS)
Balance at begin-
  ning of period....  $4,275   $3,700   $4,450   $4,381   $5,000
Provision for loan
  losses............   1,294    3,614      283    3,918    5,487
Charge offs:
One-to-four-family..     387      550      711    2,114    2,330
  Multi-family......     263      483      251    1,114    1,288
  Commercial........     664    2,297      200      805    1,241
  Construction and
    land............      --       --       --        4    1,268
Other...............     198      194       56       17        3
                      ------   ------   ------   ------   ------
        Total.......   1,512    3,524    1,218    4,054    6,130
Recoveries..........     343      485      185      205       24
                      ------   ------   ------   ------   ------
Balance at end of
  period............  $4,400   $4,275   $3,700   $4,450   $4,381
                      ======   ======   ======   ======   ======
Ratio of net charge-
  offs during the
  period to average
  loans outstanding
  during the
  period............    0.19%    0.60%    0.23%    0.94%    1.54%
                      ======   ======   ======   ======   ======

     The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The most severe classification before a charge-off is required is "sub-standard." At December 31, 1996, 1995 and 1994, the Company classified (excluding REO) $3.8 million, $8.3 million and $9.8 million of sub-standard assets, respectively. Included in these amounts were $4.2 million, $6.2 million and $4.0 million in non-performing assets, respectively. In the opinion of management, the performing sub-standard loans evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become non-performing assets in future periods.

COMPARISON OF FINANCIAL CONDITION AND OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995.

CHANGES IN FINANCIAL CONDITION

     Assets at December 31, 1996 totaled $820.6 million, an increase of $179.8 million, or 28.1%, compared to $640.8 million at December 31, 1995. This growth was primarily due to increased originations of adjustable-rate one- to four-family mortgage loans which caused loans, net, to increase by $167.2 million to a balance of $676.7 million at December 31, 1996, compared to a balance of $509.5 million at December 31, 1995. Volatility in market interest rates and a generally rising interest rate environment in 1996 caused customer preference to shift to adjustable-rate loan products and the demand for fixed-rate products declined. Deposits increased $9.7 million to $428.8 million at December 31, 1996 compared to $419.1 million as of December 31, 1995, due primarily to interest credited to accounts during the year. The Company funded the increase in loans, net, primarily by borrowing short- and long-term funds from the FHLB. Mortgage-backed securities increased by $7.6 million, or 12.9%, from a balance of $59.0 million at December 31, 1995 to a balance of $66.6 million at December 31, 1996. Mortgage loans held for sale totaled $4.0 million at December 31, 1996, compared to $8.9 million at December 31, 1995. FHLB advances increased $176.6 million to a balance of $296.5 million at December 31, 1996, compared to $119.9 million at December 31, 1995. Total stockholders' equity at December 31, 1996 totaled $86.4 million, or $14.75 book value per share and 10.5% of total assets, compared to $90.7 million, or $14.78 book value per share and 14.2% of total assets at December 31, 1995. The decrease in total stockholders' equity is due to the combined effects of the contribution to the Company's 1995 Stock-Based Incentive Plan Trust (the "SIP") to fund the SIP's purchase of 4% of the Company's common stock (net of amortization), the completion of a 5% stock repurchase program, the change in market valuation (net of taxes), of the available-for-sale securities portfolio and dividends paid, offset by net income.

RESULTS OF OPERATIONS

  General

     Net income for the year ended December 31, 1996 was $2.9 million, or $.48 per share, an increase of $1.8 million or 164%, from the $1.1 million (with earnings per share not applicable) for the year ended December 31, 1995. The increase was primarily attributable to higher net interest income, due to increased balances of interest earning assets and a lower provision for loan losses, which were partially offset by the one-time $2.7 million (approximately $1.6 million after tax) special assessment for the recapitalization of the Savings Association Insurance Fund (the "SAIF") as a result of federal legislation enacted in late 1996. Excluding such non-recurring SAIF special assessment, net income for the year would have been $4.5 million or $.73 per share, a 309% increase over 1995's net income of $1.1 million, with earnings per share not meaningful. The net interest margin in 1996 increased to 3.34% from 3.28% during 1995. The improvement in the net interest margin in 1996 was primarily due to the impact of the Company's utilization of net conversion proceeds for a full year in 1996 compared to approximately two months in 1995.

  Interest Income

     Total interest income for the year ended December 31, 1996 increased by $10.2 million to $52.7 million compared to $42.5 million for the year ended December 31, 1995. Interest on loans increased by $7.4 million, or 19.4%, to $45.5 million, during 1996 compared to $38.1 million during 1995. The increase in interest income in 1996 was attributable to increased average balances of interest earning assets, primarily due to an increase in the average balance of loans, from $503.9 million for 1995 to $603.9 million for 1996. The increased average loan balances generated an additional $7.5 million of interest earned which was partially offset by reduced earnings of $101,000 due to increased origination of the Company's discounted adjustable-rate loans which resulted in an overall decline in yields for the loan portfolio whereby the average loan yield was reduced to 7.54% for 1996 compared to an average of 7.56% for 1995. Interest income on mortgage-backed securities increased by $2.6 million for the year ended December 31, 1996 due primarily to an increase in average balances compared to the prior year. Average balances increased by $32.8 million from an average of $39.5 million during 1995 to an average $72.3 million during 1996. The majority of the mortgage-backed securities held in 1996 were adjustable GNMA securities. The yields on mortgage-backed securities increased from an average yield of 6.16% in 1995 to 6.91% in 1996, resulting in an increase in interest earned on such securities in 1996 of $545,000, compared to 1995.

  Interest Expense

     Interest expense increased by $5.3 million, or 22.5%, for the year ended December 31, 1996 to $28.9 million compared to $23.6 million for the year ended December 31, 1995. The primary cause of the increase in interest expense for the year ended December 31, 1996 was interest expense on borrowed funds consisting primarily of FHLB advances and to a lesser extent, repurchase agreements which were used primarily to fund adjustable-rate loans originated for portfolio during 1996. Interest expense on deposit accounts increased by $575,000 for the year ended December 31, 1996 due primarily to the effects of higher deposit rates during the year, caused by a shift of regular savings deposits into higher yielding certificates of deposit. Average deposit balances were $403.2 million during the year ended December 31, 1996, compared to $403.9 million for the prior year, a decrease of $695,000. For the year ended December 31, 1996, interest expense on borrowed funds was $13.2 million compared to $8.4 million the prior year, an increase of $4.8 million, or 57.1% While the average cost of borrowed funds declined by 46 basis points, from an average of 6.32% for the year ended December 31, 1995 to 5.86% for 1996, causing interest expense on FHLB advances to decrease by $1.0 million, the average balances increased from an average borrowed money balance of $133.3 million in 1995 to an average of $225.1 million in 1995. The higher average balances increased interest expense on borrowed funds by $5.8 million in 1996 compared to 1995.

  Provision for Loan Losses

     During 1996, the provision for loan losses was reduced to $1.3 million from the prior year's provision of $3.6 million. The lower provision was based on management's evaluation of existing real estate market conditions, improvement in the level of charge-offs and classified assets as well as a stabilization of general economic conditions in the Company's market area. Total non-performing loans decreased to $1.5 million, or .22% of loans at December 31, 1996 from $5.3 million, or 1.00% at December 31, 1995. Net charge-offs also decreased, amounting to $1.2 million, or .19% of average loans outstanding during 1996 compared with 1995's total of $3.0 million or .60% of average loans outstanding. The allowance for loan losses as a percentage of total loans was 0.64% at December 31, 1996 compared to 0.82% at December 31, 1995. As a percentage of total non-performing loans, the allowance for loan losses was 293.0% at December 31, 1996, compared to 81.4% a year earlier. See "Asset Quality" included elsewhere herein.

  Non-Interest Income

     Total non-interest income increased to $3.6 million for the year ended December 31, 1996 from $2.7 million for the year ended December 31, 1995. The primary contributing factors were increased gains on the sale of loans and higher transaction account service fees. The $668,000 gain on sale of loans during the current year exceeded the $214,000 for the prior year due mostly to the implementation of Statement of Financial Accounting Standards ("SFAS") No. 122 Accounting for Mortgage Servicing Rights, as of January 1, 1996. Deposit service fees improved to $1.1 million for the year ended December 31, 1996, compared to $668,000 for the prior year due to continued growth in transaction accounts and service fees collected thereon during 1996.

  Non-Interest Expense

     Total non-interest expense for the year ended December 31, 1996 was $21.0 million, compared to $16.0 million for 1995. The increase of $5.0 million, or 31.3%, was primarily attributable to the SAIF special assessment of $2.7 million, increased compensation and benefits expense, occupancy and equipment expense and other expenses. Compensation and benefits expense for the year ended December 31, 1996 amounted to $9.8 million, compared to $8.4 million for the prior year. The primary reason for the increase is the SIP expense, which amounted to $1.1 million, (including $187,000 in market value appreciation). Office occupancy and equipment expense increased from $2.2 million for the year ended December 31, 1995 to $2.5 million for the year ended December 31, 1996, due to higher costs incurred for the new data processing service and the costs of new automation equipment placed in service during the current year. While the Company's Federal Deposit Insurance Premiums were slightly lower this year, the Company paid a non-recurring special assessment of $2.7 million. Other non-interest expense increased to $3.4 million for the year ended December 31, 1996 from $2.6 million for the prior year due to increased costs of temporary help and supplies (both due to high lending volumes), advertising and other operating expenses.

  Income Taxes

     Income tax expense was $2.1 million for the year ended December 31, 1996 (resulting in an effective tax rate of 41.5%), compared to a tax expense of $815,000 for the year ended December 31, 1995 (resulting in an effective tax rate of 41.8%). The increase in income tax expense is primarily attributable to an increase in pre-tax earnings.

COMPARISON OF FINANCIAL CONDITION AND
OPERATING RESULTS FOR THE YEARS ENDED
DECEMBER 31, 1995 AND 1994.

CHANGES IN FINANCIAL CONDITION

     Assets at December 31, 1995 totaled $640.8 million, an increase of $57.2 million or 9.8%, compared to $583.6 million at December 31, 1994. Most of the growth in assets was in cash and cash equivalents, which increased from $8.3 million to $21.2 million, mortgage-backed securities available for sale, which increased from zero to $23.9 million, and mortgage loans held for sale, which increased from $316,000 to $8.9 million. Loans, net, increased by $10.4 million or 2.1% from a balance of $499.1 million at December 31, 1994 to a balance of $509.5 million at December 31, 1995. The relatively minor growth in loans, net, was due to a market shift from adjustable rate loans towards fixed-rate products in 1995, which the Bank generally sells in the secondary market. These increases were funded by a portion of the $63.9 million net conversion proceeds. Mortgage-backed securities held to maturity declined by $4.7 million to a balance of $35.1 million at December 31, 1995, compared to a balance of $39.8 million at December 31, 1994 due to amortization and pre-payments.

     Deposit accounts increased from $413.2 million at December 31, 1994 to $419.1 million at December 31, 1995, an increase of 1.4%. Certificate account balances increased by $23.2 million from $173.0 million at December 31, 1994 to $196.2 million at December 31, 1995, an increase of 13.4%. The growth in certificate accounts was offset, somewhat by decreases in non-certificate accounts which declined by $17.2 million during the same period. This shift was caused in part by depositors seeking higher rates during a generally falling interest rate environment. FHLB advances declined from $135.0 million at December 31, 1994 to $119.9 million at December 31, 1995 due to the utilization of net conversion proceeds used to reduce borrowings. Other borrowed money increased by $7.0 million as the Company entered into a repurchase agreement to fund some of the purchases of mortgage-backed securities.

     Total stockholders' equity at December 31, 1995 was $90.7 or 14.2% of assets compared to $30.0 million or 5.1% of assets at December 31, 1994. The increase is due to the addition of conversion proceeds of $63.9 million, less the unearned portion of the Employee Stock Ownership Plan ("ESOP") shares, amounting to $4.5 million, net income of $1.1 million and a $132,000 increase in additional paid-in capital related to the appreciation in the fair value of allocated ESOP shares.

     Non-performing assets increased to $6.2 million or .97% of total assets at December 31, 1995, compared to $4.0 million or .68% of total assets at December 31, 1994. The allowance for loan losses was increased from $3.7 million at December 31, 1994 to $4.3 million at December 31, 1995 partly in response to the higher balance in non-performing assets at December 31, 1995, compared to the previous year end. The allowance for loan losses amounted to .82% of loans at December 31, 1995, compared to .74% of loans at December 31, 1994.

RESULTS OF OPERATIONS

  General

     Net income for the year ended December 31, 1995, amounted to $1.1 million, compared to net income of $4.0 million for the year ended December 31, 1994. The reduction in net income was primarily attributable to a $3.3 million increase in the provision for loan losses. A majority of this provision was for non-performing multi-family and commercial real estate loans and increased charge-offs related to such loans during the current year. Net interest income was also lower for the year ended December 31, 1995, compared to the year ended December 31, 1994 as an increase in the cost of funds, although partially offset by rising yields on assets, resulted in a decline in the net interest margin from 3.82% to 3.28%. The net conversion proceeds, used to repay maturing FHLB advances mitigated the reduction of the net interest margin. The net interest spread, which is not impacted by the conversion proceeds, declined from 3.69% for the year ended December 31, 1994 to 2.98% for the year ended December 31, 1995. Despite the reduction of the net interest margin, net interest income remained relatively stable at $18.9 million for the year ended December 31, 1995, compared to $19.5 million for the year ended December 31, 1994.

INTEREST INCOME

     Total interest income for the year ended December 31, 1995 was $42.5 million. This is an increase of $6.0 million from the $36.5 million total interest income for the year ended December 31, 1994. Most of the increase in interest income was due to higher average balances of interest earning assets which averaged $576.9 million during 1995, compared to average balances of $510.4 million during 1994. Interest income from loans, net, increased $5.5 million or 16.9%, to $38.1 million for the year ended December 31, 1995. This increase resulted from the combined effect of a $62.0 million increase in the average balance of loans, net, and an improvement of 19 basis points in yield. Although interest rates generally fell during 1995, the yield of loans, net, improved as the discounted adjustable mortgages originated in 1994 were adjusted to higher contractual rates as per the terms of the loans. Interest income on mortgage-backed securities remained the same at $2.4 million despite a reduction in the average balance of $2.8 million, from an average balance of $42.3 million during the year ended December 31, 1994 to an average balance of $39.5 million for the year ended December 31, 1995. The 42 basis point improvement in the average yield during 1995 was sufficient to offset the reduction in average balances caused by amortization and repayments during the year ended December 31, 1995. The Company also purchased $23.9 million of mortgage-backed securities in late December 1995, however, because of the timing, such purchase did not significantly increase the average balance of interest earning assets for the year.

INTEREST EXPENSE

     Interest expense for the year ended December 31, 1995 amounted to $23.6 million, an increase of $6.6 million, or 38.8% from the prior year's total of $17.0 million. The primary reason for this increase was due to higher average balances of borrowed funds totaling $133.3 million during the year ended December 31, 1995, compared to average borrowed funds of $77.6 million during the year ended December 31, 1994. The Company increased its borrowed funds balance in the latter part of 1994 to fund the growth of its adjustable rate portfolio lending. Additionally, the average cost of borrowed funds increased from 5.58% during 1994 to 6.32% during 1995. The borrowed funds balance did not increase substantially until the latter part of 1994 when interest rates had risen substantially. These higher cost borrowings were outstanding for a longer period of time in 1995 and the borrowing rates on these borrowings did not decline until the latter half of 1995. Because of the lag effect of maturing advances, the average cost was higher in 1995 than 1994. Interest expense increased by $3.1 million because of higher average borrowed funds balance and $1.0 million because of higher average cost during the year ended December 31, 1995. Interest expense on deposits increased $2.4 million from $12.7 million for the year ended December 31, 1994 to $15.1 million for the year ended December 31, 1995, reflecting the net of an increase in the average cost of deposits from 3.08% to 3.74%, as depositors shifted funds from lower yielding savings accounts to higher yielding certificate accounts in the declining rate environment of 1995. This increase was offset somewhat by a decrease in the average balance of total deposits of $8.5 million. Although the average cost of savings and NOW accounts declined from 2.67% and 1.57% to 2.50% and 1.42%, respectively, during the year ended December 31, 1995, these reductions were more than offset by increased costs of money market deposit and certificate accounts which increased from 2.42% and 4.18%, respectively, to 2.96% and 5.41%, respectively. The Company has generally held rates paid on savings and NOW accounts stable, while money market and certificate accounts are heavily influenced by market rates. While interest rates were generally falling throughout 1995, the Company's overall cost of funds of market sensitive accounts lag the current market.

  Provision for Loan Losses

     The Company's provision for loan losses amounted to $3.6 million for the year ended December 31, 1995, compared to a provision of $283,000 for the year ended December 31, 1994. The increase in the provision for loan losses was due primarily to multi-family and commercial real estate loan charge-offs of $2.8 million related to eight loans arising from four lending relationships, due to vacancies, environmental problems with a landfill located in close proximity to the properties securing two of such loans, bankruptcies of borrowers and repayment delinquencies. The events leading to such charge-offs associated with such loans were generally attributable to adverse events occurring in 1995 which resulted in the Company reevaluating such loans or obtaining updated appraisals on the properties. The increase in the provision for loan losses was also caused by management's assessment of the increase in non-accrual loans of $1.7 million to $5.3 million at December 31, 1995 from a balance of $3.6 million at December 31, 1994. The increase in non-accrual loans was also primarily attributable to increased delinquencies of one of the four lending relationships mentioned above involving multi-family and commercial real estate loans. The allowance for loan losses was also increased from $3.7 million or .74% of loans at December 31, 1994 to $4.3 million or .82% of loans at December 31, 1995. Although the balance of the allowance for loan losses was increased during the year 1995, the ratio of the allowance to non-performing loans declined from 103.6% at December 31, 1994 to 81.4% at December 31, 1995. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon management's assessment of the risk inherent in its loan portfolio in light of current economic conditions, actual loss experience, industry trends and other factors which may affect the real estate values in the Company's market area. While management believes the current allowance for loan losses is adequate, actual losses are dependent upon future events, and as such, future provisions for loan losses may be necessary.

  Non-Interest Income

     Non-interest income increased to $2.7 million for the year ended December 31, 1995 compared to $1.6 million for the same period in 1994. The primary reason for the improvement in non-interest income was the recognition of a gain on the sale of loans of $214,000 during the year ended December 31, 1995, whereas a loss of $748,000 was incurred during the comparable period in 1994 consisting of a $536,000 loss on sale of loans due to the rapid increase in interest rates and its impact on the uncovered portion of the Company's mortgage pipeline and a $212,000 mark to market downward adjustment on loans previously contracted for a sale which was not completed. Deposit service fees increased by $165,000 or 32.8% to $668,000 for the year ended December 31, 1995 from the prior year's total of $503,000 primarily due to increased fee generation provided by the new checking account program. Additionally, a gain of $32,000 was recorded on the sale of investment securities available for sale during the year ended December 31, 1995 compared to a loss of $127,000 in the prior year due to the sale of investment securities available for sale.

  Non-Interest Expense

     Total non-interest expense increased $1.5 million, or 10.3% from $14.5 million for the prior year ended December 31, 1994 to $16.0 million for the year ended December 31, 1995. A primary contributing factor to this increase was an additional compensation and benefits expense of $887,000 during the year ended December 31, 1995 as the first year of the ESOP was implemented. The ESOP expense consisted of the first full year's contribution to the ESOP of $755,000 to enable the ESOP to make principal payments on a loan from BF Funding Corporation, a wholly-owned subsidiary of the Company. The ESOP expense also included $132,000 comprised of the increased market value of the ESOP shares compared to original cost on the shares allocated as a result of the loan repayment. In accordance with AICPA Statement of Position 93-6, the $132,000 was credited to additional paid-in capital. Excluding the ESOP expense, compensation for the year ended December 31, 1995 would have decreased to $7.5 million, compared to $7.6 million for the prior year. An increase in advertising expense from $351,000 for the year ended December 31, 1994 to $736,000 in the current year is another factor in the increase in non-interest expenses. The major reason for the increase in advertising was due to increased expenses incurred to promote a new line of checking account products. Other non-interest expense also increased from $2.3 million for the year ended December 31, 1994 to $2.6 million for the current year due to a variety of added costs associated with the growth of new checking account deposits and costs of operating in a public environment.

  Income Taxes

     Income tax expense was $815,000 for the year ended December 31, 1995 (resulting in an effective tax rate of 41.8%), compared to $2.3 million for the year ended December 31, 1994 (resulting in an effective tax rate of 36.6%). The current year effective tax rate approximates the combined federal and state statutory rates, less a reduction of 5.4% due to a decrease in the valuation allowance, offset by a 2.8% increase due to a non-deductible expense for the appreciation in the fair value of the allocated ESOP shares. The effective tax rate for the year ended December 31, 1994 was lower than expected due to the impact of a lower effective state tax rate.

  Impact of New Accounting Standards

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"). SFAS 125 establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS 125 also establishes new accounting requirements for pledged collateral. SFAS 125 is effective for most transactions occurring after December 31, 1996 and must be applied prospectively. However, SFAS 127, Deferral of the Effective Date of Certain Provisions of SFAS 125, requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions in the years beginning after December 31, 1997. The Company has determined that the adoption of SFAS 125 will not have a material impact on its consolidated financial statements.

                            BOSTONFED BANCORP, INC.

                                AND SUBSIDIARIES

                           Burlington, Massachusetts

                       Consolidated Financial Statements

                        December 31, 1996, 1995 and 1994

                  (With Independent Auditors' Report Thereon)

Independent Auditors' Report

The Board of Directors
BostonFed Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in note 1, the Company changed its method of accounting for mortgage servicing rights effective January 1, 1996.


/s/ KPMG Peat Marwick LLP


Boston, Massachusetts
January 30, 1997

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                             (Dollars in Thousands)

                           December 31, 1996 and 1995


Assets                                                                         1996       1995
                                                                             --------    -------
Cash and due from banks (note 1)                                             $ 15,335     10,765
Daily federal funds sold                                                        2,930     10,000
Short-term investments (note 1)                                                    13        460
                                                                            ---------  ---------
     Total cash and cash equivalents                                           18,278     21,225

Investment securities available for sale (amortized cost of $1,085 at 1996
  and $1,022 at 1995) (note 4)                                                  1,085      1,022
Investment securities held to maturity (fair value of $19,045 at 1996 and
  $16,804 at 1995) (notes 5 and 14)                                            19,170     16,906
Mortgage-backed securities available for sale (amortized cost of $23,915
  at 1996 and $23,873 at 1995) (notes 4, 13 and 14)                            23,593     23,873
Mortgage-backed securities held to maturity (fair value of $43,033 at 1996
  and $35,647 at 1995) (notes 5 and 14)                                        43,019     35,116
Mortgage loans held for sale                                                    3,970      8,931
Loans, net of allowance for loan losses of $4,400 at 1996 and $4,275 at
  1995 (notes 6, 7 and 14)                                                    676,670    509,496
Accrued interest receivable (notes 8 and 13)                                    4,067      3,696
Stock in FHLB of Boston, at cost (note 14)                                     16,295      8,374
Premises and equipment, net (note 9)                                            4,979      5,246
Real estate held for sale or development (note 10)                                874        874
Real estate owned (note 11)                                                     2,668        971
Income tax receivable (note 15)                                                   449        272
Deferred income tax asset, net (note 15)                                        1,537      2,112
Prepaid expenses and other assets (note 6)                                      3,913      2,638
                                                                            ---------  ---------
     Total assets                                                           $ 820,567    640,752
                                                                            =========  =========

Liabilities and Stockholders' Equity

Liabilities:
   Deposit accounts (note 12)                                               $ 428,818      419,104
   Securities sold under agreements to repurchase (note 13)                     3,500        7,000
   Federal Home Loan Bank advances (note 14)                                  296,500      119,909
   Advance payments by borrowers for taxes and insurance                        2,100        1,531
   Accrued expenses and other liabilities                                       3,294        2,507
                                                                            ---------    ---------
     Total liabilities                                                        734,212      550,051
                                                                            ---------    ---------

Commitments and contingencies (notes 3, 4, 5, 7, 9, 16, 17, 18 and 19)

Stockholders' equity (notes 2, 3 and 16):
   Preferred stock, $.01 par value; 1,000,000 shares authorized;
     none issued                                                                 --           --
   Common stock, $0.01 par value; 17,000,000 shares authorized;
     6,589,617 issued at 1996 and 1995                                             66           66
   Additional paid-in capital                                                  64,461       63,987
   Retained earnings                                                           33,131       31,183
   Net unrealized loss on investments available for sale                         (322)        --
   Treasury stock, at cost (329,300 shares at 1996)                            (4,739)        --
   Unallocated ESOP shares                                                     (3,929)      (4,535)
   Unearned 1996 Stock-Based Incentive Plan                                    (2,313)        --
                                                                            ---------    ---------
        Total stockholders' equity                                             86,355       90,701
                                                                            ---------    ---------
                   Total liabilities and stockholders' equity               $ 820,567      640,752
                                                                            =========    =========

          See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                       Consolidated Statements of Income

                     (In Thousands, Except per Share Data)

                  Years ended December 31, 1996, 1995 and 1994


                                                                1996        1995       1994
                                                               ------      ------     ------
Interest and dividend income:
   Loans (note 6)                                            $ 45,513      38,079     32,578
   Mortgage-backed securities                                   4,998       2,430      2,427
   Investment securities                                        2,001       1,652      1,465
   Federal funds sold                                             166         293         57
                                                               ------      ------     ------
          Total interest and dividend income                   52,678      42,454     36,527
                                                               ------      ------     ------
Interest expense:
   Deposit accounts (note 12)                                  15,698      15,123     12,687
   Borrowed funds (notes 13 and 14)                            13,193       8,429      4,335
                                                               ------      ------     ------
          Total interest expense                               28,891      23,552     17,022
                                                               ------      ------     ------
          Net interest and dividend income                     23,787      18,902     19,505
Provision for loan losses (note 7)                              1,294       3,614        283
                                                               ------      ------     ------
          Net interest and dividend income after provision
           for loan losses                                     22,493      15,288     19,222
                                                               ------      ------     ------

Non-interest income:
   Loan processing and servicing fees (note 6)                  1,330       1,318      1,330
   Deposit service fees                                         1,140         668        503
   Gain (loss) on sale of loans                                   668         214       (748)
   Gain (loss) on sale of investments (note 4)                    (11)         32       (127)
   Other                                                          440         440        682
                                                               ------      ------     ------
          Total non-interest income                             3,567       2,672      1,640
                                                               ------      ------     ------

Non-interest expense:
   Compensation and benefits (note 16)                          9,841       8,423      7,575
   Occupancy and equipment                                      2,479       2,231      2,174
   Deposit insurance premiums                                     916         947      1,109
   Advertising expense                                            588         736        351
   Data processing                                                600         615        523
   Real estate operations (notes 10 and 11)                       561         448        466
   SAIF special assessment (note 3)                             2,670        --         --
   Other                                                        3,385       2,609      2,333
                                                               ------      ------     ------
          Total non-interest expense                           21,040      16,009     14,531
                                                               ------      ------     ------

          Income before income taxes                            5,020       1,951      6,331

Income tax expense (note 15)                                    2,083         815      2,320
                                                               ------      ------     ------

          Net income                                         $  2,937       1,136      4,011
                                                               ======      ======     ======

Earnings per share (note 1)                                  $    .48          NM         NM
                                                               ======      ======     ======

Weighted average shares outstanding                             6,118          NM         NM
                                                               ======      ======     ======

          See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                     (In Thousands, Except per Share Data)

                  Years ended December 31, 1996, 1995 and 1994


                                                        Shares of                Additional
                                          Preferred     common       Common       paid-in       Retained
                                            stock        stock        stock        capital      earnings
                                            -----        -----        -----        -------      --------
Balance at December 31, 1993                $   --          --        $  --           --         26,036

   Net income                                   --          --           --           --          4,011

   Change in net unrealized loss on
    investments available for sale,
    net of taxes                                --          --           --           --           --
                                              -----        -----        -----       ------       ------
Balance at December 31, 1994                    --          --           --           --         30,047

   Stock issued pursuant to initial
    common stock offering                       --         6,590           66       63,855         --

   Common stock acquired by ESOP                --          --           --           --           --

   Reduction in unallocated ESOP
    shares charged to expense                   --          --           --           --           --

   Appreciation in fair value of
    allocated ESOP shares charged
    to expense                                  --          --           --            132         --

   Net income                                   --          --           --           --          1,136
                                              -----        -----        -----       ------       ------
Balance at December 31, 1995                    --         6,590           66       63,987       31,183


                                                         Net unrealized
                                                         gain (loss) on                   Unearned
                                                          investments    Unallocated     Stock-Based       Total
                                               Treasury     available        ESOP          Incentive    stockholders'
                                                stock     for sale, net     shares       Plan ("SIP")      equity
                                                -----     -------------     ------       ------------      ------

Balance at December 31, 1993                      --             (19)         --               --          26,017

   Net income                                     --            --            --               --           4,011

   Change in net unrealized loss on
    investments available for sale,
    net of taxes                                  --              19          --               --              19
                                               ------         ------        -------          ------        ------
Balance at December 31, 1994                      --            --            --               --          30,047

   Stock issued pursuant to initial
    common stock offering                         --            --            --               --          63,921

   Common stock acquired by ESOP                  --            --          (5,290)            --          (5,290)

   Reduction in unallocated ESOP
    shares charged to expense                     --            --             755             --             755

   Appreciation in fair value of
    allocated ESOP shares charged
    to expense                                    --            --            --               --             132

   Net income                                     --            --            --               --           1,136
                                               ------         ------        -------          ------        ------
Balance at December 31, 1995                      --            --          (4,535)            --          90,701


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                     (In Thousands, Except per Share Data)

                  Years ended December 31, 1996, 1995 and 1994


                                                       Shares of                 Additional
                                          Preferred     common       Common       paid-in       Retained
                                            stock        stock        stock        capital      earnings
                                            -----        -----        -----        -------      --------
Common stock repurchased
  (329,300 shares at an average
  price of $14.39 per share)                $  --        $ --          --            --          (4,739)

Cash dividends declared and paid
  (.15 per share)                              --          --          --            --            (989)

Reduction in unallocated ESOP
  shares charged to expense                    --          --          --            --            --

Appreciation in fair value of
  allocated ESOP shares charged
  to expense                                   --          --          --             287          --

Common stock acquired for SIP                  --          --          --            --            --

Earned portion of SIP shares
  charged to expense                           --          --          --            --            --

Appreciation in fair value of
  SIP shares charged to expense                --          --          --             187          --

Changes in net unrealized loss in
  investments available for sale,
  net                                          --          --          --            --            --

Net income                                     --          --          --            --           2,937
                                            -----         -----     -------        ------        ------
Balance at December 31, 1996                $  --         6,590     $    66        64,461        33,131
                                            =====         =====     =======        ======        ======


                                                         Net unrealized
                                                         gain (loss) on                   Unearned
                                                          investments    Unallocated     Stock-Based       Total
                                               Treasury     available        ESOP          Incentive    stockholders'
                                                stock     for sale, net     shares       Plan ("SIP")      equity
                                                -----     -------------     ------       ------------      ------
Common stock repurchased
  (329,300 shares at an average
  price of $14.39 per share)                      --           --             --             (4,739)

Cash dividends declared and paid
  (.15 per share)                                 --           --             --               --           (989)

Reduction in unallocated ESOP
  shares charged to expense                       --           --              606             --            606

Appreciation in fair value of
  allocated ESOP shares charged
  to expense                                      --           --             --               --            287

Common stock acquired for SIP                     --           --             --             (3,230)      (3,230)

Earned portion of SIP shares
  charged to expense                              --           --             --                917          917

Appreciation in fair value of
  SIP shares charged to expense                   --           --             --               --            187

Changes in net unrealized loss in
  investments available for sale,
  net                                             --           (322)          --               --           (322)

Net income                                        --           --             --               --          2,937
                                                ------         ----         ------           ------       ------
Balance at December 31, 1996                    (4,739)        (322)        (3,929)          (2,313)      86,355
                                                ======         ====         ======           ======       ======

See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                                 (In Thousands)

              For the years ended December 31, 1996, 1995 and 1994

                                                                                      1996         1995         1994
                                                                                    --------      -------     --------
Net cash flows from operating activities:
  Net income                                                                       $   2,937        1,136        4,011
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation, amortization and accretion, net                                  1,034        1,109        1,125
        Earned SIP shares                                                                917         --           --
        Appreciation in fair value of ESOP shares                                        287          132         --
        Appreciation in fair value of SIP shares                                         187         --           --
        Provision for loan losses                                                      1,294        3,614          283
        Provision for valuation allowance for real estate owned                          335          246          322
        Loans originated for sale                                                   (143,064)     (78,041)     (77,562)
        Proceeds from sale of loans                                                  148,693       69,640      102,349
        Write-downs (recovery) of real estate held for sale or development              --            (54)          55
        Net (gain) loss on sale of investment securities                                  11          (32)         127
        Gain on sale of real estate held for sale or development                        --           (113)        (201)
        Decrease (increase) in deferred income taxes                                     575           49          (39)
        Increase in income tax receivable                                               (177)        (272)        --
        Loss on sale of real estate acquired through foreclosure                          44         --            224
        Loss (gain) on sale of loans                                                    (668)        (214)         748
        Increase in accrued interest receivable                                         (371)        (694)        (498)
        Increase (decrease) in minority interest                                        --           (226)           1
        Decrease (increase) in prepaid expenses and other assets                      (1,275)         167         (708)
        Increase (decrease) in accrued expenses and other liabilities                    787         (935)         135
                                                                                    --------      -------     --------
            Net cash provided by (used in) operating activities                       11,546       (4,488)      30,372
                                                                                    --------      -------     --------

Cash flows from investing activities:
   Proceeds from sales of investment securities available for sale                      --          3,096        2,998
   Proceeds from sale of mortgage-backed securities available for sale                10,614         --           --
   Proceeds from maturities of investment securities available for sale                 --           --          1,000
   Proceeds from maturities of investment securities held to maturity                  1,745        3,279        6,383
   Purchase of investment securities available for sale                                  (63)      (4,088)        (105)
   Purchase of investment securities held to maturity                                 (9,992)      (8,710)     (10,129)
   Purchase of mortgage-backed securities available for sale                         (10,666)     (23,873)        --
   Purchase of mortgage-backed securities held to maturity                           (13,891)        --           --
   Principal repayments on investment securities held to maturity                      6,009        3,340         --
   Principal repayments on mortgage-backed securities held to maturity                 5,934        4,586        5,307
   Increase in portfolio loans, net                                                 (172,557)     (15,691)    (114,722)
   Purchase of FHLB stock                                                             (7,921)        (743)      (3,268)
   Purchases of premises and equipment                                                  (617)      (1,490)        (367)
   Proceeds from sale of real estate held for sale or development                       --            200          427
   Additional investment in real estate held for sale or development                    --             (4)         (82)
   Proceeds from sale of real estate owned                                             2,249          596        3,090
   Additional investments in real estate owned                                          (359)         (93)        (210)
                                                                                    --------      -------     --------
                  Net cash used in investing activities                             (189,515)     (39,595)    (109,678)
                                                                                    ========      =======     ========

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                                 (In Thousands)

                                                                                     1996         1995         1994
                                                                                  ---------     --------     --------
Cash flows from financing activities:
   Increase (decrease) in deposits accounts                                       $   9,714        5,940      (23,734)
   Proceeds from securities sold under agreement to repurchase                        2,973        7,000         --
   Repayments of securities sold under agreement to repurchase                       (6,473)        --           --
   Proceeds from Federal Home Loan Bank advances                                    670,304      461,029      483,763
   Repayments of Federal Home Loan Bank advances                                   (493,713)    (476,151)    (379,613)
   Increase (decrease) in advance payments by borrowers for taxes
     and insurance                                                                      569         (204)         251
   Net proceeds from common stock issued pursuant to initial
     public offering                                                                   --         63,921         --
   Cash dividends paid                                                                 (989)        --           --
   Common stock repurchased                                                          (4,739)        --           --
   Payments to acquire common stock for ESOP                                           --         (5,290)        --
   Reduction in unallocated ESOP shares                                                 606          755         --
   Purchase of common stock for SIP                                                  (3,230)        --           --
                                                                                  ---------     --------     --------
        Net cash provided by financing activities                                   175,022       57,000       80,667
                                                                                  ---------     --------     --------
        Net increase (decrease) in cash and cash equivalents                         (2,947)      12,917        1,361

Cash and cash equivalents at beginning of year                                       21,225        8,308        6,947
                                                                                  ---------     --------     --------
Cash and cash equivalents at end of year                                          $  18,278       21,225        8,308
                                                                                  =========     ========     ========
Supplemental disclosure of cash flow information: Payments during the year for:

   Interest                                                                       $  27,889       23,803       16,489
                                                                                  =========     ========     ========
   Taxes                                                                          $   1,664        1,293        2,141
                                                                                  =========     ========     ========
Supplemental schedule of noncash investing activities:
   Transfers of mortgage loans to real estate owned                               $   3,966        1,333          710
                                                                                  =========     ========     ========

          See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies (Dollars in Thousands)

   As more fully described in note 2, Boston Federal Savings Bank (the "Bank") converted from a mutual savings bank to a capital stock savings bank on October 24, 1995. As part of the conversion, BostonFed Bancorp, Inc. (the "Company") was formed, acquired all of the Bank's conversion stock, and issued its common stock in a subscription offering.

   The Company provides a variety of loan and deposit  services to its customers through a network of eight locations. The Company's deposit gathering is concentrated in the communities surrounding its eight offices located in the greater Boston metropolitan area, municipalities of Arlington, Bedford, Billerica, Boston, Burlington, Lexington, Peabody and Wellesley. The Company is subject to competition from other financial institutions including commercial banks, other savings banks, credit unions, mortgage banking companies and other financial service providers. The Bank is subject to the regulations of, and periodic examination by, the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank's deposits are insured by the Savings Association Insurance Fund of the FDIC.

   In preparing these financial statements, management is required to make estimates that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the valuation allowance for deferred tax assets and the determination of the allowance for loan losses and valuation of real estate owned.

   Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Boston Federal Savings Bank and B.F. Funding Corporation ("B.F. Funding").

   Boston Federal Savings Bank includes its  wholly-owned  subsidiaries,  Leader
      Corporation and BFS Service Corporation, including investments in various real estate joint ventures. Leader Corp. has an ownership interest in three real estate development partnerships, two of which became dormant in 1996 as operations have been completed. Additionally, Leader Corp. leases office space from the Bank which it sublets to Liberty Financial Securities. BFS Service Corp. is dormant and is not currently conducting any business.

   B.F. Funding is a business corporation formed at the direction of the Company under the laws of the Commonwealth of Massachusetts on August 25, 1995. B.F. Funding was established to lend funds to a Company sponsored employee stock ownership plan trust for the purchase of stock at the initial public offering. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Certain amounts previously reported have been reclassified to conform to the current year's presentation.

   Cash and Due from Banks

   The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon deposit levels and amounted to $3,394 at December 31, 1996.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

   Short-Term Investments

   Short-term investments represent certificates of deposit with original maturities of 90 days or less. These investments are stated at cost which approximates market value.

   Investment and Mortgage-backed Securities

   Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related income taxes. The Company's investment in mutual funds (Cash Management Funds) is classified as available for sale.

   Premiums and discounts on investment and mortgage-backed securities are amortized or accreted into income by use of the interest method adjusted for prepayments. If a decline in fair value below the amortized cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against gain on sale of investment and mortgage-backed securities. Gains and losses on the sale of investment and mortgage-backed securities are recognized at the time of sale on a specific identification basis.

   Loans

   Loans  are  reported  at  the  principal  amount   outstanding,   reduced  by
      unamortized discounts and net deferred loan origination fees. Loans held for sale are carried at the lower of aggregate cost or market value, considering loan production and sales commitments and deferred fees. Generally, all longer term (typically mortgage loans with terms in excess of ten years) fixed-rate residential single-family mortgage loans are originated for sale and adjustable-rate loans are originated both for portfolio and for sale. Occasionally, the Company generates fixed-rate loans which are designated for portfolio at the time of origination.

   Discounts and premiums on loans are recognized as income using the interest method over the remaining contractual term to maturity of the loans adjusted for prepayments.

   Loan origination fees are offset with related direct incremental loan origination costs and the resulting net amount is deferred and amortized to interest income over the contractual life of the associated loan using the interest method. Net deferred amounts on loans sold are included in determining the gain or loss on the sale when the related loans are sold.

   The Company sells mortgage loans for cash proceeds approximately equal to the principal amount of loans sold, but with yields to investors which reflect current market rates. Gain or loss is recognized and premium or discount is recorded at the time of sale in an amount reflecting the difference between the contractual interest rates to the borrower on the loans sold and the yield to the investor, adjusted for a normal service fee (1/4 to 3/8 of 1%), any guarantee fees and buyups and buydowns. The resulting deferred premium, if any, is amortized to loan interest income using the interest method over the contractual term of the loans sold, adjusted for estimated prepayments. Actual prepayment experience is reviewed periodically and the deferred premium is adjusted, if necessary.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

   The Company adopted the  provisions of SFAS No. 122,  Accounting for Mortgage
      Servicing Rights, which amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities, on January 1, 1996. The Statement requires that a mortgage banking enterprise recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. As a result of adopting SFAS No. 122, the net gain on sale of loans increased $1,095 for the year ended December 31, 1996.

   Mortgage loan servicing rights are amortized to loan processing servicing fee income using a method which approximates the level yield method in proportion to, and over the period of, estimated net servicing income. Capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights. Prepayment experience on mortgage servicing rights is reviewed periodically and, when actual repayments exceed estimated prepayments, the balance of the mortgage servicing asset is adjusted by a charge to earnings. Any impairment in the fair value of those mortgage servicing assets is recognized by a charge to earnings through a valuation allowance. The risk characteristics of the underlying loans used to measure impairment include loan type, interest rate, loan origination date, and term to maturity.

   Accrual of interest on loans is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days or more. Interest received on non-accrual loans is applied against the principal balance and all amortization of deferred fees is discontinued. Accrual is generally not resumed until the loan is brought current, the loan becomes well secured and in the process of collection and, in either case, when concern no longer exists as to the collectibility of principal or interest.

   Impaired loans are commercial real estate, multi-family, and non-accrual mortgage and consumer and other loans for which it is probable that the Company will not be able to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans, except those loans that are accounted for at fair value or at lower of cost or fair value, are accounted for at the present value of the expected future cash flows discounted at the loan's effective interest rate or as a practical expedient in the case of collateralized loans, the lower of the fair value of the collateral or the recorded amount of the loan. These Statements apply to all creditors and all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value and leases and debt securities. Management considers the payment status, net worth and earnings potential of the borrower, and the value and cash flow of the collateral as factors to determine if a loan will be paid in accordance with its contractual terms. Management does not set any minimum delay of payments as a factor in reviewing for impaired classification. Impaired loans are charged off when management believes that the collectibility of the loan's principal is remote. Classification of a loan as in-substance foreclosure is made only when a lender is in substantive possession of the collateral.

   Allowance for Loan Losses

   The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management determines that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

   Management believes the allowance is adequate to absorb probable loan losses.
      Factors considered in evaluating the adequacy of the allowance include trends in loan delinquencies and charge-offs, current economic conditions and their effect on borrowers' ability to pay, underwriting standards by loan type, mix and balance of the portfolio, and the performance of individual loans in relation to contract terms. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

   While management  uses available  information  to recognize  losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is affected by changes in market conditions.

   Premises and Equipment

   Premises and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (3 to 40 years). Amortization of leasehold improvements is provided over the life of the related leases by use of the straight-line method. Rental income on leased facilities is included as a reduction of occupancy and equipment expense.

   Real Estate Held for Sale or Development

   Real estate held for sale or  development  is carried at the lower of cost or
      estimated  net  realizable  value.   Acquisition  and  development  costs,
      including interest, are capitalized. The Company's investments in real estate are usually made on a joint venture basis. For each project the Company maintains a controlling interest.

   Management  believes that the net carrying value of real estate held for sale or development adequately reflects the lower of its cost basis or estimated current net realizable value. Factors similar to those considered in the evaluation of the allowance for loan losses, including regulatory agency requirements, are considered in the evaluation of the net realizable value of real estate held for sale or development.

   Real Estate Owned

   Real estate owned is acquired through foreclosure or by accepting a deed in lieu of foreclosure. Real estate owned is recorded at the lower of the carrying value of the loan or the fair value, less disposal costs, of the property constructively or actually received, thereby establishing a new cost basis. Subsequent write-downs are recorded if the cost basis exceeds current net fair value. Related operating costs, net of rental income, are reflected in operations when incurred.

   Management believes that the net carrying value of real estate owned reflects the lower of its cost basis or estimated current net fair value. Factors similar to those considered in the evaluation of the allowance for loan losses, including regulatory agency requirements, are considered in the evaluation of the net fair value of real estate owned.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

   Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the accounting basis and the tax basis of the Bank's assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The Bank's deferred tax asset is reviewed periodically and adjustments to such asset are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset.

   Pension

   Pension cost is recognized over the employees' approximate service period.

   Employee Benefits

   In October 1995, the Financial Accounting Standards Board issued Statement of
      Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). The Statement encourages companies to adopt a new accounting method based on the estimated fair value of employee stock options and other stock awards under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. The Company continues to follow APB Opinion No. 25, Accounting for Stock Issued to Employees. See footnote 16 for the expanded disclosures required by SFAS 123 regarding pro forma net income and earnings per share.

   Earnings Per Share

   Earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year, calculated using the treasury stock method, adjusted for the weighted average number of unallocated shares held by the Employee Stock Ownership Plan ("ESOP") and the 1996 Stock-Based Incentive Plan ("SIP"). Stock options did not have a material dilutive effect.

   Earnings per share is not presented for the period of October 24, 1995 (the date of conversion to a stock savings bank) through December 31, 1995 as the earnings per share calculation for the sixty-nine day period was not meaningful. Earnings per share is not presented for the periods prior to the conversion to stock form, as the Bank was a mutual savings bank and no stock was outstanding.

   Recent Accounting Developments

   In June 1996, the Financial  Accounting  Standards Board issued  Statement of
      Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"). SFAS 125 establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS 125 also establishes new accounting requirements for pledged collateral. SFAS 125 is effective for most transactions occurring after December 31, 1996 and must be applied prospectively. However, SFAS 127, Deferral of the Effective Date of Certain Provisions of SFAS 125, requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions in the years beginning after December 31, 1997. The Company has determined that the adoption of SFAS 125 will not have a material impact on its consolidated financial statements.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(2) Conversion to Stock Form of Ownership (Dollars in Thousands, Except per Share Data)

   The Company is a business corporation formed at the direction of the Bank under the laws of Delaware on July 11, 1995. On October 24, 1995, (i) the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, (ii) the Bank issued all of its outstanding capital stock to the Company and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock"), by selling 6,589,617 shares of Common Stock at a price of $10.00 per share to the Bank's Employee Stock Ownership Plan ("ESOP") and to certain of the Bank's eligible account holders who had subscribed for such shares (collectively, the "Conversion"). The Conversion resulted in net proceeds of $63.9 million, after expenses of $2.0 million. Net proceeds of $31 million were invested in the Bank to increase the Bank's tangible capital to 10% of the Bank's total adjusted assets.

   Prior to the initial public offering and as a part of the subscription offering, in order to grant priority to eligible depositors, the Bank established a liquidation account at the time of conversion in an amount equal to the retained earnings of the Bank as of the date of its latest balance sheet date, June 30, 1995, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts at the Bank shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account is decreased if the balances of eligible depositors decrease on the annual determination dates. The liquidation account approximated $13.4 million (unaudited) at December 31, 1996.

   The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

   In addition to the 17,000,000 authorized shares of common stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the OPreferred StockO). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of December 31, 1996 there were no shares of preferred stock issued.

(3) Stockholders' Equity (Dollars in Thousands)

   The Bank is subject to various regulatory capital  requirements  administered by the federal banking services. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulations that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                                                                     (Continued)

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-weighted, core and tangible capital (as defined). Management represents, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

   As of April 22, 1996, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum risk-weighted capital, core capital and tangible ratios as set forth in the table. As of December 31, 1996, the Bank is categorized as "well capitalized" based on its ratios of risk-weighted core and tangible capital.

   The Bank's actual capital amounts and ratios are presented in the table. No deduction was taken from capital for interest-rate risk.

                                                                                    To Be Well
                                                               For Capital       Capitalized Under
                                                                 Adequacy        Prompt Corrective
                                              Actual             Purposes        Action Provisions
                                         ----------------    ----------------    -----------------
                                         Amount     Ratio    Amount     Ratio    Amount      Ratio
                                         ------     -----    ------     -----    ------      -----
   As of December 31, 1996:
      Risk-weighted capital             $ 58,310    13.2%    $35,301     8.0%    $44,060      10.0%
      Core capital                        53,910     6.8      23,868     3.0      39,780       5.0
      Tangible capital                    53,910     6.8      11,934     1.5      39,780       5.0

   As of December 31, 1995:
      Risk-weighted capital             $ 65,809    19.5%    $26,959     8.0%    $33,632      10.0%
      Core capital                        62,086    10.2      18,206     3.0      30,343       5.0
      Tangible capital                    62,086    10.2       9,103     1.5      30,343       5.0

   During 1996, the Company's Board of Directors approved a program to repurchase up to 329,481 or approximately 5% of its outstanding common shares. The Company plans to hold the repurchased shares as treasury stock to be used for general company purposes. During the year ended December 31, 1996, 329,300 shares were repurchased under this program at a total cost of $4.7 million.

   The Company's deposits are insured by the Savings  Association Insurance Fund
      ("SAIF") of the FDIC. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Act"). Among other provisions, the Act empowers the Board of Directors of the FDIC to impose a special assessment on "SAIF-assessable deposits" as of March 31, 1995 of depository institutions to recapitalize the SAIF. The Company was assessed a rate of 65.7 cents per $100 of SAIF-assessable deposits. The Company recorded a charge to SAIF special assessment expense of $2.7 million on September 30, 1996.

(Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(4) Investment and Mortgage-Backed Securities Available for Sale (Dollars in Thousands)

   The amortized cost  and  fair  values  of  investment   and   mortgage-backed
      securities available for sale are shown below by contractual maturity:

                                                       December 31, 1996
                                  -----------------------------------------------------------
                                    Weighted    Amortized   Unrealized   Unrealized    Fair
                                  average rate     cost        gains       losses      value
                                  ------------  ---------   ----------   ----------   -------
   Investment securities:
     Cash management funds            6.0%       $ 1,085        --           --         1,085

   Mortgage-backed securities:
     Maturing after 5 years but
       within 10 years                7.0%       $10,036        --           (153)      9,883
     Maturing after 10 years          6.1%        13,879        --           (169)     13,710

          Total mortgage-backed
            securities                           $23,915        --           (322)     23,593
                                                 =======      =====        =====      =======

                                                       December 31, 1995
                                  -----------------------------------------------------------
                                    Weighted    Amortized   Unrealized   Unrealized    Fair
                                  average rate     cost        gains       losses      value
                                  ------------  ---------   ----------   ----------   -------
   Investment securities:
     Cash management funds            6.3%       $ 1,022        --           --         1,022

   Mortgage-backed securities:
     Maturing after 5 years but
       within 10 years                7.0%       $11,268        --           --        11,268
     Maturing after 10 years          6.8%        12,605        --           --        12,605

           Total mortgage-backed
             securities                          $23,873        --           --        23,873
                                                 =======      =====        =====      =======

   Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

   At December 31, 1996, mortgage-backed securities with book value of $5,597 and fair value of $5,512 were pledged as collateral for securities sold under agreement to repurchase. At December 31, 1995, mortgage-backed securities with a book value and fair value of $7,407 were pledged as collateral for securities sold under agreement to repurchase.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

   The composition by issuer of mortgage-backed securities available for sale follows:

                                              December 31,
                            -------------------------------------------------
                                    1996                        1995
                            ---------------------      ----------------------
                           Amortized        Fair       Amortized       Fair
                              cost          value         cost         value
                            -------       -------       -------       -------
   FHLMC                    $10,036         9,883        11,268        11,268
   GNMA                      13,879        13,710        12,605        12,605
                            -------       -------       -------       -------
                            $23,915        23,593        23,873        23,873
                            =======       =======       =======       =======

   Proceeds from the sale of investment securities available for sale amounted to $3,096 in 1995 and $2,998 in 1994. There were not such sales in 1996. Realized gains and losses on investment securities available for sale were $37 and $5, respectively, in 1995. There were $127 in realized losses on investment securities available for sale for the year ended 1994. Proceeds from the sale of mortgage-backed securities available for sale amounted to $10,614 in 1996. Realized gains and losses on mortgage-backed securities available for sale were $8 and $19, respectively, in 1996. There were no sales of mortgage-backed securities available for sale in 1995 and 1994.

(5) Investment and Mortgage-Backed Securities Held to Maturity (Dollars in Thousands)

   The amortized cost  and  fair  values  of  investment   and   mortgage-backed
      securities held to maturity are shown below by contractual maturity:

                                                                      December 31, 1996
                                                -----------------------------------------------------------
                                                  Weighted    Amortized   Unrealized   Unrealized    Fair
                                                average rate     cost        gains       losses      value
                                                ------------  ---------   ----------   ----------   -------
   Investment securities:
     U.S. government, federal
       agency and other obligations:
         Maturing within one year                   5.6%        $  2,004        --            (3)      2,001
         Maturing after 1 year but
          within 5 years                            5.9%          15,916          43        (167)     15,792
         Maturing after 5 years but
          within 10 years                           7.0%           1,000           2        --         1,002
                                                                --------         ---        ----      ------
                                                                  18,920          45        (170)     18,795
                                                                --------         ---        ----      ------
         Certificates of deposit:
           Maturing after 1 year but
            within 5 years                          5.1%             250        --          --           250
                                                                --------         ---        ----      ------
         Total investment securities                            $ 19,170          45        (170)     19,045
                                                                ========         ===        ====      ======
   Mortgage-backed securities:
         Maturing after 1 year but
           within 5 years                           6.5%        $     51        --            (2)         49
         Maturing after 5 years but
           within 10 years                          7.7%           5,485          86         (51)      5,520
         Maturing after 10 years                    7.1%          37,483         113        (132)     37,464
                                                                --------         ---        ----      ------
         Total mortgage-backed securities                       $ 43,019         199        (185)     43,033
                                                                ========         ===        ====      ======


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                                                     December 31, 1995
                                                -----------------------------------------------------------
                                                  Weighted    Amortized   Unrealized   Unrealized    Fair
                                                average rate     cost        gains       losses      value
                                                ------------  ---------   ----------   ----------   -------

   Investment securities:
     U.S. government, federal
       agency and other obligations:
          Maturing within one year                  5.2%       $  1,500           1          (6)      1,495
          Maturing after 1 year but
            within 5 years                          5.2%         13,911          58        (132)     13,837
          Maturing after 5 years but
            within 10 years                         5.5%          1,000        --           (23)        977
                                                                 16,411          59        (161)     16,309
     Certificates of deposit:
       Maturing after 1 year but
         within 5 years                             5.7%            495        --          --           495

     Total investment securities                               $ 16,906          59        (161)     16,804

   Mortgage-backed securities:
       Maturing after 5 years but
         within 10 years                            7.4%       $  4,964         117        --         5,081
       Maturing after 10 years                      6.5%         30,152         414        --        30,566

     Total mortgage-backed securities                          $ 35,116         531        --        35,647


   Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

   A U.S. Agency note with amortized cost of $500 at December 31, 1996 and 1995, and fair value of $491 and $490 at December 31, 1996 and 1995, respectively, was pledged to secure certain of the Bank's recourse liabilities relating to loans sold as described in note 6.

   A U.S. Agency note with an amortized cost of $1,000 and $500 at December 31, 1996 and 1995, respectively, and a fair value of $991 and $481 at December 31, 1996 and 1995, respectively was pledged to provide collateral for customer and the Bank's employee tax withholdings that are to be remitted to the federal government in excess of the $100 of withholdings insured by the FDIC.

   Included in U.S. government, federal agency and other obligations are investments with callable features that can be called prior to final maturity with an amortized cost of $10,996 and a fair value of $10,925 at December 31, 1996.

                                                                     (Continued)

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

   The composition by issuer of mortgage-backed securities held to maturity follows:

                                                        December 31,
                                          -------------------------------------
                                                  1996                1995
                                          ------------------   ----------------
                                          Amortized    Fair    Amortized   Fair
                                             cost      value     cost     value
                                             ----      -----     ----     -----
   FHLMC                                   $ 1,356     1,330     1,824     1,830
   FNMA                                      1,147     1,129     1,512     1,531
   GNMA                                     26,611    26,696    31,780    32,286
   Privately issued collateralized
     mortgage obligation                    13,905    13,878      --        --

                                           $43,019    43,033    35,116    35,647

(6) Loans (Dollars in Thousands)

   The Company's  lending  activities  are  conducted   principally  in  eastern
      Massachusetts. The Bank grants single-family and multifamily residential loans, commercial real estate loans, commercial loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multifamily properties, commercial real estate properties and for land development. Approximately 99% of the loans granted by the Company are secured by real estate collateral. The ability and willingness of the single-family residential and consumer borrowers to honor their repayment commitments is generally dependent, among other things, on the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally affected by the health of the real estate economic sector in the borrowers' geographic areas and the general economy.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

   The Company's loan portfolio was comprised of the following at December 31:

                                                         1996             1995
                                                         ----             ----
Mortgage loans:
  Residential 1-4 family                             $ 603,822          438,102
  Multi-family                                          21,381           27,986
  Construction and land                                 12,532            3,435
  Commercial real estate                                28,136           26,412
                                                     ---------          -------
                                                       665,871          495,935
                                                     ---------          -------
Consumer and other loans:
  Home equity and improvement                           17,417           14,914
  Secured by deposits                                      979            1,092
  Consumer                                               1,730            1,673
  Business                                                 724              664
                                                     ---------          -------
                                                        20,850           18,343
                                                     ---------          -------
        Total loans                                    686,721          514,278

Less:
  Allowance for loan losses (note 7)                    (4,400)          (4,275)
  Construction loans in process                         (6,936)            (805)
  Net unearned discount on loans
   purchased                                              (163)            (262)
  Deferred loan origination costs                        1,448              560
                                                     ---------          -------
        Loans, net                                   $ 676,670          509,496
                                                     =========          =======

   Included in 1-4 family residential mortgage loans at December 31, 1996 and 1995, respectively, were $464,883 and $287,153 of loans at variable interest rates. Most other loans are also of a variable rate nature.

   The Company services  mortgage loans for investors  which are not included in the accompanying consolidated balance sheets totaling approximately $540,356 and $491,794 at December 31, 1996 and 1995, respectively. Of these loans serviced for others, $1,010 and $1,028 at December 31, 1996 and 1995, respectively, had been sold with recourse by the Company. In addition, at December 31, 1996 and 1995, respectively, the Company had retained the secondary layer of recourse risk on $9,861 and $10,788 of serviced loans, with such risk limited to $267 and $267 after the first layer (25% of each such loss, not to exceed $2,200) is exhausted. The losses incurred on loans subject to recourse amounted to $53 and $137 for the years ended December 31, 1995 and 1994, respectively. There were no such losses on loans subject to recourse in 1996.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

   Proceeds from the sales of mortgage loans were $148,693 for 1996, $69,640 for 1995 and $102,349 for 1994.

   At December 31, 1996 and 1995, the Company had capitalized excess service fees from loans sold of $384 and $495, respectively, included in prepaid expenses and other assets.

   A summary of the activity of the mortgage servicing rights, which is included as a component of other assets, for the year ended December 31 follows:

     Balance at December 31, 1995                                       $  --
     Capitalized mortgage servicing rights                                1,095
     Amortization                                                          (107)
                                                                        -------
     Balance at December 31, 1996                                       $   988
                                                                        =======

   The Company has determined that the fair value of mortgage servicing rights at December 31, 1996 exceeds their carrying amount. Therefore, a valuation allowance for the mortgage servicing rights was not established.

   The regulations established by FIRREA implemented a "loan to one borrower limit" equal to 15% of capital and general valuation reserves or approximately $10,000 for the Company. The Company did not have any borrower relationships which exceeded the limit as of December 31, 1996 and 1995.

   In the ordinary course of business, the Company makes loans to its directors and officers and their related interests at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                                                           1996            1995
                                                           ----            ----
     Balance, beginning of year                           $ 951             988

     Originations                                           --              --
     Payments                                               (86)            (37)
     Net changes in equity lines                            (19)
                                                          -----             ---
     Balance, end of year                                 $ 846             951
                                                          =====             ===

   At December 31, 1996 and 1995, total impaired loans were $4,392 and $8,356, respectively. In the opinion of management, no impaired loans required a specific valuation allowance at December 31, 1996 and $618,000 of impaired loans required a specific valuation allowance of $618,000 at December 31, 1995. All impaired loans have been measured using the fair value of the collateral method. The average recorded value of impaired loans was $5,450 during 1996 and $8,683 during 1995. The Company follows the same policy for recognition of income on impaired loans as it does for all other loans.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

   The following table summarizes information regarding the reduction of interest income on impaired loans at December 31:

                                                                1996        1995
                                                                ----        ----
     Income in accordance with original terms                   $497         943
     Income recognized                                           321         563
                                                                 ---         ---
     Foregone interest income during year                       $176         380
                                                                ====         ===

   All of the Company's  non-accrual  loans are considered to be impaired loans.
      Non-accrual loans at December 31, 1996 and 1995 were $1,502 and $5,252, respectively. The foregone interest on non-accrual loans was $103 in 1996, $303 in 1995 and $281 in 1994.

   At December 31, 1996 and 1995, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired.

(7) Allowance for Loan Losses (In Thousands)

   The following is a summary of the activity in the allowance for loan losses for the years ended December 31:

                                               1996          1995          1994
                                               ----          ----          ----
   Balance, beginning of year               $ 4,275         3,700         4,450

   Provision charged to income                1,294         3,614           283
   Recoveries                                   343           485           185
   Charge-offs                               (1,512)       (3,524)       (1,218)
                                            -------        ------        ------
   Balance, end of year                     $ 4,400         4,275         3,700
                                            =======        ======        ======

(8) Accrued Interest Receivable (In Thousands)

   Accrued interest receivable as of December 31 is presented in the following table:

                                                               1996         1995
                                                               ----         ----
   Investment and mortgage-backed securities                 $   13          569
   Loans                                                      4,054        3,127
                                                              -----        -----
                                                             $4,067        3,696
                                                             ======        =====

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(9)  Premises and Equipment (In Thousands)

     A summary of the cost, accumulated depreciation and amortization of land, buildings and equipment is as follows at December 31:

                                                              1996         1995
                                                              ----         ----
        Land                                               $   519          519
        Buildings                                            3,114        3,086
        Furniture, fixtures and equipment                    4,841        4,280
        Leasehold improvements                               1,296        1,251
                                                           -------        -----
                                                             9,770        9,136
        Less accumulated depreciation and amortization      (4,791)      (3,890)
                                                           -------        -----
                                                           $ 4,979        5,246
                                                           =======        =====

     The Company presently leases office space at three locations and is committed to minimum annual rentals plus lease escalations. Such leases expire at various dates with options to renew. Minimum future rentals are as follows at December 31:

        Year ended December 31,
          1997                                                           $1,022
          1998                                                              889
                                                                         ------
                                                                         $1,911
                                                                         ======

     Rent expense was $1,095 in 1996, $1,059 in 1995 and $1,009 in 1994.

     The Company leases, as lessor, office space at two of its branch locations.
       The leases expire at various dates with options to renew. Minimum future rental income is as follows at December 31:

        Year ended December 31,
           1997                                                            $125
           1998                                                             117
           1999                                                             101
           2000                                                              61
           2001                                                              15
                                                                           ----
                                                                           $419
                                                                           ====

(10) Real Estate Held for Sale or Development (In Thousands)

     The Company's investment in real estate held for sale or development consists of the following:

        Type of Property                                      1996         1995
        ----------------                                      ----         ----
        Land                                               $ 2,459        2,459
        Write-downs to net realizable value                 (1,585)      (1,585)
                                                            ------       ------
                Net investment in real estate              $   874          874
                                                            ======       ======

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Sales in the Company's joint venture interests resulted in the following:

                                                          1995             1994
                                                          ----             ----
      Gross sales                                        $ 200              427
      Cost of sales                                        (87)            (226)
                                                         -----              ---
      Operating gain (loss)                                113              201
      Recoveries (write-downs)                              54              (55)
                                                         -----              ---
      Net gain                                           $ 167              146
                                                         =====              ===

     There were no sales in the Company's joint venture interests for the year ended December 31, 1996.

     Operating expenses on real estate held for sale or development were $51 in 1996, $309 in 1995 and $148 in 1994.

(11) Real Estate Owned (In Thousands)

     The table below presents the composition of real estate owned by property type at December 31:

                                                            1996           1995
                                                            ----           ----
        Single-family homes                              $    84            166
        Condominiums                                        --               31
        Multi-family                                         167           --
        Apartment buildings                                  720           --
        Land subdivisions                                     86             87
        Commercial property                                2,047            930
                                                         -------            ---
                                                           3,104          1,214

        Valuation allowance to net fair value               (436)          (243)
                                                         -------            ---
                                                         $ 2,668            971
                                                         =======            ===

     At December 31, 1996, all real estate owned apartment buildings represent property classified as substantively repossessed. Commercial property includes $411 in property classified as substantively repossessed at December 31, 1996 and 1995.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     The following is a summary of the activity in the valuation allowance for real estate owned:

                                                 1996         1995         1994
                                                 ----         ----         ----
        Balance, beginning of year             $  243          168        1,372

        Provision charged to income               335          246          322
        Charge-offs                              (142)        (171)      (1,526)
                                               ------          ---        -----
        Balance, end of period                 $  436          243          168
                                               ======          ===        =====

     The table below summarizes the operating results of real estate owned:

                                                   1996        1995        1994
                                                   ----        ----        ----
        Income from holding real estate           $ 163           3         147
        Expenses of holding real estate            (294)        (63)        (65)
        Losses from disposition of properties       (44)        --         (224)
        Additions to the valuation allowance       (335)       (246)       (322)
                                                  -----        ----        ----
                Net loss                          $(510)       (306)       (464)
                                                  =====        ====        ====

(12) Deposit Accounts (Dollars in Thousands)

     A summary of deposit balances by type is as follows at December 31:


                                                            1996                             1995
                                                  -----------------------          -----------------------
                                                                 Weighted                        Weighted
                                                                 average                          average
                                                    Amount         rate              Amount         rate
                                                    ------         ----              ------         ----
NOW                                               $ 78,517         1.21%           $ 71,374          1.45%
Regular and statement savings                       88,100         2.49              91,492          2.50
Money market                                        45,788         3.01              47,897          3.00
Demand deposits and official checks                 16,289          --               12,167           --
                                                  --------                         --------
         Total noncertificate accounts             228,694         1.98             222,930          2.13
                                                  --------                         --------
Certificate accounts:
   3 to 6 months                                    29,257         5.03              19,468          5.00
   1 to 3 year                                     115,946         5.57             121,190          5.75
   Greater than 3 years                              7,061         5.44               6,917          5.38
   IRA/Keogh                                        47,860         5.77              48,599          6.00
                                                  --------                         --------
         Total certificate accounts                200,124         5.53             196,174          5.72
                                                  --------                         --------
                                                  $428,818         3.64%           $419,104          3.81%
                                                  ========         ====            ========          ====
Contractual maturity of certificate accounts:
   Within one year                                $135,026                         $129,819
   One to two years                                 37,949                           42,487
   Two to three years                               16,546                           12,140
   Over three years                                 10,603                           11,728
                                                  --------                         --------
                                                  $200,124                         $196,174
                                                  ========                         ========


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Aggregate amount of certificate accounts of $100 or more were $15,256 and $15,062 at December 31, 1996 and 1995, respectively. Deposit amounts in excess of $100 are not federally insured.

     Interest expense on deposits consisted of the following for the years ended
       December 31:

                                                  1996         1995         1994
                                                  ----         ----         ----
        NOW                                    $   890          931        1,017
        Regular and statement savings            2,219        2,485        3,185
        Money market                             1,395        1,472        1,442
        Certificate accounts                    11,194       10,235        7,043
                                               -------       ------       ------
                                               $15,698       15,123       12,687
                                               =======       ======       ======

(13) Securities Sold Under Agreement to Repurchase (Dollars in Thousands)

                                                1996                  1995
                                           -------------         -------------
                                           Amount   Rate         Amount   Rate
                                           ------   ----         ------   ----
      Securities sold under agreements
        to repurchase, due on demand      $ 3,500   5.45%        $7,000   5.43%
                                          =======   ====         ======   ====

     Securities sold under agreements to repurchase are collateralized by mortgage-backed securities with a book value of $3,566 and a fair value of $3,578 at December 31, 1996. At December 31, 1995, mortgage-backed securities with a book value and fair value of $7,407 were pledged as collateral against securities sold under agreements to repurchase. During the year ended December 31, 1994, there were no securities sold under agreements to repurchase. The securities had $26 and $64 of accrued interest receivable at December 31, 1996 and 1995, respectively.

     Securities sold under agreement to repurchase averaged $7,496 during 1996, and $96 during 1995. Maximum amounts outstanding at any month end during 1996 and 1995 were $9,973 during 1996 and $7,000 during 1995. The average costs of repurchase agreements was 5.86% in 1996 and 5.43% in 1995.

     The $3,500 represents one commitment with a scheduled  maturity of December
       26, 1997. The securities collateralizing the agreements are not under the Company's control.

     Interest expense was $439 in 1996 and $5 in 1995.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(14) Federal Home Loan Bank ("FHLB") of Boston Advances (Dollars in Thousands)

     FHLB of Boston advances by year of maturity at December 31 were:

                                    1996                     1995
                            -------------------      --------------------
                                       Weighted                  Weighted
                                        average                   average
                            Amount       rate         Amount       rate
                            ------       ----         ------       ----
     1996                 $   --           --%      $ 97,909       6.03%
     1997                  165,000       5.81         10,000       5.50
     1998                   58,000       5.79         10,000       5.73
     1999                   56,000       6.05          2,000       5.63
     2000                   13,500       6.26           --          --
     2001                    3,000       6.43           --          --
     2002                    1,000       6.55           --
                          --------                  --------
       Total              $296,500       5.88%      $119,909       5.95%
                          ========       ====       ========       ====

     The advances are secured by FHLB of Boston stock and a blanket lien on certain qualified collateral, defined principally as 90% of the market value of U.S. Government and federal agency obligations and 75% of the carrying value of first mortgage loans on owner-occupied residential property. Applying these ratios, the Company's overall borrowing capacity was approximately $430,095 and $318,661 at December 31, 1996 and 1995, respectively. Additionally, as a member of FHLB of Boston, the Company has a line of credit of approximately $12,184 at December 31, 1996.

     As a member of the FHLB of Boston, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Boston, at cost, in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable to the Federal Home Loan Bank of Boston, whichever is greater, as calculated at December 31 of each year. The investment exceeds the required level by $1,470 and $2,378 at December 31, 1996 and 1995, respectively. Any excess may be redeemed by the Company or called by FHLB of Boston at par.

     Interest expense was $12,754 in 1996, $8,424 in 1995 and $4,335 in 1994.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(15) Income Taxes (Dollars in Thousands)

     An analysis of the current and deferred federal and state income tax expense (benefit) follows:

                                                        1996     1995      1994
                                                        ----     ----      ----
     Current income tax expense:
        Federal income tax                            $1,142      607     1,724
        State income tax                                 366      159       635
                                                      ------      ---     -----
                Total current expense                  1,508      766     2,359
                                                      ------      ---     -----
     Deferred income tax expense (benefit):
        Federal deferred income tax                      442       82       207
        State income tax                                 127       72        54
        Change in valuation allowance                      6     (105)     (300)
                                                      ------      ---     -----
                Total deferred expense (benefit)         575       49       (39)
                                                      ------      ---     -----
                Total income tax expense              $2,083      815     2,320
                                                      ======      ===     =====

     The temporary differences (the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred tax asset and liability are as follows at December 31:

                                                                1996       1995
                                                                ----       ----
     Deferred tax assets:
       Allowance for loan losses                             $ 1,796      1,751
       Deferred compensation                                      91         84
       Real estate owned                                         687        615
       State net operating loss carryforwards                    135        131
       Depreciation                                               87         67
       Unrealized loss on securities available for sale          110       --
       Other                                                      52         81
                                                             -------      -----
          Gross deferred assets                                2,958      2,729
       Valuation allowance                                      (403)      (287
                                                             -------      -----
          Net deferred tax assets before deferred
              tax liabilities                                  2,555      2,442
                                                             -------      -----
     Deferred liabilities:
       Premium on loans sold                                     438         53
       Deferred loan fees                                        576        195
       Other                                                       4         82
                                                             -------      -----
          Gross deferred liabilities                           1,018        330
                                                             -------      -----
          Net deferred tax asset                             $ 1,537      2,112
                                                             =======      =====

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     The valuation allowance of $403 at December 31, 1996 is attributable to unrealized state losses and state net operating loss carryforwards and unrealized losses on securities available for sale. Management believes that existing net deductible temporary differences which give rise to the net deferred tax asset will reverse during periods in which the Company generates net taxable income. For the year ending December 31, 1996, the Company generated approximately $3,500 of taxable income. Factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences. Management believes it is more likely than not that the net deferred tax asset will be realized.

     Of the change in the valuation allowance of $116, approximately $110 was attributable to the unrealized losses on securities available for sale and consequently is not recorded in the statement of income.

     In August 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996". The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Company has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or income tax expense.

     The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continue to be subject to provision of present law that require recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $5.5 million.

     A reconciliation between the amount of total tax expense and expected tax expense, computed by applying the federal statutory rate to income before taxes, follows:

                                                        1996     1995      1994
                                                        ----     ----      ----
     Computed expected expense at statutory rate $1,707 663 2,153 Items affecting federal income tax rate:
        State income tax, net of federal income tax
           benefit and before valuation allowance        325      152       455
        Change in valuation allowance                      6     (105)     (300
        Allocated ESOP share appreciation                 98       45      --
        Other                                            (53)      60        12
                                                      ------      ---     -----
     Effective income tax expense                     $2,083      815     2,320
                                                      ======      ===     =====

     Effective income tax rate                          41.5%    41.8%     36.7%
                                                      ======      ===     =====

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(16) Employee Benefits (Dollars in Thousands, Except for Per Share Data)

     Employee Stock Ownership Plan

     Effective  January 1, 1995, the Company adopted an Employee Stock Ownership
       Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees of the Bank. Because the Plan invests primarily in the stock of the Company, it will also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age twenty-one, completing one year of service and working at least one thousand hours of consecutive service during the previous year. Contributions are allocated to eligible participants on the basis of compensation.

     During October 1995, the Company issued a total of 529,000 shares to the ESOP at a total purchase price of $5,290. The purchase was made from the proceeds of a $5,290 loan from B.F. Funding Corporation, a wholly-owned subsidiary of the Company, bearing interest at the prime rate. Repayment of the loan is secured by contributions the Bank is obliged to make under a contribution agreement with the ESOP. The Bank made contributions to the ESOP totaling $606 in 1996 and $755 in 1995 to enable the ESOP to make principal payments on the loan. The amount contributed was charged to compensation and benefits expense. The Company recognized $287 in 1996 and $132 in 1995 in compensation and benefit expense and an increase in additional paid-in capital related to the appreciation in the fair value of allocated ESOP shares. The balance of the loan will be repaid over a period of approximately six years, principally with funds from the Bank's future contributions to ESOP, subject to IRS limitations.

     Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal balance of the loan is repaid. Employees vest in their ESOP account at a rate of 33-1/3% annually commencing after the completion of one year of credited service or immediately if service was terminated due to death, retirement, disability, or change in control. Dividends on released shares are credited to the participants' ESOP accounts or paid out proportionally or applied towards payment of the loan. Dividends on unreleased shares will generally be applied towards payment of the loan.

     At December 31, 1996 and 1995, shares held in suspense to be released annually as the loan is paid down amounted to 392,929 and 453,429, respectively. The fair value of unallocated ESOP shares was $5,796 and $5,328 at December 31, 1996 and 1995, respectively. Dividends on ESOP shares are charged to retained earnings and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

     1996 Stock-Based Incentive Plan

     On April 30, 1996, the Company's  stockholders approved the 1996
       Stock-Based Incentive Plan ("SIP"). The objective of the SIP is to enable the Company to provide officers and directors with a proprietary interest in the Company as an incentive to encourage such persons to remain with the Company. The SIP acquired 263,584 shares in the open market at an average price of $12.255 per share. This acquisition represents deferred compensation which is initially recorded as a reduction in stockholders' equity and charged to compensation expense over the vesting period of each annual stock award.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Awards are  granted  in the form of common  stock  held by the SIP.  During
       1996, 242,500 shares were awarded on April 30, 1996 and 8,584 shares were awarded on October 15, 1996. Awards outstanding vest in five annual installments commencing on the date of the award. As of December 31, 1996, 12,500 shares remain unallocated under the SIP.

     Compensation expense in the amount of the fair value of the stock at the date of the grant, will be recognized over the applicable service period for the portion of each award that vests equally over a five-year period. In addition, compensation expense has been recognized related to the appreciation in the fair value of the SIP shares with an offset to additional paid-in capital. The Company recognized $917 related to the earned shares and $187 related to the appreciation in the fair value of the shares in compensation and benefit expense and as an increase in additional paid-in capital.

     A recipient  will be entitled to all voting and other  stockholder  rights.
       The unallocated SIP shares, with the exception of the unawarded SIP shares, are considered outstanding in the calculation of earnings per share.

     Stock Option Plan

     The Company has adopted a stock option plan for officers, key employees and directors. Pursuant to the terms of the plan, the number of shares reserved for issuance is 658,961. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options vest and become fully exercisable after 5 years from the date of grant.

     During 1996, the Company granted employees and directors options to purchase 604,500 shares of common stock at between $12.44 and $14.82 per share.

     A summary of option activity follows:

                                                 Number of    Weighted Average
                                                   Shares      Exercise Price
                                                   ------      --------------
     Balance at December 31, 1995                    --           $  --
     Granted                                      604,500           12.51
                                                  -------           -----
     Balance at December 31, 1996                 604,500         $ 12.51
                                                  =======         =======

     The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                1996
                                                                ----
       Net income as reported                                $ 2,937
       Pro forma net income                                    2,533
       Earnings per share as reported                            .48
       Pro forma earnings per share                              .41

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     The per share weighted average fair value of stock options granted during 1996 was $5.22 determined using the Flexible Binomial option pricing model with the following weighted average assumptions:

                                                               1996
                                                               ----
     Expected  dividend  yield                                 1.63%
     Risk-free  interest  rate                                 6.47%
     Expected volatility                                      32.75%
     Expected life (years)                                     7.8

     Pension Plan

     All eligible officers and employees are included in a noncontributory defined benefit pension plan provided by the Bank as a participating employer with Pentegra, formerly known as the Financial Institutions Retirement Fund. Salaried employees are eligible to participate in the plan after reaching age twenty-one and completing one year of service. Pentegra does not segregate the assets or liabilities by participating employer and, accordingly, disclosure of accumulated vested and nonvested benefits and net assets available for benefits required by SFAS No. 87 is not possible. Contributions are based on individual employer experience. According to Pentegra's Administrators, as of June 30, 1996, the date of the latest actuarial valuation, the market value of Pentegra's net assets exceeded the actuarial present value of vested benefits in the aggregate. There was no pension expense recorded for 1996, 1995 and 1994, except for an administration fee of approximately $5 per year.

     Profit Sharing Plan

     The Company must attain a minimum profitability requirement of at least 50 basis points (before income tax, profit sharing, and 401k expenses) of net average assets to generate any profit sharing payouts. The expense relative to this plan was $438 for the year ended December 31, 1994. There was no expense relative to this plan for the years ended December 31, 1996 and 1995. The plan was dissolved effective December 31, 1995.

     Deferred Thrift Incentive Plan

     On January 1, 1994, the Company implemented an employee tax deferred thrift incentive plan (the "401K plan") under which employee contributions to the plan are matched by the Company up to 50% of the participant's first 4% contributed. All employees who meet specified age and length of service requirements are eligible to participate in the 401K plan. The amounts matched by the Company are included in compensation and employee benefits expense. The amounts matched was $88 for 1996 and $97 for 1995. Additionally, the Company accrued a supplemental distribution of $45 (deducted from the profit sharing pool to eligible participants) which was paid to eligible participants in January 1996. There was no such supplemental distribution to be paid in 1997.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Executive Officer Employment Agreements

     The Company and Bank entered into employment  agreements with its President and Chief Executive Officer, Executive Vice President, and Chief Financial Officer. The employment agreements generally provide for the continued payment of specified compensation and benefits for three years and provide payments for the remaining term of the agreement after the officers are terminated, unless the termination is for OcauseO as defined in the employment agreements. The agreements also provide for payments to the officer upon voluntary or involuntary termination of the officer following a change in control, as defined in the agreements. In addition, the Bank entered into change in control agreements with certain other executives which provide for the payment, under certain circumstances, to the officer upon the officer's termination after a change of control, as defined in their change of control agreements.

     Employee Severance Compensation Plan

     The Company established an Employee Severance Compensation Plan. The Plan provides eligible employees with severance pay benefits in the event of a change in control of the Bank or Company. Generally, employees are eligible to participate in the Plan if they have completed at least one year of service with the Company and are not eligible to receive benefits under the executive officer employment agreements. The Plan provides for the payment, under certain circumstances, of lump-sum amounts upon termination following a change of control, as defined in the Plan.

     The Company does not provide any postretirement benefits other than pensions.

(17) Litigation

     Various legal proceedings are pending against the Company which have arisen in the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, the annual results of operations, or liquidity of the Company.

(18) Financial Instruments with Off-balance-sheet Risk (In Thousands)

     In the normal  course  of  business,  the  Company  is party  to  financial instruments with off-balance-sheet risk, including commitments to originate or purchase loans, unadvanced amounts of construction loans, unused credit lines, standby letters of credit and forward commitments to sell loans and recourse agreements on assets sold. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in these particular classes of financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party with respect to loan commitments, unused credit lines and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For forward commitments, the contract or notional amounts exceed the Company's exposure to credit loss.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Commitments to originate  loans and unused  credit lines are  agreements to lend to a customer, provided the customer meets all conditions established in the contract. Commitments have fixed expiration dates and may require payment of a fee. The total commitment amounts do not necessarily represent total future cash requirements since many commitments are not expected to be drawn upon. The amount of collateral obtained, if necessary for the extension of credit, is based on the credit evaluation of the borrower.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     Forward commitments to sell loans are contracts which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. In order to fulfill a forward commitment, the Company typically exchanges through FNMA or FHLMC its current production of loans for mortgage-backed securities which are then delivered to a securities firm at a future date at prices or yields specified by the contracts. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company may purchase securities in the open market to deliver against the contracts.

     In addition to construction loans in process, the Company had the following outstanding commitments at December 31:

                                                              1996         1995
                                                              ----         ----
        Commitments to originate mortgage loans:
           Fixed                                            $ 7,540        6,620
           Variable                                          23,116       10,813
        Unused lines of credit:
           Home equity                                       30,080       29,756
           Commercial loans                                     209          631
        Standby letters of credit                                34           77
        Commitments to sell loans or swap loans for
           mortgage-backed securities                         8,723        3,754
        Loans sold with recourse (note 6)                     1,010        1,028

(19) Fair Values of Financial Instruments (In Thousands)

     Fair value  estimates  are  based  on  existing  on- and  off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include real estate acquired by foreclosure, the deferred income tax asset, office properties and equipment, and core deposit and other intangibles. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Fair value  estimates  are  made at a  specific  point  in  time,  based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for some of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, cash flows, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and changes in the loan, debt and interest rate markets could significantly affect the estimates.

     The following methods and assumptions were used by the Company in estimating fair values of its financial instruments:

     Cash and Cash Equivalents

     The fair values of cash and cash equivalents approximate the carrying amounts as reported in the balance sheet.

     Investment and Mortgage-backed Securities

     Fair values for investment securities and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Mortgage Loans Held for Sale

     Fair values for mortgage loans held for sale are based on quoted market prices. Commitments to originate loans and forward commitments to sell loans have been considered in the determination of the fair value of mortgage loans held for sale.

     Loans

     The fair  values  of  loans  are  estimated  using  discounted  cash  flows analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The incremental credit risk for nonperforming loans has been considered in the determination of the fair value of loans.

     Accrued Interest Receivable

     The fair value of accrued interest receivable approximates the carrying amount as reported in the balance sheet because of its short-term nature.

     Stock in FHLB of Boston

     The fair value of Federal Home Loan Bank of Boston ("FHLB") stock approximates its carrying amount as reported in the balance sheet. If redeemed, the Company will receive an amount equal to the par value of the stock.

     Deposit Accounts and Advance  Payments by Borrowers for Taxes and Insurance

     The fair values of demand deposits (e.g., NOW, regular and statement savings and money market accounts and advance payments by borrowers for taxes and insurance) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered on certificates with similar remaining maturities to a schedule of aggregated expected monthly maturities on such time deposits.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

     Federal Home Loan Bank Advances

     Fair values for FHLB advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities of FHLB advances.

     Securities Sold Under Agreements to Repurchase

     Fair values of securities sold under agreements to repurchase are estimated using a discounted cash flow technique that applies interest rates currently being offered on securities sold under agreements to repurchase to a schedule of expected maturities of securities sold under agreements to repurchase.

     Off-balance-sheet Instruments

     The Company's commitments for unused lines and outstanding standby letters of credit and unadvanced portions of loans and loans sold with recourse are considered in estimating the fair value of loans.

     The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:


                                                                         1996                           1995
                                                               ----------------------          ---------------------
                                                               Carrying          Fair          Carrying       Fair
                                                                amount          value           amount        value
                                                                ------          -----           ------        -----
Financial assets:
   Cash and cash equivalents                                   $ 18,278         18,278          21,225        21,225
   Investment securities available for sale                       1,085          1,085           1,022         1,022
   Investment securities held to maturity                        19,170         19,045          16,906        16,804
   Mortgage-backed securities available for sale                 23,593         23,593          23,873        23,873
   Mortgage-backed securities held to maturity                   43,019         43,033          35,116        35,647
   Loans, net and mortgage loans held for sale                  680,640        678,602         518,427       520,101
   Accrued interest receivable                                    4,067          4,067           3,696         3,696
   Stock in FHLB of Boston                                       16,295         16,295           8,374         8,374

Financial liabilities:
   Deposit accounts                                            $428,818        429,060         419,104       419,750
   Securities sold under agreements to repurchase                 3,500          3,487           7,000         6,940
   FHLB advances                                                296,500        297,873         119,909       120,021
   Advance payments by borrowers for taxes and
     insurance                                                    2,100          2,100           1,531         1,531


(20) Subsequent Events - Acquisition

     In September  1996,  the Company  signed a  definite  agreement  to acquire
       Broadway Capital Corporation and its subsidiary Broadway National Bank. The acquisition is expected to be completed in February 1997. Broadway Capital Corporation is a Massachusetts corporation that was organized in 1982 primarily to become the holding company of Broadway National Bank. Broadway National Bank is a national-chartered bank, which was incorporated in 1910 and is headquartered in Chelsea, Massachusetts. Broadway National Bank operates its business from two banking offices located in Chelsea and Revere, Massachusetts. Broadway National Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential real estate, consumer and small business loans.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995

     Total assets of Broadway Capital Corporation were approximately $128,012 at December 31, 1996. Under the terms of the agreement, holders of Broadway Capital Corporation common stock will receive $369.31 in cash for each of their shares of common stock, which equates to an aggregate purchase price of approximately $22 million. The transaction will be accounted for using the purchase method of accounting.

(21) Parent Company Only Financial Statements (Dollars In Thousands)

     The following are the condensed financial statements for BostonFed Bancorp, Inc. (the "Parent Company") only:

Balance Sheet

Assets                                                      1996        1995
------                                                      ----        ----
Cash and interest bearing deposit in
  subsidiary bank                                         $ 10,854       1,672
Daily federal funds sold                                      --        10,000
Short-term investments                                          13          13
                                                          --------      ------
       Total cash and cash equivalents                      10,867      11,685
                                                          --------      ------
Mortgage-backed securities available for sale
  (amortized cost of $23,915 at 1996 and
  $23,873 at 1995)                                          23,593      23,873
Investment in subsidiaries, at equity                       55,143      62,136
Accrued interest receivable                                    125         139
Other assets                                                   200        --
                                                          --------      ------
      Total assets                                        $ 89,928      97,833
                                                          ========      ======
Liabilities and Stockholders' Equity
Securities sold under agreement to repurchase             $  3,500       7,000
Accrued income taxes                                            45          93
Accrued expenses and other liabilities                          28          39
                                                          --------      ------
      Total liabilities                                      3,573       7,132
                                                          --------      ------
Preferred stock, $.01 par value, 1,000,000
  shares authorized; none issued                              --          --
Common stock, $0.01 par value; 17,000,000 shares
  authorized; 6,589,617 issued at 1996 and 1995                 66          66
Additional paid-in capital                                  64,461      63,987
Retained earnings                                           33,131      31,183
Net unrealized loss on investment securities
  available for sale                                          (322)       --
Treasury stock, at cost (329,300 shares at 1996)            (4,739)       --
Unallocated ESOP shares                                     (3,929)     (4,535)
Unearned 1996 SIP                                           (2,313)       --
                                                          --------      ------
       Total stockholders' equity                           86,355      90,701
                                                          --------      ------
       Total liabilities and stockholders' equity         $ 89,928      97,833
                                                          ========      ======

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                     Years ended December 31, 1996 and 1995

Statement of Income                                             1996      1995
-------------------                                             ----      ----
Interest income                                             $  2,164       316
Interest expense                                                 439         5
                                                             -------   -------
    Net interest income                                        1,725       311

Non-interest expense                                             307        10
                                                             -------   -------
    Income before income taxes                                 1,418       271

Income tax expense                                               536        93
                                                             -------   -------
    Income before equity in net income of subsidiaries           882       178

Equity in net income of subsidiaries                           2,055       958
                                                             -------   -------
    Net income                                              $  2,937     1,136
                                                            ========   =======

Statement of Cash Flows

Net cash flows from operating activities:
    Net income                                              $  2,937     1,136
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Equity in undistributed earnings of subsidiaries      (2,055)     (908)
        Amortization and accretion, net                           (1)     --
        Appreciation in fair value of ESOP shares                287       132
        Reduction in unearned SIP                                917      --
        Appreciation in fair value of SIP shares                 187      --
        Loss on sale of investment securities                     11      --
        Increase (decrease) in accrued interest
         receivable                                               14      (139)
        Increase in other assets                                (200)     --
        Increase (decrease) in accrued income taxes              (48)       93
        Increase (decrease) in accrued expenses and
         other liabilities                                       (11)       39
                                                             -------   -------
          Net cash provided by operating activities            2,038       353
                                                             -------   -------
Cash flow from investing activities:
   Proceeds from sale of mortgage-backed
     securities for sale                                      10,614      --
   Purchase of mortgage-backed securities
     available for sale                                      (10,666)  (23,873)
   Change in investment in subsidiaries                        9,048   (31,181)
                                                             -------   -------
          Net cash used in (provided by)
             investing activities                              8,996   (55,054)
                                                             -------   -------

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                     Years ended December 31, 1996 and 1995

Statement of Cash Flows
                                                             1996        1995
                                                             ----        ----
Cash flow from financing activities:
   Proceeds from securities sold under
     agreement to repurchase                             $  2,973       7,000
   Repayments of securities sold under
     agreement to repurchase                               (6,473)       --
   Net proceeds from common stock issued
     pursuant to initial public offering                     --        63,921

   Payments to acquire common stock for ESOP                 --         5,290
   Reduction in unearned ESOP shares                          606         755
   Common stock repurchases                                (4,739)       --
   Purchase of common stock by SIP                         (3,230)       --
   Cash dividends paid                                       (989)       --
                                                         --------      ------
         Net cash provided (used) from
           financing activities                           (11,852)     66,386
                                                         --------      ------
         Net increase (decrease) in cash
           and cash equivalents                              (818)     11,685

Cash and cash equivalents at beginning of year             11,685        --
                                                         --------      ------
Cash and cash equivalents at end of year                 $ 10,867      11,685
                                                         ========      ======
Supplemental cash flow information:
   Cash paid during the year for:
         Interest                                        $    442        --
         Income taxes                                         584        --

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(22) Quarterly Results of Operations (unaudited)

     Summaries of consolidated operating results on a quarterly basis for the year ended December 31 follows:

                                                    1996 Quarters
                                      ----------------------------------------
                                     (In Thousands, Except Per Share Amounts)
                                      First      Second     Third       Fourth
                                      -----      ------     -----       ------
Interest and dividend income        $ 11,385   $ 12,627   $ 14,083    $ 14,583
Interest expense                       5,867      6,754      7,937       8,333
                                    --------   --------   --------    --------
Net interest income                    5,518      5,873      6,146       6,250
                                    --------   --------   --------    --------
Provision for loan losses                438        298        390         168
Non-interest income                      969        856        839         903
SAIF special assessment                 --         --        2,670        --
Non-interest expense                   4,316      4,533      4,680       4,841
                                    --------   --------   --------    --------
Income (loss) before income taxes      1,733      1,898       (755)      2,144
Income tax expense (benefit)             710        774       (334)        933
                                    --------   --------   --------    --------
Net income (loss)                   $  1,023   $  1,124   $   (421)   $  1,211
                                    ========   ========   ========    ========
Earnings (loss) per share           $   0.17   $   0.18   $  (0.07)   $   0.20
                                    ========   ========   ========    ========