Form 10-K, Exhibit 13
period 1997-12-31
BOSTONFED BANCORP INC
filed 1998-03-31
CIK 948515

                                                                    Exhibit 13.0


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

     The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report. Prior to October 24, 1995, the Company had no significant assets, liabilities or operations, and accordingly, the data prior to such time represents the financial condition and results of operations of the Bank.

                                                                     AT DECEMBER 31,
                                                   ----------------------------------------------------
                                                     1997       1996       1995       1994       1993
                                                   --------   --------   --------   --------   --------
                                                                      (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets.....................................  $974,680   $820,567   $640,752   $583,645   $498,812
Investment securities available for sale(1)......    31,767      1,085      1,022         --      3,987
Investment securities held to maturity(1)........    20,630     19,170     16,906     14,784     10,970
Mortgage-backed securities available for
  sale(1)........................................    19,125     23,593     23,873         --         --
Mortgage-backed securities held to maturity(1)...    38,350     43,019     35,116     39,801     45,232
Mortgage loans held for sale.....................     9,817      3,970      8,931        316     25,851
Loans, net.......................................   791,728    676,670    509,496    499,073    385,715
Allowance for loan losses........................     6,600      4,400      4,275      3,700      4,450
Deposit accounts.................................   619,821    428,818    419,104    413,164    436,898
Borrowed funds...................................   263,640    300,000    126,909    135,031     30,881
Stockholders' equity.............................    81,611     86,355     90,701     30,047     26,017

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------
                                                     1997       1996       1995       1994       1993
                                                   --------   --------   --------   --------   --------
                                                                      (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income..................................  $ 68,037   $ 52,678   $ 42,454   $ 36,527   $ 36,377
Interest expense.................................    37,129     28,891     23,552     17,022     16,835
                                                   --------   --------   --------   --------   --------
     Net interest income.........................    30,908     23,787     18,902     19,505     19,542
     Provision for loan losses...................     1,696      1,294      3,614        283      3,918
                                                   --------   --------   --------   --------   --------
     Net interest income after provision for loan
       losses....................................    29,212     22,493     15,288     19,222     15,624
Total non-interest income........................     4,806      3,567      2,672      1,640      4,320
Total non-interest expense.......................    21,458     21,040     16,009     14,531     16,510
                                                   --------   --------   --------   --------   --------
Income before income taxes.......................    12,560      5,020      1,951      6,331      3,434
Income tax expense (benefit).....................     5,505      2,083        815      2,320       (380)
                                                   --------   --------   --------   --------   --------
Net income.......................................  $  7,055   $  2,937   $  1,136   $  4,011   $  3,814
                                                   ========   ========   ========   ========   ========

                                                                 AT OR FOR THE YEAR ENDED
SELECTED FINANCIAL RATIOS AND                                          DECEMBER 31,
OTHER DATA                                              ------------------------------------------
                                                         1997     1996     1995     1994     1993
                                                         ----     ----     ----     ----     ----
PERFORMANCE RATIOS:
Return on average assets..............................    0.75%    0.40%    0.19%    0.75%    0.74%
Return on average stockholders' equity................    8.21     3.21     2.57    14.53    16.06
Dividend payout ratio.................................   20.31    31.25       NM       NM       NM
Average stockholders' equity to average assets........    9.11    12.35     7.36     5.16     4.61
Stockholders' equity to total assets at end of
  period..............................................    8.37    10.52    14.16     5.15     5.22
Average interest rate spread(3).......................    2.94     2.79     2.98     3.69     3.93
Net interest margin(4)................................    3.42     3.34     3.28     3.82     4.04
Average interest-earning assets to average
  interest-bearing liabilities........................  111.53   113.40   107.40   104.16   103.06
ASSET QUALITY RATIOS:
     Non-performing loans as a percent of
       loans(5)(6)....................................    0.17     0.22     1.00     0.71     0.68
     Non-performing assets as a percent of total
       assets(6)......................................    0.16     0.51     0.97     0.68     1.19
     Allowance for loan losses as a percent of
       loans(5).......................................    0.82     0.64     0.82     0.74     1.07
     Allowance for loan losses as a percent of
       non-performing loans(6)........................  469.75   293.02    81.40   103.61   156.69
NUMBER OF FULL-SERVICE CUSTOMER FACILITIES............      10        8        8        8        8
NUMBER OF SHARES OUTSTANDING AT END OF PERIOD (IN
  THOUSANDS)..........................................   5,520    6,260    6,590     --       --
PER SHARE DATA:
     Basic earnings per common share..................  $ 1.28   $ 0.48   $   NM     --       --
     Diluted earnings per common share................    1.24     0.48       NM     --       --
     Dividends per common share.......................    0.26     0.15       NM     --       --
     Book value per common share at end of period.....   15.72    14.75    14.78     --       --
     Market value per common share at end of period...   21.88    14.75    11.75     --       --

---------------

(1) The balance does not include FHLB-Boston stock.

(2) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, ratios for 1996 are based on average daily balances while prior years are based on average monthly balances.

(3) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(4) The net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Loans includes loans, net, and mortgage loans held for sale, excluding the allowance for loan losses.

(6) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectibility of interest or principal. It is the Bank's policy to cease accruing interest on all such loans.

NM -- Not Meaningful /Earnings per share is not presented for the period of October 24, 1995 (the day of conversion to stock-ownership) through December 31, 1995 as the earnings per share calculation for the sixty-nine day period was not meaningful. Earnings per share is not presented for the periods prior to the conversion to stock form, as the Bank was a mutual savings bank and no stock was outstanding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     BostonFed Bancorp, Inc. (the "Company") was incorporated in Delaware on July 11, 1995. On October 24, 1995 it became the holding company for Boston Federal Savings Bank ("BFS") when it issued 6,589,617 shares of common stock, utilizing a portion of the proceeds to acquire all of the outstanding stock of BFS which simultaneously completed its conversion from a mutual savings bank to a stock form of ownership. On February 7, 1997, the Company acquired Broadway National Bank, ("BNB"), using the purchase method of accounting, at a cost of approximately $22 million.

     The Company's business has been conducted primarily through its ownership of BFS and BNB, (collectively the "Banks"). BFS operates its administrative/branch office located in Burlington, Massachusetts and its seven other branch offices located in Arlington, Bedford, Billerica, Boston, Lexington, Peabody and Wellesley, all of which are located in the greater Boston metropolitan area, and BNB operates two banking offices (Chelsea and Revere) which are also in the greater Boston metropolitan area. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government and federal agency securities and other securities. The Company originates loans for investment and loans for sale in the secondary market, generally retaining the servicing rights for loans sold. Loan sales are made from loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its loans, and to a lesser extent, interest and dividends on its investment and mortgage-backed securities, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans, investments, mortgage-backed securities, Federal Home Loan Bank of Boston ("FHLB") advances, repurchase agreements and proceeds from the sale of loans.

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

     As a result of the acquisition of BNB, the Company became a bank holding company subject to regulation by the Federal Reserve Bank ("FRB") and for the first three years following the initial public offering is also subject to the regulations of the Office of Thrift Supervision, ("OTS"). BFS continues to be regulated by the OTS and BNB continues to be regulated by the Office of the Comptroller of the Currency ("OCC"). Since the acquisition of BNB was consummated at the close of business on February 7, 1997, the financial statements of the Company and the following discussion regarding the Company's financial condition and results of operations at and for the years ended December 31, 1997 and 1996, include information and data related to BNB only from February 8, 1997 to December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds are deposits, (including brokered deposits), principal and interest payments on loans, investments, mortgage-backed and related securities, FHLB advances and repurchase agreements. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has maintained the required minimum levels of liquid assets at BFS as defined by Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of BFS's deposits and short-term borrowings. BFS's currently required liquidity ratio is 4%, but at December 31, 1996, the required liquidity ratio was 5%. At December 31, 1997 and 1996, BFS's liquidity ratio was 5.3% and 8.0% respectively. Management has maintained liquidity close to the minimum requirement so that it may invest any excess liquidity in higher yielding interest-earning assets or use such funds to repay higher cost FHLB advances or repurchase agreements. The OCC does not have specific guidance for liquidity ratios for BNB, but does require banks to maintain reasonable and prudent liquidity levels. Management believes such levels have been maintained since the acquisition date.

     The Company's most liquid assets are cash, overnight federal funds sold, short-term investments and investments available for sale. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1997, cash, short-term investments and investment securities available for sale totaled $56.5 million or 5.8% of total assets. Additional investments were available which qualified for BFS's regulatory liquidity requirements.

     The Company has other sources of liquidity if a need for additional funds arise, including FHLB advances and wholesale brokered deposits and repurchase agreements (collateralized borrowings). At December 31, 1997, the Company had $256.5 million in advances outstanding from the FHLB and had, with existing collateral, an additional $181.7 million in overall borrowing capacity from the FHLB. The Company also borrowed $7.1 million through a repurchase agreement. The Company generally avoids paying the highest deposit rates in its market and accordingly utilizes alternative sources of funds such as FHLB advances, repurchase agreements and wholesale brokered deposits to supplement cash flow needs.

     At December 31, 1997, the Company had commitments to originate loans and unused outstanding lines of credit totaling $68.5 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, which are scheduled to mature in less than one year from December 31, 1997, totaled $137.5 million. The Company expects that a substantial majority of the maturing certificate accounts will be retained by the Company at maturity.

     At the time of conversion, BFS was required to establish a liquidation account in an amount equal to its retained earnings as of June 30, 1995. The liquidation account will be reduced to the extent that eligible account holders reduce their qualifying deposits. In the unlikely event of a complete liquidation of BFS, each eligible account holder will be entitled to receive a distribution from the liquidation account. BFS is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at December 31, 1997 was approximately $11.1 million.

     Prior to the Company's acquisition of BNB, the Company, as a savings and loan holding company, was not required to maintain a minimum level of capital for regulatory purposes. As a result of the Company's acquisition of BNB and its resultant status as a bank holding company, the Company is required to maintain a ratio of capital to assets, on a consolidated basis, which is substantially equal to that required to be maintained by the Banks. At December 31, 1997, the consolidated capital to assets ratio of the Company was 8.4%, which exceeded the minimum regulatory capital requirements for the Company. As of December 31, 1997, BFS exceeded all of its regulatory capital requirements with tangible, core and risk-based capital ratios of 5.9%, 5.9% and 11.9%, respectively, compared to the minimum regulatory requirements of 1.5%, 3.0% and 8.0%, respectively. BNB also exceeded the minimum regulatory capital requirements with leverage capital, risk-based tier 1 capital and risk-based total capital ratios of 7.4%, 15.2% and 16.4%, respectively, compared to the minimum regulatory requirements of 4.0%, 4.0% and 8.0%, respectively.

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

MARKET RISK AND MANAGEMENT OF
INTEREST RATE RISK

     The principal market risk affecting the Company is interest rate risk. The objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established a management Asset/Liability Committee that is responsible for reviewing the Company's asset/liability policies and interest rate risk position. The Committee meets frequently and reports trends and interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

     In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate, one-to four-family mortgage loans; (2) generally selling in the secondary market substantially all fixed-rate mortgage loans originated with terms greater than 15 years while generally retaining the servicing rights thereof; (3) primarily investing in short-term investment securities or mortgage-backed securities with adjustable interest rates; and (4) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits such as wholesale brokered deposits and utilizing FHLB advances to replace short-term, rate sensitive, retail deposits. The volatile and generally rising rate environment of 1996 allowed the Company to originate record loan volume, the majority of loans originated were adjustable-rate loans, which were primarily retained for BFS's portfolio. Many of these loans, however, do not reprice until the third or fifth year of their term. As interest rates generally fell during the second half of 1997, customer preference shifted to longer-term fixed rate mortgages, many of which were sold in the secondary market.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring the Company's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. These differences are a primary component of the risk to net interest income. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a positive gap position would be in a better position to invest in higher yielding assets which, consequently, may result in the yield on its assets increasing at a pace more closely matching the increase in the cost of its interest-bearing liabilities than if it had a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap which, consequently, may tend to restrain the growth of, or reduce, its net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1997, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. Annual prepayment rates for adjustable-rate and fixed-rate residential loans are assumed to be 20.1% and 15.7%, respectively. Annual prepayment rates for adjustable-rate and fixed-rate mortgage-backed securities are assumed to be 13.8% and 14.8%, respectively. Money market deposit accounts are assumed to be immediately rate-sensitive, while passbook accounts and negotiable order of withdrawal ("NOW") accounts are assumed to have decay rates of 12% annually. These assumptions may or may not be indicative of actual prepayment and withdrawals experienced by the Company. The table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities is subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

     The following table shows the gap position of the Company at December 31, 1997:

                                    3        MORE THAN    MORE THAN   MORE THAN   MORE THAN      MORE
                                  MONTHS     3 MONTHS     6 MONTHS    1 YEAR TO   3 YEARS TO     THAN      TOTAL
                                 OR LESS    TO 6 MONTHS   TO 1 YEAR    3 YEARS     5 YEARS     5 YEARS     AMOUNT
                                 -------    -----------   ---------   ---------   ----------   -------     ------
                                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Short-term investments.........  $  3,430     $     8     $      5    $      0     $      5    $      0   $  3,448
Investment securities..........    11,602       4,003       10,174      23,110        3,508           0     52,397
Fixed Rate Loans(1)............    10,884      10,349       19,703      58,082       33,850      46,527    179,395
Adjustable Rate Loans(1).......   110,461      69,526      147,448     185,513      110,983       3,414    627,345
Mortgage-backed securities.....    20,991       9,250        5,858      13,765        7,435         176     57,475
Stock in FHLB-Boston...........    16,613           0            0           0            0           0     16,613
                                 --------     -------     --------    --------     --------    --------   --------
         Total interest-earning
           assets..............   173,981      93,136      183,188     280,470      155,781      50,117    936,673
                                 --------     -------     --------    --------     --------    --------   --------
INTEREST-BEARING LIABILITIES
Money market deposit
  accounts.....................    61,546           0            0           0            0           0     61,546
Savings accounts...............     3,526       3,526        7,052      28,203       28,203      46,348    116,858
NOW accounts...................     3,199       3,199        6,399      25,594       25,594      42,652    106,637
Certificate accounts...........    52,492      37,185       47,843     141,012        5,097           0    283,629
FHLB Advances..................    42,000      27,000       49,000     127,500       11,000           0    256,500
Securities sold under agreement
  to repurchase................     7,140           0            0           0            0           0      7,140
                                 --------     -------     --------    --------     --------    --------   --------
         Total interest-bearing
           liabilities.........   169,903      70,910      110,294     322,309       69,894      89,000    832,310
                                 --------     -------     --------    --------     --------    --------   --------
Interest-earning assets less
  interest-bearing
  liabilities..................  $  4,078     $22,226     $ 72,894    $(41,839)    $ 85,887    $(38,883)  $104,363
                                 ========     =======     ========    ========     ========    ========   ========
Cumulative interest rate
  sensitivity gap..............  $  4,078     $26,304     $ 99,198    $ 57,359     $143,246    $104,363   $104,363
                                 ========     =======     ========    ========     ========    ========   ========
Cumulative interest rate gap as
  a percentage of total assets
  at December 31, 1997.........      0.42%       2.70%       10.18%       5.88%       14.70%      10.71%
Cumulative interest rate gap as
  a percentage of total
  interest-earning assets at
  December 31, 1997............      0.44%       2.81%       10.59%       6.12%       15.29%      11.14%
Cumulative interest-earning
  assets as a percentage of
  cumulative interest-bearing
  liabilities at December 31,
  1997.........................    102.40%     110.92%      128.25%     108.52%      119.27%     112.54%

---------------

(1) Includes totals loans net of non-performing loans.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

     The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value (NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company's Board of Directors has established certain NPV maximum percentage change limits by interest rate shock. These approved limits are included in the following table. The Company is operating within the maximum limits imposed by the Board of Directors. The OTS also produces a similar analysis using its own model, based upon data submitted on the Company's quarterly Thrift Financial Reports for BFS, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 1997, as calculated by the Company.

        RATES
       IN BASIS                      NET PORTFOLIO VALUE
        POINTS          ---------------------------------------------
        (RATE              $         $        %       BOARD      NPV
        SHOCK)          AMOUNT    CHANGE    CHANGE   LIMITS %   RATIO
       --------         -------   -------   ------   --------   -----
                                    (DOLLAR IN THOUSANDS)
400...................   76,878   (24,583)  (24.2)    (30.0)     7.9
300...................   85,462   (15,999)  (15.8)    (25.0)     8.8
200...................   91,425   (10,036)   (9.9)    (20.0)     9.4
100...................   97,847    (3,614)   (3.6)    (10.0)    10.0
Static................  101,461                                 10.4
(100).................  107,732     6,271     6.2     (10.0)    11.1
(200).................  110,465     9,004     8.9     (20.0)    11.3
(300).................  111,689    10,228    10.1     (25.0)    11.5
(400).................  113,447    11,986    11.8     (30.0)    11.6

     As in the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

     During 1997, the Company continued to follow its past practice of selling, while generally retaining the servicing rights, certain fixed-rate and adjustable-rate mortgage loans which were either sold as whole loans or, prior to sale, converted to mortgage-backed securities. In conjunction with this mortgage banking activity, the Company uses forward contracts in order to reduce exposure to interest rate risk. The amount of forward coverage of the "pipeline" of mortgages is set on a day-to-day basis by an operating officer, within policy guidelines, based on the Company's assessment of the general direction of interest rates and the levels of mortgage origination activity.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     The following table sets forth certain information relating to the Company for the years ended December 31, 1997, 1996 and 1995. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. For 1997 and 1996, the average balance data is derived from daily balances and for 1995, average balance data is derived from average month-end balances. Management does not believe that the use of average monthly balances in 1995 instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees, premiums and discounts which are considered adjustments to yields.

                                            AT                     FOR THE YEAR ENDED DECEMBER 31,
                                       DECEMBER 31,      ---------------------------------------------------
                                           1997                      1997                       1996
                                     -----------------   -----------------------------   -------------------
                                                                               AVERAGE
                                                YIELD/   AVERAGE               YIELD/    AVERAGE
                                     BALANCE     COST    BALANCE    INTEREST    COST     BALANCE    INTEREST
                                     --------   ------   --------   --------   -------   --------   --------
                                                             (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
 Investment securities(1)..........  $ 72,458    6.21%   $ 82,701   $ 5,003     6.05%    $ 36,678   $ 2,167
 Loan, net and mortgage loans held
   for sale(2).....................   801,545    7.83     759,312    58,805     7.74      603,585    45,513
 Mortgage-backed securities(3).....    57,475    6.97      62,265     4,229     6.79       72,287     4,998
                                     --------            --------   -------              --------   -------
   Total interest-earning assets...   931,478    7.65     904,278    68,037     7.52      712,550    52,678
                                                 ----               -------     ----                -------
Non-interest-earning assets........    43,202              39,770                          28,354
                                     --------            --------                        --------
   Total assets....................  $974,680            $944,048                        $740,904
                                     ========            ========                        ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Interest-bearing Liabilities:
 Money market deposit accounts.....  $ 61,546    2.92    $ 61,800     1,822     2.95     $ 46,540     1,395
 Savings accounts..................   116,858    2.50     116,247     2,826     2.43       90,763     2,219
 NOW accounts......................   106,637    1.13      96,590     1,071     1.11       66,336       890
 Certificate accounts..............   283,629    5.82     237,115    13,457     5.68      199,598    11,194
                                     --------            --------   -------              --------   -------
   Total...........................   568,670    3.94     511,752    19,176     3.75      403,237    15,698
Borrowed Funds(4)..................   263,640    5.95     299,076    17,953     6.00      225,124    13,193
                                     --------            --------   -------              --------   -------
   Total interest-bearing
     liabilities...................   832,310    4.58     810,828    37,129     4.58      628,361    28,891
                                                 ----               -------     ----                -------
Non-interest-bearing liabilities...    60,759              47,264                          21,030
                                     --------            --------                        --------
   Total liabilities...............   893,069             858,092                         649,391
                                     --------            --------                        --------
Stockholders' equity...............    81,611              85,956                          91,513
                                     --------            --------                        --------
   Total liabilities and
stockholders' equity...............  $974,680            $944,048                        $740,904
                                     ========            ========                        ========
Net interest rate spread(5)........              3.07%              $30,908     2.94%               $23,787
                                                 ====               =======     ====                =======
Net interest margin(6).............                                             3.42%
                                                                                ====
Ratio of interest-earning assets to
 interest-bearing liabilities......    111.91%             111.53%                         113.40%
                                     ========            ========                        ========

                                         FOR THE YEAR ENDED DECEMBER 31,
                                     ---------------------------------------
                                      1996                 1995
                                     -------   -----------------------------
                                     AVERAGE                         AVERAGE
                                     YIELD/    AVERAGE               YIELD/
                                      COST     BALANCE    INTEREST    COST
                                     -------   --------   --------   -------
                                             (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
 Investment securities(1)..........   5.91%    $ 33,558   $ 1,945     5.80%
 Loan, net and mortgage loans held
   for sale(2).....................   7.54      503,920    38,079     7.56
 Mortgage-backed securities(3).....   6.91       39,454     2,430     6.16
                                               --------   -------
   Total interest-earning assets...   7.39      576,932    42,454     7.36
                                      ----                -------     ----
Non-interest-earning assets........              23,590
                                               --------
   Total assets....................            $600,522
                                               ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Interest-bearing Liabilities:
 Money market deposit accounts.....   3.00     $ 49,693     1,472     2.96
 Savings accounts..................   2.44       99,498     2,485     2.50
 NOW accounts......................   1.34       65,661       931     1.42
 Certificate accounts..............   5.61      189,080    10,235     5.41
                                               --------   -------
   Total...........................   3.89      403,932    15,123     3.74
Borrowed Funds(4)..................   5.86      133,268     8,429     6.32
                                               --------   -------
   Total interest-bearing
     liabilities...................   4.60      537,200    23,552     4.38
                                      ----                -------     ----
Non-interest-bearing liabilities...              19,145
                                               --------
   Total liabilities...............             556,345
                                               --------
Stockholders' equity...............              44,177
                                               --------
   Total liabilities and
stockholders' equity...............            $600,522
                                               ========
Net interest rate spread(5)........   2.79%               $18,902     2.98%
                                      ====                =======     ====
Net interest margin(6).............   3.34%                           3.28%
                                      ====                            ====
Ratio of interest-earning assets to
 interest-bearing liabilities......              107.40%
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

(4) Interest paid on borrowed funds for the periods presented includes interest expense on FNMA deposits held in escrow accounts with the Company related to the Company's FNMA servicing, which, if such interest expense was excluded, would result in an average cost of borrowed funds of 5.98%, 5.81%, and 6.31% for the years ended December 31, 1997, 1996 and 1995, respectively.

(5) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

Note: Average balances for 1997 and 1996 are calculated on a daily basis, while average balances for 1995 are based on average monthly balances.

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

                               YEAR ENDED                  YEAR ENDED
                           DECEMBER 31, 1997            DECEMBER 31, 1996
                              COMPARED TO                  COMPARED TO
                               YEAR ENDED                  YEAR ENDED
                           DECEMBER 31, 1996            DECEMBER 31, 1995
                       --------------------------   -------------------------
                           INCREASE                     INCREASE
                          (DECREASE)                   (DECREASE)
                            DUE TO                       DUE TO
                       ----------------             ----------------
                       VOLUME     RATE      NET     VOLUME    RATE      NET
                       ------     ----      ---     ------    ----      ---
                                           (IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Investment
   securities........  $2,720    $  116   $ 2,836   $ 181    $    41   $  222
 Loans, net and
   mortgage loans
   held for sale.....  11,742     1,550    13,292   7,535       (101)   7,434
 Mortgage-backed
   securities........    (693)      (76)     (769)  2,023        545    2,568
                       ------    ------   -------   ------   -------   ------
   Total interest-
     earning
     assets..........  13,769     1,590    15,359   9,739        485   10,224
                       ------    ------   -------   ------   -------   ------
INTEREST-BEARING LIABILITIES:
 Money market deposit
   accounts..........     458       (31)      427     (93)        16      (77)
 Savings accounts....     622       (15)      607    (218)        (9)    (227)
 NOW accounts........     405      (224)      181      10        (51)     (41)
 Certificate
   accounts..........   2,104       159     2,263     569        351      920
                       ------    ------   -------   ------   -------   ------
   Total.............   3,589      (111)    3,478     268        307      575
 Borrowed funds......   4,334       426     4,760   5,805     (1,041)   4,764
                       ------    ------   -------   ------   -------   ------
   Total interest-
     bearing
     liabilities.....   7,923       315     8,238   6,073       (734)   5,339
                       ------    ------   -------   ------   -------   ------
Net change in net
 interest income.....  $5,846    $1,275   $ 7,121   $3,666   $ 1,219   $4,885
                       ======    ======   =======   ======   =======   ======

ASSET QUALITY

     The following table sets forth information regarding non-performing assets, which consist of: non-performing loans and real estate owned ("REO"). In addition to identifying non-performing loans, as discussed below, the Company identifies loans that are characterized as "impaired" pursuant to Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure. Accordingly, loans categorized as "impaired" include non-performing loans as well as other identified loans. At December 31, 1997, non-performing loans totaled $1.4 million, (all of which are included in the balance of impaired loans), impaired loans totaled $2.1 million, consisting of 34 loans, and REO totaled $195,000, consisting of six properties. It is the policy of the Company to cease accruing interest on loans 90 days or more past due and charging off all accrued interest. For the years ended December 31, 1997, 1996, and 1995, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $146,000, $103,000, and $303,000, respectively. For the same periods, the difference between the amount of interest income which would have been recognized on other impaired loans if such loans were performing in accordance with their regular terms and actual amounts recognized was $1,000, $73,000, and $77,000, respectively.

                                            AT DECEMBER 31,
                                        ------------------------
                                         1997     1996     1995
                                         ----     ----     ----
                                         (DOLLARS IN THOUSANDS)
NON-PERFORMING LOANS:
  Residential real estate:
    One- to four-family...............  $  941   $1,463   $1,195
    Multi-family......................      --       --      745
  Commercial real estate..............     458       25    3,312
  Other Loans.........................       6       14       --
                                        ------   ------   ------
      Total...........................   1,405    1,502    5,252
Real estate owned, net(3).............     195    2,668      971
                                        ------   ------   ------
      Total non-performing assets.....   1,600    4,170    6,223
Restructured loans....................     369    2,489    2,941
                                        ------   ------   ------
Total risk elements...................  $1,969   $6,659   $9,164
                                        ======   ======   ======
Allowance for loan losses as a percent
  of loans(1).........................    0.82%    0.64%    0.82%
Allowance for loan losses as a percent
  of non-performing loans(2)..........  469.75   293.02    81.40
Non-performing loans as a percent of
  loans(1)(2).........................    0.17     0.22     1.00
Non-performing assets as a percent of
  total assets(4).....................    0.16     0.51     0.97

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

     At December 31, 1997, loans that were characterized as impaired totaled $2.1 million. All of the impaired loans have been measured using the fair value of the collateral method. During the year ended December 31, 1997, the average recorded value of impaired loans was $3.8 million, $139,000 of interest income was recognized and $286,000 of interest income would have been recognized under original terms. The composition of impaired loans by type is shown below:

                                    DECEMBER 31,
                                   ---------------
                                    1997     1996
                                   ------   ------
                                   (IN THOUSANDS)
Impaired loans:
  Residential real estate
     One- to four-family.........  $  999   $1,763
     Multi-family................     316    2,271
  Commercial real estate.........     677      246
  Other loans....................      99      112
                                   ------   ------
          Total impaired loans...  $2,091   $4,392
                                   ======   ======

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the national and regional economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans which are deemed probable and estimable based on information currently known to management. Management's analysis of the adequacy of the allowance is based upon consideration of a number of factors, including current economic conditions, actual loss experience and industry trends. In addition various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management. Amounts provided for the years 1997, 1996 and 1995 were $1.7 million, $1.3 million and $3.6 million, respectively. During the year ended December 31, 1997, there were recoveries of $399,000 credited to, and charge-offs of $515,000 taken against this allowance. As of December 31, 1997, the Company's allowance for loan losses was .82% of total loans compared to .64% as of December 31, 1996. Management believes this increased coverage ratio is prudent due to the balance increase in the combined total of construction and land, commercial real estate, home equity and improvement and consumer loans. These combined total balances increased from $59.8 million at December 31, 1996 to $91.5 million at December 31, 1997, an increase of 53%, due in large part to the inclusion of BNB's balances. These loans aggregated to 11.6% and 8.8% of the total loans, net, at December 31, 1997 and 1996, respectively. The Company had non-performing loans of $1.4 million and $1.5 million at December 31, 1997 and December 31, 1996, respectively. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of allowance for loan losses.

     The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.

                                  AT OR FOR THE YEAR ENDED
                                        DECEMBER 31,
                         ------------------------------------------
                          1997     1996     1995     1994     1993
                         ------   ------   ------   ------   ------
                                       (IN THOUSANDS)
Balance at beginning of
  period...............  $4,400   $4,275   $3,700   $4,450   $4,381
BNB allowance for loan
  losses at acquisition
  date.................     620       --       --       --       --
Provision for loan
  losses...............   1,696    1,294    3,614      283    3,918
Charge-offs:
  One- to
    four-family........     370      387      550      711    2,114
  Multi-family.........      84      263      483      251    1,114
  Commercial...........      45      664    2,297      200      805
  Construction and
    land...............       0        0        0        0        4
Other..................      16      198      194       56       17
                         ------   ------   ------   ------   ------
        Total..........     515    1,512    3,524    1,218    4,054
Recoveries.............     399      343      485      185      205
                         ------   ------   ------   ------   ------
Balance at end of
  period...............  $6,600   $4,400   $4,275   $3,700   $4,450
                         ======   ======   ======   ======   ======
Ratio of net
  charge-offs during
  the period to average
  loans outstanding
  during the period....    0.02%    0.19%    0.60%    0.23%    0.94%
                         ======   ======   ======   ======   ======

     The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The most severe classification before a charge-off is required is "sub-standard." At December 31, 1997, 1996 and 1995, the Company classified (excluding REO) $5.8 million, $3.8 million and $8.3 million of sub-standard assets, respectively. Included in these amounts were $1.4 million, $1.5 million and $5.3 million in non-performing assets, respectively. In the opinion of management, the performing sub-standard loans evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become non-performing assets in future periods.

     The preceding and following discussion may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. In particular, these issues may impact management's estimates used in evaluating market risk and interest rate risk in its GAP and NPV tables, loan loss provisions, classification of assets, Year 2000 issues, accounting estimates and other estimates used throughout this discussion.

COMPARISON OF FINANCIAL CONDITION AND OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996.

CHANGES IN FINANCIAL CONDITION

     Assets at December 31, 1997 totaled $974.7 million, an increase of $154.1 million, or 18.8%, compared to $820.6 million at December 31, 1996. Asset growth was primarily attributable to the acquisition of BNB and growth in loans, net, at BFS. This growth at BFS was primarily due to increased originations of adjustable-rate and ten to fifteen year fixed-rate one- to four-family mortgage loans which combined with BNB's portfolio caused loans, net, to increase by $115.1 million to a balance of $791.7 million at December 31, 1997, compared to a balance of $676.7 million at December 31, 1996. Volatility in market interest rates and a generally falling interest rate environment in the second half of 1997 reduced customer demand for adjustable-rate loans and increased demand for longer term, fixed-rate loan products, the bulk of which were sold in the secondary market. Shorter term loans, generally 15 year or less, were originated for portfolio. Deposit accounts increased by $191.0 million from a balance of $428.8 million at December 31, 1996 to a balance of $619.8 million at December 31, 1997. Of the increase, $125.0 million is attributable to the acquisition of BNB while the balance represents growth in BFS's deposit balances, $75.0 million of which were obtained through the wholesale certificates of deposit broker market. BFS obtained these funds for terms of two to three years and the funds were used primarily to support the growth in loans, net. Mortgage-backed securities decreased by $9.1 million, or 13.7%, from a balance of $66.6 million at December 31, 1996 to a balance of $57.5 million at December 31, 1997. Mortgage loans held for sale totaled $9.8 million at December 31, 1997, compared to $4.0 million at December 31, 1996. FHLB advances decreased $40.0 million to a balance of $256.5 million at December 31, 1997, compared to $296.5 million at December 31, 1996 as funds from the brokered certificates of deposit mentioned above were also used to repay FHLB advances. Total stockholders' equity was $81.6 million at December 31, 1997 or $15.72 per share, compared to $86.4 million or $14.75 per share at December 31, 1996. The decrease in total stockholders' equity during the year ended December 31, 1997 was primarily due to the combined effects of the completion of the second and third and commencement of the fourth 5% stock repurchase programs and dividends paid, during the year ended December 31, 1997, offset by the change in market valuation, net of taxes, of the available-for-sale securities portfolio, net income and the amortization of the Stock-based Incentive Plans. The stockholders' equity to total assets ratio of the Company was 8.4% at December 31, 1997 and 10.5% at December 31, 1996.

RESULTS OF OPERATIONS

  General

     Net income for the year ended December 31, 1997 was $7.1 million, or $1.28 basic earnings per share and $1.24 diluted earnings per share, compared to $2.9 million, or $.48 basic and diluted earnings per share for the comparable period in 1996. Net income for the year ended December 31, 1996 was adversely impacted by the one time $2.7 million (approximately $1.6 million after tax, or $.26 per share) special assessment for the recapitalization of the Savings Association Insurance Fund ("SAIF"). The improved net income increased the return on average assets to .75% and the return on average stockholders' equity to 8.21% during the year ended December 31, 1997, compared to .40% and 3.21%, respectively, for the year ended December 31, 1996. Excluding the SAIF special assessment, the return on average assets was .61% and the return on average stockholders' equity was 4.96% for the year ended December 31, 1996. The increase was primarily attributable to higher net interest income, due to increased balances of interest earning assets, some of which had higher margins from the BNB acquisition, earnings from real estate operations and the non-repetition of the one-time $1.6 million after tax special assessment for the recapitalization of the SAIF. The net interest margin in 1997 increased to 3.42% from 3.34% during 1996. The improvement in the net interest margin in 1997 was primarily due to the impact of the acquisition of BNB which, like most commercial banks, earns a wider margin than thrifts such as BFS.

  Interest Income

     Total interest income for the year ended December 31, 1997 increased by $15.4 million to $68.0 million compared to $52.7 million for the year ended December 31, 1996. Interest on loans increased by $13.3 million, or 29.2%, to $58.8 million, during 1997 compared to $45.5 million during 1996. The increase in interest income in 1997 was attributable to increased average balances of interest earning assets, primarily due to an increase in the average balance of loans, from $603.6 million for 1996 to $759.3 million for 1997. Approximately $66 million of such growth was due to the acquisition of BNB. The increased average loan, net, balances generated an additional $11.7 million of interest earned while improved yields increased interest earned on loans, net, by $1.6 million. The improved yields were generally the result of increasing rate adjustments to BFS's adjustable-rate loan portfolio, much of which had been originated at discounted rates in prior years. Additionally, as interest rates declined in the second half of 1997, BFS increased the volume of shorter-term, (ten to fifteen years), higher yielding fixed-rate loans. The loan portfolio average loan yield was increased 7.74% for 1997 compared to an average yield of 7.54% for 1996. Interest income on investment securities and overnight federal funds sold increased by $2.8 million to $5.0 million for the year ended December 31, 1997, compared to $2.2 million for the year ended December 31, 1996. The primary reason for the increase is due to higher average balances of investment securities due to the acquisition of BNB. Interest income on mortgage-backed securities decreased by $769,000 for the year ended December 31, 1997 due primarily to a decrease in average balances compared to the prior year. Average balances decreased by $10.0 million from an average of $72.3 million during 1996 to an average $62.3 million during 1997. The majority of the mortgage-backed securities held in 1997 were adjustable GNMA securities. The yields on mortgage-backed securities decreased from an average yield of 6.91% in 1996 to 6.79% in 1997, resulting in a decrease in interest earned on such securities in 1997 of $76,000, compared to 1996.

  Interest Expense

     Interest expense increased by $8.2 million, or 28.4%, for the year ended December 31, 1997 to $37.1 million compared to $28.9 million for the year ended December 31, 1996. The increase in interest expense for the year ended December 31, 1997 was due to higher interest expense on both deposits and borrowed funds. Borrowed funds consisted primarily of FHLB advances and were used primarily to fund loan portfolio growth. Higher average balances of borrowed funds resulted in a $4.3 million increase in interest expense, while a 14 basis point increase in the cost of borrowings resulted in a $426,000 increase in interest expense. The average cost of borrowings for the year ended December 31, 1997 was 6.0% compared to an average cost of 5.86% for the prior year. Interest expense on deposit accounts increased by $3.5 million for the year ended December 31, 1997 due primarily to the effects of higher average balances of $511.8 million for the year ended December 31, 1997 compared to average deposit balances of $403.2 million for the prior year. The increased average balances were primarily attributable to the acquisition of BNB and BFS's acquisition of wholesale brokered deposits. The average cost of deposit accounts decreased from 3.89% for the year ended December 31, 1996 to an average cost of 3.75% for the current year. A major contributing factor in lowering the cost of savings was the addition of BNB's savings portfolio which consisted entirely of lower costing core deposit accounts. BNB had not been offering certificates of deposit to its customers, as its previous lending needs did not necessitate such savings products.

  Provision for Loan Losses

     During 1997, the provision for loan losses was increased to $1.7 million from the prior year provision of $1.3 million. The higher provision was based on management's evaluation of the growth and change in composition of the Company's loan portfolio, existing real estate market conditions, the level of charge-offs and classified assets. Total non-performing loans decreased to $1.4 million, or
 .17% of loans at December 31, 1997 from $1.5 million, or .22% at December 31, 1996. Net charge-offs also decreased, amounting to $116,000, or .02% of average loans outstanding during 1997 compared with 1996's net charge-off total of $1.2 million or .19% of average loans outstanding. The allowance for loan losses as a percentage of total loans was 0.82% at December 31, 1997 compared to .64% at Decem-ber 31, 1996. As a percentage of total non-performing loans, the allowance for loan losses was 469.8% at December 31, 1997, compared to 293.0% a year earlier. See "Asset Quality" included elsewhere herein.

  Non-Interest Income

     Total non-interest income increased to $4.8 million for the year ended December 31, 1997 from $3.6 million for the year ended December 31, 1996. The primary contributing factors were increased gains on the sale of loans and higher deposit service fees. The $1.1 million gain on sale of loans during the current year exceeded the $668,000 for the prior year, primarily due to more favorable market pricing of loans sold in the secondary market during 1997. The improved gain on sale of loans was realized despite a reduction in the volume of loans sold during 1997. Deposit service fees improved to $1.7 million for the year ended December 31, 1997, compared to $1.1 million for the prior year due to the inclusion of BNB's deposit service fees and continued growth in BFS's transaction accounts and service fees collected thereon during 1997.

  Non-Interest Expense

     Total non-interest expense for the year ended December 31, 1997 was $21.5 million, compared to $21.0 million for 1996. Excluding the SAIF special assessment of $2.7 million during 1996, non-interest expenses increased by $3.2 million or 17.5%. The primary components of this increase were compensation and benefits expenses and occupancy and equipment expenses, offset somewhat by reduced deposit insurance premiums and income from real estate operations. Compensation and benefits expense for the year ended December 31, 1997 amounted to $13.5 million, compared to $9.8 million for the prior year. The primary reasons for this increase of $3.7 million was the inclusion of $2.2 million of BNB's compensation expenses, a $468,000 increase in the ESOP expense resulting from appreciation in the Company's stock, and the establishment of a short-term incentive plan. Occupancy and equipment expense increased from $2.5 million for the year ended December 31, 1996 to $3.1 million for the year ended December 31, 1997, due essentially to the addition of BNB's expenses. The Company's Federal Deposit Insurance Premiums were lower this year, $293,000 compared to last year's total of $916,000 due to the benefits of the Company's payment of the non-recurring special assessment of $2.7 million to the SAIF in 1996. Data processing expense increased from $600,000 for the year ended December 31, 1996 to $968,000 for the current year due primarily to the added cost of BNB's data processing. Real estate operations provided income of $1.2 million during the year ended December 31, 1997, compared to an expense for the prior year. The two main contributing factors to the current year's income from real estate operations are the sale of a land sub-division owned by a subsidiary of BFS and recoveries from the sale of real estate owned, owing to improvement in general real estate market conditions during 1997. Other non-interest expense increased to $4.1 million for the year ended December 31, 1997 from $3.4 million for the prior year due to the inclusion of BNB's miscellaneous expenses.

  Income Taxes

     Income tax expense was $5.5 million for the year ended December 31, 1997 (resulting in an effective tax rate of 43.8%), compared to a tax expense of $2.1 million for the year ended December 31, 1996 (resulting in an effective tax rate of 41.5%). The increase in income tax expense is primarily attributable to an increase in pre-tax earnings while the slightly higher effective rate is due primarily to the non-deductibility of the appreciation of the allocated ESOP shares.

  Year 2000 Project

     Included in other non-interest expenses in 1997 are charges incurred in connection with the modification or replacement of software or hardware in order for the Company's computer and related systems to properly recognize dates beyond December 31, 1999. The Company has completed its assessment of Year 2000 issues, developed a plan, and arranged for the required resources to complete the necessary remediation efforts.

     The Company will utilize both internal and external resources to reprogram, or replace and test hardware and software for Year 2000 modifications. The Company plans to complete changes and testing for mission critical systems by December 31, 1998, a date prior to any impact on its operating systems. Testing of non-critical applications will continue into 1999 and will be completed prior to any impact on operating systems. The total cost of the Year 2000 project is estimated at $300,000 to $500,000. Through December 31, 1997 the Company expensed approximately $50,000 toward the assessment and remediation efforts of the Year 2000 project. The Company will incur costs through the Year 2000, but does not anticipate that material incremental costs will be incurred in any single period.

     A significant portion of the costs associated with the Year 2000 project are not expected to be incremental to the Company, but rather represent a reprioritization of existing internal systems technology resources.

     The Company has initiated formal communications with all of its significant vendors and service providers to determine the extent to which the Company is vulnerable to any failure of those third parties to remedy their own Year 2000 issues. The Company's total Year 2000 project costs and estimates to complete include the estimated costs and time associated with the impact of third-party Year 2000 issues, based on information currently available. However, there can be no guarantee that the systems of other companies on which the companies systems rely will be remediated in a timely manner or that there will be no adverse effect on the Company's systems. Therefore, the Company could possibly be negatively impacted to the extent that other entities not affiliated with the Company are unsuccessful in properly addressing this issue.

     The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based upon management's best estimates, which are derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

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

RESULTS OF OPERATIONS

  General

     Net income for the year ended December 31, 1996 was $2.9 million, or $.48 basic and diluted earnings per share, an increase of $1.8 million or 164%, from the $1.1 million (with earnings per share not applicable) for the year ended December 31, 1995. The increase was primarily attributable to higher net interest income, due to increased balances of interest earning assets and a lower provision for loan losses, which were partially offset by the one-time $2.7 million (approximately $1.6 million after tax) special assessment for the recapitalization of the SAIF as a result of federal legislation enacted in late 1996. Excluding such non-recurring SAIF special assessment, net income for the year would have been $4.5 million or $.73 basic and diluted earnings per share, a 309% increase over 1995's net income of $1.1 million, with earnings per share not meaningful since the Company did not have any stock outstanding until October 24, 1995. The net interest margin in 1996 increased to 3.34% from 3.28% during 1995. The improvement in the net interest margin in 1996 was primarily due to the impact of the Company's utilization of net conver-sion proceeds for a full year in 1996 compared to approximately two months in 1995.

  Interest Income

     Total interest income for the year ended December 31, 1996 increased by $10.2 million to $52.7 million compared to $42.5 million for the year ended December 31, 1995. Interest on loans increased by $7.4 million, or 19.4%, to $45.5 million, during 1996 compared to $38.1 million during 1995. The increase in interest income in 1996 was attributable to increased average balances of interest earning assets, primarily due to an increase in the average balance of loans, from $503.9 million for 1995 to $603.6 million for 1996. The increased average loan balances generated an additional $7.5 million of interest earned which was partially offset by reduced earnings of $101,000 due to increased origination of the Company's discounted adjustable-rate loans which resulted in an overall decline in yields for the loan portfolio whereby the average loan yield was reduced to 7.54% for 1996 compared to an average of 7.56% for 1995. Interest income on mortgage-backed securities increased by $2.6 million for the year ended December 31, 1996 due primarily to an increase in average balances compared to the prior year. Average balances increased by $32.8 million from an average of $39.5 million during 1995 to an average $72.3 million during 1996. The majority of the mortgage-backed securities held in 1996 were adjustable GNMA securities. The yields on mortgage-backed securities increased from an average yield of 6.16% in 1995 to 6.91% in 1996, resulting in an increase in interest earned on such securities in 1996 of $545,000, compared to 1995.

  Interest Expense

     Interest expense increased by $5.3 million, or 22.5%, for the year ended December 31, 1996 to $28.9 million compared to $23.6 million for the year ended December 31, 1995. The primary cause of the increase in interest expense for the year ended December 31, 1996 was interest expense on borrowed funds consisting primarily of FHLB advances and to a lesser extent, repurchase agreements which were used primarily to fund adjustable-rate loans originated for portfolio during 1996. Interest expense on deposit accounts increased by $575,000 for the year ended December 31, 1996 due primarily to the effects of higher deposit rates during the year, caused by a shift of regular savings deposits into higher yielding certificates of deposit. Average deposit balances were $403.2 million during the year ended December 31, 1996, compared to $403.9 million for the prior year, a decrease of $695,000. For the year ended December 31, 1996, interest expense on borrowed funds was $13.2 million compared to $8.4 million the prior year, an increase of $4.8 million, or 57.1%. While the average cost of borrowed funds declined by 46 basis points, from an average of 6.32% for the year ended December 31, 1995 to 5.86% for 1996, causing interest expense on FHLB advances to decrease by $1.0 million, the average balances increased from an average borrowed money balance of $133.3 million in 1995 to an average of $225.1 million in 1996. The higher average balances increased interest expense on borrowed funds by $5.8 million in 1996 compared to 1995.

  Provision for Loan Losses

     During 1996, the provision for loan losses was reduced to $1.3 million from the prior year $3.6 million. The lower provision was based on management's evaluation of existing real estate market conditions, improvement in the level of charge-offs and classified assets as well as a stabilization of general economic conditions in the Company's market area. Total non-performing loans decreased to $1.5 million, or .22% of loans at December 31, 1996 from $5.3 million, or 1.00% at December 31, 1995. Net charge-offs also decreased, amounting to $1.2 million, or .19% of average loans outstanding during 1996 compared with 1995's total of $3.0 million or .60% of average loans outstanding. The allowance for loan losses as a percentage of total loans was 0.64% at December 31, 1996 compared to .82% at December 31, 1995. As a percentage of total non-performing loans, the allowance for loan losses was 293.0% at December 31, 1996, compared to 81.4% a year earlier. See "Asset Quality" included elsewhere herein.

  Non-Interest Income

     Total non-interest income increased to $3.6 million for the year ended December 31, 1996 from $2.7 million for the year ended December 31, 1995. The primary contributing factors were increased gains on the sale of loans and higher transaction account service fees. The $668,000 gain on sale of loans during the current year exceeded the $214,000 for the prior year due mostly to the implementation of Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights, as of January 1, 1996. Deposit service fees improved to $1.1 million for the year ended December 31, 1996, compared to $668,000 for the prior year due to continued growth in transaction accounts and service fees collected thereon during 1996.

  Non-Interest Expense

     Total non-interest expense for the year ended December 31, 1996 was $21.0 million, compared to $16.0 million for 1995. The increase of $5.0 million, or 31.3%, was primarily attributable to the SAIF special assessment of $2.7 million, increased compensation and benefits expenses, occupancy and equipment expenses and other expenses. Compensation and benefits expense for the year ended December 31, 1996 amounted to $9.8 million, compared to $8.4 million for the prior year. The primary reason for the increase is the SIP expense, which amounted to $1.1 million, (including $187,000 in market value appreciation). Office occupancy and equipment expense increased from $2.2 million for the year ended December 31, 1995 to $2.5 million for the year ended December 31, 1996, due to higher costs incurred for the new data processing service and the costs of new automation equipment placed in service during the current year. While the Company's Federal Deposit Insurance Premiums were slightly lower this year, the Company paid a non-recurring special assessment of $2.7 million. Other non-interest expense increased to $3.4 million for the year ended December 31, 1996 from $2.6 million for the prior year due to increased costs of temporary help and supplies (both due to high lending volumes), and other operating expenses.

  Income Taxes

     Income tax expense was $2.1 million for the year ended December 31, 1996 (resulting in an effective tax rate of 41.5%), compared to a tax expense of $815,000 for the year ended December 31, 1995 (resulting in an effective tax rate of 41.8%). The increase in income tax expense is primarily attributable to an increase in pre-tax earnings.

  Impact of New Accounting Standards

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income, which is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income with all other components referred to in the aggregate as other comprehensive income. This statement is effective for 1998 financial statements.

     Also in June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. This statement requires a company to disclose certain income statement and balance sheet information by operating segment, as well as provide a reconciliation of operating segment information to the company's consolidated balances. This statement is effective for the 1998 annual financial statements.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
BostonFed Bancorp, Inc.:


We have audited the accompanying consolidated balance sheets of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in note 1, the Company changed its method of accounting for mortgage servicing rights effective January 1, 1996.





Boston, Massachusetts
January 20, 1998

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets
                        (In Thousands Except Share Data)

                           December 31, 1997 and 1996

ASSETS                                                                                    1997               1996
------                                                                                    ----               ----
Cash and due from banks (note 1)                                                      $  21,242             15,335
Overnight federal funds sold                                                              3,330              2,930
Short-term investments (note 1)                                                             118                 13
                                                                                      ---------           --------
               Total cash and cash equivalents                                           24,690             18,278

Investment securities available for sale (amortized cost of $31,554 at 1997
     and $1,085 at 1996) (note 4)                                                        31,767              1,085
Investment securities held to maturity (fair value of $20,630 at 1997 and
     $19,045 at 1996) (notes 5 and 14)                                                   20,630             19,170
Mortgage-backed securities available for sale (amortized cost of $19,007
     at 1997 and $23,915 at 1996) (notes 4, 13 and 14)                                   19,125             23,593
Mortgage-backed securities held to maturity (fair value of $38,903 at 1997
     and $43,033 at 1996) (notes 5 and 14)                                               38,350             43,019
Mortgage loans held for sale                                                              9,817              3,970
Loans, net of allowance for loan losses of $6,600 at 1997 and $4,400 at
     1996 (notes 6, 7 and 14)                                                           791,728            676,670
Accrued interest receivable (notes 8 and 13)                                              5,163              4,067
Stock in FHLB of Boston, at cost (note 14)                                               16,613             16,295
Premises and equipment, net (note 9)                                                      6,842              4,979
Real estate held for sale or development (note 10)                                           --                874
Real estate owned (note 11)                                                                 195              2,668
Deferred income tax asset, net (note 15)                                                  2,020              1,537
Prepaid expenses and other assets (notes 6 and 20)                                        7,740              4,362
                                                                                      ---------           --------

               Total assets                                                           $ 974,680            820,567
                                                                                      =========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Deposit accounts (note 12)                                                       $ 619,821            428,818
     Securities sold under agreements to repurchase (note 13)                             7,140              3,500
     Federal Home Loan Bank advances (note 14)                                          256,500            296,500
     Advance payments by borrowers for taxes and insurance                                3,133              2,100
     Accrued expenses and other liabilities                                               6,475              3,294
                                                                                      ---------           --------
               Total liabilities                                                        893,069            734,212
                                                                                      ---------           --------

Commitments and contingencies (notes 3, 4, 5, 7, 9, 16, 17, 18 and 19)

Stockholders' equity (notes 2, 3 and 16):
     Preferred stock, $.01 par value; 1,000,000 shares authorized;
        none issued                                                                          --                 --
     Common stock, $0.01 par value; 17,000,000 shares authorized;
        6,589,617 issued at 1997 and 1996                                                    66                 66
     Additional paid-in capital                                                          65,282             64,461
     Retained earnings                                                                   38,645             33,131
     Net unrealized gain (loss) on investments available for sale                           242               (322)
     Treasury stock, at cost (1,069,180 and 329,300 shares at 1997 and 1996)            (18,146)            (4,739)
     Unallocated ESOP shares                                                             (3,174)            (3,929)
     Unearned 1996 Stock-Based Incentive Plan                                            (1,304)            (2,313)
                                                                                      ---------           --------
               Total stockholders' equity                                                81,611             86,355
                                                                                      ---------           --------

               Total liabilities and stockholders' equity                             $ 974,680            820,567
                                                                                      =========           ========

See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income
                      (In Thousands, Except per Share Data)

                  Years ended December 31, 1997, 1996 and 1995


                                                                           1997              1996             1995
                                                                           ----              ----             ----
Interest income:
     Loans (note 6)                                                     $ 58,805            45,513           38,079
     Mortgage-backed securities                                            4,229             4,998            2,430
     Investment securities                                                 4,736             2,001            1,652
     Federal funds sold                                                      267               166              293
                                                                        --------           -------           ------
           Total interest income                                          68,037            52,678           42,454
                                                                        --------           -------           ------

Interest expense:
     Deposit accounts (note 12)                                           19,176            15,698           15,123
     Borrowed funds (notes 13 and 14)                                     17,953            13,193            8,429
                                                                        --------           -------           ------
           Total interest expense                                         37,129            28,891           23,552
                                                                        --------           -------           ------

           Net interest income                                            30,908            23,787           18,902
Provision for loan losses (note 7)                                         1,696             1,294            3,614
                                                                        --------           -------           ------
           Net interest income after provision for loan losses            29,212            22,493           15,288
                                                                        --------           -------           ------

Non-interest income:
     Loan processing and servicing fees (note 6)                           1,241             1,330            1,318
     Deposit service fees                                                  1,710             1,140              668
     Gain on sale of loans                                                 1,114               668              214
     Gain (loss) on sale of investments (note 4)                             (18)              (11)              32
     Other                                                                   759               440              440
                                                                        --------           -------           ------
           Total non-interest income                                       4,806             3,567            2,672
                                                                        --------           -------           ------

Non-interest expense:
     Compensation and benefits (note 16)                                  13,543             9,841            8,423
     Occupancy and equipment                                               3,087             2,479            2,231
     Deposit insurance premiums                                              293               916              947
     Advertising expense                                                     682               588              736
     Data processing                                                         968               600              615
     Real estate operations (notes 10 and 11)                             (1,230)              561              448
     SAIF special assessment (note 3)                                         --             2,670               --
     Other                                                                 4,115             3,385            2,609
                                                                        --------           -------           ------
           Total non-interest expense                                     21,458            21,040           16,009
                                                                        --------           -------           ------

           Income before income taxes                                     12,560             5,020            1,951
Income tax expense (note 15)                                               5,505             2,083              815
                                                                        --------           -------           ------

           Net income                                                   $  7,055             2,937            1,136
                                                                        ========           =======           ======

Basic earnings per share                                                $   1.28               .48               NM
                                                                        ========           =======           ======

Diluted earnings per share                                              $   1.24               .48               NM
                                                                        ========           =======           ======

Weighted average shares outstanding - basic                                5,505             6,118               NM
                                                                        ========           =======           ======

Weighted average shares outstanding - diluted                              5,690             6,128               NM
                                                                        ========           =======           ======

See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity
                        (In Thousands, Except Share Data)

                  Years ended December 31, 1997, 1996 and 1995


                                                                                                                Net unrealized
                                                                                                                gain (loss) on
                                                     Shares of               Additional                          investments
                                        Preferred     common      Common      paid-in      Retained   Treasury     available
                                          stock       stock       stock       capital      earnings    stock     for sale, net
                                          -----       -----       -----       -------      --------    -----     -------------
Balance at December 31, 1994              $ --       $   --       $  --        $    --     $ 30,047    $  --        $   --

    Stock issued pursuant to initial
      common stock offering                 --         6,590         66         63,855           --       --            --

    Common stock acquired by ESOP           --            --         --             --           --       --            --

    Reduction in unallocated ESOP
      shares charged to expense             --            --         --             --           --       --            --

    Appreciation in fair value of
      shares charged to expense
      for compensation plans                --            --         --            132           --       --            --

    Net income                              --            --         --             --        1,136       --            --
                                          ----        ------       ----        -------      -------     ----         -----
Balance at December 31, 1995                --         6,590         66         63,987       31,183       --            --


                                                        Unearned
                                          Unallocated  Stock-Based     Total
                                             ESOP       Incentive  stockholders'
                                            shares    Plan ("SIP")    equity
                                            ------    ------------    ------

Balance at December 31, 1994                    --         --         30,047

    Stock issued pursuant to initial
      common stock offering                     --         --         63,921

    Common stock acquired by ESOP           (5,290)        --         (5,290)

    Reduction in unallocated ESOP
      shares charged to expense                755         --            755

    Appreciation in fair value of
      shares charged to expense
      for compensation plans                    --         --            132

    Net income                                  --         --          1,136
                                            ------       ----         ------
Balance at December 31, 1995                (4,535)        --         90,701



                                                                  (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                        (In Thousands, Except Share Data)

                  Years ended December 31, 1997, 1996 and 1995

                                                                                                                   Net unrealized
                                                                                                                    gain (loss) on
                                                     Shares of             Additional                                investments
                                         Preferred    common    Common      paid-in        Retained      Treasury      available
                                           stock       stock     stock      capital        earnings        stock     for sale, net
                                           -----       -----     -----      -------        --------        -----     -------------

    Common stock repurchased
      (329,300 shares at an average
      price of $14.39 per share)            --           --        --            --             --         (4,739)          --

    Cash dividends declared and paid
      (.15 per share)                       --           --        --            --           (989)            --           --

    Reduction in unallocated ESOP
      shares charged to expense             --           --        --            --             --             --           --

    Appreciation in fair value of
      shares charged to expense
      for compensation plans                --           --        --           474             --             --           --

    Common stock acquired for SIP           --           --        --            --             --             --           --

    Earned portion of SIP shares
      charged to expense                    --           --        --            --             --             --           --

    Changes in net unrealized loss in
      investments available for sale,
      net                                   --           --        --            --             --             --         (322)

    Net income                              --           --        --            --          2,937             --           --
                                            --        -----        --        ------        -------         ------         ----

   Balance at December 31, 1996             --        6,590        66        64,461         33,131         (4,739)        (322)




                                                            Unearned
                                            Unallocated    Stock-Based      Total
                                               ESOP         Incentive     stockholders'
                                               shares      Plan ("SIP")     equity
                                               ------      ------------     ------
 Common stock repurchased
   (329,300 shares at an average
   price of $14.39 per share)                    --             --          (4,739)
 Cash dividends declared and paid
   (.15 per share)                               --             --            (989)
 Reduction in unallocated ESOP
   shares charged to expense                    606             --             606
 Appreciation in fair value of
   shares charged to expense
   for compensation plans                        --             --             474
 Common stock acquired for SIP                   --         (3,230)         (3,230)
 Earned portion of SIP shares
   charged to expense                            --            917             917
 Changes in net unrealized loss in
   investments available for sale,
   net                                           --             --            (322)
 Net income                                      --             --           2,937
                                             ------         ------         -------
Balance at December 31, 1996                 (3,929)        (2,313)         86,355


                                                                  (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                        (In Thousands, Except Share Data)

                  Years ended December 31, 1997, 1996 and 1995

                                                                                                                 Net unrealized
                                                                                                                 gain (loss) on
                                                      Shares of             Additional                            investments
                                           Preferred   common      Common     paid-in   Retained      Treasury      available
                                             stock      stock       stock     capital   earnings        stock     for sale, net
                                             -----      -----       -----     -------   --------        -----     -------------

    Common stock repurchased
      (739,880 shares at an average
      price of $18.12 per share)               --         --          --          --           --       (13,407)       --

    Cash dividends declared and paid
      (.26 per share)                          --         --          --          --       (1,541)           --        --

    Reduction in unallocated ESOP
      shares charged to expense                --         --          --          --           --            --        --

    Appreciation in fair value of
      shares charged to expense
      for compensation plans                   --         --          --         821           --            --        --

    Earned portion of SIP shares
      charged to expense                       --         --          --          --           --            --        --

    Changes in net unrealized loss in
      investments available for sale,
      net                                      --         --          --          --           --            --       564

    Net income                                                        --          --        7,055            --        --
                                           ------      -----      ------      ------      -------       -------       ---

Balance at December 31, 1997               $   --      6,590      $   66      65,282       38,645       (18,146)      242
                                           ======      =====      ======      ======      =======       =======       ===



                                                        Unearned
                                          Unallocated  Stock-Based      Total
                                             ESOP       Incentive   stockholders'
                                            shares    Plan ("SIP")     equity
                                            ------    ------------     ------

    Common stock repurchased
      (739,880 shares at an average
      price of $18.12 per share)               --           --       (13,407)

    Cash dividends declared and paid
      (.26 per share)                          --           --        (1,541)

    Reduction in unallocated ESOP
      shares charged to expense               755           --           755

    Appreciation in fair value of
      shares charged to expense
      for compensation plans                   --           --           821

    Earned portion of SIP shares
      charged to expense                       --        1,009         1,009

    Changes in net unrealized loss in
      investments available for sale,
      net                                      --           --           564

    Net income                                 --           --         7,055
                                           ------       ------       -------

Balance at December 31, 1997               (3,174)      (1,304)       81,611
                                           ======       ======       =======



See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                                 (In Thousands)

              For the years ended December 31, 1997, 1996 and 1995


                                                                                    1997          1996           1995
                                                                                    ----          ----           ----
Net cash flows from operating activities:
     Net income                                                                  $   7,055          2,937         1,136
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Depreciation, amortization and accretion, net                               963          1,034         1,109
           Earned SIP shares                                                         1,009            917            --
           Reduction in unallocated ESOP shares                                        755            606           755
           Appreciation in fair value of shares charged to expense for
              compensation plans                                                       821            474           132
           Provision for loan losses                                                 1,696          1,294         3,614
           Recovery (provision) for valuation allowance for real estate owned        (350)         335           246
           Loans originated for sale                                              (117,413)      (143,064)      (78,041)
           Proceeds from sale of loans                                             112,680        148,693        69,640
           Net loss (gain) on sale of investment securities                             18             11           (32)
           Gain on sale of real estate held for sale or development, net              (854)            --          (167)
           Decrease (increase) in deferred income taxes                               (483)           575            49
           Loss on sale of real estate acquired through foreclosure                    189             44            --
           Gain on sale of loans                                                    (1,114)          (668)         (214)
           Increase in accrued interest receivable                                    (240)          (371)         (694)
           Increase (decrease) in minority interest                                     --             --          (226)
           Decrease (increase) in prepaid expenses and other assets                  3,066         (1,452)         (105)
           Increase (decrease) in accrued expenses and other liabilities               795            787          (935)
                                                                                 ---------     ----------    ----------
                    Net cash provided by (used in) operating activities              8,593         12,152        (3,733)
                                                                                 ---------     ----------    ----------

Cash flows from investing activities:
     Net cash of acquired institution                                               11,908            --             --
     Proceeds from sales of investment securities available for sale                14,008            --          3,096
     Proceeds from sale of mortgage-backed securities available for sale             1,084         10,614            --
     Proceeds from maturities of investment securities available for sale            4,000            --             --
     Proceeds from maturities of investment securities held to maturity              9,100          1,745         3,279
     Purchase of investment securities available for sale                          (13,013)           (63)       (4,088)
     Purchase of investment securities held to maturity                             (5,900)        (9,992)       (8,710)
     Purchase of mortgage-backed securities available for sale                          --        (10,666)      (23,873)
     Purchase of mortgage-backed securities held to maturity                            --        (13,891)           --
     Principal repayments on investment securities held to maturity                     --          6,009         3,340
     Principal repayments on mortgage-backed securities held to maturity             4,641          5,934         4,586
     Principal repayments on mortgage-backed securities available for sale           3,807             --            --
     Increase in portfolio loans, net                                              (51,194)      (172,557)      (15,691)
     Purchase of FHLB stock                                                           (249)        (7,921)         (743)
     Purchases of premises and equipment                                              (956)          (617)       (1,490)
     Proceeds from sale of real estate held for sale or development                  2,058             --            200
     Additional investment in real estate held for sale or development                  --             --            (4)
     Proceeds from sale of real estate owned                                         3,167          2,249           596
     Additional investments in real estate owned                                        --           (359)          (93)
                                                                                 ---------     ----------    ----------
                    Net cash used in investing activities                          (17,539)      (189,515)      (39,595)
                                                                                 ---------     ----------    ----------


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                Consolidated Statements of Cash Flows (continued)
                                 (In Thousands)


                                                                                      1997          1996          1995
                                                                                      ----          ----          ----

Cash flows from financing activities:
     Increase (decrease) in deposits accounts                                      $  65,981        9,714        5,940
     Proceeds from securities sold under agreement to repurchase                       7,140        2,973        7,000
     Repayments of securities sold under agreement to repurchase                      (3,500)      (6,473)          --
     Proceeds from Federal Home Loan Bank advances                                   276,200      670,304      461,029
     Repayments of Federal Home Loan Bank advances                                  (316,200)    (493,713)    (476,151)
     Increase (decrease) in advance payments by borrowers for taxes
        and insurance                                                                    685          569         (204)
     Net proceeds from common stock issued pursuant to initial
        public offering                                                                   --           --       63,921
     Cash dividends paid                                                              (1,541)        (989)          --
     Common stock repurchased                                                        (13,407)      (4,739)          --
     Payments to acquire common stock for ESOP                                            --           --       (5,290)
     Purchase of common stock for SIP                                                     --       (3,230)          --
                                                                                   ---------     --------     --------
                  Net cash provided by financing activities                           15,358      174,416       56,245
                                                                                   ---------     --------     --------

                  Net increase (decrease) in cash and cash equivalents                 6,412       (2,947)      12,917

Cash and cash equivalents at beginning of year                                        18,278       21,225        8,308
                                                                                   ---------     --------     --------

Cash and cash equivalents at end of year                                           $  24,690       18,278       21,225
                                                                                   =========     ========     ========

Supplemental disclosure of cash flow information:
     Payments during the year for:
        Interest                                                                   $  36,746       27,889       23,803
                                                                                   =========     ========     ========

        Taxes                                                                      $   4,688        1,664        1,293
                                                                                   =========     ========     ========

Supplemental schedule of noncash investing activities:
     Transfers of mortgage loans to real estate owned                              $     533        3,966        1,333
                                                                                   =========     ========     ========


See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (DOLLARS IN THOUSANDS)

      As more fully described in note 2, Boston Federal Savings Bank ("BFS") converted from a mutual savings bank to a capital stock savings bank on October 24, 1995. As part of the conversion, BostonFed Bancorp, Inc. (the "Company") was formed, acquired all of BFS's conversion stock, and issued its common stock in a subscription offering. The Company acquired Broadway National Bank ("BNB"), effective the close of business February 7, 1997, which was accounted for using the purchase method of accounting.

      The Company provides a variety of loan and deposit services to its customers through a network of ten locations. The Company's deposit gathering is concentrated in the communities surrounding its ten offices located in the greater Boston metropolitan area, municipalities of Arlington, Bedford, Billerica, Boston, Burlington, Chelsea, Lexington, Peabody, Revere and Wellesley. The Company is subject to competition from other financial institutions including commercial banks, other savings banks, credit unions, mortgage banking companies and other financial service providers. The Company is subject to the regulations of the Federal Reserve Bank ("FRB") and for the first three years following the initial public offering is also subject to the regulations of the Office of Thrift Supervision ("OTS"). BFS is also subject to the regulations of, and periodic examination by, the OTS. BNB, a national chartered commercial bank, is subject to the regulations of, and periodic examination by the Office of the Comptroller of the Currency ("OCC"). The Federal Deposit Insurance Corporation ("FDIC") insures the deposits of BFS through the Saving Association Insurance Fund ("SAIF") and insures the deposits of BNB through the Bank Insurance Fund ("BIF").

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

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Boston Federal Savings Bank, Broadway National Bank and B.F. Funding Corporation ("B.F. Funding").

      Boston Federal Savings Bank includes its wholly-owned subsidiaries, Leader
         Corporation and BFS Service Corporation. Broadway National Bank includes its wholly-owned subsidiary, Aygro Corporation. B.F. Funding is a business corporation formed at the direction of the Company under the laws of the Commonwealth of Massachusetts on August 25, 1995. B.F. Funding was established to lend funds to a Company sponsored employee stock ownership plan trust for the purchase of stock at the initial public offering. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Certain amounts previously reported have been reclassified to conform to the current year's presentation.

                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      Cash and Due from Banks
      BFS and BNB are required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon deposit levels and amounted to $4,912 and $1,228 at BFS and BNB, respectively, at December 31, 1997.

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

      Premiums and discounts on investment and mortgage-backed securities are amortized or accreted into income by use of the interest method adjusted for prepayments. If a decline in fair value below the amortized cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against income. Gains and losses on the sale of investment and mortgage-backed securities are recognized at the time of sale on a specific identification basis.

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

      The Company sells mortgage loans for cash proceeds approximately equal to the principal amount of loans sold, but with yields to investors which reflect current market rates. Gain or loss is recognized at the time of sale.

                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      The Company adopted the provisions of SFAS No. 122, Accounting for
         Mortgage Servicing Right, which amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities, on January 1, 1996. The Statement requires that a mortgage banking enterprise recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. As a result of adopting SFAS No. 122, the net gain on sale of loans increased $1,095 for the year ended December 31, 1996.

      Capitalized mortgage servicing rights are recognized, based on the allocated fair value of the rights to service mortgage loans for others. Mortgage servicing rights are amortized to loan processing and servicing fee income using a method which approximates the level yield method in proportion to, and over the period of, estimated net servicing income. Mortgage servicing rights are assessed for impairment based on the fair value of those rights. Prepayment experience on mortgage servicing rights is reviewed periodically and, when actual repayments exceed estimated prepayments, the balance of the mortgage servicing asset is adjusted by a charge to earnings. Any impairment in the fair value of those mortgage servicing assets is recognized by a charge to earnings through a valuation allowance. The risk characteristics of the underlying loans used to measure impairment include interest rate and loan origination date.

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

      Impaired loans are commercial real estate, multi-family, and non-accrual mortgage and consumer and other loans, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, for which it is probable that the Company will not be able to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans, except those loans that are accounted for at fair value or at lower of cost or fair value, are accounted for at the present value of the expected future cash flows discounted at the loan's effective interest rate or as a practical expedient in the case of collateralized loans, the lower of the fair value of the collateral or the recorded amount of the loan. Management considers the payment status, net worth and earnings potential of the borrower, and the value and cash flow of the collateral as factors to determine if a loan will be paid in accordance with its contractual terms. Management does not set any minimum delay of payments as a factor in reviewing for impaired classification. Impaired loans are charged off when management believes that the collectibility of the loan's principal is remote. Classification of a loan as in-substance foreclosure is made only when a lender is in substantive possession of the collateral.

      Allowance for Loan Losses
      The Company maintains an allowance for probable losses that are inherent in the Company's loan portfolio. The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management determines that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance.

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

      Goodwill
      Goodwill is amortized on a straight-line basis over fifteen years.
         Goodwill is reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

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

      Real Estate Held for Sale or Development
      Real estate held for sale or development is carried at the lower of cost or estimated net realizable value. Acquisition and development costs, including interest, are capitalized. The Company's investments in real estate are usually made on a joint venture basis. For each project the Company maintains a controlling interest. Factors similar to those considered in the evaluation of the allowance for loan losses, including regulatory agency requirements, are considered in the evaluation of the net realizable value of real estate held for sale or development. As of December 31, 1997 the Company had no real estate held for sale or development.

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

                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      Income Taxes
      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the accounting basis and the tax basis of BFS's assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. BFS's deferred tax asset is reviewed periodically and adjustments to such asset are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset. A valuation allowance related to deferred tax assets is recognized when, in management's judgment, it is more likely than not that all, or a portion of such deferred tax assets will not be realized.

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

      Earnings Per Share
      For 1997, the Company adopted SFAS No. 128, "Earnings per Share". This
         Statement specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS"). SFAS No. 128 simplifies the standards for computing EPS previously found in APB Opinion No. 15 and makes them comparable to international EPS standards. The Statement replaces the presentation of primary EPS with basis EPS, requires dual presentation of basic and diluted EPS on the face of the statement of income, and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The adoption of this pronouncement also requires restatement of all prior year EPS data presented.

      Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year adjusted for the weighted average number of unallocated shares held by the Employee Stock Ownership Plan ("ESOP") and the 1996 Stock-Based Incentive Plan ("SIP"). Diluted earnings per share reflects the effect to weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options were converted into common stock using the treasury stock method.

      A reconciliation of the weighted average shares outstanding for the year ended December 31 follows (In Thousands):

                                                           1997        1996
                                                           -----       -----
         Basic shares                                      5,505       6,118
         Dilutive impact of stock options                    185          10
                                                           -----       -----
         Diluted shares                                    5,690       6,128
                                                           =====       =====

                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      Earnings per share is not presented for the period of October 24, 1995
         (the date of conversion to a stock savings bank) through December 31, 1995 as the earnings per share calculation for the sixty-nine day period was not meaningful. Earnings per share is not presented for the periods prior to the conversion to stock form, as BFS was a mutual savings bank and no Company stock was outstanding.

      Recent Accounting Pronouncements
      In June 1996, the Financial Accounting Standards Board issued Statement of
         Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"). SFAS 125 establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS 125 also establishes new accounting requirements for pledged collateral. SFAS 125 was effective for most transactions occurring after December 31, 1996 and must be applied prospectively. However, SFAS 127, Deferral of the Effective Date of Certain Provisions of SFAS 125, requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions in the years beginning after December 31, 1997. The adoption of SFAS 125 did not have a material impact on the consolidated financial statements. The adoption of SFAS No. 127 is not expected to have a material impact on the consolidated financial statements.

      In February 1997, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure, which is effective for the 1997 financial statements. The Company's disclosures currently comply with the provisions of this statement.

      In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive
         Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income, which is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income. This statement is effective for 1998 financial statements.

      Also, in June 1997, the FASB issued SFAS No. 131, Disclosures about
         Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. This statement requires a company to disclose certain income statement and balance sheet information by operating segment, as well as provide a reconciliation of operating segment information to the company's consolidated balances. This statement is effective for the 1998 annual financial statements.



                                                                  (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(2) CONVERSION TO STOCK FORM OF OWNERSHIP (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

      The Company is a business corporation formed at the direction of BFS under the laws of Delaware on July 11, 1995. On October 24, 1995, (i) BFS converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, (ii) BFS issued all of its outstanding capital stock to the Company and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock"), by selling 6,589,617 shares of Common Stock at a price of $10.00 per share to BFS's Employee Stock Ownership Plan ("ESOP") and to certain of BFS's eligible account holders who had subscribed for such shares (collectively, the "Conversion"). The Conversion resulted in net proceeds of $63.9 million, after expenses of $2.0 million. Net proceeds of $31 million were invested in BFS to increase BFS's tangible capital to 10% of BFS's total adjusted assets.

      Prior to the initial public offering and as a part of the subscription offering, in order to grant priority to eligible depositors, BFS established a liquidation account at the time of conversion in an amount equal to the retained earnings of BFS as of the date of its latest balance sheet date, June 30, 1995, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of BFS (and only in such an event), eligible depositors who continue to maintain accounts at BFS shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account is decreased if the balances of eligible depositors decrease on the annual determination dates. The liquidation account approximated $11.1 million (unaudited) at December 31, 1997.

      The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

      In addition to the 17,000,000 authorized shares of common stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of December 31, 1997 there were no shares of preferred stock issued.

(3)   STOCKHOLDERS' EQUITY (DOLLARS IN THOUSANDS)

      BFS and BNB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BFS and BNB must meet specific capital guidelines that involve quantitative measures of BFS's and BNB's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. BFS's and BNB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require BFS and BNB to maintain minimum amounts and ratios (set forth in the table below) of risk-weighted, core and tangible capital (as defined). Management represents, as of December 31, 1997, that BFS and BNB meets all capital adequacy requirements to which it is subject.


                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      As of June 9, 1997, the most recent notification from the OTS categorized
          BFS as "well capitalized" by regulatory definition. As of May 31, 1997, the most recent notification from the OCC categorized BNB as "well capitalized." Under "capital adequacy" guidelines and the regulatory framework to be categorized as "well capitalized" BFS and BNB must maintain minimum risk-weighted capital, core capital, leverage, and tangible ratios as set forth in the table. As of December 31, 1997, BFS and BNB are categorized as "well capitalized" based on their ratios of risk-weighted core and tangible capital. These regulatory capital requirements are set forth in terms of (1) Risk-based Total Capital (Total Capital to Risk Weighted Assets), (2) Core Capital (Tier I Capital to Adjusted Tangible Assets), (3) Risk-based Tier I Capital (Tier I Capital to Risk Weighted Assets),
          (4) Tangible Capital (Tier I Capital to Tangible Assets), and (5) Leverage Capital (Tier I Capital to Average Assets).

      BFS's and BNB's actual capital amounts and ratios are presented in the table.


                                                                                                   To Be Well
                                                                          For Capital          Capitalized Under
                                                                           Adequacy                Regulatory
                                                  Actual                   Purposes                Definitions
                                           -------------------      --------------------      -------------------
                                           Amount        Ratio      Amount         Ratio      Amount        Ratio
                                           ------        -----      ------         -----      ------        -----
       As of December 31, 1997:
   Risk-based Total Capital:
     BFS                                  $54,731         11.9%     $36,758         8.0%     $45,948         10.0%
     BNB                                    9,477         16.4        4,618         8.0        5,772         10.0
   Core Capital:
     BFS                                   48,987          5.9       24,952         3.0       41,586          5.0
   Risk-based Tier I Capital:
     BNB                                    8,799         15.2        2,309         4.0        3,463          6.0
   Tangible Capital:
     BFS                                   48,987          5.9       12,476         1.5       41,586          5.0
   Leverage Capital:
     BNB                                    8,799          7.4        4,753         4.0        5,941          5.0

As of December 31, 1996 (BFS only):
   Risk-weighted capital                  $58,310         13.2%     $35,301         8.0%     $44,060         10.0%
   Core capital                            53,910          6.8       23,868         3.0       39,780          5.0
   Tangible capital                        53,910          6.8       11,934         1.5       39,780          5.0

      At December 31, 1997 and 1996, the consolidated capital to assets ratio was 8.4% and 10.5%, respectively, which exceeded the minimum capital requirements for the Company. During 1997, the Company's Board of Directors approved a program to repurchase up to 892,876 or approximately 15% of its outstanding common shares. The Company plans to hold the repurchased shares as treasury stock to be used for general company purposes. During the year ended December 31, 1997, 739,800 shares were repurchased under this program at a total cost of $13.4 million.

      BFS's deposits are insured by the Savings Association Insurance Fund
          ("SAIF") of the FDIC. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Act"). Among other provisions, the Act empowers the Board of Directors of the FDIC to impose a special assessment on "SAIF-assessable deposits" as of March 31, 1995 of depository institutions to recapitalize the SAIF. BFS was assessed a rate of 65.7 cents per $100 of SAIF-assessable deposits. BFS recorded a charge to SAIF special assessment expense of $2.7 million on September 30, 1996.


                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(4) INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE (DOLLARS IN THOUSANDS)

    The amortized cost and fair values of investment and mortgage-backed securities available for sale are shown below by contractual maturity:

                                                                December 31, 1997
                                                   -------------------------------------------
                                                   Amortized   Unrealized Unrealized     Fair
                                                     cost        gains      losses       value
                                                     ----        -----      ------       -----
Investment securities:
   Cash management funds                             $ 1,150        --        --         1,150

   U.S. Government, federal agency
      and other obligations:
          Maturing within 1 year                       7,987        14        (7)        7,994
          Maturing after 1 year but
             within 5 years                           22,417       206        --        22,623
                                                     -------       ---       ---        ------

                   Total investment securities       $31,554       220        (7)       31,767
                                                     =======       ===       ===        ======

Mortgage-backed securities:
   Maturing after 5 years but
      within 10 years                                $ 8,454        --       (10)        8,444
   Maturing after 10 years                            10,553       151       (23)       10,681
                                                     -------       ---       ---        ------

                   Total mortgage-backed
                   securities                        $19,007       151       (33)       19,125
                                                     =======       ===       ===        ======


                                                                December 31, 1996
                                                   -------------------------------------------
                                                   Amortized   Unrealized Unrealized    Fair
                                                     cost        gains     losses       value
                                                     ----        -----     ------       -----
Investment securities:
   Cash management fund                              $ 1,085       --        --         1,085
                                                     =======      ===      ====        ======

Mortgage-backed securities:
   Maturing after 5 years but
      within 10 years                                $10,036       --      (153)        9,883
   Maturing after 10 years                            13,879       --      (169)       13,710
                                                     -------      ---      ----        ------

          Total mortgage-backed
             securities                              $23,915       --      (322)       23,593
                                                     =======      ===      ====        ======

Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      U.S. agency notes with an amortized cost of $2,000 and a fair value of $1,996 at December 31, 1997 were pledged to provide collateral for customer and the Company's employee tax withholdings that are to be remitted to the federal government in excess of the $100 of withholdings insured by the FDIC.

      At December 31, 1997, mortgage-backed securities with book value of $7,414 and fair value of $7,534 were pledged as collateral for securities sold under agreement to repurchase.

      Included in U.S. government, federal agency and other obligations are investments with callable features that can be called prior to final maturity with an amortized cost of $2,973 and fair value of $2,994 at December 31, 1997.

      The composition by issuer of mortgage-backed securities available for sale follows:

                                                          December 31,
                                         ------------------------------------------------
                                                  1997                       1996
                                         --------------------      ---------------------
                                         Amortized      Fair       Amortized      Fair
                                            cost        value         cost        value
            FHLMC                         $ 8,454        8,444       10,036        9,883
            GNMA                           10,553       10,681       13,879       13,710
                                          -------       ------       ------       ------

                                          $19,007       19,125       23,915       23,593
                                          =======       ======       ======       ======

      Proceeds from the sale of investment securities and mortgage-backed securities available for sale amounted to $15,092, $10,614 and $3,096 in 1997, 1996 and 1995, respectively. Realized losses on investment securities and mortgage-backed securities available for sale were $18, $11 and $5 in 1997, 1996 and 1995, respectively. Realized gains amounted to $37 in 1995.

                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(5) INVESTMENT AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY (DOLLARS IN THOUSANDS)

     The amortized cost and fair values of investment and mortgage-backed securities held to maturity are shown below by contractual maturity:




                                                                    December 31, 1997
                                                    ----------------------------------------------
                                                    Amortized   Unrealized    Unrealized     Fair
                                                      cost         gains        losses       value
                                                      ----         -----        ------       -----
Investment securities:
   U.S. government, federal
      agency and other obligations:
          Maturing within one year                    $ 5,939         7          (19)        5,927
          Maturing after 1 year but
             within 5 years                            13,691        49          (44)       13,696
          Maturing after 5 years but
             within 10 years                            1,000         7           --         1,007
                                                      -------      ----         ----        ------

                 Total investment securities          $20,630        63          (63)       20,630
                                                      =======      ====         ====        ======

Mortgage-backed securities:
      Maturing after 1 year but
          within 5 years                              $ 2,050        14           (1)        2,063
      Maturing after 5 years but
          within 10 years                               3,126       132           --         3,258
      Maturing after 10 years                          33,174       410           (2)       33,582
                                                      -------      ----         ----        ------

                 Total mortgage-backed securities     $38,350       556           (3)       38,903
                                                      =======      ====         ====        ======


                                                                    December 31, 1996
                                                    ----------------------------------------------
                                                    Amortized   Unrealized    Unrealized     Fair
                                                      cost         gains        losses       value
                                                      ----         -----        ------       -----
Investment securities:
   U.S. government, federal
      agency and other obligations:
          Maturing within one year                    $ 2,004        --          (3)        2,001
          Maturing after 1 year but
             within 5 years                            15,916        43         (167)       15,792
          Maturing after 5 years but
             within 10 years                            1,000         2           --         1,002
                                                      -------      ----         ----        ------
                                                       18,920        45         (170)       18,795
                                                      -------      ----         ----        ------
   Certificates of deposit:
      Maturing within 1 year                              250        --           --           250
                                                      -------      ----         ----        ------

                 Total investment securities          $19,170        45         (170)       19,045
                                                      =======      ====         ====        ======

Mortgage-backed securities:
      Maturing after1 year but
          within 5 years                              $    51        --           (2)           49
      Maturing after 5 years but
          within 10 years                               5,485        86          (51)        5,520
      Maturing after 10 years                          37,483       113         (132)       37,464
                                                      -------      ----         ----        ------

                 Total mortgage-backed securities     $43,019       199         (185)       43,033
                                                      =======      ====         ====        ======




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

      A U.S. agency note with amortized cost of $500 and fair value of $496 at December 31, 1997 was pledged to secure certain of BFS's recourse liabilities relating to loans sold as described in note 6.

      Investment securities with an amortized cost of $1,500 and a fair value of $1,494 at December 31, 1997 were pledged to provide collateral for customer and BFS's employee tax withholdings that are to be remitted to the federal government in excess of the $100 of withholdings insured by the FDIC.

      Included in U.S. government, federal agency and other obligations are investments with callable features that can be called prior to final maturity with an amortized cost of $15,084 and a fair value of $15,105 at December 31, 1997.

      The composition by issuer of mortgage-backed securities held to maturity follows:


                                                                         December 31,
                                                        --------------------------------------------
                                                                 1997                    1996
                                                        -------------------       ------------------
                                                        Amortized      Fair       Amortized    Fair
                                                          cost        value        cost        value
                                                          ----        -----        ----        -----
FHLMC                                                    $ 1,100       1,108       1,356       1,330
FNMA                                                         894         902       1,147       1,129
GNMA                                                      22,425      22,858      26,611      26,696
Privately issued collateralized mortgage obligation       13,931      14,035      13,905      13,878
                                                         -------      ------      ------      ------

                                                         $38,350      38,903      43,019      43,033
                                                         =======      ======      ======      ======

 (6)  LOANS (DOLLARS IN THOUSANDS)

      The Company's lending activities are conducted principally in eastern
         Massachusetts. The Company grants single-family and multifamily residential loans, commercial real estate loans, commercial loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multifamily properties, commercial real estate properties and for land development. Approximately 99% of the loans granted by the Company are secured by real estate collateral. The ability and willingness of the single-family residential and consumer borrowers to honor their repayment commitments is generally dependent, among other things, on the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally affected by the health of the real estate economic sector in the borrowers' geographic areas and the general economy.



                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      The Company's loan portfolio was comprised of the following at December 31:


                                                          1997          1996
                                                          ----          ----
         Mortgage loans:
              Residential 1-4 family                    $692,285       603,822
              Multi-family                                18,874        21,381
              Construction and land                       20,497        12,532
              Commercial real estate                      36,400        28,136
                                                        --------       -------
                                                         768,056       665,871
                                                        --------       -------
         Consumer and other loans:
              Home equity and improvement                 28,119        17,417
              Secured by deposits                          2,710           979
              Consumer                                     6,526         1,730
              Business                                       110           724
                                                        --------       -------
                                                          37,465        20,850
                                                        --------       -------

                     Total loans                         805,521       686,721

         Less:
              Allowance for loan losses (note 7)          (6,600)       (4,400)
              Construction loans in process               (8,527)       (6,936)
              Net unearned discount on loans
                 purchased                                  (114)         (163)
              Deferred loan origination costs              1,448         1,448
                                                        --------       -------

                     Loans, net                         $791,728       676,670
                                                        ========       =======


      The Company services mortgage loans for investors which are not included in the accompanying consolidated balance sheets totaling approximately $549,422 and $540,356 at December 31, 1997 and 1996, respectively. Of these loans serviced for others, $827 and $1,010 at December 31, 1997 and 1996, respectively, had been sold with recourse by the Company. In addition, at December 31, 1997 and 1996, respectively, the Company had retained the secondary layer of recourse risk on $7,736 and $9,861 of serviced loans, with such risk limited to $223 and $267 after the first layer (25% of each such loss, not to exceed $2,200) is exhausted. The losses incurred on loans subject to recourse amounted to $44 and $53 for the years ended December 31, 1997 and 1995, respectively. There were no such losses on loans subject to recourse in 1996.

      Proceeds from the sales of loans were $112,680 for 1997, $148,693 for 1996 and $69,640 for 1995. Gains recognized on the sales of loans amounted to $1,114 in 1997, $668 in 1996, and $214 in 1995.



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



      A summary of the activity of the mortgage servicing rights, which is included as a component of other assets, for the year ended December 31 follows:

                                                          1997        1996
                                                          ----        ----

         Balance, beginning of year                     $  988          --

         Capitalized mortgage servicing rights             836       1,005
         Amortization                                     (290)       (107)
                                                        ------       -----

         Balance, end of year                           $1,534         988
                                                        ======       =====

      The Company has determined that the fair value of mortgage servicing rights at December 31, 1997 approximates their carrying amount. Therefore, a valuation allowance for the mortgage servicing rights was not established.

      The regulations established by FIRREA implemented a "loan to one borrower limit" equal to 15% of capital and general valuation reserves. The regulatory limits for BFS and BNB are $8,300 and $1,900, respectively. The Company did not have any borrower relationships which exceeded the limit as of December 31, 1997 and 1996.

      In the ordinary course of business, the Company makes loans to its directors and officers and their related interests at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                                                        1997        1996
                                                        ----        ----
         Balance, beginning of year                    $  846        951

         Originations                                      22         --
         Broadway at acquisition                          280         --
         Payments                                        (106)       (86)
         Other changes                                     10        (19)
                                                       ------        ---

         Balance, end of year                          $1,052        846
                                                       ======        ===

      At December 31, 1997 and 1996, total impaired loans were $2,091 and $4,392, respectively. In the opinion of management, no impaired loans required a specific valuation allowance at December 31, 1997 and 1996. All impaired loans have been measured using the fair value of the collateral method. The average recorded value of impaired loans was $3,829 during 1997 and $5,450 during 1996. The Company follows the same policy for recognition of income on impaired loans as it does for all other loans.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      The following table summarizes information regarding the reduction of interest income on impaired loans at December 31:

                                                       1997      1996    1995
                                                       ----      ----    ----
         Income in accordance with original terms      $286       497     943
         Income recognized                              139       321     563
                                                       ----       ---     ---

         Foregone interest income during year          $147       176     380
                                                       ====       ===     ===

      All of the Company's non-accrual loans are considered to be impaired loans. Non-accrual loans at December 31, 1997 and 1996 were $1,405 and $1,502, respectively.

      At December 31, 1997 and 1996, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired.

 (7)  ALLOWANCE FOR LOAN LOSSES (IN THOUSANDS)

      The following is a summary of the activity in the allowance for loan losses for the years ended December 31:

                                                                                  1997         1996         1995
                                                                                  ----         ----         ----
         Balance, beginning of year                                              $4,400        4,275        3,700

         BNB allowance for loan losses at acquisition date                          620           --           --
         Provision charged to income                                              1,696        1,294        3,614
         Recoveries                                                                 399          343          485
         Charge-offs                                                               (515)      (1,512)      (3,524)
                                                                                 ------       ------       ------
         Balance, end of year                                                    $6,600        4,400        4,275
                                                                                 ======       ======       ======

 (8)  ACCRUED INTEREST RECEIVABLE (IN THOUSANDS)

      Accrued interest receivable as of December 31 is presented in the following table:

                                                         1997         1996
                                                         ----         ----
      Investment and mortgage-backed securities         $  871           13
      Loans                                              4,292        4,054
                                                        ------        -----
                                                        $5,163        4,067
                                                        ======        =====

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


 (9)  PREMISES AND EQUIPMENT (IN THOUSANDS)

      A summary of the cost, accumulated depreciation and amortization of land, buildings and equipment is as follows at December 31:

                                                              1997        1996
                                                              ----        ----
         Land                                                $ 2,083        519
         Buildings                                             4,036      3,114
         Furniture, fixtures and equipment                     6,188      4,841
         Leasehold improvements                                1,291      1,296
                                                             -------     ------
                                                              13,598      9,770
         Less accumulated depreciation and amortization       (6,756)    (4,791)
                                                             -------     ------
                                                             $ 6,842      4,979
                                                             =======     ======

      The Company presently leases office space at three locations and is committed to minimum annual rentals plus lease escalations. Such leases expire at various dates with options to renew. Minimum future rentals are as follows at December 31:

                Year ended:
                    1998                                           $  969
                    1999                                              240
                    2000                                              240
                    2001                                              240
                    Beyond 2001                                       400
                                                                   ------
                                                                   $2,089
                                                                   ======

      Rent expense was $1,178 in 1997, $1,095 in 1996 and $1,059 in 1995.

      The Company is exploring various alternatives with respect to the two locations which include lease renewal options and options to purchase upon lease expiration in 1998.

      The Company leases, as lessor, office space at two of its branch locations. The leases expire at various dates with options to renew. Minimum future rental income is as follows at December 31:

                Year ended December 31,
                    1998                                           $157
                    1999                                            144
                    2000                                            106
                    2001                                             52
                                                                   ----
                                                                   $459
                                                                   ====



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

  (10) REAL ESTATE HELD FOR SALE OR DEVELOPMENT (IN THOUSANDS)

       The Company's investment in real estate held for sale or development consists of the following:

                   Type of Property                     1997         1996
                   ----------------                     ----         ----
         Land                                           $ --         2,459
         Write-downs to net realizable value              --        (1,585)
                                                        ----        ------
              Net investment in real estate             $ --           874
                                                        ====        ======

       Net gains on sales of the Company's joint venture interests amounted to $854 and $167 for the years ended December 31, 1997 and 1995, respectively. There were no sales in the Company's joint venture interests for the year ended December 31, 1996. Operating expenses on real estate held for sale or development were $51 in 1996 and $309 in 1995.

  (11) REAL ESTATE OWNED (IN THOUSANDS)

       The table below presents the composition of real estate owned by property type at December 31:

                                                                                                     1997       1996
                                                                                                     ----       ----
           Single-family homes and condominiums                                                      $195          84
           Multi-family and apartment buildings                                                        --         887
           Land subdivisions                                                                           86          86
           Commercial property                                                                         --       2,047
                                                                                                     ----       -----
                                                                                                      281       3,104
           Valuation allowance to net fair value                                                      (86)       (436)
                                                                                                     ----       -----
                                                                                                     $195       2,668
                                                                                                     ====       =====

       The following is a summary of the activity in the valuation allowance for real estate owned:

                                                                                        1997         1996       1995
                                                                                        ----         ----       ----
           Balance, beginning of year                                                  $ 436          243        168

           (Recovery) provision charged to income                                       (350)         335        246
           Charge-offs                                                                    --         (142)      (171)
                                                                                       -----         ----       ----
           Balance, end of period                                                      $  86          436        243
                                                                                       =====         ====       ====

       The table below summarizes the operating results of real estate owned:

                                                                                         1997        1996       1995
                                                                                         ----        ----       ----
           Income from holding real estate                                               $   9        163          3
           Expenses of holding real estate                                                (172)      (294)       (63)
           Gains (losses) from disposition of properties                                   189        (44)        --
           Recovery (provision) to the valuation allowance                                 350       (335)      (246)
                                                                                         -----       ----       -----
                Net gain (loss)                                                          $ 376       (510)       (306)
                                                                                         =====       ====       =====


                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


  (12) DEPOSIT ACCOUNTS (DOLLARS IN THOUSANDS)

       A summary of deposit balances by type is as follows at December 31:


                                                                        1997                        1996
                                                                 -------------------         ------------------
                                                                            Weighted                   Weighted
                                                                             average                    average
                                                                  Amount      rate           Amount      rate
                                                                  ------      ----           ------      ----
       NOW                                                      $106,637      1.13%         $ 78,517     1.21%
       Regular and statement savings                             116,858      2.50            88,100     2.49
       Money market                                               61,546      2.92            45,788     3.01
       Demand deposits and official checks                        51,151        --            16,289       --
                                                                --------                    -------
               Total noncertificate accounts                     336,192      1.76           228,694     1.98
                                                                --------                    -------

       Certificate accounts:
            3 to 6 months                                         33,471      5.14            29,257     5.03
            1 to 3 year                                          196,892      5.93           115,946     5.57
            Greater than 3 years                                   6,286      5.58             7,061     5.44
            IRA/Keogh                                             46,980      5.85            47,860     5.77
                                                                --------                    -------
               Total certificate accounts                        283,629      5.82           200,124     5.53
                                                                --------                    -------
                                                                $619,821      3.62%         $428,818     3.64%
                                                                ========      ====          ========    =====

       Contractual maturity of certificate accounts:
            Within one year                                     $137,520                     135,026
            One to two years                                      56,533                      37,949
            Two to three years                                    84,479                      16,546
            Over three years                                       5,097                      10,603
                                                                --------                    --------
                                                                $283,629                    $200,124
                                                                ========                    ========

      Aggregate amount of certificate accounts of $100 or more were $18,960 and $15,256 at December 31, 1997 and 1996, respectively. Deposit amounts in excess of $100 are not federally insured.

        Interest expense on deposits consisted of the following for the years ended December 31:

                                                  1997      1996     1995
                                                  ----      ----     ----
         NOW                                    $ 1,071       890      931
         Regular and statement savings            2,826     2,219    2,485
         Money market                             1,822     1,395    1,472
         Certificate accounts                    13,457    11,194   10,235
                                                -------    ------   ------
                                                $19,176    15,698   15,123
                                                =======    ======   ======

        The Company has $75,000 of brokered deposits with a weighted average rate of 5.98% at December 31, 1997. Brokered deposits of $10,000 and $65,000 mature in 1999 and 2000, respectively. There were no brokered deposits outstanding at December 31, 1996.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


   (13) SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE (DOLLARS IN THOUSANDS)

                                                                        1997                          1996
                                                                 ------------------            ------------------
                                                                 Amount        Rate            Amount        Rate
                                                                 ------        ----            ------        ----
           Securities sold under agreements to
                repurchase, due on demand                        $7,140        5.98%           $3,500        5.45%
                                                                 ======        ====            ======        ====

        Securities sold under agreements to repurchase are collateralized by mortgage-backed securities with a book value of $7,414 and a fair value of $7,534 at December 31, 1997. Securities sold under agreement to repurchase averaged $7,261 during 1997, and $7,496 during 1996. Maximum amounts outstanding at any month end were $21,861 during 1997 and $10,016 during 1996. The average cost of repurchase agreements was 5.62% in 1997 and 5.86% in 1996. The $7,140 represents three commitments all scheduled to mature in February, 1998. The securities collateralizing the agreements are not under the Company's control.

        Interest expense was $671 in 1997 and $439 in 1996.

   (14) FEDERAL HOME LOAN BANK ("FHLB") OF BOSTON ADVANCES
        (DOLLARS IN THOUSANDS)

        FHLB of Boston advances by year of maturity at December 31 were:


                                                                        1997                       1996
                                                                --------------------        -------------------
                                                                           Weighted                    Weighted
                                                                            average                     average
                                                                Amount       rate           Amount       rate
                                                                ------       ----           ------       ----
         1997                                                  $     --                    165,000       5.81
         1998                                                   118,000       5.76          58,000       5.79
         1999                                                    56,000       6.05          56,000       6.05
         2000                                                    58,500       6.25          13,500       6.26
         2001                                                    13,000       6.14           3,000       6.43
         2002                                                    11,000       5.79           1,000       6.55
                                                               --------                   --------
            Total                                              $256,500       5.96%       $296,500       5.88%
                                                               ========       ====        ========       ====

        The advances are secured by FHLB of Boston stock and a blanket lien on certain qualified collateral, defined principally as 90% of the market value of U.S. Government and federal agency obligations and 75% of the carrying value of first mortgage loans on owner-occupied residential property. Applying these ratios, and other ratios on other qualifying collateral, the Company's overall borrowing capacity was approximately $438,187 and $430,095 at December 31, 1997 and 1996, respectively.

        As a member of the FHLB of Boston, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Boston, at cost, in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable to the Federal Home Loan Bank of Boston, whichever is greater, as calculated at December 31 of each year. The investment exceeds the required level by $3,788 and $1,470 at December 31, 1997 and 1996, respectively. Any excess may be redeemed by the Company or called by FHLB of Boston at par.

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       Interest expense on FHLB advances was $17,226 in 1997, $12,682 in 1996 and $8,401 in 1995.

  (15) INCOME TAXES (DOLLARS IN THOUSANDS)

       An analysis of the current and deferred federal and state income tax expense (benefit) follows:

                                                                                     1997         1996       1995
                                                                                     ----         ----       ----
           Current income tax expense:
              Federal income tax                                                     $4,581       1,142       607
              State income tax                                                        1,407         366       159
                                                                                     ------       -----      ----
                    Total current expense                                             5,988       1,508       766
                                                                                     ------       -----      ----
           Deferred income tax expense (benefit):
              Federal deferred income tax                                              (371)        442        82
              State income tax                                                          (29)        127        72
              Change in valuation allowance                                             (83)          6      (105)
                                                                                     ------       -----      ----
                    Total deferred expense (benefit)                                   (483)        575        49
                                                                                     ------       -----      ----
                    Total income tax expense                                         $5,505       2,083       815
                                                                                     ======       =====      ====


       The temporary differences (the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred tax asset and liability are as follows at December 31:

                                                                                               1997          1996
                                                                                               ----          ----
           Deferred tax assets:
              Allowance for loan losses                                                       $2,747        1,796
              Deferred compensation                                                              766           91
              Real estate owned                                                                  157          687
              State net operating loss carryforwards                                              86          135
              Premises and equipment                                                              80           87
              Unrealized loss on securities available for sale                                    --          110
              Other                                                                              127           52
                                                                                              ------        -----
                   Gross deferred assets                                                       3,963        2,958
              Valuation allowance                                                               (210)        (403)
                                                                                              ------        -----
                   Net deferred tax assets before deferred tax liabilities                     3,753        2,555
                                                                                              ------        -----
           Deferred liabilities:
              Premium on loans sold                                                              696          438
              Deferred loan fees                                                                 580          576
              Unrealized gain on securities available for sale                                    89           --
              Premises and equipment                                                             368           --
              Other                                                                               --            4
                                                                                              ------        -----
                   Gross deferred liabilities                                                  1,733        1,018
                                                                                              ------        -----
                   Net deferred tax asset                                                     $2,020        1,537
                                                                                              ======        =====



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       The valuation allowance of $210 at December 31, 1997 is attributable to state net operating loss carryforwards. Management believes that existing net deductible temporary differences which give rise to the net deferred tax asset will reverse during periods in which the Company generates net taxable income. For the year ending December 31, 1997, the Company generated approximately $14,600 of taxable income. Factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences. Management believes it is more likely than not that the net deferred tax asset will be realized.

       Of the change in the valuation allowance of $193, approximately $110 was attributable to the unrealized losses on securities available for sale and consequently is not recorded in the statement of income.

       As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the base year reserve of approximately $13.3 million, on which no deferred taxes have been provided, remains subject to recapture in the event that the Bank pays dividends in excess of its earnings and profits or redeems its stock.

       A reconciliation between the amount of total tax expense and expected tax expense, computed by applying the federal statutory rate to income before taxes, follows:

                                                                                    1997         1996          1995
                                                                                    ----         ----          ----
           Computed expected expense at statutory rate                             $4,396        1,707          663
           Items affecting federal income tax rate:
               State income tax, net of federal income tax
                 benefit and before valuation allowance                               896          325          152
               Change in valuation allowance                                          (83)           6         (105)
               Allocated ESOP share appreciation                                      212           98           45
               Other                                                                   84          (53)          60
                                                                                   ------        -----         ----
           Effective income tax expense                                            $5,505        2,083          815
                                                                                   ======        =====         ====
         Effective income tax rate                                                   43.8%        41.5%        41.8%
                                                                                   ======        =====         ====

  (16) EMPLOYEE BENEFITS (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

       Employee Stock Ownership Plan
       Effective January 1, 1995, the Company adopted an Employee Stock
           Ownership Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees of BFS. Because the Plan invests primarily in the stock of the Company, it will also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age twenty-one, completing one year of service and working at least one thousand hours of consecutive service during the previous year. Contributions are allocated to eligible participants on the basis of compensation.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       During October 1995, the Company issued a total of 529,000 shares to the ESOP at a total purchase price of $5,290. The purchase was made from the proceeds of a $5,290 loan from B.F. Funding Corporation, a wholly-owned subsidiary of the Company, bearing interest at the prime rate. Repayment of the loan is secured by contributions BFS is obliged to make under a contribution agreement with the ESOP. BFS made contributions to the ESOP totaling $755 in 1997 and $606 in 1996 to enable the ESOP to make principal payments on the loan. The amount contributed was charged to compensation and benefits expense. The Company recognized $604 in 1997 and $287 in 1996 in compensation and benefit expense and an increase in additional paid-in capital related to the appreciation in the fair value of allocated ESOP shares. The balance of the loan will be repaid over a period of approximately five years, principally with funds from BFS's future contributions to ESOP, subject to IRS limitations.

       Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal balance of the loan is repaid. Employees vest in their ESOP account at a rate of 33-1/3% annually commencing after the completion of one year of credited service or immediately if service was terminated due to death, retirement, disability, or change in control. Dividends on released shares are credited to the participants' ESOP accounts.

       At December 31, 1997 and 1996, shares held in suspense to be released annually as the loan is paid down amounted to 317,379 and 392,929, respectively. The fair value of unallocated ESOP shares was $6,944 and $5,796 at December 31, 1997 and 1996, respectively. Dividends on ESOP shares are charged to retained earnings and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

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

       Awards are granted in the form of common stock held by the SIP. A total of 242,500 shares were awarded on April 30, 1996 and 8,584 shares were awarded on October 15, 1996. During 1997, 50,217 shares were distributed. Awards outstanding vest in five annual installments generally commencing one year from the date of the award. As of December 31, 1997, 12,500 shares remain unallocated under the SIP.

       Compensation expense in the amount of the fair value of the stock at the date of the grant, will be recognized over the applicable service period for the portion of each award that vests equally over a five-year period. The Company recognized $1,226 and $1,104 related to the earned shares in compensation and benefit expense in 1997 and 1996, respectively.

       A recipient will be entitled to all voting and other stockholder rights. The unallocated SIP shares, with the exception of the unawarded SIP shares, are considered outstanding in the calculation of earnings per share.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       Stock Option Plan
       The Company adopted a stock option plan in 1996 ("1996 Plan") for officers, key employees and directors. Pursuant to the terms of the 1996 plan, the number of common shares reserved for issuance is 658,961 of which 43,100 options remain unawarded. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options granted vest over a five year period from the date of grant. During 1997, the Company adopted the 1997 stock option plan ("1997 Plan"). Pursuant to the terms of the 1997 plan, 250,000 common shares are reserved for issuance of which 120,000 options have been granted.

       During 1997, the Company granted employees options to purchase 135,461 shares of common stock at between $18.82 and $19.75 per share.

       A summary of option activity follows:

                                                          1997                                 1996
                                              ------------------------------       -----------------------------
                                                                Weighted                            Weighted
                                              Number of          Average           Number of         Average
                                               Shares         Exercise Price        Shares        Exercise Price
                                               ------         --------------        ------        --------------
           Balance, beginning of year          604,500            $12.51                 --          $   --
           Granted                             135,461             18.89            604,500           12.51
           Forfeited                            (6,600)            18.82                 --              --
                                               -------            ------            -------          ------

           Balance, end of year                733,361            $13.63            604,500          $12.51
                                               =======            ======            =======          ======

           Options exercisable                 120,900            $12.51                 --              --
                                               =======            ======            =======          ======

       A summary of options outstanding and exercisable by price range as of December 31, follows:

                             Options Outstanding                         Options Exercisable
          -----------------------------------------------------   ----------------------------------
                                  Weighted
             Outstanding           Average          Weighted         Exercisable          Weighted
                as of             Remaining          Average            as of              Average
          December 31, 1997   Contractual Life   Exercise Price   December 31, 1997    Exercise Price
          -----------------   ----------------   --------------   -----------------    --------------
                570,000              8.3            $12.44            114,000             $12.44
                 25,400              8.8             13.44              5,400              13.44
                  7,500              8.9             14.82              1,500              14.82
                120,461              9.5             18.82               --                 --
                 10,000              9.9             19.75               --                 --
                -------                                               -------

                733,361              8.5            $13.63            120,900             $12.51
                =======              ===            ======            =======             ======


       The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below:



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                                             1997          1996
                                                             ----          ----
           Net income as reported                           $7,055        2,937
           Pro forma net income                              6,383        2,533
           Basic earnings per share as reported               1.28          .48
           Diluted earnings per share as reported             1.24          .48
           Pro forma basic earnings per share                 1.16          .41
           Pro forma diluted earnings per share               1.12          .41

       The per share weighted average fair value of stock options granted during 1997 was $5.21 determined using the Flexible Binomial option pricing model with the following weighted average assumptions:

                                                             1997         1996
                                                             ----         ----
           Expected dividend yield                           1.54%        1.63%
           Risk-free interest rate                           5.99%        6.47%
           Expected volatility                              29.12%       32.75%
           Expected life (years)                             4.0          7.8

       Pension Plan
       All eligible officers and employees are included in a noncontributory defined benefit pension plan provided by BFS as a participating employer with Pentegra, formerly known as the Financial Institutions Retirement Fund. Salaried employees are eligible to participate in the plan after reaching age twenty-one and completing one year of service. Pentegra does not segregate the assets or liabilities by participating employer and, accordingly, disclosure of accumulated vested and nonvested benefits and net assets available for benefits required by SFAS No. 87 is not possible. Contributions are based on individual employer experience. According to Pentegra's Administrators, as of June 30, 1997, the date of the latest actuarial valuation, the market value of Pentegra's net assets exceeded the actuarial present value of vested benefits in the aggregate. There was no pension expense recorded for 1997, 1996 and 1995, except for an administration fee of approximately $5 per year.

       Deferred Thrift Incentive Plan
       BFS and BNB have employee tax deferred thrift incentive plans (the "401K plans") under which employee contributions to the plans are matched pursuant to the provisions of the respective plans. All employees who meet specified age and length of service requirements are eligible to participate in the 401K plans. The amounts matched by BFS and BNB are included in compensation and employee benefits expense. The amounts matched were $119 for 1997 and $88 for 1996.

       Short Term Incentive Plan
       The Company established a short-term incentive plan during 1997.
          Generally, all BFS employees are eligible to participate in the incentive plan, and awards are granted based on the achievement of certain performance measures. Compensation expense related to this award amounted to $450,000 during 1997.



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


       Executive Officer Employment Agreements
       The Company and BFS entered into employment agreements with its President and Chief Executive Officer, Executive Vice President, and Chief Financial Officer. The employment agreements generally provide for the continued payment of specified compensation and benefits for three years and provide payments for the remaining term of the agreement after the officers are terminated, unless the termination is for "cause" as defined in the employment agreements. The agreements also provide for payments to the officer upon voluntary or involuntary termination of the officer following a change in control, as defined in the agreements. In addition, BFS and BNB entered into change in control agreements with certain other executives which provide for the payment, under certain circumstances, to the officer upon the officer's termination after a change of control, as defined in their change of control agreements.

       Employee Severance Compensation Plan
       The Company established an Employee Severance Compensation Plan. The Plan provides eligible employees with severance pay benefits in the event of a change in control of BFS or Company. Generally, employees are eligible to participate in the Plan if they have completed at least one year of service with the Company and are not eligible to receive benefits under the executive officer employment agreements. The Plan provides for the payment, under certain circumstances, of lump-sum amounts upon termination following a change of control, as defined in the Plan.

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

       In addition to construction loans in process, the Company had the following outstanding commitments at December 31:

                                                               1997       1996
                                                               ----       ----
           Commitments to originate mortgage loans:
              Fixed                                          $16,341      7,540
              Variable                                        20,882     23,116
           Unused lines of credit:
              Home equity                                     42,601     30,080
              Commercial loans                                 1,185        209
           Standby letters of credit                             372         34
           Commitments to sell loans or swap loans for
              mortgage-backed securities                      21,872      8,723
           Loans sold with recourse (note 6)                     827      1,010

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

       The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:

                                                                              1997                       1996
                                                                     --------------------        --------------------
                                                                     Carrying       Fair         Carrying       Fair
                                                                      Amount        Value         Amount        Value
                                                                      ------        -----         ------        -----
           Financial assets:
              Cash and cash equivalents                               $24,690       24,690        18,278       18,278
              Investment securities available for sale                 31,767       31,767         1,085        1,085
              Investment securities held to maturity                   20,630       20,630        19,170       19,045
              Mortgage-backed securities available for sale            19,125       19,125        23,593       23,593
              Mortgage-backed securities held to maturity              38,350       38,903        43,019       43,033
              Loans, net and mortgage loans held for sale             801,545      815,740       680,640      678,602
              Accrued interest receivable                               5,163        5,163         4,067        4,067
              Stock in FHLB of Boston                                  16,613       16,613        16,295       16,295

           Financial liabilities:
              Deposit accounts                                       $619,821      625,117       428,818      429,060
              Securities sold under agreements to repurchase            7,140        7,534         3,500        3,487
              FHLB advances                                           256,500      258,934       296,500      297,873
              Advance payments by borrowers for taxes and insurance     3,133        3,133         2,100        2,100



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


  (20) ACQUISITION

       On February 7, 1997 the Company acquired BNB, headquartered in Chelsea,
          Massachusetts. The purchase price was $22 million and was accounted for using the purchase method of accounting. The results of operations include the effect of the purchase for the 327 day period beginning February 8, 1997. In connection with the acquisition, the fair value of assets acquired and liabilities assumed were as follows:

                                                                                         February 7, 1997
                                                                                         ----------------
                                                                                          (in thousands)
           Assets acquired:
              Cash and due from banks                                                         $  5,758
              Federal funds sold                                                                28,150
              Investment securities available for sale                                          35,352
              Investment securities held to maturity                                             4,646
              Loans, net                                                                        66,093
              Accrued interest receivable                                                          856
              Stock in FRB of Boston                                                                69
              Premises and equipment                                                             1,972
              Prepaid expenses and other assets                                                  3,267
                                                                                              --------
                   Total assets acquired                                                       146,163

           Liabilities assumed:
              Deposit accounts                                                                 125,022
              Advance payments by borrowers for taxes and insurance                                349
              Accrued expenses and other liabilities                                             1,969
                                                                                              --------
                   Total liabilities assumed                                                   127,340
                                                                                              --------
                   Assets in excess of liabilities                                              18,823
                   Cash paid to BNB shareholders                                                22,000
                                                                                              --------
                   Goodwill                                                                   $  3,177
                                                                                              ========

        Goodwill is included as a component of prepaid expenses and other assets.

        The following condensed consolidated pro-forma results of the Company were prepared as if the acquisition had taken place on January 1 of the respective year. The pro-forma results are not necessarily indicative of the actual results of operations had the Company's acquisition of BNB actually occurred on January 1 of the respective year.

                                                                                Year Ended
                                                                      -------------------------------
                                                                      December 31,       December 31,
                                                                          1997               1996
                                                                          ----               ----
                Total interest and dividend income and
                     total non-interest income                          $73,784           $65,329
                Net income                                                7,206             4,263
                Basic earnings per share                                   1.31               .70
                Diluted earnings per share                                 1.27               .70



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

  (21) PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS (DOLLARS IN THOUSANDS)

       The following are the condensed financial statements for BostonFed
          Bancorp, Inc. (the "Parent Company") only:


  BALANCE SHEETS

  ASSETS                                                                                    1997          1996
                                                                                            ----          ----
  Cash and interest bearing deposit in subsidiary bank                                     $ 6,812       10,854
  Short-term investments                                                                        18           13
                                                                                           -------       ------
              Total cash and cash equivalents                                                6,830       10,867
                                                                                           -------       ------
    Mortgage-backed securities available for sale (amortized cost
     of $19,007 at 1997 and $23,915 at 1996)                                                19,125       23,593
  Investment in subsidiaries, at equity                                                     61,518       55,143
  Accrued interest receivable                                                                  104          125
  Other assets                                                                               1,298          200
                                                                                           -------       ------

              Total assets                                                                 $88,875       89,928
                                                                                           =======       ======
  LIABILITIES AND STOCKHOLDERS' EQUITY

  Securities sold under agreement to repurchase                                            $ 7,140        3,500
  Accrued expenses and other liabilities                                                       124           73
                                                                                           -------       ------
              Total liabilities                                                              7,264        3,573
                                                                                           -------       ------

  Total stockholders' equity                                                                81,611       86,355
                                                                                           -------       ------

              Total liabilities and stockholders' equity                                   $88,875       89,928
                                                                                           =======       ======

  STATEMENTS OF INCOME                                                          1997         1996         1995
                                                                                ----         ----         ----

  Interest income                                                             $1,684         2,164         316
  Interest expense                                                               671           439           5
                                                                              ------         -----       -----

       Net interest income                                                     1,013         1,725         311

  Non-interest income                                                             45          --           --
  Non-interest expense                                                           428           307          10
                                                                              ------         -----       -----

       Income before income taxes                                                630         1,418         271

  Income tax expense                                                             226           536          93
                                                                              ------         -----       -----

       Income before equity in net income of subsidiaries                        404           882         178

  Equity in net income of subsidiaries                                         6,651         2,055         958
                                                                              ------         -----       -----

       Net income                                                             $7,055         2,937       1,136
                                                                              ======         =====       =====



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                  Years ended December 31, 1997, 1996 and 1995


STATEMENT OF CASH FLOWS                                                            1997           1996            1995
                                                                                   ----           ----            ----
Net cash flows from operating activities:
  Net income                                                                     $  7,055          2,937          1,136
  Adjustments to reconcile net income to net cash provided by operating activities:
        Equity in undistributed earnings of subsidiaries                           (6,651)        (2,055)          (908)
        Amortization and accretion, net                                                17             (1)           --
        Appreciation in fair value of shares charged to
            expense for compensation plans                                            821            474            132
        Earned SIP shares                                                           1,009            917            --
        Reduction in unallocated ESOP shares                                          755            606            755
        Loss on sale of investment securities                                         --              11            --
        (Increase) decrease in accrued interest receivable                             21             14           (139)
        (Increase) in other assets                                                 (1,098)          (200)           --
        Increase (decrease) in accrued expenses and other liabilities                 175            (59)           132
                                                                                 --------        -------        -------
            Net cash provided by operating activities                               2,104          2,644          1,108
                                                                                 --------        -------        -------

Cash flow from investing activities:
  Purchase of BNB                                                                 (22,000)           --             --
  Proceeds from sale of mortgage-backed securities for sale                         1,084         10,614            --
  Principal repayments on mortgage-backed securities available
    for sale                                                                        3,807            --             --
  Purchase of mortgage-backed  securities available for sale                          --         (10,666)       (23,873)
  Change in investment in subsidiaries                                             22,276          9,048        (31,181)
                                                                                 --------        -------        -------
            Net cash used in (provided by) investing activities                     5,167          8,996        (55,054)
                                                                                 --------        -------        -------

Cash flow from financing activities:
  Proceeds from securities sold under agreement to repurchase                       7,140          2,973          7,000
  Repayments of securities sold under agreement to repurchase                      (3,500)        (6,473)          --
  Net proceeds from common stock issued pursuant to initial
    public offering                                                                   --             --          63,921
  Payments to acquire common stock for ESOP                                           --             --           5,290
  Common stock repurchases                                                        (13,407)        (4,739)           --
  Purchase of common stock by SIP                                                     -           (3,230)           --
  Cash dividends paid                                                              (1,541)          (989)           --
                                                                                 --------        -------        -------
        Net cash provided (used) from financing activities                        (11,308)       (12,458)        65,631
                                                                                 --------        -------        -------

        Net increase (decrease) in cash and cash equivalents                       (4,037)          (818)        11,685

Cash and cash equivalents at beginning of year                                     10,867         11,685            --
                                                                                 --------        -------        -------

Cash and cash equivalents at end of year                                         $  6,830         10,867         11,685
                                                                                 ========        =======        =======
Supplemental cash flow information:
  Cash paid during the year for:
    Interest                                                                     $    662            442            --
    Income taxes                                                                      268            584            --



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



  (22) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

       Summaries of consolidated operating results on a quarterly basis for the year ended December 31 follows:

                                                     1997 Quarters                                    1996 Quarters
                                       ------------------------------------------      -------------------------------------------
                                        (In Thousands, Except Per Share Amounts)        (In Thousands, Except Per Share Amounts)
                                       Fourth       Third      Second       First      Fourth        Third       Second      First
                                       ------       -----      ------       -----      ------        -----       ------      -----
Interest and dividend income           $17,428     $17,542     $17,070     $15,997     $14,583      $14,083      $12,627     $11,385

Interest expense                         9,490       9,600       9,182       8,857       8,333        7,937        6,754       5,867
                                       -------     -------     -------     -------     -------      -------      -------     -------

Net interest income                      7,938       7,942       7,888       7,140       6,250        6,146        5,873       5,518
                                       -------     -------     -------     -------     -------      -------      -------     -------

Provision for loan losses                  421         395         455         425         168          390          298         438

Non-interest income                      1,327       1,303       1,181         995         914          839          856         969

SAIF special assessment                   --          --          --          --          --          2,670         --          --

Non-interest expense                     5,860       5,637       5,496       4,465       4,852        4,680        4,533       4,316
                                       -------     -------     -------     -------     -------      -------      -------     -------

Income (loss) before income taxes        2,984       3,213       3,118       3,245       2,144         (755)       1,898       1,733

Income tax expense (benefit)             1,249       1,512       1,413       1,331         933         (334)         774         710
                                       -------     -------     -------     -------     -------      -------      -------     -------

Net income (loss)                      $ 1,735     $ 1,701     $ 1,705     $ 1,914     $ 1,211      $  (421)     $ 1,124     $ 1,023
                                       =======     =======     =======     =======     =======      =======      =======     =======

Basic earnings (loss) per share        $  0.33     $  0.30     $  0.30     $  0.33     $  0.20      $ (0.07)     $  0.18     $  0.17
                                       =======     =======     =======     =======     =======      =======      =======     =======

Diluted earnings (loss) per share      $  0.31     $  0.30     $  0.30     $  0.33     $  0.20      $ (0.07)     $  0.18     $  0.17
                                       =======     =======     =======     =======     =======      =======      =======     =======

ANNUAL MEETING

     The annual meeting of stockholder will be held on Thursday, April 29, 1998, at 2:00 p.m. The meeting will take place at the Burlington Marriott, 1 Mall Road, at the intersection of Routes 128 & 3A, Burlington, MA.

STOCK LISTING

     BostonFed Bancorp, Inc. became a public company on October 24, 1995. BostonFed Bancorp, Inc. Common Stock is traded on the American Stock Exchange with the symbol "BFD." The stock is listed as "Bostnfd" in the Boston Globe and as "BstnfdBcp" in the Wall Street Journal.

COMMON STOCK INFORMATION

     Initial Public Offering Price: $10.00 per share.

COMMON STOCK PRICE AND DIVIDENDS PAID (UNAUDITED)

                                                    1996                               1997
                                    ----------------------------------  ----------------------------------
BY QUARTER                           1        2        3        4        1        2        3        4
----------------------------------------------------------------------------------------------------------
Stock Price
     High.........................  $12 3/8  $12 5/8  $13 1/2  $15 1/4  $17 1/8  $18      $22 1/8  $22 1/2
     Low..........................   11 3/8   11 1/2   11 1/4   13       14 1/4   14 1/4   17 3/4   19 5/8
Dividend Paid.....................           .05      .05      .05      .05      .07      .07      .07

     As of December 31, 1997, the Company had 5,520,437 shares outstanding and approximately 650 stockholders of record, not including persons of entities holding stock in nominee or street name through brokers or banks.

10-K REPORT

     A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K may be obtained without charge upon written request to BostonFed Bancorp, Inc., Investor Relations, 17 New England Executive Park, Burlington, MA 01803.

TRANSFER AGENT

Boston EquiServe                                 Boston EquiServe
Mail Stop: 45-02-62                              Mail Stop: 45-02-62
P.O. Box 1865                                    150 Royall Street
Boston, MA 02105-1865                            Canton, MA 02021

Shareholder Inquiries:  (781) 575-3170

INDEPENDENT AUDITOR

KPMG Peat Marwick LLP
99 High Street
Boston, MA 02110

REGULATORY COUNSEL                               LOCAL COUNSEL

Muldoon, Murphy & Faucette                       Goodwin, Procter, & Hoar LLP
5101 Wisconsin Avenue NW                         Exchange Place
Washington, DC 20016                             Boston, MA 02109


OFFICES

                     BOSTON FEDERAL SAVINGS BANK

ARLINGTON                                        BURLINGTON
980 Massachusetts Avenue                         17 New England Executive Park
Arlington, MA 02174                              Burlington, MA 01803

BEDFORD                                          LEXINGTON
60 The Great Road                                1840 Massachusetts Avenue
Bedford, MA 01730                                Lexington, MA 02173

BILLERICA                                        PEABODY
459 Boston Road                                  31 Cross Street
Billerica, MA 01821                              Peabody, MA 01960

BOSTON                                           WELLESLEY
75 Federal Street                                200 Linden Street
Boston, MA 02110                                 Wellesley, MA 02181

                       BROADWAY NATIONAL BANK

CHELSEA                                          REVERE
457 Broadway                                     411 Broadway
Chelsea, MA 02150                                Revere, MA 02151

                       BOSTONFED BANCORP, INC.

CORPORATE HEADQUARTERS                           INVESTOR RELATIONS

17 New England Executive Park                    Amy L. Timmerman
Burlington, MA 01803                             (781) 221-6396
(781) 273-0300  (800) 688-2372