Form 10-K, Exhibit 13
period 1998-12-31
BOSTONFED BANCORP INC
filed 1999-03-31
CIK 948515

                                                                      EXHIBIT 13


                      SELECTED CONSOLIDATED FINANCIAL AND
                           OTHER DATA OF THE COMPANY


        The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report. Prior to October 24, 1995, the Company had no significant assets, liabilities or operations, and accordingly, the data prior to such time represents the financial condition and results of operations of BFS.










                                                                            AT DECEMBER 31,
                                                        ------------------------------------------------------
                                                           1998        1997       1996       1995       1994
                                                        ----------   --------   --------   --------   --------
                                                                             (IN THOUSANDS)
Selected Financial Condition Data:

Total assets ........................................   $1,139,123   $974,680   $820,567   $640,752   $583,645

Investment securities available for sale(1) .........       49,137     31,767      1,085      1,022         --

Investment securities held to maturity(1) ...........        7,302     20,630     19,170     16,906     14,784

Mortgage-backed securities available for sale(l) ....       21,029     19,125     23,593     23,873         --

Mortgage-backed securities held to maturity(1) ......       22,913     38,350     43,019     35,116     39,801

Mortgage loans held for sale ........................       17,008      9,817      3,970      8,931        316

Loans, net ..........................................      943,662    791,728    676,670    509,496    499,073

Allowance for loan losses ...........................        8,500      6,600      4,400      4,275      3,700

Deposit accounts ....................................      707,144    619,821    428,818    419,104    413,164

Borrowed funds ......................................      337,500    263,640    300,000    126,909    135,031

Stockholders' equity ................................       81,794     81,611     86,355     90,701     30,047


                                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------
                                                           1998        1997       1996       1995       1994
                                                        ----------   --------   --------   --------   --------
                                                                             (IN THOUSANDS)
Selected Operating Data:

Interest income .....................................   $   74,775   $ 68,037   $ 52,678   $ 42,454   $ 36,527
Interest expense ....................................       42,557     37,129     28,891     23,552     17,022
                                                        ----------   --------   --------   --------   --------
 Net interest income ................................       32,218     30,908     23,787     18,902     19,505
 Provision for loan losses ..........................        1,642      1,696      1,294      3,614        283
                                                        ----------   --------   --------   --------   --------
 Net interest income after provision
  for loan losses ...................................       30,576     29,212     22,493     15,288     19,222

Total non-interest income ...........................        6,128      4,806      3,567      2,672      1,640
Total non-interest expense ..........................       23,932     21,458     21,040     16,009     14,531
                                                        ----------   --------   --------   --------   --------
Income before income taxes ..........................       12,772     12,560      5,020      1,951      6,331
Income tax expense (benefit) ........................        5,151      5,505      2,083        815      2,320
                                                        ----------   --------   --------   --------   --------
Net income ..........................................   $    7,621   $  7,055   $  2,937   $  1,136   $  4,011
                                                        ==========   ========   ========   ========   ========

                    SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------------------------
                                                            1998        1997         1996         1995        1994
                                                         ----------   --------     --------     --------    --------
Performance ratios:(2)
Return on average assets ...............................      0.72%      0.75%        0.40%        0.19%       0,75%
Return on average stockholders' equity .................      9.02       8.21         3.21         2.57       14.53
Dividend payout ratio ..................................     24.70      20.31        31.25           NM          NM
Average stockholders' equity to average assets .........      7.99       9.11        12.35         7.36        5.16
Stockholders' equity to total assets at end of period ..      7.18       8.37        10.52        14.16        5.15
Average interest rate spread(3) ........................      2.69       2.94         2.79         2.98        3.69
Net interest margin(4) .................................      3.17       3.42         3.34         3.28        3.82
Average interest-earning assets to average
 interest-bearing liabilities ..........................    111.60     111.53       113.40       107.40      104.16

Asset quality ratios:(2)
 Non-performing loans as a percent of loans(5)(6) ......      0.09       0.17         0.22         1.00        0.71
 Non-performing assets as a percent of total assets(6)..      0.08       0.16         0.51         0.97        0.68
 Allowance for loan losses as a percent of loans(5) ....      0.88       0.82         0.64         0.82        0.74
 Allowance for loan losses as a percent of
  non-performing loans(6) ..............................  1,029.06     469.75       293.02        81.40      103.61

Number of full-service customer facilities .............        10         10            8            8           8


Number of shares outstanding at end
 of period (in thousands) ..............................     5,112      5,520        6,260        6,590          --

Per Share Data:
 Basic earnings per common share ....................... $    1.50    $  1.28      $  0.48        $  NM          --
 Diluted earnings per common share .....................      1.43       1.24         0.48           NM          --
 Dividends per common share ............................      0.37       0.26         0.15           NM          --
 Book value per common share at end of period ..........     16.84      15.72        14.75        14.78          --
 Market value per common share at end of period ........     17.63      21.88        14.75        11.75          --


------------------
(1) The balance does not include FHLB-Boston stock.

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

NM -- Not Meaningful/Earnings per share is not presented for the period of October 24, 1995 (the day of conversion to stockownership) through December 31, 1995 as the earnings per share calculation for the sixty-nine day period was not meaningful. Earnings per share is not presented for the periods prior to the conversion to stock form, as the Bank was a mutual savings bank and no stock was outstanding.

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

         The Company's business has been conducted primarily through its ownership of BFS and BNB, (collectively the "Banks"). BFS operates its administrative/branch office located in Burlington, Massachusetts and its seven other branch offices located in Arlington, Bedford, Billerica, Boston, Lexington, Peabody and Wellesley, all of which are located in the greater Boston metropolitan area, and BNB operates two banking offices (Chelsea and Revere) which are also in the greater Boston metropolitan area. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government and federal agency securities and other securities. The Company originates loans for investment and loans for sale in the secondary market, generally retaining the servicing rights for loans sold. Loan sales are made from loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its loans, and to a lesser extent, interest and dividends on its investment and mortgage-backed securities, gains on sale of loans, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans, investments, mortgage-backed securities, Federal Home Loan Bank of Boston ("FHLB") advances, repurchase agreements and proceeds from the sale of loans.

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

         As a result of the acquisition of BNB, the Company became a bank holding company subject to regulation by the Federal Reserve Bank ("FRB") and for the first three years following the initial public offering was also subject to the regulations of the Office of Thrift Supervision, ("OTS"). BFS continues to be regulated by the OTS and BNB continues to be regulated by the Office of the Comptroller of the Currency ("OCC"). Since the acquisition of BNB was consummated at the close of business on February 7, 1997, the financial statements of the Company and the following discussion regarding the Company's financial condition and results of operations at and for the years ended December 31, 1998 and 1997, include information and data related to BNB only from February 8, 1997 to December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds are deposits, (including brokered deposits), principal and interest payments on loans, investments, mortgage-backed and related securities, FHLB advances and repurchase agreements. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has maintained the required minimum levels of liquid assets at BFS as defined by Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of BFS's deposits and short-term borrowings. BFS's currently required liquidity ratio is 4%. At December 31, 1998 and 1997, BFS's liquidity ratio was 6.9% and 5.3% respectively. Management has maintained liquidity close to the minimum requirement so that it may invest any excess liquidity in higher yielding interest-earning assets or use such funds to repay higher cost FHLB advances or repurchase agreements. The OCC does not have specific guidance for liquidity ratios for BNB, but does require banks to maintain reasonable and prudent liquidity levels. Management believes such levels have been maintained since the acquisition date.

         The Company's most liquid assets are cash, overnight federal funds sold, short-term investments and investments available for sale. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1998, cash, short-term investments and investment securities available for sale totaled $86.3 million or 7.6% of total assets. Additional investments were available which qualified for BFS's regulatory liquidity requirements.

         The Company has other sources of liquidity if a need for additional funds arise, including FHLB advances and wholesale brokered deposits and repurchase agreements (collateralized borrowings). At December 31, 1998, the Company had $337.5 million in advances outstanding from the FHLB and had, with existing collateral, an additional $130.5 million in overall borrowing capacity from the FHLB. Additional collateral was available at BNB, however, a collateral report for BNB was not required to be prepared as of December 31, 1998. The Company generally avoids paying the highest deposit rates in its market and accordingly utilizes alternative sources of funds such as FHLB advances, repurchase agreements and wholesale brokered deposits to supplement cash flow needs.

         At December 31, 1998, the Company had commitments to originate loans and unused outstanding lines of credit totaling $157.3 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, which are scheduled to mature in less than one year from December 31, 1998, totaled $198.1 million. The Company expects that a substantial majority of the maturing certificate accounts will be retained by the Company at maturity.

         At the time of conversion, BFS was required to establish a liquidation account in an amount equal to its retained earnings as of June 30, 1995. The liquidation account will be reduced to the extent that eligible account holders reduce their qualifying deposits. In the unlikely event of a complete liquidation of BFS, each eligible account holder will be entitled to receive a distribution from the liquidation account. BFS is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at December 31, 1998 was approximately $9.5 million.

         Prior to the Company's acquisition of BNB, the Company, as a savings and loan holding company, was not required to maintain a minimum level of capital for regulatory purposes. As a result of the Company's acquisition of BNB and its resultant status as a bank holding company, the Company is required to maintain a ratio of capital to assets, on a consolidated basis, which is substantially equal to that required to be maintained by the Banks. At December 31, 1998, the consolidated capital to assets ratio of the Company was 7.2%, which exceeded the minimum regulatory capital requirements for the Company. As of December 31, 1998, BFS exceeded all of its regulatory capital requirements with tangible, core, risk-based tier 1, and risk-based capital ratios of 5.1%, 5.1%, 8.9% and 10.2%, respectively, compared to the minimum regulatory requirements of 2.0%, 4.0%, 4.0% and 8.0%, respectively. BNB also exceeded the minimum regulatory capital requirements with leverage capital, risk-based tier 1 capital and risk-based total capital ratios of 7.4%, 14.4% and 15.3%, respectively, compared to the minimum regulatory requirements of 4.0%, 4.0% and 8.0%, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected throughout the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

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

         In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate mortgage loans; (2) generally selling in the secondary market substantially all fixed-rate mortgage loans originated with terms greater than 15 years while generally retaining the servicing rights thereof; (3) primarily investing in short-term investment securities or mortgage-backed securities with adjustable interest rates; and (4) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits such as wholesale brokered deposits and utilizing FHLB advances to replace short-term, rate sensitive, retail deposits. The volatile and generally rising rate environment of 1996 allowed the Company to originate record loan volume, the majority of loans originated were adjustable-rate loans, which were primarily retained for BFS's portfolio. Many of these loans, however, do not reprice until the third or fifth year of their term. As interest rates generally fell during the second half of 1997 and throughout 1998, customer preference shifted to longer-term fixed rate mortgages, the vast majority of which were sold in the secondary market.

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

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1998, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. Annual prepayment rates for adjustable-rate and fixed-rate residential loans are assumed to be 21.7% and 14.7%, respectively. Annual prepayment rates for adjustable-rate and fixed-rate mortgage-backed securities are assumed to be 15.1% and 12.8%, respectively. Money market deposit accounts are assumed to be immediately rate-sensitive, while passbook accounts and negotiable order of withdrawal ("NOW") accounts are assumed to have decay rates of 12% annually. These assumptions may or may not be indicative of actual prepayment and withdrawals experienced by the Company. The table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities is subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

          The following table shows the gap position of the Company at December 31, 1998 and 1997:

                                            3        More than  More than   More than   More than      More
                                         Months      3 Months   6 Months    1 Year to   3 Years to     than        Total
                                         or Less    to 6 Months to 1 Year    3 Years     5 Years      5 Years      Amount
                                         --------   ----------- ---------   ---------   ----------   --------    ---------
                                                                      (Dollars in thousands)
INTEREST-EARNING ASSETS
Short-term investments ...............   $ 17,895    $     8    $     60    $    105    $      0    $      0    $   18,068
Investment securities ................     26,786      7,031       4,282      14,256       3,059       1,025        56,439
Fixed Rate Loans(1) ..................     16,833     16,425      30,914     103,070      75,719      80,585       323,546
Adjustable Rate Loans(1) .............    123,401     61,363     115,329     233,364      92,956      18,402       644,815
Mortgage-backed securities ...........     18,474      2,997       8,750      12,529       1,192           0        43,942
Stock in FHLB-Boston .................     17,802          0           0           0           0           0        17,802
                                         --------    -------    --------    --------    --------    --------    ----------
  Total Interest-earning assets ......    221,191     87,824     159,335     363,324     172,926     100,012     1,104,612
                                         --------    -------    --------    --------    --------    --------    ----------

INTEREST-BEARING LIABILITIES
Money market deposit accounts ........     61,756          0           0           0           0           0        61,756
Savings accounts .....................      3,925      3,925       7,850      31,402      31,402      52,339       130,843
NOW accounts .........................      3,448      3,448       6,896      27,585      27,585      45,972       114,934
Certificate accounts .................     35,867     63,911      88,344     144,704       5,833           0       338,659
FHLB Advances ........................     26,000     10,000      78,000     159,500      44,000      20,000       337,500
                                         --------    -------    --------    --------    --------    --------    ----------
  Total interest-bearing liabilities .    130,996     81,284     181,090     363,191     108,820     118,311       983,692
                                         --------    -------    --------    --------    --------    --------    ----------

Interest-earning assets less
 interest-bearing liabilities ........   $ 90,195    $ 6,540    $ 21,755)   $    133    $ 64,106    $(18,299)   $  120,920
                                         --------    -------    --------    --------    --------    --------    ----------

Cumulative interest rate sensitivity
 gap
 December 31, 1998 ...................   $ 90,195    $96,735    $ 74,980    $ 75,113    $139,219    $120,920    $  120,920
                                         ========    =======    ========    ========    ========    ========    ==========

Cumulative interest rate gap as a
 percentage of total assets at
 December 31, 1998 ...................       7.92%      8.49%       6.58%       6.59%      12.22%      10.62%

Cumulative interest rate gap as a
 percentage of total interest-earning
 assets at December 31, 1998 .........       8.17%      8.76%       6.79%       6.80%      12.60%      10.95%

Cumulative interest-earning assets
 as a percentage of cumulative
 interest-bearing liabilities at
 December 31, 1998 ...................     168.85%    145.57%     119.06%     109.93%     116.09%     112.29%

Cumulative interest rate sensitivity
 gap
 December 31, 1997 ...................   $  4,078    $26,304    $ 99,198    $ 57,359    $143,246    $104,363    $  104,363
                                         ========    =======    ========    ========    ========    ========    ==========

Cumulative interest rate gap as a
 percentage of total assets at
 December 31, 1997 ...................       0.42%      2.70%      10.18%       5.88%      14.70%      10.71%

Cumulative interest rate gap as a
 percentage of total interest-earning
 assets at December 31, 1997 .........       0.44%      2.81%      10.59%       6.12%      15.29%      11.14%

Cumulative interest-earning assets
 as a percentage of cumulative
 interest-bearing liabilities
 at December 31, 1997 ................     102.40%    110.92%     128.25%     108.52%     119.27%     112.54%




------------
(1) Includes total loans net of non-performing loans

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

         The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company's Board of Directors has established certain NPV maximum percentage change limits by interest rate shock. These approved limits are included in the following table. The Company is operating within the maximum limits imposed by the Board of Directors. The OTS also produces a similar analysis using its own model, based upon data submitted on the Company's quarterly Thrift Financial Reports for BFS, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 1998 and 1997, as calculated by the Company.

                                            Net Portfolio Value as of December 31, 1998
                                           --------------------------------------------
Change in Interest Rates In Basis Points      $        $         %       Board     NPV
             (Rate Shock)                   Amount   Change    Change   Limits %  Ratio
-----------------------------------------  -------  --------   -------  --------  -----
                                                     (Dollar in thousands)
    400 .................................   93,985  (30,759)    (24.7)   (30.0)     8.3
    300 .................................  103,788  (20,956)    (16.8)   (25.0)     9.1
    200 .................................  113,61l  (11,133)     (8.9)   (20.0)    10.0
    100 .................................  120,618   (4,126)     (3.3)   (10.0)    10.6
    Static ..............................  124,744                                 11.0
    (100) ...............................  126,627    1,883       1.5    (10.0)    11.1
    (200) ...............................  126,108    1,364       1.1    (20.0)    11.1
    (300) ...............................  123,260   (1,484)     (1.2)   (25.0)    10.8
    (400) ...............................  119,726   (5,018)     (4.0)   (30.0)    10.5


                                            Net Portfolio Value as of December 31, 1997
                                           --------------------------------------------
Change in Interest Rates In Basis Points      $        $         %       Board     NPV
             (Rate Shock)                   Amount   Change    Change   Limits %  Ratio
-----------------------------------------  -------  --------   -------  --------  -----
                                                     (Dollar in thousands)
    400 .................................   76,878  (24,583)    (24.2)   (30.0)     7.9
    300 .................................   85,462  (15,599)    (15.8)   (25.0)     8.8
    200 .................................   91,425  (10,036)     (9.9)   (20.0)     9.4
    100 .................................   97,847   (3,614)     (3.6)   (10.0)    10.0
    Static ..............................  101,461                                 10.4
    (100) ...............................  107,732    6,271       6.2    (10.0)    11.1
    (200) ...............................  110,465    9,004       8.9    (20.0)    11.3
    (300) ...............................  111,689   10,228      10.1    (25.0)    11.5
    (400) ...............................  113,447   11,986      11.8    (30.0)    11.6


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

         During 1998, the Company continued to follow its past practice of selling, while generally retaining the servicing rights, certain fixed-rate and adjustable-rate mortgage loans which were either sold as whole loans or, prior to sale, converted to mortgage-backed securities. In conjunction with this mortgage banking activity, the Company uses forward contracts in order to reduce exposure to interest rate risk. The amount of forward coverage of the "pipeline" of mortgages is set on a day-to-day basis by an operating officer, within policy guidelines, based on the Company's assessment of the general direction of interest rates and the levels of mortgage origination activity.

ANALYSIS OF NET INTEREST INCOME

         Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

         The following table sets forth certain information relating to the Company for the years ended December 31, 1998, 1997 and 1996. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. The average balance data is derived from daily balances. The yields and costs include fees, premiums and discounts which are considered adjustments to yields.

                                                                            FOR THE YEAR ENDED DECEMBER 31,
                                        AT           ------------------------------------------------------------------------------
                                 DECEMBER 31,1998               1998                       1997                     1996
                                -----------------    -------------------------  -------------------------  ------------------------
                                                                       AVERAGE                    AVERAGE                    AVERAGE
                                           YIELD/    AVERAGE            YIELD/  AVERAGE            YIELD/  AVERAGE            YIELD/
                                BALANCE     COST     BALANCE  INTEREST   COST   BALANCE  INTEREST   COST   BALANCE  INTEREST   COST
                               ----------  ------  ---------- -------- ------- --------  -------- -------  -------  -------- -------
                                                                                 (DOLLARS IN THOUSANDS)

ASSETS:
Interest-earning assets:
  Investment securities(1) ... $   92,309   5.73%  $   88,166  $ 5,400  6.12%  $ 82,701  $ 5,003   6.05%   $ 36,678  $ 2,167  5.91%
  Loans, net and mortgage
    loans held for sale(2) ...    960,670   7.38      876,344   66,040  7.54    759,312   58,805   7.74     603,585   45,513  7.54
  Mortgage-backed
    securities(3) ............     43,942   6.88       50,375    3,335  6.62     62,265    4,229   6.79      72,287    4,998  6.91
                               ----------          ----------  -------          -------  -------           --------  -------
    Total interest-earning
      assets .................  1,096,921   7.22    1,014,885   74,775  7.37    904,278   68,037   7.52     712,550   52,678  7.39
                                            ----               -------  ----             -------   ----              -------  ----
  Non-interest-earning
    assets ...................     42,202              42,683                    39,770                      28,354
                               ----------          ----------                   -------                    --------
    Total assets ............. $1,139,123          $1,057,568                  $944,048                    $740,904
                               ==========          ==========                  ========                    ========

LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Interest-bearing Liabilities:

  Money market deposit
    accounts ................. $   61,756   2.83   $   62,739    1,838  2.93   $ 61,800    1,822   2.95    $ 46,540    1,395  3.00
  Savings accounts ...........    130,843   2.38      121,092    2,999  2.48    116,247    2,826   2 43      90,763    2,219  2.44
  NOW accounts ...............    114,934   1.09      104,532    1,158  1.11     96,590    1,071   1.11      66,336      890  1.34
  Certificate accounts .......    338,659   5.72      312,810   18,101  5.79    237,115   13,457   5.68     199,598   11,194  5.61
                               ----------          ----------  -------          -------  -------           --------  -------
    Total ....................    646,192   3.95      601,173   24,096  4.01    511,752   19,176   3.75     403,237   15,698  3.89
  Borrowed Funds(4) ..........    337,500   5.69      308,191   18,461  5.99    299,076   17,953   6.00     225,124   13,193  5.86
                               ----------          ----------  -------          -------  -------           --------  -------
    Total interest-bearing
      liabilities ............    983,692   4.54      909,364   42,557  4.68    810,828   37,129   4.58     628,361   28,891  4.60
                                            ----               -------  ----             -------   ----              -------  ----
  Non-interest-bearing
    liabilities ..............     73,637              63,729                    47,264                      21,030
                               ----------          ----------                   -------                    --------
    Total liabilities ........  1,057,329             973,093                   858,092                     649,391
                               ----------          ----------                   -------                    --------
  Stockholders' equity .......     81,794              84,475                    85,956                      91,513
                               ----------          ----------                   -------                    --------
    Total liabilities and
     stockholders' equity .... $1,139,123          $1,057,568                  $944,048                    $740,904
                               ==========          ==========                  ========                    ========
  Net interest rate
    spread(5) ................              2.68%              $32,218  2.69%            $30,908   2.94%             $23,787  2.79%
                                            ====               =======  ====             =======   ====              =======  ====

  Net interest margin(6) .....                                          3.17%                      3.42%                      3.34%
                                                                        ====                       ====                       ====
  Ratio of interest-earning
    assets to interest-bearing
    liabilities ..............     111.51%             111.60%                   111.53%                     113.40%
                               ==========          ==========                  ========                    ========

-----------

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

(4) Interest paid on borrowed funds for the periods presented includes interest expense on FNMA deposits held in escrow accounts with the Company related to the Company's FNMA servicing, which, if such interest expense was excluded, would result in an average cost of borrowed funds of 5.94%, 5.98%, and 5.81% for the years ended December 31, 1998, 1997 and 1996, respectively.

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

                                                          YEAR ENDED DECEMBER 31, 1998      YEAR ENDED DECEMBER 31, 1997
                                                                 COMPARED TO                         COMPARED TO
                                                          YEAR ENDED DECEMBER 31, 1997      YEAR ENDED DECEMBER 31, 1996
                                                         ------------------------------    -------------------------------
                                                          INCREASE (DECREASE)              INCREASE (DECREASE)
                                                                DUE TO                            DUE TO
                                                         --------------------              -------------------
                                                          VOLUME       RATE        NET      VOLUME       RATE        NET
                                                         -------     -------     ------    --------     ------     -------
                                                                                   (IN THOUSANDS)

INTEREST-EARNING ASSETS:
  Investment securities ..............................    $  331     $    66     $  397     $ 2,720     $  116     $ 2,836
  Loans, net and mortgage loans held for sale ........     9,058      (1,823)     7,235      11,742      1,550      13,292
  Mortgage-backed securities .........................      (807)        (87)      (894)       (693)       (76)       (769)
                                                          ------     -------     ------     -------     ------     -------
    Total interest-earning assets ....................     8,582      (1,844)     6,738      13,769      1,590      15,359
                                                          ------     -------     ------     -------     ------     -------

INTEREST-BEARING LIABILITIES:
  Money market deposit accounts ......................        28         (12)        16         458        (31)        427
  Savings accounts ...................................       118          55        173         622        (15)        607
  NOW accounts .......................................        88          (1)        87         405       (224)        181
  Certificate accounts ...............................     4,299         345      4,644       2,104        159       2,263
                                                          ------     -------     ------     -------     ------     -------
    Total ............................................     4,533         387      4,920       3,589       (111)      3,478
                                                          ------     -------     ------     -------     ------     -------
  Borrowed funds .....................................       547         (39)       508       4,334        426       4,760
                                                          ------     -------     ------     -------     ------     -------
    Total interest-bearing liabilities ...............     5,080         348      5,428       7,923        315       8,238
                                                          ======     =======     ======     =======     ======     =======
Net change in net interest income ....................    $3,502     $(2,192)    $1,310     $ 5,846     $1,275     $ 7,121
                                                          ======     =======     ======     =======     ======     =======

                                 ASSET QUALITY

         The following table sets forth information regarding non-performing assets, which consist of: nonperforming loans and real estate owned ("REO"). In addition to identifying non-performing loans, as discussed below, the Company identifies loans that are characterized as impaired. Accordingly, loans categorized as impaired include non-performing loans as well as other identified loans. At December 31, 1998, non-performing loans totaled $809,000, (all of which are included in the balance of impaired loans), impaired loans totaled $1.5 million, consisting of 20 loans, and REO totaled $47,000, consisting of one property. It is the policy of the Company to cease accruing interest on loans 90 days or more past due and charging off all accrued interest. For the years ended December 31, 1998, 1997, and 1996, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $34,000, $146,000, and $103,000, respectively. For the same periods, the difference between the amount of interest income which would have been recognized on other impaired loans if such loans were performing in accordance with their regular terms and actual amounts recognized was $1,000, $1,000, and $73,000, respectively.

                                                                                       AT DECEMBER 31,
                                                                           -------------------------------------
                                                                              1998           1997          1996
                                                                           ---------       -------       -------
                                                                                   (DOLLARS IN THOUSANDS)

NON-PERFORMING LOANS:
    Residential real estate:
    One- to four-family ...............................................    $     784       $   941       $ 1,463
    Commercial real estate ............................................           25           458            25
    Other Loans .......................................................           --             6            14
                                                                           ---------       -------       -------
    Total .............................................................          809         1,405         1,502
Real estate owned, net(3) .............................................           47           195         2,668
    Total non-performing assets .......................................          856         1,600         4,170
                                                                           ---------       -------       -------
Restructured loans ....................................................          213           369         2,489
Total risk elements ...................................................    $   1,069       $ 1,969       $ 6,659
                                                                           ---------       -------       -------
Allowance for loan losses as a percent of loans(1) ....................         0.88%         0.82%         0.64%
                                                                           =========       =======       =======
Allowance for loan losses as a percent of non-performing loans(2) .....     1,029.06        469.75        293.02
Non-performing loans as a percent of loans(1)(2) ......................         0.09          0.17          0.22
Non-performing assets as a percent of total assets(4) .................         0.08          0.16          0.51


--------------

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

         At December 31, 1998, loans that were characterized as impaired totaled $1.5 million. All of the impaired loans have been measured using the fair value of the collateral method. During the year ended December 31, 1998, the average recorded value of impaired loans was $1.8 million, $102,000 of interest income was recognized and $137,000 of interest income would have been recognized under original terms. The composition of impaired loans by type is shown below:

                                                          DECEMBER 31,
                                                     ----------------------
                                                      1998            1997
                                                     ------          ------
                                                         (IN THOUSANDS)
IMPAIRED LOANS:
Residential real estate
     One- to four-family .......................     $1,036          $  999
     Multi-family ..............................        245             316
Commercial real estate .........................        238             677
         Total impaired loans ..................         10              99
                                                     ------          ------
                                                     $1,529          $2,091
                                                     ------          ------

         The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the national and regional economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans which are deemed probable and estimable based on information currently known to management. Management's analysis of the adequacy of the allowance is based upon consideration of a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management. Amounts provided for the years 1998, 1997 and 1996 were $1.6 million, $1.7 million and $1.3 million, respectively. During the year ended December 31, 1998, there were recoveries of $517,000 credited to, and charge-offs of $259,000 taken against this allowance. As of December 31, 1998, the Company's allowance for loan losses was 0.88% of total loans compared to 0.82% as of December 31, 1997. Management believes this increased coverage ratio is prudent due to the balance increase in the combined total of construction and land, commercial real estate, home equity and improvement, consumer and business loans. These combined total balances increased from $93.5 million at December 31, 1997 to $130.9 million at December 31, 1998, an increase of 40%. These loans aggregated to 13.9% and 11.6% of the total loans, net, at December 31, 1998 and 1997, respectively. The Company had non-performing loans of $809,000 and $1.4 million at December 31, 1998 and December 31, 1997, respectively. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of allowance for loan losses.

         The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.



                                                                                     AT OR FOR THE YEAR ENDED
                                                                                           DECEMBER 31,
                                                                   -----------------------------------------------------------
                                                                    1998          1997         1996         1995         1994
                                                                   ------        ------       ------       ------       ------
                                                                                          (IN THOUSANDS)

Balance at beginning of period ..............................      $6,600        $4,400       $4,275       $3,700       $4,450
BNB allowance for loan losses at acquisition date ...........          --           620           --           --           --
Provision for loan losses ...................................       1,642         1,696        1,294        3,614          283
Charge-offs:
     One-to four-family .....................................          51           370          387          550          711
     Multi-family ...........................................           2            84          263          483          251
     Commercial .............................................          75            45          664        2,297          200
Other .......................................................         131            16          198          194           56
                                                                   ------        ------       ------       ------       ------

     Total ..................................................         259           515        1,512        3,524        1,218
Recoveries ..................................................         517           399          343          485          185
                                                                   ------        ------       ------       ------       ------

Balance at end of
     period .................................................      $8,500        $6,600       $4,400       $4,275       $3,700
                                                                   ======        ======       ======       ======       ======

Ratio of net charge-offs/(net recoveries) during
     the period to average loans outstanding
     during the period ......................................       (0.03)%        0.02%        0.19%        0.60%        0.23%
                                                                   ======        ======       ======       ======       ======

         The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The most severe classification before a charge-off is required is "sub-standard." At December 31, 1998, 1997 and 1996, the Company classified (excluding REO) $4.2 million, $5.8 million and $3.8 million of sub-standard assets, respectively. Included in these amounts were $809,000, $1.4 million and $1.5 million in non-performing assets, respectively. In the opinion of management, the performing sub-standard loans evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become nonperforming assets in future periods.

         The preceding and following discussion may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory, issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. In particular, these issues may impact management's estimates used in evaluating market risk and interest rate risk in its GAP and NPV tables, loan loss provisions, classification of assets, Year 2000 issues, accounting estimates and other estimates used throughout this discussion.

COMPARISON OF FINANCIAL CONDITION AND OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997.

CHANGES IN FINANCIAL CONDITION

         The Company's assets surpassed the one billion dollar mark during 1998 as its assets increased $164.4 million to a balance of $1.139 billion at December 31, 1998, compared to $974.7 million at December 31, 1997, an increase of 16.9%. Asset growth was primarily in cash and cash equivalents of $12.5 million, investment securities available for sale of $17.4 million and loans, net, of $151.9 million, partially offset by decreases in investment securities held to maturity of $13.3 million and mortgage-backed securities held to maturity, of $15.4 million. The growth in loans, net was primarily due to increased originations of adjustable-rate and ten to fifteen year fixed-rate one- to four-family mortgage loans combined with increased lending for construction and land and commercial real estate. Loans, net, increased by $151.9 million from a balance of $791.7 million at December 31, 1997 to a balance of $943.7 million at December 31, 1998. Volatility in market interest rates and a generally falling interest rate environment throughout 1998 reduced customer demand for adjustable-rate loans and increased demand for longer term, fixed-rate loan products, the bulk of which were sold in the secondary market. Shorter term loans, generally 15 year or less, were originated for portfolio. Deposit accounts increased by $87.3 million from a balance of $619.8 million at December 31, 1997 to a balance of $707.1 million at December 31, 1998. This increase is mainly attributable to BFS' rollout of a new 15-month retail certificate of deposit acquisition program, a new money market deposit account and growth in NOW account balances, offset by decreases in regular certificates of deposit accounts. Mortgage-backed securities decreased by $13.5 million, or 23.5%, from a balance of $57.5 million at December 31, 1997 to a balance of $43.9 million at December 31, 1998. Mortgage loans held for sale totaled $17.0 million at December 31, 1998, compared to $9.8 million at December 31, 1997. FHLB advances increased $81.0 million to a balance of $337.5 million at December 31, 1998, compared to $256.5 million at December 31, 1997 as additional funds were needed to support balance sheet growth. Total stockholders' equity was $81.8 million at December 31, 1998 or $16.84 per share, compared to $81.6 million or $15.72 per share at December 31, 1997. Stockholders' equity remained essentially the same during the year ended December 31, 1998 due to combined effects of the completion of the fourth and commencement of the fifth 5% stock repurchase programs and dividends paid, offset by the change in market valuation, net of taxes of the available-for sale securities portfolio, net income and the amortization of the Stock-based Incentive Plans. The stockholders' equity to total assets ratio of the Company was 7.2% at December 31, 1998 and 8.4% at December 31, 1997.

RESULTS OF OPERATIONS

General

         Net income for the year ended December 31, 1998 was $7.6 million, or $1.50 basic earnings per share and $1.43 diluted earnings per share, compared to $7.1 million, or $1.28 basic earnings per share and $1.24 diluted earnings per share for the comparable period in 1997. The return on average stockholder's equity, improved to 9.02% during the year ended December 31, 1998, compared to 8.21% for the year ended December 31, 1997. Return on average assets declined by three basis points, from 0.75% for the year ended December 31, 1997 to 0.72% for the current year. Increased earnings were primarily attributable to higher net interest income, due to increased balances of interest earning assets, although with lower interest margins, improved gains on the sale of loans, offset by a reduction in real estate operations income. The net interest margin in 1998 decreased to 3.17% from 3.42% during 1997.

Generally falling longer term interest rates during 1998 created a flat yield curve that caused industry-wide margin compression. The Company's margin suffered as substantial volumes of adjustable-rate loans either refinanced into lower interest adjustable-rate mortgages or refinanced to fixed-rate loans, the vast majority of which were sold in the secondary market. Management is attempting to mitigate the margin compression by de-emphasizing one- to four-family residential lending and expanding the portfolio of commercial real estate, construction and land, consumer and business loans.

Interest Income

         Total interest income for the year ended December 31, 1998 increased by $6.7 million to $74.8 million compared to $68.0 million for the year ended December 31, 1997. Interest on loans increased by $7.2 million, or 12.2%, to $66.0 million, during 1998 compared to $58.8 million during 1997. The increase in interest income in 1998 was attributable to increased average balances of interest earning assets, primarily due to an increase in the average balance of loans, from $759.3 million for 1997 to $876.3 million for 1998. The increased average loan, net, balances generated an additional $9.1 million of interest earned while lower yields decreased interest earned on loans, net, by $1.8 million. The lower yields were generally the result of falling interest rates during 1998 that created an opportunity for borrowers to refinance their mortgages at lower rates. The loan portfolio average loan yield decreased to 7.54% for 1998 compared to an average yield of 7.74% for 1997. Interest income on investment securities and overnight federal funds sold increased by $397,000 to $5.4 million for the year ended December 31, 1998, compared to $5.0 million for the year ended December 31, 1997. The primary reason for the increase is due to higher average balances of investment securities averaging $88.2 million during the year ended December 31, 1998, compared to average balances of $82.7 million for the prior year. Interest income on mortgage-backed securities decreased by $894,000 for the year ended December 31, 1998 due primarily to a decrease in average balances compared to the prior year. Average balances decreased by $11.9 million from an average of $62.3 million during 1997 to an average of $50.4 million during 1998. The majority of the mortgage-backed securities held in 1998 were adjustable GNMA securities. The yields on mortgage-backed securities decreased from an average yield of 6.79% in 1997 to 6.62% in 1998, resulting in a decrease in interest earned on such securities in 1998 of $87,000, compared to 1997.

Interest Expense

         Interest expense increased by $5.4 million, or 14.6%, for the year ended December 31, 1998 to $42.6 million compared to $37.1 million for the year ended December 31, 1997. The increase in interest expense for the year ended December 31, 1998 was due primarily to higher interest expense on deposits. Interest expense on deposit accounts increased by $4.9 million for the year ended December 31, 1998 due primarily to the effects of higher average balances of $601.2 million for the year ended December 31, 1998 compared to average deposit balances of $511.8 million for the prior year. The increased average balances were primarily attributable to the acquisition of certificate accounts, which increased from an average balance of $237.1 for the year ended December 31, 1997, to an average balance of $312.8 million for the current year. The higher average balances in certificate accounts resulted in an increase in interest expense of $4.3 million for the year ended December 31, 1998 compared to the prior year. The average cost of deposit accounts increased from 3.75% for the year ended December 31, 1997 to an average cost of 4.01% for the current year. The acquisition of $90.8 million in the 15-month certificate of deposit program was the major contributing factor in increasing the cost of savings. Borrowed funds consisted primarily of FHLB advances that were used primarily to fund loan portfolio growth. Higher average balances of $308.2 million of borrowed funds for the year ended December 31, 1998, compared to average balances of $299.1 million for the prior year, resulted in a $547,000 increase in interest expense. The average cost of borrowed funds declined by one basis point, from 6.00% for the year ended December 31, 1997 to an average of 5.99% for the current year.

Provision for Loan Losses

         The provision for loan losses amounted to $1.6 million for the year ended December 31, 1998 compared to $1.7 million for the prior year. The provision was based on management's evaluation of the growth and change in composition of the Company's loan portfolio, existing real estate market conditions, the level of charge-offs and classified assets. Total non-performing loans decreased to $809,000, or 0.08% of loans at December 31, 1998 from $1.4 million, or 0.16% at December 31, 1997. The Company recorded net recoveries of $258,000 during the year ended December 31, 1998, compared to net charge-offs of $116,000, or 0.02% of average loans outstanding during 1997. The allowance for loan losses as a percentage of total loans was 0.88% at December 31, 1998 compared to 0.82% at December 31, 1997. As a percentage of total non-performing loans, the allowance for loan losses was 1,029% at December 31, 1998, compared to 469.8% a year earlier. See "Asset Quality" included elsewhere herein.

Non-Interest Income

         Total non-interest income increased to $6.1 million for the year ended December 31, 1998 from $4.8 million for the year ended December 31, 1997. The primary contributing factor was increased gains on the sale of loans. The $3.2 million gain on sale of loans during 1998 exceeded the $1.1 million for the prior year, primarily due to the increased volume of loans sold resulting from the high volumes of refinancing to long-term fixed rate mortgages, which the Company generally sells in the secondary market. The continuation of a strong housing market and economy also contributed to increased volume for financing of home purchases during 1998. The high volume of refinancing of mortgages, however, necessitated an adjustment of $481,000 to reflect the impairment to the originated mortgage servicing rights, ("OMSR") during the year ended December 31, 1998. The adjustment for the impairment of the OMSR, combined with a decrease in the balance of loans serviced that were sold before OMSR was recorded, contributed to the decrease in loan processing and servicing fees which totaled $477,000 for the year ended December 31, 1998, compared to $1.2 million for the prior year. Deposit service fees were $1.7 million for the two years ended December 31, 1998 and 1997.

Non-Interest Expense

         Total non-interest expense for the year ended December 31, 1998 was $23.9 million, compared to $21.5 million for 1997. The primary components of this increase were higher data processing expenses, lower real estate operations income and higher other non-interest expenses. Data processing expense was $1.3 million for the year ended December 31, 1998, compared to $968,000 for the prior year. The prior year total was lower than normal due to the receipt from the Company's data processor, of approximately $200,000 as reimbursement of expenses the Company had incurred in assisting the data processor in developing a new software program. Additionally, the Company incurred approximately $100,000 of costs related to the Year 2000 issue. For the year ended December 31, 1998, real estate operations earned $71,000, compared to earnings of $1.2 million for the prior year. The prior year total included approximately $891,000 from the sale of a land sub-division, sold by a subsidiary of BFS, during the first quarter of 1997. Other non-interest expense increased to $5.0 million for the year ended December 31, 1998 from $4.1 million for the prior year due to the inclusion of BNB's miscellaneous expenses for the full year and consulting and legal costs incurred to assist in establishing the Company's tax saving strategies that included the formation of real estate investment trusts and securities subsidiaries.

Income Taxes

         Income tax expense was $5.2 million for the year ended December 31, 1998 (resulting in an effective rate of 40.3%), compared to a tax expense of $5.5 million for the year ended December 31, 1997 (resulting in an effective tax rate of 43.8%). The decrease in income tax expense and rate was due to the implementation of the tax saving strategies.

Year 2000 Project

         Included in other non-interest expenses for the twelve months ended December 31, 1998 and 1997 are charges incurred in connection with the modification or replacement of software or hardware in order for the Company's computer and related systems to properly recognize dates beyond December 31, 1999.

         The impact of computer systems ability to process dates beyond 1999, or the "Year 2000 issue," creates a significant business challenge for the Company. The Company is addressing this issue as it affects all of its software, hardware and other systems to insure the Company is Year 2000 compliant. The Company has developed a plan that is based upon the Federal Financial Institutions Examination Council ("FFIEC") recommended phases and time frames for insuring Year 2000 compliance. These phases include awareness, assessment, renovation, validation and implementation.

         The Company has completed the awareness phase through development of a Year 2000 committee and reporting structure including quarterly project status reports to the Company's Board. The assessment phase has been completed with a review of all software, hardware and business systems including an evaluation of the critical nature and Year 2000 business risk that each application presents. The Company primarily utilizes third-party vendors for the processing of its critical data processing applications. The Company is working closely with these critical vendors to monitor renovation and validation efforts to insure that the time frames set out in the Company's plan are met. Based upon review of vendor-provided Year 2000 disclosure statements, review of the applicable testing process and verification of test results, the Company estimates that 90% of the critical applications were renovated at December 31, 1998. The Company will continue to work with critical application vendors to verify test results and anticipates that the remaining critical applications will be renovated and verified by June 30, 1999, based upon analysis of information currently available from these vendors. The Company has created an internal Year 2000 testing environment and has developed test scripts incorporating typical transactions in order to validate the modified systems. Testing with critical application vendors was substantially completed in the fourth quarter of 1998. Additional testing including follow-up and interface testing will continue in 1999 and is expected to be completed by June 30, 1999, prior to any anticipated impact on operating systems. The Implementation phase is ongoing and incorporates review of replaced or modified and tested systems, as well as, contingency planning and customer awareness programs.

         In the event that the Company's third-party vendors do not successfully or timely achieve Year 2000 compliance, the Company's operations could be adversely affected. The Company has begun development of contingency plans in the event that one or all of these significant vendors fails to meet Year 2000 operating requirements. Plans for various failure scenarios are developed on an ongoing basis as such risks are identified and incorporate the Company's business resumption plan. Contingency plans for unexpected Year 2000 related business interruption will be completed for all mission critical applications after testing of modified systems, and is expected to be substantially complete by June 30, 1999. Further, the Company will seek alternative vendors should one of the critical vendors fail to achieve satisfactory Year 2000 compliance. In the event the Company's current third party data processing vendors were not to achieve Year 2000 compliance and the Company could not engage alternative vendors in a timely manner, the Company's operations would be adversely impacted.

         The total cost of the Year 2000 project is estimated at $400,000 to $500,000 which includes estimated costs and time associated with third-party Year 2000 issues and an allocation of payroll costs for personnel assigned to the Year 2000 project. Through December 31, 1998 the Company has expensed approximately $250,000 to date toward the Year 2000 remediation efforts. A significant portion of the costs associated with the Year 2000 project are not expected to be incremental to the Company, but rather represent a reprioritization of existing internal systems technology resources.

         Based on the remediation, testing and monitoring efforts to date, the Company expects that most of its critical systems will operate successfully through the century date change. Therefore, the Company believes that internal system failures are not likely to adversely affect the Company's operations or financial condition. The Company has already successfully tested with many of its critical application vendors and will continue to monitor and validate the remainder, including the Company's electrical power and telecommunications providers in 1999. At this time the Company believes the most likely "worst case" Year 2000 scenarios are temporary and localized disruptions in infrastructure services which could disrupt the ability of the Company to provide services to its customers and/or the ability of external service providers to provide services to the Company.

         The Company's evaluation of Year 2000 readiness is based upon management's best estimates and projections which are derived utilizing numerous assumptions of future events including the continued availability certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

COMPARISON OF FINANCIAL CONDITION AND OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996.

CHANGES IN FINANCIAL CONDITION

         Assets at December 31, 1997 totaled $974.7 million, an increase of $154.1 million, or 18.8%, compared to $820.6 million at December 31, 1996. Asset growth was primarily attributable to the acquisition of BNB and growth in loans, net, at BFS. This growth at BFS was primarily due to increased originations of adjustable-rate and ten to fifteen year fixed-rate one- to four-family mortgage loans which combined with BNB's portfolio caused loans, net, to increase by $115.1 million to a balance of $791.7 million at December 31, 1997, compared to a balance of $676.7 million at December 31, 1996. Volatility in market interest rates and a generally falling interest rate environment in the second half of 1997 reduced customer demand for adjustable-rate loans and increased demand for longer term, fixed-rate loan products, the bulk of which were sold in the secondary market. Shorter term loans, generally 15 year or less, were originated for portfolio. Deposit accounts increased by $191.0 million from a balance of $428.8 million at December 31, 1996 to a balance of $619.8 million at December 31, 1997. Of the increase, $125.0 million is attributable to the acquisition of BNB while the balance represents growth in BFS's deposit balances, $75.0 million of which were obtained through the wholesale certificates of deposit broker market. BFS obtained these funds for terms of two to three years and the funds were used primarily to support the growth in the loans, net. Mortgage-backed securities decreased by $9.1 million, or 13.7%, from a balance of $66.6 million at December 31, 1996 to a balance of $57.5 million at December 31, 1997. Mortgage loans held for sale totaled $9.8 million at December 31, 1997, compared to $4.0 million at December 31, 1996. FHLB advances decreased $40.0 million to a balance of $256.5 million at December 31, 1997, compared to $296.5 million at December 31, 1996 as funds from the brokered certificates of deposit mentioned above were also used to repay FHLB advances. Total stockholders' equity was $81.6 million at December 31, 1997 or $15.72 per share, compared to $86.4 million or $14.75 per share at December 31, 1996. The decrease in total stockholders' equity during the year ended December 31, 1997 was primarily due to the combined effects of the completion of the second and third and commencement of the fourth 5% stock repurchase programs and dividends paid, during the year ended December 31, 1997, offset by the change in market valuation, net of taxes, of the available-for sale securities portfolio, net income and the amortization of the Stock-based Incentive Plans. The stockholders' equity to total assets ratio of the Company was 8.4% at December 31, 1997 and 10.5% at December 31, 1996.

RESULTS OF OPERATIONS

General

         Net income for the year ended December 31, 1997 was $7.1 million, or $1.28 basic earnings per share and $1.24 diluted earnings per share, compared to $2.9 million, or $.48 basic and diluted earnings per share for the comparable period in 1996. Net income for the year ended December 31, 1996 was adversely impacted by the one time $2.7 million (approximately $1.6 million after tax, or $.26 per share) special assessment for the recapitalization of the Savings Association Insurance Fund ("SAIF"). The improved net income increased the return on average assets to 0.75% and the return on average stockholders' equity to 8.21% during the year ended December 31, 1997, compared to .40% and 3.21%, respectively, for the year ended December 31, 1996. Excluding the SAIF special assessment, the return on average assets was 0.61% and the return on average stockholders' equity was 4.96% for the year ended December 31, 1996. The increase was primarily attributable to higher net interest income, due to increased balances of interest earning assets, some of which had higher margins from the BNB acquisition, earnings from real estate operations and the non-repetition of the one-time $1.6 million after tax special assessment for the recapitalization of the SAIF. The net interest margin in 1997 increased to 3.42% from 3.34% during 1996. The improvement in the net interest margin in 1997 was primarily due to the impact of the acquisition of BNB which, like most commercial banks, earns a wider margin than thrifts such as BFS.

Interest Income

         Total interest income for the year ended December 31, 1997 increased by $15.4 million to $68.0 million compared to $52.7 million for the year ended December 31, 1996. Interest on loans increased by $13.3 million, or 29.2%, to $58.8 million, during 1997 compared to $45.5 million during 1996. The increase in interest income in 1997, was attributable to increased average balances of interest earning assets, primarily due to an increase in the average balance of loans, from $603.6 million for 1996 to $759.3 million for 1997. Approximately $66 million of such growth was due to the acquisition of BNB. The increased average loan, net, balances generated an additional $11.7 million of interest earned while improved yields increased interest earned on loans, net, by $1.6 million. The improved yields were generally the result of increasing rate adjustments to BFS's adjustable-rate loan portfolio, much of which had been originated at discounted rates in prior years. Additionally, as interest rates declined in the second half of 1997, BFS increased the volume of shorter-term, (ten to fifteen years}, higher yielding fixed-rate loans. The loan portfolio average loan yield increased to 7.74% for 1997 compared to an average yield of 7.54% for 1996. Interest income on investment securities and overnight federal funds sold increased by $2.8 million to $5.0 million for the year ended December 31, 1997, compared to $2.2 million for the year ended December 31, 1996. The primary reason for the increase is due to higher average balances of investment securities due to the acquisition of BNB. Interest income on mortgage-backed securities decreased by $769,000 for the year ended December 31, 1997 due primarily to a decrease in average balances compared to the prior year. Average balances decreased by $10.0 million from an average of $72.3 million during 1996 to an average $62.3 million during 1997. The majority of the mortgage-backed securities held in 1997 were adjustable GNMA securities. The yields on mortgage-backed securities decreased from an average yield of 6.91% in 1996 to 6.79% in 1997, resulting in a decrease in interest earned on such securities in 1997 of $76,000, compared to 1996.

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

Provision for Loan Losses

         During 1997, the provision for loan losses was increased to $1.7 million from the prior year provision of $1.3 million. The higher provision was based on management's evaluation of the growth and change in composition of the Company's loan portfolio, existing real estate market conditions, the level of charge-offs and classified assets. Total non-performing loans decreased to $1.4 million, or 0.17% of loans at December 31, 1997 from $1.5 million, or 0.22% at December 31, 1996. Net charge-offs also decreased, amounting to $116,000, or 0.02% of average loans outstanding during 1997 compared with 1996's net charge-off total of $1.2 million or 0.19% of average loans outstanding. The allowance for loan losses as a percentage of total loans was 0.82% at December 31, 1997 compared to 0.64% at December 31, 1996. As a percentage of total non-performing loans, the allowance for loan losses was 469.8% at December 31, 1997, compared to 293.0% a year earlier. See "Asset Quality" included elsewhere herein.

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

Non-lnterest Expense

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

Impact of New Accounting Standards

         In June 1997, the Financial Accounting Standards Board, ("FASB") issued Statement of Financial Accounting Standard, ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. This statement requires a company to disclose certain income statement and balance sheet information by operating segment, as well as provide a reconciliation of operating segment information to the company's consolidated balances. Reportable segments of the Company include BFS and BNB.

         In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of this statement is not expected to have a material impact on the Company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
BostonFed Bancorp, Inc.:



We have audited the accompanying consolidated balance sheets of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ KPMG PEAT MARWICK LLP


Boston, Massachusetts
January 21, 1999

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets
           (dollars in thousands, except share and per share amounts)

                           December 31, 1998 and 1997



                                                                    1998          1997
                                                                 ----------     --------
                                     ASSETS
Cash and due from banks (note 1)                                 $   19,133     $ 21,242
Overnight federal funds sold                                         17,795        3,330
Certificates of deposit                                                 273          118
                                                                 ----------     --------
      Total cash and cash equivalents                                37,201       24,690

Investment securities available for sale (amortized
 cost of $48,837 at 1998 and $31,554 at 1997) (note 3)               49,137       31,767
Investment securities held to maturity (fair value of
 $7,371 at 1998 and $20,630 at 1997) (notes 4 and 11)                 7,302       20,630
Mortgage-backed securities available for sale
 (amortized cost of $20,935 at 1998 and
 $19,007 at 1997) (notes 3, 10 and 11)                               21,029       19,125
Mortgage-backed securities held to maturity (fair value
 of $23,333 at 1998 and $38,903 at 1997) (notes 4 and 11)            22,913       38,350
Mortgage loans held for sale                                         17,008        9,817
Loans, net of allowance for loan losses of $8,500
 at 1998 and $6,600 at 1997 (notes 5, 6 and 12)                     943,662      791,728
Accrued interest receivable (note 7)                                  5,549        5,163
Stock in FHLB of Boston, at cost (note 11)                           17,802       16,613
Premises and equipment, net (note 8)                                  6,614        6,842
Deferred income tax asset, net (note 12)                              1,812        2,020
Prepaid expenses and other assets                                     9,094        7,935
                                                                 ----------     --------
      Total assets                                               $1,139,123     $974,680
                                                                 ==========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Deposit accounts (note 9)                                       $  707,144     $619,821
 Securities sold under agreements to repurchase (note 10)                --        7,140
 Federal Home Loan Bank advances (note 11)                          337,500      256,500
 Advance payments by borrowers for taxes and insurance                3,405        3,133
 Accrued expenses and other liabilities                               9,280        6,475
                                                                 ----------     --------
                 Total liabilities                                1,057,329      893,069
                                                                 ----------     --------

Commitments and contingencies (notes 3, 4, 5, 7, 8, 16 and 18)

Stockholders' equity (notes 2 and 13):
 Preferred stock, $.01 per value;
  1,000,000 shares authorized; none issued                               --           --
 Common stock, $0.01 par value; 17,000,000 shares authorized;
  6,589,617 shares issued at 1998 and 1997                               66           66
 Additional paid-in capital                                          66,417       65,282
 Retained earnings                                                   44,256       38,645
 Accumulated other comprehensive income                                 312          242
 Treasury stock, at cost (1,477,176 and
  1,069,180 shares at 1998 and 1997)                                (26,128)     (18,146)
 Unallocated ESOP shares                                             (2,418)      (3,174)
 Unearned 1996 stock-based incentive plan                              (711)      (1,304)
                                                                 ----------     --------
       Total stockholders' equity                                    81,794       81,611
                                                                 ----------     --------
       Total liabilities and stockholders' equity                $1,139,123     $974,680
                                                                 ==========     ========



See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income
                    (in thousands, except per share amounts)

                  Years ended December 31, 1998, 1997 and 1996




                                                  1998        1997        1996
                                                -------     -------     -------
Interest income:
 Loans (note 5)                                 $66,040     $58,805     $45,513
 Mortgage-backed securities                       3,335       4,229       4,998
 Investment securities                            5,258       4,736       2,001
 Federal funds sold                                 142         267         166
                                                -------     -------     -------
     Total interest income                       74,775      68,037      52,678
                                                -------     -------     -------

Interest expense:
 Deposit accounts (note 9)                       24,096      19,176      15,698
 Borrowed funds (notes 10 and 11)                18,461      17,953      13,193
                                                -------     -------     -------
     Total interest expense                      42,557      37,129      28,891
                                                -------     -------     -------

Net interest income                              32,218      30,908      23,787
Provision for loan losses (note 6)                1,642       1,696       1,294
                                                -------     -------     -------
     Net interest income after provision
      for loan losses                            30,576      29,212      22,493
                                                -------     -------     -------

Non-interest income:
 Loan processing and servicing fees (note 5)        477       1,241       1,330
 Deposit service fees                             1,658       1,710       1,140
 Gain on sale of loans                            3,173       1,114         668
 Gain (loss) on sale of investments (note 3)         19         (18)        (11)
 Other                                              801         759         440
                                                -------     -------     -------
     Total non-interest income                    6,128       4,806       3,567
                                                -------     -------     -------

Non-interest expense:
 Compensation and benefits (note 13)             13,728      13,543       9,841
 Occupancy and equipment                          3,187       3,087       2,479
 Deposit insurance premiums                         327         293         916
 Advertising expense                                523         682         588
 Data processing                                  1,286         968         600
 Real estate operations                             (71)     (1,230)        561
 SAIF special assessment                             --          --       2,670
 Other                                            4,952       4,115       3,385
                                                -------     -------     -------
     Total non-interest expense                  23,932      21,458      21,040
                                                -------     -------     -------

Income before income taxes                       12,772      12,560       5,020
Income tax expense (note 12)                      5,151       5,505       2,083
                                                -------     -------     -------

     Net income                                 $ 7,621     $ 7,055     $ 2,937
                                                =======     =======     =======

Basic earnings per share                        $  1.50     $  1.28     $  0.48
                                                =======     =======     =======

Diluted earnings per share                      $  1.43     $  1.24     $  0.48
                                                =======     =======     =======

Weighted average shares outstanding - basic       5,078       5,505       6,118
                                                =======     =======     =======

Weighted average shares outstanding - diluted     5,328       5,690       6,128
                                                =======     =======     =======

See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity
                    (in thousands, except per share amounts)

                  Years ended December 31, 1998, 1997 and 1996

                                                                                                             UNEARNED
                                                                                    ACCUMULATED               STOCK-
                                                                                       OTHER                   BASED
                                    SHARES OF        ADDITIONAL                    COMPREHENSIVE UNALLOCATED INCENTIVE     TOTAL
                                     COMMON   COMMON  PAID-IN   RETAINED  TREASURY     INCOME        ESOP      PLAN    STOCKHOLDERS'
                                      STOCK    STOCK  CAPITAL   EARNINGS   STOCK       (LOSS)       SHARES    ("SIP")      EQUITY
                                    --------- ------ ---------- -------- --------- ------------- ----------- --------- -------------

Balance at December 31, 1995          6,590     $66   $63,987   $31,183  $     --      $  --       $(4,535)   $    --    $ 90,701

 Common stock repurchased
  (329 shares at an average
  price of $14.39 per share)             --      --        --        --    (4,739)        --            --         --      (4,739)

 Cash dividends declared and
  paid ($.15 per share)                  --      --        --      (989)       --         --            --         --        (989)

 Reduction in unallocated ESOP
  shares charged to expense              --      --        --        --        --         --           606         --         606

 Appreciation in fair value of
  shares charged to expense
  for compensation plans                 --      --       474        --        --         --            --         --         474

 Common stock acquired for SIP           --      --        --        --        --         --            --     (3,230)     (3,230)

 Earned portion of SIP shares
  charged to expense                     --      --        --        --        --         --            --        917         917

 Comprehensive income:
  Changes in net unrealized
  gain (loss) in investments
  available for sale, net                --      --        --        --        --       (322)           --         --        (322)

 Net income                              --      --        --     2,937        --         --            --         --       2,937
                                      -----     ---   -------   -------  --------      -----       -------    -------    --------
 Comprehensive income                                                                                                       2,615
                                                                                                                         --------
Balance at December 31, 1996          6,590      66    64,461    33,131    (4,739)      (322)       (3,929)    (2,313)     86,355

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                    (in thousands, except per share amounts)

                  Years ended December 31, 1998, 1997 and 1996


                                                                                                             UNEARNED
                                                                                    ACCUMULATED               STOCK-
                                                                                       OTHER                   BASED
                                    SHARES OF        ADDITIONAL                    COMPREHENSIVE UNALLOCATED INCENTIVE     TOTAL
                                     COMMON   COMMON  PAID-IN   RETAINED  TREASURY     INCOME        ESOP      PLAN    STOCKHOLDERS'
                                      STOCK    STOCK  CAPITAL   EARNINGS   STOCK       (LOSS)       SHARES    ("SIP")      EQUITY
                                    --------- ------ ---------- -------- --------- ------------- ----------- --------- -------------

Common stock repurchased
 (740 shares at an average
  price of $18.12 per share)             --     $--   $    --   $    --  $(13,407)     $  --       $    --    $    --    $(13,407)

Cash dividends declared and
 paid ($.26 per share)                   --      --        --    (1,541)       --         --            --         --      (1,541)

Reduction in unallocated ESOP
 shares charged to expense               --      --        --        --        --         --           755         --         755

Appreciation in fair value of
 shares charged to expense
 for compensation plans                  --      --       821        --        --         --            --         --         821

Earned portion of SIP shares
 charged to expense                      --      --        --        --        --         --            --      1,009       1,009

Comprehensive income:
 Changes in net unrealized
 gain (loss) in investments
 available for sale, net                 --      --        --        --        --        564            --         --         564

Net income                               --      --        --     7,055        --         --            --         --       7,055
                                      -----     ---   -------   -------  --------      -----       -------    -------    --------
 Comprehensive income                                                                                                       7,619
                                                                                                                         --------
Balance at December 31, 1997          6,590      66    65,282    38,645   (18,146)       242        (3,174)    (1,304)     81,611

                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                    (in thousands, except per share amounts)

                  Years ended December 31, 1998, 1997 and 1996


                                                                                                             UNEARNED
                                                                                    ACCUMULATED               STOCK-
                                                                                       OTHER                   BASED
                                    SHARES OF        ADDITIONAL                    COMPREHENSIVE UNALLOCATED INCENTIVE     TOTAL
                                     COMMON   COMMON  PAID-IN   RETAINED  TREASURY     INCOME        ESOP      PLAN    STOCKHOLDERS'
                                      STOCK    STOCK  CAPITAL   EARNINGS   STOCK       (LOSS)       SHARES    ("SIP")      EQUITY
                                    --------- ------ ---------- -------- --------- ------------- ----------- --------- -------------

Common stock repurchased
 (409 shares at an average
 price of $19.56 per share)              --     $--   $    --   $    --  $ (7,998)     $  --       $    --    $    --    $ (7,998)

Stock options exercised
 (900 shares at an average
 price of $16.67 per share)              --      --        --        --        16         --            --         --          16

Cash dividends declared and
 paid ($.37 per share)                   --      --        --    (2,010)       --         --            --         --      (2,010)

Reduction in unallocated ESOP
 shares charged to expense               --      --        --        --        --         --           756         --         756

Appreciation in fair value of
 shares charged to expense
 for compensation plans                  --      --     1,135        --        --         --            --         --       1,135

Earned portion of SIP shares
 charged to expense                      --      --        --        --        --         --            --        593         593

Comprehensive income:
 Changes in net unrealized
 gain (loss) in investments
 available for sale, net                 --      --        --        --        --         70            --         --          70

Net income                               --      --        --     7,621        --         --            --         --       7,621
                                      -----     ---   -------   -------  --------      -----       -------    -------    --------
 Comprehensive Income                                                                                                       7,691
                                                                                                                         --------
Balance at December 31, 1998          6,590     $66   $66,417   $44,256  $(26,128)     $ 312       $(2,418)   $  (711)   $ 81,794
                                      =====     ===   =======   =======  ========      =====       =======    =======    ========


See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                             (dollars in thousands)

              For the years ended December 31, 1998, 1997 and 1996


                                                                            1998         1997         1996
                                                                         ----------   ----------   ----------
Net cash flows from operating activities:
 Net income                                                              $   7,621    $   7,055    $   2,937
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation, amortization and accretion, net                             1,343          963        1,034
   Earned SIP shares                                                           593        1,009          917
   Reduction in unallocated ESOP shares                                        756          755          606
   Appreciation in fair value of shares charged to expense
      for compensation plans                                                 1,135          821          474
   Provision for loan losses                                                 1,642        1,696        1,294
   Recovery (provision) for valuation allowance for
      real estate owned                                                         17         (350)         335
   Loans originated for sale                                              (357,405)    (117,413)    (143,064)
   Proceeds from sale of loans                                             353,387      112,680      148,693
   Net loss (gain) on sale of investment securities                            (19)          18           11
   Gain on sale of real estate held for sale or development, net                --         (854)          --
   Decrease (increase) in deferred income taxes                                208         (483)         575
   (Gain) loss on sale of real estate acquired through foreclosure             (60)         189           44
   Gain on sale of loans                                                    (3,173)      (1,114)        (668)
   Increase in accrued interest receivable                                    (386)        (240)        (371)
   (Increase) decrease in prepaid expenses and other assets                 (1,520)       3,066       (1,452)
   Increase in accrued expenses and other liabilities                        2,818          795          787
                                                                         ---------    ---------    ---------
      Net cash provided by operating activities                              6,957        8,593       12,152
                                                                         ---------    ---------    ---------

Cash flows from investing activities:
 Net cash of acquired institution                                               --       11,908           --
 Proceeds from sales of investment securities available for sale             5,000       14,008           --
 Proceeds from sale of mortgage-backed securities available for sale            --        1,084       10,614
 Proceeds from maturities of investment securities available for sale           --        4,000           --
 Proceeds from maturities of investment securities held to maturity         14,850        9,100        1,745
 Purchase of investment securities available for sale                      (32,217)     (13,013)         (63)
 Purchase of investment securities held to maturity                         (1,500)      (5,900)      (9,992)
 Purchase of mortgage-backed securities available for sale                 (10,856)          --      (10,666)
 Principal repayments of investments securities available-for-sale          10,000           --           --
 Purchase of mortgage-backed securities held-to-maturity                        --           --      (13,891)
 Principal repayments on investment securities held to maturity                 --           --        6,009
 Principal repayments on mortgage-backed securities held to maturity        15,432        4,641        5,934
 Principal repayments on mortgage-backed securities available for sale       8,843        3,807           --
 Increase in portfolio loans, net                                         (153,576)     (51,194)    (172,557)
 Purchase of FHLB stock                                                     (1,189)        (249)      (7,921)
 Purchases of premises and equipment                                          (887)        (956)        (617)
 Proceeds from sale of real estate held for sale or development                 --        2,058           --
 Proceeds from sale of real estate owned                                       191        3,167        2,249
 Additional investments in real estate owned                                    --           --         (359)
                                                                         ---------    ---------    ---------
      Net cash used in investing activities                               (145,909)     (17,539)    (189,515)
                                                                         ---------    ---------    ---------



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                             (dollars in thousands)

              For the years ended December 31, 1998, 1997 and 1996


                                                                            1998         1997         1996
                                                                         ----------   ----------   ----------

Cash flows from financing activities:
 Increase in deposits accounts                                           $  87,323    $  65,981    $   9,714
 Proceeds from securities sold under agreement to repurchase                    --        7,140        2,973
 Repayments of securities sold under agreement to repurchase                (7,140)      (3,500)      (6,473)
 Proceeds from Federal Home Loan Bank advances                             546,073      276,200      670,304
 Repayments of Federal Home Loan Bank advances                            (465,073)    (316,200)    (493,713)
 Increase in advanced payments by borrowers for
  taxes and insurance                                                          272          685          569
 Cash dividends paid                                                        (2,010)      (1,541)        (989)
 Common stock repurchased                                                   (7,998)     (13,407)      (4,739)
 Purchase of common stock for SIP                                               --           --       (3,230)
 Stock options exercised                                                        16           --           --
                                                                         ---------    ---------    ---------
      Net cash provided by financing activities                            151,463       15,358      174,416
                                                                         ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents                        12,511        6,412       (2,947)

Cash and cash equivalents at beginning of year                              24,690       18,278       21,225
                                                                         ---------    ---------    ---------

Cash and cash equivalents at end of year                                 $  37,201    $  24,690    $  18,278
                                                                         =========    =========    =========

Supplemental disclosure of cash flow information:
 Payments during the year for:
  Interest                                                               $  42,017    $  36,746    $  27,889
                                                                         =========    =========    =========
  Taxes                                                                  $   3,306    $   4,688    $   1,664
                                                                         =========    =========    =========

Supplemental schedule of noncash investing activities:
 Transfers of mortgage loans to real estate owned                        $      --    $     533    $   3,966
                                                                         =========    =========    =========

See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (DOLLARS IN THOUSANDS)

        BostonFed Bancorp Inc. (the "Company") is a Bank holding company which is headquartered in Burlington, Massachusetts and provides a variety of loan and deposit services to its customers through a network of ten locations. The Company's deposit gathering is concentrated in the communities surrounding its ten offices located in the greater Boston metropolitan area, municipalities of Arlington, Bedford, Billerica, Boston, Burlington, Chelsea, Lexington, Peabody, Revere and Wellesley.

        The Company acquired Broadway National Bank ("BNB") effective the close of business February 7, 1997, which was accounted for using the purchase method of accounting. The Company is subject to competition from other financial institutions including commercial banks, other savings banks, credit unions, mortgage banking companies and other financial service providers. The Company is subject to the regulations of, and periodic examination by the Federal Reserve Bank ("FRB"). Boston Federal Savings Bank ("BFS") is subject to the regulations of, and periodic examination by, the Office of Thrift Supervision ("OTS"). BNB, a national chartered commercial bank, is subject to the regulations of, and periodic examination by the Office of the Comptroller of the Currency ("OCC"). The Federal Deposit Insurance Corporation ("FDIC") insures the deposits of BFS through the Saving Association Insurance Fund ("SAIF") and insures the deposits of BNB through the Bank Insurance Fund ("BIF").

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

        (a)     PRINCIPLES OF CONSOLIDATION

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

        (b)     CASH AND DUE FROM BANKS

                BFS and BNB are required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon deposit levels and amounted to $6,528 and $1,980 at BFS and BNB, respectively, at December 31, 1998.



                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



        (c)     INVESTMENT AND MORTGAGE-BACKED SECURITIES

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

        (d)     LOANS

                Loans are reported at the principal amount outstanding, reduced by unamortized discounts and net deferred loan origination fees. Loans held for sale are carried at the lower of aggregate cost or market value, considering loan production and sales commitments and deferred fees. Generally, all longer term (typically mortgage loans with terms in excess of ten years) fixed-rate residential one to four family mortgage loans are originated for sale and adjustable-rate loans are originated both for portfolio and for sale. Occasionally, the Company generates fixed-rate loans which are designated for portfolio at the time of origination.

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

                                December 31, 1998



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

        (e)     ALLOWANCE FOR LOAN LOSSES

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

        (f)     GOODWILL

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

                                December 31, 1998



        (g)     PREMISES AND EQUIPMENT

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

        (h)     INCOME TAXES

                Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the accounting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The Company's deferred tax asset is reviewed periodically and adjustments to such asset are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset. A valuation allowance related to deferred tax assets is recognized when, in management's judgment, it is more likely than not that all, or a portion of such deferred tax assets will not be realized.

        (i)     PENSION

                Pension cost is recognized over the employees' approximate service period.

        (j)     EMPLOYEE BENEFITS

                The Company continues to follow APB Opinion No. 25, Accounting for Stock Issued to Employees. See footnote 13 for the expanded disclosures required by SFAS 123 regarding pro forma net income and earnings per share.

        (k)     EARNINGS PER SHARE

                Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year adjusted for the weighted average number of unallocated shares held by the Employee Stock Ownership Plan ("ESOP") and the 1996 Stock-Based Incentive Plan ("SIP"). Diluted earnings per share reflects the effect on weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options were converted into common stock using the treasury stock method.

                A reconciliation of the weighted average shares outstanding for the years ended December 31 follows:

                                                    1998      1997     1996
                                                   -----     -----    -----
                Basic shares                       5,078     5,505    6,118
                Dilutive impact of stock options     250       185       10
                                                   -----     -----    -----

                Diluted shares                     5,328     5,690    6,128
                                                   =====     =====    =====



                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



         (l)    RECENT ACCOUNTING PRONOUNCEMENTS

                In June 1997, the Financial Accounting Standards Board (FASB) and Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income, which is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income. This statement has been adopted for the 1998 consolidated financial statements. The following table shows the components of other comprehensive income for the years ended December 31:

                                                      1998      1997     1996
                                                     ------    -----    -----
Net income                                           $7,621    7,055    2,937
Other comprehensive income, net of tax:
 Unrealized gains on securities:
  Unrealized holding gains (loss) arising
   during the period                                     73      557     (326)
  Reclassification adjustment for (gain) losses
   included in net income, net of tax                    (3)       7        4
                                                     ------    -----    -----
                                                         70      564     (322)
                                                     ------    -----    -----

      Comprehensive income                           $7,691    7,619    2,615
                                                     ======    =====    =====

                Also, in June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. This statement requires a company to disclose certain income statement and balance sheet information by operating segment, as well as provide a reconciliation of operating segment information to the company's consolidated balances. See footnote 17 for the Company's reportable segments.

                In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of this statement is not expected to have a material impact on the Company's financial position.



                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



(2)     STOCKHOLDERS' EQUITY

        Prior to the Company's initial public offering, in order to grant priority to eligible depositors, BFS established a liquidation account at the time of conversion in an amount equal to the retained earnings of BFS as of the date of its latest balance sheet date, June 30, 1995, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of BFS (and only in such an event), eligible depositors who continue to maintain accounts at BFS shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account is decreased if the balances of eligible depositors decrease on the annual determination dates. The liquidation account approximated $9.5 million (unaudited) at December 31, 1998.

        The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

        In addition to the 17,000,000 authorized shares of common stock, the Company has authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of December 31, 1998, there were no shares of preferred stock has been issued.

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

        Quantitative measures established by regulation to ensure capital adequacy require BFS and BNB to maintain minimum amounts and ratios (set forth in the table below) of risk-weighted, core and tangible capital (as defined). Management represents, as of December 31, 1998, that BFS and BNB meets all capital adequacy requirements to which it is subject.



                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



        As of August 24, 1998, the most recent notification from the OTS categorized BFS as "well capitalized" by regulatory definition. As of December 4, 1998, the most recent notification from the OCC categorized BNB as "well capitalized." Under "capital adequacy" guidelines and the regulatory framework to be categorized as "well capitalized" BFS and BNB must maintain minimum risk-weighted capital, core capital, leverage, and tangible ratios as set forth in the table. As of December 31, 1998, BFS and BNB are categorized as "well capitalized" based on their ratios of risk-weighted core and tangible capital. These regulatory capital requirements are set forth in terms of (1) Risk-based Total Capital (Total Capital to Risk Weighted Assets), (2) Core Capital (Tier I Capital to Adjusted Tangible Assets), (3) Risk-based Tier I Capital (Tier I Capital to Risk Weighted Assets), (4) Tangible Capital (Tier I Capital to Tangible Assets), and (5) Leverage Capital (Tier I Capital to Average Assets).

        BFS's and BNB's actual capital amounts and ratios are presented in the table below.


                                                                    TO BE WELL
                                                 FOR CAPITAL    CAPITALIZED UNDER
                                                  ADEQUACY          REGULATORY
                                  ACTUAL          PURPOSES         DEFINITIONS
                             ---------------   ---------------  -----------------
                              AMOUNT   RATIO    AMOUNT   RATIO    AMOUNT   RATIO
                             -------   -----   -------   -----  --------   ------
                                            (DOLLARS IN THOUSANDS)
As of December 31, 1998:
 Risk-based Total Capital:
      BFS                    $57,944   10.2%   $45,538    8.0%   $56,923   10.0%
      BNB                     10,131   15.3      5,291    8.0      6,614   10.0
    Core Capital:
      BFS                     50,820    5.1     39,533    4.0     49,417    5.0
 Risk-based Tier I Capital:
      BFS                     50,820    8.9     22,769    4.0     34,154    6.0
      BNB                      9,492   14.4      2,645    4.0      3,968    6.0
    Tangible Capital:
      BFS                     50,820    5.1     19,767    2.0     49,417    5.0
    Leverage Capital:
      BNB                      9,492    7.4      5,167    4.0      6,459    5.0

As of December 31, 1997:
 Risk-based Total Capital:
      BFS                     54,731   11.9     36,758    8.0     45,948   10.0
      BNB                      9,477   16.4      4,618    8.0      5,772   10.0
    Core Capital:
      BFS                     48,987    5.9     24,952    3.0     41,586    5.0
 Risk-based Tier I Capital:
      BNB                      8,799   15.2      2,309    4.0      3,463    6.0
    Tangible Capital:
      BFS                     48,987    5.9     12,476    1.5     41,586    5.0
    Leverage Capital:
      BNB                      8,799    7.4      4,753    4.0      5,941    5.0


                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



        At December 31, 1998 and 1997, the consolidated capital to assets ratio was 7.2% and 8.4%, respectively, which exceeded the minimum capital requirements for the Company. During 1998, the Company's Board of Directors approved a program to repurchase up to 268,417 or approximately 5%, of its outstanding common shares. The Company plans to hold the repurchased shares as treasury stock to be used for general company purposes. During the year ended December 31, 1998, 408,896 shares were repurchased under this program and a previously approved program, at a total cost of $8 million.

(3)     INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
        (IN THOUSANDS)

        The amortized cost and fair values of investment and mortgage-backed securities available for sale are shown below by contractual maturity:

                                                  DECEMBER 31, 1998
                                      -----------------------------------------
                                      AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                        COST        GAINS      LOSSES    VALUE
                                      ---------  ----------  ----------  ------
Investment securities:
 U.S. Government, federal agency
  and other obligations:
   Maturing within 1 year               $32,862        99      (116)     32,845
   Maturing after 1 year but within
    5 years                              15,975       329       (12)     16,292
                                        -------       ---      ----      ------
     Total investment securities        $48,837       428      (128)     49,137
                                        =======       ===      ====      ======

Mortgage-backed securities:
 Maturing after 5 years but
   within 10 years                        4,996         6        --       5,002
   Maturing after 10 years               15,939       255      (167)     16,027
                                        -------       ---      ----      ------

     Total mortgage-backed securities   $20,935       261      (167)     21,029
                                        =======       ===      ====      ======



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



                                                  DECEMBER 31, 1997
                                      -----------------------------------------
                                      AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                        COST        GAINS      LOSSES    VALUE
                                      ---------  ----------  ----------  ------
Investment securities:
 Cash management funds                  $ 1,150        --        --       1,150
 U.S. Government, federal agencies
  and other obligations:
   Maturing within 1 year                 7,987        14        (7)      7,994
   Maturing after 1 year but within
    5 years                              22,417       206        --      22,623
                                        -------       ---      ----      ------

     Total investment securities        $31,554       220        (7)     31,767
                                        =======       ===      ====      ======
Mortgage-backed securities:
 Maturing after 5 years but
  within 10 years                         8,454        --       (10)      8,444
 Maturing after 10 years                 10,553       151       (23)     10,681
                                        -------       ---      ----      ------
     Total mortgage-backed securities   $19,007       151       (33)     19,125
                                        =======       ===      ====      ======

        Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

        U.S. agency notes with an amortized cost and a fair value of $1,000 at December 31, 1998 were pledged to provide collateral for customers and the Company's employee tax withholdings that are to be remitted to the federal government in excess of the $100 of withholdings insured by the FDIC.

        At December 31, 1998, no mortgage-backed securities were pledged as collateral for securities sold under agreements to repurchase.

        Included in U.S. government, federal agency and other obligations are investments that can be called prior to final maturity with an amortized cost of $7,500 and a fair value of $7,565 at December 31, 1998.

        The composition by issuer of mortgage-backed securities available for sale follows:

                                                 DECEMBER 31,
                                  ------------------------------------------
                                         1998                    1997
                                  ------------------      ------------------
                                  AMORTIZED    FAIR       AMORTIZED    FAIR
                                     COST     VALUE         COST       VALUE
                                  ---------   ------      ---------   ------
FHLMC                              $ 4,996     5,002        8,454      8,444
GNMA                                 5,916     5,982       10,553     10,681
Privately issued collateralized
 mortgage obligations               10,023    10,045           --         --
                                   -------    ------       ------     ------

                                   $20,935    21,029       19,007     19,125
                                   =======    ======       ======     ======


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



        Proceeds from the sale of investment securities and mortgage-backed securities available for sale amounted to $5,000, $15,092 and $10,614 in 1998, 1997 and 1996, respectively. Realized losses on investment securities and mortgage-backed securities available for sale were $18 and $11 in 1997 and 1996, respectively. Realized gains amounted to $19 in 1998.

(4)     INVESTMENT AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY
        (IN THOUSANDS)

        The amortized cost and fair values of investment and mortgage-backed securities held to maturity are shown below by contractual maturity.

                                                  DECEMBER 31, 1998
                                      -----------------------------------------
                                      AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                        COST        GAINS      LOSSES    VALUE
                                      ---------  ----------  ----------  ------
Investment securities:
 U.S. government, federal
  agency and other obligations:
   Maturing within one year             $ 1,250         1        --       1,251
   Maturing after 1 year but
    within 5 years                        5,027        63        --       5,090
   Maturing after 5 years but
    within 10 years                       1,025         5        --       1,030
                                        -------       ---       ---      ------
    Total investment securities         $ 7,302        69        --       7,371
                                        =======       ===       ===      ======

Mortgage-backed securities:
 Maturing after 1 year but
  within 5 years                          1,205        23        --       1,228
 Maturing after 5 years but
  within 10 years                         2,309       118        --       2,427
 Maturing after 10 years                 19,399       279        --      19,678
                                        -------       ---       ---      ------

    Total mortgage-backed securities    $22,913       420        --      23,333
                                        =======       ===       ===      ======



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



                                                  DECEMBER 31, 1997
                                      -----------------------------------------
                                      AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                        COST        GAINS      LOSSES    VALUE
                                      ---------  ----------  ----------  ------
Investment securities:
 U.S. government, federal
  agency and other obligations:
   Maturing within one year             $ 5,939         7       (19)       5,927
   Maturing after 1 year but
    within 5 years                       13,691        49       (44)      13,696
   Maturing after 5 years but
    within 10 years                       1,000         7        --        1,007
                                        -------       ---       ---       ------

      Total investment securities       $20,630        63       (63)      20,630
                                        =======       ===       ===       ======

Mortgage-backed securities:
 Maturing after 1 year but
  within 5 years                          2,050        14        (1)       2,063
 Maturing after 5 years but
  within 10 years                         3,126       132         -        3,258
 Maturing after 10 years                 33,174       410        (2)      33,582
                                        -------       ---       ---       ------
      Total mortgage-backed securities  $38,350       556        (3)      38,903
                                        =======       ===       ===       ======

        Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

        At December 31, 1998, a U.S. agency note with an amortized cost and fair value of $500 was pledged to secure certain of BFS's recourse liabilities relating to loans sold as described in note 5.

        At December 31, 1998, investment securities with an amortized cost of $500 and a fair value of $501 were pledged to provide collateral for customers and the Company's employee tax withholdings that are to be remitted to the federal government in excess of the $100 of withholdings insured by the FDIC.

        Included in U.S. government, federal agency and other obligations are investments that can be called prior to final maturity with an amortized cost of $5,999 and a fair value of $6,040 at December 31, 1998.

        The composition by issuer of mortgage-backed securities held to maturity follows:

                                                 DECEMBER 31,
                                  ------------------------------------------
                                         1998                    1997
                                  ------------------      ------------------
                                  AMORTIZED    FAIR       AMORTIZED    FAIR
                                     COST     VALUE         COST       VALUE
                                  ---------   ------      ---------   ------
FHLMC                              $   682       695        1,100      1,108
FNMA                                   428       438          894        902
GNMA                                16,645    16,991       22,425     22,858
Privately issued collateralized
 mortgage obligation                 5,158     5,209       13,931     14,035
                                   -------    ------       ------     ------

                                   $22,913    23,333       38,350     38,903
                                   =======    ======       ======     ======


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



(5)     LOANS (IN THOUSANDS)

        The Company's lending activities are conducted principally in eastern Massachusetts. The Company grants single-family and multi-family residential loans, commercial real estate loans, commercial loans, business loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties, commercial real estate properties and for land development. Approximately 99% of the loans granted by the Company are secured by real estate collateral. The ability and willingness of the one to four family residential and consumer borrowers to honor their repayment commitments is generally dependent, among other things, on the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally affected by the health of the real estate economic sector in the borrowers' geographic areas and the general economy.

        The Company's loan portfolio was comprised of the following at December 31:

                                                          1998          1997
                                                        --------      -------
        Mortgage loans:
            Residential 1-4 family                      $812,564      692,285
            Multi-family                                  22,889       18,874
            Construction and land                         41,608       20,497
            Commercial real estate                        48,951       36,400
                                                        --------      -------
                                                         926,012      768,056
                                                        --------      -------
        Consumer and other loans:
            Home equity and improvement                   32,119       28,119
            Secured by deposits                              934          834
            Consumer                                       4,637        4,984
            Business                                       3,618        3,528
                                                        --------      -------
                                                          41,308       37,465
                                                        --------      -------
                           Total loans                   967,320      805,521

        Less:
            Allowance for loan losses (note 6)            (8,500)      (6,600)
            Construction loans in process                (17,133)      (8,527)
            Net unearned discount on loans purchased          (5)        (114)
            Deferred loan origination costs                1,980        1,448
                                                        --------      -------
                           Loans, net                   $943,662      791,728
                                                        ========      =======

        The Company services mortgage loans for investors which are not included in the accompanying consolidated balance sheets totaling approximately $648,279 and $549,422 at December 31, 1998 and 1997, respectively. Of these loans serviced for others, $694 and $827 at December 31, 1998 and 1997, respectively, had been sold with recourse by the Company. In addition, at December 31, 1998 and 1997, respectively, the Company had retained the secondary layer of recourse risk on $4,737 and $7,736 of serviced loans, with such risk limited to $221 and $223 after the first layer (25% of each such loss, not to exceed $2,200) is exhausted. The losses incurred on loans subject to recourse amounted to $0, $44 and $0 for the years ended December 31, 1998, 1997 and 1996, respectively.



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



        Proceeds from the sales of loans were $353,387 for 1998, $112,680 for 1997 and $148,693 for 1996. Gains recognized on the sales of loans amounted to $3,173 in 1998, $1,114 in 1997, and $668 in 1996.

        A summary of the activity of the mortgage servicing rights, which is included as a component of other assets, for the years ended December 31 follows:

                                                  1998       1997
                                                 -------     -----
        Balance, beginning of year               $ 1,534       988
        Capitalized mortgage servicing rights      3,149       836
        Amortization                              (1,112)     (290)
                                                 -------     -----
        Balance, end of year                     $ 3,571     1,534
                                                 =======     =====

        The Company has determined that the fair value of mortgage servicing rights at December 31, 1998 approximates their carrying amount after an adjustment of $481 was recorded to reflect impairment value of mortgage servicing rights during 1998. A valuation allowance for the mortgage servicing rights was not established, as the mortgage servicing rights were adjusted through additional amortization.

        The regulations established by FIRREA implemented a "loan to one borrower limit" equal to 15% of capital and general valuation reserves. The regulatory limits for BFS and BNB, at December 31, 1998, are $8,800 and $1,500; respectively. A $1,527 lending relationship at BNB slightly exceeded the regulatory lending limit at December 31, 1998 as a portion of the loan had not been sold. The violation was remedied in the first quarter of 1999. BFS did not have any borrower relationships which exceeded the limit as of December 31, 1998 and 1997 and BNB did not have any borrower relationship which exceeded the limit as of December 31, 1997.

        In the ordinary course of business, the Company makes loans to its directors and officers and their related interests at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                                                  1998         1997
                                                 ------       ------
        Balance, beginning of year               $1,052         846
        Originations                                145          22
        Broadway acquisition                         --         280
        Payments                                   (257)       (106)
        Other changes                                12          10
                                                 ------       -----
        Balance, end of year                     $  952       1,052
                                                 ======       =====

        At December 31, 1998 and 1997, total impaired loans were $1,529 and $2,091, respectively. In the opinion of management, no impaired loans required a specific valuation allowance at December 31, 1998 and 1997. All impaired loans have been measured using the fair value of the collateral method. The average recorded value of impaired loans was $1,857 during 1998 and $3,829 during 1997. The Company follows the same policy for recognition of income on impaired loans as it does for all other loans.


                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



        The following table summarizes information regarding the reduction of interest income on impaired loans at December 31:

                                                    1998       1997       1996
                                                    ----       ----       ----
        Income in accordance with original terms    $137        286        497
        Income recognized                            102        139        321
                                                    ----        ---        ---

        Foregone interest income during year        $ 35        147        176
                                                    ====        ===        ===

        All of the Company's nonaccrual loans are considered to be impaired loans. Non-accrual loans at December 31, 1998 and 1997 were $809 and $1,405, respectively.

        At December 31, 1998 and 1997, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired.


(6)     ALLOWANCE FOR LOAN LOSSES (IN THOUSANDS)

        The following is a summary of the activity in the allowance for loan losses for the years ended December 31:

                                                      1998      1997      1996
                                                    -------    ------    ------
Balance, beginning of year                          $ 6,600     4,400     4,275
BNB allowance for loan losses at acquisition date        --       620        --
Provision charged to income                           1,642     1,696     1,294
Recoveries                                              517       399       343
Charge-offs                                            (259)     (515)   (1,512)
                                                    -------    ------    ------
Balance, end of year                                $ 8,500     6,600     4,400
                                                    =======    ======    ======


(7)    ACCRUED INTEREST RECEIVABLE (IN THOUSANDS)

        Accrued interest receivable as of December 31 is presented in the following table:

                                                         1998         1997
                                                        ------       -----
        Investment and mortgage-backed securities       $  697         871
        Loans                                            4,852       4,292
                                                        ------       -----
                                                        $5,549       5,163
                                                        ======       =====


                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



(8)     PREMISES AND EQUIPMENT (IN THOUSANDS)

        A summary of the cost, accumulated depreciation and amortization of land, buildings and equipment is as follows at December 31:

                                                       1998          1997
                                                     -------        ------
Land                                                 $ 2,083         2,083
Buildings                                              4,074         4,036
Furniture, fixtures and equipment                      6,876         6,188
Leasehold improvements                                 1,402         1,291
                                                     -------        ------
                                                      14,435        13,598
Less accumulated depreciation and amortization        (7,821)       (6,756)
                                                     -------        ------
                                                     $ 6,614         6,842
                                                     =======        ======

        The Company presently leases office space at three locations and is committed to minimum annual rentals plus lease escalations. Such leases expire at various dates with options to renew. Minimum future rentals are as follows:

        YEARS ENDED DECEMBER 31,
        ------------------------

            1999                                    $ 1,317
            2000                                      1,317
            2001                                      1,317
            2002                                      1,317
            Beyond 2003                               7,062
                                                    -------
                                                    $12,330
                                                    =======

        Rent expense was $1,257 in 1998, $1,178 in 1997 and $1,095 in 1996.

        The Company leases, as lessor, office space at two of its branch locations. The leases expire at various dates with options to renew. Minimum future rental income is as follows:

        YEARS ENDED DECEMBER 31,
        ------------------------

            1999                                    $   144
            2000                                        106
            2001                                         52
                                                    -------
                                                    $   302
                                                    =======



                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



(9)     DEPOSIT ACCOUNTS (DOLLARS IN THOUSANDS)

        A summary of deposit balances by type is as follows at December 31:

                                                            1998      1997
                                                          --------   -------
         NOW                                              $114,934   106,637
         Regular and statement savings                     130,843   116,858
         Money market                                       61,756    61,546
         Demand deposits and official checks                60,952    51,151
                                                          --------   -------
               Total noncertificate accounts               368,485   336,192
                                                          --------   -------

         Certificate accounts:
           3 to 6 months                                    26,066    33,471
           1 to 3 year                                     262,103   196,892
           Greater than 3 years                              4,442     6,286
           IRA/Keogh                                        46,048    46,980
                                                          --------   -------
               Total certificate accounts                  338,659   283,629
                                                          --------   -------
                                                          $707,144   619,821
                                                          ========   =======

         Contractual maturity of certificate accounts:
           Within one year                                $198,124   137,520
           One to two years                                125,285    56,533
           Two to three years                                9,415    84,479
           Over three years                                  5,835     5,097
                                                          --------   -------

                                                          $338,659   283,629
                                                          ========   =======

        Aggregate amount of certificate accounts of $100 or more were $29,006 and $18,960 at December 31, 1998 and 1997, respectively. Deposit amounts in excess of $100 are not federally insured.

        Interest expense on deposits consisted of the following for the years ended December 31:

                                           1998          1997          1996
                                         -------        ------        ------
        NOW                              $ 1,158         1,071           890
        Regular and statement savings      2,999         2,826         2,219
        Money market                       1,838         1,822         1,395
        Certificate accounts              18,101        13,457        11,194
                                         -------        ------        ------
                                         $24,096        19,176        15,698
                                         =======        ======        ======

        The Company has $82,722 of brokered deposits with a weighted average rate of 6.53% at December 31, 1998. Brokered deposits of $10,000, $67,705 and $5,017 mature in 1999, 2000 and after 2000, respectively. There were $75,000 of brokered deposits outstanding at December 31, 1997.


                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



(10)    SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE (DOLLARS IN THOUSANDS)

                                                   1998             1997
                                              --------------   --------------
                                              AMOUNT   RATE    AMOUNT  RATE
                                              ------  ------   ------  ------
        Securities sold under agreements to
         repurchase, due on demand            $   --  $  --%   $7,140  $5.98%
                                              ======  =====    ======  =====

        At December 31, 1998, there were no securities sold under agreements to repurchase. Securities sold under agreement to repurchase averaged $1,575 during 1998 and $7,261 during 1997. Maximum amounts outstanding at any month end were $7,140 during 1998 and $21,861 during 1997. The average cost of repurchase agreements was 5.90% in 1998 and 5.62% in 1997. The securities collateralizing the agreements were not under the Company's control.

        Interest expense was $93 in 1998 and $671 in 1997.

(11)    FEDERAL HOME LOAN BANK ("FHLB") OF BOSTON ADVANCES (DOLLARS IN
        THOUSANDS)

        FHLB of Boston advances by year of maturity at December 31 were:

                                              1998                  1997
                                       ------------------    ------------------
                                                 WEIGHTED              WEIGHTED
                                                  AVERAGE               AVERAGE
                                        AMOUNT     RATE       AMOUNT     RATE
                                       --------  --------    --------  --------
        1998                           $     --      --%     $118,000    5.76%
        1999                            114,000    5.56        56,000    6.05
        2000                            113,500    5.85        58,500    6.25
        2001                             49,000    5.59        13,000    6.14
        2002                              1,000    6.55        11,000    5.79
        2003                             40,000    5.57            --      --
        Beyond 2003                      20,000    5.99            --      --
                                       --------    ----      --------    ----
           Total                       $337,500    5.69%     $256,500    5.96%
                                       ========    ====      ========    ====

        The advances are secured by FHLB of Boston stock and a blanket lien on certain qualified collateral. The amount of advances is principally limited to 90% of the market value of U.S. Government and federal agency obligations and 75% of the carrying value of first mortgage loans on owner-occupied residential property. Applying these ratios, and other ratios on other qualifying collateral, the Company's overall borrowing capacity was approximately $474,168 and $438,187 at December 31, 1998 and 1997, respectively. Other qualifying assets were available at BNB, however, a collateral report was not required to be prepared as of December 31, 1998.

        As a member of the FHLB of Boston, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Boston, at cost, in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable to the Federal Home Loan Bank of Boston, whichever is greater, as calculated at December 31 of each year. The investment exceeds the required level by $927 and $3,788 at December 31, 1998 and 1997, respectively. Any excess may be redeemed by the Company or called by FHLB of Boston at par.

        Interest expense on FHLB advances was $18,219 in 1998, $17,226 in 1997 and $12,682 in 1996.


                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



(12)    INCOME TAXES (DOLLARS IN THOUSANDS)

        An analysis of the current and deferred federal and state income tax expense (benefit) follows:

                                                    1998        1997        1996
                                                  --------     -------     -----
       Current income tax expense:
        Federal income tax                        $ 4,654       4,581      1,142
        State income tax                              287       1,407        366
                                                  -------      ------      -----
             Total current expense                  4,941       5,988      1,508
                                                  -------      ------      -----

       Deferred income tax expense (benefit):
        Federal deferred income tax                   313        (371)       442
        State income tax                              107         (29)       127
        Change in valuation allowance                (210)        (83)         6
                                                  -------      ------      -----
             Total deferred expense (benefit)         210        (483)       575
                                                  -------      ------      -----
             Total income tax expense             $ 5,151       5,505      2,083
                                                  =======      ======      =====

        The temporary differences (the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred tax asset and liability are as follows at December 31:

                                                                 1998     1997
                                                                ------   ------
            Deferred tax assets:
             Allowance for loan losses                          $3,676    2,747
             Deferred compensation                                 856      766
             Real estate owned                                       7      157
             State net operating loss carryforwards                 --       86
             Premises and equipment                                 --       80
             Other                                                  83      127
                                                                ------   ------
                 Gross deferred assets                           4,622    3,963
             Valuation allowance                                    --     (210)
                                                                ------   ------
                 Net deferred tax assets before
                  deferred tax liabilities                       4,622    3,753
                                                                ------   ------

            Deferred liabilities:
             Premium on loans sold                               1,527      696
             Deferred loan fees                                    806      580
             Unrealized gain on securities available for sale       82       89
             Premises and equipment                                358      368
             Other                                                  37       --
                                                                ------   ------
                 Gross deferred liabilities                      2,810    1,733
                                                                ------   ------
                 Net deferred tax asset                         $1,812    2,020
                                                                ======   ======

        There was no valuation allowance at December 31, 1998. The valuation allowance of $210 at December 31, 1997 is attributable to state net operating loss carryforwards. Management believes that existing net deductible temporary differences which give rise to the net deferred tax asset will reverse during periods in which the Company generates net taxable income. For the year ended December 31,



                                                                   (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



        1998, the Company generated approximately $12,450 of taxable income. Factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences. Management believes it is more likely than not that the net deferred tax asset will be realized.

        As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the base year reserve of approximately $13.3 million remains subject to recapture in the event that the Company pays dividends in excess of its earnings and profits or redeems its stock.

        A reconciliation between the amount of total tax expense and expected tax expense, computed by applying the federal statutory rate to income before taxes, follows:

                                                         1998     1997     1996
                                                       -------   ------   ------
        Computed expected expense at statutory rate    $4,343    4,396    1,707
        Items affecting federal income tax rate:
         State income tax, net of federal income tax
          benefit and before valuation allowance          261      896      325
         Change in valuation allowance                   (210)     (83)       6
         Allocated ESOP share appreciation                273      212       98
         Other                                            484       84      (53)
                                                       ------    -----    -----
        Effective income tax expense                   $5,151    5,505    2,083
                                                       ======    =====    =====
        Effective income tax rate                        40.3%    43.8%    41.5%
                                                       ======    =====    =====


(13)    EMPLOYEE BENEFITS (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

        (a)     EMPLOYEE STOCK OWNERSHIP PLAN

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

                During October 1995, the Company issued a total of 529,000 shares to the ESOP at a total purchase price of $5,290. The purchase was made from the proceeds of a $5,290 loan from B.F. Funding Corporation, a wholly-owned subsidiary of the Company, bearing interest at the prime rate. Repayment of the loan is secured by contributions BFS is obliged to make under a contribution agreement with the ESOP. BFS made contributions to the ESOP totaling $755 in 1998 and 1997 and $606 in 1996 to enable the ESOP to make principal payments on the loan.



                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               December 31, 1998



                The amount contributed was charged to compensation and benefits expense. The Company recognized $803 in 1998, $604 in 1997 and $287 in 1996 in compensation and benefit expense and an increase in additional paid-in capital related to the appreciation in the fair value of allocated ESOP shares. The balance of the loan will be repaid over a period of approximately four years, principally with funds from BFS's future contributions to ESOP, subject to IRS limitations.

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

                At December 31, 1998 and 1997, shares held in suspense to be released annually as the loan is paid down amounted to 241,829 and 317,379, respectively. The fair value of unallocated ESOP shares was $4,263 and $6,944 at December 31, 1998 and 1997, respectively. Dividends on ESOP shares are charged to retained earnings and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

        (b)     1996 STOCK-BASED INCENTIVE PLAN

                On April 30, 1996, the Company's stockholders approved the 1996 Stock-Based Incentive Plan ("SIP"). The objective of the SIP is to enable the Company to provide officers and directors with a proprietary interest in the Company as an incentive to encourage such persons to remain with the Company. The SIP acquired 263,584 shares in the open market at an average price of $12.255 per share. This acquisition represents deferred compensation which is initially recorded as a reduction in stockholders' equity and charged to compensation expense over the vesting period of the award.

                Awards are granted in the form of common stock held by the SIP. A total of 242,500 shares were awarded on April 30, 1996 and 8,584 shares were awarded on October 15, 1996. During 1998, 51,230 shares were distributed. Awards outstanding vest in five annual installments generally commencing one year from the date of the award. As of December 31, 1998, 12,500 shares remain unallocated under the SIP.

                Compensation expense in the amount of the fair value of the stock at the date of the grant, will be recognized over the applicable service period for the portion of each award that vests equally over a five-year period. The Company recognized $608 and $1,226 related to the earned shares in compensation and benefit expense in 1998 and 1997, respectively.

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



                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



        (c)     STOCK OPTION PLANS

                The Company adopted a stock option plan in 1996 ("1996 Plan") for officers, key employees and directors. Pursuant to the terms of the 1996 plan, the number of common shares reserved for issuance is 658,961 of which 25,000 options remain unawarded. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options granted vest over a five year period from the date of grant. During 1997, the Company adopted the 1997 stock option plan ("1997 Plan"). Pursuant to the terms of the 1997 plan, 250,000 common shares are reserved for issuance of which 85,100 remain unawarded.

                During 1998, the Company granted employees options to purchase 40,500 shares of common stock at between $18.13 and $24.81 per share.

                A summary of option activity follows:

                                      1998                       1997
                            -------------------------  -------------------------
                                          WEIGHTED                   WEIGHTED
                            NUMBER OF      AVERAGE     NUMBER OF      AVERAGE
                              SHARES   EXERCISE PRICE    SHARES   EXERCISE PRICE
                            ---------  --------------  ---------  --------------
Balance, beginning of year   733,361       $13.63       604,500       $12.51
Granted                       40,500        22.77       135,461        18.89
Forfeited                         --           --        (6,600)       17.52
Exercised                       (900)       16.43            --           --
                             -------                    -------
Balance, end of year         772,961       $14.12       733,361       $13.63
                             =======       ======       =======       ======
Options exercisable          273,992       $13.40       120,900       $12.51
                             =======       ======       =======       ======

                A summary of options outstanding and exercisable by price range as of December 31 follows:

                     OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
             ------------------------------------     ------------   --------
                             WEIGHTED
             OUTSTANDING     AVERAGE     WEIGHTED     EXERCISABLE    WEIGHTED
                AS OF       REMAINING     AVERAGE        AS OF        AVERAGE
             DECEMBER 31,  CONTRACTUAL   EXERCISE     DECEMBER 31,   EXERCISE
                 1998         LIFE         PRICE          1998         PRICE
             ------------  -----------   --------     ------------   --------
               570,000         7.3        $12.44        228,000       $12.44
                25,000         7.8         13.44         10,000        13.44
                 7,500         7.9         14.82          3,000        14.82
               119,961         8.5         18.82         23,992        18.82
                10,000         8.9         19.75          2,000        19.75
                15,000         9.2         22.22          3,000        22.22
                15,000         9.3         24.81          3,000        24.81
                 5,000         9.4         23.38          1,000        23.38
                 5,500        10.0         18.13             --
               -------                                  -------
               772,961         7.6        $14.12        273,992       $13.40
               =======        ====        ======        =======       ======


                                                                    (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



                The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                            1998        1997
                                                           ------      ------
                Net income as reported                     $7,621       7,055
                Pro forma net income                        6,847       6,383
                Basic earnings per share as reported         1.50        1.28
                Diluted earnings per share as reported       1.43        1.24
                Pro forma basic earnings per share           1.35        1.16
                Pro forma diluted earnings per share         1.29        1.12

                The per share weighted average fair value of stock options granted during 1998 was $5.28 per share determined using the Flexible Binomial option pricing model with the following weighted average assumptions:

                                                            1998        1997
                                                           ------      ------
                Expected dividend yield                      2.50%       1.54%
                Risk-free interest rate                      5.23%       5.99%
                Expected volatility                         24.88%      29.12%
                Expected life (years)                         4.6         4.0

        (d)     PENSION PLAN

                All eligible officers and employees are included in a noncontributory defined benefit pension plan provided by BFS and BNB as participating employers with Pentegra, formerly known as the Financial Institutions Retirement Fund. Salaried employees are eligible to participate in the plan after reaching age twenty-one and completing one year of service. Pentegra does not segregate the assets or liabilities by participating employer and, accordingly, disclosure of accumulated vested and nonvested benefits and net assets available for benefits required by SFAS No. 87 is not possible. Contributions are based on individual employer experience. According to Pentegra's Administrators, as of June 30, 1998, the date of the latest actuarial valuation, the market value of Pentegra's net assets exceeded the actuarial present value of vested benefits in the aggregate. There was no pension expense recorded for 1998, 1997 and 1996, except for an administration fee of approximately $5 per year.

        (e)     DEFERRED THRIFT INCENTIVE PLAN

                BFS and BNB have employee tax deferred thrift incentive plans (the "401K plans") under which employee contributions to the plans are matched pursuant to the provisions of the respective plans. All employees who meet specified age and length of service requirements are eligible to participate in the 401K plans. The amounts matched by BFS and BNB are included in compensation and employee benefits expense. The amounts matched were $143 for 1998 and $119 for 1997.



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



        (f)     SHORT TERM INCENTIVE PLAN

                The Company established a short-term incentive plan during 1997. Generally, all BFS (effective in 1997) and BNB (effective in
                1998) employees are eligible to participate in the incentive plan, and awards are granted based on the achievement of certain performance measures. Compensation expense related to this award amounted to $721 and $450 during 1998 and 1997, respectively.

        (g)     EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

                The Company and BFS entered into employment agreements with its President and Chief Executive Officer, and two Executive Vice Presidents. The employment agreements generally provide for the continued payment of specified compensation and benefits for three years and provide payments for the remaining term of the agreement after the officers are terminated, unless the termination is for "cause" as defined in the employment agreements. The agreements also provide for payments to the officer upon voluntary or involuntary termination of the officer following a change in control, as defined in the agreements. In addition, BFS and BNB entered into change in control agreements with certain other executives which provide for the payment, under certain circumstances, to the officer upon the officer's termination after a change of control, as defined in their change of control agreements.

        (h)     EMPLOYEE SEVERANCE COMPENSATION PLAN

                The Company established an Employee Severance Compensation Plan. The Plan provides eligible employees with severance pay benefits in the event of a change in control of the Company or its two banks. Generally, employees are eligible to participate in the Plan if they have completed at least one year of service with the Company and are not eligible to receive benefits under the executive officer employment agreements. The Plan provides for the payment, under certain circumstances, of lump-sum amounts upon termination following a change of control, as defined in the Plan.

                The Company does not provide any postretirement benefits other than pensions.

(14)    LITIGATION

        Various legal proceedings are pending against the Company which have arisen in the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, the annual results of operations, or liquidity of the Company.

(15)    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (IN THOUSANDS)

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

                                December 31, 1998



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

        In addition to construction loans in process, the Company had the following outstanding commitments at December 31:

                                                         1998           1997
                                                       -------         ------
        Commitments to originate mortgage loans        $97,658         37,233
        Unused lines of credit:
            Home equity                                 56,166         42,601
            Commercial loans                             3,454          1,185
        Standby letters of credit                          765            372
        Commitments to sell loans or swap loans for
            mortgage-backed securities                  44,942         21,872

(16)    FAIR VALUES OF FINANCIAL INSTRUMENTS (IN THOUSANDS)

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

                                December 31, 1998



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

        The following methods and assumptions were used by the Company in estimating fair values of its financial instruments.

        (a)     CASH AND CASH EQUIVALENTS

                The fair values of cash and cash equivalents approximate the carrying amounts as reported in the balance sheet.

        (b)     INVESTMENT AND MORTGAGE-BACKED SECURITIES

                Fair values for investment securities and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

        (c)     MORTGAGE LOANS HELD FOR SALE

                Fair values for mortgage loans held for sale are based on quoted market prices. Commitments to originate loans and forward commitments to sell loans have been considered in the determination of the fair value of mortgage loans held for sale.

        (d)     LOANS

                The fair values of loans are estimated using discounted cash flows analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The incremental credit risk for nonperforming loans has been considered in the determination of the fair value of loans.

        (e)     ACCRUED INTEREST RECEIVABLE

                The fair value of accrued interest receivable approximates the carrying amount as reported in the balance sheet because of its short-term nature.

        (f)     STOCK IN FHLB OF BOSTON

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



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



        (g) DEPOSIT ACCOUNTS AND ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE

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

        (h)     FEDERAL HOME LOAN BANK ADVANCES

                Fair values for FHLB advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities of FHLB advances.

        (i)     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

                Fair values of securities sold under agreements to repurchase are estimated using a discounted cash flow technique that applies interest rates currently being offered on securities sold under agreements to repurchase to a schedule of expected maturities of securities sold under agreements to repurchase.

        (j)     OFF-BALANCE-SHEET INSTRUMENTS

                The Company's commitments for unused lines and outstanding standby letters of credit and unadvanced portions of loans and loans sold with recourse are considered in estimating the fair value of loans.

        The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:

                                                        1998                 1997
                                                 ------------------   ------------------
                                                 CARRYING    FAIR     CARRYING    FAIR
                                                  AMOUNT     VALUE     AMOUNT     VALUE
                                                 --------   -------   --------   -------
Financial assets:
 Cash and cash equivalents                       $ 37,201    37,201     24,690    24,690
 Investment securities available for sale          49,137    49,137     31,767    31,767
 Investment securities held to maturity             7,302     7,371     20,630    20,630
 Mortgage-backed securities available for sale     21,029    21,029     19,125    19,125
 Mortgage-backed securities held to maturity       22,913    23,333     38,350    38,903
 Loans, net and mortgage loans held for sale      960,670   968,762    801,545   815,740
 Accrued interest receivable                        5,549     5,549      5,163     5,163
 Stock in FHLB of Boston                           17,802    17,802     16,613    16,613

Financial liabilities:
 Deposit accounts                                 707,144   711,063    619,821   625,117
 Securities sold under agreements to repurchase        --        --      7,140     7,534
 FHLB advances                                    337,500   341,415    256,500   258,934
 Advance payments by borrowers for taxes
  and insurance                                     3,405     3,405      3,133     3,133



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



(17)    BUSINESS SEGMENTS

        The Company's wholly-owned bank subsidiaries, BFS and BNB (collectively "the Banks"), have been identified as reportable operating segments in accordance with the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. BF Funding a wholly-owned subsidiary of the Company and various subsidiaries of the Banks, did not meet the quantitative thresholds for determining reportable segments. The Banks provide general banking services to their customers, including deposit accounts, residential, commercial, consumer and business loans. Each Bank also invests in mortgage-backed securities and other financial instruments. In addition to its own operations, the Company provides managerial expertise and other professional services. The results of the Company and BF Funding comprise the "Other" category.

        The Company evaluates performance and allocates resources based on the Banks' net income, net interest margin, return on average assets and return on average equity. The Banks follow generally accepted accounting principles as described in the summary of significant accounting policies. The Company and Banks have intercompany expense and tax allocation agreements. These inter-company expenditures are allocated at cost. Asset sales between the Banks were accounted for at current market prices at the time of sale and approximated cost.

        Each Bank is managed separately with its own president, who reports directly to the respective Boards of Directors of each Bank and the Chief Executive Officer of the Company and its Board of Directors.

        The following table sets forth certain information about and the reconciliation of reported net income for each of the reportable segments. The table includes information of BNB from the close of business of February 7, 1997, the date of its acquisition by the Company, through December 31, 1998.

                                                     TOTAL
                                                   REPORTABLE                        CONSOLIDATED
                                 BFS       BNB      SEGMENTS    OTHER  ELIMINATIONS     TOTALS
                              ---------  --------  ----------  ------  ------------  ------------
At or for the year ended
 December 31, 1998:
  Interest income             $ 65,411     8,429       73,840   1,452       (517)         74,775
  Interest expense              41,069     1,912       42,981      93       (517)         42,557
  Provision for loan losses      1,542       100        1,642      --         --           1,642
  Non-interest income            5,579       704        6,283      10       (165)          6,128
  Non-interest expense          19,393     4,234       23,627     470       (165)         23,932
  Income tax expense             3,611     1,169        4,780     371         --           5,151
  Net income                     5,375     1,718        7,093     528         --           7,621
  Total assets                 988,747   137,209    1,125,956  87,464    (74,297)      1,139,123
Net interest margin               2.66%     5.14%        n.m.    n.m.       n.m.            3.17%
Return on average assets          0.59%     1.36%        n.m.    n.m.       n.m.            0.72%
Return on average equity         10.30%    13.90%        n.m.    n.m.       n.m.            9.02%

At or for the year ended
 December 31, 1997:
  Interest income             $ 59,282     7,436       66,718   2,016       (697)         68,037
  Interest expense              35,531     1,623       37,154     671       (696)         37,129
  Provision for loan losses      1,651        45        1,696      --         --           1,696
  Non-interest income            4,296       645        4,941      45       (180)          4,806
  Non-interest expense          17,662     3,546       21,208     430       (180)         21,458
  Income tax expense             4,104     1,049        5,153     352         --           5,505
  Net income                     4,630     1,818        6,448     607         --           7,055
  Total assets                 832,133   123,165      955,298  92,559    (73,177)        974,680
Net interest margin               2.92%     5.12%        n.m.    n.m.       n.m.            3.42%
Return on average assets          0.65%     1.06%        n.m.    n.m.       n.m.            0.75%
Return on average equity         10.00%     7.43%        n.m.    n.m.       n.m.            8.21%

n.m. = not meaningful

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



(18)    PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS (IN THOUSANDS)

        The following are the condensed financial statements for BostonFed Bancorp, Inc. (the "Parent Company") only:


                                 BALANCE SHEETS

                                                               1998     1997
                                                             -------   ------
                            ASSETS
Cash and interest bearing deposit in subsidiary bank         $ 6,716    6,812
Certificates of deposit                                           74       18
                                                             -------   ------
     Total cash and cash equivalents                           6,790    6,830
                                                             -------   ------
Mortgage-backed securities available for sale (amortized
 cost of $10,913 at 1998 and $19,007 at 1997)                 10,983   19,125
Investment securities available for sale (amortized
 cost of $2,035 at 1998 and $0 at 1997)                        2,032       --
Investment in subsidiaries, at equity                         64,423   61,518
Accrued interest receivable                                       63      104
Other assets                                                      15    1,298
                                                             -------   ------
     Total assets                                            $84,306   88,875
                                                             =======   ======

              LIABILITIES AND STOCKHOLDERS' EQUITY

Securities sold under agreement to repurchase                     --    7,140
Accrued expenses and other liabilities                         2,512      124
                                                             -------   ------
     Total liabilities                                         2,512    7,264
                                                             -------   ------
     Total stockholders' equity                               81,794   81,611
                                                             -------   ------
     Total liabilities and stockholders' equity              $84,306   88,875
                                                             =======   ======



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



                              STATEMENTS OF INCOME

                                                               1998        1997        1996
                                                             --------    --------    --------
Interest income                                              $  1,186    $  1,684    $  2,164
Interest expense                                                   93         671         439
                                                             --------    --------    --------
    Net interest income                                         1,093       1,013       1,725

Non-interest income                                                13          45          --
Non-interest expense                                              469         428         307
                                                             --------    --------    --------
    Income before income taxes                                    637         630       1,418

Income tax expense                                                261         226         536
                                                             --------    --------    --------
    Income before equity in net income of subsidiaries            376         404         882

Equity in net income of subsidiaries                            7,245       6,651       2,055
                                                             --------    --------    --------

    Net income                                               $  7,621    $  7,055    $  2,937
                                                             ========    ========    ========



                            STATEMENTS OF CASH FLOWS

                                                               1998        1997        1996
                                                             --------    --------    --------
Net cash flows from operating activities:
 Net income                                                  $  7,621    $  7,055    $  2,937
 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Equity in undistributed earnings of subsidiaries            (7,245)     (6,651)     (2,055)
   Amortization and accretion, net                                 81          17          (1)
   Appreciation in fair value of shares charged to
    expense for compensation plans                              1,135         821         474
   Earned SIP shares                                              593       1,009         917
   Reduction in unallocated ESOP shares                           756         755         606
   Loss on sale of investment securities                         --          --            11
   Decrease in accrued interest receivable                         41          21          14
   Decrease (increase) in other assets                          1,283      (1,098)       (200)
   Increase (decrease) in accrued expenses
    and other liabilities                                       2,505         175         (59)
                                                             --------    --------    --------
     Net cash provided by operating activities                  6,770       2,104       2,644
                                                             --------    --------    --------


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998



                       STATEMENTS OF CASH FLOWS, CONTINUED


                                                               1998        1997        1996
                                                             --------    --------    --------
Cash flow from investing activities:
 Purchase of BNB                                                   --     (22,000)         --
 Proceeds from sale of mortgage-backed securities for sale         --       1,084      10,614
 Principal repayments on mortgage-backed securities
    available for sale                                          8,012       3,807          --
 Purchase of mortgage-backed securities available for sale         --          --     (10,666)
 Purchase of investment securities available for sale          (2,035)         --          --
 Change in investment in subsidiaries                           4,340      22,276       9,048
                                                             --------    --------    --------
     Net cash used in investing activities                     10,317       5,167       8,996
                                                             --------    --------    --------

Cash flow from financing activities:
 Proceeds from securities sold under agreement to purchase         --       7,140       2,973
 Repayments of securities sold under agreement to purchase     (7,140)     (3,500)     (6,473)
 Common stock repurchases                                      (7,998)    (13,407)     (4,739)
 Purchase of common stock by SIP                                   --          --      (3,230)
 Cash dividends paid                                           (2,005)     (1,541)       (989)
 Stock options exercised                                           16
                                                             --------    --------    --------
     Net cash provided (used) from financing activities       (17,127)    (11,308)    (12,458)
                                                             --------    --------    --------

     Net decrease in cash and cash equivalents                    (40)     (4,037)       (818)

Cash and cash equivalents at beginning of year                  6,830      10,867      11,685
                                                             --------    --------    --------
Cash and cash equivalents at end of year                     $  6,790    $  6,830    $ 10,867
                                                             ========    ========    ========

Supplemental cash flow information:
 Cash paid during the year for:
  Interest                                                         93         662         442
  Income taxes                                                    296         268         584



                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1998

(19) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

        Summaries of consolidated operating results on a quarterly basis for the years ended December 31 follow:

                                      1998 QUARTERS                   1997 QUARTERS
                             -------------------------------  ------------------------------
                              FOURTH   THIRD  SECOND   FIRST  FOURTH   THIRD  SECOND   FIRST
                             -------  ------  ------  ------  ------  ------  ------  ------

Interest and dividend income $19,227  19,054  18,293  18,201  17,428  17,542  17,070  15,997
Interest expense              11,101  11,057  10,402   9,997   9,490   9,600   9,182   8,857
                             -------  ------  ------  ------  ------  ------  ------  ------
Net interest income            8,126   7,997   7,891   8,204   7,938   7,942   7,888   7,140
                             -------  ------  ------  ------  ------  ------  ------  ------
Provision for loan losses        455     442     342     403     421     395     455     425
Non-interest income            1,632   1,506   1,586   1,404   1,327   1,303   1,181     995
Non-interest expense           5,997   5,862   6,093   5,980   5,860   5,637   5,496   4,465
                             -------  ------  ------  ------  ------  ------  ------  ------
Income  before income taxes    3,306   3,199   3,042   3,225   2,984   3,213   3,118   3,245
Income tax expense             1,295   1,281   1,239   1,336   1,249   1,512   1,413   1,331
                             -------  ------  ------  ------  ------  ------  ------  ------
Net income                   $ 2,011   1,918   1,803   1,889   1,735   1,701   1,705   1,914
                             =======  ======  ======  ======  ======  ======  ======  ======
Basic earnings per share     $  0.41    0.38    0.35    0.37    0.33    0.30    0.30    0.33
                             =======  ======  ======  ======  ======  ======  ======  ======
Diluted earnings per share   $  0.39    0.36    0.33    0.35    0.31    0.30    0.30    0.33
                             =======  ======  ======  ======  ======  ======  ======  ======

ANNUAL MEETING

        The annual meeting of stockholders will be held on Wednesday, April 28, 1999, at 2:00 p.m. The meeting will take place at the Burlington Marriot, 1 Mall Road, at the intersection of Routes 128 & 3A, Burlington, MA.


STOCK LISTING

        BostonFed Bancorp, Inc. became a public company on October 24, 1995. BostonFed Bancorp, Inc. Common Stock is traded on the American Stock Exchange with the symbol "BFD." The stock is listed as "Bostnfd" in the Boston Globe and as "BstnfdBcp" in the Wall Street Journal.


COMMON STOCK INFORMATION

        Initial Public Offering Price $10.00 per share.


COMMON STOCK PRICE AND DIVIDENDS PAID (UNAUDITED)


                                 1997                                 1998
                  _____________________________________   _________________________________
BY QUARTER          1         2         3         4        1      2        3          4
_______________________________________________________   _________________________________
Stock Price
 High ..........  $17 1/8   $18       $22 1/8   $22 1/2   $23   $25 1/8   $24       $18 7/8
 Low ...........   14 1/4    14 1/4    17 3/4    19 5/8    20    22 3/8    15 3/4    13 1/2
Dividend Paid ..  .05       .07       .07       .07       .07   .10       .10       .10



        As of December 31, 1998, the Company had 5,093,841 shares outstanding and approximately 625 stockholders of record, not including persons of entities holding stock in nominee or street name through brokers or banks.


10-K REPORT

        A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K may be obtained without charge upon written request to BostonFed Bancorp, Inc., Investor Relations, 17 New England Executive Park, Burlington, MA 01803.