Form 10-K, Exhibit 13
period 1999-12-31
BOSTONFED BANCORP INC
filed 2000-03-30
CIK 948515

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

                                                                             At December 31,
                                                      ---------------------------------------------------------------
                                                       1999           1998          1997         1996         1995
                                                      ---------------------------------------------------------------
                                                                             (In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets ........................................ $1,253,653   $1,139,123      $974,680     $820,567     $640,752

Investment securities available for sale(1) .........     53,203       49,137        31,767        1,085        1,022

Investment securities held to maturity(1) ...........      2,304        7,302        20,630       19,170       16,906

Mortgage-backed securities available for sale(1) ....     15,540       21,029        19,125       23,593       23,873

Mortgage-backed securities held to maturity(1) ......     13,941       22,913        38,350       43,019       35,116

Mortgage loans held for sale ........................     16,174       17,008         9,817        3,970        8,931

Loans, net ..........................................  1,032,594      943,662       791,728      676,670      509,496

Allowance for loan losses ...........................     10,654        8,500         6,600        4,400        4,275

Deposit accounts ....................................    770,049      707,144       619,821      428,818      419,104

Borrowed funds ......................................    387,555      337,500       263,640      300,000      126,909

Stockholders' equity ................................     85,704       81,794        81,611       86,355       90,701


                                                                     For the Year Ended December 31,
                                                      ---------------------------------------------------------------
                                                       1999           1998          1997         1996         1995
                                                      ---------------------------------------------------------------
                                                                             (In thousands)
SELECTED OPERATING DATA:

Interest income ..................................... $   80,736   $   74,775      $ 68,037     $ 52,678     $ 42,454

Interest expense ....................................     47,208       42,557        37,129       28,891       23,552

Net interest income .................................     33,528       32,218        30,908       23,787       18,902

Provision for loan losses ...........................      1,626        1,642         1,696        1,294        3,614

Net interest income after provision for loan losses .     31,902       30,576        29,212       22,493       15,288

Total non-interest income ...........................      6,911        6,128         4,806        3,567        2,672

Total non-interest expense ..........................     25,300       23,932        21,458       21,040       16,009

Income before income taxes ..........................     13,513       12,772        12,560        5,020        1,951

Income tax expense (benefit) ........................      4,945        5,151         5,505        2,083          815

Net income .......................................... $    8,568   $    7,621      $  7,055     $  2,937     $  1,136

                               SELECTED FINANCIAL
                              RATIOS AND OTHER DATA

                                                                         At or For the Year Ended December 31,
                                                          ---------------------------------------------------------------
                                                                1999         1998         1997        1996       1995
                                                          ---------------------------------------------------------------
PERFORMANCE RATIOS:(2)
Return on average assets .................................       0.72%       0.72%       0.75%       0.40%       0.19%
Return on average stockholders' equity ...................      10.00        9.02        8.21        3.21        2.57
Dividend payout ratio ....................................      27.10       24.70       20.31       31.25          NM
Average stockholders' equity to average assets ...........       7.21        7.99        9.11       12.35        7.36
Stockholders' equity to total assets at end of period ....       6.84        7.18        8.37       10.52       14.16
Average interest rate spread(3) ..........................       2.59        2.69        2.94        2.79        2.98
Net interest margin(4) ...................................       2.97        3.17        3.42        3.34        3.28
Average interest-earning assets to average
   interest-bearing liabilities ..........................      109.0      111.60      111.53      113.40      107.40

ASSET QUALITY RATIOS:(2)
Non-performing loans as a percent of loans(5)(6) .........       0.07        0.09        0.17        0.22        1.00
Non-performing assets as a percent of total assets(6) ....       0.09        0.08        0.16        0.51        0.97
Allowance for loan losses as a percent of loans(5) .......       1.01        0.88        0.82        0.64        0.82
Allowance for loan losses as a percent of
   non-performing loans(6) ...............................   1,428.15    1,029.06      469.75      293.02       81.40

NUMBER OF FULL-SERVICE BANKING FACILITIES ................         10          10          10           8           8

NUMBER OF SHARES OUTSTANDING AT END OF PERIOD
   (IN THOUSANDS) ........................................      4,973       5,112       5,520       6,260       6,590

PER SHARE DATA:
Basic earnings per common share ..........................  $    1.78   $    1.50     $  1.28     $  0.48     $    NM
Diluted earnings per common share ........................       1.71        1.43        1.24        0.48          NM
Dividends per common share ...............................       0.46        0.37        0.26        0.15          NM
Book value per common share at end of period .............      17.88       16.84       15.72       14.75       14.78
Market value per common share at end of period ...........      15.88       17.63       21.88       14.75       11.75


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

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. In particular, these issues may impact management's estimates used in evaluating market risk and interest rate risk in its GAP and NPV tables, loan loss provisions, classification of assets, accounting estimates and other estimates used throughout this discussion.

GENERAL

     BostonFed Bancorp, Inc. (the "Company") was incorporated in Delaware on July 11, 1995. On October 24, 1995, it became the holding company for Boston Federal Savings Bank ("BFS") when it issued 6,589,617 shares of common stock, utilizing a portion of the proceeds to acquire all of the outstanding stock of BFS which simultaneously completed its conversion from a mutual savings bank to a stock form of ownership. On February 7, 1997, the Company acquired Broadway National Bank ("BNB"), using the purchase method of accounting, at a cost of approximately $22 million. On December 6, 1999, the Company acquired Diversified Ventures, Inc., d/b/a Forward Financial Company ("Forward Financial") and Ellsmere Insurance Agency, Inc. ("Ellsmere") using the purchase method of accounting at a cost of approximately $38 million. Forward Financial operates as a subsidiary of BFS while Ellsmere has limited operations as a subsidiary of BNB.

     The Company's business has been conducted primarily through its ownership of BFS and BNB (collectively, the "Banks"). BFS operates its administrative/bank branch office located in Burlington, Massachusetts and its seven other bank branch offices located in Arlington, Bedford, Billerica, Boston, Lexington, Peabody and Wellesley, all of which are located in the greater Boston metropolitan area. BFS' subsidiary, Forward Financial, maintains its headquarters in Northboro, Massachusetts and operates in approximately twenty states across the United States. BNB operates two banking offices in Chelsea and Revere, both of which are also in the greater Boston metropolitan area. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government and federal agency securities and other securities. The Company originates mortgage loans for its investment portfolio and for sale, generally retaining the servicing rights of loans sold. Additionally, the Company originates chattel mortgage loans, substantially all of which are sold in the secondary market, servicing released. Loan sales are made from loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its loans, and to a lesser extent, interest and dividends on its investment and mortgage-backed securities, gains on sale of loans, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans, investments, mortgage-backed securities, Federal Home Loan Bank of Boston ("FHLB") advances, repurchase agreements and proceeds from the sale of loans.

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

     As a result of the acquisition of BNB, the Company became a bank holding company subject to regulation by the Federal Reserve Bank ("FRB") and for the first three years following the initial public offering was also subject to the regulations of the Office of Thrift Supervision ("OTS"). BFS is regulated by the OTS and BNB is regulated by the Office of the Comptroller of the Currency ("OCC"). Since the acquisition of BNB was

8
--------------------------------------------------------------------------------
consummated at the close of business on February 7, 1997 and the acquisitions of Forward Financial and Ellsmere were consummated at the close of business on December 6, 1999, the financial statements of the Company and the following discussion regarding the Company's financial condition and results of operations at and for the years ended December 31, 1999, 1998 and 1997, include information and data related to BNB only from February 8, 1997 to December 31, 1999 and information and data related to Forward Financial and Ellsmere only from December 7, 1999 to December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds are deposits, (including brokered deposits), principal and interest payments on loans, loan sales, investments, mortgage-backed and related securities, FHLB advances and repurchase agreements. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has maintained the required minimum levels of liquid assets at BFS as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of BFS's deposits and short-term borrowings. BFS's currently required liquidity ratio is 4%. At both December 31, 1999 and 1998, BFS's liquidity ratio was 6.9%. Management has maintained liquidity close to the minimum requirement so that it may invest any excess liquidity in higher yielding interest-earning assets or use such funds to repay higher cost FHLB advances or repurchase agreements. The OCC does not have specific guidance for liquidity ratios for BNB, but does require banks to maintain reasonable and prudent liquidity levels. Management believes such levels have been maintained since the acquisition date.

     The Company's most liquid assets are cash, overnight federal funds sold, short-term investments and investments available for sale. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1999, cash, short-term investments and investment securities available for sale totaled $87.9 million or 7.0% of total assets. Additional investments were available which qualified for BFS's regulatory liquidity requirements.

     The Company has other sources of liquidity if a need for additional funds arise, including FHLB advances and wholesale brokered deposits and repurchase agreements (collateralized borrowings). At December 31, 1999, the Company had $384.5 million in advances outstanding from the FHLB and had, with existing collateral, an additional $39.1 million in overall borrowing capacity from the FHLB. Borrowing capacity can be increased upon the delivery of mortgage notes on non owner-occupied 1-4 family loans, multi-family and commercial loans. Additional collateral was available at BNB. The Company generally avoids paying the highest deposit rates in its market and accordingly utilizes alternative sources of funds such as FHLB advances, repurchase agreements and wholesale brokered deposits to supplement cash flow needs.

     At December 31, 1999, the Company had commitments to originate loans and unused outstanding lines of credit totaling $159.4 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, which are scheduled to mature in less than one year from December 31, 1999, totaled $244.1 million. The Company expects that a substantial majority of the maturing certificate accounts will be retained by the Company at maturity.

     At the time of conversion, BFS was required to establish a liquidation account in an amount equal to its retained earnings as of June 30, 1995. The liquidation account will be reduced to the extent that eligible account holders reduce their qualifying deposits. In the unlikely event of a complete liquidation of BFS, each eligible account holder will be entitled to receive a distribution from the liquidation account. BFS is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at December 31, 1999 was approximately $8.1 million.

     Prior to the Company's acquisition of BNB, the Company, as a savings and loan holding company, was not required to maintain a minimum level of capital for regulatory purposes. As a result of the Company's acquisition of BNB and its resultant status as a bank holding company, the Company is required to maintain a ratio of capital to assets, on a consolidated basis, which is substantially equal to that required to be maintained by the Banks. At December 31, 1999, the consolidated capital to assets ratio of the Company was 6.8%, which exceeded the minimum regulatory capital requirements for the Company. As of December 31, 1999, BFS exceeded all of its regulatory capital requirements with tangible, core, risk-based tier 1, and risk-based total capital ratios of 5.4%, 5.4%, 8.8% and 10.0%, respectively, compared to the minimum regulatory requirements of 2.0%, 4.0%, 4.0% and 8.0%, respectively. BNB also exceeded the minimum regulatory capital requirements with leverage capital, risk-based tier 1 capital and risk-based total capital ratios of 6.3%, 12.6% and 13.6%, respectively, compared to the minimum regulatory requirements of 4.0%, 4.0% and 8.0%, respectively.

                                                                               9
--------------------------------------------------------------------------------

     As a condition for approving the acquisition of Forward Financial, the Federal Reserve Bank required the Company and BFS to remain "well-capitalized" as defined in the regulations, for the period of one year following the date of the acquisition. The Company and BFS have to date complied with this requirement.

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

     In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate mortgage loans; (2) generally selling in the secondary market substantially all fixed-rate mortgage loans originated with terms of 15 years or greater while generally retaining the servicing rights thereof; (3) primarily investing in short-term investment securities or mortgage-backed securities with adjustable interest rates; and (4) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits such as wholesale brokered deposits and utilizing FHLB advances to replace short-term, rate sensitive, retail deposits.

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

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 1999, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. Annual prepayment rates for adjustable-rate and fixed-rate residential loans are assumed to be 14.5% and 9.9%, respectively. Annual prepayment rates for adjustable-rate and fixed-rate mortgage-backed securities are assumed

10
--------------------------------------------------------------------------------
to be 19.2% and 13.8%, respectively. Money market deposit accounts are assumed to be immediately rate-sensitive, while passbook accounts and negotiable order of withdrawal ("NOW") accounts are assumed to have decay rates of 12% annually. These assumptions may or may not be indicative of actual prepayment and withdrawals experienced by the Company. The table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities is subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

     The following table shows the gap position of the Company at December 31, 1999 and 1998:

                                                     3       MORE THAN    MORE THAN   MORE THAN   MORE THAN     MORE
                                                  MONTHS     3 MONTHS     7 MONTHS    1 YEAR TO  3 YEARS TO     THAN         TOTAL
                                                  OR LESS   TO 6 MONTHS   TO 1 YEAR    3 YEARS     5 YEARS     5 YEARS      AMOUNT
                                                  -------   -----------   ---------    -------     -------     -------      ------
INTEREST-EARNING ASSETS                                                       (DOLLARS IN THOUSANDS)
Short-term investments ......................... $  2,641   $       0    $     174    $      0    $      0    $      0   $    2,815
Investment securities ..........................   37,988       2,000        2,926       2,488       6,767       3,338       55,507
Fixed Rate Loans(1) ............................   14,351      13,884       27,029      97,688      80,106     119,880      352,938
Adjustable Rate Loans(1) .......................  177,055      42,795       97,715     247,163     134,346       6,664      705,738
Mortgage-backed securities .....................   10,663       2,272        2,186       7,222       4,103       3,035       29,481
Stock in FHLB-Boston ...........................   20,311           0            0           0           0           0       20,311
                                                 --------   ---------    ---------    --------    --------    --------   ----------
   Total Interest-earning assets ...............  263,009      60,951      130,030     354,561     225,322     132,917    1,166,790
                                                 --------   ---------    ---------    --------    --------    --------   ----------
INTEREST-BEARING LIABILITIES

Money market deposit accounts ..................   56,970           0            0           0           0           0       56,970

Savings accounts ...............................    4,371       4,371        8,741      34,965      34,965      58,275      145,688

NOW accounts ...................................    3,436       3,436        6,873      27,492      27,492      45,416      114,145

Certificate accounts ...........................   70,535      75,386      105,404     110,574      37,489           0      399,388

FHLB Advances and other borrowings .............   64,055      80,000       77,500      89,000      57,000      20,000      387,555
                                                 --------   ---------    ---------    --------    --------    --------   ----------
      Total interest-bearing liabilities .......  199,367     163,193      198,518     262,031     156,946     123,691    1,103,746
                                                 --------   ---------    ---------    --------    --------    --------   ----------

Interest-earning assets less interest-bearing
      liabilities .............................. $ 63,642   $(102,242)   $ (68,488)   $ 92,530    $ 68,376    $  9,226   $   63,044
                                                 --------   ---------    ---------    --------    --------    --------   ----------


Cumulative interest rate sensitivity gap
      December 31, 1999 ........................ $ 63,642   $ (38,600)   $(107,088)   $(14,558)   $ 53,818    $ 63,044   $   63,044
                                                 ========   =========    =========    ========    ========    ========   ==========
Cumulative interest rate gap as a percentage
      of total assets at December 31, 1999 .....     5.08%      (3.08)%      (8.54)%     (1.16)%      4.29%       5.03%

Cumulative interest rate gap as a percentage
      of total interest-earning assets
      at December 31, 1999 .....................     5.45%      (3.31)%      (9.18)%     (1.25)%      4.61%       5.40%

Cumulative interest-earning assets as a
      percentage of cumulative interest-bearing
      liabilities at December 31, 1999 .........   131.92%      89.35%       80.91%      98.23%     105.49%     105.71%


Cumulative interest rate sensitivity gap
      December 31, 1998 ........................ $ 90,195   $  96,735    $  74,980    $ 75,113    $139,219    $120,920   $  120,920
                                                 ========   =========    =========    ========    ========    ========   ==========

Cumulative interest rate gap as a percentage
      of total assets at December 31, 1998 .....     7.92%       8.49%        6.58%       6.59%      12.22%      10.62%

Cumulative interest rate gap as a percentage
      of total interest-earning assets
      at December 31, 1998 .....................     8.17%       8.76%        6.79%       6.80%      12.60%      10.95%

Cumulative interest-earning assets as a
      percentage of cumulative interest-bearing
      liabilities at December 31, 1998 .........   168.85%     145.57%      119.06%     109.93%     116.09%     112.29%

---------------
(1)  Includes total loans net of non-performing loans.


                                                                              11
--------------------------------------------------------------------------------

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

     The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company's Board of Directors has established certain NPV maximum percentage change limits by interest rate shock. These approved limits are included in the following table. The Company is operating within the maximum limits imposed by the Board of Directors. The OTS also produces a similar analysis using its own model, based upon data submitted on the Company's quarterly Thrift Financial Reports for BFS, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 1999 and 1998, as calculated by the Company.

                                                             Net Portfolio Value as of December 31, 1999
                                                      ----------------------------------------------------------
       Interest Rates In Basis Points                   $            $            %           Board        NPV
                (Rate Shock)                          Amount       Change       Change       Limits %      Ratio
-------------------------------------------------     ------       ------       ------       --------      -----
                                                                      (Dollar in Thousands)
                   300 ..........................     97,090      (26,932)       (21.7)        (30.0)        7.7
                   200 ..........................    107,541      (16,481)       (13.3)        (20.0)        8.6
                   100 ..........................    116,545       (7,477)        (6.0)        (10.0)        9.3
                   Static .......................    124,022                                                 9.9
                   (100) ........................    128,917        4,895          3.9         (10.0)       10.3
                   (200) ........................    132,560        8,538          6.9         (20.0)       10.6
                   (300) ........................    132,848        8,826          7.1         (30.0)       10.6

                                                             Net Portfolio Value as of December 31, 1998
                                                      ----------------------------------------------------------
            Rates In Basis Points                       $            $            %           Board        NPV
                (Rate Shock)                          Amount       Change       Change       Limits %      Ratio
-------------------------------------------------     ------       ------       ------       --------      -----
                                                                      (Dollar in Thousands)
                   300 ..........................    103,788      (20,956)       (16.8)        (25.0)        9.1
                   200 ..........................    113,611      (11,133)        (8.9)        (20.0)       10.0
                   100 ..........................    120,618       (4,126)        (3.3)        (10.0)       10.6
                   Static .......................    124,744                                                11.0
                   (100) ........................    126,627        1,883          1.5         (10.0)       11.1
                   (200) ........................    126,108        1,364          1.1         (20.0)       11.1
                   (300) ........................    123,260       (1,484)        (1.2)        (25.0)       10.8


12
--------------------------------------------------------------------------------

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

     During 1999, the Company continued to follow its past practice of selling, while generally retaining the servicing rights, certain fixed-rate and adjustable-rate mortgage loans which were either sold as whole loans or, prior to sale, converted to mortgage-backed securities. In conjunction with this mortgage banking activity, the Company uses forward contracts in order to reduce exposure to interest rate risk. The amount of forward coverage of the "pipeline" of mortgages is set on a day-to-day basis by an operating officer, within policy guidelines, based on the Company's assessment of the general direction of interest rates and the levels of mortgage origination activity. Forward Financial originates and sells, servicing released, substantially all of its consumer loans to various client lenders. The client lenders impose their underwriting standards and if they consider an application satisfactory and accept it, the loan is approved for closing. In this manner, Forward Financial eliminates its exposure to interest rate risk.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     The following table sets forth certain information relating to the Company for the years ended December 31, 1999, 1998 and 1997. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. The average balance data is derived from daily balances. The yields and costs include fees, premiums and discounts which are considered adjustments to yields.

                                                                              13
--------------------------------------------------------------------------------

                                          AT                                 FOR THE YEARS ENDED DECEMBER 31,
                                                     -------------------------------------------------------------------------------
                                   DECEMBER 31, 1999            1999                        1998                       1997
                                   ----------------- --------------------------  --------------------------  -----------------------
                                                                       AVERAGE                      AVERAGE                  AVERAGE
                                             YIELD/  AVERAGE            YIELD/    AVERAGE            YIELD/  AVERAGE          YIELD/
                                   BALANCE   COST    BALANCE   INTEREST  COST     BALANCE INTEREST   COST    BALANCE INTEREST  COST
                                   -------   ------  -------   -------- ------    ------- --------  -------  ------- -------- ------
                                                                          (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
  Investment securities(1)...... $   78,633  6.41%  $   92,956  $ 5,486  5.90%  $   88,166  $ 5,400  6.12%  $ 82,701  $ 5,003  6.05%
  Loans, net and mortgage loans
    held for sale(2)............  1,048,768  7.32%   1,002,847   73,096  7.29%     876,344   66,040  7.54%   759,312   58,805  7.74%
  Mortgage-backed securities(3).     29,481  6.65%      34,241    2,154  6.29%      50,375    3,335  6.62%    62,265    4,229  6.79%
                                 ----------         ----------  -------         ----------  -------         --------  -------
    Total interest-earning
     assets.....................  1,156,882  7.24%   1,130,044   80,736  7.14%   1,014,885   74,775  7.37%   904,278   68,037  7.52%
                                             ----                ------  ----                ------  ----              ------  ----
Non-interest-earning assets.....     96,771             58,279                      42,683                    39,770
                                 ----------         ----------                  ----------                  --------
    Total assets................ $1,253,653         $1,188,323                  $1,057,568                  $944,048
                                 ==========         ==========                  ==========                  ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Interest-bearing Liabilities:
  Money market deposit accounts. $   56,970  2.82%  $   59,279    1,693  2.86%  $   62,739    1,838  2.93%  $ 61,800    1,822  2.95%
  Savings accounts..............    145,688  2.54%     142,399    3,534  2.48%     121,092    2,999  2.48%   116,247    2,826  2.43%
  NOW accounts..................    114,145  0.75%     110,684      884  0.80%     104,532    1,158  1.11%    96,590    1,071  1.11%
  Certificate accounts..........    399,388  5.53%     356,668   19,761  5.54%     312,810   18,101  5.79%   237,115   13,457  5.68%
                                 ----------         ----------  -------         ----------  -------         --------  -------
    Total.......................    716,191  3.94%     669,030   25,872  3.87%     601,173   24,096  4.01%   511,752   19,176  3.75%
  Borrowed Funds(4).............    387,555  5.87%     367,849   21,336  5.80%     308,191   18,461  5.99%   299,076   17,953  6.00%
                                 ----------         ----------  -------         ----------  -------         --------  -------
    Total interest-bearing
     liabilities................  1,103,746  4.62%   1,036,879   47,208  4.55%     909,364   42,557  4.68%   810,828   37,129  4.58%
                                             ----                ------  ----                ------  ----              ------  ----
  Non-interest-bearing
     liabilities................     64,203             65,762                      63,729                    47,264
                                 ----------         ----------                  ----------                  --------
    Total liabilities...........  1,167,949          1,102,641                     973,093                   858,092
                                 ----------         ----------                  ----------                  --------
  Stockholders' equity..........     85,704             85,682                      84,475                    85,956
                                 ----------         ----------                  ----------                  --------
    Total liabilities and
     stockholders' equity....... $1,253,653         $1,188,323                  $1,057,568                  $944,048
                                 ==========         ==========                  ==========                  ========
  Net interest income...........               NA               $33,528                     $32,218                   $30,908
                                             ====               =======                     =======                   =======
  Net interest rate spread(5)...             2.62%                       2.59%                       2.69%                     2.94%
                                             ====                        ====                        ====                      ====
  Net interest margin(6)........               NA                        2.97%                       3.17%                     3.42%
                                             ====                        ====                        ====                      ====
  Ratio of interest-earning
    assets to interest-bearing
    liabilities.................     104.81%            108.99%                     111.60%                   111.53%
                                 ==========         ==========                  ==========                  ========

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

(4) Interest paid on borrowed funds for the periods presented includes interest expense on FNMA deposits held in escrow accounts with the Company related to the Company's FNMA servicing, which, if such interest expense was excluded, would result in an average cost of borrowed funds of 5.78%, 5.94%, and 5.98% for the years ended December 31, 1999, 1998 and 1997, respectively.

(5) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

14
--------------------------------------------------------------------------------

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

                                                  YEAR ENDED DECEMBER 31, 1999       YEAR ENDED DECEMBER 31, 1998
                                                           COMPARED TO                        COMPARED TO
                                                  YEAR ENDED DECEMBER 31, 1998       YEAR ENDED DECEMBER 31, 1997
                                                 -----------------------------      -----------------------------
                                                 INCREASE (DECREASE)                INCREASE (DECREASE)
                                                       DUE TO                             DUE TO
                                                  ------------------                -------------------
                                                 VOLUME       RATE         NET      VOLUME       RATE         NET
                                                 ------       ----         ---      ------       ----         ---
                                                                          (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Investment securities .....................   $   293    $  (207)   $    86    $   331    $    66    $   397
   Loans, net and mortgage loans held for sale     9,538     (2,482)     7,056      9,058     (1,823)     7,235
   Mortgage-backed securities ................    (1,068)      (113)    (1,181)      (807)       (87)      (894)
                                                --------    -------    -------    -------    -------    -------
      Total interest-earning assets ..........     8,763     (2,802)     5,961      8,582     (1,844)     6,738
                                                --------    -------    -------    -------    -------    -------
INTEREST-BEARING LIABILITIES:
   Money market deposit accounts .............      (101)       (44)      (145)        28        (12)        16
   Savings accounts ..........................       528          7        535        118         55        173
   NOW accounts ..............................        68       (342)      (274)        88         (1)        87
   Certificate accounts ......................     2,539       (879)     1,660      4,299        345      4,644
                                                --------    -------    -------    -------    -------    -------
      Total ..................................     3,034     (1,258)     1,776      4,533        387      4,920
   Borrowed funds ............................     3,574       (699)     2,875        547        (39)       508
                                                --------    -------    -------    -------    -------    -------
      Total interest-bearing liabilities .....     6,608     (1,957)     4,651      5,080        348      5,428
                                                --------    -------    -------    -------    -------    -------
Net change in net interest income ............   $ 2,155    $  (845)   $ 1,310    $ 3,502    $(2,192)   $ 1,310
                                                ========    =======    =======    =======    =======    =======


                                                                              15
--------------------------------------------------------------------------------

                                  ASSET QUALITY

     The following table sets forth information regarding non-performing assets, which consist of non-performing loans and real estate owned ("REO"). In addition to identifying non-performing loans, as discussed below, the Company identifies loans that are characterized as impaired. Accordingly, loans categorized as impaired include commercial real estate, multi-family, business loans and restructured loans which are non-performing loans as well as other identified loans. At December 31, 1999, non-performing loans totaled $746,000, impaired loans totaled $235,000, consisting of two loans, and REO totaled $376,000, consisting of two properties. It is the policy of the Company to cease accruing interest on loans 90 days or more past due and charging off all accrued interest. For the years ended December 31, 1999, 1998, and 1997, the amount of additional interest income that would have been recognized on non-performing loans if such loans had continued to perform in accordance with their contractual terms was ($2,000), $33,000, and $149,000, respectively. For the same periods, the difference between the amount of interest income which would have been recognized on impaired loans if such loans were performing in accordance with their regular terms and actual amounts recognized was $2,000, $1,000, and $1,000, respectively.

                                                                               AT DECEMBER 31,
                                                                    ----------------------------------
                                                                    1999           1998           1997
                                                                    ----           ----           ----
                                                                           (DOLLARS IN THOUSANDS)
NON-PERFORMING LOANS:
   Residential real estate:
      One- to four-family .......................................   $     721    $     784    $   941
   Commercial real estate .......................................          25           25        458
   Other Loans ..................................................          --           --          6
                                                                    ---------    ---------    -------
   Total ........................................................         746          809      1,405
Real estate owned, net(3) .......................................         376           47        195
                                                                    ---------    ---------    -------
   Total non-performing assets ..................................       1,122          856      1,600
Restructured loans ..............................................         210          213        369
                                                                    ---------    ---------    -------
Total risk elements .............................................   $   1,332    $   1,069    $ 1,969
                                                                    =========    =========    =======
Allowance for loan losses as a percent of loans(1) ..............        1.01%        0.88%      0.82%
                                                                    =========    =========    =======
Allowance for loan losses as a percent of non-performing loans(2)    1,428.15     1,029.06     469.75
Non-performing loans as a percent of loans(1)(2) ................         .07         0.09       0.17
Non-performing assets as a percent of total assets(4) ...........         .09         0.08       0.16

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

16
--------------------------------------------------------------------------------

     At December 31, 1999, loans that were characterized as impaired totaled $235,000. All of the impaired loans have been measured using the discounted cash flow method or the fair value of the collateral method if the loan is collateral dependent. During the year ended December 31, 1999, the average recorded value of impaired loans was $335,000, $15,000 of interest income was recognized and $17,000 of interest income would have been recognized under original terms. The composition of impaired loans by type is shown below:

                                                          DECEMBER 31,
                                                     ----------------------
                                                     1999              1998
                                                     ----              ----
                                                         (IN THOUSANDS)
            IMPAIRED LOANS:
                      MULTI-FAMILY REAL ESTATE         --               245
                      COMMERCIAL REAL ESTATE          235               238
                                                     ----              ----
                           TOTAL IMPAIRED LOANS      $235              $483
                                                     ====              ====

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the national and regional economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans which are deemed probable and estimable based on information currently known to management. Management's analysis of the adequacy of the allowance is based upon consideration of a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management. Amounts provided for the years 1999, 1998 and 1997 were $1.6 million, $1.6 million and $1.7 million, respectively. During the year ended December 31, 1999, there were recoveries of $414,000 credited to, and charge-offs of $56,000 taken against this allowance. As of December 31, 1999, the Company's allowance for loan losses was 1.01% of total loans compared to 0.88% as of December 31, 1998. Management believes this increased coverage ratio is prudent due to the balance increase in the combined total of construction and land, commercial real estate, home equity and improvement, multi-family and business loans. These combined total balances increased from $149.2 million at December 31, 1998 to $236.6 million at December 31, 1999, an increase of 59%. These loans aggregated to 22.1% and 15.4% of the total loans at December 31, 1999 and 1998, respectively. The Company had non-performing loans of $746,000 and $809,000 at December 31, 1999 and December 31, 1998, respectively. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of allowance for loan losses.

                                                                              17
--------------------------------------------------------------------------------

     The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.

                                                                          AT OR FOR THE YEAR ENDED
                                                                                 DECEMBER 31,
                                                              -----------------------------------------------
                                                              1999        1998       1997      1996      1995
                                                              ----        ----       ----      ----      ----
                                                                               (IN THOUSANDS)
Balance at beginning of period ........................   $  8,500     $ 6,600     $4,400    $4,275    $3,700
Allowance for loan losses at acquisition date
      (BNB in 1997 and Forward Financial in 1999) .....        170          --        620        --        --
Provision for loan losses .............................      1,626       1,642      1,696     1,294     3,614
Charge-offs:
   One-to four-family .................................         19          51        370       387       550
   Multi-family .......................................          1           2         84       263       483
   Commercial .........................................          0          75         45       664     2,297
Other .................................................         36         131         16       198       194
                                                          --------     -------     ------    ------    ------
   Total ..............................................         56         259        515     1,512     3,524
Recoveries ............................................        414         517        399       343       485
                                                          --------     -------     ------    ------    ------

Balance at end of
      period ..........................................   $ 10,654     $ 8,500     $6,600    $4,400    $4,275
                                                          ========     =======     ======    ======    ======

Ratio of net charge-offs/(net recoveries) during
      the period to average loans outstanding
      during the period ...............................      (0.04)%     (0.03)%     0.02%     0.19%     0.60%
                                                          ========     =======     ======    ======    ======

     The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The most severe classification before a charge-off is required is "sub-standard." At December 31, 1999, 1998 and 1997, the Company classified (excluding REO) $3.6 million, $4.2 million and $5.8 million of sub-standard assets, respectively. Included in these amounts were $746,000, $809,000, and $1.4 million in non-performing assets, respectively. In the opinion of management, the performing sub-standard loans evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become non-performing assets in future periods.

COMPARISON OF FINANCIAL CONDITION AND OPERATING RESULTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998.

CHANGES IN FINANCIAL CONDITION

     The Company's assets increased $114.5 million to a balance of $1.254 billion at December 31, 1999, compared to $1.139 billion at December 31, 1998, an increase of 10.1%. Asset growth was primarily in loans, net, of $88.9 million, bank-owned life insurance of $20.6 million and goodwill of $16.7 million, partially offset by decreases in investment securities held to maturity of $5.0 million, mortgage-backed securities available for sale of $5.5 million and mortgage-backed securities held to maturity of $9.0 million. The growth in loans, net was primarily due to increased originations of adjustable-rate and ten to fifteen year fixed-rate one- to four-family mortgage loans combined with increased lending for construction and land, commercial real estate, equity, and business loans. Loans, net, increased from a balance of $943.7 million at December 31, 1998 to a balance of $1,032.6 million at December 31, 1999. Volatility in market interest rates and a generally rising interest rate environment throughout 1999 increased customer demand for adjustable-rate loans and decreased demand for longer term, fixed-rate loan products most of which the Company sells in the secondary market. Shorter-term loans, generally under 15 years, were originated for portfolio. The Company also sold certain adjustable-rate loans. Mortgage-backed securities decreased by $14.5 million, or 32.9%, from a balance of $43.9 million at December 31, 1998 to a balance of $29.5 million at December 31, 1999. Mortgage loans held for sale totaled $16.2 million at December 31, 1999, compared to $17.0 million at December 31, 1998. Deposit accounts increased by $62.9 million from a balance of $707.1 million at December 31, 1998 to a balance of $770.0 million at December 31, 1999.

18
--------------------------------------------------------------------------------

This increase is mainly attributable to growth in a premium-rate statement savings account, BFS' rollout of a new 9-month retail certificate of deposit acquisition program and growth in longer-term certificates of deposit, including wholesale brokered certificates of deposit. FHLB advances and other borrowings increased $50.1 million to a balance of $387.6 million at December 31, 1999, compared to $337.5 million at December 31, 1998 as additional funds were needed to support balance sheet growth. Total stockholders' equity was $85.7 million at December 31, 1999 or $17.88 per share, compared to $81.8 million or $16.84 per share at December 31, 1998. Stockholders' equity increased during the year ended December 31, 1999 due to the combined effects of net income and the amortization of the Stock-based Incentive Plans and Employee Stock Ownership Plan ("ESOP"), offset by the completion of the fifth and commencement of the sixth 5% stock repurchase programs, dividends paid, and the change in market valuation, net of taxes, of the available-for sale securities portfolio. The stockholders' equity to total assets ratio of the Company was 6.8% at December 31, 1999 and 7.2% at December 31, 1998.

RESULTS OF OPERATIONS

General

     Net income for the year ended December 31, 1999 was $8.6 million, or $1.78 basic earnings per share and $1.71 diluted earnings per share, compared to $7.6 million, or $1.50 basic earnings per share and $1.43 diluted earnings per share for the comparable period in 1998. The return on average stockholder's equity improved to 10.00% during the year ended December 31, 1999, compared to 9.02% for the year ended December 31, 1998. Return on average assets remained at 0.72% for the years ended December 31, 1999 and 1998. Increased earnings were primarily attributable to higher net interest income, due to increased balances of interest earning assets, and earnings from bank-owned life insurance, partially offset by lower interest margins. The net interest margin in 1999 decreased to 2.97% from 3.17% during 1998. Federal Reserve induced increases in short-term interest rates during 1999 created a flat yield curve that caused industry-wide margin compression. The Company's margin declined as substantial volumes of adjustable-rate loans either refinanced into lower interest adjustable-rate mortgages or refinanced to fixed-rate loans, the vast majority of which were sold in the secondary market. Management is attempting to mitigate the margin compression by continuing to expand the portfolio of commercial real estate, construction and land, equity, consumer and business loans.

Interest Income

     Total interest income for the year ended December 31, 1999 increased by $6.0 million to $80.7 million compared to $74.8 million for the year ended December 31, 1998. Interest on loans increased by $7.0 million, or 9.6%, to $73.1 million, during 1999 compared to $66.0 million during 1998. The increase in interest income in 1999 was attributable to increased average balances of interest earning assets, primarily due to an increase in the average balance of loans, from $876.3 million for 1998 to $1,002.8 million for 1999. The increased average loan, net, balances generated an additional $9.5 million of interest earned while lower yields decreased interest earned on loans, net, by $2.5 million. The lower yields were generally the result of falling interest rates during 1998 and early 1999 that created an opportunity for borrowers to refinance their mortgages at lower rates. The loan portfolio average loan yield decreased to 7.29% for 1999 compared to an average yield of 7.54% for 1998. Interest income on investment securities and overnight federal funds sold increased by $86,000 to $5.5 million for the year ended December 31, 1999, compared to $5.4 million for the year ended December 31, 1998. The primary reason for the increase is due to higher average balances of investment securities averaging $93.0 million during the year ended December 31, 1999, compared to average balances of $88.2 million for the prior year, offset by the effects of an average of 22 basis point decrease in yields. Interest income on mortgage-backed securities decreased by $1.2 million for the year ended December 31, 1999 due primarily to a decrease in average balances compared to the prior year. Average mortgage-backed securities balances decreased by $16.1 million from an average of $50.4 million during 1998 to an average of $34.2 million during 1999. The majority of the mortgage-backed securities held in 1999 were adjustable GNMA securities. The yields on mortgage-backed securities decreased from an average yield of 6.62% in 1998 to 6.29% in 1999, resulting in a decrease in interest earned on such securities in 1999 of $113,000, compared to 1998.

                                                                              19
--------------------------------------------------------------------------------

Interest Expense

     Interest expense increased by $4.7 million, or 11.0%, for the year ended December 31, 1999 to $47.2 million compared to $42.6 million for the year ended December 31, 1998. The increase in interest expense for the year ended December 31, 1999 was due primarily to higher interest expense on borrowed funds and certificate accounts. Borrowed funds consisted primarily of FHLB advances that were used generally to fund loan portfolio growth. Higher average balances of $367.8 million of borrowed funds for the year ended December 31, 1999, compared to average balances of $308.2 million for the prior year, resulted in a $2.9 million increase in interest expense. The average cost of borrowed funds declined by 19 basis points, from 5.99% for the year ended December 31, 1998 to an average of 5.80% for the current year. Interest expense on deposit accounts increased by $1.8 million for the year ended December 31, 1999 due primarily to the effects of higher average balances of $669.0 million for the year ended December 31, 1999 compared to average deposit balances of $601.2 million for the prior year. The increased average balances were primarily attributable to the net acquisition of $53.7 million of wholesale brokered certificate of deposit accounts, which contributed to the increased average balance of $356.7 million for the year ended December 31, 1999, compared to an average balance of $312.8 million for the prior year. The higher average balances in certificate accounts resulted in an increase in interest expense of $2.5 million for the year ended December 31, 1999 compared to the prior year. The average cost of deposit accounts decreased from 4.01% for the year ended December 31, 1998 to an average cost of 3.87% for the current year.

Provision for Loan Losses

     The provision for loan losses amounted to $1.6 million for the years ended December 31, 1999 and 1998. The provision was based on management's evaluation of the growth and change in composition of the Company's loan portfolio, existing real estate market conditions, the level of charge-offs and classified assets. Total non-performing loans decreased to $746,000, or 0.07% of loans at December 31, 1999 from $809,000, or 0.08% at December 31, 1998. The Company recorded net recoveries of $358,000 during the year ended December 31, 1999, compared to net recoveries of $258,000 during 1998. The allowance for loan losses as a percentage of total loans was 1.01% at December 31, 1999 compared to 0.88% at December 31, 1998. As a percentage of total non-performing loans, the allowance for loan losses was 1,428% at December 31, 1999, compared to 1,029% a year earlier. See also "Asset Quality" included elsewhere herein.

Non-Interest income

     Total non-interest income increased to $6.9 million for the year ended December 31, 1999 from $6.1 million for the year ended December 31, 1998. The primary contributing factor was income from bank owned life insurance ("BOLI"). The policy generated $556,000 of income through an increase in the cash surrender value. Gain on sale of loans was $3.0 million for the year ended December 31, 1999 compared to $3.2 million for the prior year. The decrease would have been greater had it not been for the approximately $572,000 of gains on sale of loans recorded by Forward Financial. Gain on sale of loans is the primary source of revenue of Forward Financial. The continuation of a strong housing market and economy contributed to the strong volume for financing of home purchases during 1999. There were no OMSR (originated mortgage servicing rights) adjustments necessary during 1999 as normal amortization was sufficient to account for loan servicing balance run-off. During 1998, the high volume of refinancing of mortgages, however, necessitated an adjustment of $481,000 to reflect the impairment to the OMSR. At December 31, 1999, the OMSR balance was $5.1 million compared to $3.8 million at December 31, 1998. Loans serviced for others increased to $784.6 million at December 31, 1999 from a balance of $648.3 million at December 31, 1998. Deposit service fees were $1.7 million for the two years ended December 31, 1999 and 1998.

20
--------------------------------------------------------------------------------

Non-Interest Expense

     Total non-interest expense for the year ended December 31, 1999 was $25.3 million, compared to $23.9 million for 1998. The primary reason for the increase was due to higher compensation and benefits expense, which increased to $15.0 million for the year ended December 31, 1999 from $13.7 million for the prior year. Compensation and benefits expenses were higher primarily due to increased staff levels for the establishment of the Company's corporate and business lending department, the inclusion of Forward Financial's compensation and benefits from the acquisition date to year-end, and normal year-over-year salary increases. Data processing expense was $1.6 million for the year ended December 31, 1999, compared to $1.3 million for the prior year. The increase was primarily attributable to the service bureau computer conversion costs at BNB and expenses related to the Year 2000 issue. Other non-interest expense declined to $4.5 million for the year ended December 31, 1999 from $5.0 million for the prior year. The year ended December 31, 1998 included consulting and legal costs incurred to assist in establishing the Company's tax saving strategies that included the formation of real estate investment trusts and securities subsidiaries.

Income Taxes

     Income tax expense was $4.9 million for the year ended December 31, 1999 (resulting in an effective tax rate of 36.6%), compared to a tax expense of $5.2 million for the year ended December 31, 1998 (resulting in an effective tax rate of 40.3%). The decrease in income tax expense and rate was due to the effects of BOLI and a lower non-deductible Employee Stock Ownership Plan ("ESOP") expense.

Year 2000

     Year 2000 computer software compliance issues affected the Company and many other financial institutions and companies throughout the world. The primary concern was that computer programs would not recognize the proper date which could then generate erroneous data or cause systems to fail, thereby creating an adverse impact on the Company's business and possibly its operating results.

     The Company started its Year 2000 initiative in early 1997. It adhered to the suggested procedures established by the Federal Financial Institutions Examination Council (the "FFIEC") guidelines of awareness, assessment, renovation, validation and implementation. Software systems and hardware components were tested and contingency plans were developed. Human and financial resources were made available to complete the remediation efforts.

     Due to the extensive planning and testing during the past three years, the Company was able to begin the Year 2000 without any interruption in its operations, whatsoever.

     Included in other non-interest expenses during 1999 were charges incurred in connection with the modification or replacement of software and hardware in order for the company's computer systems to properly recognize the Year 2000. The expenses incurred totaled approximately $175,000 for the year ended December 31, 1999 and $425,000 over the course of the project.

                                                                              21
--------------------------------------------------------------------------------

COMPARISON OF OPERATING RESULTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997.

General

     Net income for the year ended December 31, 1998 was $7.6 million, or $1.50 basic earnings per share and $1.43 diluted earnings per share, compared to $7.1 million, or $1.28 basic earnings per share and $1.24 diluted earnings per share for the comparable period in 1997. The return on average stockholder's equity improved to 9.02% during the year ended December 31, 1998, compared to 8.21% for the year ended December 31, 1997. Return on average assets declined by three basis points, from 0.75% for the year ended December 31, 1997 to 0.72% for the current year. Increased earnings were primarily attributable to higher net interest income, due to increased balances of interest earning assets, although with lower interest margins, improved gains on the sale of loans, offset by a reduction in real estate operations income. The net interest margin in 1998 decreased to 3.17% from 3.42% during 1997. Generally falling longer term interest rates during 1998 created a flat yield curve that caused industry-wide margin compression. The Company's margin suffered as substantial volumes of adjustable-rate loans either refinanced into lower interest adjustable-rate mortgages or refinanced to fixed-rate loans, the vast majority of which were sold in the secondary market. Management is attempting to mitigate the margin compression by de-emphasizing one- to four-family residential lending and expanding the portfolio of commercial real estate, construction and land, consumer and business loans.

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

Interest Expense

     Interest expense increased by $5.4 million, or 14.6%, for the year ended December 31, 1998 to $42.6 million compared to $37.1 million for the year ended December 31, 1997. The increase in interest expense for the year ended December 31, 1998 was due primarily to higher interest expense on deposits. Interest expense on deposit accounts increased by $4.9 million for the year ended December 31, 1998 due primarily to the effects of higher average balances of $601.2 million for the year ended December 31, 1998 compared to average deposit balances of $511.8 million for the prior year. The increased average balances were primarily attributable to the acquisition of certificate accounts, which increased from an average balance of $237.1 for the year ended December 31, 1997, to an average balance of $312.8 million for the current year. The higher average balances in certificate accounts resulted in an increase in interest expense of $4.3 million for the year ended December 31, 1998 compared to the prior year. The average cost of

22
--------------------------------------------------------------------------------
deposit accounts increased from 3.75% for the year ended December 31, 1997 to an average cost of 4.01% for the current year. The acquisition of $90.8 million in the 15-month certificate of deposit program was the major contributing factor in increasing the cost of savings. Borrowed funds consisted primarily of FHLB advances that were used primarily to fund loan portfolio growth. Higher average balances of $308.2 million of borrowed funds for the year ended December 31, 1998, compared to average balances of $299.1 million for the prior year, resulted in a $547,000 increase in interest expense. The average cost of borrowed funds declined by one basis point, from 6.00% for the year ended December 31, 1997 to an average of 5.99% for the current year.

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

                                                                              23
--------------------------------------------------------------------------------

Income Taxes

     Income tax expense was $5.2 million for the year ended December 31, 1998 (resulting in an effective tax rate of 40.3%), compared to a tax expense of $5.5 million for the year ended December 31, 1997 (resulting in an effective tax rate of 43.8%). The decrease in income tax expense and rate was due to the implementation of the tax saving strategies.

Impact of New Accounting Standards

     In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. In June 1999, the FASB issued SFAS No. 137 Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, which defers the effective date of SFAS No. 133. SFAS No. 133 is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this settlement is not expected to have a material impact on the Company's financial position.

24
--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
BostonFed Bancorp, Inc.:


We have audited the accompanying consolidated balance sheets of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Boston, Massachusetts
January 20, 2000

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets
           (Dollars in thousands, except share and per share amounts)

                           December 31, 1999 and 1998

                                         ASSETS                                                     1999              1998
                                                                                                  -----------        ----------

Cash and due from banks (note 1)                                                                  $    31,881            19,133
Overnight federal funds sold                                                                            2,541            17,795
Certificates of deposit                                                                                   274               273
                                                                                                  -----------        ----------
                    Total cash and cash equivalents                                                    34,696            37,201

Investment securities available for sale (amortized cost of $55,051 at 1999 and
    $48,837 at 1998) (note 3)                                                                          53,203            49,137
Investment securities held to maturity (fair value of $2,275 at 1999 and $7,371 at 1998)
    (notes 4 and 10)                                                                                    2,304             7,302
Mortgage-backed securities available for sale (amortized cost of $15,881 at 1999 and
    $20,935 at 1998) (notes 3 and 10)                                                                  15,540            21,029
Mortgage-backed securities held to maturity (fair value of $14,030 at 1999 and
    $23,333 at 1998) (notes 4 and 10)                                                                  13,941            22,913
Mortgage loans held for sale                                                                           16,174            17,008
Loans, net of allowance for loan losses of $10,654 at 1999 and $8,500 at 1998                       1,032,594           943,662
    (notes 5 and 6)
Accrued interest receivable (note 7)                                                                    6,267             5,549
Stock in FHLB of Boston, at cost (note 10)                                                             20,311            17,802
Premises and equipment, net (note 8)                                                                    8,212             6,614
Bank owned life insurance                                                                              20,556                --
Goodwill, net of amortization                                                                          19,519             2,772
Deferred income tax asset, net (note 11)                                                                2,411             1,812
Prepaid expenses and other assets                                                                       7,925             6,322
                                                                                                  -----------        ----------

                    Total assets                                                                  $ 1,253,653         1,139,123
                                                                                                  ===========        ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposit accounts (note 9)                                                                     $   770,049           707,144
    Federal Home Loan Bank advances and other borrowings (note 10)                                    387,555           337,500
    Advance payments by borrowers for taxes and insurance                                               3,298             3,405
    Accrued expenses and other liabilities                                                              7,047             9,280
                                                                                                  -----------        ----------

                    Total liabilities                                                               1,167,949         1,057,329
                                                                                                  -----------        ----------

Commitments and contingencies (notes 3, 4, 5, 8, 13 and 14)

Stockholders' equity (notes 2 and 13):
    Preferred stock, $.01 per value; 1,000,000 shares authorized; none issued                              --                --
    Common stock, $0.01 par value; 17,000,000 shares authorized; 6,589,617 shares
       issued at 1999 and 1998.                                                                            66                66
    Additional paid-in capital                                                                         67,198            66,417
    Retained earnings                                                                                  50,481            44,256
    Accumulated other comprehensive (loss) income                                                      (1,485)              312
    Treasury stock, at cost (1,616,536 and 1,477,176 shares at 1999 and 1998, respectively)           (28,532)          (26,128)
    Unallocated ESOP shares                                                                            (1,663)           (2,418)
    Unearned 1996 stock-based incentive plan                                                             (361)             (711)
                                                                                                  -----------        ----------

                    Total stockholders' equity                                                         85,704            81,794
                                                                                                  -----------        ----------

                    Total liabilities and stockholders' equity                                    $ 1,253,653         1,139,123
                                                                                                  ===========        ==========


See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income
                    (In thousands, except per share amounts)

                  Years ended December 31, 1999, 1998 and 1997

                                                                               1999           1998           1997
                                                                             --------        -------        -------
Interest income:
    Loans (note 5)                                                           $ 73,096         66,040         58,805
    Mortgage-backed securities                                                  2,154          3,335          4,229
    Investment securities                                                       5,312          5,258          4,736
    Federal funds sold                                                            174            142            267
                                                                             --------        -------        -------

                   Total interest income                                       80,736         74,775         68,037
                                                                             --------        -------        -------

Interest expense:
    Deposit accounts (note 9)                                                  25,872         24,096         19,176
    Borrowed funds (note 10)                                                   21,336         18,461         17,953
                                                                             --------        -------        -------

                   Total interest expense                                      47,208         42,557         37,129
                                                                             --------        -------        -------

Net interest income                                                            33,528         32,218         30,908
Provision for loan losses (note 6)                                              1,626          1,642          1,696
                                                                             --------        -------        -------

                   Net interest income after provision for loan losses         31,902         30,576         29,212
                                                                             --------        -------        -------

Non-interest income:
    Deposit service fees                                                        1,742          1,658          1,710
    Loan processing and servicing fees (note 5)                                   583            477          1,241
    Gain on sale of loans                                                       3,017          3,173          1,114
    Income from bank owned life insurance (note 12)                               556             --             --
    Gain (loss) on sale of investments (note 3)                                   (28)            19            (18)
    Other                                                                       1,041            801            759
                                                                             --------        -------        -------

                   Total non-interest income                                    6,911          6,128          4,806
                                                                             --------        -------        -------

Non-interest expense:
    Compensation and benefits (note 12)                                        14,955         13,728         13,543
    Occupancy and equipment                                                     3,284          3,187          3,087
    Data processing                                                             1,589          1,286            968
    Advertising expense                                                           691            523            682
    Deposit insurance premiums                                                    368            327            293
    Real estate operations                                                        (71)           (71)        (1,230)
    Other                                                                       4,484          4,952          4,115
                                                                             --------        -------        -------

                   Total non-interest expense                                  25,300         23,932         21,458
                                                                             --------        -------        -------

Income before income taxes                                                     13,513         12,772         12,560
Income tax expense (note 11)                                                    4,945          5,151          5,505
                                                                             --------        -------        -------

                   Net income                                                $  8,568          7,621          7,055
                                                                             ========        =======        =======

Basic earnings per share                                                     $   1.78           1.50           1.28
                                                                             ========        =======        =======

Diluted earnings per share                                                   $   1.71           1.43           1.24
                                                                             ========        =======        =======

Weighted average shares outstanding - basic                                     4,825          5,078          5,505
                                                                             ========        =======        =======

Weighted average shares outstanding - diluted                                   4,997          5,328          5,690
                                                                             ========        =======        =======

See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity
                    (In thousands, except per share amounts)

                  Years ended December 31, 1999, 1998 and 1997


                                                                                          ACCUMULATED
                                                                                            OTHER
                                           SHARES OF             ADDITIONAL              COMPREHENSIVE                UNALLOCATED
                                            COMMON    COMMON      PAID-IN     RETAINED      (LOSS)        TREASURY       ESOP
                                            STOCK      STOCK      CAPITAL     EARNINGS      INCOME         STOCK        SHARES
                                            -----     ------     ----------   --------   --------------   --------    -----------
Balance at December 31, 1996                6,590       $66       64,461        33,131        (322)        (4,739)       (3,929)

    Common stock repurchased
       (740 shares at an average
       price of $18.12 per share)              --        --           --            --          --        (13,407)           --

    Cash dividends declared and paid
       ($.26 per share)                        --        --           --        (1,541)         --             --            --

    Reduction in unallocated ESOP
       shares charged to expense               --        --           --            --          --             --           755

    Appreciation in fair value of
       shares charged to expense
       for compensation plans                  --        --          821            --          --             --            --

    Earned portion of SIP shares
       charged to expense                      --        --           --            --          --             --            --

    Comprehensive income:
       Changes in net unrealized gain
          (loss) in investments                --        --           --            --         564             --            --
       available for sale, net


    Net income                                 --        --           --         7,055          --             --            --

              Comprehensive income
                                            -----       ---       ------       -------        ----        -------        ------

Balance at December 31, 1997                6,590       $66       65,282        38,645         242        (18,146)       (3,174)


                                           UNEARNED
                                            STOCK-
                                            BASED
                                           INCENTIVE         TOTAL
                                             PLAN       STOCKHOLDERS'
                                            ("SIP")         EQUITY
                                           ---------    -------------
Balance at December 31, 1996                 (2,313)        86,355

    Common stock repurchased
       (740 shares at an average
       price of $18.12 per share)                --        (13,407)

    Cash dividends declared and paid
       ($.26 per share)                          --         (1,541)

    Reduction in unallocated ESOP
       shares charged to expense                 --            755

    Appreciation in fair value of
       shares charged to expense
       for compensation plans                    --            821

    Earned portion of SIP shares
       charged to expense                     1,009          1,009

    Comprehensive income:
       Changes in net unrealized gain
          (loss) in investments                  --            564
       available for sale, net


    Net income                                   --          7,055
                                                           -------
              Comprehensive income                           7,619
                                             ------        -------

Balance at December 31, 1997                 (1,304)        81,611


                                                                     (CONTINUED)

\                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                    (In thousands, except per share amounts)

                  Years ended December 31, 1999, 1998 and 1997


                                                                                          ACCUMULATED
                                                                                            OTHER
                                          SHARES OF              ADDITIONAL              COMPREHENSIVE                 UNALLOCATED
                                           COMMON     COMMON      PAID-IN     RETAINED      (LOSS)        TREASURY        ESOP
                                            STOCK      STOCK      CAPITAL     EARNINGS      INCOME         STOCK         SHARES
                                            -----     ------     ----------   --------   --------------   --------    -----------
    Common stock repurchased
       (409 shares at an average
       price of $19.56 per share)             --       $--           --            --            --         (7,998)          --

    Stock options exercised
       (.9 shares at an average
       price of $16.67 per share,
       net of tax benefit)                    --        --           --            --            --             16            --

    Cash dividends declared and
       paid ($.37 per share)                  --        --           --        (2,010)           --             --            --

    Reduction in unallocated ESOP
       shares charged to expense              --        --           --            --            --             --           756

    Appreciation in fair value of
       shares charged to expense
       for compensation plans                 --        --        1,135            --            --             --            --

    Earned portion of SIP shares
       charged to expense                     --        --           --            --            --             --            --

    Comprehensive income:
       Changes in net unrealized
          gain (loss) in investments
          available for sale, net             --        --           --            --            70             --            --

    Net income                                --        --           --         7,621            --             --            --

       Comprehensive income
                                           -----       ---       ------       -------        ------        -------        ------

Balance at December 31, 1998               6,590       $66       66,417        44,256           312        (26,128)       (2,418)


                                         UNEARNED
                                           STOCK-
                                           BASED
                                         INCENTIVE        TOTAL
                                           PLAN        STOCKHOLDERS'
                                          ("SIP")        EQUITY
                                         ---------     -------------
    Common stock repurchased
       (409 shares at an average
       price of $19.56 per share)             --         (7,998)

    Stock options exercised
       (.9 shares at an average
       price of $16.67 per share,
       net of tax benefit)                    --             16

    Cash dividends declared and
       paid ($.37 per share)                  --         (2,010)

    Reduction in unallocated ESOP
       shares charged to expense              --            756

    Appreciation in fair value of
       shares charged to expense
       for compensation plans                 --          1,135

    Earned portion of SIP shares
       charged to expense                    593            593

    Comprehensive income:
       Changes in net unrealized
          gain (loss) in investments
          available for sale, net             --             70

    Net income                                --          7,621
                                                        -------
       Comprehensive income                               7,691
                                          ------        -------

Balance at December 31, 1998                (711)        81,794


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                    (In thousands, except per share amounts)

                  Years ended December 31, 1999, 1998 and 1997


                                                                                         ACCUMULATED
                                                                                            OTHER
                                          SHARES OF              ADDITIONAL              COMPREHENSIVE                UNALLOCATED
                                           COMMON     COMMON      PAID-IN     RETAINED       (LOSS)       TREASURY       ESOP
                                            STOCK     STOCK       CAPITAL     EARNINGS       INCOME        STOCK         SHARES
                                            -----     ------     ----------   --------   --------------   --------    -----------
   Common stock repurchased
      (144 shares at an average
      price of $17.31 per share)             --       $--            --             --                      (2,492)           --

   Stock options exercised
      (5 shares at an average
      price of $12.44 per share,
      net of tax benefit)                    --        --           (19)            --            --             88            --


   Cash dividends declared and
      paid ($.46 per share)                  --        --            --         (2,343)           --             --            --


   Reduction in unallocated ESOP
      shares charged to expense              --        --            --             --            --             --           755


   Appreciation in fair value of
      shares charged to expense
      for compensation plans                 --        --           800             --            --             --            --


   Earned portion of SIP shares
      charged to expense                     --        --            --             --            --             --            --


   Comprehensive income:
      Changes in net unrealized
         gain (loss) in investments
         available for sale, net             --        --            --             --        (1,797)            --            --


   Net income                                --        --            --          8,568            --             --            --


      Comprehensive income
                                          -----       ---       -------        -------        ------        -------        ------

Balance at December 31, 1999              6,590       $66        67,198         50,481        (1,485)       (28,532)       (1,663)
                                          =====       ===       =======        =======        ======        =======        ======

                                          UNEARNED
                                           STOCK-
                                            BASED
                                          INCENTIVE         TOTAL
                                           PLAN          STOCKHOLDERS'
                                           ("SIP")         EQUITY
                                          ---------      -------------
   Common stock repurchased
      (144 shares at an average
      price of $17.31 per share)                --         (2,492)

   Stock options exercised
      (5 shares at an average
      price of $12.44 per share,
      net of tax benefit)                       --             69


   Cash dividends declared and
      paid ($.46 per share)                     --         (2,343)


   Reduction in unallocated ESOP
      shares charged to expense                 --            755


   Appreciation in fair value of
      shares charged to expense
      for compensation plans                    --            800


   Earned portion of SIP shares
      charged to expense                       350            350


   Comprehensive income:
      Changes in net unrealized
         gain (loss) in investments
         available for sale, net                --         (1,797)


   Net income                                   --          8,568

                                                          -------
      Comprehensive income                                  6,771
                                            ------        -------

Balance at December 31, 1999                  (361)        85,704
                                            ======        =======



See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)

                  Years ended December 31, 1999, 1998 and 1997

                                                                                   1999            1998            1997
                                                                                ---------        --------        --------
Net cash flows from operating activities:
    Net income                                                                  $   8,568           7,621           7,055
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation, amortization and accretion, net                               1,465           1,343             963
        Earned SIP shares                                                             350             593           1,009
        Reduction in unallocated ESOP shares                                          755             756             755
        Appreciation in fair value of shares charged to expense for
          compensation plans                                                          800           1,135             821
        Income from bank-owned life insurance                                        (556)             --              --
        Provision for loan losses                                                   1,626           1,642           1,696
        Recovery (provision) for valuation allowance for real estate
          owned                                                                        --              17            (350)
        Loans originated for sale                                                (301,464)       (357,405)       (117,413)
        Proceeds from sale of loans                                               305,315         353,387         112,680
        Net loss (gain) on sale of investment securities                               28             (19)             18
        Gain on sale of real estate held for sale or development, net                  --              --            (854)
        Deferred income tax expense (benefit)                                         185             208            (483)
        (Gain) loss on sale of real estate acquired through foreclosure               (15)            (60)            189
        Gain on sale of loans                                                      (3,017)         (3,173)         (1,114)
        Increase in accrued interest receivable                                      (718)           (386)           (240)
        (Increase) decrease in prepaid expenses and other assets                      (92)         (1,520)          3,066
        (Decrease) increase in accrued expenses and other liabilities              (3,190)          2,818             795
                                                                                ---------        --------        --------

               Net cash provided by operating activities                           10,040           6,957           8,593
                                                                                ---------        --------        --------

Cash flows from investing activities:
    Net cash (paid for) received from acquired institution                        (28,609)             --          11,908
    Proceeds from sales of investment securities available for sale                    --           5,000          14,008
    Proceeds from sale of mortgage-backed securities available for sale             4,034              --           1,084
    Proceeds from maturities of investment securities available for sale           20,375              --           4,000
    Proceeds from maturities of investment securities held to maturity              5,500          14,850           9,100
    Purchase of investment securities available for sale                          (27,329)        (32,217)        (13,013)
    Purchase of investment securities held to maturity                               (500)         (1,500)         (5,900)
    Purchase of mortgage-backed securities available for sale                      (5,005)        (10,856)             --
    Principal repayments of investments securities available-for-sale                 657          10,000              --
    Principal repayments on mortgage-backed securities held to maturity             8,993          15,432           4,641
    Principal repayments on mortgage-backed securities available for sale           5,899           8,843           3,807
    Increase in portfolio loans, net                                              (79,700)       (153,576)        (51,194)
    Purchase of FHLB stock                                                         (2,509)         (1,189)           (249)
    Purchases of premises and equipment                                            (2,314)           (887)           (956)
    Proceeds from sale of real estate held for sale or development                     --              --           2,058
    Proceeds from sale of real estate owned                                            61             191           3,167
    Additional investment in real estate owned                                        (98)             --              --
    Purchase of bank owned life insurance                                         (20,000)             --              --
                                                                                ---------        --------        --------

               Net cash used in investing activities                             (120,545)       (145,909)        (17,539)
                                                                                ---------        --------        --------


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                             (Dollars in thousands)

                  Years ended December 31, 1999, 1998 and 1997



                                                                                         1999            1998            1997
                                                                                      ---------        --------        --------
Cash flows from financing activities:
    Increase in deposits accounts                                                     $  62,905          87,323          65,981
    Proceeds from securities sold under agreement to repurchase                              --              --           7,140
    Repayments of securities sold under agreement to repurchase                              --          (7,140)         (3,500)
    Proceeds from Federal Home Loan Bank advances                                       356,581         546,073         276,200
    Repayments of Federal Home Loan Bank advances                                      (309,581)       (465,073)       (316,200)
    Proceeds from other borrowings                                                        3,055              --              --
    (Decrease) increase in advanced payments by borrowers for
       taxes and insurance                                                                 (194)            272             685
    Cash dividends paid                                                                  (2,343)         (2,010)         (1,541)
    Common stock repurchased                                                             (2,492)         (7,998)        (13,407)
    Stock options exercised                                                                  69              16              --
                                                                                      ---------        --------        --------

                   Net cash provided by financing activities                            108,000         151,463          15,358
                                                                                      ---------        --------        --------

Net (decrease) increase  in cash and cash equivalents                                    (2,505)         12,511           6,412

Cash and cash equivalents at beginning of year                                           37,201          24,690          18,278
                                                                                      ---------        --------        --------

Cash and cash equivalents at end of year                                              $  34,696          37,201          24,690
                                                                                      =========        ========        ========

Supplemental disclosure of cash flow information: Payments during the year for:
       Interest                                                                       $  46,460          42,017          36,746
                                                                                      =========        ========        ========

       Taxes                                                                          $   7,283           3,306           4,688
                                                                                      =========        ========        ========

Supplemental schedule of noncash investing activities:
    Transfers of mortgage loans to real estate owned                                  $      83              --             533
                                                                                      =========        ========        ========


See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999



(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (DOLLARS IN THOUSANDS)

       BostonFed Bancorp Inc. (the "Company") is a Bank holding company which is headquartered in Burlington, Massachusetts and provides a variety of loan and deposit services to its customers through a network of banking and finance locations. The Company's deposit gathering is concentrated in the communities surrounding its banking and consumer finance offices located in the greater Boston metropolitan area, municipalities of Arlington, Bedford, Billerica, Boston, Burlington, Chelsea, Lexington, Peabody, Revere and Wellesley.

       The Company is subject to competition from other financial institutions including commercial banks, other savings banks, credit unions, mortgage banking companies and other financial service providers. The Company is subject to the regulations of, and periodic examination by the Federal Reserve Bank ("FRB"). Boston Federal Savings Bank ("BFS") is subject to the regulations of, and periodic examination by, the Office of Thrift Supervision ("OTS"). Broadway National Bank ("BNB"), a national chartered commercial bank, is subject to the regulations of, and periodic examination by the Office of the Comptroller of the Currency ("OCC"). The Federal Deposit Insurance Corporation ("FDIC") insures the deposits of BFS through the Saving Association Insurance Fund ("SAIF") and insures the deposits of BNB through the Bank Insurance Fund ("BIF").

       The Company acquired BNB effective the close of business February 7, 1997, which was accounted for using the purchase method of accounting. The Company acquired Diversified Ventures, Inc. d/b/a Forward Financial Company ("Forward Financial") and Ellsmere Insurance Agency, Inc. ("Ellsmere") effective December 7, 1999, for $38.3 million in cash. The acquisition was accounted for using the purchase method. Forward originates loans primarily direct with customers purchasing or refinancing manufactured homes, recreational vehicles, boats and leased equipment and subsequently sells substantially all such loans. Forward is a subsidiary of BFS and Ellsmere is a subsidiary of BNB.

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

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


              Boston Federal Savings Bank includes its wholly-owned subsidiaries, including Forward Financial Company. Broadway National Bank includes its wholly-owned subsidiaries, including Ellsmere Insurance Agency, Inc. B.F. Funding is a business corporation formed at the direction of the Company under the laws of the Commonwealth of Massachusetts on August 25, 1995. B.F. Funding was established to lend funds to a Company sponsored employee stock ownership plan trust for the purchase of stock at the initial public offering. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current year's presentation.

       (b)    CASH AND DUE FROM BANKS

              BFS and BNB are required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon deposit levels and amounted to $5,979 and $1,631 at BFS and BNB, respectively, at December 31, 1999.

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

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


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

       (e)    ALLOWANCE FOR LOAN LOSSES

              The Company maintains an allowance for losses that are inherent in the Company's loan portfolio. The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management determines that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance.

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


              Impaired loans are multi-family, commercial real estate, construction and business loans, for which it is probable that the Company will not be able to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans, except those loans that are accounted for at fair value or at lower of cost or fair value, are accounted for at the present value of the expected future cash flows discounted at the loan's effective interest rate or as a practical expedient in the case of collateral dependent loans, the lower of the fair value of the collateral or the recorded amount of the loan. Management considers the payment status, net worth and earnings potential of the borrower, and the value and cash flow of the collateral as factors to determine if a loan will be paid in accordance with its contractual terms. Management does not set any minimum delay of payments as a factor in reviewing for impaired classification. Impaired loans are charged off when management believes that the collectibility of the loan's principal is remote. Classification of a loan as in-substance foreclosure is made only when a lender is in substantive possession of the collateral.

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

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


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

       (j)    EMPLOYEE BENEFITS

              The Company continues to follow APB Opinion No. 25, Accounting for Stock Issued to Employees. See footnote 12 for the expanded disclosures required by SFAS 123 regarding pro forma net income and earnings per share.

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

              A reconciliation of the weighted average shares outstanding for the years ended December 31 follows:

                                                                                   1999        1998        1997
                                                                                 -------     -------     -------

                    Basic shares                                                   4,825       5,078       5,505
                    Dilutive impact of stock options                                 172         250         185
                                                                                 -------     -------     -------

                    Diluted shares                                                 4,997       5,328       5,690
                                                                                 =======     =======     =======

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       (l)    COMPREHENSIVE INCOME

              Comprehensive income is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income. The following table shows the components of other comprehensive income for the years ended December 31:

                                                                                     1999       1998       1997
                                                                                     ----       ----       ----

                    Net income                                                  $    8,568      7,621      7,055
                    Other comprehensive income, net of tax:
                        Unrealized gains (losses) on securities:
                           Unrealized holding (losses) gains arising during
                              the period, net of tax of ($692) for 1999             (1,815)        73        557
                           Reclassification adjustment for losses (gains)
                              included in net income, net of tax
                              of $10 for 1999                                           18         (3)         7
                                                                                   -------    -------    -------

                                                                                    (1,797)        70        564
                                                                                   -------    -------    -------

                                      Comprehensive income                      $    6,771      7,691      7,619
                                                                                   =======    =======    =======

       (m)    RECENT ACCOUNTING PRONOUNCEMENTS

              In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, which defers the effective date of SFAS No. 133. SFAS No. 133 will be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on the Company's financial position.

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


(2)    STOCKHOLDERS' EQUITY

       Prior to the Company's initial public offering, in order to grant priority to eligible depositors, BFS established a liquidation account at the time of conversion in an amount equal to the retained earnings of BFS as of the date of its latest balance sheet date, June 30, 1995, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of BFS (and only in such an event), eligible depositors who continue to maintain accounts at BFS shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account is decreased if the balances of eligible depositors decrease on the annual determination dates. The liquidation account approximated $8.1 million (unaudited) at December 31, 1999.

       The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

       In addition to the 17,000,000 authorized shares of common stock, the Company has authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of December 31, 1999, there were no shares of preferred stock issued.

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

       Quantitative measures established by regulation to ensure capital adequacy require BFS and BNB to maintain minimum amounts and ratios (set forth in the table below) of risk-weighted, core and tangible capital (as defined). Management represents, as of December 31, 1999, that BFS and BNB meets all capital adequacy requirements to which it is subject.

       As of December 2, 1999, the most recent notification from the OTS categorized BFS as "well capitalized" by regulatory definition. As of December 4, 1998, the most recent notification from the OCC categorized BNB as "well capitalized." Under "capital adequacy" guidelines and the regulatory framework to be categorized as "well capitalized" BFS and BNB must maintain minimum risk-weighted capital, core capital, leverage, and tangible ratios as set forth in the table. As of December 31, 1999, BFS and BNB are categorized as "well capitalized" based on their ratios of risk-weighted core and tangible capital. These regulatory capital requirements are set forth in terms of (1) Risk-based Total Capital (Total Capital to Risk Weighted Assets), (2) Core Capital (Tier I Capital to Adjusted


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       Tangible Assets), (3) Risk-based Tier I Capital (Tier I Capital to Risk Weighted Assets), (4) Tangible Capital (Tier I Capital to Tangible Assets), and (5) Leverage Capital (Tier I Capital to Average Assets). BFS's and BNB's actual capital amounts and ratios are presented in the table below. As a condition for approving the acquisition of Forward Financial, the Federal Reserve Board required the Company and BFS to remain "well capitalized" as defined in the regulations for a period of one year following the date of the acquisition. To date, the Company and BFS have complied with this requirement.

                                                                                                  TO BE WELL
                                                                            FOR CAPITAL        CAPITALIZED UNDER
                                                                             ADEQUACY             REGULATORY
                                                       ACTUAL                PURPOSES             DEFINITIONS
                                                 -----------------       ----------------      ----------------
                                                  AMOUNT     RATIO       AMOUNT     RATIO      AMOUNT     RATIO
                                                 -------     -----       ------     -----      ------     -----
                                                                   (DOLLARS IN THOUSANDS)
              As of December 31, 1999:
                 Risk-based Total Capital:
                    BFS                         $   67,862   10.0%     $   54,064   8.0%     $   67,581   10.0%
                    BNB                              9,436   13.6           5,537   8.0           6,921   10.0
                 Core Capital:
                    BFS                             59,396    5.4          43,906   4.0          54,882    5.0
                 Risk-based Tier I Capital:
                    BFS                             59,396    8.8          27,032   4.0          40,548    6.0
                    BNB                              8,694   12.6           2,769   4.0           4,153    6.0
                 Tangible Capital:
                    BFS                             59,396    5.4          21,953   2.0          54,882    5.0
                 Leverage Capital:
                    BNB                              8,694    6.3           5,521   4.0           6,901    5.0

                                                                                                  TO BE WELL
                                                                            FOR CAPITAL        CAPITALIZED UNDER
                                                                             ADEQUACY             REGULATORY
                                                       ACTUAL                PURPOSES             DEFINITIONS
                                                 -----------------       ----------------      ----------------
                                                  AMOUNT     RATIO       AMOUNT     RATIO      AMOUNT     RATIO
                                                 -------     -----       ------     -----      ------     -----
                                                                   (DOLLARS IN THOUSANDS)
              As of December 31, 1998:
                 Risk-based Total Capital:
                    BFS                             57,944   10.2          45,538   8.0          56,923   10.0
                    BNB                             10,131   15.3           5,291   8.0           6,614   10.0
                 Core Capital:
                    BFS                             50,820    5.1          39,533   4.0          49,417    5.0
                 Risk-based Tier I Capital:
                    BFS                             50,820    8.9          22,769   4.0          34,154    6.0
                    BNB                              9,492   14.4           2,645   4.0           3,968    6.0
                 Tangible Capital:
                    BFS                             50,820    5.1          19,767   2.0          49,417    5.0
                 Leverage Capital:
                    BNB                              9,492    7.4           5,167   4.0           6,459    5.0


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       At December 31, 1999 and 1998, the consolidated capital to assets ratio was 6.8% and 7.2%, respectively, which exceeded the minimum capital requirements for the Company. During 1999, the Company's Board of Directors approved a program to repurchase up to 254,996, or approximately 5%, of its outstanding common shares. The Company plans to hold the repurchased shares as treasury stock to be used for general company purposes. During the year ended December 31, 1999, 131,843 shares were repurchased under this program.


(3)    INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE (IN
       THOUSANDS)

       The amortized cost and fair values of investment and mortgage-backed securities available for sale are shown below by contractual maturity:

                                                                                DECEMBER 31, 1999
                                                                  ---------------------------------------------
                                                                  AMORTIZED    UNREALIZED    UNREALIZED   FAIR
                                                                    COST          GAINS        LOSSES     VALUE
                                                                  ---------    ----------    ----------   -----
              Investment securities:
                 U.S. Government, federal agency
                    and other obligations:
                        Maturing within 1 year                    $   4,993           5            (1)     4,997
                        Maturing after 1 year but within
                           5 years                                   12,434           5          (252)    12,187
                        Maturing after 5 years but within
                           10 years                                   5,914         --           (174)     5,740
                        Maturing after 10 years                      10,836          29          (148)    10,717
                                                                  ---------       -----        ------   --------
                                                                     34,177          39          (575)    33,641
                                                                  ---------       -----        ------   --------

                 Mutual funds                                     19,089           --          (936)    18,153
                 Marketable equity securities                         1,785         --           (376)     1,409
                                                                  ---------       -----        ------   --------
                                                                     20,874         --         (1,312)    19,562
                                                                  ---------       -----        ------   --------

                               Total investment securities        $  55,051          39        (1,887)    53,203
                                                                  =========       =====        ======   ========

                                                                                DECEMBER 31, 1999
                                                                  ---------------------------------------------
                                                                  AMORTIZED    UNREALIZED    UNREALIZED   FAIR
                                                                    COST          GAINS        LOSSES     VALUE
                                                                  ---------    ----------    ----------   -----
              Mortgage-backed securities:
                 Maturing after 1 year but within
                    5 years                                       $   3,250         --            (65)     3,185
                 Maturing after 5 years but
                    within 10 years                                   1,985         --             (4)     1,981
                 Maturing after 10 years                             10,646         --           (272)    10,374
                                                                  ---------       -----        ------   --------

                               Total mortgage-backed
                                   securities                     $  15,881                      (341)    15,540
                                                                  =========       =====        ======   ========


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999



                                                                                DECEMBER 31, 1998
                                                                  ---------------------------------------------
                                                                  AMORTIZED    UNREALIZED    UNREALIZED   FAIR
                                                                    COST          GAINS        LOSSES     VALUE
                                                                  ---------    ----------    ----------   -----

              Investment securities:
                 U.S. Government, federal agency
                    and other obligations:
                        Maturing within 1 year                    $  13,013          51            --     13,064
                        Maturing after 1 year but within
                           5 years                                   15,975         329           (12)    16,292
                                                                  ---------       -----        ------   --------
                                                                     28,988         380           (12)    29,356
                                                                  ---------       -----        -------  --------

                 Mutual funds                                        18,064           6           (65)    18,005
                 Marketable equity securities                         1,785          42           (51)     1,776
                                                                  ---------       -----        ------   --------
                                                                     19,849          48          (116)    19,781
                                                                  ---------       -----        ------   --------

                               Total investment securities        $  48,837         428          (128)    49,137
                                                                  =========       =====        ======   ========

                                                                                DECEMBER 31, 1998
                                                                  ---------------------------------------------
                                                                  AMORTIZED    UNREALIZED    UNREALIZED   FAIR
                                                                    COST          GAINS        LOSSES     VALUE
                                                                  ---------    ----------    ----------   -----
              Mortgage-backed securities:
                 Maturing after 5 years but
                    within 10 years                               $   4,996           6           --       5,002
                 Maturing after 10 years                             15,939         255          (167)    16,027
                                                                  ---------       -----        ------   --------

                               Total mortgage-backed
                                   securities                     $  20,935         261          (167)    21,029
                                                                  =========       =====        ======   ========

       Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

       U.S. agency notes with an amortized cost and a fair value of $1,000 at December 31, 1999 were pledged to provide collateral for customers and the Company's employee tax withholdings that are to be remitted to the federal government in excess of the $100 of withholdings insured by the FDIC.

       Included in U.S. government, federal agency and other obligations are investments that can be called prior to final maturity with an amortized cost of $11,445 and a fair value of $11,064 at December 31, 1999.

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       The composition by issuer of mortgage-backed securities available for sale follows:

                                                                                  DECEMBER 31,
                                                                 ----------------------------------------------
                                                                         1999                      1998
                                                                 --------------------       -------------------
                                                                  AMORTIZED     FAIR        AMORTIZED     FAIR
                                                                    COST        VALUE         COST        VALUE
                                                                 ----------     -----       ---------     -----

              FHLMC                                              $   5,559       5,484         4,996       5,002
              GNMA                                                     --          --          5,916       5,982
              FNMA                                                   3,004       3,004            --          --
              Privately issued collateralized
                 mortgage obligations                                7,318       7,052        10,023      10,045
                                                                 ---------   ---------      --------    --------

                                                                 $  15,881      15,540        20,935      21,029
                                                                 =========   =========      ========    ========

       Proceeds from the sale of investment securities and mortgage-backed securities available for sale amounted to $4,034, $5,000 and $15,092 in 1999, 1998 and 1997, respectively. Realized losses on investment securities and mortgage-backed securities available for sale were $33 and $18 in 1999 and 1997, respectively. Realized gains amounted to $5 and $19 in 1999 and 1998, respectively.


(4)    INVESTMENT AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY (IN THOUSANDS)

       The amortized cost and fair values of investment and mortgage-backed securities held to maturity are shown below by contractual maturity.

                                                                                DECEMBER 31, 1999
                                                                 ----------------------------------------------
                                                                  AMORTIZED    UNREALIZED    UNREALIZED   FAIR
                                                                    COST          GAINS        LOSSES     VALUE
                                                                 ----------    ----------    ----------   -----
              Investment securities:
                 U.S. government, federal
                    agency and other obligations:
                        Maturing within one year                  $     4          21             --         25
                        Maturing after 1 year but
                           within 5 years                            2,300         --            (50)     2,250
                                                                  --------        ----         ------   -------

                               Total investment securities        $  2,304          21           (50)     2,275
                                                                  ========        ====         =====    =======

              Mortgage-backed securities:
                 Maturing after 1 year but within 5 years         $    839           1           (7)        833
                 Maturing after 5 years but within 10 years          1,810          47           (1)      1,856
                 Maturing after 10 years                            11,292          54           (5)     11,341
                                                                  --------        ----        -----    --------

                               Total mortgage-backed
                                   securities                     $ 13,941         102          (13)     14,030
                                                                  ========        ====        =====    ========


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


                                                                                DECEMBER 31, 1998
                                                                 ----------------------------------------------
                                                                  AMORTIZED    UNREALIZED    UNREALIZED   FAIR
                                                                    COST          GAINS        LOSSES     VALUE
                                                                 ----------    ----------     ---------   -----
              Investment securities:
                 U.S. government, federal
                    agency and other obligations:
                        Maturing within one year                  $   1,250           1         --         1,251
                        Maturing after 1 year but
                           within 5 years                             5,027          63         --         5,090
                        Maturing after 5 years but
                           within 10 years                            1,025           5         --         1,030
                                                                  ---------       -----       -----       ------

                               Total investment securities        $   7,302          69         --         7,371
                                                                  =========       =====       =====       ======

              Mortgage-backed securities:
                 Maturing after 1 year but within 5 years             1,205          23         --         1,228
                 Maturing after 5 years but within 10 years           2,309         118         --        2,427
                 Maturing after 10 years                             19,399         279         --        19,678
                                                                  ---------       -----       -----       ------

                               Total mortgage-backed
                                   securities                     $  22,913         420         --        23,333
                                                                  =========       =====       =====       ======

       Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

       At December 31, 1999, a U.S. agency note with an amortized cost of $500 and a fair value of $476 was pledged to secure certain of BFS's recourse liabilities relating to loans sold as described in note 5.

       At December 31, 1999, investment securities with an amortized cost of $500 and a fair value of $481 were pledged to provide collateral for customers and the Company's employee tax withholdings that are to be remitted to the federal government in excess of the $100 of withholdings insured by the FDIC.

       Included in U.S. government, federal agency and other obligations are investments that can be called prior to final maturity with an amortized cost of $2,000 and a fair value of $1,950 at December 31, 1999.

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       The composition by issuer of mortgage-backed securities held to maturity follows:

                                                                            DECEMBER 31,
                                                         --------------------------------------------------
                                                                     1999                         1998
                                                         ----------------------     -----------------------
                                                         AMORTIZED      FAIR        AMORTIZED       FAIR
                                                           COST         VALUE         COST          VALUE
                                                         ---------    ---------     ---------      --------

              FHLMC, FNMA and GNMA                        $13,941        14,030        17,755        18,124
              Privately issued collateralized
                 mortgage obligation                          --            --          5,158         5,209
                                                           ------     ---------     ---------      --------

                                                          $13,941        14,030        22,913        23,333
                                                           ======     =========     =========      ========


(5)    LOANS (IN THOUSANDS)

       The Company's primary banking activities are conducted principally in eastern Massachusetts. The Company grants single-family and multi-family residential loans, commercial real estate loans, business loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties, commercial real estate properties and for land development. Except for loans processed by Forward Financial, the vast majority of the loans granted by the Company are secured by real estate collateral. Through BFS' subsidiary, Forward Financial, the Company originates loans, primarily direct with the consumer, on manufactured housing, recreational vehicles, boats and leased equipment in approximately 20 states across the United States. Forward Financial sells substantially all of the loans it originates. The ability and willingness of the one to four family residential and consumer borrowers to honor their repayment commitments is generally dependent, among other things, on the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally affected by the health of the real estate economic sector in the borrowers' geographic areas and the general economy.


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       The Company's loan portfolio was comprised of the following at December
31:

                                                    1999               1998
                                                  -----------        --------
Mortgage loans:
   Residential 1-4 family                         $   830,565         812,564
   Multi-family                                        22,017          22,889
   Construction and land                               77,079          41,608
   Commercial real estate                              75,999          48,951
                                                  -----------        --------

                                                    1,005,660         926,012
                                                  -----------        --------
Consumer and other loans:
   Home equity and improvement                         43,721          32,119
   Secured by deposits                                    682             934
   Consumer                                             3,549           4,637
   Business                                            17,815           3,618
                                                  -----------        --------

                                                       65,767          41,308
                                                  -----------        --------
              Total loans, gross                    1,071,427         967,320
                                                  -----------        --------

Less:
   Allowance for loan losses (note 6)                 (10,654)         (8,500)
   Construction loans in process                      (30,372)        (17,133)
   Net unearned discount on loans purchased                (7)             (5)
   Deferred loan origination costs                      2,200           1,980
                                                  -----------        --------

              Loans, net                          $ 1,032,594         943,662
                                                  ===========        ========

       The Company services mortgage loans for investors which are not included in the accompanying consolidated balance sheets totaling approximately $784,597 and $648,279 at December 31, 1999 and 1998, respectively. Of these loans serviced for others, $383 and $473 at December 31, 1999 and 1998, respectively, had been sold with recourse by the Company. In addition, at December 31, 1999 and 1998, respectively, the Company had retained the secondary layer of recourse risk on $3,190 and $4,737 of serviced loans, with such risk limited to $221 and $221 after the first layer is exhausted. There were no losses incurred on loans subject to recourse during 1999 and 1998. The loss incurred on loans subject to recourse amounted to $44 for the year ended December 31, 1997.

                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       A summary of the activity of the mortgage servicing rights, which is included as a component of other assets, for the years ended December 31 follows:

                                             1999           1998          1997
                                            -------        ------        ------

Balance, beginning of year                  $ 3,571         1,534           988

Capitalized mortgage servicing rights         2,813         3,149           836
Amortization                                 (1,304)       (1,112)         (290)
                                            -------        ------        ------

Balance, end of year                        $ 5,080         3,571         1,534
                                            =======        ======        ======

       The Company has determined that the fair value of mortgage servicing rights at December 31, 1999 approximates their carrying amount. There was an adjustment of $481 recorded to reflect impairment value of mortgage servicing rights during 1998. A valuation allowance for the mortgage servicing rights was not established, as the mortgage servicing rights were adjusted through additional amortization.

       Regulatory limits for loans to one borrower are limited to 15% of capital and general valuation reserves. These regulatory limits for BFS and BNB, at December 31, 1999, are $10.4 million and $1.4 million, respectively. BFS and BNB did not have any borrower relationships which exceeded the limit at December 31, 1999.

       In the ordinary course of business, the Company makes loans to its directors and senior officers and their related interests at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                                  1999          1998
                                 -----        ------
Balance, beginning of year       $ 785         1,209

   Originations                    145           145
   Payments                       (152)         (581)
   Other changes                     7            12
                                 -----        ------

Balance, end of year             $ 785           785
                                 =====        ======

       At December 31, 1999 and 1998, total impaired loans were $235 and $483, respectively. In the opinion of management, no impaired loans required a specific valuation allowance at December 31, 1999 and 1998. The average recorded value of impaired loans was $335 during 1999 and $488 during 1998. The Company follows the same policy for recognition of income on impaired loans as it does for nonaccrual loans. At December 31, 1999 and 1998, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired.

                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       The following table summarizes information regarding the reduction of interest income on impaired loans at December 31:

                                                          1999     1998     1997
                                                          ----     ----     ----
Income in accordance with original terms                   $17       47       52
Income recognized                                           15       46       51
                                                           ---      ---      ---

             Foregone interest income during year          $ 2        1        1
                                                           ===      ===      ===


       Non-accrual loans at December 31, 1999 and 1998 were $746 and $809, respectively.

       The following table summarizes information regarding the reduction or (increase) in interest income on non-accrual loans as of December 31:

                                                               1999       1998      1997
                                                               ----       ----      ----
Income in accordance with original terms                       $ 62         68       208
Income recognized                                                64         35        59
                                                               ----       ----      ----

        Foregone (net earned) interest income during year      $ (2)        33       149
                                                               ====       ====      ====


(6)    ALLOWANCE FOR LOAN LOSSES (IN THOUSANDS)

       The following is a summary of the activity in the allowance for loan losses for the years ended December 31:

                                                            1999            1998           1997
                                                            ----            ----           ----
Balance, beginning of year                                $  8,500          6,600          4,400

   Allowance for loan losses from acquired companies           170           --              620
   Provision charged to income                               1,626          1,642          1,696
   Recoveries                                                  414            517            399
   Charge-offs                                                 (56)          (259)          (515)
                                                          --------       --------       --------

Balance, end of year                                      $ 10,654          8,500          6,600
                                                          ========       ========       ========


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


(7)    ACCRUED INTEREST RECEIVABLE (IN THOUSANDS)

       Accrued interest receivable as of December 31 is presented in the following table:

                                                            1999           1998
                                                            ----           ----
Investment and mortgage-backed securities                  $  739            886
Loans                                                       5,528          4,663
                                                           ------         ------

                                                           $6,267          5,549
                                                           ======         ======


(8)    PREMISES AND EQUIPMENT (IN THOUSANDS)

       A summary of the cost, accumulated depreciation and amortization of land, buildings and equipment is as follows at December 31:

                                                          1999           1998
                                                          ----           ----
Land                                                    $  2,503          2,083
Buildings                                                  5,464          4,074
Furniture, fixtures and equipment                          8,337          6,876
Leasehold improvements                                     1,395          1,402
                                                        --------       --------
                                                          17,699         14,435
Less accumulated depreciation and amortization            (9,487)        (7,821)
                                                        --------       --------

                                                        $  8,212          6,614
                                                        ========       ========

       The Company presently leases office space at four locations to which it is committed to minimum annual rentals plus lease escalations. Such leases expire at various dates with options to renew. Minimum future rentals are as follows:

YEARS ENDED DECEMBER 31,
------------------------
   2000                                                        $      1,458
   2001                                                               1,458
   2002                                                               1,458
   2003                                                               1,342
   2004 and thereafter                                                5,825
                                                               ------------

                                                               $     11,541
                                                               ============

       Rent expense was $1,418 in 1999, $1,257 in 1998 and $1,178 in 1997.


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       The Company leases, as lessor, office space at two of its branch locations. The leases expire at various dates with options to renew. Minimum future rental income is as follows:

YEARS ENDED DECEMBER 31,
------------------------
   2000                                                        $        182
   2001                                                                 124
   2002                                                                  73
   2003                                                                  66
   2004 and thereafter                                                   44
                                                               ------------

                                                               $        489
                                                               ============

       Rental income was $172, $165 and $160 in 1999, 1998 and 1997, respectively.


(9)    DEPOSIT ACCOUNTS (DOLLARS IN THOUSANDS)

       A summary of deposit balances by type is as follows at December 31:

                                                          1999            1998
                                                          ----            ----
NOW                                                     $114,145         114,934
Regular and statement savings                            145,688         130,843
Money market                                              56,970          61,756
Demand deposits and official checks                       53,858          60,952
                                                        --------        --------

             Total non-certificate accounts              370,661         368,485
                                                        --------        --------

Certificate accounts:
   3 to 6 months                                          22,975          26,066
   9 months                                               16,800            --
   1 to 3 year                                           278,393         262,103
   Greater than 3 years                                   37,551           4,442
   IRA/Keogh                                              43,669          46,048
                                                        --------        --------

             Total certificate accounts                  399,388         338,659
                                                        --------        --------

                                                        $770,049         707,144
                                                        ========        ========

Expected maturity of certificate accounts:
   Within one year                                      $244,061         198,124
   One to two years                                      103,413         125,285
   Two to three years                                     14,280           9,415
   Over three years                                       37,634           5,835
                                                        --------        --------

                                                        $399,388         338,659
                                                        ========        ========


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       Aggregate amount of certificate accounts of $100 or more were $38,601 and $29,006 at December 31, 1999 and 1998, respectively. Deposit amounts in excess of $100 are not federally insured.

       Interest expense on deposits consisted of the following for the years ended December 31:

                                             1999           1998           1997
                                             ----           ----           ----
NOW                                        $   884          1,158          1,071
Regular and statement savings                3,534          2,999          2,826
Money market                                 1,693          1,838          1,822
Certificate accounts                        19,761         18,101         13,457
                                           -------        -------        -------

                                           $25,872         24,096         19,176
                                           =======        =======        =======

       The Company has $136,394 of brokered deposits with a weighted average rate of 6.58% at December 31, 1999. Brokered deposits of $67,644, $27,957, $7,306, $9,395 and $24,092 mature in 2000, 2001, 2002, 2003 and thereafter, respectively. There were $82,722 of brokered deposits outstanding at December 31, 1998.


(10) FEDERAL HOME LOAN BANK ("FHLB") OF BOSTON ADVANCES AND OTHER BORROWINGS (DOLLARS IN THOUSANDS)

       FHLB of Boston advances by year of maturity at December 31 were:

                                    1999                         1998
                            ---------------------       ----------------------
                                         WEIGHTED                     WEIGHTED
                                          AVERAGE                      AVERAGE
                             AMOUNT        RATE          AMOUNT         RATE

1999                        $   --          -- %        $114,000        5.56%
2000                         218,500       5.74          113,500        5.85
2001                          46,000       5.63           49,000        5.59
2002                          43,000       6.02            1,000        6.55
2003                          40,000       5.57           40,000        5.57
2004                          17,000       6.59             --           --
Beyond 2004                   20,000       5.99           20,000        5.99
                            --------       ----         --------        ----

                            $384,500       5.80%        $337,500        5.69%
                            ========       ====         ========        ====


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       The advances are secured by FHLB of Boston stock and a blanket lien on certain qualified collateral. The amount of advances is principally limited to 90% of the market value of U.S. Government and federal agency obligations and 75% of the carrying value of first mortgage loans on owner-occupied residential property. Applying these ratios, and other ratios on other qualifying collateral, the Company's overall borrowing capacity was approximately $423,620 and $474,168 at December 31, 1999 and 1998, respectively.

       Other borrowings total $3,055 and consist of a line of credit from a financial institution which is utilized for general corporate purposes.

       As a member of the FHLB of Boston, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Boston, at cost, in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable to the Federal Home Loan Bank of Boston, whichever is greater, as calculated at December 31 of each year. The investment exceeds the required level by $436 and $927 at December 31, 1999 and 1998, respectively. Any excess may be redeemed by the Company or called by FHLB of Boston at par.

       Interest expense on FHLB advances was $21,207 in 1999, $18,219 in 1998 and $17,226 in 1997.


(11)   INCOME TAXES (DOLLARS IN THOUSANDS)

       An analysis of the current and deferred federal and state income tax expense (benefit) follows:

                                                       1999     1998      1997
                                                       ----     ----      ----
Current income tax expense:
   Federal income tax                                 $4,620    4,654     4,581
   State income tax                                      140      287     1,407
                                                      ------   ------    ------

             Total current expense                     4,760    4,941     5,988
                                                      ------   ------    ------

Deferred income tax expense (benefit):
   Federal deferred income tax                           137      313      (371)
   State income tax                                       48      107       (29)
   Change in valuation allowance                        --       (210)      (83)
                                                      ------   ------    ------

             Total deferred expense (benefit)            185      210      (483)
                                                      ------   ------    ------

             Total income tax expense                 $4,945    5,151     5,505
                                                      ======   ======    ======


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       The temporary differences (the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred tax asset and liability are as follows at December 31:

                                                                1999       1998
                                                                ----       ----
Deferred tax assets:
   Allowance for loan losses                                   $4,575      3,676
   Deferred compensation                                          596        856
   Unrealized loss on securities available for sale               702       --
   Other                                                           78         90
                                                               ------     ------

             Gross deferred assets                              5,951      4,622
                                                               ------     ------

Deferred liabilities:
   Premium on loans sold                                        2,138      1,527
   Deferred loan fees                                             879        806
   Unrealized gain on securities available for sale              --           82
   Premises and equipment                                         523        358
   Other                                                         --           37
                                                               ------     ------

             Gross deferred liabilities                         3,540      2,810
                                                               ------     ------

             Net deferred tax asset                            $2,411      1,812
                                                               ======     ======

       At December 31, 1999, the net deferred tax asset is supported by recoverable income taxes. For the year ended December 31, 1999, the Company generated approximately $13,000 of taxable income In addition, management believes that existing net deductible temporary differences which give rise to the net deferred tax asset will reverse during periods in which the Company generates net taxable income. Factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences. Management believes it is more likely than not that the net deferred tax asset will be realized.

       As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the base year reserve of approximately $13,300 remains subject to recapture in the event that the Company pays dividends in excess of its earnings and profits or redeems its stock.


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       A reconciliation between the amount of total tax expense and expected tax expense, computed by applying the federal statutory rate to income before taxes, follows:

                                                   1999        1998        1997
                                                   ----        ----        ----
Computed expected expense at statutory rate      $ 4,615       4,343       4,396
Items affecting federal income tax rate:
   State income tax, net of federal income tax
      benefit                                        124         261         896
   Change in valuation allowance                    --          (210)        (83)
   Allocated ESOP share appreciation                 185         273         212
   Bank-owned life insurance                        (189)       --          --
   Other                                             210         484          84
                                                 -------     -------     -------

Effective income tax expense                     $ 4,945       5,151       5,505
                                                 =======     =======     =======

Effective income tax rate                           36.6%       40.3%       43.8%
                                                 =======     =======     =======


(12)   EMPLOYEE BENEFITS (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

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

              During October 1995, the Company issued a total of 529,000 shares to the ESOP at a total purchase price of $5,290. The purchase was made from the proceeds of a $5,290 loan from B.F. Funding Corporation, a wholly-owned subsidiary of the Company, bearing interest at the prime rate. Repayment of the loan is secured by contributions BFS is obliged to make under a contribution agreement with the ESOP. BFS made contributions to the ESOP totaling $755 in 1999, 1998 and 1997 to enable the ESOP to make principal payments on the loan. The amount contributed was charged to compensation and benefits expense. The Company recognized $550 in 1999, $803 in 1998 and $604 in 1997 in compensation and benefit expense and an increase in additional paid-in capital related to the appreciation in the fair value of allocated ESOP shares. The balance of the loan will be repaid over a period of approximately three years, principally with funds from BFS's future contributions to ESOP, subject to IRS limitations.


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


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

              At December 31, 1999 and 1998, shares held in suspense to be released annually as the loan is paid down amounted to 166,279 and 241,829, respectively. The fair value of unallocated ESOP shares was $2,640 and $4,263 at December 31, 1999 and 1998, respectively. Dividends on ESOP shares are charged to retained earnings and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

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

              Awards are granted in the form of common stock held by the SIP. A total of 242,500 shares were awarded on April 30, 1996 and 8,584 shares were awarded on October 15, 1996. During 1999, 52,381 shares were distributed. Awards outstanding vest in five annual installments generally commencing one year from the date of the award. As of December 31, 1999, 12,500 shares remain unawarded under the SIP.

              Compensation expense in the amount of the fair value of the stock at the date of the grant, will be recognized over the applicable service period for the portion of each award that vests equally over a five-year period. The Company recognized $350, $593 and $1,009 related to the earned shares in compensation and benefit expense in 1999, 1998 and 1997, respectively.

              A recipient will be entitled to all voting and other stockholder rights. The unallocated SIP shares, with the exception of the unawarded SIP shares, are considered outstanding in the calculation of earnings per share.


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       (c)    STOCK OPTION PLANS

              The Company adopted a stock option plan in 1996 (the "1996 Plan") for officers, key employees and directors. Pursuant to the terms of the 1996 plan, the number of common shares reserved for issuance is 658,961, of which 25,000 options remain unawarded. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options granted vest over a five year period from the date of grant. During 1997, the Company adopted the 1997 stock option plan (the "1997 Plan"). Pursuant to the terms of the 1997 plan, 250,000 common shares are reserved for issuance of which 68,600 remain unawarded. During 1999, the Company granted employees options to purchase 61,000 shares of common stock between $14.56 and $18.50 per share. During 1998, the Company granted employees options to purchase 40,500 shares of common stock at between $18.13 and $24.81 per share.

              A summary of option activity follows:

                                        1999                        1998
                                --------------------         --------------------
                                            WEIGHTED                     WEIGHTED
                                  NUMBER     AVERAGE          NUMBER      AVERAGE
                                    OF      EXERCISE            OF       EXERCISE
                                  SHARES      PRICE           SHARES       PRICE
                                  ------      -----           ------       -----
Balance, beginning
    of year                      772,961     $14.12           733,361     $13.63
       Granted                    61,000      15.53            40,500      22.77
       Forfeited                 (19,500)     18.82              --         --
       Exercised                  (5,000)     12.44              (900)     16.43
                                --------                     --------

Balance, end of year             809,461     $14.12           772,961     $14.12
                                ========     ======          ========     ======

Options exercisable              418,784     $13.61           273,992     $13.40
                                ========     ======          ========     ======


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       A summary of options outstanding and exercisable by price range as of December 31 follows:

                         OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
            ----------------------------------------      ---------------------------
                               WEIGHTED
            OUTSTANDING        AVERAGE      WEIGHTED      EXERCISABLE        WEIGHTED
               AS OF          REMAINING      AVERAGE         AS OF            AVERAGE
            DECEMBER 31,     CONTRACTUAL    EXERCISE      DECEMBER 31,       EXERCISE
               1999             LIFE          PRICE          1999              PRICE
                 ----            ----          -----          ----              -----
              565,000            6.3       $   12.44        337,000         $   12.44
               25,000            6.8           13.44         15,000             13.44
                7,500            6.9           14.82          4,500             14.82
              100,461            7.5           18.82         40,184             18.82
               10,000            7.9           19.75          4,000             19.75
               15,000            8.2           22.22          6,000             22.22
               15,000            8.3           24.81          6,000             24.81
                5,000            8.4           23.38          2,000             23.38
                5,500            9.0           18.13          1,100             18.13
               15,000            9.2           18.50          3,000             18.50
               46,000           10.0           14.56           --                 --
              -------                                       -------

              809,461            6.9       $   14.12        418,784         $   13.61
              =======           ====       =========        =======         =========

       The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                          1999             1998
                                                          ----             ----
Net income as reported                                 $   8,568           7,621
Pro forma net income                                       7,766           6,847
Basic earnings per share as reported                        1.78            1.50
Diluted earnings per share as reported                      1.71            1.43
Pro forma basic earnings per share                          1.61            1.35
Pro forma diluted earnings per share                        1.55            1.29

       The per share weighted average fair value of stock options granted during 1999 was $3.76 per share determined using the Flexible Binomial option pricing model with the following weighted average assumptions: 1999 1998

Expected dividend yield                                     3.00%             2.50%
Risk-free interest rate                                     5.66%             5.23%
Expected volatility                                        28.99%            24.88%
Expected life (years)                                       4.0               4.6


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       (d)    PENSION PLAN

              All eligible officers and employees are included in a noncontributory defined benefit pension plan provided by BFS and BNB as participating employers with Pentegra. Salaried employees are eligible to participate in the plan after reaching age twenty-one and completing one year of service. Pentegra does not segregate the assets or liabilities by participating employer and, accordingly, disclosure of accumulated vested and nonvested benefits and net assets available for benefits required by SFAS No. 87 is not possible. Contributions are based on individual employer experience. According to Pentegra's Administrators, as of June 30, 1999, the date of the latest actuarial valuation, the market value of Pentegra's net assets exceeded the actuarial present value of vested benefits in the aggregate. There was no pension expense recorded for 1999, 1998 and 1997, except for an administration fee of approximately $5 per year.

       (e)    DEFERRED THRIFT INCENTIVE PLAN

              BFS and BNB have employee tax deferred thrift incentive plans (the "401K plans") under which employee contributions to the plans are matched pursuant to the provisions of the respective plans. All employees who meet specified age and length of service requirements are eligible to participate in the 401K plans. The amounts matched by BFS and BNB are included in compensation and employee benefits expense. The amounts matched were $153 in 1999 and $143 for 1998.

       (f)    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

              The Company established a supplemental executive retirement plan (the "SERP") in October 1999 for certain of its senior executives under which participants are entitled to an annual retirement benefit. Expenses associated with SERP totaled $194 in 1999.

       (g)    SHORT TERM INCENTIVE PLAN

              The Company established a short-term incentive plan during 1997. Generally, all BFS (effective in 1997) and BNB (effective in 1998) employees are eligible to participate in the incentive plan, and awards are granted based on the achievement of certain performance measures. Compensation expense related to this award amounted to $1,151 and $721 during 1999 and 1998, respectively.

       (h)    BANK-OWNED LIFE INSURANCE

              Bank owned life insurance represents life insurance on the lives of certain employees. The Company is the beneficiary of the insurance policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in non-interest income, and are not subject to income taxes.


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       (i)    EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

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

       (j)    EMPLOYEE SEVERANCE COMPENSATION PLAN

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


(13)   LITIGATION

       Broadway National Bank was named a defendant in the Superior Court for Suffolk County, Massachusetts, civil action No. SUCV 99-018F served on April 12, 1999 in a matter captioned "Glyptal, Inc. v. John Hetherton, Jr., Fleet Bank, NA and Broadway National Bank of Chelsea." The suit alleges that an officer of the Plaintiff, Glyptal, embezzled funds from Plaintiff, by making unauthorized transfers from Plaintiff's corporate accounts and subsequently deposited checks drawn on such account into an account at Broadway National Bank. Plaintiff alleges that Broadway National Bank knew or should have known of the alleged fraudulent actions of Plaintiff's officer, and that Broadway National Bank owed a duty to Plaintiff to investigate the transactions and protect Plaintiff from the alleged fraudulent actions. The Plaintiff is seeking damages for the alleged breach of duty by the defendants. Broadway National Bank intends to deny the allegations that it owed or breached any duty to Plaintiff or that it is liable for any losses incurred by Plaintiff. Broadway National Bank intends to vigorously defend the action and believes the action is not likely to result in any material loss or adverse effect on the financial condition of the Company.

       Various other legal proceedings are pending against the Company which have arisen in the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, the annual results of operations, or liquidity of the Company.


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


(14)   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (IN THOUSANDS)

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

       The Company sells the vast majority of its loans held for sale to various private institutional investors on a best efforts basis. In addition, forward commitments to sell loans are contracts which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. In order to fulfill a forward commitment, the Company typically exchanges through FNMA or FHLMC its current production of loans for mortgage-backed securities which are then delivered to a securities firm at a future date at prices or yields specified by the contracts. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company may purchase securities in the open market to deliver against the contracts.


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


       In addition to construction loans in process, the Company had the following outstanding commitments at December 31:

                                                                       1999        1998
                                                                       ----        ----
Commitments to originate mortgage loans                              $74,668      97,658
Commitments to originate business loans                                6,319        --
Unused lines of credit:
   Home equity                                                        68,019      56,166
   Business loans                                                      8,840       3,454
   Credit card                                                         1,507       1,453
Standby letters of credit                                              1,112         765
Optional commitments to sell loans and commitments to sell loans
   or swap loans for mortgage-backed securities                       23,478      44,942


(15)   FAIR VALUES OF FINANCIAL INSTRUMENTS (IN THOUSANDS)

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


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


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

       (h)    FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

              Fair values for FHLB advances and other borrowings are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities of FHLB advances.


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


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

       The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:

                                                                1999                           1998
                                                     -------------------------       -----------------------
                                                      CARRYING         FAIR          CARRYING         FAIR
                                                       AMOUNT          VALUE          AMOUNT          VALUE
                                                       ------          -----          ------          -----
Financial assets:
   Cash and cash equivalents                         $   34,696         34,696         37,201         37,201
   Investment securities available for sale              53,203         53,203         49,137         49,137
   Investment securities held to maturity                 2,304          2,275          7,302          7,371
   Mortgage-backed securities available for sale         15,540         15,540         21,029         21,029
   Mortgage-backed securities held to maturity           13,941         14,030         22,913         23,333
   Loans, net and mortgage loans held for sale        1,048,768      1,035,526        960,670        968,762
   Accrued interest receivable                            6,267          6,267          5,549          5,549
   Stock in FHLB of Boston                               20,311         20,311         17,802         17,802

Financial liabilities:
   Deposit accounts                                     770,049        770,686        707,144        711,063
   FHLB advances and other borrowings                   387,555        384,631        337,500        341,415
   Advance payments by borrowers for taxes
      and insurance                                       3,298          3,298          3,405          3,405


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


(16)   BUSINESS SEGMENTS (DOLLARS IN THOUSANDS)

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

       The following table sets forth certain information about and the reconciliation of reported net income for each of the reportable segments. The table includes information of BNB from the close of business of February 7, 1997, the date of its acquisition by the Company, through December 31, 1999.

                                                                         TOTAL
                                                                       REPORTABLE                             CONSOLIDATED
                                                   BFS         BNB      SEGMENTS     OTHER    ELIMINATIONS       TOTALS
                                                   ---         ---      --------     -----    ------------       ------
At or for the year ended December 31, 1999:

           Interest income                     $    71,583     8,679       80,262       971        (497)          80,736
           Interest expense                         45,478     2,192       47,670        35        (497)          47,208
           Provision for loan losses                 1,506       120        1,626       --          --             1,626
           Non-interest income                       6,183       923        7,106       (23)       (172)           6,911
           Non-interest expense                     20,505     4,442       24,947       525        (172)          25,300
           Income tax expense                        3,729     1,046        4,775       170         --             4,945
                                               -----------   -------    ---------    ------     -------        ---------
           Net income                          $     6,548     1,802        8,350       218         --             8,568
                                               ===========   =======    =========    ======     =======        =========

           Total assets                        $ 1,112,607   139,287    1,251,894    90,574     (88,815)       1,253,653
                                               ===========   =======    =========    ======     =======        =========


       Net interest margin                           2.62%     5.30%          n.m       n.m          n.m           2.97%
       Return on average assets                       .63%     1.32%          n.m       n.m          n.m            .72%
       Return on average equity                     11.27%    14.72%          n.m       n.m          n.m          10.00%


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


At or for the year ended December 31, 1998:

    Interest income                             $  65,411          8,429         73,840         1,452          (517)        74,775
    Interest expense                               41,069          1,912         42,981            93          (517)        42,557
    Provision for loan losses                       1,542            100          1,642          --            --            1,642
    Non-interest income                             5,579            704          6,283            10          (165)         6,128
    Non-interest expense                           19,393          4,234         23,627           470          (165)        23,932
    Income tax expense                              3,611          1,169          4,780           371          --            5,151
                                                ---------      ---------      ---------     ---------     ---------      ---------
    Net income                                  $   5,375          1,718          7,093           528          --            7,621
                                                =========      =========      =========     =========     =========      =========

    Total assets                                $ 988,747        137,209      1,125,956        87,464       (74,297)     1,139,123
                                                =========      =========      =========     =========     =========      =========

Net interest margin                                  2.66%          5.14%           n.m           n.m           n.m           3.17%
Return on average assets                             0.59%          1.36%           n.m           n.m           n.m           0.72%
Return on average equity                            10.30%         13.90            n.m           n.m           n.m           9.02%

At or for the year ended December 31, 1997:

    Interest income                             $  59,282          7,436         66,718         2,017          (696)        68,037
    Interest expense                               35,531          1,623         37,154           671          (696)        37,129
    Provision for loan losses                       1,651             45          1,696          --            --            1,696
    Non-interest income                             4,296            645          4,941            45          (180)         4,806
    Non-interest expense                           17,662          3,546         21,208           430          (180)        21,458
    Income tax expense                              4,104          1,049          5,153           352          --
                                                ---------      ---------      ---------     ---------     ---------      ---------
                                                                                                                             5,505
    Net income                                  $   4,630          1,818          6,448           607          --
                                                =========      =========      =========     =========     =========      =========
                                                                                                                             7,055

    Total assets                                $ 832,133        123,165        955,298        92,559       (73,177)       974,680
                                                =========      =========      =========     =========     =========      =========

Net interest margin                                  2.92%          5.12%          n.m.          n.m.          n.m.           3.42%
Return on average assets                             0.65%          1.06%          n.m.          n.m.          n.m.           0.75%
Return on average equity                            10.00%          7.43%          n.m.          n.m.          n.m.           8.21%

       n.m. = not meaningful


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


(17)   ACQUISITION

       On December 7, 1999 the Company acquired Diversified Ventures, Inc, d/b/a/ Forward Financial ("Forward") in a 100% cash transaction. Forward is located in Northborough, MA. As part of the transaction, the Company acquired Ellsmere Insurance Agency, Inc., a Massachusetts licensed insurance agency with limited operations. The purchase price was $38.3 million and was accounted for using the purchase method of accounting. The results of operations include the effect of the purchase from the date of acquisition to year-end. In connection with the acquisition the value of the assets acquired and liabilities assumed were as follows:

                                                                    DECEMBER 7, 1999
                                                                    ----------------
                                                                     (in thousands)
Assets acquired:
   Cash                                                                  $ 9,687
   Loans                                                                  11,345
   Accounts receivable                                                     1,100
   Premises and equipment                                                    309
   Other real estate owned                                                   194
   Other assets                                                              256
                                                                         -------

        Total assets acquired                                             22,891
                                                                         -------

Liabilities assumed:
   Accrued expenses and other liabilities                                  1,627
                                                                         -------

        Total liabilities assumed                                          1,627
                                                                         -------

   Assets in excess of liabilities                                        21,264
   Cash paid to Forward owner                                             38,296
                                                                         -------

        Goodwill                                                         $17,032
                                                                         =======

       The following condensed consolidated pro-forma results of the Company were prepared as if the acquisition had taken place on January 1, 1998. The pro-forma results are not necessarily indicative of the actual results of operations had the Company's acquisition of Forward actually occurred on January 1 of the respective year.

                                                             (unaudited)
                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                       1999               1998
                                                       ----               ----
                                                            (in thousands)
Net interest and dividend income                     $ 95,318           $ 88,865
Net income                                              6,988              6,030
Basic earnings per share                                 1.45               1.19
Diluted earnings per share                               1.40               1.13


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


(18)   PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS (IN THOUSANDS)

       The following are the condensed financial statements for BostonFed Bancorp, Inc. (the "Parent Company") only:

                                ASSETS                            1999      1998
                                                                  ----      ----
Cash and interest bearing deposit in subsidiary bank            $    27     6,716
Certificates of deposit                                              71        74
                                                                -------   -------

              Total cash and cash equivalents                        98     6,790
                                                                -------   -------

Mortgage-backed securities available for sale (amortized cost
   of $10,913 at 1998)                                             --      10,983
Investment securities available for sale (amortized cost of
   $2,035 at 1999 and 1998)                                       1,649     2,032
Investment in subsidiaries, at equity                            87,090    64,423
Accrued interest receivable                                        --          63
Other assets                                                         13        15
                                                                -------   -------

              Total assets                                      $88,850    84,306
                                                                =======   =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Borrowings                                                      $ 3,055      --
Accrued expenses and other liabilities                               91     2,512
                                                                -------   -------

              Total liabilities                                   3,146     2,512
                                                                -------   -------

Total stockholders' equity                                       85,704    81,794
                                                                -------   -------

              Total liabilities and stockholders' equity        $88,850    84,306
                                                                =======   =======


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


                STATEMENTS OF INCOME                  1999     1998     1997
                                                      ----     ----     ----
Interest income                                      $  750    1,186    1,684
Interest expense                                         34       93      671
                                                     ------   ------   ------

                Net interest income                     716    1,093    1,013

Non-interest income                                      43       13       45
Non-interest expense                                    561      469      428
                                                     ------   ------   ------

                Income before income taxes              198      637      630

Income tax expense                                       90      261      226
                                                     ------   ------   ------

                Income before equity in net income
                    of subsidiaries                     108      376      404

Equity in net income of subsidiaries                  8,460    7,245    6,651
                                                     ------   ------   ------

                Net income                           $8,568    7,621    7,055
                                                     ======   ======   ======

       The Parent Company's statement of changes in stockholders' equity are identical to the consolidated statements of changes in stockholders' equity and therefore are not presented here.


                STATEMENTS OF CASH FLOWS                 1999       1998       1997
                                                         ----       ----       ----
Net cash flows from operating activities:
  Net income                                           $ 8,568      7,621      7,055
  Adjustments to reconcile net income to net cash
     (used in) provided by operating activities:
        Equity in undistributed earnings of
           subsidiaries                                 (8,460)    (7,245)    (6,651)
        Amortization and accretion, net                     88         81         17
        Appreciation in fair value of shares charged
           to expense for compensation plans               800      1,135        821
        Earned SIP shares                                  350        593      1,009
        Reduction in unallocated ESOP shares               755        756        755
        Loss on sale of investment securities               28       --         --
        Decrease in accrued interest receivable             63         41         21
        Decrease (increase) in other assets                  2      1,283     (1,098)
        (Decrease) increase in accrued expenses
           and other liabilities                        (2,421)     2,505        175
                                                       -------    -------    -------
                Net cash (used in) provided by
                    operating activities                  (227)     6,770      2,104
                                                       -------    -------    -------


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999


            STATEMENTS OF CASH FLOWS, CONTINUED                         1999        1998        1997
                                                                        ----        ----        ----
Cash flow from investing activities:
    Purchase of BNB                                                  $   --          --       (22,000)
    Proceeds from sale of mortgage-backed
       securities available for sale                                    7,354        --         1,084
    Principal repayments on mortgage-backed
       securities available for sale                                    3,444       8,012       3,807
    Purchase of investment securities available
       for sale                                                          --        (2,035)       --
    Change in investment in subsidiaries                              (15,552)      4,340      22,276
                                                                     --------    --------    --------
                  Net cash used in investing
                      activities                                       (4,754)     10,317       5,167
                                                                     --------    --------    --------

Cash flow from financing activities:
    Proceeds from securities sold under
       agreement to purchase                                             --          --         7,140
    Repayments of securities sold under
       agreement to purchase                                             --        (7,140)     (3,500)
    Proceeds from other borrowed money                                  3,055        --          --
    Common stock repurchases                                           (2,492)     (7,998)    (13,407)
    Cash dividends paid                                                (2,343)     (2,005)     (1,541)
    Stock options exercised                                                69          16
                                                                     --------    --------    --------
                  Net cash provided (used) from
                      financing activities                             (1,711)    (17,127)    (11,308)
                                                                     --------    --------    --------

                  Net decrease in cash and cash
                      equivalents                                      (6,692)        (40)     (4,037)

Cash and cash equivalents at beginning of year                          6,790       6,830      10,867
                                                                     --------    --------    --------

Cash and cash equivalents at end of year                             $     98       6,790       6,830
                                                                     ========    ========    ========

Supplemental cash flow information:
   Cash paid during the year for:
       Interest                                                      $     23          93         662
       Income taxes                                                     2,444         296         268


                                                                     (Continued)

                    BOSTONFED BANCORP. INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 1999



(19) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

       Summaries of consolidated operating results on a quarterly basis for the years ended December 31 follow:

                                                 1999 QUARTERS                                  1998 QUARTERS
                                 ------------------------------------------      ------------------------------------------
                                 FOURTH       THIRD       SECOND      FIRST       FOURTH      THIRD       SECOND      FIRST
                                 ------       -----       ------      -----       ------      -----       ------      -----
Interest and dividend income     $20,938      20,435      19,832      19,531      19,227      19,054      18,293      18,201

Interest expense                  12,386      11,964      11,495      11,363      11,101      11,057      10,402       9,997
                                 -------     -------     -------     -------     -------     -------     -------     -------

Net interest income                8,552       8,471       8,337       8,168       8,126       7,997       7,891       8,204
                                 -------     -------     -------     -------     -------     -------     -------     -------

Provision for loan losses            376         390         430         430         455         442         342         403

Non-interest income                1,975       1,692       1,730       1,547       1,632       1,506       1,586       1,404

Non-interest expense               6,738       6,257       6,295       6,043       5,997       5,862       6,093       5,980
                                 -------     -------     -------     -------     -------     -------     -------     -------

Income  before income taxes        3,413       3,516       3,342       3,242       3,306       3,199       3,042       3,225

Income tax expense                 1,138       1,254       1,315       1,238       1,295       1,281       1,239       1,336
                                 -------     -------     -------     -------     -------     -------     -------     -------

Net income                       $ 2,275       2,262       2,027       2,004       2,011       1,918       1,803       1,889
                                 =======     =======     =======     =======     =======     =======     =======     =======

Basic earnings per share         $  0.47        0.47        0.42        0.41        0.41        0.38        0.35        0.37
                                 =======     =======     =======     =======     =======     =======     =======     =======

Diluted earnings per share       $  0.46        0.45        0.40        0.40        0.39        0.36        0.33        0.35
                                 =======     =======     =======     =======     =======     =======     =======     =======

ANNUAL MEETING

     The annual meeting of stockholders will be held on Wednesday, April 26, 2000, at 2:00 p.m. The meeting will take place at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, MA.

STOCK LISTING

     BostonFed Bancorp, Inc. became a public company on October 24, 1995. BostonFed Bancorp, Inc. Common Stock is traded on the American Stock Exchange with the symbol "BFD." The stock is listed as "Bostnfd" in the Boston Globe and as "BstnfdBcp" in the Wall Street Journal.

COMMON STOCK INFORMATION

     Initial Public Offering Price $10.00 per share.

COMMON STOCK PRICE AND DIVIDENDS PAID (UNAUDITED)

                                 1998                               1999
By Quarter          1       2      3          4         1        2        3        4
Stock Price        -------------------------------  -------------------------------------
-----------------------------------------------------------------------------------------
  High............. 23%  $25 1/8  $24      $18 7/8  $19       $18 3/4  $18 1/2  $17 5/8
  Low.............. 20    22 3/8   15 3/4   13 1/2   17 5/16   16 1/6   15       13 13/15
Dividend Paid...... 07    10       10       10       10        12       12       12

     As of December 31, 1999, the Company had 4,973,081 shares outstanding and approximately 600 stockholders of record, not including persons of entities holding stock in nominee or street name through brokers or banks.

10-K REPORT

     A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K may be obtained without charge upon written request to BostonFed Bancorp, Inc., Investor Relations, 17 New England Executive Park, Burlington, MA 01803.




TRANSFER AGENT

EquiServe                               EquiServe
Mail Stop: 45-02-62                     Mail Stop: 45-02-62
P.O. Box 8040                           150 Royall Street
Boston, MA 02266-8040                   Canton, MA 02266-8040
Shareholder Inquiries: (781) 575-3170

INDEPENDENT AUDITOR

KPMG LLP
99 High Street
Boston, MA 02110

REGULATORY COUNSEL                      LOCAL COUNSEL

Muldoon, Murphy & Faucette              Goodwin, Procter, & Hoar LLP
5101 Wisconsin Avenue NW                Exchange Place
Washington, DC 20016                    Boston, MA 02109