Form 10-K, Exhibit 13
period 2000-12-31
BOSTONFED BANCORP INC
filed 2001-03-30
CIK 948515

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

                                                                           At December 31,
                                                   --------------------------------------------------------------
                                                       2000        1999         1998          1997         1996
                                                   --------------------------------------------------------------
                                                                             (In thousands)

SELECTED FINANCIAL CONDITION DATA:
Total assets ...................................   $1,327,782    1,253,653   $1,139,123     $974,680     $820,567
Investment securities available for sale(1) ....       63,421       53,203       49,137       31,767        1,086
Investment securities held to maturity(1) ......        2,304        2,304        7,302       20,630       19,170
Mortgage-backed securities available for
 sale(1) .......................................       15,372       15,540       21,029       19,125       23,593
Mortgage-backed securities held to
 maturity(1) ...................................       55,283       13,941       22,913       38,350       43,019
Mortgage loans held for sale ...................       12,816       16,174       17,008        9,817        3,970
Loans, net .....................................    1,036,435    1,032,594      943,662      791,728      676,670
Allowance for loan losses ......................       11,381       10,654        8,500        6,600        4,400
Deposit accounts ...............................      849,647      770,049      707,144      619,821      428,818
Borrowed funds .................................      344,334      387,555      337,500      263,640      300,000
Stockholders' equity ...........................       89,913       85,704       81,794       81,611       86,355


                                                                    For the Year Ended December 31,
                                                   --------------------------------------------------------------
                                                       2000        1999         1998          1997         1996
                                                   --------------------------------------------------------------
                                                                             (In thousands)

SELECTED OPERATING DATA:
Interest income ...................................   $91,834      $80,736      $74,775      $68,037      $52,678
Interest expense ..................................    54,489       47,208       42,557       37,129       28,891
Net interest income ...............................    37,345       33,528       32,218       30,908       23,787
Provision for loan losses .........................     1,000        1,626        1,642        1,696        1,294
Net interest income after provision for loan
 losses ...........................................    36,345       31,902       30,576       29,212       22,493
Total non-interest income .........................    14,354        6,911        6,128        4,806        3,567
Total non-interest expense ........................    35,645       25,300       23,932       21,458       21,040
Income before income taxes ........................    15,054       13,513       12,772       12,560        5,020
Income tax expense ......... ......................     5,344        4,945        5,151        5,505        2,083
Net income ........................................     9,710        8,568        7,621        7,055        2,937

                               SELECTED FINANCIAL
                             RATIOS AND OTHER DATA

                                                                          At or For the Year Ended December 31,
                                                            --------------------------------------------------------------
                                                                2000        1999         1998          1997         1996
                                                            --------------------------------------------------------------
                                                                                      (In thousands)

PERFORMANCE RATIOS:(2)
Return on average assets ............................           0.75%        0.72%        0.72%        0.75%        0.40%
Return on average stockholders' equity ..............          10.72        10.00         9.02         8.21         3.21
Dividend payout ratio ...............................          24.64        25.84        24.67        20.31        31.25
Average stockholders' equity to average assets ......           6.99         7.21         7.99         9.11        12.35
Stockholders' equity to total assets at end of
 period .............................................           6.77         6.84         7.18         8.37        10.52
Average interest rate spread(3) .....................           2.80         2.59         2.69         2.94         2.79
Net interest margin(4) ..............................           3.11         2.97         3.17         3.42         3.34
Average interest-earning assets to average
  interest-bearing liabilities ......................          107.0        109.0        111.6        111.5        113.4


ASSET QUALITY RATIOS:(2)
Non-performing loans as a percent of loans(5)(6) ....           0.09         0.07         0.09         0.17         0.22
Non-performing assets as a percent of total
 assets(6) ..........................................           0.08         0.09         0.08         0.16         0.51
Allowance for loan losses as a percent of loans(5) ..           1.07         1.01         0.88         0.82         0.64
Allowance for loan losses as a percent of
  non-performing loans(6) ...........................       1,190.48     1,428.15     1,050.68       469.75       292.94

NUMBER OF FULL-SERVICE BANKING FACILITIES ...........             11           10           10           10            8

NUMBER OF SHARES OUTSTANDING AT END OF PERIOD
  (IN THOUSANDS) ....................................          4,648        4,973        5,112        5,520        6,260

PER SHARE DATA
Basic earnings per common share .....................      $    2.07    $    1.78    $    1.50      $  1.28      $  0.48
Diluted earnings per common share ...................           2.01         1.71         1.43         1.24         0.48
Dividends per common share ..........................           0.51         0.46         0.37         0.26         0.15
Book value per common share at end of period ........          19.82        17.88        16.84        15.72        14.75
Market value per common share at end of period ......          20.88        15.88        17.63        21.88        14.75

--------------------

(1)  The balance does not include FHLB-Boston stock.

(2)  Asset Quality and Regulatory Capital Ratios are end of period.

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

(6) Non-performing assets consist of non-performing loans and real estate owned ("REO"). Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectibility of interest or principal. It is the Company's policy to cease accruing interest on all such loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion may contain certain forward-looking statements which are based on current management expectations. Generally, verbs in the future tense and the words, "believe", "anticipate", "intends", "opinion", "potential", and similar expressions identify forward-looking statements. Examples of this forward-looking information can be found in, but are not limited to, the allowance for losses discussion, subsequent events and any quantitative and qualitative disclosure about market risk. The actual results of BostonFed Bancorp, Inc., (the "Company") could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements, to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

GENERAL

The Company, headquartered in Burlington, Massachusetts, was organized in 1995 under Delaware law as the holding company for Boston Federal Savings Bank, ("BFS") in connection with the conversion of BFS from a mutual to a stock form of ownership. The Company later acquired Broadway National Bank, ("BNB") a nationally-chartered commercial bank, as its wholly-owned subsidiary.
In December 1999, the Company acquired Diversified Ventures, Inc., d/b/a Forward Financial Company ("Forward Financial") and Ellsmere Insurance
Agency, Inc. ("Ellsmere"). Forward Financial operates as a subsidiary of BFS and Ellsmere has limited operations as a subsidiary of BNB.

The Company's business has been conducted primarily through its wholly-owned subsidiaries of BFS and BNB (collectively, the "Banks"). BFS operates its administrative/bank branch office located in Burlington, Massachusetts and its eight other bank branch offices located in Arlington, Bedford,

Billerica, Boston, Lexington, Peabody, Wellesley and Woburn, all of which are located in the greater Boston metropolitan area. BFS' subsidiary, Forward Financial, maintains its headquarters in Northboro, Massachusetts and operates in approximately 26 states across the U.S. BNB operates two banking offices in Chelsea and Revere, both of which are also in the greater Boston metropolitan area. Through its subsidiaries, the Company attracts retail deposits from the general public and invests those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government and federal agency securities and other securities. The Company originates mortgage loans for its investment portfolio and for sale and generally retains the servicing rights of loans it sells. Additionally, the Company originates chattel mortgage loans, substantially all of which are sold in the secondary market, servicing released. Loan sales are made from loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its loans, and to a lesser extent, interest and dividends on its investment and mortgage-backed securities, gains on sale of loans, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans, investments, mortgage-backed securities, Federal Home Loan Bank of Boston ("FHLB") advances and proceeds from the sale of loans.

The Company's results of operations are primarily dependent on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses, real estate operations expense, investment and loan sale activities and loan servicing. The Company's non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, advertising, data processing expense, goodwill amortization, corporation obligated mandatorily redeemable capital securities distributions ("trust preferred securities") expense and other expenses. Results of operations of the Company are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

During the first three years following its initial public offering, the Company was a savings and loan holding company subject to the regulations of the Office of Thrift Supervision ("OTS"). The Company later became a bank holding company subject to the regulations of the Federal Reserve Bank as a result of the Company's acquisition of BNB. BFS is regulated by the OTS and BNB is regulated by the Office of the Comptroller of the Currency ("OCC"). Since the acquisition of Forward Financial and Ellsmere in December 1999, the financial statements of the Company and the following discussion regarding the Company's financial condition and results of operations at and for the years ended December 31, 2000, 1999 and 1998, include information and data related to Forward Financial and Ellsmere only from December 7, 1999 to December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits, (including brokered deposits), principal and interest payments on loans, sales of loans, investments, mortgage-backed and related securities and FHLB advances. During 2000, the Company obtained $32.0 million from the two trust preferred securities issuances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has maintained the required minimum levels of liquid assets at BFS as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of BFS's deposits and short-term borrowings. BFS's currently required liquidity ratio is 4%. At December 31, 2000 and 1999, BFS's liquidity ratio was 13.6% and 6.9%, respectively. Management has maintained liquidity at low levels so that it may invest any excess liquidity in higher yielding interest-earning assets or use such funds to repay higher cost FHLB advances. The OCC does not have specific guidance for liquidity ratios for BNB, but does require banks to maintain reasonable and prudent liquidity levels. Management believes such levels are being maintained.

The Company's most liquid assets are cash, overnight federal funds sold, short-term investments and investments available for sale. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2000, cash, short-term investments and investment securities available for sale totaled $114.1 million or 8.6% of total assets. Additional investments were available which qualified for BFS's regulatory liquidity requirements.

The Company has other sources of liquidity if a need for additional funds arise, including FHLB advances and wholesale brokered deposits and repurchase agreements (collateralized borrowings). At December 31, 2000, the Company had $344.3 million in advances outstanding from the FHLB and had, with existing collateral, an additional $175.9 million in overall borrowing capacity from the FHLB. Borrowing capacity can also be increased upon the delivery of mortgage notes on non owner-occupied 1-4 family loans, multi-family and commercial loans. The Company generally avoids paying the highest deposit rates in its market and accordingly utilizes alternative sources of funds such as FHLB advances, repurchase agreements and wholesale brokered deposits to supplement cash flow needs.

At December 31, 2000, the Company had commitments to originate loans and unused outstanding lines of credit totaling $213.8 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, which are scheduled to mature in less than one year from December 31, 2000, totaled $252.6 million. The Company expects that a substantial majority of the maturing certificate accounts will be retained by the Company at maturity.

At the time of conversion, BFS established a liquidation account in an amount equal to its retained earnings as of June 30, 1995. The liquidation account is reduced to the extent that eligible account holders reduce their qualifying deposits. BFS is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at December 31, 2000 was approximately $6.8 million.

The Company is required to maintain a ratio of capital to assets, on a consolidated basis, which is substantially equal to that required to be maintained by the Banks. At December 31, 2000, the consolidated capital to assets ratio of the Company was 6.8%, which exceeded the minimum regulatory capital requirements for the Company. As of December 31, 2000, BFS exceeded all of its regulatory capital requirements with tangible, core, risk-based tier 1, and risk-based total capital ratios of 5.9%, 5.9%, 9.6% and 10.8%, respectively, compared to the minimum regulatory requirements for adequately capitalized levels of 2.0%, 4.0%, 4.0% and 8.0%, respectively. BNB also exceeded the minimum regulatory capital requirements for adequately capitalized levels with leverage capital, risk-based tier 1 capital and risk-based total capital ratios of 6.5%, 13.0% and 14.0%, respectively, compared to the minimum regulatory requirements for adequately capitalized levels of 4.0%, 4.0% and 8.0%, respectively.

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

MARKET RISK AND MANAGEMENT OF INTEREST RATE RISK

One of the principal market risks affecting the Company is interest rate risk. The objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Board of Directors' approved guidelines. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate mortgage loans; (2) generally selling in the secondary market substantially all fixed-rate mortgage loans originated with terms of 15 years or greater while generally retaining the servicing rights thereof; (3) primarily investing in short-term investment securities or mortgage-backed securities with adjustable interest rates; and (4) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits such as wholesale brokered deposits and utilizing longer term FHLB advances to replace short-term, rate sensitive, retail deposits.

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

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2000, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. Annual prepayment rates for adjustable-rate and fixed-rate residential loans are assumed to be 9.7% and 10.9%, respectively. Annual prepayment rates for adjustable-rate and fixed-rate mortgage-backed securities are assumed to be 16.4% and 10.0%, respectively. Money market deposit accounts are assumed to be immediately rate-sensitive, while passbook accounts and negotiable order of withdrawal ("NOW") accounts are assumed to have decay rates of 12% annually. These assumptions may or may not be indicative of actual prepayment and withdrawals experienced by the Company. The table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities is subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

The following table shows the gap position of the Company at December 31, 2000 and 1999:

The following table shows the gap position of the Company at December 31,2000 and December 31, 1999:

                                                                  3         MORE THAN      MORE THAN     MORE THAN      MORE THAN
                                                                MONTHS      3 MONTHS       7 MONTHS      1 YEAR TO      3 YEARS TO
                                                               OR LESS     TO 6 MONTHS     TO 1 YEAR      3 YEARS        5 YEARS
                                                             ----------    -----------     ----------    ----------     ----------

Interest-earning assets                                                                 (Dollars in thousands)
Short-term investments ...................................   $    8,978    $       99     $       99    $        0     $        0
Investment securities ....................................       57,692         4,919              0         3,114              0
Fixed rate loans(1) ......................................       14,053        12,587         24,297        86,888         70,292

Adjustable Rate Loans(1) .................................      225,662        70,190        133,138       225,951        100,193

Mortgage-backed securities ...............................       10,688         2,812          5,936        18,381         19,985
Stock in FHLB-Boston .....................................       20,649             0              0             0              0
                                                             ----------    ----------     ----------    ----------     ----------

       Total Interest-earning assets .....................      337,722        90,607        163,470       334,334        190,470
                                                             ----------    ----------     ----------    ----------     ----------

Interest-bearing liabilities

Money market deposit accounts ............................       54,642             0              0             0              0
Savings accounts .........................................       19,610         4,573          9,145        36,581         36,581
NOW accounts .............................................        4,005         4,005          8,010        32,041         32,041
Certificate accounts .....................................       92,002        76,516         99,484       109,891         38,833
FHLB Advances ............................................       48,334        40,000         20,000       164,000         42,000
Preferred Trust ..........................................            0             0              0             0              0
                                                             ----------    ----------     ----------    ----------     ----------
   Total interest-bearing liabilities ....................      218,593       125,094        136,639       342,513        149,455
                                                             ----------    ----------     ----------    ----------     ----------


Interest-earning assets less interest-bearing
   liabilities............................................   $  119,129    $(  34,487)    $   26,831    $(   8,179)    $   41,015
                                                             ==========    ==========     ==========    ==========     ==========

Cumulative interest rate sensitivity gap
   December 31, 2000 .....................................   $  119,129    $   84,642     $  111,473    $  103,294     $  144,309
                                                             ==========    ==========     ==========    ==========     ==========

Cumulative interest rate gap as a percentage
   of total assets at December 31, 2000 ..................         8.97%         6.38%          8.40%         7.78%         10.87%

Cumulative interest rate gap as a percentage
   of total interest-earning assets at
   December 31, 2000 .....................................         9.71%         6.90%          9.09%         8.42%         11.76%

Cumulative interest-earning assets as a
   percentage of cumulative interest-bearing
   liabilities at December 31, 2000 ......................       154.50%       124.63%        123.21%       112.55%        114.84%

Cumulative interest rate sensitivity gap
   December 31, 1999 .....................................   $   63,642    $  (38,600)    $ (107,088)   $  (14,558)    $   53,818
                                                             ==========    ==========     ==========    ==========     ==========

Cumulative interest rate gap as a percentage of total
   assets at December 31, 1999 ...........................         5.08%        (3.08)%        (8.54)%       (1.16)%         4.29%

Cumulative interest rate gap as a percentage of total
   interest-earning assets at December 31, 1999 ..........         5.45%        (3.31)%        (9.18)%       (1.25)%         4.61%

Cumulative interest-earning assets as a percentage of
   cumulative interest-bearing liabilities
   at December 31, 1999 ..................................       131.92%        89.35%         80.91%        98.23%        105.49%



                                                                MORE
                                                                THAN           TOTAL
                                                               5 YEARS        AMOUNT
                                                             ----------     ----------
                                                              (Dollars in thousands)
Interest-earning assets
Short-term investments ...................................   $        0     $    9,176
Investment securities ....................................            0         65,725
Fixed Rate Loans(1) ......................................       94,219        302,336
  DEFERRED LN FEES .......................................          217          2,365

Adjustable Rate Loans(1) .................................        3,162        758,296
  ADJ PC'S ...............................................            0         25,480

Mortgage-backed securities ...............................       12,853         70,655
Stock in FHLB-Boston .....................................            0         20,649
                                                             ----------     ----------

       Total Interest-earning assets .....................      110,234      1,226,837
                                                             ----------     ----------

Interest-bearing liabilities

Money market deposit accounts ............................            0         54,642
Savings accounts .........................................       60,967        167,457
NOW accounts .............................................       52,813        132,915
Certificate accounts .....................................            0        416,726
FHLB Advances ............................................       30,000        344,334
Preferred Trust ..........................................       32,000         32,000
                                                             ----------     ----------
   Total interest-bearing liabilities ....................      175,780      1,148,074
                                                             ----------     ----------


Interest-earning assets less interest-bearing
   liabilities ...........................................   $  (65,546)    $   78,763
                                                             ==========     ==========

Cumulative interest rate sensitivity gap
   December 31, 2000 .....................................   $   78,763     $   78,763
                                                             ==========     ==========

Cumulative interest rate gap as a percentage of total
   assets at December 31, 2000 ...........................         5.93%

Cumulative interest rate gap as a percentage
   of total interest-earning assets at
   December 31, 2000 .....................................         6.42%

Cumulative interest-earning assets as a percentage of
   cumulative interest-bearing liabilities
   at December 31, 2000 ..................................       106.86%

Cumulative interest rate sensitivity gap
   December 31, 1999 .....................................   $   63,044     $   63,044
                                                             ==========     ==========

Cumulative interest rate gap as a percentage of total
   assets at December 31, 1999 ...........................         5.03%

Cumulative interest rate gap as a percentage of total
   interest-earning assets at December 31, 1999 ..........         5.40%

Cumulative interest-earning assets as a percentage of
   cumulative interest-bearing liabilities
   at December 31, 1999 ..................................       105.71%

(1)  Includes total loans net of non-performing loans.

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

The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company's Board of Directors has established certain minimum NPV limits by interest rate shock. These approved limits are included in the following table. The Company is operating above these minimum limits imposed by the Board of Directors. The OTS also produces a similar analysis using its own model, based upon data submitted on the Company's quarterly Thrift Financial Reports for BFS, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 2000 and 1999, as calculated by the Company.

  INTEREST
   RATES                                       NET PORTFOLIO VALUE AS OF DECEMBER 31, 2000
  IN BASIS                 -------------------------------------------------------------------
   POINTS                       $               $             %           BOARD          NPV
(RATE SHOCK)                  AMOUNT         CHANGE        CHANGE       LIMITS %        RATIO
-----------------------    -----------      --------       -------      --------       -------
                                                (DOLLAR IN THOUSANDS)

300.....................       97,908       (14,003)        (12.5)         5.4           7.4
200.....................      103,688        (8,223)         (7.3)         6.4           7.8
100.....................      108,457        (3,454)         (3.1)         7.4           8.2
Static..................      111,911                                      7.0           8.4
(100)...................      111,963            52           0.0          7.4           8.4
(200)...................      111,904            (7)         (0.0)         6.4           8.4
(300)...................      108,125        (3,786)         (3.4)         5.4           8.1




  INTEREST
   RATES                                       NET PORTFOLIO VALUE AS OF DECEMBER 31, 1999
  IN BASIS                 -------------------------------------------------------------------
   POINTS                       $               $             %           BOARD          NPV
(RATE SHOCK)                  AMOUNT         CHANGE        CHANGE       LIMITS %        RATIO
-----------------------    -----------      --------       -------      --------       -------
                                                (DOLLAR IN THOUSANDS)

300.....................      77,571       (34,340)        (30.7)         5.3           6.2
200.....................      88,022       (23,889)        (21.3)         6.3           7.0
100.....................      97,026       (14,885)        (13.3)         7.3           7.7
Static..................     104,503                                      7.0           8.3
(100)...................     109,398        (2,513)         (2.2)         7.3           8.7
(200)...................     113,041         1,130           1.0          6.3           9.0
(300)...................     113,329         1,418           1.3          5.3           9.0

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

During 2000, the Company continued to follow its past practice of selling, while generally retaining the servicing rights, certain fixed-rate and adjustable-rate mortgage loans which were either sold as whole loans or, prior to sale, converted to mortgage-backed securities. In conjunction with this mortgage banking activity, the Company uses forward contracts in order to reduce exposure to interest rate risk. The amount of forward coverage of the "pipeline" of mortgages is set on a day-to-day basis by an operating officer, within policy guidelines, based on the Company's assessment of the general direction of interest rates and the levels of mortgage origination activity. Forward Financial originates and sells, servicing released, substantially all of its consumer loans to various client lenders. The client lenders impose their underwriting standards and if they consider an application satisfactory and accept it, the loan is approved for closing. In this manner, Forward Financial eliminates its exposure to interest rate risk.

ANALYSIS OF NET INTEREST INCOME

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

The following table sets forth certain information relating to the Company for the years ended December 31, 2000, 1999 and 1998. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. The average balance data is derived from daily balances. The yields and costs include fees, premiums and discounts which are considered adjustments to yields.

                                                             At              For the year Ended December 31,
                                                                            ----------------------------------
                                                      December 31,2000                   2000
                                                  -----------------------   ----------------------------------
                                                                                                       Average
                                                                   Yield/     Average                   Yield/
                                                   Balance          Cost      Balance       Interest     Cost
                                                  -----------     -------   -----------    ----------  -------
                                                                 (Dollars in thousands)
ASSETS:

Interest-earning assets:
  Investment securities (1)                       $    95,550       6.69%    $   95,711    $    6,481    6.77%
  Loan, net and mortgage loans held for sale(2)     1,049,251       8.03%     1,036,224        80,960    7.81%
  Mortgage-backed securities (3)                       70,655       6.33%        67,667         4,393    6.49%
                                                  -----------                ----------    ----------
      Total interest-earning assets                 1,215,456       7.83%     1,199,602        91,834    7.66%
                                                                   ------                  ----------    ----
 Non-interest-earning assets                          112,326                    95,930
                                                  -----------                ----------
      Total assets                                $ 1,327,782                $1,295,532
                                                  ===========                ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:

Interest-bearing Liabilities:
  Money market deposit accounts                    $   54,642       2.88%    $   55,796         1,597     2.86%
  Savings accounts                                    167,457       2.95%       160,118         4,476     2.80%
  NOW accounts                                        132,915       0.78%       119,070           899     0.76%
  Certificate accounts                                416,726       6.20%       420,031        24,753     5.89%
                                                  -----------                ----------    ----------
      Total                                           771,740       4.33%       755,015        31,725     4.20%
  Borrowed Funds(4)                                   344,334       6.19%       366,450        22,764     6.21%
                                                  -----------                ----------    ----------
      Total interest-bearing liabilities            1,116,074       4.90%     1,121,465        54,489     4.86%
                                                                    -----                  ----------     ----
Non-interest-bearing liabilities                      121,785                    83,489
                                                  -----------                ----------
      Total liabilities                             1,237,869                 1.204,954
                                                  -----------                ----------
Stockholders' equity                                   89,913                    90,578
                                                  -----------                ----------
      Total liabilities and stockholders' equity    1,327,782                $1,295,532
                                                  ===========                ==========
Net interest income                                                  NA                    $   37,345
                                                                                           ==========
Net interest rate spread(5)                                         2.93%                                 2.80%
                                                                    =====                                 ====
Net interest margin(6)                                               NA                                   3.11%
                                                                                                          ====
Ratio of interest-earning assets to
    interest-bearing liabilities                       108.05%                   106.97%
                                                  ===========                ==========



                                                                          For the year Ended December 31,
                                                -----------------------------------------------------------------------------
                                                                   1999                                    1998
                                                ---------------------------------------    ----------------------------------
                                                                                Average                               Average
                                                  Average                        Yield/      Average                   Yield/
                                                  Balance       Interest          Cost       Balance      Interest     Cost
                                                -----------    -----------      -------    ----------     --------    -------
                                                                            (Dollars in thousands)
ASSETS:

Interest-earning assets:
  Investment securities (1)                     $    92,956    $     5,486        5.90%    $   88,166     $  5,400      6.12%
  Loan, net and mortgage loans held for sale(2)   1,002,847         73,096        7.29%       876,344       66,040      7.54%
  Mortgage-backed securities (3)                     34,241          2,154        6.29%        50,375        3,335      6.62%
                                                -----------    -----------                 ----------     --------
      Total interest-earning assets               1,130,044         80,736        7.14%     1,014,885       74,775      7.37%
                                                               -----------        ----                    --------      ----
 Non-interest-earning assets                         58,279                                    42,683
                                                -----------                                ----------
      Total assets                               $1,188,323                                $1,057,568
                                                ===========                                ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:

Interest-bearing Liabilities:
  Money market deposit accounts                 $    59,279           1,693       2.86%$       62,739        1,838      2.93%
  Savings accounts                                  142,399           3,534       2.48%       121,092        2,999      2.48%
  NOW accounts                                      110,684             884       0.80%       104,532        1,158      1.11%
  Certificate accounts                              356,668          19,761       5.54%       312,810       18,101      5.79%
                                                -----------      ----------                ----------     --------
      Total                                         669,030          25,872       3.87%       601,173       24,096      4.01%
  Borrowed Funds (4)                                367,849          21,336       5.80%       308,191       18,461      5.99%
                                                -----------      ----------                ----------     --------
      Total interest-bearing liabilities          1,036,879          47,208       4.55%       909,364       42,557      4.68%
                                                                 ----------       ----                    --------      ----
Non-interest-bearing liabilities                     65,762                                    63,729
                                                -----------                                ----------
      Total liabilities                           1,102,641                                   973,093
                                                -----------                                ----------
Stockholders' equity                                 85,682                                    84,475
                                                -----------                                ----------
      Total liabilities and  stockholders'      $ 1,188,323                                $1,057,568
                                                ===========                                ==========
Net interest income                                              $   33,528                                 32,218
                                                                 ==========                               ========
Net interest rate spread(5)                                                       2.59%                                 2.69%
                                                                                  ====                                  ====
Net interest margin(6)                                                            2.97%                                 3.17%
                                                                                  ====                                  ====
Ratio of interest-earning assets to
    interest-bearing liabilities                     108.99%                                   111.60%
                                                ===========                                ==========

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

(4) Interest paid on borrowed funds for the periods presented includes interest expense on FNMA deposits held in escrow accounts with the Company related to the Company's FNMA servicing, which, if such interest expense was excluded, would result in an average cost of borrowed funds of 6.21%, 5.78%, and 5.94% for the years ended December 31, 2000, 1999 and 1998, respectively.

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




                                            Year Ended December 31, 2000       Year Ended December 31, 1999
                                                   Compared to                         Compared to
                                            Year Ended December 31, 1999       Year Ended December 31, 1998
                                         --------------------------------    --------------------------------
                                          Increase (Decrease)                Increase (Decrease)
                                                Due to                              Due to
                                         --------------------    --------    --------------------    --------
                                          Volume       Rate        Net        Volume       Rate         Net
                                         --------    --------    --------    --------    --------    --------
                                                              (In Thousands)                       (In Thousands)
Interest-earning assets:

  Investment securities and
  federal funds sold                     $    163    $    832    $    995    $    293    $   (207)   $     86

  Loans, net and mortgage loans
    held for sale                           2,433       5,431       7,864       9,538      (2,482)      7,056

  Mortgage-backed securities                2,102         137       2,239      (1,068)       (113)     (1,181)
                                         --------    --------    --------    --------    --------    --------

    Total interest-earning assets           4,698       6,400      11,098       8,763      (2,802)      5,961
                                         --------    --------    --------    --------    --------    --------

Interest-bearing liabilities:

  Money market deposit accounts              (100)          4         (96)       (101)        (44)       (145)

  Savings accounts                            439         503         942         528           7         535

  NOW accounts                                 67         (52)         15          68        (342)       (274)

  Certificate accounts                      3,510       1,482       4,992       2,539        (879)      1,660
                                         --------    --------    --------    --------    --------    --------

    Total                                   3,916       1,937       5,853       3,034      (1,258)      1,776

  Borrowed funds                              (81)      1,509       1,428       3,574        (699)      2,875
                                         --------    --------    --------    --------    --------    --------

    Total interest-bearing liabilities      3,835       3,446       7,281       6,608      (1,957)      4,651
                                         --------    --------    --------    --------    --------    --------

Net change in net interest income        $    863    $  2,954    $  3,817    $  2,155    $   (845)   $  1,310
                                         ========    ========    ========    ========    ========    ========

ASSET QUALITY

The following table sets forth information regarding non-performing assets, which consist of: non-performing loans and real estate owned ("REO"). In addition to identifying non-performing loans, as discussed below, the Company identifies loans that are characterized as impaired. Accordingly, loans categorized as impaired include commercial real estate, multi-family, business loans and restructured loans that are non-performing as well as other identified loans. At December 31, 2000, non-performing loans totaled $956,000, impaired loans totaled $206,000, consisting of one loan, and REO totaled $145,000, consisting of six properties. It is the policy of the Company to generally cease accruing interest on loans 90 days or more past due and charging off all accrued interest. For the years ended December 31, 2000, 1999 and 1998, the amount of additional interest income that would have been recognized on non-performing loans if such loans had continued to perform in accordance with their contractual terms was $40,000, ($2,000) and $33,000, respectively. For the same periods, the difference between the amount of interest income which would have been recognized on impaired loans if such loans were performing in accordance with their regular terms and actual amounts recognized was $0, $2,000 and $1,000, respectively.


                                                                                    At December 31
                                                                                    --------------
                                                                        2000             1999            1998
                                                                        ----             ----            ----
NON-PERFORMING LOANS:
    Residential real estate:
        One-to four-family ......................................     $      418       $     721       $     784
    Commercial real estate ......................................             --              25              25
    Other Loans .................................................            538              --              --
                                                                       ---------       ---------       ---------
    Total .......................................................            956             746             809
Real estate owned, net(3) .......................................            145             376              47
                                                                       ---------       ---------       ---------
    Total non-performing assets .................................          1,101           1,122             856
Restructured loans ..............................................            206             210             213
                                                                       ---------       ---------       ---------
Total risk elements .............................................      $   1,307       $    1332       $   1,069
                                                                       =========       =========       =========
Allowance for loan losses as a percent of loans(1) ..............           1.07%           1.01%           0.88%
                                                                       =========       =========       =========
Allowance for loan losses as a percent of non-performing
     loans(2)....................................................        1,140.5         1,428.2         1,029.1
Non-performing loans as a percent of loans(1)(2) ................           0.09            0.07            0.09
Non-performing assets as a percent of total assets(4) ...........           0.08            0.09            0.08

--------------

(1) Loans includes loans, net and mortgage loans held for sale, excluding allowance-for loan losses.

(2) Non-performing loans consist of all 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectibility of interest or principal.

(3)  REO balances are shown net of related valuation allowances.

(4)  Non-performing assets consist of non-performing loans and real estate owned
     (REO).

At December 31, 2000, loans that were characterized as impaired totaled $206,000. All of the impaired loans have been measured using the discounted cash flow method or the fair value of the collateral method if the loan is collateral dependent. During the year ended December 31, 2000, the average recorded value of impaired loans was $228,000; $15,000 of interest income was recognized and $15,000 of interest income would have been recognized under original terms. The composition of impaired loans by type is shown below:

                                                         December 31,
                                                   -----------------------
                                                    2000      1999    1998
                                                   -----     -----   -----
                                                        (In thousands)

        Impaired loans:

                    Multi-family real estate       $  __     $ __    $ 245
                    Commercial real estate            206      235     238
                                                   ------    -----   -----
                    Total impaired loans           $  206    $ 235   $ 483
                                                   ======    =====   =====

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

Management believes the allowance is adequate to absorb probable loan losses. Management's methodology to estimate loss exposure inherent in the portfolio includes an analysis of individual loans deemed to be impaired, reserve allocations for various loan types based on payment status or loss experience and an unallocated allowance that is maintained based on management's assessment of many factors including trends in loan delinquencies and charge-offs, current economic conditions and their effect on borrowers' ability to pay, underwriting standards by loan type, mix and balance of the portfolio, and the performance of individual loans in relation to contract terms. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is affected by changes in market conditions.

Amounts provided for the years 2000, 1999 and 1998 were $1.0 million, $1.6 million and $1.6 million, respectively. The decrease in the provision for the year ended December 31, 2000 was due to continued low levels of non-performing loans and improved coverage ratio of allowance for loan losses as a percent of loans. During the year ended December 31, 2000, there were recoveries of $181,000 credited to, and charge-offs of $454,000 taken against this allowance. As of December 31, 2000, the Company's allowance for loan losses was 1.07% of total loans compared to 1.01% as of December 31, 1999. Management believes the increased coverage ratio in 2000 is prudent due to the balance increase in the combined total of construction and land, commercial real estate, home equity and improvement, multi-family and business loans. These combined total balances increased from $236.6 million at December 31, 1999 to $286.5 million at December 31, 2000, an increase of 21%. These loans aggregated to 27.6% and 22.9% of the total loans at December 31, 2000 and 1999, respectively. The Company had non-performing loans of $956,000 and $746,000 at December 31, 2000 and December 31, 1999, respectively. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of allowance for loan losses.

The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.

                                                         At or For the Years Ended
                                                               December 31,
                                       -------------------------------------------------------------
                                         2000        1999          1998          1997         1996
                                       -------      -------       -------       -------      -------
                                                                  (In thousands)
Balance at beginning
   of period                           $10,654        8,500       $ 6,600       $ 4,400      $ 4,275
Allowance for loan losses at
    acquisition date (BNB in 1997
    and Forward Financial in 1999)          --          170            --           620           --
Provision for loan losses                1,000        1,626         1,642         1,696        1,294
Charge-offs:
    One-to four-family                     125           19            51           370          387
    Multi-family                             0            1             2            84          263
    Commercial                               0            0            75            45          664
Other                                      329           36           131            16          198
                                       -------      -------       -------       -------      -------
      Total                                454           56           259           515        1,512
Recoveries                                 181          414           517           399          343
                                       -------      -------       -------       -------      -------

Balance at end of
   period                              $11,381       10,654       $ 8,500       $ 6,600      $ 4,400
                                       =======      =======       =======       =======      =======



Ratio of net charge-offs/
    (net recoveries) during
    the period to average
    loans outstanding during
    the period                            0.03%       (0.04)%       (0.03)%        0.02%        0.19%
                                       =======      =======       =======       =======      =======

The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. The most severe classification before a charge-off is required is "sub-standard." At December 31, 2000, 1999 and 1998, the Company classified (excluding REO) $3.1 million, $3.6 million and $4.2 million as sub-standard assets, respectively. Included in these amounts were $956,000, $746,000, and $809,000 in non-performing assets, respectively. In the opinion of management, the performing sub-standard loans evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become non-performing assets in future periods.


COMPARISON OF FINANCIAL CONDITION AND OPERATING RESULTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999.

CHANGES IN FINANCIAL CONDITION

The Company's total assets at December 31, 2000 were $1.328 billion, compared to $1.254 billion at December 31, 1999, an increase of $74.0 million or 5.9%. Asset growth was primarily attributable to a $41.3 million increase in mortgage-backed securities held to maturity and a $16.0 million increase in cash and cash equivalents. The growth in loans, net was $3.8 million, but would have been $54.8 million if not for the transfer of $51.0 million of loans securitized into Federal Home Loan Mortgage Corporation ("FHLMC") mortgage-backed securities. The $54.8 million loans, net growth was primarily due to increased originations of construction and land, commercial real estate, equity and business loans. Loans, net, increased from a balance of $1.033 billion at December 31, 1999 to a balance of $1,036.4 million at December 31, 2000, but the combined balances of construction and land, commercial real estate, equity and business loans increased by $52.4 million, from a balance of $214.6 million at December 31, 1999 to a balance of $267.0 million at December 31, 2000. Mortgage-backed securities held to maturity increased by $41.3 million, from a balance of $13.9 million at December 31, 1999 to a balance of $55.3 million at December 31, 2000 due to the loan securitization mentioned above. Total cash and cash equivalents increased by $16.0 million, or 46.1%, from a balance of $34.7 million at December 31, 1999 to $50.7 million at December 31, 2000. The increase was due in part to an increase of $6.3 million in overnight federal funds sold and a $9.6 million increase in cash as the Company experienced a stronger savings deposit inflow at the end of December 2000 compared to December 1999. Investment securities available for sale increased by $10.2 million as increased cash flows were invested in various securities. Deposit accounts increased by $79.6 million from a balance of $770.0 million at December 31, 1999 to a balance of $849.6 million at December 31, 2000. This increase included $20.8 million of deposits from the Company's new Woburn Office. Also, there was a net reduction of $17.8 million of wholesale brokered certificates of deposit. Deposit growth was believed to be enhanced by the run-off from other institutions, caused by the disruptive effects of consolidation in the Company's primary market area. FHLB advances and other borrowings decreased $43.2 million to a balance of $344.3 million at December 31, 2000, compared to $387.6 million at December 31, 1999 as portions of deposit inflows and proceeds from the Company's issuance of corporation-obligated mandatorily redeemable capital securities ("trust preferred securities") were used to repay maturing FHLB advances. Trust preferred securities totaled $32.0 million at December 31, 2000 as a result of the $10.0 million issuance on July 26, 2000 and $22.0 million issuance on September 22, 2000. All but a small percentage of the trust preferred securities are includable in regulatory capital calculations. Total stockholders' equity was $89.9 million at December 31, 2000, or $19.82 per share, compared to $85.7 million, or $17.88 per share, at December 31, 1999. Stockholders' equity increased during the year ended

December 31, 2000 due to the combined effects of net income and the amortization of the Stock-based Incentive Plans, the Employee Stock Ownership Plan ("ESOP") and the change in market valuation, net of taxes, of the available-for sale securities portfolio, offset by the completion of the sixth and commencement of the seventh 5% stock repurchase programs and dividends paid. The stockholders' equity to total assets ratio of the Company was 6.8% at December 31, 2000 and 1999.

RESULTS OF OPERATIONS

General

Net income for the year ended December 31, 2000 was $9.7 million, or $2.07 basic earnings per share and $2.01 diluted earnings per share, compared to $8.6 million, or $1.78 basic earnings per share and $1.71 diluted earnings per share for the comparable period in 1999. The return on average stockholder's equity improved to 10.7% during the year ended December 31, 2000, compared to 10.0% for the year ended December 31, 1999. Return on average assets improved to 0.75% for the year ended December 31, 2000, compared to .72% for the year ended December 31, 1999. Increased earnings were primarily attributable to higher net interest income, due to improved net interest margins and increased balances of interest earning assets. The net interest margin in 2000 increased to 3.11% from 2.97% during 1999. Federal Reserve induced increases in short-term interest rates during 1999 and early 2000 created a flat yield curve that caused industry-wide margin compression until the latter half of 2000 when interest rates began to fall. The Company's margin increased primarily due to the Company's continuing efforts to expand the portfolio of commercial real estate, construction and land, equity, consumer and business loans and the effects of including interest expense on the trust preferreds as non-interest expense.

Interest Income

Total interest income for the year ended December 31, 2000 increased by $11.1 million to $91.8 million compared to $80.7 million for the year ended December 31, 1999. Interest on loans increased by $7.9 million, or 10.8%, to $81.0 million, during 2000 compared to $73.1 million during 1999. The increase in interest income in 2000 was attributable to higher yields and increased average balances of interest earning assets. The increased balances were primarily increases in the average balance of mortgage-backed securities and the average balance of loans. Average loan balances increased from $1.003 billion for 1999 to $1.036 billion for 2000. The increased average loan, net, balances generated an additional $2.4 million of interest earned while higher yields increased interest earned on loans, net, by $5.4 million. The higher yields were generally the result of rising interest rates during the latter part of 1999 and early 2000 and the increased volume of construction and land, commercial real estate, equity and business loans. The loan portfolio average loan yield increased to 7.81% for 2000 compared to an average yield of 7.29% for 1999. Interest income on mortgage-backed securities increased by $2.2 million for the year ended December 31, 2000 due primarily to an increase in average balances compared to the prior year. Average mortgage-backed securities balances increased by $33.4 million from an average of $34.2 million during 1999 to an average of $67.7 million during 2000. The major reason for the increase in the average balance was due to the securitization of $50.0 million of loans into FHLMC mortgage-backed securities. The yields on mortgage-backed securities increased by 20 basis points from an average yield of 6.29% in 1999 to 6.49% in 2000. The combined effects of increased volume and yield resulted in an increase in interest earned on such securities in 2000 of $2.2 million, compared to 1999. Interest income on investment securities and overnight federal funds sold increased by $995,000 to $6.5 million for the year ended December 31, 2000, compared to $5.5 million for the year ended December 31, 1999. The primary reason for the increase is due to higher average yield of 6.77% for the year ended December 31, 2000, compared to an average yield of 5.90% for the year ended December 31, 1999. Investment securities balances averaged $95.7 million during the year ended December 31, 2000, compared to average balances of $93.0 million for the prior year.

Interest Expense

Interest expense increased by $7.3 million, or 15.5%, for the year ended December 31, 2000 to $54.5 million compared to $47.2 million for the year ended December 31, 1999. The increase in interest expense for the year ended December 31, 2000 was due primarily to higher interest expense on deposit accounts. Interest expense on deposit accounts increased by $5.9 million for the year ended December 31, 2000 due primarily to the effects of higher average balances of $755.0 million for the year ended December 31, 2000 compared to average deposit balances of $669.0 million for the prior year. The increased average balances were primarily attributable to growth of $63.4 million in the average balance of certificate accounts for the year ended December 31, 2000. The average balance of certificate accounts amounted to $420.0 million for the year ended December 31,2000, compared to an average balance of $356.7 million for the prior year. The higher average balance in certificate accounts was the largest contributor to the increase in interest expense; $3.5 million for the year ended December 31, 2000. The increased cost of funds for certificate accounts contributed an additional $1.5 million increase in interest expense on deposit accounts. The average cost of deposit accounts increased from 3.87% for the year ended December 31, 1999 to an average cost of 4.20% for the current year. For the year ended December 31, 2000, average balances of regular savings accounts and NOW accounts increased by $17.7 million and $8.4 million, respectively, compared to the prior year. Borrowed funds consisted primarily of FHLB advances that are used generally to fund loan portfolio growth. Average balances of FHLB advances were essentially unchanged and averaged $366.5 million during the year ended December 31, 2000, a decrease of $1.4 million from the prior year average balance of $367.8 million. The average cost of borrowed funds increased by 41 basis points, from 5.80% for the year ended December 31, 1999 to an average of 6.21% for the current year.


Provision for Loan Losses

The provision for loan losses amounted to $1.0 million for the years ended December 31, 2000, compared to $1.6 million for the year ended December 31, 1999. The provision was based on management's evaluation of the growth and change in composition of the Company's loan portfolio, existing real estate market conditions, the level of charge-offs and classified assets. Total non-performing loans increased to $956,000, or 0.09% of loans at December 31, 2000 from $746,000, or 0.07% at December 31, 1999. The Company recorded net charge-offs of $273,000 during the year ended December 31, 2000, compared to net recoveries of $358,000 during 1999. The allowance for loan losses as a percentage of total loans was 1.07% at December 31, 2000 compared to 1.01% at December 31, 1999. As a percentage of total non-performing loans, the allowance for loan losses was 1,190% at December 31, 2000, compared to 1,428% a year earlier. See also "Asset Quality" included elsewhere herein.

Non-Interest Income

Total non-interest income increased to $14.4 million for the year ended December 31, 2000 from $6.9 million for the year ended December 31, 1999. Gain on sale of loans, which increased from $3.0 million for the year ended December 31, 1999 to $9.0 million for the year ended December 31, 2000, was the primary contributor to such increase. The increase was primarily due to the inclusion of $7.8 million of Forward Financial's gain on sale of loans for the year ended December 31, 2000. Only $572,000 of gain on sale of loans from Forward Financial was included in the year ended December 31, 1999 as Forward Financial was acquired at the close of business December 6, 1999. Gain on sale of loans is the primary source of revenue of Forward Financial. Non-interest income also increased due to bank owned life insurance ("BOLI"), which was purchased in July 1999. The policy generated $1.3 million of income for the year ended December 31, 2000, compared to $556,000 for the prior year, through increases in the cash surrender value. Deposit service fees were $2.0 million for the year ended December 31, 2000, compared to $1.7 million for the year ended December 31, 1999 due to increases in debit card fees and increased deposit service fees resulting from higher levels of deposit accounts during the current year. Other non-interest income increased to $1.5 million for the year ended December 31, 2000, compared to $1.0 million for the prior year due to the inclusion of a full year of Forward Financial's other non-interest income.

Non-Interest Expense

Total non-interest expense for the year ended December 31, 2000 was $35.6 million, compared to $25.3 million for 1999. The primary reason for the increase was due to the inclusion of Forward Financial's expenses for a full year and to a lesser extent increases in expenses due to increased staff levels for the Company's corporate and business lending department, expenses associated with the new Woburn Office and normal year-over-year increases. Goodwill amortization increased to $1.4 million for the year ended December 31, 2000, compared to $284,000 for the prior year due to the amortization of the goodwill incurred as part of the acquisition of Forward Financial and Ellsmere Insurance Agency. The trust preferred securities expense amounted to $1.1 million. Real estate operations provided income of $257,000 in the year ended December 31, 2000, compared to income of $71,000 for the year ended December 31, 1999. The current year's income is larger due to income recognized in the dissolution of a real estate subsidiary of BFS.

Income Taxes

Income tax expense was $5.3 million and $4.9 million for the years ended December 31, 2000 and 1999, resulting in effective tax rates of 35.5% and 36.6%, respectively. The effective tax rate was lower during the current year due primarily to the effects of the investment in BOLI, which provided income that is not taxed at the state or federal level.


COMPARISON OF FINANCIAL CONDITION AND OPERATING RESULTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998.

CHANGES IN FINANCIAL CONDITION

The Company's assets increased $114.5 million to a balance of $1.254 billion at December 31, 1999, compared to $1.139 billion at December 31, 1998, an increase of 10.1%. Asset growth was primarily in loans, net, of $88.9 million, bank-owned life insurance of $20.6 million and goodwill of $16.7 million, partially offset by decreases in investment securities held to maturity of $5.0 million, mortgage-backed securities available for sale of $5.5 million and mortgage-backed securities held to maturity of $9.0 million. The growth in loans, net was primarily due to increased originations of adjustable-rate and ten to fifteen year fixed-rate one- to four-family mortgage loans combined with increased lending for construction and land, commercial real estate, equity and business loans. Loans, net, increased from a balance of $943.7 million at December 31, 1998 to a balance of $1,032.6 million at December 31, 1999. Volatility in market interest rates and a generally rising interest rate environment throughout 1999 increased customer demand for adjustable-rate loans and decreased demand for longer term, fixed-rate loan products most of which the Company sells in the secondary market. Shorter-term loans, generally under 15 years, were originated for portfolio. The Company also sold certain adjustable-rate loans. Mortgage-backed securities decreased by $14.5 million, or 32.9%, from a balance of $43.9 million at December 31, 1998 to a balance of $29.5 million at December 31, 1999. Mortgage loans held for sale totaled $16.2 million at December 31, 1999, compared to $17.0 million at December 31, 1998. Deposit accounts increased by $62.9 million from a balance of $707.1 million at December 31, 1998 to a balance of $770.0 million at December 31, 1999. This increase is mainly attributable to growth in a premium-rate statement savings account, BFS' rollout of a new 9-month retail certificate of deposit acquisition program and growth in longer-term certificates of deposit. FHLB advances and other borrowings increased $50.1 million to a balance of $387.6 million at December 31, 1999, compared to $337.5 million at December 31, 1998 as additional funds were needed to support balance sheet growth. Total stockholders' equity was $85.7 million at December 31, 1999 or $17.88 per share, compared to $81.8 million or $16.84 per share at December 31, 1998. Stockholders' equity increased during the year ended December 31, 1999 due to the combined effects of net income and the amortization of the Stock-based Incentive Plans and the Employee Stock Ownership Plan ("ESOP"), offset by the completion of the fifth and commencement of the sixth 5% stock repurchase programs, dividends paid, and the change in market valuation, net of taxes, of the available-for sale securities portfolio. The stockholders' equity to total assets ratio of the Company was 6.8% at December 31, 1999 and 7.2% at December 31, 1998.

RESULTS OF OPERATIONS

General

Net income for the year ended December 31, 1999 was $8.6 million, or $1.78 basic earnings per share and $1.71 diluted earnings per share, compared to $7.6 million, or $1.50 basic earnings per share and $1.43 diluted earnings per share for the comparable period in 1998. The return on average stockholder's equity improved to 10.00% during the year ended December 31, 1999, compared to 9.02% for the year ended December 31, 1998. Return on average assets remained at 0.72% for the years ended December 31, 1999 and 1998. Increased earnings were primarily attributable to higher net interest income, due to increased balances of interest earning assets, despite lower interest margins, and earnings from bank-owned life insurance. The net interest margin in 1999 decreased to 2.97% from 3.17% during 1998. Federal Reserve induced increases in short-term interest rates during 1999 created a flat yield curve that caused industry-wide margin compression. The Company's margin declined as substantial volumes of adjustable-rate loans either refinanced into lower interest adjustable-rate mortgages or refinanced to fixed-rate loans, the vast majority of which were sold in the secondary market. Management is attempting to mitigate the margin compression by continuing to expand the portfolio of commercial real estate, construction and land, equity, consumer and business loans.

Interest Income

Total interest income for the year ended December 31, 1999 increased by $6.0 million to $80.7 million compared to $74.8 million for the year ended December 31, 1998. Interest on loans increased by $7.1 million, or 10.8%, to $73.1 million, during 1999 compared to $66.0 million during 1998. The increase in interest income in 1999 was attributable to increased average balances of interest earning assets, primarily due to an increase in the average balance of loans, from $876.3 million for 1998 to $1,002.8 million for 1999. The increased average loan, net, balances generated an additional $9.5 million of interest earned while lower yields decreased interest earned on loans, net, by $2.5 million. The lower yields were generally the result of falling interest rates during 1998 and early 1999 that created an opportunity for borrowers to refinance their mortgages at lower rates. The loan portfolio average loan yield decreased to 7.29% for 1999 compared to an average yield of 7.54% for 1998. Interest income on investment securities and overnight federal funds sold increased by $86,000 to $5.5 million for the year ended December 31, 1999, compared to $5.4 million for the year ended December 31, 1998. The primary reason for the increase is due to higher average balances of investment securities averaging $93.0 million during the year ended December 31, 1999, compared to average balances of $88.2 million for the prior year, partially offset by the effects of an average of 22 basis points decrease in yields. Interest income on mortgage-backed securities decreased by $1.2 million for the year ended December 31, 1999 due primarily to a decrease in average balances compared to the prior year. Average mortgage-backed securities balances decreased by $16.1 million from an average of $50.4 million during 1998 to an average of $34.2 million during 1999. The majority of the mortgage-backed securities held in 1999 were adjustable GNMA securities. The yields on mortgage-backed securities decreased from an average yield of 6.62% in 1998 to 6.29% in 1999, resulting in a decrease in interest earned on such securities in 1999 of $113,000, compared to 1998.

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

Non-Interest Income

Total non-interest income increased to $6.9 million for the year ended December 31, 1999 from $6.1 million for the year ended December 31, 1998. The primary contributing factor was income from bank owned life insurance ("BOLI"). The policy generated $556,000 of income through an increase in the cash surrender value. Gain on sale of loans was $3.0 million for the year ended December 31, 1999 compared to $3.2 million for the prior year. The decrease would have been greater had it not been for the approximately $572,000 of gains on sale of loans recorded by Forward Financial. Gain on sale of loans is the primary source of revenue of Forward Financial. The continuation of a strong housing market and economy contributed to the strong volume for financing of home purchases during 1999. There were no OMSR (originated mortgage servicing rights) adjustments necessary during 1999 as normal amortization was sufficient to account for loan servicing balance run-off. During 1998, the high volume of refinancing of mortgages, however, necessitated an adjustment of $481,000 to reflect the impairment to the OMSR. At December 31, 1999, the OMSR balance was $5.1 million compared to $3.6 million at December 31, 1998. Loans serviced for others increased to $784.6 million at December 31, 1999 from a balance of $648.3 million at December 31, 1998. Deposit service fees were $1.7 million for the two years ended December 31, 1999 and 1998.

Non-Interest Expense

Total non-interest expense for the year ended December 31, 1999 was $25.3 million, compared to $23.9 million for 1998. The primary reason for the increase was due to higher compensation and benefits expense, which increased to $15.0 million for the year ended December 31, 1999 from $13.7 million for the prior year. Compensation and benefits expenses were higher primarily due to increased staff levels for the establishment of the Company's corporate and business lending department, the inclusion of Forward Financial's compensation and benefits from the acquisition date to year-end, and normal year-over-year salary increases. Data processing expense was $1.6 million for the year ended December 31, 1999, compared to $1.3 million for the prior year. The increase was primarily attributable to the service bureau computer conversion costs at BNB and expenses related to the Year 2000 issue. Other non-interest expense declined to $4.2 million for the year ended December 31, 1999 from $4.7 million for the prior year. The year ended December 31, 1998 included consulting and legal costs incurred to assist in establishing the Company's tax saving strategies that included the formation of real estate investment trusts and securities subsidiaries.

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

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities." In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133." SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. The impact of adoption was not material to the Company.