Form 10-K, Exhibit 13
period 2001-12-31
BOSTONFED BANCORP INC
filed 2002-03-29
CIK 948515

                                  EXHIBIT 13.0

                       2001 ANNUAL REPORT TO STOCKHOLDERS

         SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

--------------------------------------------------------------------------------

                                                                                At December 31,
                                                    ------------------------------------------------------------------
                                                        2001          2000         1999          1998           1997
                                                    ------------------------------------------------------------------
                                                                                 (In thousands)

SELECTED FINANCIAL CONDITION DATA:
Total assets                                        $1,470,866    $1,327,782    $1,253,653    $1,139,123    $  974,680
Investment securities available for sale(1)             63,258        63,421        53,203        49,137        31,767
Investment securities held to maturity(1)                  554         2,304         2,304         7,302        20,630
Mortgage-backed securities available for sale(1)        94,922        15,372        15,540        21,029        19,125
Mortgage-backed securities held to maturity(1)          40,822        55,283        13,941        22,913        38,350
Mortgage loans held for sale                            24,612        12,816        16,174        17,008         9,817
Loans, net                                           1,055,798     1,036,435     1,032,594       943,662       791,728
Allowance for loan losses                               12,328        11,381        10,654         8,500         6,600
Deposit accounts                                       884,516       849,647       770,049       707,144       619,821
Borrowed funds                                         449,000       344,334       387,555       337,500       263,640
Stockholders equity                                     93,388        89,913        85,704        81,794        81,611


                                                                        For The Year Ended December  31,
                                                        ---------------------------------------------------------------
                                                           2001        2000         1999         1998          1997
                                                        ---------------------------------------------------------------
                                                                                  (In thousands)

SELECTED OPERATING DATA:
Interest income                                          $94,896      $91,834      $80,736      $74,775      $68,037
Interest expense                                          57,562       55,626       47,208       42,557       37,129
Net interest income                                       37,334       36,208       33,528       32,218       30,908
Provision for loan losses                                    820        1,000        1,626        1,642        1,696
Net interest income after provision for loan losses       36,514       35,208       31,902       30,576       29,212
Total non-interest income                                 16,599       14,354        6,911        6,128        4,806
Total non-interest expense                                38,248       34,508       25,300       23,932       21,458
Income before income taxes                                14,865       15,054       13,513       12,772       12,560
Income tax expense                                         5,209        5,344        4,945        5,151        5,505
                                                        ---------------------------------------------------------------
Net income                                               $ 9,656      $ 9,710      $ 8,568      $ 7,621      $ 7,055

                                      [5]

                    SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                          At or For the Year Ended December 31,
                                                               ----------------------------------------------------------------
                                                                 2001          2000         1999           1998          1997
                                                               ----------------------------------------------------------------
PERFORMANCE RATIOS:(2)
Return on average assets                                         0.69%         0.75%         0.72%         0.72%         0.75%
Return on average stockholders equity                           10.32         10.72         10.00          9.02          8.21
Dividend payout ratio                                           26.61         24.64         25.84         24.67         20.31
Average stockholders equity to average assets                    6.65          6.99          7.21          7.99          9.11
Stockholders equity to total assets at end of period             6.35          6.77          6.84          7.18          8.37
Average interest rate spread(3)                                  2.56          2.75          2.59          2.69          2.94
Net interest margin(4)                                           2.86          3.02          2.97          3.17          3.42
Average interest-earning assets to average
interest-bearing liabilities                                    106.9         106.0         109.0         111.6         111.5

ASSET QUALITY RATIOS:(2)
Non-performing loans as a percent of loans(5,6)                  0.11          0.09          0.07          0.09          0.17
Non-performing assets as a percent of total assets(6)            0.08          0.08          0.09          0.08          0.16
Allowance for loan losses as a percent of loans(5)               1.13          1.07          1.01          0.88          0.82
Allowance for loan losses as a percent of
non-performing loans(6)                                      1,064.59      1,190.48      1,428.15      1,050.68        469.75

Number of full-service banking facilities                          11            11            10            10            10

Number of shares outstanding at end of period
(in thousands)                                                  4,451         4,648         4,973         5,112         5,520

PER SHARE DATA:
Basic earnings per common share                                 $2.18         $2.07         $1.78         $1.50         $1.28
Diluted earnings per common share                                2.05          2.01          1.71          1.43          1.24
Dividends per common share                                       0.58          0.51          0.46          0.37          0.26
Book value per common share at end of period                    21.39         19.82         17.88         16.84         15.72
Market value per common share at end of period                  24.10         20.88         15.88         17.63         21.88


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

(6)  Non-performing assets consist of non-performing loans, real estate owned
     (REO), and other repossessed assets. Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectibility of interest or principal. It is the Companys policy to cease accruing interest on all such loans.


                                      [6]

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

      The following discussion may contain certain forward-looking statements which are based on current management expectations. Generally, verbs in the future tense and the words, "believe", "anticipate", "intends", "opinion", "potential", and similar expressions identify forward-looking statements. Examples of this forward-looking information can be found in, but are not limited to, the allowance for losses discussion, litigation, subsequent events and any quantitative and qualitative disclosure about market risk. The actual results of BostonFed Bancorp, Inc., (the "Company") could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, prices and litigation. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

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

      The Company's business has been conducted primarily through its wholly-owned subsidiaries of BFS and BNB (collectively, the "Banks"). BFS operates its administrative/bank branch office located in Burlington, Massachusetts and its eight other bank branch offices located in Arlington, Bedford, Billerica, Boston, Lexington, Peabody, Wellesley and Woburn, all of which are located in the greater Boston metropolitan area. BFS' subsidiary, Forward Financial, maintains its headquarters in Northborough, Massachusetts and operates in approximately 25 states across the U.S. BNB operates banking offices in Chelsea and Revere, both of which are also in the greater Boston metropolitan area. Through its subsidiaries, the Company attracts retail deposits from the general public and invests those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government and federal agency securities and other securities. The Company originates mortgage loans for its investment portfolio and for sale and generally retains the servicing rights of loans it sells. Additionally, the Company originates chattel mortgage loans, substantially all of which are sold in the secondary market, servicing released. Loan sales are made from loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its loans, and to a lesser extent, interest and dividends on its investment and mortgage-backed securities, gains on sale of loans, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans, investments, mortgage-backed securities, Federal Home Loan Bank of Boston ("FHLB") advances and proceeds from the sale of loans.

      The Company's results of operations are primarily dependent on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits, borrowings and corporation obligated mandatorily redeemable capital securities distributions ("trust preferred securities") expense. Results of operations are also affected by the Company's provision for loan losses, investment activities, gains or losses on sale of loans, amortization of originated mortgage servicing rights, loan servicing fees and other fees. The Company's non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, advertising, data processing expense, goodwill amortization, and other expenses. Results of operations of the Company are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

      During the first three years following its initial public offering, the Company was a savings and loan holding company subject to the regulations of the Office of Thrift Supervision ("OTS"). The Company later became a bank holding company subject to the regulations of the Federal Reserve Bank as a result of the Company's acquisition of BNB on February 7, 1997. BFS is regulated by the OTS and BNB is regulated by the Office of the Comptroller of the Currency ("OCC"). Since the acquisition of Forward Financial and Ellsmere in December 1999, the financial statements of the Company and the following discussion regarding the Company's financial condition and results of operations at and for the years ended December 31, 2001, 2000 and 1999, include information and data related to Forward Financial and Ellsmere only from December 7, 1999 to December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

      The primary source of cash flow for the Company is dividend payments from BFS and BNB, sales and maturities of investment securities and, to a lesser extent, earnings on deposits held by the Company. Dividend payments by BFS and BNB have primarily been used to fund stock repurchase programs, the payment of dividends to stockholders, interest on trust preferred securities and other operating expenses of the Company. The ability of BFS and BNB to pay dividends and other capital distributions to the Company is generally limited by OTS and OCC regulations, respectively. Additionally, the OTS and OCC may prohibit the payment of dividends that are otherwise permissible by regulation for safety and soundness reasons. As of December 31, 2001, BFS and BNB had $25.6 million of dividends that could be paid to the Company without regulatory approval and the Company had $4.4 million of securities available for sale and $12.3 million cash or cash equivalents. Any dividend by BFS or BNB beyond its current year net income combined with retained net income of the preceding two years would required notification to and approval of the OTS or the OCC. To the extent BFS or BNB were to apply for a dividend distribution to the Company in excess of the regulatory permitted dividend amounts, no assurances can be made such application would be approved by the regulatory authorities.

      The Banks' primary sources of funds are deposits, (including brokered deposits), principal and interest payments on loans, sales of loans, investments, mortgage-backed and related securities and FHLB advances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Management has maintained adequate liquidity so that it may invest any excess liquidity in higher yielding interest-earning assets or use such funds to repay higher cost FHLB advances. Neither the OTS nor the OCC provide specific guidance for liquidity ratios for BFS and BNB, respectively, but do require the banks to maintain reasonable and prudent liquidity levels. Management believes such levels are being maintained.

      The Company's and Banks' most liquid assets are cash, overnight federal funds sold, short-term investments and investments available for sale. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 2001, cash and cash equivalents, investment securities available for sale, mortgage-backed securities available for sale and mortgage loans held for sale totaled $278.7 million or 18.9% of total assets.

      The Banks have other sources of liquidity if a need for additional funds arises, including FHLB advances and wholesale-brokered deposits and repurchase agreements (collateralized borrowings). At December 31, 2001, the Banks had $449.0 million in advances outstanding from the FHLB and had, with existing collateral, an additional $78.7 million in overall borrowing capacity from the FHLB. Borrowing capacity can also be increased upon the delivery of mortgage notes on non owner-occupied 1-4 family loans, multi-family and commercial loans. The Banks generally avoid paying the highest deposit rates in their market and accordingly utilize alternative sources of funds such as FHLB advances, repurchase agreements and wholesale-brokered deposits to supplement cash flow needs.

      At December 31, 2001, the Banks had commitments to originate loans and unused outstanding lines of credit totaling $242.1 million. The Banks anticipate that they will have sufficient funds available to meet their current loan origination commitments. Certificate accounts, which are scheduled to mature in less than one year from December 31, 2001, totaled $247.8 million. The Banks expect that a substantial majority of the maturing certificate accounts will be retained by the Banks at maturity.

      At the time of conversion, BFS established a liquidation account in an amount equal to its retained earnings as of June 30, 1995. The liquidation account is reduced to the extent that eligible account holders reduce their qualifying deposits. BFS is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at December 31, 2001 was approximately $6.0 million.

      The Company is required to maintain a ratio of capital to assets, on a consolidated basis, which is substantially equal to that required to be maintained by the Banks. At December 31, 2001, the consolidated Generally Accepted Accounting Principals ("GAAP")capital to assets ratio of the Company was 6.3%, and its regulatory capital levels exceeded the minimum regulatory capital requirements for the Company. As of December 31, 2001, BFS exceeded all of its regulatory capital requirements with tangible, core, risk-based tier 1, and risk-based total capital ratios of 6.3%, 6.3%, 10.4% and 11.7%, respectively, compared to the minimum regulatory requirements for adequately capitalized levels of 2.0%, 4.0%, 4.0% and 8.0%, respectively. BNB also exceeded the minimum regulatory capital requirements for adequately capitalized levels with leverage capital, risk-based tier 1 capital and risk-based total capital ratios of 5.9%, 12.2% and 13.4%, respectively, compared to the minimum regulatory requirements for adequately capitalized levels of 4.0%, 4.0% and 8.0%, respectively.

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

MARKET RISK AND MANAGEMENT OF INTEREST RATE RISK

      One of the principal market risks affecting the Company is interest rate risk. The objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements, and performance objectives, and to manage the risk consistent with Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established a management Asset/Liability Committee that is responsible for reviewing the Company's asset/ liability policies and interest rate risk position. The Committee reports trends and interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

      In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate mortgage loans; (2) generally selling in the secondary market substantially all fixed-rate mortgage loans originated with terms of 15 years or greater while generally retaining the servicing rights thereof; (3) primarily investing in short-term investment securities or mortgage-backed securities with adjustable interest rates; and (4) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits such as wholesale brokered deposits and utilizing longer term FHLB advances to replace short-term, rate sensitive, retail deposits. A portion of the FHLB advances may be called depending on the level of interest rates relative to the interest rate being charged at the applicable call date. Accordingly, if interest rates rise sufficient to trigger the call feature, the Company's net interest margin may be negatively impacted if called advances are replaced by new, higher cost advances.

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

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2001, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. Annual prepayment rates for adjustable-rate and fixed-rate residential loans are assumed to be 20.3% and 18.6%, respectively. Annual prepayment rates for adjustable-rate and fixed-rate mortgage-backed securities are assumed to be 29.5% and 10.4%, respectively. Money market deposit accounts are assumed to be immediately rate-sensitive, while passbook accounts and negotiable order of withdrawal ("NOW") accounts are assumed to have decay rates of 12% annually. These assumptions may or may not be indicative of actual prepayment and withdrawals experienced by the Company. The table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities is subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

      The following table shows the gap position of the Company at December 31, 2001 and 2000:

                                                    MORE THAN    MORE THAN   MORE THAN   MORE THAN      MORE
                                        3 MONTHS    3 MONTHS     7 MONTHS    1 YEAR TO   3 YEARS TO     THAN        TOTAL
                                        OR LESS    TO 6 MONTHS   TO 1 YEAR    3 YEARS     5 YEARS      5 YEARS      AMOUNT
                                        --------   -----------   ---------   ---------   ----------   ---------   ----------
                                                                       (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Short-term investments................  $ 47,991    $      9     $    155    $      3     $      0    $       0   $   48,158
Investment securities.................    59,134       1,015            0       2,651        1,012            0       63,812
Fixed rate loans(1)...................    16,986      16,157       30,708      99,010       73,795       58,282      294,938
Adjustable rate loans(1)..............   258,601      61,265      119,449     237,533      118,906          888      796,642
Mortgage-backed securities............    15,131       9,526       18,198      56,663       19,461       16,765      135,744
Stock in FHLB-Boston..................    24,208           0            0           0            0            0       24,208
                                        --------    --------     --------    --------     --------    ---------   ----------
    Total Interest-earning assets.....   422,051      87,972      168,510     395,860      213,174       75,935    1,363,502
                                        --------    --------     --------    --------     --------    ---------   ----------
INTEREST-BEARING LIABILITIES
Money market deposit accounts.........    58,133           0            0           0            0            0       58,133
Savings accounts......................    58,172       3,798        7,596      30,382       30,382       50,636      180,966
NOW accounts..........................     4,156       4,156        8,312      33,246       33,246       55,412      138,528
Certificate accounts..................    88,401      95,391       68,137     123,673       20,511            0      396,113
FHLB advances.........................    60,000      35,000       87,000     129,000       30,000      108,000      449,000
Preferred trust.......................         0           0            0           0            0       32,000       32,000
                                        --------    --------     --------    --------     --------    ---------   ----------
    Total interest-bearing
      liabilities.....................   268,862     138,345      171,045     316,301      114,139      246,048    1,254,740
                                        --------    --------     --------    --------     --------    ---------   ----------
Interest-earning assets less
  interest-bearing liabilities........  $153,189    $(50,373)    $ (2,535)   $ 79,559     $ 99,035    $(170,113)  $  108,762
                                        ========    ========     ========    ========     ========    =========   ==========
Cumulative interest rate sensitivity
  gap December 31, 2001...............  $153,189    $102,816     $100,281    $179,840     $278,875    $ 108,762   $  108,762
                                        ========    ========     ========    ========     ========    =========   ==========
Cumulative interest rate gap as a
  percentage of total assets at
  December 31, 2001...................     10.41%       6.99%        6.82%      12.23%       18.96%        7.39%
Cumulative interest rate gap as a
  percentage of total interest-earning
  assets at December 31, 2001.........     11.23%       7.54%        7.35%      13.19%       20.45%        7.98%
Cumulative interest-earning assets as
  a percentage of cumulative interest-
  bearing liabilities at December 31,
  2001................................    156.98%     125.25%      117.34%     120.10%      127.65%      108.67%
Cumulative interest rate sensitivity
  gap December 31, 2000...............  $119,129    $ 84,642     $111,473    $103,294     $144,309    $  78,763   $   78,763
                                        ========    ========     ========    ========     ========    =========   ==========
Cumulative interest rate gap as a
  percentage of total assets at
  December 31, 2000...................      8.97%       6.38%        8.40%       7.78%       10.87%        5.93%
Cumulative interest rate gap as a
  percentage of total interest-earning
  assets at December 31, 2000.........      9.71%       6.90%        9.09%       8.42%       11.76%        6.42%
Cumulative interest-earning assets as
  a percentage of cumulative interest-
  bearing liabilities at December 31,
  2000................................    154.50%     124.63%      123.21%     112.55%      114.84%      106.86%

---------------

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

      The Company's interest rate sensitivity is also monitored by management through the use of a model which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company's Board of Directors has established certain minimum NPV limits by interest rate shock. These approved limits are included in the following table. The Company is operating above these minimum limits imposed by the Board of Directors. The OTS also produces a similar analysis using its own model, based upon data submitted on the Company's quarterly Thrift Financial Reports for BFS, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 2001 and 2000, as calculated by the Company.

                                       NET PORTFOLIO VALUE AS OF DECEMBER 31, 2001
                                ---------------------------------------------------------
INTEREST RATES IN BASIS POINTS     $            $           %          BOARD         NPV
         (RATE SHOCK)           AMOUNT       CHANGE       CHANGE      LIMITS %      RATIO
------------------------------  -------      -------      ------      --------      -----
                                                  (DOLLAR IN THOUSANDS)
 300.......................      95,516      (20,432)     (17.6)        4.9          6.5
 200.......................     104,623      (11,326)      (9.8)        5.9          7.1
 100.......................     112,616       (3,332)      (2.9)        6.9          7.7
Static.....................     115,948                                 7.0          7.9
(100)......................     113,002       (2,946)      (2.5)        6.9          7.7
(200)......................     111,260       (4,688)      (4.0)        5.9          7.6
(300)......................     103,611      (12,338)     (10.6)        4.9          7.0

                                       NET PORTFOLIO VALUE AS OF DECEMBER 31, 2000
                                ---------------------------------------------------------
INTEREST RATES IN BASIS POINTS     $            $           %          BOARD         NPV
         (RATE SHOCK)           AMOUNT       CHANGE       CHANGE      LIMITS %      RATIO
------------------------------  -------      -------      ------      --------      -----
                                                  (DOLLAR IN THOUSANDS)
 300.......................      97,908      (14,003)     (12.5)        5.4          7.4
 200.......................     103,688       (8,223)      (7.3)        6.4          7.8
 100.......................     108,457       (3,454)      (3.1)        7.4          8.2
Static.....................     111,911                                 7.0          8.4
(100)......................     111,963           52        0.0         7.4          8.4
(200)......................     111,904           (7)       0.0         6.4          8.4
(300)......................     108,125       (3,786)      (3.4)        5.4          8.1

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

      During 2001, the Company continued to follow its past practice of selling, while generally retaining the servicing rights, certain fixed-rate and adjustable-rate mortgage loans which were either sold as whole loans or, prior to sale, converted to mortgage-backed securities. In conjunction with this mortgage banking activity, the Company uses forward contracts in order to reduce exposure to interest rate risk. The amount of forward coverage of the "pipeline" of mortgages is set on a day-to-day basis by an operating officer, within policy guidelines, based on the Company's assessment of the general direction of interest rates and the levels of mortgage origination activity. Forward Financial originates and sells, servicing released, substantially all of its consumer loans to various purchasers ("client lenders"). The client lenders impose their underwriting standards and if they consider an application satisfactory and accept it, the loan is approved for closing. In this manner, Forward Financial eliminates its exposure to interest rate risk as well as nearly all credit risk.

ANALYSIS OF NET INTEREST INCOME

      Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

      The following table sets forth certain information relating to the Company for the years ended December 31, 2001, 2000 and 1999. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. The average balance data is derived from daily balances. The yields and costs include fees, premiums and discounts, which are considered adjustments to yields.

                                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------------------
                                                    AT                         2001                         2000
                                             DECEMBER 31, 2001    -------------------------------   ---------------------
                                            -------------------                           AVERAGE
                                                         YIELD/    AVERAGE                YIELD/     AVERAGE
                                             BALANCE      COST     BALANCE     INTEREST    COST      BALANCE     INTEREST
                                            ----------   ------   ----------   --------   -------   ----------   --------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
 Investment securities(1).................  $  136,178    3.41%   $  101,675   $ 5,617      5.52%   $   95,711   $ 6,481
 Loan, net and mortgage loans held for
   sale(2)................................   1,080,410    7.07%    1,085,798    81,914      7.54%    1,036,224    80,960
 Mortgage-backed securities(3)............     135,744    6.33%      116,557     7,365      6.32%       67,667     4,393
                                            ----------            ----------   -------              ----------   -------
   Total interest-earning assets..........   1,352,332    6.63%    1,304,030    94,896      7.28%    1,199,602    91,834
                                                         -----                 -------     -----                 -------
 Non-interest-earning assets..............     118,534               103,625                            95,930
                                            ----------            ----------                        ----------
   Total assets...........................  $1,470,866            $1,407,655                        $1,295,532
                                            ==========            ==========                        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing Liabilities:
 Money market deposit accounts............  $   58,133    1.66%   $   54,965     1,380      2.51%   $   55,796     1,597
 Savings accounts.........................     180,966    1.50%      174,651     4,104      2.35%      160,118     4,476
 NOW accounts.............................     138,528    0.33%      127,779       735      0.58%      119,070       899
 Certificate accounts.....................     396,113    5.12%      410,119    23,884      5.82%      420,031    24,753
                                            ----------            ----------   -------              ----------   -------
   Total..................................     773,740    3.16%      767,514    30,103      3.92%      755,015    31,725
 Borrowed Funds(4)........................     449,000    5.29%      419,867    23,937      5.70%      366,450    22,764
 Corporation-obligated mandatorily
   redeemable capital securities..........      32,000   11.01%       32,000     3,522     11.01%       10,378     1,138
                                            ----------            ----------   -------              ----------   -------
   Total interest-bearing liabilities.....   1,254,740    4.12%    1,219,381    57,562      4.72%    1,131,843    55,627
                                                         -----                 -------     -----                 -------
 Non-interest-bearing liabilities.........     122,738                94,686                            73,111
                                            ----------            ----------                        ----------
   Total liabilities......................   1,377,478             1,314,067                         1,204,954
                                            ----------            ----------                        ----------
 Stockholders' equity.....................      93,388                93,588                            90,578
                                            ----------            ----------                        ----------
   Total liabilities and stockholders'
    equity................................  $1,470,866            $1,407,655                        $1,295,532
                                            ==========            ==========                        ==========
 Net interest income......................                                     $37,334                           $36,207
                                                                               =======                           =======
 Net interest rate spread(5)..............                2.51%                             2.56%
                                                         =====                             =====
 Net interest margin(6)...................                                                  2.86%
                                                                                           =====
 Ratio of interest-earning assets to
   interest-bearing liabilities...........      107.78%               106.94%                           105.99%
                                            ==========            ==========                        ==========

                                                 FOR THE YEAR ENDED DECEMBER 31,
                                            -----------------------------------------
                                             2000                  1999
                                            -------   -------------------------------
                                            AVERAGE                           AVERAGE
                                            YIELD/     AVERAGE                YIELD/
                                             COST      BALANCE     INTEREST    COST
                                            -------   ----------   --------   -------
                                                     (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
 Investment securities(1).................    6.77%   $   92,956   $ 5,486     5.90%
 Loan, net and mortgage loans held for
   sale(2)................................    7.81%    1,002,847    73,096     7.29%
 Mortgage-backed securities(3)............    6.49%       34,241     2,154     6.29%
                                                      ----------   -------
   Total interest-earning assets..........    7.66%    1,130,044    80,736     7.14%
                                             -----                 -------     ----
 Non-interest-earning assets..............                58,279
                                                      ----------
   Total assets...........................            $1,188,323
                                                      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing Liabilities:
 Money market deposit accounts............    2.86%   $   59,279     1,693     2.86%
 Savings accounts.........................    2.80%      142,399     3,534     2.48%
 NOW accounts.............................    0.76%      110,684       884     0.80%
 Certificate accounts.....................    5.89%      356,668    19,761     5.54%
                                                      ----------   -------
   Total..................................    4.20%      669,030    25,872     3.87%
 Borrowed Funds(4)........................    6.21%      367,849    21,336     5.80%
 Corporation-obligated mandatorily
   redeemable capital securities..........   10.97%       NA         NA        NA
                                                      ----------   -------
   Total interest-bearing liabilities.....    4.91%    1,036,879    47,208     4.55%
                                             -----                 -------     ----
 Non-interest-bearing liabilities.........                65,762
                                                      ----------
   Total liabilities......................             1,102,641
                                                      ----------
 Stockholders' equity.....................                85,682
                                                      ----------
   Total liabilities and stockholders'
    equity................................            $1,188,323
                                                      ==========
 Net interest income......................                         $33,528
                                                                   =======
 Net interest rate spread(5)..............    2.75%                            2.59%
                                             =====                             ====
 Net interest margin(6)...................    3.02%                            2.97%
                                             =====                             ====
 Ratio of interest-earning assets to
   interest-bearing liabilities...........                108.99%
                                                      ==========

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

(4) Interest paid on borrowed funds for the periods presented includes interest expense on FNMA deposits held in escrow accounts with the Company related to the Company's FNMA servicing, which, if such interest expense was excluded, would result in an average cost of borrowed funds of 5.69%, 6.21%, and 5.78% for the years ended December 31, 2001, 2000 and 1999, respectively.

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

                                           YEAR ENDED DECEMBER 31, 2001      YEAR ENDED DECEMBER 31, 2000
                                                    COMPARED TO                      COMPARED TO
                                           YEAR ENDED DECEMBER 31, 2000      YEAR ENDED DECEMBER 31, 1999
                                          -------------------------------   ------------------------------
                                          INCREASE (DECREASE)               INCREASE (DECREASE)
                                                 DUE TO                           DUE TO
                                          --------------------              -------------------
                                           VOLUME      RATE        NET       VOLUME      RATE       NET
                                          --------   ---------   --------   --------   --------   --------
                                                                   (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Investment securities.................   $  404     $(1,268)   $  (864)    $  163     $  832    $   995
  Loans, net and mortgage loans held for
     sale...............................    3,871      (2,917)       954      2,433      5,431      7,864
  Mortgage-backed securities............    3,173        (201)     2,972      2,102        137      2,239
                                           ------     -------    -------     ------     ------    -------
     Total interest-earning assets......    7,448      (4,386)     3,062      4,698      6,400     11,098
                                           ------     -------    -------     ------     ------    -------
INTEREST-BEARING LIABILITIES:
  Money market deposit accounts.........      (24)       (193)      (217)      (100)         4        (96)
  Savings accounts......................      407        (779)      (372)       439        503        942
  NOW accounts..........................       66        (230)      (164)        67        (52)        15
  Certificate accounts..................     (584)       (285)      (869)     3,510      1,482      4,992
                                           ------     -------    -------     ------     ------    -------
     Total..............................     (135)     (1,487)    (1,622)     3,916      1,937      5,853
  Borrowed funds........................    3,317      (2,144)     1,173        (81)     1,509      1,428
  Corporation-obligated mandatorily
     redeemable capital securities......    2,372          12      2,384      1,138          0      1,138
                                           ------     -------    -------     ------     ------    -------
     Total interest-bearing
       liabilities......................    5,554      (3,619)     1,935      4,973      3,446      8,419
                                           ------     -------    -------     ------     ------    -------
Net change in net interest income.......   $1,894     $  (767)   $ 1,127     $ (275)    $2,954    $ 2,679
                                           ======     =======    =======     ======     ======    =======

                                 ASSET QUALITY

      The following table sets forth information regarding non-performing assets, which consist of: non-performing loans, real estate owned ("REO") and other repossessed assets. In addition to identifying non-performing loans, as discussed below, the Company identifies loans that are characterized as impaired. Accordingly, loans categorized as impaired include commercial real estate, multi-family, business loans and restructured loans as well as other identified loans. At December 31, 2001, non-performing loans totaled $1.2 million, impaired loans totaled $216,000, consisting of commercial real estate loans. It is the policy of the Company to generally cease accruing interest on loans 90 days or more past due and charging off all accrued interest. For the years ended December 31, 2001, 2000 and 1999, the amount of additional interest income that would have been recognized on non-performing loans if such loans had continued to perform in accordance with their contractual terms was $32,000, $40,000 and ($2,000), respectively. For the same periods, the difference between the amount of interest income which would have been recognized on impaired loans if such loans were performing in accordance with their regular terms and actual amounts recognized was $0, $0 and $2,000, respectively.

                                                                       AT DECEMBER 31,
                                                              ---------------------------------
                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
NON-PERFORMING LOANS:
  Residential real estate:
     One- to four-family....................................  $     983   $     418   $     721
  Commercial real estate....................................         --          --          25
  Other Loans...............................................        175         538          --
                                                              ---------   ---------   ---------
  Total.....................................................      1,158         956         746
Real estate owned, and other repossessed assets, net(3).....         31         145         376
                                                              ---------   ---------   ---------
  Total non-performing assets...............................      1,189       1,101       1,122
Restructured loans..........................................        203         206         210
                                                              ---------   ---------   ---------
Total risk elements.........................................  $   1,392   $   1,307   $   1,332
                                                              =========   =========   =========
Allowance for loan losses as a percent of loans(1)..........       1.13%       1.07%       1.01%
                                                              =========   =========   =========
Allowance for loan losses as a percent of non-performing
  loans(2)..................................................   1,064.59    1,145.50    1,428.20
Non-performing loans as a percent of loans(1)(2)............       0.11        0.09        0.07
Non-performing assets as a percent of total assets(4).......       0.08        0.08        0.09

---------------

(1) Loans includes loans, net and mortgage loans held for sale, excluding allowance-for loan losses.

(2) Non-performing loans consist of all 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectibility of interest or principal.

(3) REO balances and other repossessed assets are shown net of related valuation allowances.

(4) Non-performing assets consist of non-performing loans and real estate owned
    (REO).

      All of the impaired loans have been measured using the discounted cash flow method or the fair value of the collateral method if the loan is collateral dependent. During the year ended December 31, 2001, the average recorded value of impaired loans was $214,000; $14,000 of interest income was recognized and $14,000 of interest income would have been recognized under original terms. The composition of impaired loans by type is shown below:

                                                 DECEMBER 31,
                                              ------------------
                                              2001   2000   1999
                                              ----   ----   ----
                                                (IN THOUSANDS)
  Impaired loans:
       Commercial real estate                 $216   $206   $235
                                              ----   ----   ----
         Total impaired loans                 $216   $206   $235
                                              ====   ====   ====

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

      Management believes the allowance is adequate to absorb probable loan losses. Management's methodology to estimate loss exposure inherent in the portfolio includes an analysis of individual loans deemed to be impaired, reserve allocations for various loan types based on payment status or loss experience and an unallocated allowance that is maintained based on management's assessment of many factors including trends in loan delinquencies and charge-offs, current economic conditions and their effect on borrowers' ability to pay, underwriting standards by loan type, mix and balance of the portfolio, and the performance of individual loans in relation to contract terms. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance based on their judgments about information available to them at the time of their examination.

      While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is affected by changes in market conditions.

      Amounts provided for the years 2001, 2000 and 1999 were $820,000, $1.0 million and $1.6 million, respectively. The decrease in the provision for the year ended December 31, 2001 was due to continued low levels of non-performing loans and improved coverage ratio of allowance for loan losses as a percent of loans. During the year ended December 31, 2001, there were recoveries of $361,000 credited to, and charge-offs of $234,000 taken against this allowance. As of December 31, 2001, the Company's allowance for loan losses was 1.13% of total loans compared to 1.07% as of December 31, 2000. Management believes the increased coverage ratio in 2001 is prudent due to the balance increase in the combined total of construction and land, commercial real estate, home equity and improvement, multi-family and business loans. These combined total balances increased from $285.5 million at December 31, 2000 to $327.7 million at December 31, 2001, an increase of 15%. These loans aggregated to 31.0% and 27.6% of the total loans, net, at December 31, 2001 and 2000, respectively. The Company had non-performing loans of $1.2 million and $956,000 at December 31, 2001 and December 31, 2000, respectively. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of allowance for loan losses.

      The following table sets forth activity in the Company's allowance for loan losses for the periods indicated.

                                                              AT OR FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                     -------------------------------------------
                                                      2001      2000     1999     1998     1997
                                                     -------   ------   ------   ------   ------
                                                                   (IN THOUSANDS)
Balance at beginning of period.....................  $11,381   10,654    8,500   $6,600   $4,400
Allowance for loan losses at acquisition date (BNB
  in 1997 and Forward Financial in 1999)...........       --       --      170       --      620
Provision for loan losses..........................      820    1,000    1,626    1,642    1,696
CHARGE-OFFS:
  One-to four-family...............................      118      125       19       51      370
  Multi-family.....................................        0        0        1        2       84
  Commercial.......................................        0        0        0       75       45
  Construction and land............................        0        0        0        0        0
Other..............................................      116      329       36      131       16
                                                     -------   ------   ------   ------   ------
  Total............................................      234      454       56      259      515
Recoveries.........................................      361      181      414      517      399
                                                     -------   ------   ------   ------   ------
Balance at end of period...........................  $12,328   11,381   10,654   $8,500   $6,600
                                                     =======   ======   ======   ======   ======
Ratio of net charge-offs/(net recoveries) during
  the period to average loans outstanding during
  the period.......................................    (0.01)%   0.03%   (0.04)%  (0.03)%   0.02%
                                                     =======   ======   ======   ======   ======

      As part of the Company's determination of the adequacy of the allowance for loan losses, the Company monitors its loan portfolio through its Asset Classification Committee. The Committee classifies loans depending on risk of loss characteristics. The most severe classification before a charge-off is required is "sub-standard." At December 31, 2001, 2000 and 1999, the Company classified (excluding REO) $2.8 million, $3.1 million and $3.6 million as sub-standard assets, respectively. Included in these amounts were $1.2 million, $956,000, and $746,000 in non-performing assets, respectively. In the opinion of management, the performing sub-standard loans evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become non-performing assets in future periods. The Asset Classification Committee, which meets quarterly, determines the adequacy of the allowance for loan losses through ongoing analysis of historical loss experience, the composition of the loan portfolios, delinquency level, underlying collateral values, cash flow values and state of the real estate economy. Utilizing these procedures, management believes that the allowance for loan losses at December 31, 2001 was sufficient to provide for anticipated losses inherent in the loan portfolio.

COMPARISON OF FINANCIAL CONDITION AND OPERATING RESULTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000.

CHANGES IN FINANCIAL CONDITION

      The Company's total assets at December 31, 2001 were $1.471 billion, compared to $1.328 billion at December 31, 2000, an increase of $143.0 million or 10.8%. Asset growth was primarily attributable to a $79.6 million increase in mortgage-backed securities available for sale and a $45.3 million increase in cash and cash equivalents. The growth in loans, net was $19.4 million and was primarily due to increased originations of construction and land, commercial real estate, multi-family and equity line loans, partially offset by a reduction of $24.5 million in residential 1-4 family loans. Loans, net, increased from a balance of $1.036 billion at December 31, 2000 to a balance of $1.056 billion at December 31, 2001. The combined balances of construction and land, commercial real estate, multi-family, equity and business loans increased by $42.2 million, from a balance of $285.5 million at December 31, 2000 to a balance of $327.7 million at December 31, 2001. Mortgage-backed securities held to maturity declined by $14.5 million, from a balance of $55.3 million at December 31, 2000 to a balance of $40.8 million at December 31, 2001 due to rapid amortization and pre-payments precipitated by falling interest rates. Total cash and cash equivalents increased by $45.3 million, or 89.4%, from a balance of $50.7 million at December 31, 2000 to $96.0 million at December 31, 2001. The increase was primarily due to a $39.1 million increase in FHLB overnight and federal funds sold. This larger than normal balance was generally the result of heavy cash infusion from large sales of loans during the month of December 2001.

      Deposit accounts increased by $34.9 million from a balance of $849.6 million at December 31, 2000 to a balance of $884.5 million at December 31, 2001. Also, there was a net reduction of $26.6 million of wholesale-brokered certificates of deposit. Thus, retail deposits increased by a total of $61.5 million as most of the Company's branch offices experienced moderate growth. FHLB advances and other borrowings increased $104.7 million to a balance of $449.0 million at December 31, 2001, compared to $344.3 million at December 31, 2000. Deposit growth and FHLB advances were used to support balance sheet growth as the Company continues to leverage its capital base. The Company's corporation-obligated mandatorily redeemable capital securities ("trust preferred securities") totaled $32.0 million at December 31, 2001 and 2000 as a result of the $10.0 million issuance on July 26, 2000 and $22.0 million issuance on September 22, 2000. All but a small percentage of the trust preferred securities are includable in regulatory capital calculations. Total stockholders' equity was $93.4 million at December 31, 2001, or $21.39 per share, compared to $89.9 million, or $19.82 per share, at December 31, 2000. Stockholders' equity increased during the year ended December 31, 2001 due to the combined effects of net income and the amortization of the Stock-based Incentive Plans, the Employee Stock Ownership Plan ("ESOP"), exercise of stock options and the change in market valuation, net of taxes, of the available-for sale securities portfolio, offset by the completion of the eighth and commencement of the ninth 5% stock repurchase programs and dividends paid. The stockholders' equity to total assets ratio of the Company was 6.3% and 6.8% at December 31, 2001 and 2000, respectively.

RESULTS OF OPERATIONS

General

      Net income for the year ended December 31, 2001 was $9.7 million, or $2.18 basic earnings per share and $2.05 diluted earnings per share, compared to $9.7 million, or $2.07 basic earnings per share and $2.01 diluted earnings per share for the comparable period in 2000. The return on average stockholder's equity was 10.3% during the year ended December 31, 2001, compared to 10.7% for the year ended December 31, 2000. Return on average assets was 0.69% for the year ended December 31, 2001, compared to 0.75% for the year ended December 31, 2000. Earnings were impacted by a decline in net interest margins, which were 2.86% for the year ended December 31, 2001, compared to 3.02% for the prior year. Federal Reserve induced decreases in short-term interest rates throughout 2001 caused yields to decline rapidly on adjustable-rate loan products, investments and heavy refinancings of higher yielding loans. While interest rates paid on deposits and borrowings were also lowered during 2001, management was unable to reduce interest rates on core deposits in lock-step with overall market interest rates due to generally low interest rates paid on core deposits. The Company's net interest margin was also negatively impacted by the inclusion of interest expense on the trust preferred for a full year in the calculation of the net interest margin, whereas the trust preferred were outstanding for less than one-half the year 2000. However, declining interest rates during 2001 provided the Company with an opportunity to increase volumes of loans sold in the secondary market. Gain on the sale of loans increased from $9.0 million for the year ended December 31, 2000 to $10.6 million for the current year.

Interest Income

      Total interest income for the year ended December 31, 2001 increased by $3.1 million to $94.9 million compared to $91.8 million for the year ended December 31, 2000. An increase in interest earned on mortgage-backed securities was the major contributor to the increase in interest income. The increase in interest income in 2001 was attributable to higher average balances of interest earning assets, partially offset by a decline in yields. The increased balances were primarily increases in the average balance of mortgage-backed securities and the average balance of loans. Average loan balances increased from $1.036 billion for 2000 to $1.086 billion for 2001. The increased average loan, net, balances generated an additional $3.9 million of interest earned while lower yields reduced interest earned on loans, net, by $2.9 million. The lower yields were generally the result of falling interest rates during 2001. The Company slowed the decline in yields by continuing to increase volume of construction and land, commercial real estate, equity and business loans. The loan portfolio average loan yield was 7.54% for 2001 compared to an average yield of 7.81% for 2000. Interest income on mortgage-backed securities increased by $2.9 million for the year ended December 31, 2001 due to an increase in average balances compared to the prior year. Average mortgage-backed securities balances increased by $48.9 million from an average of $67.7 million during 2000 to an average of $116.6 million during 2001. The major reason for the increase in the average balance was due to the purchase of collateralized mortgage obligations, (CMO's) as the Company continued to leverage its balance sheet to improve net interest income. The majority of the CMOs purchased are agency issued instruments secured by long term 1-4 family fixed rate mortgages. However, the expected average life of the securities purchased was less than four years. At December 31, 2001 the weighted average coupon of the CMO portfolio was 6.52% with an effective yield of 6.46%. The yields on mortgage-backed securities declined by 17 basis points from an average yield of 6.49% in 2000 to 6.32% in 2001. Higher average balances generated an increase in interest earned on mortgage-backed securities of $3.0 million, while lower yields reduced interest earned on such securities by $201,000 in 2001 when compared to interest earned in 2000. Interest income on investment securities and FHLB overnight and federal funds sold decreased by $864,000 to $5.6 million for the year ended December 31, 2001, compared to $6.5 million for the year ended December 31, 2000. The primary reason for the decrease is due to a lower average yield of 5.52% for the year ended December 31, 2001, compared to an average yield of 6.77% for the year ended December 31, 2000. Investment securities balances averaged $101.7 million during the year ended December 31, 2001, compared to average balances of $95.7 million for the prior year.

Interest Expense

      Interest expense increased by $2.0 million, or 3.6%, for the year ended December 31, 2001 to $57.6 million compared to $55.6 million for the year ended December 31, 2000. The increase in interest expense for the year ended December 31, 2001 was due to higher interest expense on borrowed funds and the inclusion of interest expense on the trust preferred for the full year 2001, compared to less than one-half year in 2000. Interest expense on deposit accounts declined by $1.6 million for the year ended December 31, 2001, compared to the year ended December 31, 2000 due to the effects of lower cost of funds, partially offset by interest expense on higher average balances. Average savings balances were $767.5 million for the year ended December 31, 2001 compared to average deposit balances of $755.0 million for the prior year. The increased average balances for the year ended December 31, 2001 were primarily attributable to growth of $14.5 million in the average balance of savings accounts and growth of $8.7 million in NOW account average balances, partially offset by a decline of $9.9 million in the average balance of certificate accounts. The average balance of certificate accounts amounted to $410.1 million for the year ended December 31,2001, compared to an average balance of $420.0 million for the prior year. Because of the longer-term nature of certificate accounts, the average cost declined only 7 basis points, to an average cost of 5.82% for the year ended December 31, 2001, compared to 5.89% for the prior year. The overall average cost of deposit accounts declined from 4.20% for the year ended December 31, 2000 to an average cost of 3.92% for the current year. For the year ended December 31, 2001, average balances of regular savings accounts and NOW accounts amounted to $174.7 million and $127.8 million, respectively, compared to the prior year average balances of $160.1 million and 119.1 million, respectively. The cost of funds of money market deposit, savings and NOW accounts declined by 35 basis points, 45 basis points and 18 basis points, respectively in the year ended December 31, 2001 compared to the prior year. The Company's cost of interest bearing liabilities has declined slower than overall market rates as the high percentage of core deposits already bear low interest rates and such rates and market conditions precluded further substantial declines in the interest rate paid on these accounts. Borrowed funds consisted of FHLB advances and were used generally to fund loan portfolio growth. Average balances of FHLB advances were $419.9 million during the year ended December 31, 2001, an increase of $53.4 million from the prior year average balance of $366.5 million. The average cost of borrowed funds declined by 51 basis points, from 6.21% for the year ended December 31, 2001 to an average of 5.70% for the current year.

Provision for Loan Losses

      The provision for loan losses amounted to $820,000 for the year ended December 31, 2001, compared to $1.0 million for the year ended December 31, 2000. The provision was based on management's evaluation of the growth and change in composition of the Company's loan portfolio, existing real estate market conditions, the level of charge-offs and classified assets. Total non-performing loans increased to $1.2 million, or 0.11% of loans, net, at December 31, 2001 from $956,000, or 0.09% of loans, net, at December 31, 2000. The Company recorded net recoveries of $127,000 during the year ended December 31, 2001, compared to net charge-offs of $273,000 during 2000. The allowance for loan losses as a percentage of total loans was 1.13% at December 31, 2001 compared to 1.07% at December 31, 2000. As a percentage of total non-performing loans, the allowance for loan losses was 1,065% at December 31, 2001, compared to 1,190% a year earlier. See also "Asset Quality" included elsewhere herein.

Non-Interest income

      Total non-interest income increased to $16.6 million for the year ended December 31, 2001 from $14.4 million for the year ended December 31, 2000. Gain on sale of loans, which increased from $9.0 million for the year ended December 31, 2000 to $10.6 million for the year ended December 31, 2001, was the primary contributor to such increase. The increase was primarily due to record mortgage loan sales, made possible by the high volume of lending activity initiated by historically low interest rates, offset somewhat by lower gains on sale of manufactured housing loans. The lower gain on sales of manufactured housing loans is primarily due to recessionary conditions in the manufactured housing industry. If such market conditions persist, it may continue to adversely affect the Company's manufactured housing loan sale activity and could result in losses from such operations and/or lead to impairment of goodwill attributable to such operations. Deposit service fees increased from $2.0 million for the year ended December 31, 2000 to $2.5 million for the current year due primarily to higher levels of debit card fees and increased deposit service fees resulting from higher levels of deposit accounts during the current year. Loan processing and servicing income was a negative $275,000 for the year ended December 31, 2001, compared to income of $661,000 for the year ended December 31, 2000. The decline was due to adjustments for the impairment of originated mortgage servicing rights ("OMSR") in the current year. Adjustments to the OMSR were necessary due to the higher than expected levels of prepayments during the current year for loans serviced by the Company. Other non-interest income increased to $1.8 million for the year ended December 31, 2001, compared to $1.5 million for the prior year, due primarily to the recognition of a $273,000 gain resulting from NYCE's sale of its bank automated teller machine clearing network to a third party and the $157,000 gain on the sale of the Company's former Billerica Office location.

Non-Interest Expense

      Total non-interest expense for the year ended December 31, 2001 was $38.2 million, compared to $34.5 million for 2000. The increase in non-interest expense was primarily due to increased expenses in compensation and benefits, occupancy and equipment and other non-interest expense. For the year ended December 31, 2001, compensation and benefits were $21.7 million, compared to $20.1 million for the prior year, an increase of $1.6 million. This increase was primarily due to higher than usual sales commissions and expenses incurred for the record volume of loan originations and normal year over year employee expense increases. Occupancy and equipment expense increased by $481,000 for the year ended December 31, 2001 compared to the prior year due in part to higher depreciation expenses associated with office renovations as well as expenses incurred by the addition of the new Woburn Office, which opened in May 2000. Real estate operations provided income of $257,000 in the year ended December 31, 2000, due to income recognized in the dissolution of a real estate subsidiary of BFS, whereas the Company incurred an expense of $7,000 for the year ended December 31, 2001. For the year ended December 31, 2001, other non-interest expense was $7.6 million compared to $6.3 million for the year ended December 31, 2000. This increase was primarily due to higher outside professional fees and a variety of other increased expenses.

Income Taxes

      Income tax expense was $5.2 million and $5.3 million for the years ended December 31, 2001 and 2000, resulting in effective tax rates of 35.0% and 35.5%, respectively.

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

Deposit accounts increased by $79.6 million from a balance of $770.0 million at December 31, 1999 to a balance of $849.6 million at December 31, 2000. This increase included $20.8 million of deposits from the Company's new Woburn Office. Also, there was a net reduction of $17.8 million of wholesale-brokered certificates of deposit. Deposit growth was believed to be enhanced by the run-off from other institutions, caused by the disruptive effects of consolidation in the Company's primary market area. FHLB advances and other borrowings decreased $43.2 million to a balance of $344.3 million at December 31, 2000, compared to $387.6 million at December 31, 1999 as portions of deposit inflows and proceeds from the Company's issuance of corporation-obligated mandatorily redeemable capital securities ("trust preferred securities") were used to repay maturing FHLB advances. Trust preferred securities totaled $32.0 million at December 31, 2000 as a result of the $10.0 million issuance on July 26, 2000 and $22.0 million issuance on September 22, 2000. All but a small percentage of the trust preferred securities are includable in regulatory capital calculations. Total stockholders' equity was $89.9 million at December 31, 2000, or $19.82 per share, compared to $85.7 million, or $17.88 per share, at December 31, 1999. Stockholders' equity increased during the year ended December 31, 2000 due to the combined effects of net income and the amortization of the Stock-based Incentive Plans, the Employee Stock Ownership Plan ("ESOP") and the change in market valuation, net of taxes, of the available-for sale securities portfolio, offset by the completion of the sixth and commencement of the seventh 5% stock repurchase programs and dividends paid. The stockholders' equity to total assets ratio of the Company was 6.8% at December 31, 2000 and 1999.

RESULTS OF OPERATIONS

General

      Net income for the year ended December 31, 2000 was $9.7 million, or $2.07 basic earnings per share and $2.01 diluted earnings per share, compared to $8.6 million, or $1.78 basic earnings per share and $1.71 diluted earnings per share for the comparable period in 1999. The return on average stockholder's equity improved to 10.7% during the year ended December 31, 2000, compared to 10.0% for the year ended December 31, 1999. Return on average assets improved to 0.75% for the year ended December 31, 2000, compared to .72% for the year ended December 31, 1999. Increased earnings were primarily attributable to higher net interest income, due to improved net interest margins and increased balances of interest earning assets. The net interest margin in 2000 increased to 3.11% from 2.97% during 1999. Federal Reserve induced increases in short-term interest rates during 1999 and early 2000 created a flat yield curve that caused industry-wide margin compression until the latter half of 2000 when interest rates began to fall. The Company's margin increased primarily due to the Company's continuing efforts to expand the portfolio of commercial real estate, construction and land, equity, consumer and business loans and the effects of including interest expense on the trust preferred as non-interest expense.

Interest Income

      Total interest income for the year ended December 31, 2000 increased by $11.1 million to $91.8 million compared to $80.7 million for the year ended December 31, 1999. Interest on loans increased by $7.9 million, or 10.8%, to $81.0 million, during 2000 compared to $73.1 million during 1999. The increase in interest income in 2000 was attributable to higher yields and increased average balances of interest earning assets. The increased balances were primarily increases in the average balance of mortgage-backed securities and the average balance of loans. Average loan balances increased from $1.003 billion for 1999 to $1.036 billion for 2000. The increased average loan, net, balances generated an additional $2.4 million of interest earned while higher yields increased interest earned on loans, net, by $5.4 million. The higher yields were generally the result of rising interest rates during the latter part of 1999 and early 2000 and the increased volume of construction and land, commercial real estate, equity and business loans. The loan portfolio average loan yield increased to 7.81% for 2000 compared to an average yield of 7.29% for 1999. Interest income on mortgage-backed securities increased by $2.2 million for the year ended December 31, 2000 due primarily to an increase in average balances compared to the prior year. Average mortgage-backed securities balances increased by $33.4 million from an average of $34.2 million during 1999 to an average of $67.7 million during 2000. The major reason for the increase in the average balance was due to the securitization of $50.0 million of loans into FHLMC mortgage-backed securities. The yields on mortgage-backed securities increased by 20 basis points from an average yield of 6.29% in 1999 to 6.49% in 2000. The combined effects of increased volume and yield resulted in an increase in interest earned on such securities in 2000 of $2.1 million, compared to 1999. Interest income on investment securities and overnight federal funds sold increased by $995,000 to $6.5 million for the year ended December 31, 2000, compared to $5.5 million for the year ended December 31, 1999. The primary reason for the increase is due to higher average yield of 6.77% for the year ended December 31, 2000, compared to an average yield of 5.90% for the year ended December 31, 1999. Investment securities balances averaged $95.7 million during the year ended December 31, 2000, compared to average balances of $93.0 million for the prior year.

Interest Expense

      Interest expense increased by $7.3 million, or 15.5%, for the year ended December 31, 2000 to $54.5 million compared to $47.2 million for the year ended December 31, 1999. The increase in interest expense for the year ended December 31, 2000 was due primarily to higher interest expense on deposit accounts. Interest expense on deposit accounts increased by $5.9 million for the year ended December 31, 2000 due primarily to the effects of higher average balances of $755.0 million for the year ended December 31, 2000 compared to average deposit balances of $669.0 million for the prior year. The increased average balances were primarily attributable to growth of $63.4 million in the average balance of certificate accounts for the year ended December 31, 2000. The average balance of certificate accounts amounted to $420.0 million for the year ended December 31, 2000, compared to an average balance of $356.7 million for the prior year. The higher average balance in certificate accounts was the largest contributor to the increase in interest expense; $3.5 million for the year ended December 31, 2000. The increased cost of funds for certificate accounts contributed an additional $1.5 million increase in interest expense on deposit accounts. The average cost of deposit accounts increased from 3.87% for the year ended December 31, 1999 to an average cost of 4.20% for the current year. For the year ended December 31, 2000, average balances of regular savings accounts and NOW accounts increased by $17.7 million and $8.4 million, respectively, compared to the prior year. Borrowed funds consisted primarily of FHLB advances that are used generally to fund loan portfolio growth. Average balances of FHLB advances were essentially unchanged and averaged $366.5 million during the year ended December 31, 2000, a decrease of $1.4 million from the prior year average balance of $367.8 million. The average cost of borrowed funds increased by 41 basis points, from 5.80% for the year ended December 31, 1999 to an average of 6.21% for the current year.

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

Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") no. 133, "Accounting for Derivative Instruments and Certain Hedging Activities." In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133." SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. The impact of adoption was not material to the Company.

      In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No.
142. The Company has adopted the provisions of SFAS No. 142 effective January 1, 2002.

      In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Statement requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. As of January 1, 2002, the Company has performed the required transition impairment test of goodwill and has determined that no impairment adjustment is required.

      Goodwill of a reporting unit shall be tested for impairment on an annual basis and between annual tests in certain circumstances. The impairment evaluation requires the Company to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, an indication exists that the reporting unit goodwill may be impaired and the Company must perform the second step of the impairment test. In the second step, the Company must compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The difference between the implied fair value and the carrying value of the goodwill is the amount of the impairment.

      At December 31, 2001, the Company had $17.8 million of goodwill on its balance sheet that was being amortized at a rate of approximately $1.4 million annually. The adoption of this Statement is expected to increase basic earnings per share by approximately $.21 and diluted earnings per share by approximately $.20, assuming no impairment expense, based on outstanding weighted average share data at December 31, 2001.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
BostonFed Bancorp, Inc.:


We have audited the accompanying consolidated balance sheets of BostonFed Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


KPMG, LLC

Boston, Massachusetts
January 22, 2002

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2001 and 2000

           (Dollars in thousands, except share and per share amounts)


                                    ASSETS                                             2001            2000
                                                                                   -----------     -----------
Cash and due from banks (note 1)                                                   $    47,799          41,499
Federal funds sold                                                                      47,888           8,809
Certificates of deposit                                                                    270             367
                                                                                   -----------     -----------
                  Total cash and cash equivalents                                       95,957          50,675
Investment securities available for sale (amortized cost of $62,868 for 2001
     and $63,361 for 2000) (note 3)                                                     63,258          63,421
Investment securities held to maturity (fair value of $598 for 2001
     and $2,328 for 2000) (notes 4 and 10)                                                 554           2,304
Mortgage-backed securities available for sale (amortized cost of $95,139
     for 2001 and $15,488 for 2000) (notes 3 and 10)                                    94,922          15,372
Mortgage-backed securities held to maturity (fair value of $41,547 for 2001
     and $54,970 for 2000) (notes 4 and 10)                                             40,822          55,283
Mortgage loans held for sale                                                            24,612          12,816
Loans, net of allowance for loan losses of $12,328 for 2001 and $11,381
     for 2000 (notes 5 and 6)                                                        1,055,798       1,036,435
Accrued interest receivable (note 7)                                                     6,317           7,375
Stock in FHLB of Boston, at cost (note 10)                                              24,208          20,649
Bank-owned life insurance                                                               23,078          21,823
Premises and equipment, net (note 8)                                                    10,295          10,647
Goodwill, net of amortization (note 1)                                                  17,776          19,195
Deferred income tax asset, net (note 11)                                                   854           1,563
Prepaid expenses and other assets                                                       12,415          10,224
                                                                                   -----------     -----------
                  Total assets                                                     $ 1,470,866       1,327,782
                                                                                   ===========     ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposit accounts (note 9)                                                     $   884,516         849,647
     Federal Home Loan Bank advances and other borrowings (note 10)                    449,000         344,334
     Corporation obligated mandatorily redeemable capital securities (note 13)          32,000          32,000
     Advance payments by borrowers for taxes and insurance                               2,614           2,864
     Accrued expenses and other liabilities                                              9,348           9,024
                                                                                   -----------     -----------
                  Total liabilities                                                  1,377,478       1,237,869
                                                                                   -----------     -----------
Commitments and contingencies (notes 3, 4, 5, 8 and 14)
Stockholders' equity (notes 2 and 12):
     Preferred stock, $.01 par value. Authorized 1,000,000 shares; none issued              --              --
     Common stock, $.01 par value. Authorized  17,000,000 shares; 6,589,617
        shares issued for 2001 and 2000                                                     66              66
     Additional paid-in capital                                                         68,259          67,538
     Retained earnings                                                                  64,702          57,696
     Accumulated other comprehensive income                                                105              88
     Treasury stock, at cost (2,138,964 and 1,956,736 shares for 2001 and 2000,
        respectively)                                                                  (39,158)        (34,281)
     Unallocated ESOP shares                                                              (529)         (1,058)
     Unearned stock-based incentive plan                                                   (57)           (136)
                                                                                   -----------     -----------
                  Total stockholders' equity                                            93,388          89,913
                                                                                   -----------     -----------
                  Total liabilities and stockholders' equity                       $ 1,470,866       1,327,782
                                                                                   ===========     ===========

See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2001, 2000 and 1999

                    (In thousands, except per share amounts)


                                                                           2001         2000         1999
                                                                         --------     --------     --------
Interest income:
     Loans (note 5)                                                      $ 81,914       80,960       73,096
     Investment securities                                                  5,150        6,024        4,818
     Mortgage-backed securities                                             7,365        4,393        2,154
     Federal funds sold                                                       467          457          668
                                                                         --------     --------     --------
                  Total interest income                                    94,896       91,834       80,736
                                                                         --------     --------     --------
Interest expense:
     Deposit accounts (note 9)                                             30,103       31,725       25,872
     Borrowed funds (note 10)                                              23,937       22,764       21,336
     Corporation obligated mandatorily redeemable capital securities
        distributions (note 13)                                             3,522        1,137           --
                                                                         --------     --------     --------
                  Total interest expense                                   57,562       55,626       47,208
                                                                         --------     --------     --------
                  Net interest income                                      37,334       36,208       33,528

Provision for loan losses (note 6)                                            820        1,000        1,626
                                                                         --------     --------     --------
                  Net interest income after provision for loan losses      36,514       35,208       31,902
                                                                         --------     --------     --------
Noninterest income:
     Gain on sale of loans                                                 10,625        9,009        3,017
     Deposit service fees                                                   2,476        1,961        1,742
     Income from bank owned life insurance (note 12)                        1,255        1,267          556
     Loan processing and servicing fees (note 5)                             (275)         661          583
     Gain (loss) on sale of investments (note 3)                              690            5          (28)
     Other                                                                  1,828        1,451        1,041
                                                                         --------     --------     --------
                  Total noninterest income                                 16,599       14,354        6,911
                                                                         --------     --------     --------
Noninterest expense:
     Compensation and benefits (note 12)                                   21,674       20,073       14,955
     Occupancy and equipment                                                4,737        4,256        3,284
     Data processing                                                        1,685        1,513        1,589
     Advertising expense                                                    1,032        1,051          691
     Deposit insurance premiums                                               167          164          368
     Real estate operations                                                     7         (257)         (71)
     Goodwill amortization (note 1)                                         1,418        1,406          284
     Other                                                                  7,528        6,302        4,200
                                                                         --------     --------     --------
                  Total noninterest expense                                38,248       34,508       25,300
                                                                         --------     --------     --------
                  Income before income taxes                               14,865       15,054       13,513
Income tax expense (note 11)                                                5,209        5,344        4,945
                                                                         --------     --------     --------
                  Net income                                             $  9,656        9,710        8,568
                                                                         ========     ========     ========

Basic earnings per share                                                 $   2.18         2.07         1.78
Diluted earnings per share                                               $   2.05         2.01         1.71
Weighted average shares outstanding - basic                                 4,436        4,700        4,825
Weighted average shares outstanding - diluted                               4,702        4,827        4,997

See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                  Years ended December 31, 2001, 2000 and 1999

               (In thousands, except shares and per share amounts)


                                        SHARES OF                 ADDITIONAL
                                         COMMON       COMMON       PAID-IN       RETAINED
                                          STOCK        STOCK       CAPITAL       EARNINGS
                                          -----        -----       -------       --------
Balance at December 31, 1998               6,590      $    66       66,417        44,256
    Common stock repurchased
      (144,360 shares at an average
      price of $17.31 per share)              --           --           --            --
    Stock options exercised
      (5,000 shares at an average
      price of $12.44 per share,
      net of tax benefit)                     --           --          (19)           --
    Cash dividends declared and               --           --
      paid ($.46 per share)                   --           --           --        (2,343)
    Reduction in unallocated ESOP
      shares charged to expense               --           --           --            --
    Appreciation in fair value of
      shares charged to expense
      for compensation plans                  --           --          800            --
    Earned portion of SIP shares
      charged to expense                      --           --           --            --
    Comprehensive income:
      Changes in net unrealized
      gain (loss) in investments
      available for sale, net                 --           --           --            --
    Net income                                --           --           --         8,568

      Comprehensive income
                                         -------      -------      -------       -------
Balance at December 31, 1999               6,590           66       67,198        50,481


                                                                                   UNEARNED
                                       ACCUMULATED                                  STOCK-
                                          OTHER                                     BASED
                                      COMPREHENSIVE                UNALLOCATED    INCENTIVE       TOTAL
                                         (LOSS)        TREASURY       ESOP          PLAN       STOCKHOLDERS'
                                         INCOME         STOCK        SHARES        ("SIP")       EQUITY
                                         ------         -----        ------        -------       ------
Balance at December 31, 1998                 312       (26,128)       (2,418)         (711)       81,794
    Common stock repurchased
      (144,360 shares at an average
      price of $17.31 per share)              --        (2,492)           --            --        (2,492)
    Stock options exercised
      (5,000 shares at an average
      price of $12.44 per share,
      net of tax benefit)                     --            88            --            --            69
    Cash dividends declared and
      paid ($.46 per share)                   --            --                                    (2,343)
    Reduction in unallocated ESOP
      shares charged to expense               --            --           755            --           755
    Appreciation in fair value of
      shares charged to expense
      for compensation plans                  --            --            --            --           800
    Earned portion of SIP shares
      charged to expense                      --            --            --           350           350
    Comprehensive income:
      Changes in net unrealized
      gain (loss) in investments
      available for sale, net             (1,797)           --            --            --        (1,797)
    Net income                                --            --            --            --         8,568
                                                                                                 -------
      Comprehensive income                                                                         6,771
                                         -------       -------       -------       -------       -------
Balance at December 31, 1999              (1,485)      (28,532)       (1,663)         (361)       85,704

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                  Years ended December 31, 2001, 2000 and 1999

               (In thousands, except shares and per share amounts)





                                        SHARES OF                  ADDITIONAL
                                          COMMON       COMMON       PAID-IN       RETAINED
                                          STOCK        STOCK        CAPITAL       EARNINGS
                                          -----        -----        -------       --------
    Common stock repurchased
      (332,400 shares at an average
      price of $17.71 per share)              --      $    --            --            --
    Stock options exercised
      (7,800 shares at an average
      price of $13.06 per share,
      net of tax benefit)                     --           --            (8)           --
    Cash dividends declared and
      paid ($.52 per share)                   --           --            --        (2,495)
    Reduction in unallocated ESOP
      shares charged to expense               --           --            --            --
    Appreciation in fair value of
      shares charged to expense
      for compensation plans                  --           --           348            --
    Earned portion of SIP shares
      charged to expense                      --           --            --            --
    Comprehensive income:
      Changes in net unrealized
      gain in investments
      available for sale, net                 --           --            --            --
    Net income                                --           --            --         9,710
      Comprehensive income
                                         -------      -------       -------       -------
Balance at December 31, 2000               6,590           66        67,538        57,696


                                                                                  UNEARNED
                                       ACCUMULATED                                 STOCK-
                                          OTHER                                     BASED
                                      COMPREHENSIVE                UNALLOCATED    INCENTIVE       TOTAL
                                         (LOSS)        TREASURY        ESOP         PLAN      STOCKHOLDERS'
                                         INCOME         STOCK         SHARES       ("SIP")        EQUITY
                                         ------         -----         ------       -------        ------
    Common stock repurchased
      (332,400 shares at an average
      price of $17.71 per share)              --       (5,886)           --            --         (5,886)
    Stock options exercised
      (7,800 shares at an average
      price of $13.06 per share,
      net of tax benefit)                     --          137            --            --            129
    Cash dividends declared and
      paid ($.52 per share)                   --           --            --            --         (2,495)
    Reduction in unallocated ESOP
      shares charged to expense               --           --           605            --            605
    Appreciation in fair value of
      shares charged to expense
      for compensation plans                  --           --            --            --            348
    Earned portion of SIP shares
      charged to expense                      --           --            --           225            225
    Comprehensive income:
      Changes in net unrealized
      gain in investments
      available for sale, net              1,573           --            --            --          1,573
    Net income                                --           --            --            --          9,710
                                                                                                 -------
      Comprehensive income                                                                        11,283
                                         -------       -------       -------       -------       -------
Balance at December 31, 2000                  88      (34,281)       (1,058)         (136)        89,913

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                  Years ended December 31, 2001, 2000 and 1999

               (In thousands, except shares and per share amounts)


                                        SHARES OF                 ADDITIONAL
                                          COMMON       COMMON      PAID-IN       RETAINED
                                          STOCK        STOCK       CAPITAL       EARNINGS
                                          -----        -----       -------       --------
    Common stock repurchased
      (307,626 shares at an average
      price of $22.45 per share)              --      $    --           --            --
    Stock options exercised
      (109,798 shares at an average
      price of $12.51 per share,
      net of tax benefit)                     --           --         (256)           --
    Cash dividends declared and
      paid ($.58 per share)                   --           --           --        (2,650)
    Reduction in unallocated ESOP
      shares charged to expense               --           --           --            --
    Appreciation in fair value of
      shares charged to expense
      for compensation plans                  --           --          684            --
    Earned portion of SIP shares
      charged to expense                      --           --           --            --
    Tax Benefit on SIP Distribution           --           --          293            --
    Comprehensive income:
      Changes in net unrealized
      gain in investments
      available for sale, net                 --           --           --            --
    Net income                                --           --           --         9,656

      Comprehensive income
                                         -------      -------      -------       -------
Balance at December 31, 2001               6,590      $    66       68,259        64,702
                                         =======      =======      =======       =======


                                                                                 UNEARNED
                                       ACCUMULATED                                STOCK-
                                          OTHER                                    BASED
                                      COMPREHENSIVE               UNALLOCATED    INCENTIVE       TOTAL
                                         (LOSS)       TREASURY       ESOP          PLAN      STOCKHOLDERS'
                                         INCOME        STOCK        SHARES        ("SIP")        EQUITY
                                         ------        -----        ------        -------        ------
    Common stock repurchased
      (307,626 shares at an average
      price of $22.45 per share)              --       (6,907)           --            --        (6,907)
    Stock options exercised
      (109,798 shares at an average
      price of $12.51 per share,
      net of tax benefit)                     --        2,030            --            --         1,774
    Cash dividends declared and
      paid ($.58 per share)                   --           --            --            --        (2,650)
    Reduction in unallocated ESOP
      shares charged to expense               --           --           529            --           529
    Appreciation in fair value of
      shares charged to expense
      for compensation plans                  --           --            --            --           684
    Earned portion of SIP shares
      charged to expense                      --           --            --            79            79
    Tax Benefit on SIP Distribution           --           --            --            --           293
    Comprehensive income:
      Changes in net unrealized
      gain in investments
      available for sale, net                 17           --            --            --            17
    Net income                                --           --            --            --         9,656
                                                                                                -------
      Comprehensive income                                                                        9,673
                                         -------      -------       -------       -------       -------
Balance at December 31, 2001                 105      (39,158)         (529)          (57)       93,388
                                         =======      =======       =======       =======       =======


See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2001, 2000 and 1999

                             (Dollars in thousands)


                                                                                   2001           2000           1999
                                                                                ---------       --------       --------
Net cash flows from operating activities:
     Net income                                                                 $   9,656          9,710          8,568
     Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation, amortization and accretion, net                            2,817          2,670          1,465
           Earned SIP shares                                                           79            225            350
           Reduction in unallocated ESOP shares                                       529            605            755
           Appreciation in fair value of shares charged to expense for
               compensation plans                                                     684            348            800
           Income from bank-owned life insurance                                   (1,255)        (1,267)          (556)
           Provision for loan losses                                                  820          1,000          1,626
           Recovery for valuation allowance for real estate owned                      --              7             --
           Loans originated for sale                                             (592,310)      (259,134)      (301,464)
           Proceeds from sale of loans                                            591,139        271,501        305,315
           Net (gain) or loss on sale of investment securities                       (690)            (5)            28
           Deferred income tax expense                                                571            221            185
           Gain on sale of real estate acquired through foreclosure                    --             (4)           (15)
           Gain on sale of loans                                                  (10,625)        (9,009)        (3,017)
           Gain on sale of office premises                                           (217)            --             --
           Increase (decrease) in accrued interest receivable                       1,058         (1,108)          (718)
           Decrease in prepaid expenses and other assets                           (1,904)        (1,993)           (92)
           Increase (decrease) in accrued expenses and other liabilities              128          1,418         (3,190)
                                                                                ---------       --------       --------
                  Net cash provided by operating activities                           480         15,185         10,040
                                                                                ---------       --------       --------
Cash flows from investing activities:
     Net cash paid for acquisitions                                                    --           (975)       (28,609)
     Proceeds from sales of investment securities available for sale               26,743             46             --
     Proceeds from sale of mortgage-backed securities available for sale               --             --          4,034
     Proceeds from maturities of investment securities available for sale          25,412          6,000         20,375
     Proceeds from maturities of investment securities held to maturity             1,750             --          5,500
     Purchase of investment securities available for sale                         (52,053)       (14,904)       (27,329)
     Purchase of investment securities held to maturity                                --             --           (500)
     Purchase of mortgage-backed securities available for sale                   (101,843)        (1,986)        (5,005)
     Principal repayments of investments securities available-for-sale              1,217            628            657
     Principal repayments on mortgage-backed securities held to maturity           14,439          9,620          8,993
     Principal repayments on mortgage-backed securities available for sale         22,105          2,343          5,899
     Increase in portfolio loans, net                                             (20,183)       (55,816)       (79,700)
     Purchase of FHLB stock                                                        (3,559)          (338)        (2,509)
     Purchases of premises and equipment                                           (1,663)        (3,743)        (2,314)
     Proceeds from sale of real estate owned                                          147            314             61
     Proceeds from sale of office premises                                            790             --             --
     Additional investment in real estate owned                                        (2)           (86)           (98)
     Purchase of bank owned life insurance                                             --             --        (20,000)
                                                                                ---------       --------       --------
                  Net cash used in investing activities                           (86,700)       (58,897)      (120,545)
                                                                                ---------       --------       --------


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2001, 2000 and 1999

                             (Dollars in thousands)


                                                                                        2001           2000           1999
                                                                                     ---------       --------       --------
Cash flows from financing activities:
     Increase in deposits accounts                                                   $  34,869         79,598         62,905
     Proceeds from corporation obligated mandatorily redeemable
        capital securities                                                                  --         32,000             --
     Proceeds from Federal Home Loan Bank advances                                     510,078        476,199        356,581
     Repayments of Federal Home Loan Bank advances                                    (405,412)      (516,365)      (309,581)
     Proceeds from other borrowings                                                         --          1,945          3,055
     Repayments of other borrowings                                                         --         (5,000)            --
     Decrease in advanced payments by borrowers for taxes
        and insurance                                                                     (250)          (434)          (194)
     Cash dividends paid                                                                (2,650)        (2,495)        (2,343)
     Common stock repurchased                                                           (6,907)        (5,886)        (2,492)
     Stock options exercised                                                             1,774            129             69
                                                                                     ---------       --------       --------
                  Net cash provided by financing activities                            131,502         59,691        108,000
                                                                                     ---------       --------       --------
                  Net increase (decrease) in cash and cash equivalents                  45,282         15,979         (2,505)

Cash and cash equivalents at beginning of year                                          50,675         34,696         37,201
                                                                                     ---------       --------       --------
Cash and cash equivalents at end of year                                             $  95,957         50,675         34,696
                                                                                     =========       ========       ========

Supplemental disclosure of cash flow information:
Payments during the year for:
        Interest                                                                     $  54,187         55,475         46,460
        Taxes                                                                            4,824          4,567          7,283

Supplemental schedule of noncash investing activities:
     Transfers of mortgage loans to real estate owned                                $      --             --             83
     Conversion of real estate loans to mortgage-backed securities
        held to maturity                                                                    --         50,975             --

See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (DOLLARS IN THOUSANDS)

      BostonFed Bancorp, Inc. (the Company) is a bank holding company which is headquartered in Burlington, Massachusetts and provides a variety of loan and deposit services to its customers through a network of banking and finance locations. The Company's deposit gathering is concentrated in the communities surrounding its banking offices located in the greater Boston metropolitan area municipalities of Arlington, Bedford, Billerica, Boston, Burlington, Chelsea, Lexington, Peabody, Revere, Wellesley and Woburn.

      The Company is subject to competition from other financial institutions including commercial banks, other savings banks, credit unions, mortgage banking companies and other financial service providers. The Company is subject to the regulations of, and periodic examination by the Federal Reserve Bank (FRB). Boston Federal Savings Bank (BFS), a federally-chartered stock savings bank, is subject to the regulations of, and periodic examination by, the Office of Thrift Supervision (OTS). Broadway National Bank (BNB), a national chartered commercial bank, is subject to the regulations of, and periodic examination by the Office of the Comptroller of the Currency (OCC). The Federal Deposit Insurance Corporation (FDIC) insures the deposits of BFS through the Saving Association Insurance Fund (SAIF) and insures the deposits of BNB through the Bank Insurance Fund (BIF).

      The Company acquired BNB effective the close of business February 7, 1997, which was accounted for using the purchase method of accounting. The Company acquired Diversified Ventures, Inc. d/b/a Forward Financial Company (Forward Financial) and Ellsmere Insurance Agency, Inc. (Ellsmere) effective December 7, 1999, which were also accounted for using the purchase method. Forward originates loans primarily direct with customers purchasing or refinancing manufactured homes, recreational vehicles, and boats and subsequently sells substantially all such loans. Forward Financial is a subsidiary of BFS and Ellsmere is a subsidiary of BNB.

      In preparing these financial statements, management is required to make estimates that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses.

      (a)   PRINCIPLES OF CONSOLIDATION

            The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Boston Federal Savings Bank, Broadway National Bank, B.F. Funding Corporation (B.F. Funding), BFD Preferred Capital Trust I, and BFD Preferred Capital Trust II.

            Boston Federal Savings Bank includes its wholly owned subsidiaries, including Forward Financial Company. Broadway National Bank includes its wholly owned subsidiaries, including Ellsmere Insurance Agency, Inc. B.F. Funding is a business corporation formed at the direction of the Company under the laws of the Commonwealth of Massachusetts on August 25, 1995. B.F. Funding was established to lend funds to a Company sponsored employee stock ownership plan trust for the purchase of stock at the initial public offering. BFD Preferred Capital Trust I is a statutory business trust created under the laws of New York and BFD Preferred Capital Trust II is a statutory business trust created under the laws of Delaware. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current year's presentation.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


      (b)   CASH AND DUE FROM BANKS

            BFS and BNB are required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon certain deposit levels and amounted to $15,974 and $2,585 at BFS and BNB, respectively, at December 31, 2001.

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

      (d)   LOANS

            Loans are reported at the principal amount outstanding, reduced by unamortized discounts and net deferred loan origination fees. Loans held for sale are carried at the lower of aggregate cost or market value, considering loan production and sales commitments and deferred fees. Generally, all longer term (typically mortgage loans with terms in excess of fifteen years) fixed-rate residential one to four family mortgage loans are originated for sale and adjustable-rate loans are originated both for portfolio and for sale. Occasionally, the Company generates long-term fixed-rate loans, which are designated for portfolio at the time of origination.

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

            The Company sells mortgage loans for cash proceeds approximately equal to the principal amount of loans sold, but with yields to investors that reflect current market rates. Gain or loss is recognized at the time of sale.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


            Capitalized mortgage servicing rights are recognized, based on the allocated fair value of the rights to service mortgage loans for others. Mortgage servicing rights are amortized to loan processing and servicing fee income using a method which approximates the level yield method in proportion to, and over the period of, estimated net servicing income. Mortgage servicing rights are assessed for impairment based on the fair value of those rights. Prepayment experience on mortgage servicing rights is reviewed periodically and, when actual repayments exceed estimated prepayments, the balance of the mortgage servicing asset is adjusted by an impairment charge to earnings through a valuation allowance. The risk characteristics of the underlying loans used to measure impairment include interest rate and loan origination date.

            Accrual of interest on loans is generally discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days or more. Interest received on nonaccrual loans is applied against the principal balance and all amortization of deferred fees is discontinued. Accrual is generally not resumed until the loan is brought current, the loan becomes well secured and in the process of collection and, in either case, when concern no longer exists as to the collectibility of principal or interest.

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

                           December 31, 2001 and 2000


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

      (f)   GOODWILL

            Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over fifteen years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operation cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

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


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


      (h)   INCOME TAXES

            Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the accounting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The Company's deferred tax asset is reviewed periodically and adjustments to such asset are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset. A valuation allowance related to deferred tax assets is recognized when, in management's judgment, it is more likely than not that all, or a portion, of such deferred tax assets will not be realized.

      (i)   PENSION

            Pension cost is recognized over the employees' approximate service period.

      (j)   EMPLOYEE BENEFITS

            The Company measures compensation cost for stock-based compensation plans as the difference between the exercise price of options granted and the fair market value of the Company's stock at the grant date. The Company discloses proforma net income and earnings per share in the notes to its consolidated financial statements as if compensation cost was measured at the grant date based on the fair value of the award and recognized over the service period.

      (k)   EARNINGS PER SHARE

            Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year adjusted for the weighted average number of unallocated shares held by the Employee Stock Ownership Plan (ESOP) and the 1996 Stock-Based Incentive Plan (SIP). Diluted earnings per share reflects the effect on weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options were converted into common stock using the treasury stock method.

            A reconciliation of the weighted average shares outstanding for the years ended December 31 follows:

                                                     2001        2000        1999
                                                    ------      ------      ------
            Basic shares                            $4,436       4,700       4,825
            Dilutive impact of stock options           266         127         172
                                                    ------      ------      ------
                            Diluted shares          $4,702       4,827       4,997
                                                    ======      ======      ======


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


      (l)   COMPREHENSIVE INCOME

            Comprehensive income represents the change in equity of the Company during a period from transactions and other events and circumstances from non-shareholder sources. It includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. The following table shows the components of other comprehensive income for the years ended December 31:

                                                                  2001          2000         1999
                                                                -------       -------       ------
            Net income                                          $ 9,656         9,710        8,568
            Other comprehensive income, net of tax:
                Unrealized gains (losses) on securities:
                  Unrealized holding gains (losses)
                     arising during the period, net of tax
                     of $(413), $(561), and $794 for
                     2001, 2000, and 1999, respectively             466         1,576       (1,815)
                  Reclassification adjustment for losses
                     (gains) included in net income, net
                     of taxes of $241, $2, and $(10) for
                     2001, 2000 and 1999, respectively             (449)           (3)          18
                                                                -------       -------       ------
                                                                     17         1,573       (1,797)
                                                                -------       -------       ------
                            Comprehensive income                $ 9,673        11,283        6,771
                                                                =======       =======       ======

      (m)   RECENT ACCOUNTING PRONOUNCEMENTS

            In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No.133,Accounting for Derivative Instruments and Certain Hedging Activities. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133. SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. The impact of adoption was not material to the Company.

            In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. The Company has adopted the provisions of SFAS No. 142 effective January 1, 2002.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


            In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Statement requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. As of January 1, 2002, the Company has performed the required transition impairment test of goodwill and has determined that no impairment adjustment is required.

            Goodwill of a reporting unit shall be tested for impairment on an annual basis and between annual tests in certain circumstances. The impairment evaluation requires the Company to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, an indication exists that the reporting unit goodwill may be impaired and the Company must perform the second step of the impairment test. In the second step, the Company must compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The difference between the implied fair value and the carrying value of the goodwill is the amount of the impairment.

            At December 31, 2001, the Company had $17.8 million of goodwill on its balance sheet that was being amortized at a rate of approximately $1.4 million annually. The adoption of this Statement is expected to increase basic earnings per share by approximately $.21 and diluted earnings per share by approximately $.20, assuming no impairment expense, based on outstanding weighted average share data at December 31, 2001.

      (n)   TRANSFERS AND SERVICING OF ASSETS AND EXTINGUISHMENTS OF LIABILITIES

            The Company accounts and reports for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. This approach distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. After a transfer of financial assets, the Company recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. This financial components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the Company accounts for a transfer as a secured borrowing with a pledge of collateral.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(2)   STOCKHOLDERS' EQUITY (DOLLARS IN THOUSANDS)

      The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

      In addition to the 17,000,000 authorized shares of common stock, the Company has authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the Preferred Stock). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of December 31, 2001 and 2000, there were no shares of preferred stock issued.

      The Company, BFS and BNB are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company, BFS and BNB must meet specific capital guidelines that involve quantitative measures of BFS's and BNB's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. BFS's and BNB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require BFS and BNB to maintain minimum amounts and ratios (set forth in the table below) of risk-weighted, core and tangible capital (as defined). Management represents, as of December 31, 2001, that BFS and BNB meet all capital adequacy requirements to which they are subject.

      As of December 31, 2001, BFS and BNB are categorized as "well capitalized" based on the most recent notifications from the OTS and OCC, based on regulatory definitions. Under "capital adequacy" guidelines and the regulatory framework to be categorized as "well capitalized" BFS and BNB must maintain minimum risk-weighted capital, core capital, leverage, and tangible ratios as set forth in the table. These regulatory capital requirements are set forth in terms of (1) Risk-based Total Capital (Total Capital to Risk Weighted Assets), (2) Core Capital (Tier I Capital to Adjusted Tangible Assets), (3) Risk-based Tier I Capital (Tier I Capital to Risk Weighted Assets), (4) Tangible Capital (Tier I Capital to Tangible Assets), and (5) Leverage Capital (Tier I Capital to Average Assets).


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


      The Company's, BFS's and BNB's actual capital amounts and ratios are presented in the table below. As a condition for approving the acquisition of Forward Financial, the Federal Reserve Board required the Company and BFS to remain "well capitalized" as defined in the regulations for a period of one year following the date of the acquisition. The Company and BFS complied with this requirement for the stated period.

                                                                                                   TO BE WELL CAPITALIZED
                                                                       FOR CAPITAL ADEQUACY           UNDER REGULATORY
                                                 ACTUAL                      PURPOSES                    DEFINITIONS
                                                 ------                      --------                    -----------
                                          AMOUNT          RATIO        AMOUNT           RATIO       AMOUNT          RATIO
                                          ------          -----        ------           -----       ------          -----
                                                                      (Dollars in thousands)
      As of December 31, 2001:
         Risk-based Total Capital
             Company Consolidated        $118,631          13.4%      $ 70,699           8.0%      $ 88,374          10.0%
             BFS                           90,800          11.7         62,294           8.0         77,868          10.0
             BNB                           10,515          13.4          6,273           8.0          7,841          10.0
         Core Capital:
             BFS                           81,059           6.3         51,565           4.0         64,456           5.0
         Risk-based Tier I Capital:
             Company Consolidated         106,683          12.1         35,350           4.0         53,024           6.0
             BFS                           81,059          10.4         31,147           4.0         46,721           6.0
             BNB                            9,553          12.2          3,136           4.0          4,705           6.0
         Tangible Capital:
             BFS                           81,059           6.3         25,782           2.0         64,456           5.0
         Leverage Capital:
             Company Consolidated         106,683           7.4         58,081           4.0         72,601           5.0
             BNB                            9,553           5.9          6,506           4.0          8,132           5.0


                                                                                                   TO BE WELL CAPITALIZED
                                                                        FOR CAPITAL ADEQUACY          UNDER REGULATORY
                                                 ACTUAL                      PURPOSES                    DEFINITIONS
                                                 ------                      --------                    -----------
                                          AMOUNT          RATIO        AMOUNT           RATIO       AMOUNT          RATIO
                                          ------          -----        ------           -----       ------          -----
                                                                      (Dollars in thousands)
      As of December 31, 2000:
         Risk-based Total Capital
             Company Consolidated        $112,573          14.2%      $ 63,523           8.0%      $ 79,404          10.0%
             BFS                           77,766          10.8         57,585           8.0         71,981          10.0
             BNB                           10,168          14.0          5,812           8.0          7,266          10.0
         Core Capital:
             BFS                           68,781           5.9         46,363           4.0         57,953           5.0
         Risk-based Tier I Capital:
             Company Consolidated         100,572          12.7         31,761           4.0         47,642           6.0
             BFS                           68,781           9.6         28,792           4.0         43,188           6.0
             BNB                            9,456          13.0          2,906           4.0          4,359           6.0
         Tangible Capital:
             BFS                           68,781           5.9         23,181           2.0         57,953           5.0
         Leverage Capital:
             Company Consolidated         100,572           7.8         51,811           4.0         64,764           5.0
             BNB                            9,456           6.5          5,824           4.0          7,281           5.0


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


      At December 31, 2001 and 2000, the consolidated capital to assets ratio was 6.3%, which exceeded the minimum capital requirements for the Company. During 2001, the Company's Board of Directors approved the eighth and ninth 5% repurchase programs in the amounts of 230,754 shares and 224,428 shares, respectively, of its outstanding common shares. The Company plans to hold the repurchased shares as treasury stock to be used for general company purposes. During the year ended December 31, 2001, 43,473 shares were repurchased under the current program and 264,153 shares under the previous programs.

      Prior to the Company's initial public offering, in order to grant priority to eligible depositors, BFS established a liquidation account at the time of conversion in an amount equal to the retained earnings of BFS as of the date of its latest balance sheet date, June 30, 1995, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of BFS (and only in such an event), eligible depositors who continue to maintain accounts at BFS shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account is decreased if the balances of eligible depositors decrease on the annual determination dates. The liquidation account approximated $6.0 million (unaudited) and $6.8 million (unaudited) at December 31, 2001 and 2000, respectively.

(3) INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE (DOLLARS IN THOUSANDS)

      The amortized cost and fair values of investment and mortgage-backed securities available for sale are shown below by contractual maturity:

                                                                           DECEMBER 31, 2001
                                                                           -----------------
                                                           AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                             COST         GAINS        LOSSES         VALUE
                                                             ----         -----        ------         -----
      Investment securities:
         U.S. government, federal agency and other
            obligations:
            Maturing within 1 year                          $   998           17            --         1,015
            Maturing after 1 year but within 5 years          1,264           10            --         1,274
            Maturing after 5 years but within 10 years        7,819          200            --         8,019
            Maturing after 10 years                          14,794           56          (108)       14,742
                                                            -------      -------       -------       -------
                                                             24,875          283          (108)       25,050
                                                            -------      -------       -------       -------
         Mutual funds                                        37,980          238           (23)       38,195
         Marketable equity securities                            13           --            --            13
                                                            -------      -------       -------       -------
                                                             37,993          238           (23)       38,208
                                                            -------      -------       -------       -------
                     Total investment securities            $62,868          521          (131)       63,258
                                                            =======      =======       =======       =======


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


                                                                        DECEMBER 31, 2001
                                                                        -----------------
                                                        AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                           COST        GAINS         LOSSES        VALUE
                                                           ----        -----         ------        -----
      Mortgage-backed securities:
         Maturing within 1 year                          $ 1,453           --            (3)        1,450
         Maturing after 1 year but within 5 years          1,092           28            --         1,120
         Maturing after 5 years but within 10 years        3,955           34           (32)        3,957
         Maturing after 10 years                          88,639          456          (700)       88,395
                                                         -------      -------       -------       -------
                                                         $95,139          518          (735)       94,922
                                                         =======      =======       =======       =======


                                                                           DECEMBER 31, 2000
                                                                           -----------------
                                                           AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                             COST         GAINS         LOSSES        VALUE
                                                             ----         -----         ------        -----
      Investment securities:
         U.S. government, federal agency and other
            obligations:
            Maturing within 1 year                          $ 2,499            2            --         2,501
            Maturing after 1 year but within 5 years         17,695          142           (31)       17,806
            Maturing after 5 years but within 10 years       15,793          130            --        15,924
            Maturing after 10 years                           5,900           --          (138)        5,762
                                                            -------      -------       -------       -------
                                                             41,887          274          (169)       41,993
                                                            -------      -------       -------       -------
         Mutual funds                                        19,023           --          (321)       18,702
         Marketable equity securities                         2,451          315           (39)        2,726
                                                            -------      -------       -------       -------
                                                             21,474          315          (360)       21,428
                                                            -------      -------       -------       -------
                     Total investment securities            $63,361          589          (529)       63,421
                                                            =======      =======       =======       =======


                                                                          DECEMBER 31, 2000
                                                                          -----------------
                                                          AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                            COST         GAINS        LOSSES        VALUE
                                                            ----         -----        ------        -----
      Mortgage-backed securities:
         Maturing after 1 year but within 5 years          $ 2,599           --          (47)        2,553
         Maturing after 5 years but within 10 years          1,795           20           --         1,815
         Maturing after 10 years                            11,094           37         (126)       11,004
                                                           -------      -------      -------       -------
                     Total mortgage-backed securities      $15,488           57         (173)       15,372
                                                           =======      =======      =======       =======

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


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


      Included in U.S. government, federal agency and other obligations are investments that can be called prior to final maturity with an amortized cost of $4,001 and a fair value of $4,175 at December 31, 2001.

      The composition by issuer of mortgage-backed securities available for sale follows:

                                                              DECEMBER 31,
                                                              ------------
                                                     2001                      2000
                                                     ----                      ----
                                            AMORTIZED      FAIR       AMORTIZED       FAIR
                                               COST        VALUE         COST         VALUE
                                               ----        -----         ----         -----
        FHLMC                                $11,904       11,869        4,394        4,367
        FNMA                                  62,952       62,634        1,733        1,769
        GNMA                                   6,237        6,196           --           --
        Privately issued collateralized
           mortgage obligations               14,046       14,223        9,361        9,236
                                             -------      -------      -------      -------
                                             $95,139       94,922       15,488       15,372
                                             =======      =======      =======      =======

      Proceeds from the sale of investment securities and mortgage-backed securities available for sale amounted to $26,743, $46, and $4,034, in 2001, 2000, and 1999, respectively. Realized losses on investment securities and mortgage-backed securities available for sale were $186, $0 and $33 in 2001, 2000 and 1999, respectively. Realized gains amounted to $876 in 2001 and $5 in both 2000 and 1999.

(4) INVESTMENT AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY (DOLLARS IN THOUSANDS)

      The amortized cost and fair values of investment and mortgage-backed securities held to maturity are shown below by contractual maturity.

                                                                      DECEMBER 31, 2001
                                                                      -----------------
                                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                        COST         GAINS        LOSSES        VALUE
                                                        ----         -----        ------        -----
      Investment securities:
      U.S. government, federal agency and
          other obligations:
      Maturing within 1 year                           $   529           44           --           573
      Maturing after 1 year but within 5 years              25           --           --            25
                                                       -------      -------      -------       -------
                      Total investment securities      $   554           44           --           598
                                                       =======      =======      =======       =======
      Mortgage-backed securities:
      Maturing within 1 year                           $   173            3           --           176
      Maturing after 1 year but within 5 years             687           41           --           728
      Maturing after 5 years but within 10 years        20,306          270          (40)       20,536
      Maturing after 10 years                           19,656          451           --        20,107
                                                       -------      -------      -------       -------
                      Total mortgage-backed
                        securities                     $40,822          765          (40)       41,547
                                                       =======      =======      =======       =======


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


                                                                     DECEMBER 31, 2000
                                                                     -----------------
                                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                        COST         GAINS        LOSSES        VALUE
                                                        ----         -----        ------        -----
      Investment securities:
      U.S. government, federal agency and
          other obligations:
      Maturing within 1 year                           $   250           --           --           250
      Maturing after 1 year but within 5 years           2,054           31           (7)        2,078
                                                       -------      -------      -------       -------
                      Total investment securities      $ 2,304           31           (7)        2,328
                                                       =======      =======      =======       =======
      Mortgage-backed securities:
      Maturing after 1 year but within 5 years         $   665            6           --           671
      Maturing after 5 years but within 10 years         1,415           28           --         1,443
      Maturing after 10 years                           53,203          129         (476)       52,856
                                                       -------      -------      -------       -------
                      Total mortgage-backed
                        securities                     $55,283          163         (476)       54,970
                                                       =======      =======      =======       =======

      Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

      At December 31, 2001, a U.S. agency note with an amortized cost of $500 and a fair value of $516 was pledged to secure certain of BFS's recourse liabilities relating to loans sold as described in note 5.

      Included in U.S. government, federal agency and other obligations are investments that can be called prior to final maturity with an amortized cost of $500 and a fair value of $516 at December 31, 2001.

      The composition by issuer of mortgage-backed securities held to maturity follows:

                                            DECEMBER 31,
                                            ------------
                                2001                            2000
                                ----                            ----
                   AMORTIZED COST    FAIR VALUE    AMORTIZED COST    FAIR VALUE
                   --------------    ----------    --------------    ----------
      FHLMC          $   33,401          33,919          44,308          43,951
      FNMA                   45              47             146             147
      GNMA                7,316           7,581          10,829          10,872
                     ----------      ----------      ----------      ----------
                     $   40,822          41,547          55,283          54,970
                     ==========      ==========      ==========      ==========


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(5)   LOANS (DOLLARS IN THOUSANDS)

      The Company's primary banking activities are conducted principally in eastern Massachusetts. The Company grants single-family and multi-family residential loans, commercial real estate loans, business loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties, commercial real estate properties and for land development. Except for loans processed by Forward Financial, the vast majority of the loans granted by the Company are secured by real estate collateral. Through BFS' subsidiary, Forward Financial, the Company originates loans, primarily direct with the consumer, on manufactured housing, recreational vehicles and boats in approximately 25 states across the United States. Forward Financial sells substantially all of the loans it originates. The ability and willingness of the one to four family residential and consumer borrowers to honor their repayment commitments is generally dependent, among other things, on the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally affected by the health of business in the economy and in the real estate sector in particular, in the borrowers' geographic areas.

      The Company's loan portfolio was comprised of the following at December
      31:

                                                               2001              2000
                                                           -----------       -----------
         Mortgage loans:
             Residential 1-4 family                        $   763,599           788,067
             Multi-family                                       25,904            19,447
             Construction and land                              99,337            92,561
             Commercial real estate                            107,767            89,371
                                                           -----------       -----------
                                                               996,607           989,446
                                                           -----------       -----------
         Consumer and other loans:
             Home equity and improvement                        66,539            57,571
             Secured by deposits                                   678               568
             Consumer                                            3,439             5,220
             Business                                           28,103            26,525
                                                           -----------       -----------
                                                                98,759            89,884
                                                           -----------       -----------
                        Total loans, gross                   1,095,366         1,079,330
                                                           -----------       -----------
         Less:
             Allowance for loan losses                         (12,328)          (11,381)
             Construction loans in process                     (30,264)          (33,869)
             Net unearned premium (discount) on loans               48               (10)
               purchased
             Deferred loan origination costs                     2,976             2,365
                                                           -----------       -----------
                        Loan, net                          $ 1,055,798         1,036,435
                                                           ===========       ===========


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


      The Company services mortgage loans for investors which are not included in the accompanying consolidated balance sheets totaling approximately $974,221 and $886,629 at December 31, 2001 and 2000, respectively. Of these loans serviced for others, $159 and $373 at December 31, 2001 and 2000, respectively, had been sold with recourse by the Company. In addition, at December 31, 2001 and 2000, respectively, the Company had retained the secondary layer of recourse risk on $1,457 and $2,513 of serviced loans, with such risk limited to $221 after the first layer is exhausted. There were no losses incurred on loans subject to recourse during 2001 and 2000.

      A summary of the activity of the mortgage servicing rights, which is included as a component of other assets, for the years ended December 31 follows:

                                                   2001           2000           1999
                                                 --------       --------       --------
      Balance, beginning of year                 $  5,068          5,080          3,571
      Capitalized mortgage servicing rights         4,652          1,598          2,813
      Amortization                                 (2,813)        (1,610)        (1,304)
                                                 --------       --------       --------
                      Balance, end of year       $  6,907          5,068          5,080
                                                 ========       ========       ========

      The Company has determined that the fair value of mortgage servicing rights at December 31, 2001 approximates their carrying amount. Capitalized mortgage servicing rights are periodically evaluated for impairment. Adjustments to the carrying value are included in amortization expense. The balance of the valuation allowance for mortgage servicing rights, which was established at December 31, 2001, amounted to $300.

      Regulatory limits for loans to one borrower are limited to 15% of capital and general valuation reserves. These regulatory limits for BFS and BNB, at December 31, 2001, are $13.8 million and $1.6 million, respectively. BFS and BNB did not have any borrower relationship, net of participation with other financial institutions, which exceeded the limit at December 31, 2001.

      In the ordinary course of business, the Company makes loans to its directors and senior officers and their related interests at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                                                          2001           2000
                                                        --------       --------
Balance, beginning of year                              $    759            785
Originations                                                 867            160
Payments                                                    (561)          (233)
Other changes                                                 49             47
                                                        --------       --------
               Balance, end of year                     $  1,114            759
                                                        ========       ========

      At December 31, 2001 and 2000, total impaired loans were $216 and $206, respectively. In the opinion of management, no impaired loans required a specific valuation allowance at December 31, 2001 and 2000.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


      The average recorded value of impaired loans was $211 in 2001 and $228 during 2000. The Company follows the same policy for recognition of income on impaired loans as it does for nonaccrual loans. At December 31, 2001 and 2000, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired.

      The following table summarizes information regarding the reduction of interest income on impaired loans at December 31:

                                                     2001        2000        1999
                                                    ------      ------      ------
      Income in accordance with original terms      $   14          15          17
      Income recognized                                 14          15          15
                                                    ------      ------      ------
                      Foregone interest income
                        during year                 $   --          --           2
                                                    ======      ======      ======

      Nonaccrual loans at December 31, 2001 and 2000 were $1,157 and $956, respectively.

      The following table summarizes information regarding the reduction or (increase) in interest income on nonaccrual loans as of December 31:

                                                           2001        2000        1999
                                                          ------      ------      ------
      Income in accordance with original terms            $   91          83          62
      Income recognized                                       59          43          64
                                                          ------      ------      ------
                      Foregone (net earned) interest
                        income during year                $   32          40          (2)
                                                          ======      ======      ======

(6)   ALLOWANCE FOR LOAN LOSSES (DOLLARS IN THOUSANDS)

      The following is a summary of the activity in the allowance for loan losses for the years ended December 31:

                                                        2001           2000           1999
                                                      --------       --------       --------
      Balance, beginning of year                      $ 11,381         10,654          8,500
      Allowance for loan losses from acquisition            --             --            170
      Provision charged to income                          820          1,000          1,626
      Recoveries                                           361            181            414
      Charge-offs                                         (234)          (454)           (56)
                                                      --------       --------       --------
                      Balance, end of year            $ 12,328         11,381         10,654
                                                      ========       ========       ========


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(7)   ACCRUED INTEREST RECEIVABLE (DOLLARS IN THOUSANDS)

      Accrued interest receivable as of December 31 is presented in the following table:

                                                               2001        2000
                                                              ------      ------
      Investment and mortgage-backed securities               $1,172       1,314
      Loans                                                    5,145       6,061
                                                              ------      ------
                      Balance, end of year                    $6,317       7,375
                                                              ======      ======

(8)   PREMISES AND EQUIPMENT (DOLLARS IN THOUSANDS)

      A summary of the cost, accumulated depreciation and amortization of land, buildings and equipment is as follows at December 31:

                                                            2001           2000
                                                          --------       --------
      Land                                                $  2,429          2,727
      Buildings                                              5,869          6,287
      Furniture, fixtures and equipment                     11,624         10,711
      Leasehold improvements                                 1,937          1,490
                                                          --------       --------
                                                            21,859         21,215
      Less accumulated depreciation and amortization       (11,564)       (10,568)
                                                          --------       --------
                                                          $ 10,295         10,647
                                                          ========       ========

      The Company presently leases office space at four locations and land in one location to which it is committed to minimum annual rentals plus lease escalations. Such leases expire at various dates with options to renew. Minimum future rentals are as follows:

                  Years ended December 31:
                     2002                                               $  1,458
                     2003                                                  1,342
                     2004                                                  1,045
                     2005                                                  1,045
                     2006 and thereafter                                   3,735
                                                                        --------
                                                                        $  8,625
                                                                        ========

      Rent expense was $1,776 in 2001, $1,703 in 2000, and $1,418 in 1999.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


      The Company leases, as lessor, office space at two of its branch locations. The leases expire at various dates with options to renew. Minimum future rental income is as follows:

                  Years ended December 31:
                     2002                                               $    188
                     2003                                                    177
                     2004                                                    154
                     2005                                                    110
                     2006 and thereafter                                      52
                                                                        --------
                                                                        $    681
                                                                        ========

      Rental income was $185, $198, $172 in 2001, 2000, and 1999, respectively.

(9)   DEPOSIT ACCOUNTS (DOLLARS IN THOUSANDS)

      A summary of deposit balances by type is as follows at December 31:

                                                              2001          2000
                                                            --------      --------
         NOW                                                $138,528       132,915
         Regular and statement savings                       180,966       167,457
         Money market                                         58,133        54,642
         Demand deposits and official checks                 110,776        77,907
                                                            --------      --------
                         Total noncertificate accounts       488,403       432,921
                                                            --------      --------
         Certificate accounts:
             3 to 6 months                                    65,507        33,128
             9 months                                             --        14,791
             1 to 3 year                                     233,275       292,066
             Greater than 3 years                             53,701        35,002
             IRA/Keogh                                        43,630        41,739
                                                            --------      --------
                         Total certificate accounts          396,113       416,726
                                                            --------      --------
                                                            $884,516       849,647
                                                            ========      ========
         Expected maturity of certificate accounts:
             Within one year                                $247,775       252,605
             One to two years                                 79,236        73,294
             Two to three years                               38,611        44,504
             Over three years                                 30,521        46,323
                                                            --------      --------
                                                            $396,113       416,726
                                                            ========      ========

      Aggregate amount of certificate accounts of $100 or more were $58,200 and $53,800 at December 31, 2001 and 2000, respectively. Deposit amounts in excess of $100 are not federally insured.


                                                                     (Continued)
                                       49

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


       Interest expense on deposits consisted of the following for the years ended December 31:

                                              2001          2000          1999
                                             -------       -------       -------

NOW                                          $   735           899           884
Regular and statement savings                  4,104         4,476         3,534
Money market                                   1,380         1,597         1,693
Certificate accounts                          22,884        24,753        19,761
                                             -------       -------       -------
                                             $30,103        31,725        25,872
                                             =======       =======       =======

       The Company has $91,892 of brokered deposits with a weighted average rate of 6.89% at December 31, 2001. Brokered deposits of $25,377, $21,968, $37,687, and $6,860 mature in 2002, 2003, 2004 and 2006, respectively.
       There were $118,513 of brokered deposits outstanding at December 31, 2000.

(10) FEDERAL HOME LOAN BANK (FHLB) OF BOSTON ADVANCES AND OTHER BORROWINGS (DOLLARS IN THOUSANDS)

       A summary of FHLB advances at December 31 follows:

                                               2001                                          2000
                            --------------------------------------------   --------------------------------------------
                                            REDEEMABLE          WEIGHTED                   REDEEMABLE          WEIGHTED
                            SCHEDULED     AT INITIAL CALL       AVERAGE    SCHEDULED    AT INITIAL CALL        AVERAGE
                            MATURITY        DATE (1)            RATE (2)    MATURITY        DATE (1)           RATE (2)
                            ---------     ---------------       --------   ---------    ---------------        --------

Within 1 Year              $158,000         $260,000             5.27%      $ 91,334        $108,334            6.02%
Over 1 year to 2 years       92,000          117,000             5.58%        78,000          94,000            6.36%
Over 2 year to 3 years       57,000           27,000             4.21%        55,000          70,000            6.22%
Over 3 year to 5 years       32,000           15,000             5.62%        42,000          42,000            6.63%
Over 5 years                110,000           30,000             5.52%        78,000          30,000            5.92%
                           --------         --------             ----       --------        --------            ----
                           $449,000         $449,000             5.29%      $344,334        $344,334            6.18%
                           ========         ========             ====       ========        ========            ====

(1) Callable FHLB advances are shown in the respective periods assuming that the callable debt is redeemed at the initial call date while all other advances are shown in the periods corresponding to their scheduled maturity date.

(2)  Weighted average rate based on scheduled maturity dates.

       The advances are secured by FHLB of Boston stock and a blanket lien on certain qualified collateral. The amount of advances is principally limited to 90% of the market value of U.S. Government and federal agency obligations and 75% of the carrying value of first mortgage loans on owner-occupied residential property. Applying these ratios, and other ratios on other qualifying collateral, the Company's overall borrowing capacity was approximately $527,672 and $520,189 at December 31, 2001 and 2000, respectively. Borrowing capacity can also be increased upon the delivery of mortgage notes on non owner-occupied 1-4 family loans, multi-family and commercial loans.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


       As a member of the FHLB of Boston, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Boston, at cost, in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable to the Federal Home Loan Bank of Boston, whichever is greater. The investment exceeds the required level by approximately $909 and $2,458 at December 31, 2001 and 2000, respectively. Any excess may be redeemed by the Company or called by FHLB of Boston at par.

       Interest expense on FHLB advances was $23,885 in 2001, $22,476 in 2000, and $21,207 in 1999.

       The Company maintains a $5.0 million line of credit from a financial institution, which can be used for general corporate purposes. There was no outstanding balance on the line of credit at December 31, 2001 and 2000.

(11)   INCOME TAXES (DOLLARS IN THOUSANDS)

       An analysis of the current and deferred federal and state income tax expense follows:

                                        2001       2000       1999
                                       ------     ------     ------
Current income tax expense:
  Federal                              $4,462      4,729      4,620
  State                                   176        394        140
                                       ------     ------     ------
Total current expense                   4,638      5,123      4,760
                                       ------     ------     ------
Deferred income tax expense:
  Federal                                 404        166        137
  State                                   167         55         48
                                       ------     ------     ------

        Total deferred expense            571        221        185
                                       ------     ------     ------
          Total income tax expense     $5,209      5,344      4,945
                                       ======     ======     ======


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


The temporary differences (the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred tax asset and liability are as follows at December 31:

                                                        2001       2000
                                                       ------     ------
Deferred tax assets:
  Allowance for loan losses                            $5,156      4,758
  Deferred compensation                                    42        262
  Unrealized loss on securities available for sale         --         75
  Mark to market - Loans Held for Sale                     27         --
  Depreciation                                            109         --
  Other                                                     8         15
                                                       ------     ------
        Gross deferred assets                           5,342      5,110
                                                       ------     ------
Deferred liabilities:
  Premium on loans sold                                 2,907      2,121
  Deferred loan fees                                    1,155        934
  Premises and equipment                                  329        339
  Unrealized gain on securities available for sale         97         --
  Depreciation                                             --        153
                                                                  ------
        Gross deferred liabilities                      4,488      3,547
                                                       ------     ------
        Net deferred tax asset                         $  854      1,563
                                                       ======     ======

At December 31, 2001 and 2000, the net deferred tax asset is supported by recoverable income taxes. For the year ended December 31, 2001, the Company generated approximately $14,900 of taxable income. In addition, management believes that existing net deductible temporary differences which give rise to the net deferred tax asset will reverse during periods in which the Company generates net taxable income. Factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences. Management believes it is more likely than not that the net deferred tax asset will be realized.

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

                           December 31, 2001 and 2000


A reconciliation between the amount of total tax expense and expected tax expense, computed by applying the federal statutory rate to income before taxes, follows:

                                                  2001          2000          1999
                                                -------       -------       -------

Computed expected expense at statutory          $ 5,202         5,141         4,615
  rate
Items affecting federal income tax rate:
State income tax, net of federal income tax
  benefit                                           223           296           124
  Allocated ESOP share appreciation                 170            66           185
  Bank-owned life insurance                        (439)         (433)         (189)
  Other                                              53           274           210
                                                -------       -------       -------
Effective income tax expense                    $ 5,209         5,344         4,945
                                                -------       -------       -------
         Effective income tax rate                 35.0%         35.5%         36.6%
                                                =======       =======       =======

(12)  EMPLOYEE BENEFITS (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

       (a)    EMPLOYEE STOCK OWNERSHIP PLAN

              The Company maintains an Employee Stock Ownership Plan (ESOP), which is designed to provide retirement benefits for eligible employees of BFS. Beginning in 2001, the ESOP allocation was distributed in a manner, which also provided retirement benefits to eligible employees of BNB and Forward Financial. Because the Plan invests primarily in the stock of the Company, it will also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age twenty-one, completing one year of service and working at least one thousand hours of consecutive service during the previous year. Contributions are allocated to eligible participants on the basis of compensation.

              The Company issued a total of 529,000 shares to the ESOP at a total purchase price of $5,290. The purchase was made from the proceeds of a $5,290 loan from B.F. Funding Corporation, a wholly owned subsidiary of the Company, bearing interest at the prime rate. Repayment of the loan is secured by contributions BFS is obliged to make under a contribution agreement with the ESOP. BFS made contributions to the ESOP totaling $529 in 2001, $605 in 2000, and $755 in 1999 to enable the ESOP to make principal payments on the loan. The amount contributed was charged to compensation and benefits expense. The Company recognized $684 in 2001, $348 in 2000, and $800 in 1999 in compensation and benefit expense and an increase in additional paid-in capital related to the appreciation in the fair value of allocated ESOP shares. The balance of the loan will be repaid at the end of 2002, principally with funds from BFS's, BNB's and Forward Financial's future contributions to ESOP, subject to IRS limitations.

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

                           December 31, 2001 and 2000


       immediately if service was terminated due to death, retirement, disability, or change in control. Dividends on released shares are credited to the participants' ESOP accounts.

       At December 31, 2001 and 2000, shares held in suspense to be released annually as the loan is paid down amounted to 52,920 and 105,839, respectively. Additionally, at December 31, 2001 and 2000, a total of 32,655 shares and 29,170 shares, respectively, were held in suspense, representing shares acquired with the proceeds of dividends paid on unallocated ESOP shares. The fair value of all unallocated ESOP shares was $2,062 and $2,819 at December 31, 2001 and 2000, respectively. Dividends on ESOP shares are charged to retained earnings and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

(b)     1996 STOCK-BASED INCENTIVE PLAN

       The Company maintains a Stock-Based Incentive Plan (SIP). The objective of the SIP is to enable the Company to provide officers and directors with a proprietary interest in the Company as an incentive to encourage such persons to remain with the Company. In 1996, the SIP acquired 263,584 shares in the open market at an average price of $12.255 per share and has since acquired additional shares with the proceeds of dividends. These original acquisition shares represent deferred compensation, which is initially recorded as a reduction in stockholders' equity and charged to compensation expense over the vesting period of the award. Upon vesting, shares acquired from dividends are distributed pro-rata to recipients of awards.

       Awards are granted in the form of common stock held by the SIP. A total of 242,500 shares were awarded on April 30, 1996, a total of 8,584 shares were awarded on October 15, 1996 and 7,500 shares were awarded on February 17, 2000. During 2001, a total of 6,000 shares were awarded. Awards outstanding vest in five annual installments generally commencing one year from the date of the award. As of December 31, 2001, all shares have been awarded under the SIP.

       Compensation expense in the amount of the fair value of the stock at the date of the grant, will be recognized over the applicable service period for the portion of each award that vests equally over a five-year period. The Company recognized $79, $225, $350 related to the earned shares in compensation and benefit expense in 2001, 2000 and 1999, respectively.

       A recipient will be entitled to all voting and other stockholder rights. The awarded, but unvested SIP shares are considered outstanding in the calculation of earnings per share, whereas the unawarded SIP shares are not.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(c)     STOCK OPTION PLANS

       The Company adopted a stock option plan in 1996 (the 1996 Plan) for officers, key employees and directors. Pursuant to the terms of the 1996 plan, the number of common shares reserved for issuance is 658,961, all of which have been awarded. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options granted vest over a five-year period from the date of grant. During 1997, the Company adopted the 1997 stock option plan (the 1997 Plan). Pursuant to the terms of the 1997 plan, 250,000 common shares are reserved for issuance of which 30,600 remain unawarded. During 2001, the Company granted employees options to purchase 27,000 shares of common stock at between $21.80 and $23.65 per share. During 2000, the Company granted employees options to purchase 38,000 shares of common stock between $12.91 and $19.41 per share.

       A summary of option activity follows:

                                       2001                     2000
                               --------------------     --------------------
                                            WEIGHTED                 WEIGHTED
                                            AVERAGE                  AVERAGE
                                NUMBER      EXERCISE     NUMBER      EXERCISE
                               OF SHARES      PRICE     OF SHARES     PRICE
                               --------      ------     --------      ------
Balance, beginning of year      838,661      $14.26      809,461      $14.12
  Granted                        27,000       22.28       38,000       16.98
  Forfeited                      (1,000)      18.82       (1,000)      18.82
  Exercised                     109,798       12.51       (7,800)      13.06
                               --------                 --------
Balance, end of year            754,863      $14.80      838,661      $14.26
                               ========      ======     ========      ======
Options exercisable             636,671      $14.11      576,277      $13.76


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


A summary of options outstanding and exercisable by price range as of December 31 follows:

               OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
----------------------------------------------------        ---------------------------------
                        WEIGHTED
                        AVERAGE              WEIGHTED       EXERCISABLE AS           WEIGHTED
 OUTSTANDING           REMAINING             AVERAGE              OF                 AVERAGE
     AS OF            CONTRACTUAL           EXERCISE          DECEMBER 31,           EXERCISE
DECEMBER 31,2001         LIFE                PRICE               2001                 PRICE
----------------      ------------          --------        --------------           --------
     454,652              4.3               $12.44             454,652               $12.44
      18,950              4.8                13.44              18,950                13.44
       7,500              4.9                14.82               7,500                14.82
      97,661              5.5                18.82              78,669                18.82
      10,000              5.9                19.75               8,000                19.75
      15,000              6.2                22.22              12,000                22.22
      15,000              6.3                24.81              12,000                24.81
       5,000              6.4                23.38               4,000                23.38
       5,500              7.0                18.13               3,300                18.13
      15,000              7.2                18.50               9,000                18.50
      45,600              8.0                14.57              18,000                14.57
      15,000              8.2                13.82               6,000                13.82
       1,000              8.5                12.91                 200                12.91
       1,000              8.7                19.81                 200                19.81
       2,500              8.8                18.44                 500                18.44
      18,500              9.0                19.41               3,700                19.41
      20,000              9.3                21.80                  --                   --
       7,000              9.8                23.65                  --                   --
     -------                                                   -------
     754,863              5.3               $14.80             636,671               $14.11
     =======           ======               ======             =======               ======

The 1996 Plan and the 1997 Plan stock option grants are accounted by measuring compensation at the grant date as the difference between the fair market value of the Company's stock and the exercise price of the options granted. The Company grants options at the fair market value of the stock at the date of grant. Accordingly, no compensation cost has been charged against income for these plans.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


       Had the Company determined compensation expense consistent with the fair value approach, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                              2001          2000         1999
                                           ---------     ---------    ---------

Net income as reported                     $   9,656         9,710        8,568
Pro forma net income                           9,355         9,166        8,056
Basic earnings per share as reported            2.18          2.07         1.78
Diluted earnings per share as reported          2.05          2.01         1.71
Pro forma basic earnings per share              2.11          1.95         1.67
Pro forma diluted earnings per share            1.99          1.90         1.61

       The per share weighted average fair value of stock options granted during 2001 was $7.02 per share determined using the Black-Scholes option pricing model with the following weighted average assumptions:

                                        2001                      2000
                                        ----                      ----

Expected dividend yield                 2.75%                     3.00%
Risk-free interest rate                 4.85%                     5.95%
Expected volatility                    33.66%                    29.79%
Expected life (years)                   6.5                       5.8

(d)    PENSION PLAN

       All eligible officers and employees are included in a noncontributory defined benefit pension plan provided by BFS and BNB as participating employers with Pentegra. Salaried employees are eligible to participate in the plan after reaching age twenty-one and completing one year of service. Pentegra does not segregate the assets or liabilities by participating employer and, accordingly, disclosure of accumulated vested and nonvested benefits and net assets available for benefits required by SFAS No. 87 is not possible. Contributions are based on individual employer experience. According to Pentegra's Administrators, as of June 30, 2001, the date of the latest actuarial valuation, the market value of Pentegra's net assets exceeded the actuarial present value of vested benefits in the aggregate. There was no pension expense recorded for 2000, 1999 and 1998, except for an administration fee of approximately $5 per year.

(e)    DEFERRED THRIFT INCENTIVE PLAN

       BFS and BNB have employee tax deferred thrift incentive plans (the 401(k) plans) under which employee contributions to the plans are matched pursuant to the provisions of the respective plans. All employees who meet specified age and length of service requirements are eligible to participate in the 401(k) plans. The amounts matched by BFS and BNB are included in compensation and employee benefits expense. The amounts matched were $242 in 2001 and $340 in 2000.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(f)    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

       The Company established a supplemental executive retirement plan (the
       SERP) in October 1999 for certain of its senior executives under which participants are entitled to an annual retirement benefit. Expenses associated with SERP totaled $181 and $269 and 2001 in 2000, respectively.

(g)    SHORT-TERM INCENTIVE PLAN

       The Company maintains a short-term incentive plan. Except Forward Financial, generally all BFS and BNB employees are eligible to participate in the incentive plan, and awards are granted based on the achievement of certain performance measures. Forward Financial has individualized plans for certain members of management, focused on profitability and the attainment of measurable business goals. Compensation expense related to the short-term incentive plan awards amounted to $1,411 and $1,477 during 2001 and 2000, respectively.

(h)    BANK-OWNED LIFE INSURANCE

       Bank owned life insurance represents life insurance on the lives of certain employees. The Company is the beneficiary of the insurance policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in non-interest income, and are not subject to income taxes.

(i)    EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

       The Company entered into employment agreements with its President and Chief Executive Officer, and two Executive Vice Presidents and Forward Financial's President and Senior Vice President. The employment agreements generally provide for the continued payment of specified compensation and benefits for two or three years, as applicable, and provide payments for the remaining term of the agreement after the officers are terminated, unless the termination is for "cause" as defined in the employment agreements. The agreements also provide for payments to the officer upon voluntary or involuntary termination of the officer following a change in control, as defined in the agreements. In addition, BFS and BNB entered into change in control agreements with certain other executives which provide for payment to the officer upon voluntary or involuntary termination, under certain circumstances, after a change of control, as defined in their change of control agreements.

(j)    EMPLOYEE SEVERANCE COMPENSATION PLAN

       The Company established an Employee Severance Compensation Plan. The Plan provides eligible employees with severance pay benefits in the event of a change in control of the Company and/or its two banks. Generally, employees are eligible to participate in the Plan if they have completed at least one year of service with the Company and are not eligible to receive benefits under the executive officer employment agreements. The Plan provides for the payment, under certain circumstances, of lump-sum amounts upon termination following a change of control, as defined in the Plan.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(13) CORPORATION OBLIGATED MANDATORY REDEEMABLE CAPITAL SECURITIES (DOLLARS IN THOUSANDS)

       On July 12, 2000, the Company sponsored the creation of BFD Preferred Capital Trust I, (Trust I), a New York common law trust. The Company is the owner of all of the common securities of the Trust I. On July 26, 2000, the Trust I issued $10,000 of its 11.295% Capital Securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company's $309 capital contribution for the Trust I common securities, were used to acquire $10,309 aggregate principal amount of the Company's 11.295% Junior Subordinated notes due July 19, 2030, which constitute the sole asset of the Trust I. The Company has, through the Trust agreement establishing the Trust, the Guarantee Agreement, the notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust I's obligations under the Capital Securities.

       On August 18, 2000, the Company sponsored the creation of BFD Preferred Capital Trust II, (Trust II), a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of the Trust II. On September 22, 2000, the Trust II issued $22,000 of its 10.875% Capital Securities. The proceeds from this issuance, along with the Company's $681 capital contribution for the Trust II common securities, were used to acquire $22,681 aggregate principal amount of the Company's 10.875% junior subordinated debentures due October 1, 2030, which constitute the sole assets of the Trust II. The Company has, through the Declaration of Trust and the Amended and Restated Declaration of Trust establishing the Trust, the Common Securities and the Capital Securities Guarantee Agreements, the debentures and related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust II's obligations under the Capital Securities.

       The aggregate amount of Trust I and II securities outstanding totaled $32,000 at December 31, 2001. A summary of the trust securities issued and outstanding follows:

                                     AMOUNT OUTSTANDING                                                   DISTRIBUTION
                                                                           PREPAYMENT                       PAYMENT
DECEMBER 31                        2001        2000         RATE          OPTION DATE      MATURITY         FREQUENCY
-----------                       -------     ------       ------         -----------      --------       -------------
BFD Preferred
   Capital Trust I                $10,000     10,000       11.295%        7/19/2010        7/19/2030      Semiannually
BFD Preferred
   Capital Trust II                22,000     22,000       10.875%        10/1/2010        10/1/2030      Semiannually

       All of the corporation obligated mandatorily redeemable capital securities may be prepaid at the option of the Trusts in whole or in part, on or after the prepayment dates listed in the table above. Trust I is subject to a prepayment penalty fee of 6 months worth of interest reduced each year by 10% commencing at July 19, 2010. There is no prepayment penalty fee imposed on Trust II after the first 10 years.

       In addition, the Company also has the right, subject to certain conditions, at any time during the term of the Trust I Capital Securities to defer the payment of interest on those securities from time to time for a period of up to ten consecutive semiannual interest payment periods. No deferral period will end on a date other than an interest payment date and no deferral will extend beyond July 19, 2030, the stated maturity of the Trust I Capital Securities. During any deferral period, each installment of interest that would otherwise have been due and payable will bear additional interest (to the extent payment of such interest would be legally enforceable) at the rate of 13.95%, compounded semiannually.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


       The Company has the right, at one or more times, to defer interest payments on the Trust II Junior Subordinated Debentures for up to ten consecutive semiannual periods. All deferrals will end on an interest payment date and will not extend beyond October 1, 2030, the stated maturity date of the Trust II Junior Subordinated Debentures. If the Company defers interest payments on the Trust II Junior Subordinated Debentures, the Trust II will also defer distributions on the Trust II Capital Securities.



(14)  LITIGATION

       Broadway National Bank was named a defendant in the Superior Court for Suffolk County, Massachusetts, in a civil action served on April 12, 1999 in a matter captioned "Glyptal, Inc. v. John Hetherton, Jr., Fleet Bank, NA and Broadway National Bank of Chelsea." The suit alleged that an officer of the Plaintiff, Glyptal, embezzled funds from Plaintiff, by making unauthorized transfers from Plaintiff's corporate accounts and subsequently deposited checks drawn on such account into an account at Broadway National Bank. Plaintiff alleged that Broadway National Bank knew or should have known of the alleged fraudulent actions of Plaintiff's officer, and that Broadway National Bank owed a duty to Plaintiff to investigate the transactions and protect Plaintiff from the alleged fraudulent actions. All parties reached a mutually acceptable settlement on March 4, 2002. Broadway National Bank agreed to pay $500,000 in order to settle the suit with the Plaintiff. The settlement agreement is scheduled to be executed by all parties within 30 days and the Company will record the expense in the first quarter of 2002.

       Another action is pending against Diversified (a wholly-owned indirect subsidiary of BostonFed Bancorp, Inc.), doing business as Forward Financial Company, in the United States District Court for the Northern District of New York. It was filed by a bank, in New York state court, served on December 1, 2000, and removed to federal court. The bank alleges that Diversified has breached a written agreement between the parties under which Diversified originated loans secured by manufactured homes and then sold and assigned those loans to the bank. The bank claims that Diversified breached express warranties in the agreement, including an alleged warranty that all information in the loan documents supplied by Diversified was true with regard to certain loans. The bank also claims that Diversified committed fraud in connection with some of these loans. The bank seeks damages and a ruling forcing Diversified to repurchase certain of the loans allegedly containing breaches of warranty. On February 6, 2002, the Court denied Diversified's Motion to Dismiss and, at the same time, ruled on the parties' cross-motions for summary judgment. The Court's decision on the motions for summary judgment appears to be ambiguous and inconsistent in certain important respects. The Court's decision does not resolve the case; it does, however, leave Diversified with significant defenses, which Diversified will pursue vigorously. Diversified filed its Answer to the bank's Second Amended Complaint on March 7, 2002, and filed a Motion to Clarify the Court's decision on the summary judgment motions on March 12, 2002. Diversified continues to believe its defenses are strong. Because of the numerous uncertainties that surround the litigation, management and legal counsel are unable to estimate the amount of loss, if any, that the Company may incur with respect to this litigation. Consequently, no loss provision has been recorded.

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


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(15)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (DOLLARS IN THOUSANDS)

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

       The Company sells the vast majority of its adjustable rate loans held for sale to various private institutional investors on a best efforts basis and most fixed rate loans held for sale to FHLMC and FNMA. In addition, forward commitments to sell loans are contracts, which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. In order to fulfill a forward commitment, the Company typically exchanges through FNMA or FHLMC its current production of loans for mortgage-backed securities, which are then delivered to a securities firm at a future date at prices or yields specified by the contracts. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company may purchase securities in the open market to deliver against the contracts.

       In addition to construction loans in process, the Company had the following outstanding commitments at December 31:

                                                                 2001         2000
                                                               --------     --------

Commitments to originate mortgage loans                        $122,025      107,106
Commitments to originate business loans                           2,975        7,360
Unused lines of credit:
  Home equity                                                   101,331       77,690
  Business loans                                                 15,816       21,613
Standby letters of credit                                         2,560        1,810
Optional commitments to sell loans and commitments to sell
  loans or swap loans for mortgage-backed securities             74,449       31,433


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(16)   FAIR VALUES OF FINANCIAL INSTRUMENTS (DOLLARS IN THOUSANDS)

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

                           December 31, 2001 and 2000



(e)    ACCRUED INTEREST RECEIVABLE

       The fair value of accrued interest receivable approximates the carrying amount as reported in the balance sheet because of its short-term nature.

(f)    STOCK IN FHLB OF BOSTON

       The fair value of Federal Home Loan Bank of Boston (FHLB) stock approximates its carrying amount as reported in the balance sheet. If redeemed, the Company will receive an amount equal to the par value of the stock.

(g)    DEPOSIT ACCOUNTS AND ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND
       INSURANCE

       The fair values of demand deposits (e.g., NOW, regular and statement savings and money market accounts and advance payments by borrowers for taxes and insurance) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed- rate certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered on certificates with similar remaining maturities to a schedule of aggregated expected monthly maturities on such time deposits.

(h)    FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

       Fair values for FHLB advances and other borrowings are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities of FHLB advances.

(i)    CORPORATION OBLIGATED MANDATORILY REDEEMABLE CAPITAL SECURITIES

       Fair values for the corporation obligated mandatorily redeemable capital securities are estimated using a discounted cash flow technique that applies interest rates currently being offered on similar securities to a schedule of expected maturities of these capital securities.

(j)    OFF-BALANCE-SHEET INSTRUMENTS

       The Company's commitments for unused lines and outstanding standby letters of credit and unadvanced portions of loans and loans sold with recourse are considered in estimating the fair value of loans.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


       The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:

                                                         2001                         2000
                                              ------------------------      ------------------------
                                              CARRYING         FAIR         CARRYING         FAIR
                                               AMOUNT          VALUE         AMOUNT          VALUE
                                              ---------      ---------      ---------      ---------
Financial assets:
  Cash and cash equivalents                  $   95,957         95,957         50,675         50,675
  Investment securities available for sale       63,258         63,258         63,421         63,421
  Investment securities held to maturity            554            598          2,304          2,328
  Mortgage-backed securities available
    for sale                                     94,922         94,922         15,372         15,372
  Mortgage-backed securities held to
    maturity                                     40,822         41,547         55,283         54,970
  Loans, net and mortgage loans held for
    sale                                      1,080,410      1,094,802      1,049,251      1,050,012
  Accrued interest receivable                     6,317          6,317          7,375          7,375
  Stock in FHLB of Boston                        24,208         24,208         20,649         20,649

Financial liabilities:
  Deposit accounts                              884,516        894,268        849,647        852,530
  FHLB advances and other borrowings            449,000        465,822        344,334        349,456
  Advance payments by borrowers for
    taxes and insurance                           2,614          2,614          2,864          2,864

Corporation obligated mandatorily
  redeemable capital securities                  32,000         35,057         32,000         32,000

(17)   BUSINESS SEGMENTS (DOLLARS IN THOUSANDS)

       The Company's wholly owned bank subsidiaries, BFS and BNB (collectively the Banks), have been identified as reportable operating segments in accordance with the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. BF Funding, a wholly owned subsidiary of the Company and various subsidiaries of the Banks, did not meet the quantitative thresholds for determining reportable segments. The Banks provide general banking services to their customers, including deposit accounts, residential, commercial, consumer and business loans. Each Bank also invests in mortgage-backed securities and other financial instruments. In addition to its own operations, the Company provides managerial expertise and other professional services. The results of the Company and BF Funding comprise the "Other" category.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


The Company evaluates performance and allocates resources based on the Banks' net income, net interest margin, return on average assets and return on average equity. The Banks follow generally accepted accounting principles as described in the summary of significant accounting policies. The Company and Banks have inter-company expense and tax allocation agreements. These inter-company expenditures are allocated at cost. Asset sales between the Banks were accounted for at current market prices at the time of sale and approximated cost.

Each Bank is managed separately with its own president, who reports directly to the respective Boards of Directors of each Bank and the Chief Executive Officer of the Company and its Board of Directors.

The following table sets forth certain information about and the reconciliation of reported net income for each of the reportable segments.

                                                               TOTAL
                                                             REPORTABLE                                   CONSOLIDATED
                                  BFS             BNB         SEGMENTS         OTHER     ELIMINATIONS      TOTALS
                             ----------      ----------      ----------     ----------   ------------   -----------
At or for the year ended
December 31, 2001
  Interest income            $   85,317           9,302          94,619          4,787        (4,510)        94,896
  Interest expense               52,310           2,609          54,919          7,153        (4,510)        57,562
  Provision for loan
    losses                          707             113             820             --            --            820
  Non-interest income            14,913           1,242          16,155            444            --         16,599
  Non-interest expense           32,622           4,848          37,470            778            --         38,248
  Income tax expense              5,062           1,045           6,107           (898)           --          5,209
                             ----------      ----------      ----------     ----------      --------     ----------
       Net income            $    9,529           1,929          11,458         (1,802)           --          9,656
                             ----------      ----------      ----------     ----------      --------     ----------
       Total assets          $1,303,082         161,881       1,464,963        162,445      (156,542)     1,470,866
                             ==========      ==========      ==========     ==========      ========     ==========
Net interest margin                2.84%           4.85%           n.m.           n.m.          n.m.           2.86%
Return on average assets           0.77%           1.22%           n.m.           n.m.          n.m.           0.69%
Return on average equity          10.29%          15.05%           n.m.           n.m.          n.m.          10.32%


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


                                                                  TOTAL
                                                                REPORTABLE                                    CONSOLIDATED
                                    BFS             BNB          SEGMENTS         OTHER       ELIMINATIONS       TOTALS
                                ----------      ----------      ----------     ----------     ------------    ------------
At or for the year ended
  December 31, 2000:
  Interest income               $   82,673           9,113          91,786          1,800          (1,752)         91,834
  Interest expense                  52,304           2,498          54,802          2,577          (1,752)         55,627
  Provision for loan
    losses                             800             200           1,000             --              --           1,000
  Non-interest income               13,651           1,190          14,841              5            (492)         14,354
  Non-interest expense              29,738           4,685          34,423            576            (492)         34,507
  Income tax expense                 4,760           1,032           5,792           (448)             --           5,344
                                ----------      ----------      ----------     ----------      ----------      ----------
       Net income               $    8,722           1,888          10,610           (900)             --           9,710
                                ----------      ----------      ----------     ----------      ----------      ----------
       Total assets             $1,174,902         148,834       1,323,736        159,296        (155,250)      1,327,782
                                ==========      ==========      ==========     ==========      ==========      ==========
Net interest margin                   2.83%           5.25%           n.m.           n.m.            n.m.            3.02%
Return on average assets               .76%           1.31%           n.m.           n.m.            n.m.             .75%
Return on average equity             10.58%          15.46%           n.m.           n.m.            n.m.           10.72%


                                                                  TOTAL
                                                                REPORTABLE                                    CONSOLIDATED
                                    BFS            BNB           SEGMENTS        OTHER        ELIMINATIONS       TOTALS
                                ----------      ----------      ----------     ----------     ------------    ------------
At or for the year ended
  December 31, 1999:
  Interest income               $   71,583           8,679          80,262            971            (497)         80,736
  Interest expense                  45,478           2,192          47,670             35            (497)         47,208
  Provision for loan
    losses                           1,506             120           1,626             --              --           1,626
  Non-interest income                6,183             923           7,106            (23)           (172)          6,911
  Non-interest expense              20,505           4,442          24,947            525            (172)         25,300
  Income tax expense                 3,729           1,046           4,775            170              --           4,945
                                ----------      ----------      ----------     ----------      ----------      ----------
       Net income               $    6,548           1,802           8,350            218              --           8,568
                                ----------      ----------      ----------     ----------      ----------      ----------
       Total assets             $1,112,607         139,287       1,251,894         90,574         (88,815)      1,253,653
                                ==========      ==========      ==========     ==========      ==========      ==========
Net interest margin                   2.62%           5.30%           n.m.           n.m.            n.m.            2.97%
Return on average assets               .63%           1.32%           n.m.           n.m.            n.m.            0.72%
Return on average equity             11.27%          14.72%           n.m.           n.m.            n.m.           10.00%


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(18)   ACQUISITIONS (DOLLARS IN THOUSANDS)

       On December 7, 1999 the Company acquired Forward Financial in a 100% cash transaction. Forward Financial is located in Northborough, MA. The Company also acquired Ellsmere Insurance Agency, Inc., a Massachusetts licensed insurance agency with limited operations. The purchase price of both was $38.3 million and the transactions were accounted for using the purchase method of accounting. The results of operations include the effect of the purchases from the date of the acquisitions to year-end. In connection with the acquisitions the value of the assets acquired and liabilities assumed were as follows:

                                                  DECEMBER 7, 1999
                                                  ----------------

Assets acquired                                       $22,891

Liabilities assumed                                     1,627

Goodwill                                               17,032

       The following condensed consolidated pro forma results of the Company were prepared as if the acquisitions had taken place on January 1, 1999. The pro forma results are not necessarily indicative of the actual results of operations had the Company's acquisitions of Forward and Ellsmere actually occurred on January 1, 1999.

                                      YEAR ENDED DECEMBER 31,
                                      -----------------------
                                                1999
                                                ----
                                             (Unaudited)

Interest and dividend income                 $ 95,318
Net income                                      6,988
Basic earnings per share                         1.45
Diluted earnings per share                       1.40

       During 2000, the Company paid approximately $975 in contingent consideration to the former owner of Forward Financial in connection to this acquisition. The consideration was contingent upon earnings of Forward Financial.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


(19)   PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS (DOLLARS IN THOUSANDS)

       The following are the condensed financial statements for BostonFed Bancorp, Inc. (the Parent Company) only:

                ASSETS                                                   2001         2000
                                                                       --------     --------
Cash and interest-bearing deposit in subsidiary bank                   $ 12,219       21,352
Certificates of deposit                                                      71           69
                                                                       --------     --------
        Total cash and cash equivalents                                  12,290       21,421
Investment securities available for sale (amortized cost of $4,277
  and $2,379 at 2001 and 2000                                             4,411        2,692
Investment in subsidiaries, at equity                                   109,525       98,545
Other assets                                                              1,420        1,283
                                                                       --------     --------
        Total assets                                                   $127,646      123,941
                                                                       ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY

Borrowings                                                             $     --           --
Subordinated debentures supporting corporation obligated
  mandatorily redeemable capital securities                              32,990       32,990
Accrued expenses and other liabilities                                    1,268        1,038
                                                                       --------     --------
        Total liabilities                                                34,258       34,028
                                                                       --------     --------
        Total stockholders' equity                                       93,388       89,913
                                                                       --------     --------
        Total liabilities and stockholders' equity                      127,646      123,941
                                                                       ========     ========


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


STATEMENTS OF INCOME                         2001          2000          1999
                                           --------      --------      --------

Interest income                            $  1,080           474           750
Interest expense                              3,631         1,439            34
                                           --------      --------      --------

        Net interest income                  (2,551)         (965)          716

Noninterest income                              444             5            43
Noninterest expense                             776           574           561
                                           --------      --------      --------

        Income before income taxes           (2,883)       (1,534)          198

Income tax expense                             (978)         (528)           90
                                           --------      --------      --------

        (Loss) income before equity in
          net income of subsidiaries         (1,905)       (1,006)          108

Equity in net income of subsidiaries         11,561        10,716         8,460
                                           --------      --------      --------

        Net income                            9,656         9,710         8,568
                                           ========      ========      ========


       The Parent Company's statements of changes in stockholders' equity are identical to the consolidated statements of changes in stockholders' equity and therefore are not presented here.


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


STATEMENTS OF CASH FLOWS                         2001          2000          1999
                                               --------      --------      --------
Net cash flows from operating activities:
  Net income                                   $  9,656         9,710         8,568
  Adjustments to reconcile net income to
    net cash (used in) provided by
    operating activities:
      Equity in undistributed earnings of
        subsidiaries                            (11,561)      (10,716)       (8,460)
      Amortization and accretion, net                (2)           --            88
      Appreciation in fair value of shares
        charged to expense for
        compensation plans                          684           348           800
      Earned SIP shares                              79           225           350
      Reduction in unallocated ESOP
        shares                                      529           605           755
      (Gain) loss on sale of investment
        securities                                 (444)           (5)           28
      (Increase) decrease in accrued
        interest receivable                         (90)           --            63
      (Increase) decrease in other assets           (47)       (1,270)            2
      Increase (decrease) in accrued
        expenses and other liabilities              471           947        (2,421)
                                               --------      --------      --------
                Net cash used in operating
                  activities                       (725)         (156)         (227)
                                               --------      --------      --------


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000


         STATEMENTS OF CASH FLOWS                                        2001          2000          1999
                                                                       --------      --------      --------
Cash flows from investing activities:
   Proceeds from sale of mortgage-backed
      securities available for sale                                    $     --            --         7,354
   Proceeds from sale of investment
      securities available for sale                                       4,323            46            --
   Principal repayments on mortgage-
      backed securities available for sale                                   --            --         3,444
   Purchase of investment securities
      available for sale                                                 (5,775)          385            --
   Change in investment in subsidiaries                                     829          (635)      (15,552)
                                                                       --------      --------      --------
             Net cash used in investing
                activities                                                 (623)         (204)       (4,754)
                                                                       --------      --------      --------
Cash flows from financing activities:
   Proceeds from other borrowed money                                        --         1,945         3,055
   Repayments of other borrowed money                                        --        (5,000)           --
   Proceeds from subordinated debentures
      supporting corporation obligated
      mandatorily redeemable capital
      securities                                                             --        32,990            --
   Common stock repurchases                                              (6,907)       (5,886)       (2,492)
   Cash dividends paid                                                   (2,650)       (2,495)       (2,343)
   Stock options exercised                                                1,774           129            69
                                                                       --------      --------      --------
             Net cash provided by (used in)
                financing activities                                     (7,783)       21,683        (1,711)
                                                                       --------      --------      --------
             Net increase (decrease) in cash
                and cash equivalents                                     (9,131)       21,323        (6,692)
Cash and cash equivalents at beginning of
   year                                                                  21,421            98         6,790
                                                                       --------      --------      --------
Cash and cash equivalents at end of year                               $ 12,290        21,421            98
                                                                       ========      ========      ========
Supplemental cash flow information:
Cash paid during the year for:
      Interest                                                            3,632           277            23

      Income taxes                                                       (1,235)         (321)        2,444


                                                                     (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000



(20) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

       Summaries of consolidated operating results on a quarterly basis for the years ended December 31 follow:


                                               2001 QUARTERS                                  2000 QUARTERS
                                 -------------------------------------------     -------------------------------------------
                                 FOURTH       THIRD      SECOND       FIRST      FOURTH       THIRD      SECOND       FIRST
                                 -------     -------     -------     -------     -------     -------     -------     -------


Interest and dividend income     $22,959      24,124      23,947      23,866      24,095      23,311      22,682      21,746


Interest expense                  13,687      14,725      14,632      14,518      14,732      14,294      13,705      12,896
                                 -------     -------     -------     -------     -------     -------     -------     -------


Net interest income                9,272       9,399       9,315       9,348       9,363       9,017       8,977       8,850
                                 -------     -------     -------     -------     -------     -------     -------     -------


Provision for loan losses            200         200         208         212         250         250         249         251


Noninterest income                 4,680       4,220       4,499       3,200       2,840       4,143       4,205       3,166


Noninterest expense                9,988       9,414       9,620       9,226       8,307       8,845       9,128       8,227
                                 -------     -------     -------     -------     -------     -------     -------     -------


Income before income taxes         3,764       4,005       3,986       3,110       3,646       4,065       3,805       3,538


Income tax expense                 1,255       1,377       1,477       1,100       1,327       1,443       1,318       1,256
                                 -------     -------     -------     -------     -------     -------     -------     -------

Net income                       $ 2,509       2,628       2,509       2,010       2,319       2,622       2,487       2,282
                                 =======     =======     =======     =======     =======     =======     =======     =======


Basic earnings per share         $   .58         .59         .56         .45        0.51        0.56        0.52        0.48


Diluted earnings per share           .54         .56         .54         .42        0.48        0.54        0.52        0.48

ANNUAL MEETING

      The annual meeting of stockholders will be held on Tuesday, April 30, 2002, at 2:00 p.m. The meeting will take place at the Burlington Marriott Hotel, 1 Mall Road, Burlington, MA.

STOCK LISTING

      BostonFed Bancorp, Inc. became a public company on October 24, 1995. BostonFed Bancorp, Inc. Common Stock is traded on the American Stock Exchange with the symbol "BFD." The stock is listed as "Bostnfd" in the Boston Globe and as "BstnfdBcp" in the Wall Street Journal.

COMMON STOCK INFORMATION

      Initial Public Offering Price $10.00 per share.

      Closing Price at December 31, 2001 was $24.10.

COMMON STOCK PRICE AND DIVIDENDS PAID (UNAUDITED)

                                              2001                                    2000
                                1         2         3         4         1         2         3          4
         BY QUARTER           ------------------------------------    -------------------------------------
Stock Price
-----------------------------------------------------------------------------------------------------------
    High....................     $25    $23.19    $25.50    $24.25    $15 7/8   $14 3/4   $21 10/32 $20 7/8
    Low.....................  20 5/8     20.40     20.50     22.25    10 5/8    11 1/8    14 1/8    17 15/16
Dividend Paid...............     .13       .15       .15       .15    .12  ..      .13       .13        .13

      As of December 31, 2001, the Company had 4,450,653 shares outstanding and approximately 575 stockholders of record, not including persons of entities holding stock in nominee or street name through brokers or banks.

10-K REPORT

      A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K may be obtained without charge upon written request to BostonFed Bancorp, Inc., Investor Relations, 17 New England Executive Park, Burlington, MA 01803.

TRANSFER AGENT
Shareholder and Broker Correspondence:            Courier:
EquiServe                                         EquiServe
P.O. Box 43010                                    Blue Hills Office Park
Providence, RI 02940-3010                         Mail Stop: 45-02-62
Shareholder Inquiries: 866-897-1807               150 Royall Street
                                                  Canton, MA 02021
INDEPENDENT AUDITOR
KPMG LLP
99 High Street
Boston, MA 02110
REGULATORY COUNSEL                                LOCAL COUNSEL
Muldoon Murphy & Faucette LLP                     Goodwin Procter LLP
5101 Wisconsin Avenue NW                          Exchange Place
Washington, DC 20016                              Boston, MA 02109

                 BOSTONFED BANCORP, INC.

CORPORATE HEADQUARTERS                             INVESTOR RELATIONS
17 New England Executive Park                      Amy L. Timmerman
Burlington, MA 01803                               (781) 221-6396
(781) 273-0300
(800) 688-2372

BOARD OF DIRECTORS

David F. Holland
Chairman, President and Chief Executive Officer of the Company,
Chairman and Chief Executive Officer of Boston Federal Savings Bank and Chairman of Broadway National Bank

David P. Conley
Executive Vice President of the Company,
President of Boston Federal Savings Bank and
Chief Executive Officer and President of Broadway National Bank

Gene J. DeFeudis
Owner and manager of Ellsmere Investment Company and The Birchwood Development Companies. Former owner of
Diversified Ventures, Inc., d/b/a Forward Financial Company

Richard J. Fahey
Principal of Trammel Crow Company, Inc.

Patricia M. Flynn, Ph.D
Dean of the McCallum Graduate School of Business and
Professor of Economics at Bentley College

Kija Kim
President and Chief Executive Officer of
Harvard Design and Mapping Company, Inc.

Joanna T. Lau
Chief Executive Officer and Chairman of LAU Technologies, Inc.

W. Russell Scott, Jr.
Former President and Chief Executive Officer of First Financial Trust, NA

Catherine Friend White
President and Senior Portfolio Manager of FinArc, LLC

MANAGEMENT

David F. Holland, President and Chief Executive Officer
David P. Conley, Executive Vice President, President of Boston Federal Savings
                   Bank and Broadway
                   National Bank
John A. Simas, Executive Vice President, Chief Financial Officer and Secretary Janice M. Forster, Senior Vice President
Dennis J. Furey, Senior Vice President
Mark H. Kellett, Senior Vice President and Treasurer
Stephen F. Kelly, Senior Vice President and Controller
Dennis G. Kilduff, Senior Vice President
Marylea R. Oates, Senior Vice President
Barbara A. Martin, Executive Vice President and Chief Operating Officer of Broadway National Bank
Shaun W. McGee, President of Forward Financial Company