Form 10-K, Exhibit 13
period 2002-12-31
BOSTONFED BANCORP INC
filed 2003-03-31
CIK 948515

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

The selected consolidated financial and other data of the Company set forth below are derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

--------------------------------------------------------------------------------

                                                                          At December 31,
                                                   -------------------------------------------------------------
                                                       2002        2001        2000         1999          1998
                                                   ----------  ----------   ----------   ----------   ----------
                                                                          (In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets                                       $1,525,612  $1,470,866   $1,327,782   $1,253,653   $1,139,123

Investment securities available for sale(1)           112,888      63,258       63,421       53,203       49,137

Investment securities held to maturity(1)               2,524         554        2,304        2,304        7,302

Mortgage-backed securities available for sale(1)      114,515      94,922       15,372       15,540       21,029

Mortgage-backed securities held to maturity(1)         25,429      40,822       55,283       13,941       22,913

Loans held for sale                                    31,614      24,612       12,816       16,174       17,008

Loans, net                                          1,071,356   1,055,798    1,036,435    1,032,594      943,662

Allowance for loan losses                              12,656      12,328       11,381       10,654        8,500

Deposit accounts                                      960,278     884,516      849,647      770,049      707,144

Borrowed funds                                        426,560     449,000      344,334      387,555      337,500

Stockholders' equity                                   92,973      93,388       89,913       85,704       81,794



                                                                  For The Year Ended December 31,
                                                   -------------------------------------------------------------
                                                       2002        2001        2000         1999          1998
                                                   ----------  ----------   ----------   ----------   ----------
                                                                          (In thousands)
SELECTED OPERATING DATA:

Interest income                                       $85,603     $94,896      $91,834      $80,736      $74,775

Interest expense                                       48,089      57,562       55,626       47,208       42,557

Net interest income                                    37,514      37,334       36,208       33,528       32,218

Provision for loan losses                               1,350         820        1,000        1,626        1,642

Net interest income after provision for loan losses    36,164      36,514       35,208       31,902       30,576

Total non-interest income                              14,891      16,599       14,354        6,911        6,128

Total non-interest expense                             47,280      38,248       34,508       25,300       23,932

Income before income taxes                              3,775      14,865       15,054       13,513       12,772

Income tax expense                                      1,387       5,209        5,344        4,945        5,151

Net income                                            $ 2,388     $ 9,656      $ 9,710      $ 8,568      $ 7,621

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                              At Or For The Year Ended December 31,
                                                   -------------------------------------------------------------
                                                       2002        2001        2000         1999          1998
                                                   ----------  ----------   ----------   ----------   ----------

PERFORMANCE RATIOS:(2)

Return on average assets                                 0.16%       0.69%        0.75%        0.72%        0.72%

Return on average stockholders' equity                   2.44       10.32        10.72         10.00        9.02

Dividend payout ratio                                  116.67       26.61        24.64         25.84       24.67

Average stockholders' equity to average assets           6.54        6.65         6.99          7.21        7.99

Stockholders' equity to total assets at end of period    6.09        6.35         6.77          6.84        7.18

Average interest rate spread(3)                          2.44        2.56         2.75          2.59        2.69

Net interest margin(4)                                   2.71        2.86         3.02          2.97        3.17

Average interest-earning assets to average
interest-bearing liabilities                           107.6       106.9        106.0         109.0       111.6

ASSET QUALITY RATIOS:(2)

Non-performing loans as a percent of loans(5,6)          0.49        0.11         0.09          0.07        0.09

Non-performing assets as a percent of total assets(6)    0.43        0.08         0.08          0.09        0.08

Allowance for loan losses as a percent of loans(5)       1.13        1.13         1.07          1.01        0.88

Allowance for loan losses as a percent of
non-performing loans(6)                                230.23    1,064.59     1,190.48      1,428.15    1,050.68

Number of full-service banking facilities                  11          11           11            10          10

Number of shares outstanding at end of period
(in thousands)                                          4,425       4,451        4,648         4,973       5,112

PER SHARE DATA:

Basic earnings per common share                         $0.54       $2.18        $2.07         $1.78       $1.50

Diluted earnings per common share                        0.51        2.05         2.01          1.71        1.43

Dividends per common share                               0.63        0.58         0.51          0.46        0.37

Book value per common share at end of period            21.17       21.39        19.82         17.88       16.84

Market value per common share at end of period          26.70       24.10        20.88         15.88       17.63

(1) The balance does not include FHLB-Boston stock.

(2) Asset Quality and Capital Ratios are end of period.

(3) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(4) The net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Loans includes loans, net, and loans held for sale, excluding the allowance for loan losses.

(6) Non-performing assets consist of non-performing loans, real estate owned ("REO"), and other repossessed assets.
    Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectibility of interest or principal. It is the Company's policy to cease accruing interest on all such loans.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion may contain certain forward-looking statements, which are based on current management expectations. Generally, verbs in the future tense and the words, "believe", "expect", "anticipate", "intends", "opinion", "potential", and similar expressions identify forward-looking statements. Examples of this forward-looking information can be found in, but are not limited to, the expected effects of accounting pronouncements applicable to the Company's operations, the allowance for losses discussion, litigation, subsequent events and any quantitative and qualitative disclosure about market risk. The actual results of BostonFed Bancorp, Inc., (the "Company") could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors and the effects of war or terrorist activities affecting the Company's operations, markets, products, services, prices and litigation. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

     Except as may be required by applicable law and regulation, the Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements, to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected throughout the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

CRITICAL ACCOUNTING POLICIES

     A summary of the Company's significant accounting policies is included in footnote 1 of the Company's financial statements, which form a part of this annual report. Various elements of accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. The Company's policies with respect to the methodologies used to determine the allowance for loan losses, the valuation of originated mortgage servicing rights ("OMSRs") and asset impairment judgments, including the value of goodwill, are the Company's most critical accounting policies. They are important to the presentation of our financial condition and results of operations because they involve a higher degree of complexity and require management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could result in material differences in results of operation or financial condition.

     The following is a description of the critical accounting policies and an explanation of the methods and assumptions underlying their application. These critical policies and their application are reviewed on a quarterly basis with the Audit and Compliance Committee of the Board of Directors.

     Allowance for Loan Losses: The Company's allowance for loan losses is established and maintained through a provision for loan losses based on the Company's evaluation of the risks inherent in the loan portfolio. The Company evaluates the adequacy of its allowance on a quarterly basis. The allowance is comprised of both specific valuation allowances and general valuation allowances.

     Specific valuation allowances are established in connection with individual loan reviews and the asset classification process including the procedures for impairment testing under SFAS No. 114 Accounting by Creditors for Impairment of a Loan, an Amendment of FASB Statements No. 5 and 15 and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, an Amendment of FASB Statement No. 114. Such evaluation, which includes a review of loans on which full collectibility is not reasonably assured, considers the estimated fair value of the underlying collateral, if any, current and anticipated economic and regulatory conditions, current and historical loss experience of similar loans and other factors that determine risk exposure to arrive at an adequate loan loss allowance. Pursuant to the Company's policy, loan losses must be charged-off in the period the loans, or portions thereof, are deemed uncollectable. The determination of the loans on which full collectibility is not reasonably assured, the estimates of the fair value of the underlying collateral and the assessments of economic and other conditions are subject to assumptions and judgments by management. Specific valuation allowance could differ materially as a result of changes in these assumptions and judgments.

     General valuation allowances represent loss allowances that have been established to recognize the inherent risks associated with the Company's lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. The determination of the adequacy of the valuation allowance is a multidimensional process, which takes into consideration a variety of factors. The Company segments the loan portfolio into like categories by composition and size and performs a variety of analyses against each category. These include, but are not limited to, historical loss experience, risk ratings assigned to individual loans, delinquency levels and trends. In addition, the Company evaluates and considers the impact that existing and projected economic and market conditions may have on the portfolio as well as known and inherent risks in the portfolio. Finally, the Company evaluates and considers the allowance ratios and coverage percentages of both peer group and regulatory agency data. After evaluating these variables, the Company determines appropriate allowance coverage percentages for each of the portfolio segments and the appropriate level of the allowance for loan losses.

     These evaluations are inherently subjective because, even though they are based on objective data, it is management's interpretation of that data that determines the amount of the appropriate allowance. Therefore, from time to time, management reviews the actual performance and charge-off history of the portfolio and compares that to previously determined allowance coverage percentages. In this manner, management evaluates the impact the previously mentioned variables may have had on the portfolio to determine which changes, if any, should be made to the assumptions and analyses. Recent analysis has indicated that projections of estimated losses inherent in the portfolio has approximated actual charge-off experience during the current economic environment.

     As indicated above, actual results could differ from estimates as a result of changes in economic or market conditions and other factors. Changes in estimates could result in a material change in the allowance. While the Company believes that the allowance for loan losses has been established and maintained at levels adequate to reflect the risks inherent in the loan portfolio, future increases may be necessary if economic or market conditions and other factors differ substantially from the conditions that existed at the time of the initial determinations.

     Valuation of OMSRs: OMSRs are carried at cost, and impairment, if any, is recognized through a charge to the loan servicing income and/or the OMSR valuation allowance. Impairment exists if the carrying value of OMSRs exceeds the estimated fair value. The Company stratifies OMSRs by underlying loan type, primarily fixed and adjustable, and further stratifies fixed rate loans by interest rates. Impairment allowances are established when necessary and then adjusted in subsequent periods to reflect changes in the measurement of impairment. The estimated fair value of each OMSR stratum is determined through analyses of future cash flows, incorporating numerous assumptions including servicing income, servicing costs, market discount rates, prepayment speeds and other market driven data.

     The fair value of OMSRs is highly sensitive to changes in assumptions. Changes in prepayment speed assumptions have the most significant impact on the fair value of OMSRs. Generally, as interest rates decline, prepayments accelerate due to increased refinance activity, which results in a decrease in the fair value of OMSRs. As interest rates rise, prepayments slow down, which results in an increase in the fair value of OMSRs. All assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of OMSRs is limited by the conditions existing and the assumptions utilized as of a particular point in time, and those assumptions may not be appropriate if they are applied at a different point in time.

     Goodwill Impairment Evaluation: On January 1, 2002, the Company adopted SFAS 142, Goodwill and Other Intangible Assets ("SFAS 142"). This statement addresses the method of identifying goodwill and other intangible assets acquired in a business combination and eliminated amortization of further goodwill. The statement requires an annual (or more often in certain circumstances) evaluation of goodwill balances for impairment. As a result of the Company's adoption of SFAS 142, the Company periodically assesses the carrying value of goodwill to determine whether there is any impairment. Given the continued downturn in the manufactured housing industry, budgeted sales targets were not met and budget forecasts were revised. The negative trends caused the Company to perform a discounted cash flow analysis, utilizing lowered expectations, and determined that an impairment loss was evident. During the third quarter of 2002, the Company recorded a $7.0 million write-down of goodwill associated with the purchase of Forward Financial, reducing the goodwill associated with that transaction to $7.8 million. At December 31, 2002 and 2001, total goodwill was $10.8 million and $17.8 million, respectively.

OTHER RISK FACTORS

     In addition to all of the information in this Report, the following risk factors should be considered. Many of these risk factors are discussed in greater detail throughout this annual report.

     Competition: The Company operates in a highly competitive market. The Company competes on the basis of providing a higher level of service rather than the lowest price in the markets in which it conducts its business. Both loans and savings accounts are generally priced at mid-market. From time to time, the Company's competitors seek to compete aggressively on the basis of pricing factors and the Company may lose market share to the extent it is unwilling to approximate its competitors' aggressive pricing. To the extent that the Company seeks to minimize market share erosion through pricing alternatives, it may experience lower interest margins.

     Interest rates: Interest rates have a significant impact on the Company's operations. The Company attempts to minimize the impact through various means and monitoring through the use of modeling techniques. The repricing characteristics of its loans do not necessarily match those of its deposit or borrowed money liabilities. Changes in interest rates can also affect the number of loans the Company originates, as well as the value of its loans and other interest-earning assets and its ability to realize gains on the sale of those assets. Prevailing interest rates also affect the extent to which borrowers prepay loans owned by the Company. When interest rates increase, borrowers are less likely to prepay their loans, and when interest rates decrease, borrowers are more likely to prepay loans. The Company may then be forced to invest the funds generated by those prepayments at less favorable interest rates. Similarly, prepayments on mortgage-backed securities can cause the value of those securities to fall. In addition, an increase in interest rates could lower the ability of the Company's borrowers who currently have adjustable-rate loans, to maintain their loans in a current status as their payments increase upon repricing. Such an event could cause an increase in non-performing loans and loan losses.

     Increases in interest rates might cause depositors to shift funds from accounts that have comparatively lower cost (such as regular savings accounts) to accounts with a higher cost (such as certificates of deposit). If the cost of deposits increased at a rate greater than the yield on interest-earning assets increases, the Company's interest-rate spread would decline.

     Market risk also arises as the Company originates and accumulates fixed rate mortgage loans prior to their sale or securitization. As applications are approved, a commitment is made to lend at a specified interest rate. Should rates rise, either prior to closing or after closing but prior to sale or securitization, the price at which the loan will be sold or securitized will decline. Hedging strategies are implemented to mitigate this risk.

     Credit risk: The Company assumes credit risk in the loan and investment securities portfolios and in the recourse it has or may provide in conjunction with loan sales and securitization. The majority of its loan portfolio consists of adjustable-rate loans secured by one- to four-family residences and to a lesser extent, commercial real estate loans, construction loans, equity lines of credit, and business loans. Management believes that the allowance for loan losses is adequate. However, such determination is susceptible to the effect of future unanticipated changes in general economic and market conditions and other factors that may affect the financial circumstances of borrowers and/or residential/commercial real estate values or business loan environment within the Company's lending areas.

     Risks to gain on sale of loans and originated mortgage servicing rights: A substantial portion of the Company's non-interest income is generated by gain on sale of loans. The Company currently sells the vast majority of longer-term fixed-rate loans and a portion of the adjustable-rate loans it originates, into the secondary market. The Company generally retains the servicing rights on mortgage loans sold. Gain on sale of loans and OMSRs can be severely impacted by fluctuations in interest rates and other economic conditions. When interest rates fall, gain on sale of loans generally increase, but the value of OMSRs may be impaired. When interest rates increase, the opposite may occur.

     Additionally, the Company sells loans originated on manufactured housing, recreational vehicles and boats to various client lenders. The volume of gain on sale of manufactured housing loans is dependent on consumer demand, the Company's ability to originate, underwriting standards of the client lenders and their desire to add to their portfolio. The vast majority of manufactured housing loans are sold servicing released and without recourse. Soon after the time the Company acquired its manufactured housing loan origination company, Forward Financial, the manufactured housing industry became mired in a severe recession and has experienced a glut of repossessions. The Company's gain on sale of manufactured housing loans in 2002 was substantially less than the gain earned in the prior years. The Company cannot estimate the duration of the current manufactured housing recession or if prior lending volumes will be achieved when the recession ends.

     Regulation: The Company's operations are subject to extensive regulation by several federal, state and local authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on its operations. Policies adopted by these entities can significantly affect the Company's business operations. In addition, certain of these authorities periodically conduct examinations of the Company and may impose various requirements or sanctions.

     Legislation: Proposals to change the laws governing financial institutions are frequently raised in federal, state and local legislatures and if passed could lead to new regulatory requirements. The implementation of regulations required under the Sarbanes-Oxley Act and other changes in applicable laws or policies could materially affect the Company's businesses, and the likelihood of any major changes in the future and their effects are impossible to determine. Moreover, it is impossible to predict the ultimate form any proposed legislation or regulation might take or how it might affect the Company. Similarly, changes in applicable accounting principles, policies or guidelines could impact the manner in which the Company reports the results of its operations.

     Stockholder dividends: The Company is a holding company and substantially all of its operations are conducted through its subsidiaries. Therefore, the Company's ability to pay dividends is dependent upon the earnings of its subsidiaries and their ability to pay dividends or make other payments to the Company. Certain laws and regulatory requirements limit the ability of the Company's subsidiaries to pay dividends or make other payments to it.

     Business continuity: The Company has business continuity and disaster recovery plans in place. However, events, including terrorist or military actions and resulting political and social turmoil, could arise that would cause unforeseen damage to the Company's physical facilities or could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. Should these events affect the Company, its customers, vendors or counterparties with which it conducts business, the Company's results of operations could be negatively affected.

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

     The Company's business has been conducted primarily through its wholly-owned subsidiaries of BFS and BNB (collectively, the "Banks"). BFS operates its administrative/bank branch office located in Burlington, Massachusetts and its eight other bank branch offices located in Arlington, Bedford, Billerica, Boston, Lexington, Peabody, Wellesley and Woburn, all of which are located in the greater Boston metropolitan area. BFS' subsidiary, Forward Financial, maintains its headquarters in Northborough, Massachusetts and operates in approximately one-half the states across the U.S. BNB operates banking offices in Chelsea and Revere, both of which are also in the greater Boston metropolitan area. Through its subsidiaries, the Company attracts retail deposits from the general public and invests those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government and federal agency securities and other securities. The Company originates mortgage loans for its investment portfolio and for sale and generally retains the servicing rights of loans it sells. Additionally, the Company originates chattel mortgage loans, substantially all of which are sold in the secondary market, servicing released. Loan sales are made from loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its loans, and to a lesser extent, interest and dividends on its investment and mortgage-backed securities, gains on sale of loans, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans, investments, mortgage-backed securities, Federal Home Loan Bank of Boston ("FHLB") advances and proceeds from the sale of loans.

     The Company's results of operations are primarily dependent on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits, borrowings and corporation obligated mandatorily redeemable capital securities distributions ("trust preferred securities") expense. Results of operations are also affected by the Company's provision for loan losses, investment activities, gains or losses on sale of loans, amortization of originated mortgage servicing rights, loan servicing fees and other fees. The Company's non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, advertising, data processing expense and other expenses. Results of operations of the Company are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

     The Company is a bank holding company subject to the regulations of the Federal Reserve Bank, BFS is regulated by the OTS and BNB is regulated by the Office of the Comptroller of the Currency ("OCC").

RESULTS OF OPERATIONS

  GENERAL

     Net income for the year ended December 31, 2002, was $2.4 million, or $.54 basic earnings per share and $.51 diluted earnings per share, compared to $9.7 million, or $2.18 basic earnings per share and $2.05 diluted earnings per share for the comparable period in 2001. Net income for the current year was severely impacted by the Company's $7.0 million goodwill impairment related to the acquisition of Forward Financial, $5.1 million in OMSR impairment resulting from rapid prepayments of loans serviced for others and $1.3 million for the settlement of two lawsuits. Net income for the year ended December 31, 2000, was $9.7 million, or $2.07 basic earnings per share and $2.01 diluted earnings per share. The return on average stockholder's equity was 2.44% during the year ended December 31, 2002, compared to 10.32% during the year ended December 31, 2001, and 10.72% for the year ended December 31, 2000. Return on average assets was .16% for the year ended December 31, 2002, compared to 0.69% for the year ended December 31, 2001, and 0.75% for the year ended December 31, 2000.

     Earnings were impacted in the current year by a decline in net interest margin, which was 2.71% for the year ended December 31, 2002, compared to 2.86% for the prior year and 3.02% for the year ended December 31, 2000. Federal Reserve induced decreases in short-term interest rates throughout 2001 and 2002 caused yields to decline rapidly on adjustable-rate loan products and investments and accelerated refinancings of higher yielding loans. While interest rates paid on deposits and borrowings were also lowered during 2002 and 2001, management was unable to reduce interest rates on core deposits in lock-step with overall market interest rates due to the generally low interest rates already being paid on core deposits.

     However, declining interest rates during 2002 and 2001 provided the Company with an opportunity to increase volumes of loans sold in the secondary market. Gain on the sale of loans was $12.7 million for the year ended December 31, 2002, and $10.6 million for the year ended December 31, 2001. The gain on sale of loans was $9.0 million in the year 2000.

     The results of operations for the year ended December 31, 2002, included the benefit derived from the adoption of SFAS No. 142, which eliminated goodwill amortization. The Company was incurring approximately $1.4 million in goodwill amortization prior to the effective date of SFAS No. 142. The amortization of goodwill in the year ended December 31, 2001, reduced basic and diluted earnings per share by $.21 and $.20, respectively. For the year ended December 31, 2000, basic and diluted earnings per share were reduced by $.19 each. The goodwill impairment charge in the year ended December 31, 2002, reduced basic and diluted earnings by approximately $1.03 and $.97, respectively.

  INTEREST INCOME

     Total interest income for the year ended December 31, 2002, decreased by $9.3 million to $85.6 million compared to $94.9 million for the year ended December 31, 2001. The decline in interest earned on loans, net, caused by lower yields, was the major factor.

     Total interest income for the year ended December 31, 2001, increased by $3.1 million to $94.9 million compared to $91.8 million for the year ended December 31, 2000. An increase in interest earned on mortgage-backed securities was the major contributor to the increase in interest income. The increase in interest income in 2001 was attributable to higher average balances of interest earning assets, partially offset by a decline in yields. The increased balances were primarily increases in the average balance of mortgage-backed securities and the average balance of loans.

     Interest income on loans, net was $73.4 million for the year ended December 31, 2002, compared to $81.9 million for the prior year. Reinvestment and repricing at lower interest rates reduced the average yield on loans, net, from 7.54% for the year ended December 31, 2001, to an average yield of 6.62% for the current year. The increase in average balances was not sufficient to offset the decline in yields. Average loan balances increased from $1.086 billion for 2001 to $1.110 billion for 2002. The increased average loans, net, balances generated an additional $1.8 million of interest earned while lower yields reduced interest earned on loans, net, by $10.3 million. The Company slowed the decline in yields by continuing to increase volume of construction and land and commercial real estate.

     Interest income on mortgage-backed securities increased by $539,000 for the year ended December 31, 2002, due to an increase in average balances compared to the prior year. Average mortgage-backed securities balances increased by $25.2 million from an average of $116.6 million during 2001 to an average of $141.8 million during 2002. The major reason for the increase in the average balance was due to the purchase of collateralized mortgage obligations, (CMOs). The yields on mortgage-backed securities declined by 75 basis points from an average yield of 6.32% in 2001 to 5.57% in 2002. Higher average balances generated an increase in interest earned on mortgage-backed securities of $1.6 million, while lower yields reduced interest earned on such securities by $1.1 million in 2002 when compared to the prior year.

     Interest income on mortgage-backed securities increased by $2.9 million for the year ended December 31, 2001 due to an increase in average balances compared to the year ended December 31, 2000. Average mortgage-backed securities balances increased by $48.9 million from an average of $67.7 million during 2000 to an average of $116.6 million during 2001 also due to the purchase of CMOs.

     Interest income on investment securities and FHLB overnight and federal funds sold decreased by $1.3 million to $4.3 million for the year ended December 31, 2002, compared to $5.6 million for the year ended December 31, 2001. The primary reason for the decrease is due to a lower average yield of 3.23% for the year ended December 31, 2002, compared to an average yield of 5.52% for the year ended December 31, 2001. Investment securities balances averaged $132.6 million during the year ended December 31, 2002, compared to average balances of $101.7 million for the year ended December 31, 2001.

     Interest income on investment securities and FHLB overnight and federal funds sold decreased by $864,000 for the year ended December 31, 2001, compared to $6.5 million for the year ended December 31, 2000. The primary reason for the decrease was due to a lower average yield of 5.52% for the year ended December 31, 2001, compared to an average yield of 6.77% for the year ended December 31, 2000.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends primarily upon the volume of interest-earning assets and interest-bearing liabilities and the corresponding interest rates earned or paid. Net interest income can be significantly impacted by changes in interest rates and market yield curves. See "Market Risk and Management of Interest Rate Risk" for further discussion of the potential impact of changes in interest rates on results of operations.

     The following table sets forth certain information relating to the Company for the years ended December 31, 2002, 2001 and 2000. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. The average balance data is derived from daily balances. The yields and costs include fees, premiums and discounts, which are considered adjustments to yields.

                                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------------------------------
                                     AT DECEMBER 31, 2002                  2002                                 2001
                                     --------------------   ----------------------------------   ----------------------------------
                                                   YIELD/    AVERAGE                 AVERAGE      AVERAGE                 AVERAGE
                                      BALANCE       COST     BALANCE     INTEREST   YIELD/COST    BALANCE     INTEREST   YIELD/COST
                                     ----------    ------   ----------   --------   ----------   ----------   --------   ----------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
  Investment securities(1).........  $  166,041     3.00%   $  132,569   $ 4,281       3.23%     $  101,675   $ 5,617       5.52%
  Loan, net and loans held for
    sale(2)........................   1,102,970     6.32%    1,109,799    73,418       6.62%      1,085,798    81,914       7.54%
  Mortgage-backed securities(3)....     139,944     5.52%      141,796     7,904       5.57%        116,557     7,365       6.32%
                                     ----------             ----------   -------                 ----------   -------
    Total interest-earning
      assets.......................   1,408,955     5.85%    1,384,164    85,603       6.18%      1,304,030    94,896       7.28%
                                                   -----                 -------      -----                   -------      -----
  Non-interest-earning assets......     116,657                110,316                              103,625
                                     ----------             ----------                           ----------
    Total assets...................  $1,525,612             $1,494,480                           $1,407,655
                                     ==========             ==========                           ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Interest-bearing liabilities:
  Money market deposit accounts....  $   62,530     1.35%   $   60,530       946       1.56%     $   54,965     1,380       2.51%
  Savings accounts.................     218,133     1.18%      200,552     2,838       1.42%        174,651     4,104       2.35%
  NOW accounts.....................     150,342      .31%      140,470       447       0.32%        127,779       735       0.58%
  Certificate accounts.............     422,119     4.07%      409,493    18,110       4.42%        410,119    23,884       5.82%
                                     ----------             ----------   -------                 ----------   -------
    Total..........................     853,124     2.47%      811,045    22,341       2.75%        767,514    30,103       3.92%
  Borrowed funds(4)................     426,560     4.38%      443,931    22,219       5.01%        419,867    23,937       5.70%
  Corporation-obligated mandatorily
    redeemable capital
    securities.....................      32,000    11.01%       32,000     3,529      11.03%         32,000     3,522      11.01%
                                     ----------             ----------   -------                 ----------   -------
    Total interest-bearing
      liabilities..................   1,311,684     3.30%    1,286,976    48,089       3.74%      1,219,381    57,562       4.72%
                                                   -----                 -------      -----                   -------      -----
Non-interest-bearing liabilities...     120,955                109,811                               94,686
                                     ----------             ----------                           ----------
    Total liabilities..............   1,432,639              1,396,787                            1,314,067
                                     ----------             ----------                           ----------
Stockholders' equity...............      92,973                 97,693                               93,588
                                     ----------             ----------                           ----------
    Total liabilities and
      stockholders' equity.........  $1,525,612             $1,494,480                           $1,407,655
                                     ==========             ==========                           ==========
Net interest income................                   NA                 $37,514                              $37,334
                                                                         =======                              =======
Net interest rate spread(5)........                 2.55%                              2.44%                                2.56%
                                                   =====                              =====                                =====
Net interest margin(6).............                   NA                               2.71%                                2.86%
                                                                                      =====                                =====
Ratio of interest-earning assets to
  interest-bearing liabilities.....      107.42%                107.55%                              106.94%
                                     ==========             ==========                           ==========

                                      FOR THE YEAR ENDED DECEMBER 31,
                                     ----------------------------------
                                                    2000
                                     ----------------------------------
                                      AVERAGE                 AVERAGE
                                      BALANCE     INTEREST   YIELD/COST
                                     ----------   --------   ----------
                                           (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
  Investment securities(1).........  $   95,711   $ 6,481       6.77%
  Loan, net and loans held for
    sale(2)........................   1,036,224    80,960       7.81%
  Mortgage-backed securities(3)....      67,667     4,393       6.49%
                                     ----------   -------
    Total interest-earning
      assets.......................   1,199,602    91,834       7.66%
                                                  -------      -----
  Non-interest-earning assets......      95,930
                                     ----------
    Total assets...................  $1,295,532
                                     ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
Interest-bearing liabilities:
  Money market deposit accounts....  $   55,796     1,597       2.86%
  Savings accounts.................     160,118     4,476       2.80%
  NOW accounts.....................     119,070       899       0.76%
  Certificate accounts.............     420,031    24,753       5.89%
                                     ----------   -------
    Total..........................     755,015    31,725       4.20%
  Borrowed funds(4)................     366,450    22,764       6.21%
  Corporation-obligated mandatorily
    redeemable capital
    securities.....................      10,378     1,138      10.97%
                                     ----------   -------
    Total interest-bearing
      liabilities..................   1,131,843    55,627       4.91%
                                                  -------      -----
Non-interest-bearing liabilities...      73,111
                                     ----------
    Total liabilities..............   1,204,954
                                     ----------
Stockholders' equity...............      90,578
                                     ----------
    Total liabilities and
      stockholders' equity.........  $1,295,532
                                     ==========
Net interest income................               $36,207
                                                  =======
Net interest rate spread(5)........                             2.75%
                                                               =====
Net interest margin(6).............                             3.02%
                                                               =====
Ratio of interest-earning assets to
  interest-bearing liabilities.....      105.99%
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

(4) Interest paid on borrowed funds for the periods presented includes interest expense on FNMA deposits held in escrow accounts with the Company related to the Company's FNMA servicing, which, if such interest expense was excluded, would result in an average cost of borrowed funds of 4.98%, 5.69%, and 6.21% for the years ended December 31, 2002, 2001 and 2000, respectively.

(5) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

     The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by current volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated to changes due to rate.

                                          YEAR ENDED DECEMBER 31, 2002     YEAR ENDED DECEMBER 31, 2001
                                                  COMPARED TO                       COMPARED TO
                                          YEAR ENDED DECEMBER 31, 2001     YEAR ENDED DECEMBER 31, 2000
                                         ------------------------------   -------------------------------
                                         INCREASE (DECREASE)              INCREASE (DECREASE)
                                               DUE TO                            DUE TO
                                         -------------------   --------   --------------------   --------
                                         VOLUME      RATE        NET       VOLUME      RATE        NET
                                         -------   ---------   --------   --------   ---------   --------
                                                                  (IN THOUSANDS)
Interest-earning assets:
  Investment securities................  $1,705    $ (3,041)   $(1,336)    $  404     $(1,268)   $  (864)
  Loans, net, and loans held for
     sale..............................   1,810     (10,306)    (8,496)     3,871      (2,917)       954
  Mortgage-backed securities...........   1,595      (1,056)       539      3,173        (201)     2,972
                                         ------    --------    -------     ------     -------    -------
     Total interest-earning assets.....   5,110     (14,403)    (9,293)     7,448      (4,386)     3,062
                                         ------    --------    -------     ------     -------    -------
Interest-bearing liabilities:
  Money market deposit accounts........     140        (574)      (434)       (24)       (193)      (217)
  Savings accounts.....................     609      (1,875)    (1,266)       407        (779)      (372)
  NOW accounts.........................      74        (362)      (288)        66        (230)      (164)
  Certificate accounts.................     (36)     (5,738)    (5,774)      (584)       (285)      (869)
                                         ------    --------    -------     ------     -------    -------
     Total.............................     788      (8,549)    (7,762)      (135)     (1,487)    (1,622)
Borrowed funds.........................   1,372      (3,090)    (1,718)     3,317      (2,144)     1,173
Corporation-obligated mandatorily
  redeemable capital securities........       0           7          7      2,372          12      2,384
                                         ------    --------    -------     ------     -------    -------
     Total interest-bearing
       liabilities.....................   2,159     (11,632)    (9,473)     5,554      (3,619)     1,935
                                         ------    --------    -------     ------     -------    -------
Net change in net interest income......  $2,951    $ (2,771)   $   180     $1,894     $  (767)   $ 1,127
                                         ======    ========    =======     ======     =======    =======

  INTEREST EXPENSE

     Interest expense declined by $9.5 million, or 16.5%, for the year ended December 31, 2002, to $48.1 million compared to $57.6 million for the year ended December 31, 2001. The decline in interest expense for the year ended December 31, 2002 was due to reductions in interest expense on all types of savings accounts and FHLB borrowed funds.

     Interest expense increased by $2.0 million, or 3.6%, for the year ended December 31, 2001, to $57.6 million compared to $55.6 million for the year ended December 31, 2000. The increase in interest expense for the year ended December 31, 2001 was due to higher interest expense on borrowed funds and the inclusion of interest expense on the trust preferreds for the full year 2001, compared to less than one-half year in 2000.

     Interest expense on deposit accounts declined by $7.8 million for the year ended December 31, 2002, compared to the prior year due to the effects of lower cost of funds, partially offset by interest expense on higher average balances. Average deposit balances were $811.0 million for the year ended December 31, 2002, compared to average deposit balances of $767.5 million for the prior year. The increased average balances for the year ended December 31, 2002, were primarily attributable to growth of $25.9 million in the average balance of savings accounts and growth of $12.7 million in NOW account average balances. The overall average cost of deposit accounts declined from 3.92% for the year ended December 31, 2001, to an average cost of 2.75% for the current year due to the lower interest rate environment continuing throughout 2002.

     Interest expense on deposit accounts declined by $1.6 million for the year ended December 31, 2001, compared to the year ended December 31, 2000, due to the effects of lower cost of funds, partially offset by interest expense on higher average balances. The increased average balances for the year ended December 31, 2001, were primarily attributable to growth of $14.5 million in the average balance of savings accounts and growth of $8.7 million in NOW account average balances, partially offset by a decline of $9.9 million in the average balance of certificate accounts.

     The average balance of certificate accounts amounted to $409.5 million for the year ended December 31, 2002, essentially unchanged from the average balance of $410.1 million for the prior year and $10.5 million lower than the $420.0 million average balance for the year ended December 31, 2000. The average cost of certificate accounts declined by 140 basis points, to an average cost of 4.42% for the year ended December 31, 2002, compared to 5.82% for the prior year and 5.89% for the year ended December 31, 2000.

     For the year ended December 31, 2002, average balances of regular savings accounts and NOW accounts amounted to $200.6 million and $140.5 million, respectively, compared to the prior year average balances of $174.7 million and $127.8 million, respectively as customers continue to shun longer-term deposits. The cost of funds of money market deposit, savings and NOW accounts declined by 95 basis points, 94 basis points and 26 basis points, respectively in the year ended December 31, 2002, compared to the prior year.

     The cost of funds of money market deposit, savings and NOW accounts declined by 35 basis points, 45 basis points and 18 basis points, respectively in the year ended December 31, 2001, compared to the year ended December 31, 2000.

     The Company's cost of interest bearing liabilities has declined slower than overall market rates as the high percentage of core deposits already bear low interest rates and such rates and market conditions preclude further substantial declines in the interest rate paid on these accounts. Interest rates on certificates of deposit and advances from the FHLB can change to market rates only as they mature.

     Borrowed funds consisted of FHLB advances and were used generally to fund loan portfolio growth. Average balances of FHLB advances were $443.9 million during the year ended December 31, 2002, an increase of $24.0 million from the prior year average balance of $419.9 million. The average cost of borrowed funds declined by 69 basis points, from 5.70% for the year ended December 31, 2001 to an average of 5.01% for the current year. The average cost of borrowed funds has declined slower than average deposit costs because the Company has utilized longer-term advances as part of its management of interest rate risk.

     Average balances of FHLB advances for the year ended December 31, 2001, increased by $53.4 million from the year ended December 31, 2000, average balance of $366.5 million. The average cost of borrowed funds declined by 51 basis points, from 6.21% for the year ended December 31, 2000 to the 5.70% in 2001.

  PROVISION FOR LOAN LOSSES

     The provision for loan losses amounted to $1.4 million for the year ended December 31, 2002, compared to $820,000 for the year ended December 31, 2001 and $1.0 million for the year ended December 31, 2000. The increased provision in the current year was based on management's evaluation of the growth and change in composition of the Company's loan portfolio, existing real estate market conditions, the level of charge-offs and classified assets. Total non-performing loans increased to $5.5 million, or 0.49% of loans, net, at December 31, 2002 from $1.2 million, or 0.11% of loans, net, at December 31, 2001 and $956,000, or 0.09% of loans, net, at December 31, 2000.

     The Company recorded charge-offs of $1.4 million and recoveries of $359,000 during the year ended December 31, 2002, compared to charge-offs of $234,000 and recoveries of $361,000 during 2001. Charge-offs were $454,000 and recoveries were $181,000 during 2000. The allowance for loan losses as a percentage of total loans was 1.13% at December 31, 2002, and 2001, and 1.07% at December 31, 2000. As a percentage of total non-performing loans, the allowance for loan losses was 230% at December 31, 2002, compared to 1,065% a year earlier and 1,190% at December 31, 2000. See also "Asset Quality" included elsewhere herein.

  NON-INTEREST INCOME

     Total non-interest income declined to $14.9 million for the year ended December 31, 2002, compared to $16.6 million for the year ended December 31, 2001, due primarily to lower loan processing and servicing fees resulting from the OMSR impairment charges. Loan processing and servicing fees were a negative $4.0 million for the year ended December 31, 2002 compared to a negative $275,000 for the year ended December 31, 2001. The decline was due to $5.1 million in adjustments (in excess of normal amortization) for the impairment of OMSRs, which were necessary due to increasing levels of loan prepayments in the declining interest rate environment through most of 2002. In evaluating the OMSRs, management adjusted the value due to record volume of loan prepayments and the application of more rapid prepayment speeds in valuing the remaining OMSRs. Further declines in market interest rates, which affect loan prepayments and prepayment speeds, could result in future additional impairment charges.

     Total non-interest income increased $2.2 million for the year ended December 31, 2001, compared to the year ended December 31, 2000. Gain on sale of loans, which increased from $9.0 million for the year ended December 31, 2000 to $10.6 million for the year ended December 31, 2001, was the primary contributor to such increase.

     Gain on sale of loans amounted to $12.7 million for the year ended December 31, 2002, an increase of $2.1 million compared to the year ended December 31, 2001. The increased gain on sale of loans resulted from a continuation of high volumes of one- to four-family mortgage loan sales, made possible by the volume of lending activity, especially fixed-rate one- to four-family mortgages, in the current low interest rate environment. Included in the above gain on sale of loans were gains on sale of manufactured housing loans, which amounted to $4.0 million for the year ended December 31, 2002, compared to $5.2 million for the year ended December 31, 2001. The lower gain on sales of manufactured housing loans is primarily due to recessionary conditions in the industry and various factors, which adversely impacted the manufactured housing and recreational vehicle loan market. If such market conditions persist, it may continue to adversely affect the Company's manufactured housing loan sale activity and could result in losses from such operations and/or lead to further impairment of goodwill attributable to such operations.

     Deposit service fees increased from $2.5 million in the year ended December 31, 2001, to $3.0 million in the current year. The increase was primarily due to increases in fees and higher levels of deposit account services activity. Deposit service fees were $2.0 million for the year ended December 31, 2000.

     Other non-interest income was lower in the current year as the year ended December 31, 2001, included a $273,000 gain on sale resulting from the Company's interest in the sale of the NYCE bank automated teller machine clearing network and a gain of $157,000 from the sale of BFS's former Billerica Office location.

  NON-INTEREST EXPENSE

     Total non-interest expense for the year ended December 31, 2002, was $47.3 million, compared to $38.3 million for the prior year, most of which increase was due to the $7.0 million goodwill impairment charge. Total non-interest expense for the year ended December 31, 2000, was $34.5 million. The increase in 2001 in non-interest expense was primarily due to increased expenses in compensation and benefits, occupancy and equipment and other non-interest expense.

     Compensation and benefits increased to $23.9 million for the current year, compared to $21.7 million for the year ended December 31, 2001. The primary reasons for the increase are normal year-over-year employee expense increases, higher than usual expenses incurred for loan originations support and the Company's accrual of approximately $500,000 for its defined benefit pension plan (the "plan") during the second half of 2002. The Company had not been required to make contributions to this plan for over a decade as the plan was in an over-funded status. For the year ended December 31, 2000, compensation and benefits were $20.1 million.

     For the year ended December 31, 2002, goodwill impairment was $7.0 million ($4.6 million, net after tax) compared to goodwill amortization of $1.4 million for the year ended December 31, 2001. The goodwill impairment charge resulted primarily from a valuation assessment of the Company's Forward Financial operations. Such assessment considered the reduced volume of loan sales, the recession in the manufactured housing industry and other factors. Effective January 1, 2002, the Statement of Financial Accounting Standards Number 142 requires that goodwill no longer be amortized, but instead requires periodic impairment testing as conditions warrant, (but at least annually) to determine if impairment has occurred. If the level of manufactured housing loan sales remain at current levels and the manufactured housing industry recession continues for a longer period than expected, further goodwill impairment charges may become necessary.

     During the current year the Company settled two lawsuits at a total cost of $1.3 million. Other non-interest expense declined in the current year, compared to last year as the prior year included higher outside professional fees and other increased operating expenses.

     Occupancy and equipment expense increased by $481,000 for the year ended December 31, 2001 compared to the year ended December 31, 2000, due in part to higher depreciation expenses associated with office renovations as well as expenses incurred by the addition of the new Woburn Office, which opened in May 2000.

     For the year ended December 31, 2002, other non-interest expense was $6.9 million compared to $7.5 million for the year ended December 31, 2001. This decrease was primarily due to the year 2001 containing higher outside professional fees and a variety of other increased expenses.

  INCOME TAXES

     Income tax expense for the year ended December 31, 2002, was $1.4 million for an effective tax rate of 36.8% compared to $5.2 million for an effective tax rate of 35.0% for the year ended December 31, 2001. The effective tax rate was higher this year primarily due to higher non-deductible Employee Stock Option Plan expenses, resulting from the higher market value of the Company's stock. Income tax expense was $5.3 million for the year ended December 31, 2000, resulting in an effective tax rate of 35.5%.

     The Company announced on March 6, 2003, that it will record a provision in the first quarter of 2003 of approximately $4.6 million for additional state taxes, including interest (approximately $3.0 million, net after any federal tax deduction associated with such taxes and interest), relating to the deduction for dividends received from real estate investment trust subsidiaries ("REITs") for the 1999 through 2002 fiscal years, thus reducing earnings for the first quarter of 2003 by the net after tax amount. The provision relates to new legislation signed by the Governor of Massachusetts on March 5, 2003, that amends Massachusetts' law to expressly disallow the deduction for dividends received from a REIT. This amendment applies retroactively to tax years ending on or after December 31, 1999. The Company believes that this new legislation would apply to numerous financial institutions in Massachusetts. As a result of the new legislation, the Company will also cease recording the tax benefits associated with the dividend received deduction, effective for the 2003 tax year. The Company believes that the legislation will be challenged, especially the retroactive provisions, on constitutional and other grounds. The Company would support such a challenge and otherwise intends to vigorously defend its position.

FINANCIAL CONDITION

  CHANGES IN FINANCIAL CONDITION (ASSETS)

     The Company's total assets at December 31, 2002, were $1.526 billion, compared to $1.471 billion at December 31, 2001, an increase of $54.7 million or 3.7%. Asset growth was primarily attributable to a $49.6 million increase in investment securities available for sale, a majority of which were investments in a mutual fund comprised of adjustable-rate mortgages. Total assets at December 31, 2000, were $1.328 billion.

Cash and Cash Equivalents, and Investments

     Total cash and cash equivalents decreased by $21.3 million, or 22.2%, from a balance of $96.0 million at December 31, 2001, to $74.7 million at December 31, 2002. The decrease was primarily due to a $22.0 million decrease in FHLB overnight and federal funds sold. The current year balance is closer to normal, whereas the balance at December 31, 2001, was larger than normal due to heavy cash infusion from large sales of loans during the month of December 2001. Total cash and cash equivalents were $50.7 million at December 31, 2000.

     The following table sets forth certain information regarding the carrying amount and fair values of BostonFed's short-term investments and investment securities at the dates indicated:

                                                             AT DECEMBER 31,
                                       -----------------------------------------------------------
                                              2002                 2001                2000
                                       ------------------   ------------------   -----------------
                                       CARRYING    FAIR     CARRYING    FAIR     CARRYING    FAIR
                                        AMOUNT     VALUE     AMOUNT     VALUE     AMOUNT    VALUE
                                       --------   -------   --------   -------   --------   ------
                                                             (IN THOUSANDS)
Daily federal funds sold and
  short-term investments.............  $ 26,077    26,077    48,158     48,158     9,176     9,176
Investment securities:
  Held to maturity:
     U.S. Government obligations,
       federal agency obligations,
       and other obligations.........     2,524     2,576       554        598     2,304     2,328
                                       --------   -------   -------    -------    ------    ------
Total held to maturity...............     2,524     2,576       554        598     2,304     2,328
                                       --------   -------   -------    -------    ------    ------
  Available for sale:
     U.S. Government obligations,
       federal agency obligations,
       and other obligations.........    35,206    35,206    25,050     25,050    41,993    41,993
     Mortgage-related mutual funds...    61,499    61,499    21,149     21,149    17,424    17,424
     Other mutual funds(1)...........    13,824    13,824    17,046     17,046     1,278     1,278
     Marketable equity securities....     2,359     2,359        13         13     2,726     2,726
                                       --------   -------   -------    -------    ------    ------
     Total available for sale........   112,888   112,888    63,258     63,258    63,421    63,421
                                       --------   -------   -------    -------    ------    ------
Total investment securities..........  $141,489   141,541   111,970    112,014    74,901    74,925
                                       ========   =======   =======    =======    ======    ======

---------------

(1) Consists of securities issued by institutional mutual funds which primarily invest in short-term U.S. Government securities and mortgage-related securities.

     The table below sets forth certain information regarding the carrying amount, weighted average yields and contractual maturities of BostonFed's short-term investments, debt securities and mortgage-backed securities as of December 31, 2002.

                                                            AT DECEMBER 31, 2002
                                     -------------------------------------------------------------------
                                                           MORE THAN ONE YEAR TO   MORE THAN FIVE YEARS
                                      ONE YEAR OR LESS          FIVE YEARS             TO TEN YEARS
                                     -------------------   ---------------------   ---------------------
                                                WEIGHTED               WEIGHTED                WEIGHTED
                                     CARRYING   AVERAGE    CARRYING     AVERAGE    CARRYING     AVERAGE
                                      AMOUNT     YIELD      AMOUNT       YIELD      AMOUNT       YIELD
                                     --------   --------   ---------   ---------   ---------   ---------
                                                           (DOLLARS IN THOUSANDS)
Daily federal funds sold and
  short-term investments...........  $26,070      0.99%     $     7      4.60%      $    --        --%
Debt securities:
  Held to maturity:
    U.S. Government obligations,
      federal agency obligations,
      and other obligations........      503      5.19        2,021      6.31            --        --
                                     -------                -------                 -------
      Total held to maturity.......      503      5.19        2,021      6.31            --        --
                                     -------                -------                 -------
  Available for sale:
    U.S. Government obligations,
      federal agency obligations,
      and other obligations........    2,521      5.31       11,068      5.20         7,075      2.94
                                     -------                -------                 -------
      Total debt securities
         available for sale........    2,521      5.31       11,068      5.20         7,075      2.94
                                     -------                -------                 -------
Total short-term investments and
  debt securities..................   29,094      1.44       13,096      5.37         7,075      2.94
                                     =======                =======                 =======
Mortgage-backed securities:
  Held to maturity:
    Ginnie Mae.....................       --        --          580      8.18           114      8.48
    Fannie Mae.....................       --        --           --        --            --        --
    Freddie Mac....................       --        --           --        --        13,552      5.66
    Privately issued collaterized
      mortgage obligations.........       --        --           --        --            --        --
                                     -------                -------                 -------
      Total held to maturity.......       --        --          580      8.18        13,666      5.68
  Available for sale:
    Ginnie Mae.....................       --        --           --        --            --        --
    Fannie Mae.....................       --        --           --        --            --        --
    Freddie Mac....................       --        --          279      6.88        16,477      5.55
    Privately issued collateralized
      mortgage obligations.........       --        --           --        --            --        --
                                     -------                -------                 -------
      Total held for sale..........       --        --          279      6.88        16,477      5.55
                                     -------                -------                 -------
Total mortgage-backed securities...  $    --        --%     $   859      7.76%      $30,143      5.61%
                                     =======                =======                 =======

                                               AT DECEMBER 31, 2002
                                     -----------------------------------------

                                     MORE THAN TEN YEARS          TOTAL
                                     -------------------   -------------------
                                                WEIGHTED              WEIGHTED
                                     CARRYING   AVERAGE    CARRYING   AVERAGE
                                      AMOUNT     YIELD      AMOUNT     YIELD
                                     --------   --------   --------   --------
                                              (DOLLARS IN THOUSANDS)
Daily federal funds sold and
  short-term investments...........  $     --       --%    $ 26,077     0.99%
Debt securities:
  Held to maturity:
    U.S. Government obligations,
      federal agency obligations,
      and other obligations........        --       --        2,524     6.09
                                     --------              --------
      Total held to maturity.......        --       --        2,524     6.09
                                     --------              --------
  Available for sale:
    U.S. Government obligations,
      federal agency obligations,
      and other obligations........    14,542     4.99       35,206     4.67
                                     --------              --------
      Total debt securities
         available for sale........    14,542     4.99       35,206     4.67
                                     --------              --------
Total short-term investments and
  debt securities..................    14,542     4.99       63,807     3.22
                                     ========              ========
Mortgage-backed securities:
  Held to maturity:
    Ginnie Mae.....................     4,217     6.50        4,911     6.74
    Fannie Mae.....................        --       --           --       --
    Freddie Mac....................     6,966     6.15       20,518     5.83
    Privately issued collaterized
      mortgage obligations.........        --                    --       --
                                     --------              --------
      Total held to maturity.......    11,183     6.28       25,429     6.00
  Available for sale:
    Ginnie Mae.....................     5,101     6.11        5,101     6.11
    Fannie Mae.....................    28,564     5.83       28,564     5.83
    Freddie Mac....................    63,114     5.10       79,870     5.20
    Privately issued collateralized
      mortgage obligations.........       980     6.52          980     6.52
                                     --------              --------
      Total held for sale..........    97,759     5.38      114,515     5.41
                                     --------              --------
Total mortgage-backed securities...  $108,942     5.47%    $139,944     5.52%
                                     ========              ========

     Mortgage-backed securities available for sale increased by $19.6 million due to purchases of collateralized mortgage-backed securities. Mortgage-backed securities held to maturity declined by $15.4 million, from a balance of $40.8 million at December 31, 2001, to a balance of $25.4 million at December 31, 2002, due to rapid amortization and pre-payments precipitated by falling interest rates.

     The following tables set forth BostonFed's mortgage-backed securities activities for the periods indicated:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                              2002        2001       2000
                                                           ----------   --------   --------
                                                                    (IN THOUSANDS)
Beginning balance........................................  $ 135,744     70,655     29,481
  Purchases of mortgage-backed securities available for
  sale...................................................    133,799    101,843      1,986
Conversion of real estate loans to mortgage-backed
  securities held to maturity............................         --         --     50,975
  Less:
     Sale of mortgage-backed securities available for
       sale..............................................         --         --         --
     Principal repayments................................   (130,611)   (36,544)   (11,963)
     Change in unrealized gains (losses).................      1,182       (116)       225
     Accretion of premium, net of discount...............       (170)       (94)       (49)
                                                           ---------    -------    -------
Ending balance...........................................  $ 139,944    135,744     70,655
                                                           =========    =======    =======

     The following table sets forth certain information regarding the amortized cost and fair values of the Company's mortgage-backed securities at the dates indicated.

                                                                        AT DECEMBER 31,
                             ------------------------------------------------------------------------------------------------------
                                           2002                                2001                               2000
                             ---------------------------------   ---------------------------------   ------------------------------
                             AMORTIZED   PERCENT                 AMORTIZED   PERCENT                 AMORTIZED   PERCENT     FAIR
                               COST      OF TOTAL   FAIR VALUE     COST      OF TOTAL   FAIR VALUE     COST      OF TOTAL    VALUE
                             ---------   --------   ----------   ---------   --------   ----------   ---------   --------   -------
                                                                     (DOLLARS IN THOUSANDS)
Mortgage-backed securities
  and collateralized
  mortgage obligations:
Available for sale:
  Ginnie Mae...............  $  5,058       3.64%    $  5,101    $  6,237       4.59%    $  6,196     $    --         --%   $    --
  Fannie Mae...............    28,091      20.21       28,564      11,904       8.76       11,869       1,733       2.45      1,769
  Freddie Mac..............    79,424      57.15       79,870      62,952      46.30       62,634       4,394       6.21      4,367
  Privately issued
    collateralized mortgage
    obligations............       977       0.70          980      14,046      10.33       14,223       9,361      13.22      9,236
                             --------     ------     --------    --------     ------     --------     -------     ------    -------
Total available for sale...   113,550      81.70      114,515      95,139      69.98       94,922      15,488      21.88     15,372
                             --------     ------     --------    --------     ------     --------     -------     ------    -------
Held to maturity:
  Ginnie Mae...............     4,911       3.54        5,063       7,376       5.43        7,581      10,829      15.30     10,872
  Fannie Mae...............        --         --           --          45       0.03           47         146       0.21        147
  Freddie Mac..............    20,518      14.76       21,534      33,401      24.57       33,919      44,308      62.61     43,951
                             --------     ------     --------    --------     ------     --------     -------     ------    -------
Total held to maturity.....    25,429      18.30       26,597      40,822      30.02       41,547      55,283      78.12     54,970
                             --------     ------     --------    --------     ------     --------     -------     ------    -------
Total mortgage-backed
  securities and
  collateralized mortgage
  obligations..............  $138,979     100.00%    $141,112    $135,961     100.00%    $136,469     $70,771     100.00%   $70,342
                             ========     ======     ========    ========     ======     ========     =======     ======    =======

Loans

     The growth in loans, net, was $15.6 million and was primarily due to increased originations of construction and land and home equity loans, partially offset by a reduction of $32.0 million in residential one- to four-family loans. Loans, net, increased from a balance of $1.056 billion at December 31, 2001, to a balance of $1.071 billion at December 31, 2002. The growth in the loans, net, portfolio during the current year was less than the Company has experienced in recent years due to the higher than usual prepayments resulting from historically low mortgage interest rates and management's decision to sell a substantial portion of loans originated.

     The Company was able to continue to diversify its loan portfolio and increase the combined balances of construction and land, commercial real estate, multi-family, equity and business loans by $41.6 million, from a combined balance of $327.7 million at December 31, 2001, to a combined balance of $369.3 million at December 31, 2002.

     The following table sets forth the composition of BostonFed's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                               AT DECEMBER 31,
                                                    ---------------------------------------------------------------------
                                                            2002                    2001                    2000
                                                    ---------------------   ---------------------   ---------------------
                                                                 PERCENT                 PERCENT                 PERCENT
                                                      AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                                    ----------   --------   ----------   --------   ----------   --------
                                                                           (DOLLARS IN THOUSANDS)
Mortgage loans:
  Residential:
    One-to four-family(1).........................  $  761,715     67.02%   $  787,267     70.30%   $  799,078     73.16%
    Multi-family..................................      21,056      1.85        25,904      2.31        19,447      1.78
  Commercial real estate..........................      96,526      8.49       107,767      9.62        89,371      8.18
  Construction and land...........................     124,071     10.92        99,337      8.87        92,561      8.48
  Non-mortgage loans:
  Home equity and improvement.....................      94,855      8.34        66,539      5.94        57,571      5.27
  Business........................................      32,792      2.88        28,103      2.51        26,525      2.43
  Other loans(2)..................................       5,685       .50         5,061      0.45         7,593      0.70
                                                    ----------    ------    ----------    ------    ----------    ------
    Total loans...................................   1,136,700    100.00%    1,119,978    100.00%    1,092,146    100.00%
                                                                  ======                  ======                  ======
Less:
  Allowance for loan losses.......................     (12,656)                (12,328)                (11,381)
  Construction loans in process...................     (24,832)                (30,264)                (33,869)
  Net unearned premium (discount) on loans
    purchased.....................................          36                      48                     (10)
  Deferred loan origination costs.................       3,722                   2,976                   2,365
                                                    ----------              ----------              ----------
Loans, net, and loans held for sale...............  $1,102,970              $1,080,410              $1,049,251
                                                    ==========              ==========              ==========

                                                                  AT DECEMBER 31,
                                                    -------------------------------------------
                                                            1999                   1998
                                                    ---------------------   -------------------
                                                                 PERCENT               PERCENT
                                                      AMOUNT     OF TOTAL    AMOUNT    OF TOTAL
                                                    ----------   --------   --------   --------
                                                              (DOLLARS IN THOUSANDS)
Mortgage loans:
  Residential:
    One-to four-family(1).........................  $  846,739     77.85%   $829,572     84.27%
    Multi-family..................................      22,017      2.02      22,889      2.33
  Commercial real estate..........................      75,999      6.99      48,951      4.97
  Construction and land...........................      77,079      7.09      41,608      4.23
  Non-mortgage loans:
  Home equity and improvement.....................      43,721      4.02      32,119      3.26
  Business........................................      17,815      1.64       3,618      0.37
  Other loans(2)..................................       4,231      0.39       5,571      0.57
                                                    ----------    ------    --------    ------
    Total loans...................................   1,087,601    100.00%    984,328    100.00%
                                                                  ======                ======
Less:
  Allowance for loan losses.......................     (10,654)               (8,500)
  Construction loans in process...................     (30,372)              (17,133)
  Net unearned premium (discount) on loans
    purchased.....................................          (7)                   (5)
  Deferred loan origination costs.................       2,200                 1,980
                                                    ----------              --------
Loans, net, and loans held for sale...............  $1,048,768              $960,670
                                                    ==========              ========

---------------

(1) Includes mortgage loans held for sale of $30.2 million, $23.7 million, $11.0 million, $16.2 million and $17.0 million at December 31, 2002, 2001, 2000, 1999 and 1998, respectively.

(2) Includes consumer loans held for sale of $1.5 million, $944,000 and $1.8 million at December 31, 2002, 2001 and 2000.

     Loan Maturity. The following table shows certain information at December 31, 2002 regarding the dollar amount of loans maturing in BostonFed's portfolio based on their contractual terms to maturity. The table does not include the effect of prepayments or scheduled principal amortization.

                                                         AT DECEMBER 31, 2002
                                 ---------------------------------------------------------------------
                                 ONE- TO
                                  FOUR-     MULTI-   COMMERCIAL    CONSTRUCTION    OTHER      TOTAL
                                  FAMILY    FAMILY   REAL ESTATE     AND LAND      LOANS      LOANS
                                 --------   ------   -----------   ------------   -------   ----------
                                                            (IN THOUSANDS)
Amounts due:
  One year or less.............  $  4,491      148      1,146        105,932        3,514      115,231
                                 --------   ------     ------        -------      -------   ----------
  After one year:
  More than one year to three
     years.....................     3,096      424      3,506         18,003        4,861       29,890
  More than three years to five
     years.....................     6,351      260     10,961              -       12,302       29,874
  More than five years to 10
     years.....................    84,884    1,735     14,665              -      103,064      204,348
  More than 10 years to 20
     years.....................   114,288    8,697     20,303              -        4,639      147,927
  More than 20 years...........   548,605    9,792     45,945            136        4,952      609,430
                                 --------   ------     ------        -------      -------   ----------
     Total due after one
       year....................   757,224   20,908     95,380         18,139      129,818    1,021,469
                                 --------   ------     ------        -------      -------   ----------
     Total amount due..........  $761,715   21,056     96,526        124,071      133,332    1,136,700
                                 ========   ======     ======        =======      =======
       Less:
          Allowance for loan
            losses.............                                                                (12,656)
          Construction loans in
            process............                                                                (24,832)
          Net unearned discount
            on loans
            purchased..........                                                                     36
          Deferred loan
            origination
            costs..............                                                                  3,722
                                                                                            ----------
     Loans, net, and loans held
       for sale................                                                              1,102,970
     Loans held for sale.......                                                                (31,614)
                                                                                            ----------
     Loans, net................                                                             $1,071,356
                                                                                            ==========

     The following table sets forth, at December 31, 2002, the dollar amount of loans contractually due after December 31, 2003, and whether such loans have fixed interest rates or adjustable interest rates.

                                                             DUE AFTER DECEMBER 31, 2003
                                                          ---------------------------------
                                                           FIXED     ADJUSTABLE     TOTAL
                                                          --------   ----------   ---------
                                                                   (IN THOUSANDS)
  Residential:
     One- to four-family................................  $288,330    468,894       757,224
     Multi-family.......................................     2,849     18,059        20,908
  Commercial real estate................................    22,551     72,829        95,380
  Construction and land.................................     4,911     13,228        18,139
  Other loans...........................................     3,619    126,199       129,818
                                                          --------    -------     ---------
       Total loans......................................  $322,260    699,209     1,021,469
                                                          ========    =======     =========

     The Company originated $1.206 billion in mortgage loans during the year ended December 31, 2002, and sold approximately $703 million of mortgage loans. Total loan originations were $1.445 billion for the year ended December 31, 2002, compared to $1.148 billion for the prior year.

     The following table sets forth BostonFed's loan originations, purchases, sales and principal repayments for the periods indicated:

                                                                   YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 2002        2001        2000
                                                              ----------   ---------   ---------
                                                                        (IN THOUSANDS)
Net loans:
Beginning balance...........................................  $1,055,798   1,036,435   1,032,594
Loans originated:
  One- to four-family.......................................   1,073,833     841,133     339,643
  Multi-family..............................................         900          --         508
  Commercial real estate....................................      64,054      35,333      22,092
  Construction and land.....................................      66,971      62,726      64,386
  Equity line of credit drawn...............................      89,609      56,511      46,633
  Business line of credit drawn.............................      94,222      82,206      29,046
  Manufactured housing, recreational vehicles and boats.....      47,184      60,530      81,715
  Other(1)..................................................       8,312       9,341       7,558
                                                              ----------   ---------   ---------
  Total loans originated....................................   1,445,085   1,147,780     601,581
  Loans purchased(2)........................................      16,232      25,129      25,243
                                                              ----------   ---------   ---------
     Total..................................................   2,517,115   2,209,344   1,659,418
Less:
  Principal repayments and other, net.......................    (661,043)   (548,547)   (282,327)
  Loan (charge-offs) recoveries, net........................      (1,022)        127        (273)
  Sale of loans.............................................    (750,988)   (580,514)   (325,762)
  Transfer of mortgage loans to real estate owned...........      (1,092)         --          --
                                                              ----------   ---------   ---------
  Loans, net and loans held for sale........................   1,102,970   1,080,410   1,051,056
  Loans held for sale.......................................     (31,614)    (24,612)    (14,621)
                                                              ----------   ---------   ---------
Loans, net..................................................  $1,071,356   1,055,798   1,036,435
                                                              ==========   =========   =========

---------------

(1) Other loans primarily consist of business loans and other consumer loans.

(2) Includes loans purchased from correspondent financial institutions which are underwritten pursuant to BostonFed's policies and closed in the name of the financial institution but immediately purchased by BostonFed for its mortgage portfolio, mortgage banking activities, or for Community Reinvestment Act purposes.

ASSET QUALITY

     The following table sets forth information regarding non-performing assets, which consist of non-performing loans and real estate owned ("REO"). In addition to identifying non-performing loans, as discussed below, the Company identifies loans that are characterized as impaired. Accordingly, loans categorized as impaired include commercial real estate, multi-family, business loans and restructured loans as well as other identified loans. Restructured loans are impaired loans where one or more of the original contract terms have been modified in a concession the Company would not otherwise consider but for economic or other reasons pertaining to the debtor's difficulties. At December 31, 2002, non-performing loans totaled $5.5 million and impaired loans totaled $8.4 million, consisting of commercial real estate loans, construction loans and business loans. It is the policy of the Company to generally cease accruing interest on loans 90 days or more past due and charging off all accrued interest. For the years ended December 31, 2002, 2001, 2000, 1999, and 1998, the amount of additional interest income that would have been recognized on non-performing loans, if such loans had continued to perform in accordance with their contractual terms, was $172,000, $32,000, $40,000, $(2,000) and $33,000, respectively. For the same periods, the difference between the amount of interest income which would have been recognized on impaired loans if such loans were performing in accordance with their regular terms and actual amounts recognized was $120,000, $0, $0, $2,000 and $1,000, respectively.

                                                                AT DECEMBER 31,
                                              ---------------------------------------------------
                                               2002       2001       2000       1999       1998
                                              -------   --------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS)
Non-accrual loans:
  Residential real estate:
     One- to four-family....................  $ 2,397        983        418        721        784
  Commercial real estate....................       --         --         --         25         25
  Other loans...............................    3,100        175        538         --         --
                                              -------   --------   --------   --------   --------
     Total..................................    5,497      1,158        956        746        809
Real estate owned and other repossessed
  assets, net(1)............................    1,026         31        145        376         47
                                              -------   --------   --------   --------   --------
     Total non-performing assets............    6,523      1,189      1,101      1,122        856
Restructured loans..........................    5,318        203        206        210        213
                                              -------   --------   --------   --------   --------
Total risk elements.........................  $11,841      1,392      1,307      1,332      1,069
                                              =======   ========   ========   ========   ========
Allowance for loan losses as a percent of
  loans(2)..................................     1.13%      1.13       1.07       1.01       0.88
Allowance for loan losses as a percent of
  non-performing loans(3)...................   230.23   1,064.59   1,190.48   1,428.15   1,050.68
Non-performing loans as a percent of
  loans(2)(3)...............................     0.49       0.11       0.09       0.07       0.09
Non-performing assets as a percent of total
  assets(4).................................     0.43       0.08       0.08       0.09       0.08

---------------

(1) Real estate owned and other repossessed assets are shown net of related valuation allowances.

(2) Loans include loans, net, and loans held for sale, excluding allowance for loan losses.

(3) Non-performing loans consist of all 90 days or more past due and other loans, which have been identified by BostonFed as presenting uncertainty with respect to the collectibility of interest or principal.

(4) Non-performing assets consist of non-performing loans, real estate owned and other repossessed assets.

     The following table sets forth delinquencies in BostonFed's loan portfolio as of the dates indicated:

                                               AT DECEMBER 31, 2002                          AT DECEMBER 31, 2001
                                    -------------------------------------------   -------------------------------------------
                                         60-89 DAYS          90 DAYS OR MORE           60-89 DAYS          90 DAYS OR MORE
                                    --------------------   --------------------   --------------------   --------------------
                                               PRINCIPAL              PRINCIPAL              PRINCIPAL              PRINCIPAL
                                     NUMBER     BALANCE     NUMBER     BALANCE     NUMBER     BALANCE     NUMBER     BALANCE
                                    OF LOANS   OF LOANS    OF LOANS   OF LOANS    OF LOANS   OF LOANS    OF LOANS   OF LOANS
                                    --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                     (DOLLARS IN THOUSANDS)
Residential:
  One- to four-family.............     11       $1,321        11       $2,397        28       $3,726          6      $  983
Commercial real estate............      1        1,812        --           --         2          207         --          --
Construction and land.............     --           --         2        2,165         4        4,328         --          --
Other loans.......................      1           27         2          935        24          454          3         175
                                       --       ------        --       ------        --       ------       ----      ------
    Total.........................     13       $3,160        15       $5,497        58       $8,715          9      $1,158
                                       ==       ======        ==       ======        ==       ======       ====      ======
Delinquent loans to loans, net,
  and loans held for sale.........                0.29%                  0.49%                  0.81%                  0.11%

                                                                         AT DECEMBER 31, 2000
                                                              -------------------------------------------
                                                                   60-89 DAYS          90 DAYS OR MORE
                                                              --------------------   --------------------
                                                                         PRINCIPAL              PRINCIPAL
                                                               NUMBER     BALANCE     NUMBER     BALANCE
                                                              OF LOANS   OF LOANS    OF LOANS   OF LOANS
                                                              --------   ---------   --------   ---------
                                                                        (DOLLARS IN THOUSANDS)
Residential:
  One- to four-family......................................       7       $1,276         4       $  418
  Multi-family.............................................      --           --        --           --
Commercial real estate.....................................       1          132        --           --
Construction and land......................................      --           --        --           --
Other loans................................................       3           71         6          538
                                                                 --       ------        --       ------
    Total..................................................      11       $1,479        10       $  956
                                                                 ==       ======        ==       ======
Delinquent loans to loans, net, and loans held for sale....                 0.14%                  0.09%

     All of the impaired loans have been measured using the discounted cash flow method or the fair value of the collateral method if the loan is collateral dependent. During the year ended December 31, 2002, the average recorded value of impaired loans was $4.3 million; $720,000 of interest income was recognized and $840,000 of interest income would have been recognized under original terms. The composition of impaired loans by type is shown below:

                                                                  DECEMBER 31,
                                                              --------------------
                                                               2002    2001   2000
                                                              ------   ----   ----
                                                                 (IN THOUSANDS)
Impaired loans:
  Business..................................................  $2,063    --     --
  Construction..............................................   2,165    --     --
  Commercial real estate....................................   4,163   216    206
                                                              ------   ---    ---
  Total impaired loans......................................  $8,391   216    206
                                                              ======   ===    ===

     The Company maintains an allowance for losses that are inherent in the Company's loan portfolio. The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management determines that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance. At December 31, 2002, the Company had established $225,000 as specific loss reserves (after charge-offs of $925,000) within the allowance for loan losses, for certain impaired loans. There were no specific loss reserves in the allowance for loan losses at December 31, 2001 and 2000.

     Management believes the allowance is adequate to absorb probable loan losses. Management's methodology to estimate loss exposure inherent in the portfolio includes an analysis of individual loans deemed to be impaired, reserve allocations for various loan types based on risk ratings assigned to real estate related commercial, construction and multi-family and business and industrial loans, loan payment status or loss experience and an unallocated allowance that is maintained based on management's assessment of many factors including trends in loan delinquencies and charge-offs, current economic conditions and their effect on borrowers' ability to pay, underwriting standards by loan type, mix and balance of the portfolio, and the performance of individual loans in relation to contract terms. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance based on their judgments about information available to them at the time of their examination.

     While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is affected by changes in market conditions.

     Amounts provided for the years 2002, 2001 and 2000 were $1.4 million, $820,000 and $1.0 million, respectively. The increase in the provision for the year ended December 31, 2002, was due to increased levels of non-performing loans and higher charge-off levels. During the year ended December 31, 2002, there were recoveries of $359,000 credited to, and charge-offs of $1.4 million taken against this allowance. The comparable amounts for the year ended December 31, 2001, were $361,000 in recoveries and

$234,000 in charge-offs. For the year ended December 31, 2000, charge-offs were $454,000 and recoveries were $181,000. As of December 31, 2002, and 2001, the Company's allowance for loan losses was 1.13% of total loans. Management believes the current coverage ratio is reasonable and prudent, considering the higher levels in the combined total of construction and land, commercial real estate, home equity and improvement, multi-family and business loans. These combined total balances amounted to $369.3 million and $327.7 million, or 34.5% and 31.0%, respectively of the total loans, net, at December 31, 2002, and 2001. The Company had non-performing loans of $5.5 million and $1.2 million at December 31, 2002 and December 31, 2001, respectively. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of allowance for loan losses.

     The following table sets forth activity in BostonFed's allowance for loan losses for the periods indicated.

                                                        AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------
                                                       2002      2001     2000     1999    1998
                                                      -------   ------   ------   ------   -----
                                                                    (IN THOUSANDS)
Balance at beginning of period......................  $12,328   11,381   10,654    8,500   6,600
Forward Financial allowance for loan losses at
  acquisition date..................................       --       --       --      170      --
Provision for loan losses...........................    1,350      820    1,000    1,626   1,642
Charge-offs:
  Real estate loans:
  Residential:
     One- to four-family............................       18      118      125       19      51
     Multi-family...................................       --       --       --        1       2
  Commercial........................................       --       --       --       --      75
  Construction......................................      410       --       --       --      --
  Other.............................................      953      116      329       36     131
                                                      -------   ------   ------   ------   -----
     Total charge-offs..............................    1,381      234      454       56     259
Recoveries..........................................      359      361      181      414     517
                                                      -------   ------   ------   ------   -----
Balance at end of period............................  $12,656   12,328   11,381   10,654   8,500
                                                      =======   ======   ======   ======   =====
Ratio of net charge-offs (net recoveries) during the
  period to average loans outstanding during the
  period............................................     0.09%   (0.01)    0.03    (0.04)  (0.03)
                                                      =======   ======   ======   ======   =====

     As part of the Company's determination of the adequacy of the allowance for loan losses, the Company monitors its loan portfolio and other assets through its Asset Classification Committee. The Committee classifies loans depending on risk of loss characteristics. The most severe classification before a charge-off is required is "sub-standard." At December 31, 2002, 2001 and 2000, the Company classified (including REO) $16.9 million, $2.8 million and $3.1 million as sub-standard assets, respectively. Included in these amounts were $6.5 million, $1.2 million, and $956,000 in non-performing assets, respectively. In the opinion of management, the performing sub-standard loans evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become non-performing assets in future periods. The Asset Classification Committee meets quarterly to determine the adequacy of the allowance for loan losses. Management believes that the allowance for loan losses at December 31, 2002, was sufficient to provide for anticipated losses inherent in the loan portfolio.

     The following tables set forth BostonFed's percent of allowance for loan losses to total allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated.

                                                                        AT DECEMBER 31,
                                                              ------------------------------------
                                                                              2002
                                                              ------------------------------------
                                                                        PERCENT OF    PERCENT OF
                                                                        ALLOWANCE    LOANS IN EACH
                                                                         TO TOTAL     CATEGORY TO
                                                              AMOUNT    ALLOWANCE     TOTAL LOANS
                                                              -------   ----------   -------------
                                                                     (DOLLARS IN THOUSANDS)
Residential.................................................  $ 2,635      20.82%        61.10%
Commercial real estate, construction and land...............    4,755      37.57         22.33
Commercial/Industrial.......................................    1,011       7.99          5.05
Other loans.................................................      705       5.57         10.74
Impaired loans..............................................      225       1.78           .78
Unallocated.................................................    3,325      26.27            --
                                                              -------     ------        ------
  Total allowance for loan losses...........................  $12,656     100.00%       100.00%
                                                              =======     ======        ======

                                                                          AT DECEMBER 31,
                                            ---------------------------------------------------------------------------
                                                            2001                                   2000
                                            ------------------------------------   ------------------------------------
                                                      PERCENT OF    PERCENT OF               PERCENT OF    PERCENT OF
                                                      ALLOWANCE    LOANS IN EACH             ALLOWANCE    LOANS IN EACH
                                                       TO TOTAL     CATEGORY TO               TO TOTAL     CATEGORY TO
                                            AMOUNT    ALLOWANCE     TOTAL LOANS    AMOUNT    ALLOWANCE     TOTAL LOANS
                                            -------   ----------   -------------   -------   ----------   -------------
                                                                      (DOLLARS IN THOUSANDS)
Residential:
  One- to-four family.....................  $ 2,925      23.73%        70.29%      $ 2,883      25.33%        73.17%
  Multi-family............................      184       1.49          2.31           252       2.21          1.78
Commercial real estate....................    2,308      18.72          9.62         1,905      16.74          8.18
Construction and land.....................    1,590      12.90          8.87         1,239      10.89          8.48
Other loans...............................    1,551      12.58          8.91         1,410      12.39          8.39
Unallocated...............................    3,770      30.58            --         3,692      32.44            --
                                            -------     ------        ------       -------     ------        ------
  Total allowance for loan losses.........  $12,328     100.00%       100.00%      $11,381     100.00%       100.00%
                                            =======     ======        ======       =======     ======        ======

                                                                          AT DECEMBER 31,
                                            ---------------------------------------------------------------------------
                                                            1999                                   1998
                                            ------------------------------------   ------------------------------------
                                                      PERCENT OF    PERCENT OF               PERCENT OF    PERCENT OF
                                                      ALLOWANCE    LOANS IN EACH             ALLOWANCE    LOANS IN EACH
                                                       TO TOTAL     CATEGORY TO               TO TOTAL     CATEGORY TO
                                            AMOUNT    ALLOWANCE     TOTAL LOANS    AMOUNT    ALLOWANCE     TOTAL LOANS
                                            -------   ----------   -------------   -------   ----------   -------------
                                                                      (DOLLARS IN THOUSANDS)
Residential:
  One- to-four family....................   $ 2,872      26.96%        77.85%      $ 2,186      25.72%        84.27%
  Multi-family...........................       209       1.96          2.02           214       2.52          2.33
Commercial real estate...................     2,090      19.62          6.99           615       7.24          4.97
Construction and land....................     1,285      12.06          7.09             3       0.03          4.23
Other loans..............................     1,029       9.66          6.05           731       8.60          4.20
Unallocated..............................     3,169      29.74            --         4,751      55.89            --
                                            -------     ------        ------       -------     ------        ------
  Total allowance for loan losses........   $10,654     100.00%       100.00%      $ 8,500     100.00%       100.00%
                                            =======     ======        ======       =======     ======        ======

CHANGES IN FINANCIAL CONDITION (LIABILITIES AND CAPITAL)

Deposit Accounts

     Deposit accounts increased by $75.8 million, or 8.6%, from a balance of $884.5 million at December 31, 2001, to a balance of $960.3 million at December 31, 2002. Approximately $40.8 million of the growth was in wholesale-brokered certificates of deposit. Thus, retail deposits increased by a total of $35.0 million as most of the Company's branch offices experienced moderate growth.

     Deposit accounts increased by $34.9 million from a balance of $849.6 million at December 31, 2000, to a balance of $884.5 million at December 31, 2001. Also, there was a net reduction of $26.6 million of wholesale-brokered certificates of deposit. Thus, retail deposits increased by a total of $61.5 million as most of the Company's branch offices experienced moderate growth.

     The following table sets forth the distribution of BostonFed's average deposit accounts for the periods indicated and the average cost on each category of deposits presented.

                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------------------------------
                                                2002                            2001                            2000
                                    -----------------------------   -----------------------------   -----------------------------
                                               PERCENT                         PERCENT                         PERCENT
                                               OF TOTAL                        OF TOTAL                        OF TOTAL
                                    AVERAGE    AVERAGE    AVERAGE   AVERAGE    AVERAGE    AVERAGE   AVERAGE    AVERAGE    AVERAGE
                                    BALANCE    DEPOSITS    COST     BALANCE    DEPOSITS    COST     BALANCE    DEPOSITS    COST
                                    --------   --------   -------   --------   --------   -------   --------   --------   -------
                                                                       (DOLLARS IN THOUSANDS)
Money market deposit accounts.....  $ 60,530      6.65%    1.56     $ 54,965      6.45%    2.51     $ 55,796      6.81%    2.86
Savings accounts..................   200,552     22.02     1.42      174,651     20.48     2.35      160,118     19.55     2.80
NOW accounts......................   140,470     15.42     0.32      127,779     14.98     0.58      119,070     14.54     0.76
Non-interest-bearing accounts.....    99,694     10.95       --       85,209      9.99       --       64,176      7.83       --
                                    --------    ------              --------    ------              --------    ------
    Total.........................   501,246     55.04     0.84      442,604     51.90     1.41      399,160     48.73     1.75
                                    --------    ------              --------    ------              --------    ------
Certificate accounts:
  Less than six months............    59,121      6.49     2.55       57,846      6.78     4.61       25,127      3.07     5.18
  Over six through 12 months......    75,799      8.32     3.36       71,557      8.39     5.01       29,967      3.66     5.41
  Over 12 through 36 months.......   214,215     23.52     5.14      229,028     26.87     6.41      317,884     38.80     6.10
  Over 36 months..................    14,901      1.64     5.45        7,527      0.88     6.20        4,952      0.60     6.12
  IRA/KEOGH (various terms).......    45,457      4.99     4.89       44,161      5.18     5.61       42,101      5.14     5.53
                                    --------    ------              --------    ------              --------    ------
    Total certificate accounts....   409,493     44.96     4.42      410,119     48.10     5.82      420,031     51.27     5.89
                                    --------    ------              --------    ------              --------    ------
      Total average deposits......  $910,739    100.00%    2.45     $852,723    100.00%    3.53     $819,191    100.00%    3.87
                                    ========    ======              ========    ======              ========    ======

     The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at December 31, 2002.

                                     PERIOD TO MATURITY FROM DECEMBER 31, 2002
                           -------------------------------------------------------------         AT DECEMBER 31,
                           LESS THAN    ONE TO       TWO TO       THREE TO     FOUR TO     ---------------------------
                           ONE YEAR    TWO YEARS   THREE YEARS   FOUR YEARS   FIVE YEARS    2002      2001      2000
                           ---------   ---------   -----------   ----------   ----------   -------   -------   -------
                                                                 (IN THOUSANDS)
Certificate accounts:
  0 to 3.00%.............  $124,198      5,214          776            --           --     130,188    23,181        --
  3.01 to 4.00%..........    52,714     47,122       12,375         1,468        2,215     115,894    78,072        --
  4.01 to 5.00%..........    10,630      8,265       22,630         9,503       13,932      64,960    87,419    25,239
  5.01 to 6.00%..........     6,596      1,466       10,806         8,201          901      27,970    73,638   148,795
  6.01 to 7.00%..........    16,605     22,590        4,481         5,521           --      49,197    97,211   206,138
  7.01 to 8.00%..........    17,155     14,573        2,182            --           --      33,910    36,592    36,554
                           --------     ------       ------        ------       ------     -------   -------   -------
Total....................  $227,898     99,230       53,250        24,693       17,048     422,119   396,113   416,726
                           ========     ======       ======        ======       ======     =======   =======   =======

Federal Home Loan Bank Advances and other Borrowings

     FHLB advances and other borrowings decreased $22.4 million to a balance of $426.6 million at December 31, 2002, compared to $449.0 million at December 31, 2001. FHLB advances and other borrowings increased $104.7 million during the year ended December 31, 2001, from $344.3 million at December 31, 2000.

     The following tables set forth certain information regarding BostonFed's borrowed funds at or for the periods ended on the dates indicated:

                                                                AT OR FOR THE YEAR ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                2002      2001      2000
                                                              --------   -------   -------
                                                                 (DOLLARS IN THOUSANDS)
Federal Home Loan Bank advances:
  Average balance outstanding...............................  $443,931   419,867   363,771
  Maximum amount outstanding at any month-end during the
     period.................................................   461,877   467,000   383,954
  Balance outstanding at end of period......................   426,560   449,000   344,334
  Weighted average interest rate during the period..........      4.98%     5.69      6.21
  Weighted average interest rate at end of period...........      4.38      5.29      6.19

                                                                AT OR FOR THE YEAR ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                2002      2001      2000
                                                              --------   -------   -------
                                                                 (DOLLARS IN THOUSANDS)
Other Borrowed Money:
  Average balance outstanding...............................       $--        --     2,679
  Maximum amount outstanding at any month-end during the
     period.................................................        --        --     5,000
  Balance outstanding at end of period......................        --        --        --
  Weighted average interest rate during the period..........        --%       --      9.97
  Weighted average interest rate at end of period...........        --        --        --

     Total stockholders' equity was $93.0 million at December 31, 2002, or $21.17 per share, compared to $93.4 million, or $21.39 per share, at December 31, 2001. Stockholders' equity was essentially unchanged during the year ended December 31, 2002 as the contributions from net income, the amortization of the Stock-based Incentive Plans, the Employee Stock Ownership Plan ("ESOP"), exercise of stock options and the change in market valuation, net of taxes, of the available-for-sale securities portfolio were offset by the completion of the ninth and commencement of the tenth 5% stock repurchase programs and dividends paid. The stockholders' equity to total assets ratio of the Company was 6.1% and 6.3% at December 31, 2002 and 2001, respectively.

     Total stockholders' equity was $93.4 million at December 31, 2001, or $21.39 per share, compared to $89.9 million, or $19.82 per share, at December 31, 2000. Stockholders' equity increased during the year ended December 31, 2001 due to the combined effects of net income and the amortization of the Stock-based Incentive Plans, the Employee Stock Ownership Plan ("ESOP"), exercise of stock options and the change in market valuation, net of taxes, of the available for sale securities portfolio, offset by the completion of the eighth and commencement of the ninth 5% stock repurchase programs and dividends paid. The stockholders' equity to total assets ratio of the Company was 6.3% and 6.8% at December 31, 2001 and 2000, respectively.

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

     The Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate mortgage loans; (2) generally selling in the secondary market substantially all fixed-rate mortgage loans originated with terms of 15 years or greater while generally retaining the servicing rights thereof; (3) primarily investing in investment securities or mortgage-backed securities with adjustable interest rates or if interest rates are fixed, then the duration of the instrument is generally less than five years; and (4) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits such as wholesale brokered deposits and utilizing longer term FHLB advances to replace short-term, rate sensitive, retail deposits. A portion of the FHLB advances may be called depending on the level of interest rates relative to the interest rate being charged at the applicable call date. Accordingly, if interest rates rise sufficient to trigger the call feature, the Company's net interest margin may be negatively impacted if called advances are replaced by new, higher cost advances.

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

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2002, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. Annual prepayment rates for adjustable-rate and fixed-rate residential loans are assumed to be 18.9% and 18.6%, respectively. Annual prepayment rates for adjustable-rate and fixed-rate mortgage-backed securities are assumed to be 28.2% and 13.4%, respectively. Money market deposit accounts are assumed to be immediately rate-sensitive, while passbook accounts and negotiable order of withdrawal ("NOW") accounts are assumed to have annual decay rates of 12% and 18%, respectively. These assumptions may or may not be indicative of actual prepayment and withdrawals experienced by the Company. The table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities are subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

     The following table shows the gap position of the Company at December 31, 2002 and 2001:

                                                     MORE THAN     MORE THAN    MORE THAN   MORE THAN
                                         3 MONTHS   3 MONTHS TO   6 MONTHS TO   1 YEAR TO   3 YEARS TO   MORE THAN
                                         OR LESS     6 MONTHS       1 YEAR       3 YEARS     5 YEARS      5 YEARS    TOTAL AMOUNT
                                         --------   -----------   -----------   ---------   ----------   ---------   ------------
                                                                          (DOLLARS IN THOUSANDS)
Interest-earning assets
Short-term investments.................  $ 26,006    $      3      $     61     $      7     $      0    $       0    $   26,077
Investment securities..................   108,775           0           500        2,020        2,054        2,063       115,412
Fixed rate loans(1)....................    26,402      19,515        35,566       88,783       65,510       49,675       285,451
Adjustable rate loans(1)...............   296,203      45,031       100,456      226,141      156,453          394       824,678
Mortgage-backed securities.............    11,880       7,854        13,911       44,615       29,845       31,839       139,944
Stock in FHLB-Boston...................    24,552           0             0            0            0            0        24,552
                                         --------    --------      --------     --------     --------    ---------    ----------
    Total interest-earning assets......   493,818      72,403       150,494      361,566      253,862       83,971     1,416,114
                                         --------    --------      --------     --------     --------    ---------    ----------
Interest-bearing liabilities
Money market deposit accounts..........    62,530           0             0            0            0            0        62,530
Savings accounts.......................     9,323       7,748        15,495       61,980       61,980       61,607       218,133
NOW accounts...........................     6,793       6,764        13,528       54,113       54,113       15,031       150,342
Certificate accounts...................    58,324      67,141       127,263      128,276       41,115            0       422,119
FHLB advances..........................    46,043      52,129        79,757       85,406       75,225       88,000       426,560
Preferred Trust........................         0           0             0            0            0       32,000        32,000
                                         --------    --------      --------     --------     --------    ---------    ----------
    Total interest-bearing
     liabilities.......................   183,013     133,782       236,043      329,775      232,433      196,638     1,311,684
                                         --------    --------      --------     --------     --------    ---------    ----------
Interest-earning assets less
  interest-bearing liabilities.........  $310,805    $(61,379)     $(85,549)    $ 31,791     $ 21,429    $(112,667)   $  104,430
                                         ========    ========      ========     ========     ========    =========    ==========
Cumulative interest rate sensitivity
  gap December 31, 2002................  $310,805    $249,426      $163,877     $195,668     $217,097    $ 104,430    $  104,430
                                         ========    ========      ========     ========     ========    =========    ==========
Cumulative interest rate gap as a
  percentage of total assets at
  December 31, 2002....................     20.37%      16.35%        10.74%       12.83%       14.23%        6.85%
Cumulative interest rate gap as a
  percentage of total interest-earning
  assets at December 31, 2002..........     21.95%      17.61%        11.57%       13.82%       15.33%        7.37%
Cumulative interest-earning assets as a
  percentage of cumulative
  interest-bearing liabilities at
  December 31, 2002....................    269.83%     178.73%       129.64%      122.17%      119.47%      107.96%
Cumulative interest rate sensitivity
  gap December 31, 2001................  $153,189    $102,816      $100,281     $179,840     $278,875    $ 108,762    $  108,762
                                         ========    ========      ========     ========     ========    =========    ==========
Cumulative interest rate gap as a
  percentage of total assets at
  December 31, 2001....................     10.41%       6.99%         6.82%       12.23%       18.96%        7.39%
Cumulative interest rate gap as a
  percentage of total interest-earning
  assets at December 31, 2001..........     11.23%       7.54%         7.35%       13.19%       20.45%        7.98%
Cumulative interest-earning assets as a
  percentage of cumulative
  interest-bearing liabilities at
  December 31, 2001....................    156.98%     125.25%       117.34%      120.10%      127.65%      108.67%

---------------

(1) Includes total loans net of non-performing loans.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate loans, have features, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

     The Company's interest rate sensitivity is also monitored by management through the use of a model, which internally generates estimates of the change in net portfolio value ("NPV") over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company's Board of Directors has established certain minimum NPV limits by interest rate shock. These approved limits are included in the following table. The Company is operating above these minimum limits imposed by the Board of Directors. The OTS also produces a similar analysis using its own model, based upon data submitted on the Company's quarterly Thrift Financial Reports for BFS, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company's NPV as of December 31, 2002 and 2001, as calculated by the Company.

                                                NET PORTFOLIO VALUE AS OF DECEMBER 31, 2002
INTEREST RATES                                 ---------------------------------------------
IN BASIS POINTS                                   $         $        %       NPV     BOARD
(RATE SHOCK)                                   AMOUNT    CHANGE    CHANGE   RATIO   LIMITS %
---------------                                -------   -------   ------   -----   --------
                                                           (DOLLAR IN THOUSANDS)
300..........................................   98,577   (11,935)  (10.8)    6.7      4.1
200..........................................  104,704    (5,808)   (5.3)    7.0      5.1
100..........................................  112,431     1,919     1.7     7.4      6.1
Static.......................................  110,512                       7.1
(100)........................................  102,891    (7,621)   (6.9)    6.6      6.1
(200)........................................   90,720   (19,792)  (17.9)    5.7      5.1
(300)........................................   77,466   (33,046)  (29.9)    4.9      4.1

                                                NET PORTFOLIO VALUE AS OF DECEMBER 31, 2001
INTEREST RATES                                 ---------------------------------------------
IN BASIS POINTS                                   $         $        %       NPV     BOARD
(RATE SHOCK)                                   AMOUNT    CHANGE    CHANGE   RATIO   LIMITS %
---------------                                -------   -------   ------   -----   --------
                                                           (DOLLAR IN THOUSANDS)
300..........................................   95,516   (20,432)  (17.6)    6.9      4.9
200..........................................  104,623   (11,325)   (9.8)    7.4      5.9
100..........................................  112,616    (3,332)   (2.9)    7.8      6.9
Static.......................................  115,948                       7.9
(100)........................................  113,002    (2,946)   (2.5)    7.6      6.9
(200)........................................  111,260    (4,688)   (4.0)    7.3      5.9
(300)........................................  103,611   (12,337)  (10.6)    6.8      4.9

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

     During 2002, the Company continued to follow its past practice of selling, while generally retaining the servicing rights, certain fixed-rate and adjustable-rate mortgage loans which were sold as whole loans. In conjunction with this mortgage banking activity, the Company uses forward contracts in order to reduce exposure to interest rate risk. The amount of forward coverage of the "pipeline" of mortgages is set on a day-to-day basis by an operating officer, within policy guidelines, based on the Company's assessment of the general direction of interest rates and the levels of mortgage origination activity. Forward Financial originates and sells, servicing released, substantially all of its consumer loans to various purchasers ("client lenders"). The client lenders impose their underwriting standards and if they consider an application satisfactory and accept it, the loan is approved for closing. In this manner, Forward Financial eliminates its exposure to interest rate risk with respect to loans sold as well as nearly all the credit risk.

LIQUIDITY AND CAPITAL RESOURCES

     The primary source of cash flow for the Company is dividend payments from BFS and BNB, sales and maturities of investment securities and, to a lesser extent, earnings on deposits and dividends on equity securities held by the Company. Dividend payments by BFS and BNB have primarily been used to fund stock repurchase programs, pay dividends to stockholders, interest on trust preferred securities and other operating expenses of the Company. The ability of BFS and BNB to pay dividends and other capital distributions to the Company is generally limited by OTS and OCC regulations, respectively. Additionally, the OTS and OCC may prohibit the payment of dividends that are otherwise permissible by regulation for safety and soundness reasons. As of December 31, 2002, BFS and BNB had $18.9 million of dividends that could be paid to the Company without regulatory approval and the Company had $6.5 million of securities available for sale and $7.1 million of cash and cash equivalents. Any dividend by BFS or BNB beyond its current year net income combined with retained net income of the preceding two years would require notification to or approval of the OTS or the OCC. To the extent BFS or BNB were to apply for a dividend distribution to the Company in excess of the regulatory permitted dividend amounts, no assurances can be made such application would be approved by the regulatory authorities.

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

     Liquid assets for the period indicated consisted of the following:

                                                         DECEMBER 31, 2002   DECEMBER 31, 2001
                                                         -----------------   -----------------
Cash and cash equivalents..............................      $ 74,672            $ 95,957
Investment securities available for sale...............       112,888              63,258
Mortgage-backed securities available for sale..........       114,515              94,922
Loans held for sale....................................        31,614              24,612
                                                             --------            --------
     Total liquid assets...............................      $333,689            $278,749
                                                             ========            ========

     The Banks have other sources of liquidity if a need for additional funds arises, including FHLB advances and wholesale-brokered deposits and repurchase agreements (collateralized borrowings). At December 31, 2002, the Banks had $426.6 million in advances outstanding from the FHLB and had, with existing collateral, an additional $106.1 million in overall borrowing capacity from the FHLB. Borrowing capacity can also be increased upon the delivery of mortgage notes on non owner-occupied one- to four-family loans, multi-family and commercial loans. The Banks generally avoid paying the highest deposit rates in their market and accordingly utilize alternative sources of funds such as FHLB advances and wholesale brokered deposits to supplement cash flow needs.

     At December 31, 2002, the Banks had commitments to originate loans, unused outstanding lines of credit and standby letters of credit, totaling $237.9 million.

     The following table lists the outstanding commitments by expiration date (in thousands):

                                         TOTAL      UNDER
                                      COMMITMENTS   1 YEAR   1-3 YEARS   4-5 YEARS   OVER 5 YEARS
                                      -----------   ------   ---------   ---------   ------------
To originate mortgage loans.........   $ 84,941     84,941        --          --            --
To originate business loans.........      1,607      1,607        --          --            --
Home equity lines...................    129,724        433     2,978      10,277       116,036
Business lines......................     18,457      1,434        --          --        17,023
Standby letters of credit...........      3,120      2,660       178          --           282
                                       --------     ------     -----      ------       -------
     Total..........................   $237,849     91,075     3,156      10,277       133,341
                                       ========     ======     =====      ======       =======

     The following table sets forth contractual obligations by due periods (in thousands):

                                                   UNDER
                                         TOTAL     1 YEAR   1-3 YEARS   4-5 YEARS   OVER 5 YEARS
                                        --------   ------   ---------   ---------   ------------
Long-term debt........................  $426,560   177,500   85,367      75,693        88,000
Corporation obligated mandatorily
  redeemable capital securities.......    32,000                                       32,000
Operating leases......................     7,167    1,342     2,090       2,090         1,645
                                        --------   ------     -----      ------       -------
Total obligations.....................  $465,727   178,842   87,457      77,783       121,645
                                        ========   ======     =====      ======       =======

     The Banks anticipate that they will have sufficient funds available to meet their current loan origination commitments. Certificate accounts, which are scheduled to mature in less than one year from December 31, 2002, totaled $227.9 million. The Banks expect that a substantial majority of the maturing certificate accounts will be retained by the Banks at maturity.

     At the time of conversion, BFS established a liquidation account in an amount equal to its retained earnings as of June 30, 1995. The liquidation account is reduced to the extent that eligible account holders reduce their qualifying deposits. BFS is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at December 31, 2002, was approximately $5.3 million.

     The Company is required to maintain a ratio of capital to assets, on a consolidated basis, which is substantially equal to that required to be maintained by the Banks. At December 31, 2002, the consolidated Generally Accepted Accounting Principles ("GAAP") capital to assets ratio of the Company was 6.1% and its regulatory capital levels exceeded the minimum regulatory capital requirements for the Company. As of December 31, 2002, BFS exceeded all of its regulatory capital requirements with tangible, core, risk-based tier 1, and risk-based total capital ratios of 6.6%, 6.6%, 10.0% and 11.2%, respectively, compared to the minimum regulatory requirements for adequately capitalized levels of 2.0%, 4.0%, 4.0% and 8.0%, respectively. BNB also exceeded the minimum regulatory capital requirements for adequately capitalized levels with leverage capital, risk-based tier 1 capital and risk-based total capital ratios of 6.0%, 12.6% and 13.8%, respectively, compared to the minimum regulatory requirements for adequately capitalized levels of 4.0%, 4.0% and 8.0%, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB issued Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Statement No. 144 provides additional implementation guidance and supercedes Statement No. 121, Accounting for the Impairment of Long-Lived assets and for Long-Lived Assets to Be Disposed Of. It is effective for financial statements issued for fiscal years beginning after December 15, 2001. Statement No. 144 was adopted on January 1, 2002, with no impact on the financial condition or results of operations.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. SFAS 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Companies are able to eliminate a "ramp-up" effect that the SFAS No. 123 transition rule creates in the year of adoption. Companies can choose to elect a method that will provide for comparability amongst years reported. In addition, this Statement amends the disclosure requirement of Statement 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, considers standby letters of credit, excluding commercial letters of credit and other lines of credit, a guarantee of the Company. The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. Most guarantees extend up to one year. At December 31, 2002, the maximum potential amount of future payments is $3.1 million. The collateral obtained is determined based upon management's credit evaluation of the customer and may include cash, accounts receivable, inventory, property, plant, and equipment and income-producing real estate. The recourse provisions of the agreements allow the Company to collect the cash used to collateralize the agreement. If another business asset is used as collateral and cash is not available, the Company creates a loan from the customer with the same criteria as its other lending activities. The Company's maximum potential loss of $3.1 million is covered by collateral. The fair value of the guarantees at December 31, 2002, and 2001, were not material nor reflected on the balance sheet.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
BostonFed Bancorp, Inc.:

     We have audited the accompanying consolidated balance sheets of BostonFed Bancorp, Inc. and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BostonFed Bancorp, Inc. and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

(KPMG LLP LOGO)

Boston, Massachusetts
January 24, 2003, except for Note 11, as to which the date is March 6, 2003

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                  2002            2001
                                                              -------------   ------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                 AND PER SHARE AMOUNTS)
                                          ASSETS
Cash and due from banks (note 1)............................   $   48,595         47,799
Federal funds sold..........................................       25,900         47,888
Certificates of deposit.....................................          177            270
                                                               ----------      ---------
     Total cash and cash equivalents........................       74,672         95,957
Investment securities available for sale (amortized cost of
  $112,056 for 2002 and $62,868 for 2001) (note 3)..........      112,888         63,258
Investment securities held to maturity (fair value of $2,576
  for 2002 and $598 for 2001) (note 4)......................        2,524            554
Mortgage-backed securities available for sale (amortized
  cost of $113,550 for 2002 and $95,139 for 2001) (note
  3)........................................................      114,515         94,922
Mortgage-backed securities held to maturity (fair value of
  $26,597 for 2002 and $41,547 for 2001) (note 4)...........       25,429         40,822
Loans held for sale.........................................       31,614         24,612
Loans, net of allowance for loan losses of $12,656 for 2002
  and $12,328 for 2001 (notes 5 and 6)......................    1,071,356      1,055,798
Accrued interest receivable (note 7)........................        6,470          6,317
Stock in FHLB of Boston, at cost (note 10)..................       24,552         24,208
Bank-owned life insurance...................................       24,316         23,078
Premises and equipment, net (note 8)........................       10,133         10,295
Real estate owned...........................................        1,026             --
Goodwill (note 1)...........................................       10,776         17,776
Deferred income tax asset, net (note 11)....................        2,633            854
Prepaid expenses and other assets...........................       12,708         12,415
                                                               ----------      ---------
     Total assets...........................................   $1,525,612      1,470,866
                                                               ==========      =========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposit accounts (note 9).................................   $  960,278        884,516
  Federal Home Loan Bank advances and other borrowings (note
     10)....................................................      426,560        449,000
  Corporation obligated mandatorily redeemable capital
     securities (note 13)...................................       32,000         32,000
  Advance payments by borrowers for taxes and insurance.....        2,317          2,614
  Accrued expenses and other liabilities....................       11,484          9,348
                                                               ----------      ---------
     Total liabilities......................................    1,432,639      1,377,478
                                                               ----------      ---------
Commitments and contingencies (notes 3, 4, 5, 8, 14 and 15)
Stockholders' equity (notes 2 and 12):
  Preferred stock, $.01 par value. Authorized 1,000,000
     shares; none issued....................................           --             --
  Common stock, $.01 par value. Authorized 17,000,000
     shares; 6,589,617 shares issued for 2002 and 2001......           66             66
  Additional paid-in capital................................       69,281         68,259
  Retained earnings.........................................       64,242         64,702
  Accumulated other comprehensive income....................        1,096            105
  Treasury stock, at cost (2,164,269 and 2,138,964 shares
     for 2002 and 2001, respectively).......................      (41,698)       (39,158)
  Unallocated ESOP shares...................................           --           (529)
  Unearned stock-based incentive plan.......................          (14)           (57)
                                                               ----------      ---------
     Total stockholders' equity.............................       92,973         93,388
                                                               ----------      ---------
     Total liabilities and stockholders' equity.............   $1,525,612      1,470,866
                                                               ==========      =========

          See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                               2002      2001     2000
                                                              -------   ------   ------
                                                                (IN THOUSANDS, EXCEPT
                                                                 PER SHARE AMOUNTS)
Interest income:
  Loans (note 5)............................................  $73,418   81,914   80,960
  Investment securities.....................................    4,011    5,150    6,024
  Mortgage-backed securities................................    7,904    7,365    4,393
  Federal funds sold........................................      270      467      457
                                                              -------   ------   ------
     Total interest income..................................   85,603   94,896   91,834
                                                              -------   ------   ------
Interest expense:
  Deposit accounts (note 9).................................   22,341   30,103   31,725
  Borrowed funds (note 10)..................................   22,219   23,937   22,764
  Corporation obligated mandatorily redeemable capital
     securities distributions (note 13).....................    3,529    3,522    1,137
                                                              -------   ------   ------
     Total interest expense.................................   48,089   57,562   55,626
                                                              -------   ------   ------
     Net interest income....................................   37,514   37,334   36,208
Provision for loan losses (note 6)..........................    1,350      820    1,000
                                                              -------   ------   ------
     Net interest income after provision for loan losses....   36,164   36,514   35,208
                                                              -------   ------   ------
Non-interest income:
  Gain on sale of loans.....................................   12,657   10,625    9,009
  Deposit service fees......................................    3,038    2,476    1,961
  Income from bank-owned life insurance (note 12)...........    1,238    1,255    1,267
  Loan processing and servicing fees (note 5)...............   (3,989)    (275)     661
  Gain on sale of investments (note 3)......................      387      690        5
  Other.....................................................    1,560    1,828    1,451
                                                              -------   ------   ------
     Total non-interest income..............................   14,891   16,599   14,354
                                                              -------   ------   ------
Non-interest expense:
  Compensation and benefits (note 12).......................   23,940   21,674   20,073
  Occupancy and equipment...................................    4,883    4,737    4,256
  Data processing...........................................    1,775    1,685    1,513
  Advertising expense.......................................    1,141    1,032    1,051
  Deposit insurance premiums................................      159      167      164
  Real estate operations....................................      200        7     (257)
  Goodwill impairment and amortization (note 1).............    7,000    1,418    1,406
  Legal settlements.........................................    1,250       --       --
  Other.....................................................    6,932    7,528    6,302
                                                              -------   ------   ------
     Total non-interest expense.............................   47,280   38,248   34,508
                                                              -------   ------   ------
     Income before income taxes.............................    3,775   14,865   15,054
Income tax expense (note 11)................................    1,387    5,209    5,344
                                                              -------   ------   ------
     Net income.............................................  $ 2,388    9,656    9,710
                                                              =======   ======   ======
Basic earnings per share....................................  $  0.54     2.18     2.07
Diluted earnings per share..................................  $  0.51     2.05     2.01
Weighted average shares outstanding -- basic................    4,413    4,436    4,700
Weighted average shares outstanding -- dilutive.............    4,676    4,702    4,827

          See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE
                                     INCOME
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                                                     ACCUMULATED
                                                       SHARES OF            ADDITIONAL                  OTHER
                                                        COMMON     COMMON    PAID-IN     RETAINED   COMPREHENSIVE
                                                         STOCK     STOCK     CAPITAL     EARNINGS   (LOSS) INCOME
                                                       ---------   ------   ----------   --------   -------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance at December 31, 1999.........................    6,590      $66       67,198      50,481       (1,485)
  Common stock repurchased (332 shares at an average
    price of $17.71 per share).......................       --       --           --          --           --
  Stock options exercised (8 shares at an average
    price of $13.06 per share, net of tax benefit)...       --       --           (8)         --           --
  Cash dividends declared and paid ($.52 per
    share)...........................................       --       --           --      (2,495)          --
  Reduction in unallocated ESOP shares charged to
    expense..........................................       --       --           --          --           --
  Appreciation in fair value of shares charged to
    expense for compensation plans...................       --       --          348          --           --
  Earned portion of SIP shares charged to expense....       --       --           --          --           --
  Comprehensive income:
    Changes in net unrealized gain in investments
      available for sale, net........................       --       --           --          --        1,573
  Net income.........................................       --       --           --       9,710           --
    Comprehensive income.............................
                                                         -----      ---       ------      ------       ------
Balance at December 31, 2000.........................    6,590       66       67,538      57,696           88
  Common stock repurchased (308 shares at an average
    price of $22.45 per share).......................       --      $--           --          --           --
  Stock options exercised (110 shares at an average
    price of $12.51 per share, net of tax benefit)...       --       --         (256)         --           --
  Cash dividends declared and paid ($.58 per
    share)...........................................       --       --           --      (2,650)          --
  Reduction in unallocated ESOP shares charged to
    expense..........................................       --       --           --          --           --
  Appreciation in fair value of shares charged to
    expense for compensation plans...................       --       --          684          --           --
  Earned portion of SIP shares charged to expense....       --       --           --          --           --
  Tax benefit on SIP distribution....................       --       --          293          --           --

                                                                                UNEARNED
                                                                                 STOCK-
                                                                                  BASED
                                                                  UNALLOCATED   INCENTIVE       TOTAL
                                                       TREASURY      ESOP         PLAN      STOCKHOLDERS'
                                                        STOCK       SHARES       ("SIP")       EQUITY
                                                       --------   -----------   ---------   -------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance at December 31, 1999.........................  (28,532)     (1,663)       (361)        85,704
  Common stock repurchased (332 shares at an average
    price of $17.71 per share).......................   (5,886)         --          --         (5,886)
  Stock options exercised (8 shares at an average
    price of $13.06 per share, net of tax benefit)...      137          --          --            129
  Cash dividends declared and paid ($.52 per
    share)...........................................       --          --          --         (2,495)
  Reduction in unallocated ESOP shares charged to
    expense..........................................       --         605          --            605
  Appreciation in fair value of shares charged to
    expense for compensation plans...................       --          --          --            348
  Earned portion of SIP shares charged to expense....       --          --         225            225
  Comprehensive income:
    Changes in net unrealized gain in investments
      available for sale, net........................       --          --          --          1,573
  Net income.........................................       --          --          --          9,710
                                                                                               ------
    Comprehensive income.............................                                          11,283
                                                       -------      ------        ----         ------
Balance at December 31, 2000.........................  (34,281)     (1,058)       (136)        89,913
  Common stock repurchased (308 shares at an average
    price of $22.45 per share).......................   (6,907)         --          --         (6,907)
  Stock options exercised (110 shares at an average
    price of $12.51 per share, net of tax benefit)...    2,030          --          --          1,774
  Cash dividends declared and paid ($.58 per
    share)...........................................       --          --          --         (2,650)
  Reduction in unallocated ESOP shares charged to
    expense..........................................       --         529          --            529
  Appreciation in fair value of shares charged to
    expense for compensation plans...................       --          --          --            684
  Earned portion of SIP shares charged to expense....       --          --          79             79
  Tax benefit on SIP distribution....................       --          --          --            293


                                                                                                     ACCUMULATED
                                                       SHARES OF            ADDITIONAL                  OTHER
                                                        COMMON     COMMON    PAID-IN     RETAINED   COMPREHENSIVE
                                                         STOCK     STOCK     CAPITAL     EARNINGS   (LOSS) INCOME
                                                       ---------   ------   ----------   --------   -------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Comprehensive income:
    Changes in net unrealized gain in investments
      available for sale, net........................       --       --           --          --           17
  Net income.........................................       --       --           --       9,656           --
    Comprehensive income.............................
                                                         -----      ---       ------      ------       ------
Balance at December 31, 2001.........................    6,590       66       68,259      64,702          105
  Common stock repurchased (217 shares at an average
    price of $28.21 per share).......................       --      $--           --          --           --
  Stock options exercised (191 shares at an average
    price of $14.86 per share, net of tax benefit)...       --       --         (725)         --           --
  Cash dividends declared and paid ($.63 per
    share)...........................................       --       --           --      (2,848)          --
  Reduction in unallocated ESOP shares charged to
    expense..........................................       --       --           --          --           --
  Appreciation in fair value of shares charged to
    expense for compensation plans...................       --       --          969          --           --
  Earned portion of SIP shares charged to expense....       --       --           --          --           --
  Tax benefit on SIP distribution....................       --       --          778          --           --
  Comprehensive income:
    Changes in net unrealized gain in investments
      available for sale, net........................       --       --           --          --          991
  Net income.........................................       --       --           --       2,388           --
    Comprehensive income.............................
                                                         -----      ---       ------      ------       ------
Balance at December 31, 2002.........................    6,590      $66       69,281      64,242        1,096
                                                         =====      ===       ======      ======       ======

                                                                                UNEARNED
                                                                                 STOCK-
                                                                                  BASED
                                                                  UNALLOCATED   INCENTIVE       TOTAL
                                                       TREASURY      ESOP         PLAN      STOCKHOLDERS'
                                                        STOCK       SHARES       ("SIP")       EQUITY
                                                       --------   -----------   ---------   -------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  Comprehensive income:
    Changes in net unrealized gain in investments
      available for sale, net........................       --          --          --             17
  Net income.........................................       --          --          --          9,656
                                                                                               ------
    Comprehensive income.............................                                           9,673
                                                       -------      ------        ----         ------
Balance at December 31, 2001.........................  (39,158)       (529)        (57)        93,388
  Common stock repurchased (217 shares at an average
    price of $28.21 per share).......................   (6,109)         --          --         (6,109)
  Stock options exercised (191 shares at an average
    price of $14.86 per share, net of tax benefit)...    3,569          --          --          2,844
  Cash dividends declared and paid ($.63 per
    share)...........................................       --          --          --         (2,848)
  Reduction in unallocated ESOP shares charged to
    expense..........................................       --         529          --            529
  Appreciation in fair value of shares charged to
    expense for compensation plans...................       --          --          --            969
  Earned portion of SIP shares charged to expense....       --          --          43             43
  Tax benefit on SIP distribution....................       --          --          --            778
  Comprehensive income:
    Changes in net unrealized gain in investments
      available for sale, net........................       --          --          --            991
  Net income.........................................       --          --          --          2,388
                                                                                               ------
    Comprehensive income.............................                                           3,379
                                                       -------      ------        ----         ------
Balance at December 31, 2002.........................  (41,698)         --         (14)        92,973
                                                       =======      ======        ====         ======

          See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                2002        2001       2000
                                                              ---------   --------   --------
                                                                      (IN THOUSANDS)
Net cash flows from operating activities:
  Net income................................................  $   2,388      9,656      9,710
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation, amortization, impairment and accretion,
       net..................................................      8,862      2,817      2,670
     Earned SIP shares......................................         43         79        225
     Reduction in unallocated ESOP shares...................        529        529        605
     Appreciation in fair value of shares charged to expense
       for compensation plans...............................        969        684        348
     Income from bank-owned life insurance..................     (1,238)    (1,255)    (1,267)
     Provision for loan losses..............................      1,350        820      1,000
     Provision for valuation allowance for real estate
       owned................................................        200         --          7
     Loans originated for sale..............................   (757,990)  (592,310)  (259,134)
     Proceeds from sale of loans............................    763,645    591,139    271,501
     Gain on sale of investment securities..................       (387)      (690)        (5)
     Deferred income tax (benefit) expense..................     (2,383)       571        221
     Gain on sale of real estate acquired through
       foreclosure..........................................         --         --         (4)
     Gain on sale of loans..................................    (12,657)   (10,625)    (9,009)
     Gain on sale of office premises........................         --       (217)        --
     Increase (decrease) in accrued interest receivable.....       (153)     1,058     (1,108)
     Increase (decrease) in prepaid expenses and other
       assets...............................................        456     (1,904)    (1,993)
     Increase in accrued expenses and other liabilities.....      2,136        128      1,418
                                                              ---------   --------   --------
       Net cash provided by operating activities............      5,770        480     15,185
                                                              ---------   --------   --------
Cash flows from investing activities:
  Net cash paid for acquisitions............................         --         --       (975)
  Proceeds from sales of investment securities available for
     sale...................................................     12,121     26,743         46
  Proceeds from maturities of investment securities
     available for sale.....................................      2,003     25,412      6,000
  Proceeds from maturities of investment securities held to
     maturity...............................................         25      1,750         --
  Purchase of investment securities available for sale......    (64,647)   (52,053)   (14,904)
  Purchase of investment securities held to maturity........     (1,996)        --         --
  Purchase of mortgage-backed securities available for
     sale...................................................   (133,799)  (101,843)    (1,986)
  Principal repayments of investments securities
     available-for-sale.....................................      1,606      1,217        628
  Principal repayments on mortgage-backed securities held to
     maturity...............................................     15,380     14,439      9,620
  Principal repayments on mortgage-backed securities
     available for sale.....................................    115,231     22,105      2,343
  Increase in portfolio loans, net..........................    (18,000)   (20,183)   (55,816)
  Purchase of FHLB stock....................................       (344)    (3,559)      (338)
  Purchases of premises and equipment.......................     (1,413)    (1,663)    (3,743)
  Proceeds from sale of real estate owned...................         --        147        314
  Proceeds from sale of office premises.....................         --        790         --
  Additional investment in real estate owned................       (134)        (2)       (86)
                                                              ---------   --------   --------
       Net cash used in investing activities................    (73,967)   (86,700)   (58,897)
                                                              ---------   --------   --------
                                                                                  (Continued)

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                2002        2001       2000
                                                              ---------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from financing activities:
  Increase in deposits accounts.............................  $  75,762     34,869     79,598
  Proceeds from corporation obligated mandatorily redeemable
     capital securities.....................................         --         --     32,000
  Proceeds from Federal Home Loan Bank advances.............    380,356    510,078    476,199
  Repayments of Federal Home Loan Bank advances.............   (402,796)  (405,412)  (516,365)
  Proceeds from other borrowings............................         --         --      1,945
  Repayments of other borrowings............................         --         --     (5,000)
  Decrease in advanced payments by borrowers for taxes and
     insurance..............................................       (297)      (250)      (434)
  Cash dividends paid.......................................     (2,848)    (2,650)    (2,495)
  Common stock repurchased..................................     (6,109)    (6,907)    (5,886)
  Stock options exercised...................................      2,844      1,774        129
                                                              ---------   --------   --------
       Net cash provided by financing activities............     46,912    131,502     59,691
                                                              ---------   --------   --------
       Net (decrease) increase in cash and cash
          equivalents.......................................    (21,285)    45,282     15,979
Cash and cash equivalents at beginning of year..............     95,957     50,675     34,696
                                                              ---------   --------   --------
Cash and cash equivalents at end of year....................  $  74,672     95,957     50,675
                                                              =========   ========   ========
Supplemental disclosure of cash flow information:
  Payments during the year for:
     Interest...............................................  $  48,515     54,187     55,475
     Taxes..................................................      3,342      4,824      4,567
Supplemental schedule of noncash investing activities:
  Transfers of mortgage loans to real estate owned..........      1,092         --         --
  Conversion of real estate loans to mortgage-backed
     securities held to maturity............................         --         --     50,975

          See accompanying notes to consolidated financial statements.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

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

     The Company is subject to competition from other financial institutions including commercial banks, other savings banks, credit unions, mortgage banking companies and other financial service providers. The Company is subject to the regulations of, and periodic examination by the Federal Reserve Bank (FRB). Boston Federal Savings Bank ("BFS"), a federally-chartered stock savings bank, is subject to the regulations of, and periodic examination by, the Office of Thrift Supervision ("OTS"). Broadway National Bank ("BNB"), a national chartered commercial bank, is subject to the regulations of, and periodic examination by the Office of the Comptroller of the Currency ("OCC"). The Federal Deposit Insurance Corporation ("FDIC") insures the deposits of BFS through the Savings Association Insurance Fund ("SAIF") and insures the deposits of BNB through the Bank Insurance Fund ("BIF").

     The Company acquired BNB effective the close of business February 7, 1997, which was accounted for using the purchase method of accounting. The Company acquired Diversified Ventures, Inc. d/b/a Forward Financial Company ("Forward Financial") and Ellsmere Insurance Agency, Inc. ("Ellsmere") effective the close of business December 7, 1999, which were also accounted for using the purchase method. Forward originates loans primarily directly with customers purchasing or refinancing manufactured homes, recreational vehicles, and boats and subsequently sells substantially all such loans. Forward Financial is a subsidiary of BFS and Ellsmere is a subsidiary of BNB.

     In preparing these financial statements, management is required to make estimates that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses, valuation of originated mortgage servicing rights ("OMSRs") and goodwill impairment evaluation.

  (A) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Boston Federal Savings Bank, Broadway National Bank, B.F. Funding Corporation ("B.F. Funding"), BFD Preferred Capital Trust I, and BFD Preferred Capital Trust II.

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

  (B) CASH AND DUE FROM BANKS

     BFS and BNB are required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon certain deposit levels and amounted to $14,383 and $1,098 at BFS and BNB, respectively, at December 31, 2002. The reserves for BFS and BNB at December 31, 2001, were $15,974 and $2,585, respectively.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

  (C) INVESTMENT AND MORTGAGE-BACKED SECURITIES

     Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related income taxes.

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

  (D) LOANS

     Loans are reported at the principal amount outstanding, reduced by unamortized discounts and net deferred loan origination fees. Loans held for sale are carried at the lower of aggregate cost or market value, considering loan production and sales commitments and deferred fees. Generally, all longer term (typically mortgage loans with terms in excess of fifteen years) fixed-rate residential one to four family mortgage loans are originated for sale and adjustable-rate loans are originated both for portfolio and for sale. Occasionally, the Company originates long-term fixed-rate loans, which are designated for portfolio at the time of origination. Discounts and premiums on loans are recognized as income using the interest method over the remaining contractual term to maturity of the loans, adjusted for prepayments.

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

     Capitalized mortgage servicing rights are recognized, based on the allocated fair value of the rights to service mortgage loans for others. Mortgage servicing rights are amortized to loan processing and servicing fee income using a method which approximates the level yield method in proportion to, and over the period of, estimated net servicing income. Mortgage servicing rights are assessed for impairment based on the fair value of those rights. Prepayment experience on mortgage servicing rights is reviewed periodically and, when actual repayments exceed estimated prepayments, the balance of the mortgage-servicing asset is adjusted by an impairment charge to earnings through a valuation allowance. The risk characteristics of the underlying loans used to measure impairment include interest rate and loan origination date.

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

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

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

     Impaired loans are multi-family, commercial real estate, construction and business loans, for which it is probable that the Company will not be able to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans, except those loans that are accounted for at fair value or at lower of cost or fair value, are accounted for at the present value of the expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient in the case of collateral dependent loans, the lower of the fair value of the collateral or the recorded amount of the loan. Management considers the payment status, net worth and earnings potential of the borrower, and the value and cash flow of the collateral as factors to determine if a loan will be paid in accordance with its contractual terms. Management does not set any minimum delay of payments as a factor in reviewing for impaired classification. Impaired loans are charged off when management believes that the collectibility of the loan's principal is remote. Classification of a loan as in-substance foreclosure is made only when a lender is in substantive possession of the collateral.

  (f) GOODWILL

     On January 1, 2002, the Company adopted SFAS 142, Goodwill and Other Intangible Assets ("SFAS 142"). This statement addresses the method of identifying goodwill and other intangible assets acquired in a business combination and eliminated amortization of further goodwill. The statement requires an annual (or more often in certain circumstances) evaluation of goodwill balances for impairment. As a result of the Company's adoption of SFAS 142, the Company periodically assesses the carrying value of goodwill to determine whether there is any impairment. Given the continued downturn in the manufactured housing industry, budgeted sales targets were not met and budget forecasts were revised. The negative trends caused the Company to perform a discounted cash flow analysis, utilizing lowered expectations, and determined that an impairment loss was evident. During the third quarter of 2002, the Company recorded a $7.0 million write-down of goodwill associated with the purchase of Forward Financial, reducing the goodwill associated with that transaction to $7.8 million. At December 31, 2002 and 2001, total goodwill was $10.8 million and $17.8 million, respectively.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

     The following table adjusts net income and earnings per share for 2001 and 2000 as if SFAS 142 had been adopted at the beginning of 2000.

                                                               2002     2001     2000
                                                              ------   ------   ------
Reported net income.........................................  $2,388    9,656    9,710
Add back goodwill amortization (net of tax).................      --      938      931
                                                              ------   ------   ------
Adjusted net income.........................................  $2,388   10,594   10,641
                                                              ======   ======   ======
Basic earnings per share....................................  $  .54     2.18     2.07
Goodwill amortization (net of tax)..........................      --      .21      .19
                                                              ------   ------   ------
Adjusted basic earnings per share...........................  $  .54     2.39     2.26
                                                              ======   ======   ======
Diluted earnings per share..................................  $  .51     2.05     2.01
Goodwill amortization (net of tax)..........................      --      .20      .19
                                                              ------   ------   ------
Adjusted diluted earnings per share.........................  $  .51     2.25     2.20
                                                              ======   ======   ======

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

  (j) EMPLOYEE BENEFITS

     The Company measures compensation cost for stock-based compensation plans using the intrinsic value method. Intrinsic value is measured as the difference between the exercise price of options granted and the fair market value of the Company's stock at the grant date. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

     Had the Company determined compensation expense consistent with the fair value approach, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below for the years ended December 31:

                                                               2002    2001    2000
                                                              ------   -----   -----
Net income as reported......................................  $2,388   9,656   9,710
Deduct: Total stock-based employee compensation expense
  determined under fair value based method for all awards,
  net of related tax effect.................................    (145)   (301)   (544)
                                                              ------   -----   -----
Pro forma net income........................................   2,243   9,355   9,166
                                                              ======   =====   =====
Basic earnings per share as reported........................     .54    2.18    2.07
Diluted earnings per share as reported......................     .51    2.05    2.01
Pro forma basic earnings per share..........................     .51    2.11    1.95
Pro forma diluted earnings per share........................     .48    1.99    1.90

     The per share weighted average fair value of stock options granted during 2002 was $6.03 per share determined using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                              2002    2001    2000
                                                              -----   -----   -----
Expected dividend yield.....................................   2.50%   2.75%   3.00%
Risk-free interest rate.....................................   3.07%   4.85%   5.95%
Expected volatility.........................................  26.96%  33.66%  29.79%
Expected life (years).......................................    5.0     6.5     5.8

  (k) TRANSFERS AND SERVICING OF ASSETS AND EXTINGUISHMENTS OF LIABILITIES

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

  (l) EARNINGS PER SHARE

     Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year, adjusted for the weighted average number of unallocated shares held by the Employee Stock Ownership Plan (ESOP) and the 1996 Stock-Based Incentive Plan (SIP). Diluted earnings per share reflects the effect on weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options were converted into common stock using the treasury stock method.

     A reconciliation of the weighted average shares outstanding for the years ended December 31 follows:

                                                               2002    2001    2000
                                                              ------   -----   -----
Basic shares................................................  $4,413   4,436   4,700
Dilutive impact of stock options............................     263     266     127
                                                              ------   -----   -----
  Diluted shares............................................  $4,676   4,702   4,827
                                                              ======   =====   =====

     At December 31, 2002, there were 13,500 option shares with an exercise price of $27.51, which were not considered dilutive for purposes of earnings per share calculations.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

  (m) COMPREHENSIVE INCOME

     Comprehensive income represents the change in equity of the Company during a period from transactions and other events and circumstances from non-shareholder sources. It includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. The following table shows the components of other comprehensive income for the years ended December 31:

                                                               2002    2001     2000
                                                              ------   -----   ------
Net income..................................................  $2,388   9,656    9,710
Other comprehensive income, net of tax:
  Unrealized gains on securities:
     Unrealized holding gains arising during the period, net
       of tax of $(755), $(413), and $(561) for 2002, 2001,
       and 2000, respectively...............................   1,227     466    1,576
     Reclassification adjustment for (gains) included in net
       income, net of taxes of $151, $241, and $2 for 2002,
       2001 and 2000, respectively..........................    (236)   (449)      (3)
                                                              ------   -----   ------
                                                                 991      17    1,573
                                                              ------   -----   ------
       Comprehensive income.................................  $3,379   9,673   11,283
                                                              ======   =====   ======

  (n) RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB issued Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Statement No. 144 provides additional implementation guidance and supercedes Statement No. 121, Accounting for the Impairment of Long-Lived assets and for Long-Lived Assets to Be Disposed Of. It is effective for financial statements issued for fiscal years beginning after December 15, 2001. Statement No. 144 was adopted on January 1, 2002, with no impact on the financial condition or results of operations.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. SFAS 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Companies are able to eliminate a "ramp-up" effect that the SFAS No. 123 transition rule creates in the year of adoption. Companies can choose to elect a method that will provide for comparability amongst years reported. In addition, this Statement amends the disclosure requirement of Statement 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, considers standby letters of credit, excluding commercial letters of credit and other lines of credit, a guarantee of the Company. The Company enters into a standby letter of credit to guarantee performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved is represented by the contractual amounts of those instruments. Under the standby letters of credit, the Company is required to make payments to the beneficiary of the letters of credit upon request by the beneficiary so long as all performance criteria have been met. Most guarantees extend up to one year. At December 31, 2002, the maximum potential amount of future payments is $3.1 million. The collateral obtained is determined based upon management's credit evaluation of the customer and may include cash, accounts receivable, inventory, property, plant, and equipment and income-producing real estate. The recourse provisions of the agreements allow the Company to collect the cash used to collateralize the agreement. If another business asset is used as collateral and cash is not available, the Company creates a loan from the customer with the same criteria as its other lending activities. The Company's maximum potential loss of $3.1 million is covered by collateral. The fair value of the guarantees at December 31, 2002, and 2001 were not material nor reflected on the balance sheet.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

(2) STOCKHOLDERS' EQUITY (DOLLARS IN THOUSANDS)

     The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

     In addition to the 17,000,000 authorized shares of common stock, the Company has authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the Preferred Stock). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of December 31, 2002 and 2001, there were no shares of preferred stock issued.

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

     Quantitative measures established by regulation to ensure capital adequacy require BFS and BNB to maintain minimum amounts and ratios (set forth in the table below) of risk-weighted, core and tangible capital (as defined). Management represents, as of December 31, 2002, that BFS and BNB meet all capital adequacy requirements to which they are subject.

     As of December 31, 2002, BFS and BNB are categorized as "well capitalized" based on the most recent notifications from the OTS and OCC, based on regulatory definitions. Under "capital adequacy" guidelines and the regulatory framework to be categorized as "well capitalized" BFS and BNB must maintain minimum risk-weighted capital, core capital, leverage, and tangible ratios as set forth in the table. These regulatory capital requirements are set forth in terms of
(1) Risk-based Total Capital (Total Capital to Risk Weighted Assets), (2) Core Capital (Tier I Capital to Adjusted Tangible Assets), (3) Risk-based Tier I Capital (Tier I Capital to Risk Weighted Assets), (4) Tangible Capital (Tier I Capital to Tangible Assets), and (5) Leverage Capital (Tier I Capital to Average Assets).

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

     The Company's, BFS's and BNB's actual capital amounts and ratios are presented in the table below.

                                                                                       TO BE WELL
                                                                    FOR CAPITAL     CAPITALIZED UNDER
                                                                     ADEQUACY          REGULATORY
                                                    ACTUAL           PURPOSES          DEFINITIONS
                                               ----------------   ---------------   -----------------
                                                AMOUNT    RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                                               --------   -----   -------   -----   --------   ------
                                                               (DOLLARS IN THOUSANDS)
As of December 31, 2002:
  Risk-based Total Capital
     Company Consolidated....................  $125,270   12.9%   $78,018    8.0%   $97,523     10.0%
     BFS.....................................   100,678   11.2     71,886    8.0     89,857     10.0
     BNB.....................................    11,174   13.8      6,464    8.0      8,080     10.0
  Core Capital:
     BFS.....................................    89,441    6.6     54,102    4.0     67,628      5.0
  Risk-based Tier I Capital:
     Company Consolidated....................   111,691   11.5     39,009    4.0     58,514      6.0
     BFS.....................................    89,441   10.0     35,943    4.0     53,914      6.0
     BNB.....................................    10,172   12.6      3,232    4.0      4,848      6.0
  Tangible Capital:
     BFS.....................................    89,441    6.6     27,051    2.0     67,628      5.0
  Leverage Capital:
     Company Consolidated....................   111,691    7.4     60,820    4.0     76,025      5.0
     BNB.....................................    10,172    6.0      6,750    4.0      8,437      5.0
As of December 31, 2001:
Risk-based Total Capital
     Company Consolidated....................  $118,631   13.4%   $70,699    8.0%   $88,374     10.0%
     BFS.....................................    90,800   11.7     62,294    8.0     77,868     10.0
     BNB.....................................    10,515   13.4      6,273    8.0      7,841     10.0
Core Capital:
     BFS.....................................    81,059    6.3     51,565    4.0     64,456      5.0
Risk-based Tier I Capital:
     Company Consolidated....................   106,683   12.1     35,350    4.0     53,024      6.0
     BFS.....................................    81,059   10.4     31,147    4.0     46,721      6.0
     BNB.....................................     9,553   12.2      3,136    4.0      4,705      6.0
Tangible Capital:
     BFS.....................................    81,059    6.3     25,782    2.0     64,456      5.0
Leverage Capital:
     Company Consolidated....................   106,683    7.4     58,081    4.0     72,601      5.0
     BNB.....................................     9,553    5.9      6,506    4.0      8,132      5.0

     At December 31, 2002 and 2001, the consolidated capital to assets ratios were 6.1% and 6.3%, respectively, as measured by generally accepted accounting principles. During 2002, the Company's Board of Directors approved the tenth 5% repurchase program in the amount of 222,971 shares of its outstanding common shares. The Company plans to hold the repurchased shares as treasury stock to be used for general company purposes. During the year ended December 31, 2002, 35,587 shares were repurchased under the current program and 180,955 shares under the previous program.

     Prior to the Company's initial public offering, in order to grant priority to eligible depositors, BFS established a liquidation account at the time of conversion in an amount equal to the retained earnings of BFS as of the date of its latest balance sheet date, June 30, 1995, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of BFS (and only in such an event), eligible depositors who continue to maintain accounts at BFS shall be entitled to receive a

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES distribution from the liquidation account. The total amount of the liquidation account is decreased if the balances of eligible depositors decrease on the annual determination dates. The liquidation account approximated $5.3 million (unaudited) and $6.0 million (unaudited) at December 31, 2002 and 2001, respectively.

(3) INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE (DOLLARS IN THOUSANDS)

     The amortized cost and fair values of investment and mortgage-backed securities available for sale are shown below by contractual maturity:

                                                                   DECEMBER 31, 2002
                                           ------------------------------------------------------------------
                                           AMORTIZED COST   UNREALIZED GAINS   UNREALIZED LOSSES   FAIR VALUE
                                           --------------   ----------------   -----------------   ----------
Investment securities:
  U.S. government, federal agency and
     other obligations:
     Maturing within 1 year..............     $  2,514               8                 (1)            2,521
     Maturing after 1 year but within 5
       years.............................       10,851             217                 --            11,068
     Maturing after 5 years but within 10
       years.............................        6,931             144                 --             7,075
     Maturing after 10 years.............       14,126             437                (21)           14,542
                                              --------           -----               ----           -------
                                                34,422             806                (22)           35,206
                                              --------           -----               ----           -------
  Mutual funds...........................       75,240             120                (37)           75,323
  Other marketable equity securities.....        2,394              83               (118)            2,359
                                              --------           -----               ----           -------
                                                77,634             203               (155)           77,682
                                              --------           -----               ----           -------
       Total investment securities.......     $112,056           1,009               (177)          112,888
                                              ========           =====               ====           =======

                                                                   DECEMBER 31, 2002
                                           ------------------------------------------------------------------
                                           AMORTIZED COST   UNREALIZED GAINS   UNREALIZED LOSSES   FAIR VALUE
                                           --------------   ----------------   -----------------   ----------
Mortgage-backed securities:
  Maturing after 1 year but within 5
     years...............................     $    270               9                 --               279
  Maturing after 5 years but within 10
     years...............................       16,442              63                (28)           16,477
  Maturing after 10 years................       96,838             980                (59)           97,759
                                              --------           -----                ---           -------
                                              $113,550           1,052                (87)          114,515
                                              ========           =====                ===           =======

                                                                   DECEMBER 31, 2001
                                           ------------------------------------------------------------------
                                           AMORTIZED COST   UNREALIZED GAINS   UNREALIZED LOSSES   FAIR VALUE
                                           --------------   ----------------   -----------------   ----------
Investment securities:
  U.S. government, federal agency and
     other obligations:
     Maturing within 1 year..............     $   998              17                  --             1,015
     Maturing after 1 year but within 5
       years.............................       1,264              10                  --             1,274
     Maturing after 5 years but within 10
       years.............................       7,819             200                  --             8,019
     Maturing after 10 years.............      14,794              56                (108)           14,742
                                              -------             ---                ----            ------
                                               24,875             283                (108)           25,050
                                              -------             ---                ----            ------
  Mutual funds...........................      37,980             238                 (23)           38,195
  Other marketable equity securities.....          13              --                  --                13
                                              -------             ---                ----            ------
                                               37,993             238                 (23)           38,208
                                              -------             ---                ----            ------
       Total investment securities.......     $62,868             521                (131)           63,258
                                              =======             ===                ====            ======

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                                                                   DECEMBER 31, 2001
                                           ------------------------------------------------------------------
                                           AMORTIZED COST   UNREALIZED GAINS   UNREALIZED LOSSES   FAIR VALUE
                                           --------------   ----------------   -----------------   ----------
Mortgage-backed securities:
  Maturing within 1 year.................     $ 1,453              --                  (3)            1,450
  Maturing after 1 year but within 5
     years...............................       1,092              28                  --             1,120
  Maturing after 5 years but within 10
     years...............................       3,955              34                 (32)            3,957
  Maturing after 10 years................      88,639             456                (700)           88,395
                                              -------             ---                ----            ------
     Total mortgage-backed securities....     $95,139             518                (735)           94,922
                                              =======             ===                ====            ======

     Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

     Included in U.S. government, federal agency and other obligations are investments that can be called prior to final maturity with an amortized cost of $6,000 and a fair value of $6,137 at December 31, 2002.

     The composition by issuer of mortgage-backed securities available for sale follows:

                                                                        DECEMBER 31,
                                                  ---------------------------------------------------------
                                                             2002                          2001
                                                  ---------------------------   ---------------------------
                                                  AMORTIZED COST   FAIR VALUE   AMORTIZED COST   FAIR VALUE
                                                  --------------   ----------   --------------   ----------
FHLMC...........................................     $ 79,424        79,870         62,952         62,634
FNMA............................................       28,091        28,564         11,904         11,869
GNMA............................................        5,058         5,101          6,237          6,196
Privately issued collateralized mortgage
  obligations...................................          977           980         14,046         14,223
                                                     --------       -------         ------         ------
                                                     $113,550       114,515         95,139         94,922
                                                     ========       =======         ======         ======

     Proceeds from the sale of investment securities and mortgage-backed securities available for sale amounted to $12,121, $26,743, and $46, in 2002, 2001, and 2000, respectively. Realized losses on investment securities and mortgage-backed securities available for sale were $3, $186 and $0 in 2002, 2001 and 2000, respectively. Realized gains amounted to $390, $876 and $5 in 2002, 2001 and 2000, respectively.

(4) INVESTMENT AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY (DOLLARS IN THOUSANDS)

     The amortized cost and fair values of investment and mortgage-backed securities held to maturity are shown below by contractual maturity.

                                                                   DECEMBER 31, 2002
                                           ------------------------------------------------------------------
                                           AMORTIZED COST   UNREALIZED GAINS   UNREALIZED LOSSES   FAIR VALUE
                                           --------------   ----------------   -----------------   ----------
Investment securities:
U.S. government, federal agency and other
  obligations:
Maturing within 1 year...................     $   503               38                 --               541
Maturing after 1 year but within 5
  years..................................       2,021               14                 --             2,035
                                              -------            -----               ----            ------
     Total investment securities.........     $ 2,524               52                 --             2,576
                                              =======            =====               ====            ======
Mortgage-backed securities:
Maturing after 1 year but within 5
  years..................................     $   580               37                 --               617
Maturing after 5 years but within 10
  years..................................      13,666              721                 --            14,387
Maturing after 10 years..................      11,183              410                 --            11,593
                                              -------            -----               ----            ------
     Total mortgage-backed securities....     $25,429            1,168                 --            26,597
                                              =======            =====               ====            ======

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                                                                   DECEMBER 31, 2001
                                           ------------------------------------------------------------------
                                           AMORTIZED COST   UNREALIZED GAINS   UNREALIZED LOSSES   FAIR VALUE
                                           --------------   ----------------   -----------------   ----------
Investment securities:
U.S. government, federal agency and other
  obligations:
Maturing within 1 year...................     $   529              44                  --               573
Maturing after 1 year but within 5
  years..................................          25              --                  --                25
                                              -------             ---                 ---            ------
     Total investment securities.........     $   554              44                  --               598
                                              =======             ===                 ===            ======
Mortgage-backed securities:
Maturing within 1 year...................     $   173               3                  --               176
Maturing after 1 year but within 5
  years..................................         687              41                  --               728
Maturing after 5 years but within 10
  years..................................      20,306             270                 (40)           20,536
Maturing after 10 years..................      19,656             451                  --            20,107
                                              -------             ---                 ---            ------
     Total mortgage-backed securities....     $40,822             765                 (40)           41,547
                                              =======             ===                 ===            ======

     Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

     At December 31, 2002, a U.S. agency note with an amortized cost of $500 and a fair value of $516 was pledged to secure certain of BFS's recourse liabilities relating to loans sold as described in note 5.

     Included in U.S. government, federal agency and other obligations are investments that can be called prior to final maturity with an amortized cost of $500 and a fair value of $516 at December 31, 2002.

     The composition by issuer of mortgage-backed securities held to maturity follows:

                                                                DECEMBER 31,
                                          ---------------------------------------------------------
                                                     2002                          2001
                                          ---------------------------   ---------------------------
                                          AMORTIZED COST   FAIR VALUE   AMORTIZED COST   FAIR VALUE
                                          --------------   ----------   --------------   ----------
FHLMC                                        $20,518         21,534         33,401         33,919
FNMA                                              --             --             45             47
GNMA                                           4,911          5,063          7,376          7,581
                                             -------         ------         ------         ------
                                             $25,429         26,597         40,822         41,547
                                             =======         ======         ======         ======

(5) LOANS (DOLLARS IN THOUSANDS)

     The Company's primary banking activities are conducted principally in eastern Massachusetts. The Company grants single-family and multi-family residential loans, commercial real estate loans, business loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties, commercial real estate properties and for land development. Except for consumer loans processed by Forward Financial, the vast majority of the loans granted by the Company are secured by real estate collateral. Through BFS' subsidiary, Forward Financial, the Company originates loans, primarily directly with the consumer, on manufactured housing, recreational vehicles and boats in approximately one-half the states across the United States. Forward Financial sells substantially all of the loans it originates. The ability and willingness of the one to four family residential and consumer borrowers to honor their repayment commitments is generally dependent, among other things, on the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally affected by the health of business in the economy and in the real estate sector in particular, in the borrowers' geographic areas.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

     The Company's loan portfolio was comprised of the following at December 31:

                                                                 2002        2001
                                                              ----------   ---------
Mortgage loans:
  Residential one- to four-family...........................  $  731,552     763,599
  Multi-family..............................................      21,056      25,904
  Construction and land.....................................     124,071      99,337
  Commercial real estate....................................      96,526     107,767
                                                              ----------   ---------
                                                                 973,205     996,607
                                                              ----------   ---------
Consumer and other loans:
  Home equity and improvement...............................      94,855      66,539
  Secured by deposits.......................................         466         678
  Consumer..................................................       3,768       3,439
  Business..................................................      32,792      28,103
                                                              ----------   ---------
                                                                 131,881      98,759
                                                              ----------   ---------
     Total loans, gross.....................................   1,105,086   1,095,366
                                                              ----------   ---------
Less:
  Allowance for loan losses.................................     (12,656)    (12,328)
  Construction loans in process.............................     (24,832)    (30,264)
  Net unearned premium (discount) on loans purchased........          36          48
  Deferred loan origination costs...........................       3,722       2,976
                                                              ----------   ---------
     Loan, net..............................................  $1,071,356   1,055,798
                                                              ==========   =========

     The Company services mortgage loans for investors which are not included in the accompanying consolidated balance sheets totaling approximately $1,084,797 and $974,221 at December 31, 2002 and 2001, respectively.

     A summary of the activity of the originated mortgage servicing rights, which is included as a component of other assets, for the years ended December 31 follows:

                                                               2002      2001     2000
                                                              -------   ------   ------
Balance, beginning of year..................................  $ 6,907    5,068    5,080
Capitalized mortgage servicing rights.......................    6,968    4,652    1,598
Amortization and impairment.................................   (6,958)  (2,813)  (1,610)
                                                              -------   ------   ------
     Balance, end of year...................................  $ 6,917    6,907    5,068
                                                              =======   ======   ======

     The Company has determined that the fair value of mortgage servicing rights at December 31, 2002, approximates their carrying amount. Capitalized mortgage servicing rights are periodically evaluated for impairment. Adjustments to the carrying value are included in amortization expense. The balance of the valuation allowance for mortgage servicing rights, which was established at December 31, 2002, amounted to $2,513.

     Regulatory limits for loans to one borrower are limited to 15% of capital and applicable allowance for loan losses. These regulatory limits for BFS and BNB, at December 31, 2002, are $15.3 million and $1.7 million, respectively. BFS and BNB did not have any borrower relationship, net of participation with other financial institutions, which exceeded the regulatory limit at December 31, 2002.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

     In the ordinary course of business, the Company makes loans to its directors and senior officers and their related interests at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

                                                               2002    2001
                                                              ------   -----
Balance, beginning of year..................................  $1,114     759
Originations................................................     852     867
Payments....................................................    (795)   (561)
Other changes...............................................      72      49
                                                              ------   -----
     Balance, end of year...................................  $1,243   1,114
                                                              ======   =====

     At December 31, 2002 and 2001, total impaired loans were $8.4 million and $216, respectively. In the opinion of management, specific valuation allowances totaling $225 were established (after charge-offs of $925,000) for $6.0 million of the impaired loans at December 31, 2002, and no reserves were required for the remaining $2.4 million of impaired loans. No reserves were required on the $216 of impaired loans at December 31, 2001. The average recorded value of impaired loans was $4.3 million in 2002, $211 in 2001 and $228 during 2000. The Company follows the same policy for recognition of income on impaired loans as it does for nonaccrual loans. At December 31, 2002 and 2001, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired.

     The following table summarizes information regarding the reduction of interest income on impaired loans for the year ended December 31:

                                                              2002   2001   2000
                                                              ----   ----   ----
Income in accordance with original terms....................  $840    14     15
Income recognized...........................................   720    14     15
                                                              ----    --     --
     Foregone interest income during year...................  $120    --     --
                                                              ====    ==     ==

     Nonaccrual loans at December 31, 2002 and 2001 were $5,497 and $1,157, respectively.

     The following table summarizes information regarding the reduction in interest income on nonaccrual loans for the year ended December 31:

                                                              2002   2001   2000
                                                              ----   ----   ----
Income in accordance with original terms....................  $641    91     83
Income recognized...........................................   469    59     43
                                                              ----    --     --
     Foregone interest income during year...................  $172    32     40
                                                              ====    ==     ==

(6) ALLOWANCE FOR LOAN LOSSES (DOLLARS IN THOUSANDS)

     The following is a summary of the activity in the allowance for loan losses for the years ended December 31:

                                                               2002      2001     2000
                                                              -------   ------   ------
Balance, beginning of year..................................  $12,328   11,381   10,654
Provision charged to income.................................    1,350      820    1,000
Recoveries..................................................      359      361      181
Charge-offs.................................................   (1,381)    (234)    (454)
                                                              -------   ------   ------
     Balance, end of year...................................  $12,656   12,328   11,381
                                                              =======   ======   ======

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

(7) ACCRUED INTEREST RECEIVABLE (DOLLARS IN THOUSANDS)

     Accrued interest receivable as of December 31 is presented in the following table:

                                                               2002    2001
                                                              ------   -----
Investment and mortgage-backed securities...................  $1,267   1,172
Loans.......................................................   5,203   5,145
                                                              ------   -----
                                                              $6,470   6,317
                                                              ======   =====

(8) PREMISES AND EQUIPMENT (DOLLARS IN THOUSANDS)

     A summary of the cost, accumulated depreciation and amortization of land, buildings and equipment is as follows at December 31:

                                                                2002      2001
                                                              --------   -------
Land........................................................  $  2,429     2,429
Buildings...................................................     6,140     5,983
Furniture, fixtures and equipment...........................    12,879    11,624
Leasehold improvements......................................     1,925     1,937
                                                              --------   -------
                                                                23,373    21,973
Less accumulated depreciation and amortization..............   (13,240)  (11,678)
                                                              --------   -------
                                                              $ 10,133    10,295
                                                              ========   =======

     Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $1,576, $1,442 and $1,308, respectively.

     The Company presently leases office space at four locations and land in one location to which it is committed to minimum annual rentals plus lease escalations. Such leases expire at various dates with options to renew. Minimum future rental expense is as follows:


Years ended December 31:
2003........................................................  $1,342
2004........................................................   1,045
2005........................................................   1,045
2006........................................................   1,045
2007 and thereafter.........................................   2,690
                                                              ------
                                                              $7,167
                                                              ======

     Rent expense was $1,812 in 2002, $1,776 in 2001 and $1,703 in 2000.

     The Company leases, as lessor, office space at two of its branch locations. The leases expire at various dates with options to renew. Minimum future rental income is as follows:


Years ended December 31:
2003........................................................  $177
2004........................................................   154
2005........................................................   110
2006........................................................    52
2007 and thereafter.........................................    --
                                                              ----
                                                              $493
                                                              ====

     Rental income was $178, $185 and $198 in 2002, 2001, and 2000, respectively.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

(9) DEPOSIT ACCOUNTS (DOLLARS IN THOUSANDS)

     A summary of deposit balances by type is as follows at December 31:

                                                                2002      2001
                                                              --------   -------
NOW.........................................................  $150,342   138,528
Regular and statement savings...............................   218,133   180,966
Money market................................................    62,530    58,133
Demand deposits and official checks.........................   107,154   110,776
                                                              --------   -------
     Total non-certificate accounts.........................   538,159   488,403
                                                              --------   -------
Certificate accounts:
  3 to 6 months.............................................    52,164    65,507
  1 to 3 year...............................................   246,636   233,275
  Greater than 3 years......................................    75,987    53,701
  IRA/Keogh.................................................    47,332    43,630
                                                              --------   -------
     Total certificate accounts.............................   422,119   396,113
                                                              --------   -------
                                                              $960,278   884,516
                                                              ========   =======
Expected maturity of certificate accounts:
  Within one year...........................................  $227,898   247,745
  One to two years..........................................    99,230    79,236
  Two to three years........................................    53,250    38,611
  Over three years..........................................    41,741    30,521
                                                              --------   -------
                                                              $422,119   396,113
                                                              ========   =======

     Aggregate amount of certificate accounts of $100 or more were $53,700 and $58,200 at December 31, 2002 and 2001, respectively. Deposit amounts in excess of $100 are not federally insured.

     Interest expense on deposits consisted of the following for the years ended December 31:

                                                               2002      2001     2000
                                                              -------   ------   ------
NOW.........................................................  $   447      735      899
Regular and statement savings...............................    2,838    4,104    4,476
Money market................................................      946    1,380    1,597
Certificate accounts........................................   18,110   23,884   24,753
                                                              -------   ------   ------
                                                              $22,341   30,103   31,725
                                                              =======   ======   ======

     The Company had $132,709 and $91,892 of brokered deposits with a weighted average rate of 5.39% and 6.89% at December 31, 2002 and 2001, respectively. Brokered deposits of $29,928, $56,340, $26,679, and $19,762 mature in 2003,
2004, 2005 and 2006, respectively.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

(10) FEDERAL HOME LOAN BANK (FHLB) OF BOSTON ADVANCES AND OTHER BORROWINGS (DOLLARS IN THOUSANDS)

     A summary of FHLB advances at December 31 follows:

                                               2002                                    2001
                               ------------------------------------   --------------------------------------
                                           REDEEMABLE AT   WEIGHTED                 REDEEMABLE      WEIGHTED
                               SCHEDULED   INITIAL CALL    AVERAGE    SCHEDULED   AT INITIAL CALL   AVERAGE
                               MATURITY       DATE(1)      RATE(2)    MATURITY        DATE(1)       RATE(2)
                               ---------   -------------   --------   ---------   ---------------   --------
Within 1 Year................  $177,500       324,500        3.80%    $158,000        260,000         5.27%
Over 1 year to 2 years.......    59,500        39,500        4.09       92,000        117,000         5.58
Over 2 year to 3 years.......    25,867        25,867        5.66       57,000         27,000         4.21
Over 3 year to 5 years.......    75,693        16,693        4.62       32,000         15,000         5.62
Over 5 years.................    88,000        20,000        5.23      110,000         30,000         5.52
                               --------       -------                 --------        -------
                               $426,560       426,560        4.39%    $449,000        449,000         5.29%
                               ========       =======        ====     ========        =======         ====

---------------

(1) Callable FHLB advances are shown in the respective periods assuming that the callable debt is redeemed at the initial call date while all other advances are shown in the periods corresponding to their scheduled maturity date.

(2) Weighted average rate based on scheduled maturity dates.

     The advances are secured by FHLB of Boston stock and a blanket lien on certain qualified collateral. The amount of advances is principally limited to 90% of the market value of U.S. Government and federal agency obligations and 75% of the carrying value of first mortgage loans on owner-occupied residential property. Applying these ratios, and other ratios on other qualifying collateral, the Company's overall current borrowing capacity was approximately $532,652 and $527,672 at December 31, 2002 and 2001, respectively. Borrowing capacity can also be increased upon the delivery of mortgage notes on non owner-occupied one to four-family loans, multi-family and commercial loans.

     As a member of the FHLB of Boston, the Company is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Boston, at cost, in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable to the Federal Home Loan Bank of Boston, whichever is greater. The investment exceeds the required level by approximately $2,566 and $909 at December 31, 2002 and 2001, respectively. Any excess may be redeemed by the Company or called by FHLB of Boston at par. Recent legislation has changed the structure of the Federal Home Loan Banks' funding obligations, revised the capital structure of the Federal Home Loan Banks and implemented entirely voluntary membership of Federal Home Loan Banks. Management cannot predict the effect that these changes may have with respect to its Federal Home Loan Bank membership.

     Interest expense on FHLB advances was $22,104 in 2002, $23,885 in 2001 and $22,476 in 2000.

     The Company maintains a $5.0 million line of credit from a financial institution, which can be used for general corporate purposes. There was no outstanding balance on the line of credit at December 31, 2002 and 2001.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

(11) INCOME TAXES (DOLLARS IN THOUSANDS)

     An analysis of the current and deferred federal and state income tax expense follows:

                                                               2002     2001    2000
                                                              -------   -----   -----
Current income tax expense:
  Federal...................................................  $ 3,558   4,462   4,729
  State.....................................................      212     176     394
                                                              -------   -----   -----
     Total current expense..................................    3,770   4,638   5,123
                                                              -------   -----   -----
Deferred income tax expense:
  Federal...................................................   (2,430)    404     166
  State.....................................................       47     167      55
     Total deferred expense.................................   (2,383)    571     221
                                                              -------   -----   -----
       Total income tax expense.............................  $ 1,387   5,209   5,344
                                                              =======   =====   =====

     The temporary differences (the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred tax asset and liability are as follows at December 31:

                                                               2002    2001
                                                              ------   -----
Deferred tax assets:
  Allowance for loan losses.................................  $5,591   5,156
  Valuation for Real Estate Owned...........................      70      --
  Deferred compensation.....................................      57      42
  Goodwill..................................................   2,051      --
  Mark to market -- Loans Held for Sale.....................     116      27
  Depreciation..............................................     126     109
  Other.....................................................      --       8
                                                              ------   -----
     Gross deferred assets..................................   8,011   5,342
                                                              ------   -----
Deferred liabilities:
  Premium on loans sold.....................................   2,893   2,907
  Deferred loan fees........................................   1,465   1,155
  Premises and equipment....................................     319     329
  Unrealized gain on securities available for sale..........     701      97
                                                              ------   -----
     Gross deferred liabilities.............................   5,378   4,488
                                                              ------   -----
     Net deferred tax asset.................................  $2,633     854
                                                              ======   =====

     At December 31, 2002 and 2001, the net deferred tax asset is supported by recoverable income taxes. For the year ended December 31, 2002, the Company generated approximately $8,600 of taxable income. In addition, management believes that existing net deductible temporary differences which give rise to the net deferred tax asset will reverse during periods in which the Company generates net taxable income. Factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences. Management believes it is more likely than not that the net deferred tax asset will be realized.

     As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method for the Company's subsidiary, BFS. However, the base year reserve of approximately $13,300 remains subject to recapture in the event that BFS makes "non-dividend distributions" to the Company in excess of its earnings and profits or redeems its stock. Non-dividend distributions include distributions in excess of BFS' current and accumulated earnings and profits, as

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of BFS' current or accumulated earnings and profits will not be so included in BFS' income.

     A reconciliation between the amount of total tax expense and expected tax expense, computed by applying the federal statutory rate to income before taxes, follows:

                                                               2002    2001    2000
                                                              ------   -----   -----
Computed expected expense at statutory rate.................  $1,321   5,202   5,141
Items affecting federal income tax rate:
  State income tax, net of federal income tax benefit.......     169     223     296
  Allocated ESOP share appreciation.........................     248     170      66
  Bank-owned life insurance.................................    (433)   (439)   (433)
  Other.....................................................      82      53     274
                                                              ------   -----   -----
Effective income tax expense................................  $1,387   5,209   5,344
                                                              ------   -----   -----
     Effective income tax rate..............................    36.8%   35.0%   35.5%
                                                              ======   =====   =====

     The Company announced on March 6, 2003, that it will record a provision in the first quarter of 2003 of approximately $4.6 million for additional state taxes, including interest (approximately $3.0 million, net after any federal tax deduction associated with such taxes and interest), relating to the deduction for dividends received from real estate investment trust subsidiaries ("REITs") for the 1999 through 2002 fiscal years, thus reducing earnings for the first quarter of 2003 by the net after tax amount. The provision relates to new legislation signed by the Governor of Massachusetts on March 5, 2003, that amends Massachusetts' law to expressly disallow the deduction for dividends received from a REIT. This amendment applies retroactively to tax years ending on or after December 31, 1999. The Company believes that this new legislation would apply to numerous financial institutions in Massachusetts. As a result of the new legislation, the Company will also cease recording the tax benefits associated with the dividend received deduction, effective for the 2003 tax year. The Company believes that the legislation will be challenged, especially the retroactive provisions, on constitutional and other grounds. The Company would support such a challenge and otherwise intends to vigorously defend its position.

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

     The Company issued a total of 529,000 shares to the ESOP at a total purchase price of $5,290. The purchase was made from the proceeds of a $5,290 loan from B.F. Funding Corporation, a wholly owned subsidiary of the Company, bearing interest at the prime rate. Repayment of the loan is secured by contributions BFS is obliged to make under a contribution agreement with the ESOP. BFS made contributions to the ESOP totaling $529 in 2002, $529 in 2001 and $605 in 2000 to enable the ESOP to make principal payments on the loan. The amount contributed was charged to compensation and benefits expense. The Company recognized $969 in 2002, $684 in 2001 and $348 in 2000 in compensation and benefit expense and an increase in additional paid-in capital related to the appreciation in the fair value of allocated ESOP shares. The balance of the loan was repaid at the end of 2002, principally with funds from BFS's, BNB's and Forward Financial's contributions to ESOP, which are subject to IRS limitations.

     Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal balance of the loan is repaid. Employees vest in their ESOP account at a rate of

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

33 1/3% annually commencing after the completion of one year of credited service or immediately if service was terminated due to death, retirement, disability, or change in control. Dividends on released shares are credited to the participants' ESOP accounts.

     At December 31, 2002, 2001 and 2000, shares held in suspense to be released annually as the loan is paid down amounted to 0, 52,920 and 105,839, respectively. Additionally, at December 31, 2002, 2001 and 2000, a total of 34,633, 32,655 and 29,170 shares, respectively, were held in suspense, representing shares acquired with the proceeds of dividends paid on unallocated ESOP shares. The fair value of all unallocated ESOP shares was $925, $2,062 and $2,819 at December 31, 2002, 2001 and 2000, respectively. Dividends on ESOP shares are charged to retained earnings and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

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

     Awards are granted in the form of common stock held by the SIP. A total of 242,500 shares were awarded on April 30, 1996, a total of 8,584 shares were awarded on October 15, 1996 and 7,500 shares were awarded on February 17, 2000. During 2001 a total of 6,000 shares were awarded and in 2002, 1,000 shares were awarded, some of which were shares acquired with accumulated dividends. Awards outstanding vest in five annual installments generally commencing one year from the date of the award. As of December 31, 2002, all shares have been awarded under the SIP.

     Compensation expense in the amount of the fair value of the stock at the date of the grant, will be recognized over the applicable service period for the portion of each award that vests equally over a five-year period. The Company recognized $43, $79 and $225 related to the original cost of earned shares in compensation and benefit expense in 2002, 2001 and 2000, respectively.

     A recipient will be entitled to all voting and other stockholder rights. The awarded, but unvested SIP shares are considered outstanding in the calculation of earnings per share, whereas the unawarded SIP shares are not.

  (C) STOCK OPTION PLANS

     The Company adopted a stock option plan in 1996 (the 1996 Plan) for officers, key employees and directors. Pursuant to the terms of the 1996 plan, the number of common shares reserved for issuance is 658,961, all of which have been awarded. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options granted vest over a five-year period from the date of grant. During 1997, the Company adopted the 1997 stock option plan (the 1997 Plan). Pursuant to the terms of the 1997 plan, 250,000 common shares are reserved for issuance of which 24,600 remain unawarded. During 2002, the Company granted employees options to purchase 13,500 shares of common stock at $27.51. During 2001, the Company granted employees options to purchase 27,000 shares of common stock at between $21.80 and $23.65 per share.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

     A summary of option activity follows:

                                                          2002                           2001
                                              ----------------------------   ----------------------------
                                                              WEIGHTED                       WEIGHTED
                                              NUMBER OF   AVERAGE EXERCISE   NUMBER OF   AVERAGE EXERCISE
                                               SHARES          PRICE          SHARES          PRICE
                                              ---------   ----------------   ---------   ----------------
Balance, beginning of year..................   754,863         $14.80         838,661         $14.26
  Granted...................................    13,500          27.51          27,000          22.28
  Forfeited.................................    (7,500)         22.46          (1,000)         18.82
  Exercised.................................  (191,237)         14.86        (109,798)         12.51
                                              --------                       --------
Balance, end of year........................   569,626         $14.97         754,863         $14.80
                                              ========         ======        ========         ======
Options exercisable.........................   493,826         $14.23         636,671         $14.11

                                                                          2000
                                                              ----------------------------
                                                              NUMBER OF   WEIGHTED AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                              ---------   ----------------
Balance, beginning of year..................................   809,461         $14.12
  Granted...................................................    38,000          16.98
  Forfeited.................................................    (1,000)         18.82
  Exercised.................................................    (7,800)         13.06
                                                               -------
Balance, end of year........................................   838,661         $14.26
                                                               =======         ======
Options exercisable.........................................   576,277         $13.76

     A summary of options outstanding and exercisable by price range as of December 31 follows:

                  OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
-------------------------------------------------------   ------------------------------------
   OUTSTANDING      WEIGHTED AVERAGE                      EXERCISABLE AS OF
      AS OF            REMAINING       WEIGHTED AVERAGE     DECEMBER 31,      WEIGHTED AVERAGE
DECEMBER 31, 2002   CONTRACTUAL LIFE    EXERCISE PRICE          2002           EXERCISE PRICE
-----------------   ----------------   ----------------   -----------------   ----------------
     336,576              3.3               $12.44             336,576             $12.44
       2,000              3.8                13.44               2,000              13.44
       7,500              3.9                14.82               7,500              14.82
      69,150              4.5                18.82              69,150              18.82
       3,400              4.9                19.75               3,400              19.75
      11,500              5.2                22.22              11,500              22.22
       5,000              5.4                23.38               5,000              23.38
       2,000              6.0                18.13                 900              18.13
      12,500              6.2                18.50               9,500              18.50
      45,200              7.0                14.57              26,800              14.57
      15,000              7.2                13.82               9,000              13.82
       1,000              7.5                12.91                 400              12.91
       1,000              7.7                19.81                 400              19.81
       2,500              7.8                18.44               1,000              18.44
      17,300              8.0                19.41               6,200              19.41
      19,500              8.3                21.80               3,500              21.80
       5,000              8.8                23.65               1,000              23.65
      13,500              9.9                27.51                  --                 --
     -------                                                   -------
     569,626              4.5               $14.97             493,826             $14.23
     =======              ===               ======             =======             ======

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

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

 (D) PENSION PLAN

     All eligible officers and employees are included in a noncontributory defined benefit pension plan provided by BFS and BNB as participating employers with Pentegra. Salaried employees are eligible to participate in the plan after reaching age twenty-one and completing one year of service. Pentegra does not segregate the assets or liabilities by participating employer and, accordingly, disclosure of accumulated vested and nonvested benefits and net assets available for benefits required by SFAS No. 87 is not possible. Contributions are based on individual employer experience. According to Pentegra's Administrators, as of June 30, 2002, the date of the latest actuarial valuation, the market value of Pentegra's net assets exceeded the actuarial present value of vested benefits in the aggregate. During 2002, the Company accrued a pension expense of $530,000 for the first half of the plan's fiscal year ending June 30, 2003. There was no pension expense recorded for 2001 and 2000, except for an administration fee of approximately $5 per year.

 (E) DEFERRED THRIFT INCENTIVE PLAN

     BFS and BNB have employee tax deferred thrift incentive plans (the "401(k) plans") under which employee contributions to the plans are matched pursuant to the provisions of the respective plans. All employees who meet specified age and length of service requirements are eligible to participate in the 401(k) plans. The amounts matched by BFS and BNB are included in compensation and employee benefits expense. The amounts matched were $249 in 2002, $242 in 2001 and $340 in 2000.

 (F) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company established a supplemental executive retirement plan (the "SERP") in October 1999 for certain of its senior executives under which participants are entitled to an annual retirement benefit. The purpose of the SERP is to restore benefits that would have been received under the Company's defined benefit and defined contribution plans but for limitations imposed by federal tax limitations. Expenses associated with SERP totaled $399, $181 and $269 in 2002, 2001 in 2000, respectively.

 (G) SHORT-TERM INCENTIVE PLAN

     The Company maintains a short-term incentive plan. Except Forward Financial, generally all BFS and BNB employees are eligible to participate in the incentive plan, and awards are granted based on the achievement of certain performance measures. Forward Financial has individualized plans for certain members of management, focused on profitability and the attainment of measurable business goals. Compensation expense related to the short-term incentive plan awards amounted to $1,199, $1,411 and $1,477 during 2002, 2001 and 2000, respectively.

 (H) BANK-OWNED LIFE INSURANCE

     Bank owned life insurance ("BOLI") represents life insurance on the lives of certain employees. The Company is the beneficiary of the insurance policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in non-interest income, and are not subject to income taxes. The cash surrender value of the Company's BOLI increased by $1,238 and $1,255 during the years ended December 31, 2002 and 2001, respectively.

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

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

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

     The aggregate amount of Trust I and II securities outstanding totaled $32,000 at December 31, 2002. A summary of the trust securities issued and outstanding follows:

                                AMOUNT OUTSTANDING                                      DISTRIBUTION
                                ------------------            PREPAYMENT                  PAYMENT
DECEMBER 31                       2002      2001      RATE    OPTION DATE   MATURITY     FREQUENCY
-----------                     --------   -------   ------   -----------   ---------   ------------
BFD Preferred Capital Trust
  I...........................  $10,000    10,000    11.295%   7/19/2010    7/19/2030   Semiannually
BFD Preferred Capital Trust
  II..........................   22,000    22,000    10.875    10/1/2010    10/1/2030   Semiannually

     All of the corporation obligated mandatorily redeemable capital securities may be prepaid at the option of the Trusts in whole or in part, on or after the prepayment dates listed in the table above. Trust I is subject to a prepayment penalty fee of six months worth of interest reduced each year by 10% commencing at July 19, 2010. There is no prepayment penalty fee imposed on Trust II after the first 10 years.

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

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

Subordinated Debentures. If the Company defers interest payments on the Trust II Junior Subordinated Debentures, the Trust II will also defer distributions on the Trust II Capital Securities.

(14) LITIGATION

     During the quarter ended March 31, 2002, the Company settled a lawsuit, which had been filed against its subsidiary, Broadway National Bank. The Company incurred a cost of $500,000 during the first quarter to settle the lawsuit, resulting in a reduction in diluted earnings per share of approximately $.07.

     During the quarter ended September 30, 2002, the Company settled a lawsuit, which had been filed against BFS' subsidiary, Forward Financial Company. The Company incurred a cost of $750,000 during the third quarter to settle the lawsuit, resulting in a reduction in diluted earnings per share of approximately $.11.

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

(15) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (DOLLARS IN THOUSANDS)

     In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk, including commitments to originate or purchase loans, unadvanced amounts of construction loans, unused credit lines, standby letters of credit and forward commitments to sell loans and recourse agreements on assets sold. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in these particular classes of financial instruments. The Company's exposure to credit loss is represented by the contractual amount or unpaid principal balance of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For forward commitments, the contract or notional amounts exceed the Company's exposure to credit loss.

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

     The Company sells the vast majority of its adjustable rate loans held for sale to various private institutional investors on a best efforts basis and most fixed rate loans held for sale to FHLMC and FNMA. In addition, forward commitments to sell loans are contracts, which the Company enters into for the purpose of reducing the market risk associated with originating loans for sale. In order to fulfill a forward commitment, the Company delivers a mortgage loan (or loans) with aggregate principal balances equaling the contract amount of the forward commitment. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company would repurchase the forward commitments at the then prevailing market prices.

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

     In addition to construction loans in process, the Company had the following outstanding commitments at December 31:

                                                                2002      2001
                                                              --------   -------
Commitments to originate mortgage loans.....................  $ 84,941   122,025
Commitments to originate business loans.....................     1,607     2,975
Unused lines of credit:
  Home equity...............................................   129,724   101,331
  Business loans............................................    18,457    15,816
Standby letters of credit...................................     3,120     2,560
Optional commitments to sell loans and commitments to sell
  loans or swap loans for mortgage-backed securities........   100,652    74,449

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

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market exists for some of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, cash flows, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and changes in the loan, debt and interest rate markets could significantly affect the estimates.

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

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

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

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

     The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:

                                                         2002                           2001
                                             ----------------------------   ----------------------------
                                             CARRYING AMOUNT   FAIR VALUE   CARRYING AMOUNT   FAIR VALUE
                                             ---------------   ----------   ---------------   ----------
Financial assets:
  Cash and cash equivalents................    $   74,672         74,672          95,957         95,957
  Investment securities available for
     sale..................................       112,888        112,888          63,258         63,258
  Investment securities held to maturity...         2,524          2,576             554            598
  Mortgage-backed securities available for
     sale..................................       114,515        114,515          94,922         94,922
  Mortgage-backed securities held to
     maturity..............................        25,429         26,597          40,822         41,547
  Loans, net and mortgage loans held for
     sale..................................     1,102,970      1,128,524       1,080,410      1,094,802
  Accrued interest receivable..............         6,470          6,470           6,317          6,317
  Stock in FHLB of Boston..................        24,552         24,552          24,208         24,208
Financial liabilities:
  Deposit accounts.........................       960,278        961,331         884,516        894,268
  FHLB advances and other borrowings.......       426,560        452,685         449,000        465,822
  Advance payments by borrowers for taxes
     and insurance.........................         2,317          2,317           2,614          2,614
Corporation obligated mandatorily
  redeemable capital securities............        32,000         36,765          32,000         35,057

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

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

     The following table sets forth certain information about and the reconciliation of reported net income for each of the reportable segments.

                                                      TOTAL
                                                    REPORTABLE                            CONSOLIDATED
                                BFS         BNB      SEGMENTS     OTHER    ELIMINATIONS      TOTALS
                             ----------   -------   ----------   -------   ------------   ------------
At or for the year ended
  December 31, 2002:
  Interest income..........  $   77,441     7,821      85,262      4,252       (3,911)        85,603
  Interest expense.........      43,031     1,809      44,840      7,160       (3,911)        48,089
  Provision for loan
     losses................       1,350        --       1,350         --           --          1,350
  Non-interest income......      12,921     1,585      14,506        385           --         14,891
  Non-interest expense.....      40,937     5,400      46,337        943           --         47,280
  Income tax expense.......       1,832       720       2,552     (1,165)          --          1,387
                             ----------   -------   ---------    -------     --------      ---------
     Net income............  $    3,212     1,477       4,689     (2,301)          --          2,388
                             ==========   =======   =========    =======     ========      =========
     Total assets..........  $1,360,517   168,486   1,529,003    161,508     (164,899)     1,525,612
                             ==========   =======   =========    =======     ========      =========
Net interest margin........        2.79%     4.18%       n.m.       n.m.         n.m.           2.71%
Return on average assets...        0.24%     0.88%       n.m.       n.m.         n.m.           0.16%
Return on average equity...        3.17%    11.31%       n.m.       n.m.         n.m.           2.44%

                                                      TOTAL
                                                    REPORTABLE                            CONSOLIDATED
                                BFS         BNB      SEGMENTS     OTHER    ELIMINATIONS      TOTALS
                             ----------   -------   ----------   -------   ------------   ------------
At or for the year ended
  December 31, 2001:
  Interest income..........  $   85,317     9,302      94,619      4,787       (4,510)        94,896
  Interest expense.........      52,310     2,609      54,919      7,153       (4,510)        57,562
  Provision for loan
     losses................         707       113         820         --           --            820
  Non-interest income......      14,913     1,242      16,155        444           --         16,599
  Non-interest expense.....      32,622     4,848      37,470        778           --         38,248
  Income tax expense.......       5,062     1,045       6,107       (898)          --          5,209
                             ----------   -------   ---------    -------     --------      ---------
     Net income............  $    9,529     1,929      11,458     (1,802)          --          9,656
                             ==========   =======   =========    =======     ========      =========
       Total assets........  $1,303,082   161,881   1,464,963    162,445     (156,542)     1,470,866
                             ==========   =======   =========    =======     ========      =========
Net interest margin........        2.84%     4.85%       n.m.       n.m.         n.m.           2.86%
Return on average assets...        0.77%     1.22%       n.m.       n.m.         n.m.           0.69%
Return on average equity...       10.29%    15.05%       n.m.       n.m.         n.m.          10.32%

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                                                      TOTAL
                                                    REPORTABLE                            CONSOLIDATED
                                BFS         BNB      SEGMENTS     OTHER    ELIMINATIONS      TOTALS
                             ----------   -------   ----------   -------   ------------   ------------
At or for the year ended
  December 31, 2000:
  Interest income..........  $   82,673     9,113      91,786      1,800       (1,752)        91,834
  Interest expense.........      52,303     2,498      54,801      2,577       (1,752)        55,626
  Provision for loan
     losses................         800       200       1,000         --           --          1,000
  Non-interest income......      13,651     1,190      14,841          5         (492)        14,354
  Non-interest expense.....      29,739     4,685      34,424        576         (492)        34,508
  Income tax expense.......       4,760     1,032       5,792       (448)          --          5,344
                             ----------   -------   ---------    -------     --------      ---------
     Net income............  $    8,722     1,888      10,610       (900)          --          9,710
                             ==========   =======   =========    =======     ========      =========
     Total assets..........  $1,174,902   148,834   1,323,736    159,296     (155,250)     1,327,782
                             ==========   =======   =========    =======     ========      =========
Net interest margin........        2.83%     5.25%       n.m.       n.m.         n.m.           3.02%
Return on average assets...         .76%     1.31%       n.m.       n.m.         n.m.            .75%
Return on average equity...       10.58%    15.46%       n.m.       n.m.         n.m.          10.72%

(18) PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS (DOLLARS IN THOUSANDS)

     The following are the condensed financial statements for BostonFed Bancorp, Inc. (the Parent Company) only:

                                                                2002      2001
                                                              --------   -------
                                     ASSETS
Cash and interest-bearing deposit in subsidiary bank........  $  7,029    12,219
Certificates of deposit.....................................        77        71
                                                              --------   -------
     Total cash and cash equivalents........................     7,106    12,290
Investment securities available for sale (amortized cost of
  $6,168 and $4,277 at 2002 and 2001, respectively).........     6,450     4,411
Investment in subsidiaries, at equity.......................   112,447   109,525
Other assets................................................     1,383     1,420
                                                              --------   -------
     Total assets...........................................  $127,386   127,646
                                                              ========   =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings..................................................  $     --        --
Subordinated debentures supporting corporation obligated
  mandatorily redeemable capital securities.................    32,990    32,990
Accrued expenses and other liabilities......................     1,423     1,268
                                                              --------   -------
     Total liabilities......................................    34,413    34,258
                                                              --------   -------
     Total stockholders' equity.............................    92,973    93,388
                                                              --------   -------
     Total liabilities and stockholders' equity.............  $127,386   127,646
                                                              ========   =======

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                                                               2002      2001     2000
STATEMENTS OF INCOME                                          -------   ------   ------
  Interest income...........................................  $   597    1,080      474
  Interest expense..........................................    3,631    3,631    1,439
                                                              -------   ------   ------
     Net interest margin....................................   (3,034)  (2,551)    (965)
  Non-interest income.......................................      385      444        5
  Non-interest expense......................................      929      776      574
                                                              -------   ------   ------
     Loss before income taxes...............................   (3,578)  (2,883)  (1,534)
  Income tax benefit........................................   (1,214)    (978)    (528)
                                                              -------   ------   ------
  Loss before equity in net income of subsidiaries..........   (2,364)  (1,905)  (1,006)
  Equity in net income of subsidiaries......................    4,752   11,561   10,716
                                                              -------   ------   ------
     Net income.............................................  $ 2,388    9,656    9,710
                                                              =======   ======   ======

     The Parent Company's statements of changes in stockholders' equity and comprehensive income are identical to the consolidated statements of changes in stockholders' equity and comprehensive income and therefore are not presented here.

                                                               2002      2001      2000
STATEMENTS OF CASH FLOWS                                      -------   -------   -------
  Net cash flows from operating activities:
     Net income.............................................  $ 2,388     9,656     9,710
     Adjustments to reconcile net income to net cash (used
      in) provided by operating activities:
       Equity in undistributed earnings of subsidiaries.....     (299)  (11,561)  (10,716)
       Amortization and accretion, net......................        2        (2)       --
       Appreciation in fair value of shares charged to
        expense for compensation plans......................      969       684       348
       Earned SIP shares....................................       43        79       225
       Reduction in unallocated ESOP shares.................      529       529       605
       Gain on sale of investment securities................     (385)     (444)       (5)
       Decrease (increase) in other assets..................       37      (137)   (1,270)
       Increase in accrued expenses and other liabilities...       98       471       947
                                                              -------   -------   -------
          Net cash used in operating activities.............    3,382      (725)     (156)
                                                              -------   -------   -------
  Cash flows from investing activities:
     Proceeds from sale of investment securities available
      for sale..............................................    1,621     4,323       431
     Purchase of investment securities available for sale...   (3,130)   (5,775)       --
     Change in investment in subsidiaries...................     (944)      829      (635)
                                                              -------   -------   -------
       Net cash used in investing activities................   (2,453)     (623)     (204)
                                                              -------   -------   -------
  Cash flows from financing activities:
     Proceeds from other borrowed money.....................       --        --     1,945
     Repayments of other borrowed money.....................       --        --    (5,000)
     Proceeds from subordinated debentures supporting
      corporation obligated mandatorily redeemable capital
      securities............................................       --        --    32,990
     Common stock repurchases...............................   (6,109)   (6,907)   (5,886)
     Cash dividends paid....................................   (2,848)   (2,650)   (2,495)
     Stock options exercised................................    2,844     1,774       129
                                                              -------   -------   -------
       Net cash (used in) provided by financing
        activities..........................................   (6,113)   (7,783)   21,683
                                                              -------   -------   -------

                    BOSTONFED BANCORP, INC. AND SUBSIDIARIES

                                                               2002      2001      2000
STATEMENTS OF CASH FLOWS                                      -------   -------   -------
       Net (decrease) increase in cash and cash
        equivalents.........................................   (5,184)   (9,131)   21,323
     Cash and cash equivalents at beginning of year.........   12,290    21,421        98
                                                              -------   -------   -------
  Cash and cash equivalents at end of year..................  $ 7,106    12,290    21,421
                                                              =======   =======   =======
  Supplemental cash flow information:
     Cash paid during the year for:
       Interest.............................................    3,604     3,632       277
       Income taxes.........................................   (1,285)   (1,235)     (321)

(19) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Summaries of consolidated operating results on a quarterly basis for the years ended December 31 follow:

                                              2002 QUARTERS                        2001 QUARTERS
                                    ----------------------------------   ---------------------------------
                                    FOURTH    THIRD    SECOND   FIRST    FOURTH   THIRD    SECOND   FIRST
                                    -------   ------   ------   ------   ------   ------   ------   ------
Interest and dividend income......  $20,552   21,805   21,863   21,383   22,959   24,124   23,947   23,866
Interest expense..................   11,405   12,128   12,099   12,457   13,687   14,725   14,632   14,518
                                    -------   ------   ------   ------   ------   ------   ------   ------
Net interest income...............    9,147    9,677    9,764    8,926    9,272    9,399    9,315    9,348
                                    -------   ------   ------   ------   ------   ------   ------   ------
Provision for loan losses.........      500      350      250      250      200      200      208      212
Non-interest income...............    3,551    3,116    4,096    4,128    4,680    4,220    4,499    3,200
Non-interest expense..............   10,073   17,789    9,687    9,731    9,988    9,414    9,620    9,226
                                    -------   ------   ------   ------   ------   ------   ------   ------
Income (loss) before income
  taxes...........................    2,125   (5,346)   3,923    3,073    3,764    4,005    3,986    3,110
Income tax expense (benefit)......      812   (1,816)   1,340    1,051    1,255    1,377    1,477    1,100
                                    -------   ------   ------   ------   ------   ------   ------   ------
Net income (loss).................  $ 1,313   (3,530)   2,583    2,022    2,509    2,628    2,509    2,010
                                    =======   ======   ======   ======   ======   ======   ======   ======
Basic earnings (loss) per share...  $   .30     (.80)     .58      .46      .58      .59      .56      .45
Diluted earnings (loss) per
  share...........................      .28     (.80)     .55      .43      .54      .56      .54      .42

ANNUAL MEETING

     The annual meeting of stockholders will be held on Wednesday, April 30, 2003, at 2:00 p.m. The meeting will take place at the Burlington Marriott Hotel, 1 Mall Road, Burlington, MA.

STOCK LISTING

     BostonFed Bancorp, Inc. became a public company on October 24, 1995. BostonFed Bancorp, Inc. Common Stock is traded on the American Stock Exchange with the symbol "BFD." The stock is listed as "Bostnfd" in the Boston Globe and as "BstnfdBcp" in the Wall Street Journal.

COMMON STOCK INFORMATION

     Initial Public Offering Price $10.00 per share.

     Closing Price at December 31, 2002 was $26.70.

COMMON STOCK PRICE AND DIVIDENDS PAID (UNAUDITED)

                                              2001                              2002
BY QUARTER                       ------------------------------   ---------------------------------
STOCK PRICE                       1      2        3        4        1        2        3        4
---------------------------------------------------------------   ---------------------------------
  High.........................  $25   $23.19   $25.50   $24.25   $25.63   $32.40   $35.20   $30.10
  Low..........................   20 5/8  20.40  20.50    22.25    23.30    24.60    26.70    25.50
Dividend Paid..................  .13      .15      .15      .15      .15      .16      .16      .16

     As of December 31, 2002, the Company had 4,425,348 shares outstanding and approximately 550 stockholders of record, not including persons of entities holding stock in nominee or street name through brokers or banks.

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

Richard J. Fahey
Principal of Trammel Crow Company, Inc.

Patricia M. Flynn, Ph.D.
Trustee Professor of Economics and Management at Bentley College

Kija Kim
President and Chief Executive Officer of
Harvard Design and Mapping Company, Inc.

Joanna T. Lau
Chief Executive Officer and Chairman of LAU Technologies, Inc.

W. Russell Scott, Jr.
Former President and Chief Executive Officer of First Financial Trust, NA

Catherine Friend White
President and Senior Portfolio Manager of FinArc, LLC

MANAGEMENT

David F. Holland, President and Chief Executive Officer
David P. Conley, Executive Vice President, President of Boston Federal Savings Bank and Broadway
     National Bank
John A. Simas, Executive Vice President, Chief Financial Officer and Secretary Janice M. Forster, Senior Vice President
Dennis J. Furey, Senior Vice President
Mark H. Kellett, Senior Vice President and Treasurer
Stephen F. Kelly, Senior Vice President and Controller
Dennis G. Kilduff, Senior Vice President
Marylea R. Oates, Senior Vice President
Barbara A. Martin, Senior Vice President and Executive Vice President and Chief Operating Officer of
     Broadway National Bank
Shaun W. McGee, Senior Vice President and President of Forward Financial Company

                                     NOTES
--------------------------------------------------------------------------------

                                       F-40