Form 10-K, Exhibit 13
period 2003-12-31
BOSTONFED BANCORP INC
filed 2004-03-15
CIK 948515

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

The selected consolidated financial and other data of the Company set forth below are derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report.

	At December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,694,978	$1,525,612	$1,470,866	$1,327,782	$1,253,653
Investment securities available for sale[1]	102,647	112,888	63,258	63,421	53,203
Investment securities held to maturity[1]	2,025	2,524	554	2,304	2,304
Mortgage-backed securities available for sale[1]	83,752	114,515	94,922	15,372	15,540
Mortgage-backed securities held to maturity[1]	145,674	25,429	40,822	55,283	13,941
Loans held for sale	12,751	31,614	24,612	12,816	16,174
Loans, net	1,198,019	1,071,356	1,055,798	1,036,435	1,032,594
Allowance for loan losses	13,874	12,656	12,328	11,381	10,654
Deposit accounts	1,188,548	960,278	884,516	849,647	770,049
FHLB advances and other borrowed funds	398,653	458,560	481,000	376,334	387,555
Stockholders’ equity	94,649	92,973	93,388	89,913	85,704

	For The Year Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Selected Operating Data:
Interest income	$75,650	$85,603	$94,896	$91,834	$80,736
Interest expense	39,743	48,089	57,562	55,626	47,208
Net interest income	35,907	37,514	37,334	36,208	33,528
Provision for loan losses	3,350	1,350	820	1,000	1,626
Net interest income after provision for loan losses	32,557	36,164	36,514	35,208	31,902
Total non-interest income	15,334	14,891	16,599	14,354	6,911
Total non-interest expense	40,177	47,280	38,248	34,508	25,300
Income before income taxes	7,714	3,775	14,865	15,054	13,513
Income tax expense	4,415	1,387	5,209	5,344	4,945
Net income	$3,299	$2,388	$9,656	$9,710	$8,568

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At Or For The Year Ended December 31,
	2003	2002	2001	2000	1999
Performance Ratios: [2]
Return on average assets	0.21%	0.16%	0.69%	0.75%	0.72%
Return on average stockholders’ equity	3.51	2.44	10.32	10.72	10.00
Dividend payout ratio	85.33	116.67	26.61	24.64	25.84
Average stockholders’ equity to average assets	6.00	6.54	6.65	6.99	7.21
Stockholders’ equity to total assets at end of period	5.58	6.09	6.35	6.77	6.84
Average interest rate spread[3]	2.27	2.44	2.56	2.75	2.59
Net interest margin[4]	2.47	2.71	2.86	3.02	2.97
Average interest-earning assets to average interest-bearing liabilities	106.9	107.6	106.9	106.0	109.0
Asset Quality Ratios: [2]
Non-performing loans as a percent of loans[5,6]	0.38	0.49	0.11	0.09	0.07
Non-performing assets as a percent of total assets[6]	0.38	0.43	0.08	0.08	0.09
Allowance for loan losses as a percent of loans[5]	1.13	1.13	1.13	1.07	1.01
Allowance for loan losses as a percent of non-performing loans[6]	295.95	230.23	1,064.59	1,190.48	1,428.15
Number of full-service banking facilities	17	11	11	11	10
Number of shares outstanding at end of period (in thousands)	4,492	4,425	4,451	4,648	4,973
Per Share Data:
Basic earnings per common share	$0.75	$0.54	$2.18	$2.07	$1.78
Diluted earnings per common share	0.71	0.51	2.05	2.01	1.71
Dividends per common share	0.64	0.63	0.58	0.51	0.46
Book value per common share at end of period	21.07	21.17	21.39	19.82	17.88
Market value per common share at end of period	34.90	26.70	24.10	20.88	15.88

[1]	The balance does not include FHLB-Boston stock.

[2]	Asset Quality and Capital Ratios are end of period.

[3]	The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighed average cost of average interest-bearing liabilities.

[4]	The net interest margin represents net interest income as a percent of average interest-earning assets.

[5]	Loans includes loans, net, and loans held for sale, excluding the allowance for loan losses.

[6]	Non-performing assets consist of non-performing loans, real estate owned (“REO”), and other repossessed assets.
Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectibility of interest or principal. It is the Company’s policy to cease accruing interest on all such loans.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Forward-Looking Statements:

      The following discussion may contain certain forward-looking statements, which are based on current management expectations. Generally, verbs in the future tense and the words “believe,” “expect,” “anticipate,” “intends,” “opinion,” “potential,” and similar expressions identify forward-looking statements. Examples of this forward-looking information can be found in, but are not limited to, the expected effects of accounting pronouncements applicable to the Company’s operations, the allowance for losses discussion, litigation, subsequent events and any quantitative and qualitative disclosure about market risk. The actual results of BostonFed Bancorp, Inc. (the “Company”) could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company’s loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors and the effects of war or terrorist activities affecting the Company’s operations, markets, products, services, prices and litigation. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

      Except as may be required by applicable law and regulation, the Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements, to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

General

      The Company, headquartered in Burlington, Massachusetts, was organized in 1995 under Delaware law as the holding company for Boston Federal Savings Bank (“BFS” or the “Bank”) in connection with the conversion of BFS from a mutual to a stock form of ownership. The Company later acquired Broadway National Bank (“BNB”), a nationally-chartered commercial bank, as its wholly-owned subsidiary, which was merged into BFS on December 31, 2003, collectively, BFS. In December 1999, the Company acquired Diversified Ventures, Inc., d/b/a Forward Financial Company (“Forward Financial”) and Ellsmere Insurance Agency, Inc. (“Ellsmere”). Forward Financial and Ellsmere operate as subsidiaries of BFS. On October 24, 2003, the Company acquired the seven (7) Boston area branch offices of Encore Bank (the “acquisition of branches”). The Lexington office was merged into the Company’s existing Lexington office.

      The Company’s business has been conducted primarily through its wholly-owned subsidiary, BFS. It operates its administrative/bank branch office located in Burlington, Massachusetts and its sixteen other bank branch offices located in Arlington, Bedford, Belmont, Billerica, Boston, Chelsea, Lexington, Needham, Newton, Peabody, Revere, Sudbury, and two offices each in Wellesley and Woburn. These offices are all located in the greater Boston metropolitan area. The Bank’s subsidiary, Forward Financial, maintains its headquarters in Westborough, Massachusetts, effective October 1, 2003, and currently operates in 20 states. Through its subsidiary Bank, the Company attracts retail deposits from the general public and invests those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government and federal agency securities and other securities. The Company originates mortgage loans for its investment portfolio and for sale and generally retains the servicing rights of loans it sells. Additionally, the Company originates chattel mortgage loans, substantially all of which are sold in the secondary market, servicing released. Loan sales are made from loans held in the Company’s portfolio designated as being held for sale or originated for sale during the period. The Company’s revenues are derived principally from interest on its loans, and to a lesser extent, interest and dividends on its investment and mortgage-backed securities, gains on sale of loans, fees and loan servicing income. The Company’s primary sources of funds are deposits, principal and interest payments on loans, investments, mortgage-backed securities, Federal Home Loan Bank of Boston (“FHLB”) advances and proceeds from the sale of loans.

      The Company’s results of operations are primarily dependent on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company’s provision for loan losses, investment activities, gains or losses on sale of loans, amortization of originated mortgage servicing rights, loan servicing fees and other fees. The Company’s non-interest expense principally consists of compensation and benefits, occupancy and equipment expense, advertising, data processing expense and other expenses. Results of operations of the Company are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

      The Company is a savings and loan holding company subject to the regulations of the Office of Thrift Supervision (the “OTS”).

Executive Summary

      BostonFed is a $1.7 billion, community-oriented, savings and loan holding company offering a variety of financial services through its principal subsidiary BFS. Both the Company and the Bank are headquartered in Burlington, Massachusetts and are regulated by the OTS. The Company attracts retail deposits from the general public through its seventeen branch offices in fifteen cities/towns in the Boston metropolitan area. The Company originates residential and commercial real estate mortgage loans for portfolio and for sale, business and consumer loans, primarily in its lending area of Eastern Massachusetts. Through Forward Financial Company, a subsidiary of the Bank, the Company also originates loans, generally for sale, on manufactured housing, recreational vehicles and boats, currently in 20 states.

      Earnings for the year ended December 31, 2003 were $3.3 million, compared to earnings of $2.4 million for the year ended December 31, 2002. These earnings levels are lower than historical average (since the Company became a publicly traded stock corporation on October 24, 1995) due to several issues, which have negatively impacted earnings. During the year ended December 31, 2003:

The Company experienced margin contraction of 24 basis points, which on top of the previous year’s 15 basis point reduction, caused net interest income to decline by $1.6 million, despite growth in average interest earnings assets of approximately $72 million.

Asset quality problems resulted in an incremental $2.0 million loan loss provision, due primarily to a $1.6 million charge-off of a portion of large commercial real estate/business loan relationship. Although non-performing assets of $6.5 million, or .38% of assets, were essentially the same as the prior year and approximate industry averages, the Company’s classified assets of $58.1 million at December 31, 2003, were higher than the prior year-end level of $46.6 million. The Company increased its loan loss allowance to $13.9 million at December 31, 2003, from a balance of $12.7 million at December 31, 2002.

The Company continued to experience rapid prepayment of loans serviced for others and accordingly, recorded a negative loan processing and servicing income of $1.9 million.

Gain on sale of loans was $2.2 million lower as the Company retained more of its loan production for portfolio to offset rapid prepayment of loans.

The Company incurred a $1.9 million incremental state tax expense due to a settlement with the Massachusetts Department of Revenue (“Mass. DOR”) involving current and retroactive income taxes associated with the Company’s real estate investment trusts (“REITs”).

Diluted earnings per share were $0.71 per share, compared to diluted earnings per share of $0.51 for the year ended December 31, 2002.

      During the year ended December 31, 2002:

The Company recorded a $7.0 million goodwill impairment to reduce the carrying value of goodwill associated with the 1999 acquisition of Forward Financial Company, due to recessionary conditions in the manufacturing housing market.

The Company experienced rapid prepayments of its portfolio loans and loans serviced for others. A substantial valuation allowance and large write-offs were required on its originated mortgage servicing rights (“OMSRs”). This resulted in a $4.0 million negative loan processing and servicing income.

The Company settled two lawsuits during the year at a total cost of approximately $1.3 million.

Although gain on sale of loans were a record $12.7 million, the above negative factors contributed to lower diluted earnings per share of $0.51, compared to $2.05 diluted earnings per share for 2001.

Critical Accounting Policies

      A summary of the Company’s significant accounting policies is included in footnote 1 of the Company’s financial statements, which form a part of this annual report. Various elements of accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. The Company’s policies with respect to the methodologies used to determine the allowance for loan losses, the valuation of originated mortgage servicing rights (“OMSRs”) and asset impairment judgments, including the value of goodwill and other intangibles, are the Company’s most critical accounting policies. They are important to the presentation of the financial condition and results of operations because they involve a higher degree of complexity and require management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could result in material differences in results of operation or financial condition.

      The following is a description of the critical accounting policies and an explanation of the methods and assumptions underlying their application. These critical policies and their application are reviewed on a quarterly basis with the Audit and Compliance Committee of the Board of Directors.

      Allowance for Loan Losses: The Company’s allowance for loan losses (or the “allowance”) is established and maintained through a provision for loan losses based on the Company’s evaluation of the risks inherent in the loan portfolio. The Company evaluates the adequacy of its allowance on a quarterly basis. The allowance is comprised of both specific valuation allowances and general valuation allowances.

      Specific valuation allowances are established in connection with individual loan reviews and the asset classification process including the procedures for impairment testing under GAAP. Such evaluation, which includes a review of loans on which full collectibility is not reasonably assured, considers the estimated fair value of the underlying collateral, if any, current and anticipated economic and regulatory conditions, current and historical loss experience of similar loans and other factors that determine risk exposure to arrive at an adequate allowance. Pursuant to the Company’s policy, loan losses must be charged-off in the period the loans, or portions thereof, are deemed uncollectable. The determination of the loans on which full collectibility is not reasonably assured, the estimates of the fair value of the underlying collateral and the assessments of economic and other conditions are subject to assumptions and judgments by management. Specific valuation allowance could differ materially as a result of changes in these assumptions and judgments.

      General valuation allowances represent loss allowances that have been established to recognize the inherent risks associated with the Company’s lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. The determination of the adequacy of the valuation allowance is a multi-dimensional process, which takes into consideration a variety of factors. The Company segments the loan portfolio into like categories by composition, risk ratings and classification and performs a variety of analyses against each category. These include, but are not limited to, historical loss experience, risk ratings assigned to individual loans, delinquency levels and trends. In addition, the Company evaluates and considers the impact that existing and projected economic and market conditions may have on the portfolio, as well as known and inherent risks in the portfolio. Finally, the Company evaluates and considers the allowance ratios and coverage percentages of both peer group and regulatory agency data. After evaluating these variables, the Company determines appropriate allowance coverage percentages for each of the portfolio segments and the appropriate level of the allowance.

      These evaluations are inherently subjective because, even though they are based on objective data, it is management’s interpretation of that data that determines the amount of the appropriate allowance. Therefore, from time to time, management reviews the actual performance and charge-off history of the portfolio and compares that to previously determined allowance coverage percentages. In this manner, management evaluates the impact the previously mentioned variables may have had on the portfolio to determine which changes, if any, should be made to the assumptions and analyses. Recent analysis has indicated that projections of estimated losses inherent in the portfolio have approximated actual charge-off experience during the current economic environment.

      As indicated above, actual results could differ from estimates as a result of changes in economic or market conditions and other factors. Changes in estimates could result in a material change in the allowance. While the Company believes that the allowance has been established and maintained at levels adequate to reflect the risks inherent in the loan portfolio, future increases may be necessary if economic or market conditions and other factors differ substantially from the conditions that existed at the time of the initial determinations.

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

      Valuation of Goodwill and Other Intangible Assets: GAAP requires the identification of goodwill and other identifiable intangible assets, such as core deposit intangibles (“CDI”) acquired in a business combination. Identifiable intangible assets are amortized to expense over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Since January 2002, goodwill is no longer amortized, rather on a periodic basis, at least annually, goodwill must be evaluated for impairment. Accordingly, the Company periodically assesses the carrying value of goodwill associated with various acquisitions to determine whether there is any impairment. Impairment assessments involve estimates for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Any changes in the estimates that the Company uses to determine the carrying value of goodwill and other identifiable intangible assets or that otherwise adversely affects the value or estimated lives may adversely affect the Company’s results of operations. At December 31, 2003 and 2002, total goodwill and other intangibles was $17.5 million and $10.8 million, respectively.

Other Risk Factors

      In addition to all of the information in this Report, the following risk factors should be considered. Many of these risk factors are discussed in greater detail throughout this annual report.

      Competition: The Company operates in a highly competitive market. The Company competes on the basis of providing higher levels of service rather than the best price in the markets in which it conducts its business. Loans and savings accounts and other services are generally priced at mid-market. From time to time, the Company’s competitors seek to compete aggressively on the basis of pricing factors and the Company may lose market share to the extent it is unwilling to approximate its competitors’ aggressive pricing. To the extent that the Company seeks to minimize market share erosion through pricing alternatives, it may experience lower interest margins.

      Interest rates: Interest rates have a significant impact on the Company’s operations. The Company attempts to minimize the impact through various means and monitoring through the use of modeling techniques. The repricing characteristics of its loans do not necessarily match those of its deposit or borrowed money liabilities. Changes in interest rates can also affect the number of loans the Company originates, as well as the value of its loans and other interest-earning assets and its ability to realize gains on the sale of those assets. Prevailing interest rates also affect the extent to which borrowers prepay loans owned by the Company. When interest rates increase, borrowers are less likely to prepay their loans, and when interest rates decrease, borrowers are more likely to prepay loans. The Company may then be forced to invest the funds generated by those prepayments at less favorable interest rates. Similarly, increases in interest rates and/or prepayments on mortgage-backed securities can cause the value of those securities to fall. In addition, an increase in interest rates could lower the ability of the Company’s borrowers who currently have adjustable-rate loans, to maintain their loans in a current status as their payments increase upon repricing. Such an event could cause an increase in non-performing loans and loan losses.

      Increases in interest rates might cause depositors to shift funds from accounts that have comparatively lower cost (such as regular savings accounts) to accounts with a higher cost (such as certificates of deposit). If the cost of deposits increased at a rate greater than the yield on interest-earning assets increases, the Company’s interest-rate spread would decline.

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

      Credit risk: The Company assumes credit risk in the loan and investment securities portfolios and in the recourse it has or may provide in conjunction with loan sales and securitization. The majority of its loan portfolio consists of adjustable-rate loans secured by one- to four-family residences and to a lesser extent, commercial real estate loans, construction loans, equity lines of credit, and business loans. Management believes that the allowance for loan losses is adequate. However, such determination is susceptible to the effect of future unanticipated changes in general economic and market conditions and other factors that may affect the financial circumstances of borrowers and/or residential/commercial real estate values or business loan environment within the Company’s lending areas.

      Risks to gain on sale of loans and originated mortgage servicing rights: A substantial portion of the Company’s non-interest income is generated by gain on sale of loans. The Company currently sells the vast majority of longer-term fixed-rate loans and a portion of the adjustable-rate loans it originates, into the secondary market. The Company generally retains the servicing rights on mortgage loans sold. Gain on sale of loans and OMSRs can be severely impacted by fluctuations in interest rates and other economic conditions. When interest rates fall, gain on sale of loans generally increase, but the value of OMSRs may be impaired. When interest rates increase, the opposite may occur.

      Additionally, the Company sells loans originated on manufactured housing, recreational vehicles and boats to various client lenders. The volume of gain on sale of manufactured housing loans is dependent on consumer demand, the Company’s ability to originate, underwriting standards of the client lenders and their desire to add to their portfolio. The vast majority of manufactured housing loans are sold servicing released and without recourse. Soon after the time the Company acquired its manufactured housing loan origination company, Forward Financial, the manufactured housing industry became mired in a severe recession and has experienced a glut of repossessions. The Company’s gain on sale of manufactured housing loans in 2003 was substantially less than the gain earned in the prior years. The Company cannot estimate the duration of the current manufactured housing recession or if prior lending volumes will be achieved when the recession ends.

      Regulation: The Company’s operations are subject to extensive regulation by several federal, state and local authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on its operations. Policies adopted by these entities can significantly affect the Company’s business operations. In addition, certain of these authorities periodically conduct examinations of the Company and may impose various requirements or sanctions.

      Legislation: Proposals to change the laws governing financial institutions are frequently raised in federal, state and local legislatures and if passed could lead to new regulatory requirements. The implementation of regulations required under the Sarbanes-Oxley Act and other changes in applicable laws or policies could materially affect the Company’s businesses, and the likelihood of any major changes in the future and their effects are impossible to determine. Moreover, it is impossible to predict the ultimate form any proposed legislation or regulation might take or how it might affect the Company. Similarly, changes in applicable accounting principles, policies or guidelines could impact the manner in which the Company reports the results of its operations.

      Stockholder dividends: The Company is a holding company and substantially all of its operations are conducted through its subsidiary Bank. Therefore, the Company’s ability to pay dividends is dependent upon the earnings of its subsidiary Bank and its ability to pay dividends or make other payments to the Company. Certain laws and regulatory requirements limit the ability of the Company’s subsidiary to pay dividends or make other payments to it.

      Business continuity: The Company has business continuity and disaster recovery plans in place. However, events, including terrorist or military actions and resulting political and social turmoil, could arise that would cause unforeseen damage to the Company’s physical facilities or could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. Should these events affect the Company, its customers, vendors or counter-parties with which it conducts business, the Company’s results of operations could be negatively affected.

Results of Operations

Overview

      Net income for the year ended December 31, 2003, was $3.3 million, or $0.75 basic earnings per share and $0.71 diluted earnings per share, compared to $2.4 million, or $0.54 basic earnings per share and $0.51 diluted earnings per share for the year ended December 31, 2002. Net income for 2003 was approximately $900,000 higher than 2002 despite being negatively impacted by net interest income contraction (due to margin compression), an incremental loan loss provision of $2.0 million, continued write-downs of OMSRs due to rapid serviced loan prepayments, lower gain on sale of loans and the settlement with the Mass. DOR for $1.9 million for additional state taxes and interest applicable to the real estate investment trusts (“REIT”).

      Net income for 2002 was negatively impacted by the Company’s $7.0 million goodwill impairment related to the acquisition of Forward Financial, $5.1 million in OMSR impairment resulting from rapid prepayments of loans serviced for others, margin compression and $1.3 million for the settlement of two lawsuits.

      Net income for the year ended December 31, 2001, was $9.7 million, or $2.18 basic earnings per share and $2.05 diluted earnings per share.

      The return on average stockholder’s equity was 3.51% during the year ended December 31, 2003, 2.44% during the year ended December 31, 2002, and 10.32% during the year ended December 31, 2001. Return on average assets was 0.21% for the year ended December 31, 2003, compared to 0.16% for the year ended December 31, 2002, and 0.69% for the year ended December 31, 2001.

      Earnings were impacted in the current year by a continued decline in net interest margin, which was 2.47% for the year ended December 31, 2003, compared to 2.71% for the year ended December 31, 2002, and 2.86% for the year ended December 31, 2001. Federal Reserve induced decreases in short-term interest rates throughout 2001, 2002 and 2003 caused yields to decline rapidly on adjustable-rate loan products and investments and accelerated refinancings of higher yielding loans. While interest rates paid on deposits and borrowings were also lowered during the three years, management was unable to reduce interest rates on core deposits in lock- step with overall market interest rates due to the generally low interest rates already being paid on core deposits.

      The Company incurred an incremental loan loss provision of $2.0 million in the year ended December 31, 2003, as it recorded a $3.4 million provision for loan losses, compared to $1.4 million for the prior year. The additional loss provision was necessary in part due to a charge-off of $1.6 million, which required replenishment of the allowance. A large commercial real estate/ business loan borrower of the Company lost a substantial portion of its business to international competition, causing the borrower to close a large portion of its manufacturing facilities. An appraisal of the borrower’s real estate showed a substantial reduction in the value of the collateral due to the vacated space and very low potential rental rates.

      The historically low interest rates during 2003, 2002 and 2001 provided the Company with an opportunity to increase volumes of loans sold in the secondary market. Gain on the sale of loans was $10.5 million during the year ended December 31, 2003, $12.7 million for the year ended December 31, 2002, and $10.6 million for the year ended December 31, 2001. However, the rapid prepayment of loans serviced required substantial write-downs of the OMSRs, which resulted in negative loan processing and servicing fees of ($1.9) million in 2003, ($4.0) million in 2002 and ($275,000) in 2001.

Interest Income

      Total interest income for the year ended December 31, 2003, decreased by $9.9 million to $75.7 million from $85.6 million for the year ended December 31, 2002, primarily due to a decline in interest earned on loans, net. Although average balances were higher in 2003, the reduction in yields on new and refinanced loans, precipitated by historically low mortgage interest rates, more than offset interest earned on higher average balances.

      Total interest income for the year ended December 31, 2002, decreased by $9.3 million to $85.6 million compared to $94.9 million for the year ended December 31, 2001. As in the current year, the major factor in the decline in interest earned on loans, net, in 2002 was lower yields.

      Interest income on loans, net, was $64.8 million for the year ended December 31, 2003, compared to $73.4 million for the prior year. Reinvestment and repricing at lower interest rates reduced the average yield on loans, net, from 6.62% for the year ended December 31, 2002, to an average yield of 5.70% for the current year. The increase in average balances was not sufficient to offset the decline in yields. Average loan balances increased by $26.7 million to an average balance of $1.136 billion for the year ended December 31, 2003, from an average balance of $1.110 billion for the year ended December 31, 2002. The increased average loans, net, balances generated an additional $1.8 million of interest earned while lower yields reduced interest earned on loans, net, by $10.4 million.

      Interest income on loans, net was $73.4 million for the year ended December 31, 2002, compared to $81.9 million for the prior year. For the same reasons as in the current year, low interest rates reduced the average yield on loans, net, from 7.54% for the year ended December 31, 2001, to an average yield of 6.62% for the year ended December 31, 2002. Average loan balances increased from $1.086 billion for 2001 to $1.110 billion for 2002, but the earnings thereon was not sufficient to offset the impact of lower yields on the portfolio. The increased average loans, net, balances generated an additional $1.8 million of interest earned while lower yields reduced interest earned on loans, net, by $10.3 million. The Company slowed the decline in yields by continuing to increase volume of construction and land and commercial real estate.

      Interest income on mortgage-backed securities declined by $1.4 million for the year ended December 31, 2003, due to a 139 basis point decline in average yield, partially offset by an increase in average balances. Average mortgage-backed securities balances increased by $13.8 million from an average of $141.8 million during 2002 to an average of $155.6 million during 2003. The major reason for the increase in the average balance was due to the purchase of collateralized mortgage obligations (“CMOs”). The average yield on mortgage-backed securities declined from 5.57% for the year ended December 31, 2002, to an average yield of 4.18% in the current year. The effect of the decline in the average yield was a reduction in interest earned of approximately $2.2 million. Higher average balances generated an increase in interest earned on mortgage-backed securities of $767,000.

      Interest income on mortgage-backed securities increased by $539,000 for the year ended December 31, 2002, due to an increase in average balances compared to the prior year. Average mortgage-backed securities balances increased by $25.2 million from an average of $116.6 million during 2001 to an average of $141.8 million during 2002. The major reason for the increase in the average balance was due to the purchase of CMOs. The yields on mortgage-backed securities declined by 75 basis points from an average yield of 6.32% in 2001 to 5.57% in 2002. Higher average balances generated an increase in interest earned on mortgage-backed securities of $1.6 million, while lower yields reduced interest earned on such securities by $1.1 million in 2002 when compared to the prior year.

      Interest income on investment securities and FHLB overnight and federal funds sold for the year ended December 31, 2003 was only slightly higher, by $76,000, despite a $31.9 million increase in average balances, which were $164.5 million during the year ended December 31, 2003. Average balances of investment securities were higher this year primarily due to the cash infusion from the acquisition of branches. The interest income on investment securities was suppressed by a 58 basis point decline in the average yield, which declined to 2.65% for the year ended December 31, 2003, from 3.23% for the prior year. The Company’s investment securities are generally short term and accordingly have been affected by reductions in market interest rates as management reinvested cash flows from maturing securities.

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

Interest Expense

      Interest expense declined by $8.4 million, or 17.4%, for the year ended December 31, 2003, to $39.7 million compared to $48.1 million for the year ended December 31, 2002. The decline in interest expense was primarily due to reductions in interest rates paid on all types of savings accounts and FHLB advances.

      Interest expense for the year ended December 31, 2002, was $48.1 million compared to $57.6 million for the year ended December 31, 2001. The $9.5 million decline in interest expense was also primarily due to reductions in interest rates paid on savings accounts and FHLB advances.

      Interest expense on interest-bearing deposit accounts declined by $2.9 million for the year ended December 31, 2003, compared to the prior year due to the effects of lower cost of funds, partially offset by interest expense on higher average balances. Average interest-bearing deposit balances were $899.2 million for the year ended December 31, 2003, compared to average interest-bearing deposit balances of $811.0 million for the prior year. The increased interest-bearing average balances for the year ended December 31, 2003, was primarily attributable to growth in average core deposit balances (money market, savings and NOW accounts), which increased by a combined $61.0 million in average balances. Certificates of deposit increased by an average balance of $27.1 million during the year ended December 31, 2003. The overall average cost of interest-bearing deposit accounts declined from 2.75% for the year ended December 31, 2002, to an average cost of 2.17% for the current year due to the lower interest rate environment continuing throughout 2003.

      Interest expense on interest-bearing deposit accounts declined by $7.8 million for the year ended December 31, 2002, compared to the prior year due to the effects of lower cost of funds, partially offset by interest expense on higher average balances. Average interest-bearing deposit balances were $811.0 million for the year ended December 31, 2002, compared to average interest-bearing deposit balances of $767.5 million for the prior year. The increased average balances for the year ended December 31, 2002, were primarily attributable to growth of $25.9 million in the average balance of savings accounts and growth of $12.7 million in NOW account average balances. The overall average cost of interest-bearing deposit accounts declined from 3.92% for the year ended December 31, 2001, to an average cost of 2.75% for the year ended December 31, 2002, also due to the lower interest rate environment.

      Borrowed funds consisted of FHLB advances and corporation obligated mandatory redeemable capital securities (“trust preferred securities”), which were used generally to fund loan portfolio growth. Average balances of borrowed funds were $463.7 million during the year ended December 31, 2003, a decrease of $12.2 million from the prior year average balance of $475.9 million. The average cost of borrowed funds declined by 104 basis points, from 5.41% for the year ended December 31, 2002 to an average of 4.37% for the current year. Although the average cost of borrowed funds declined by a larger amount than the average cost of deposits, the 4.37% cost of borrowings remains higher than the average cost of deposits because the Company has utilized longer-term advances as part of its management of interest rate risk and borrowings include high cost trust preferreds, whereas core deposits reduce the cost of savings.

      Average balances of borrowed funds were $475.9 million during the year ended December 31, 2002, an increase of $24.0 million from the prior year average balance of $451.9 million. The average cost of borrowed funds declined by 67 basis points, from 6.08% for the year ended December 31, 2001 to an average of 5.41% for the year ended December 31, 2002 as market interest continued to decline during the year.

      The Company’s cost of interest bearing liabilities has declined slower than overall market rates as the high percentage of core deposits already bear low interest rates and such rates and market conditions preclude further substantial declines in the interest rate paid on these accounts. Interest rates on certificates of deposit and advances from the FHLB can change to market rates only as they mature.

Analysis of Net Interest Income

      Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends primarily upon the volume of interest-earning assets and interest-bearing liabilities and the corresponding interest rates earned or paid. Net interest income can be significantly impacted by changes in interest rates and market yield curves. See “Market Risk and Management of Interest Rate Risk” for further discussion of the potential impact of changes in interest rates on results of operations.

      The following table sets forth certain information relating to the Company for the years ended December 31, 2003, 2002 and 2001. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. The average balance data is derived from daily balances. The yields and costs include fees, premiums and discounts, which are considered adjustments to yields.

			For the Year Ended December 31,

	At December 31, 2003		2003			2002			2001

		Yield/	Average		Average	Average		Average	Average		Average
	Balance	Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

	(Dollars in thousands)
Assets:
Interest-earning assets:
Investment securities(1)	$134,682	2.77%	$164,500	$4,357	2.65%	$132,569	$4,281	3.23%	$101,675	$5,617	5.52%
Loan, net and loans held for sale(2)	1,210,770	5.52%	1,136,475	64,788	5.70%	1,109,799	73,418	6.62%	1,085,798	81,914	7.54%
Mortgage-backed securities(3)	229,426	4.65%	155,563	6,505	4.18%	141,796	7,904	5.57%	116,557	7,365	6.32%

Total interest- earning assets	1,574,878	5.16%	1,456,538	75,650	5.19%	1,384,164	85,603	6.18%	1,304,030	94,896	7.28%

Non-interest- earning assets	120,100		107,719			110,316			103,625

Total assets	$1,694,678		$1,564,257			$1,494,480			$1,407,655

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Money market deposit accounts	$138,986	1.54%	$80,136	1,017	1.27%	$60,530	946	1.56%	$54,965	1,380	2.51%
Savings accounts	227,491	0.92%	220,751	2,250	1.02%	200,552	2,838	1.42%	174,651	4,104	2.35%
NOW accounts	211,469	0.62%	161,697	470	0.29%	140,470	447	0.32%	127,779	735	0.58%
Certificate accounts	521,114	3.33%	436,603	15,739	3.60%	409,493	18,110	4.42%	410,119	23,884	5.82%

Total	1,099,060	2.08%	899,187	19,476	2.17%	811,045	22,341	2.75%	767,514	30,103	3.92%
Borrowed funds(4)	398,653	4.42%	463,670	20,267	4.37%	475,931	25,748	5.41%	451,867	27,459	6.08%

Total interest- bearing liabilities	1,497,713	2.71%	1,362,857	39,743	2.92%	1,286,976	48,089	3.74%	1,219,381	57,562	4.72%

Non-interest-bearing liabilities	102,616		107,524			109,811			94,686

Total liabilities	1,600,329		1,470,381			1,396,787			1,314,067

Stockholders’ equity	94,649		93,876			97,693			93,588

Total liabilities and stockholders’ equity	$1,694,978		$1,564,257			$1,494,480			$1,407,655

Net interest income		NA		$35,907			$37,514			$37,334

Net interest rate spread(5)		2.45%			2.27%			2.44%			2.56%

Net interest margin(6)		NA			2.47%			2.71%			2.86%

Ratio of interest- earning assets to interest-bearing liabilities	105.15%		106.87%			107.55%			106.94%

(1)	Includes investment securities available for sale and held to maturity, short-term investments, stock in FHLB-Boston and daily federal funds sold.

(2)	Amount is net of deferred loan origination costs, construction loans in process, net unearned discount on loans purchased and allowance for loan losses and includes non-performing loans.

(3)	Includes mortgage-backed securities available for sale and held to maturity.

(4)	Interest paid on borrowed funds for the periods presented includes interest expense on FNMA deposits held in escrow accounts with the Company related to the Company’s FNMA servicing, which, if such interest expense was excluded, would result in an average cost of borrowed funds of 4.34%, 5.39%, and 6.07% for the years ended December 31, 2003, 2002 and 2001, respectively.

(5)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/ Volume Analysis

      The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by current volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated to changes due to rate.

	Year Ended December 31, 2003			Year Ended December 31, 2002
	Compared to			Compared to
	Year Ended December 31, 2002			Year Ended December 31, 2001

	Increase (Decrease)			Increase (Decrease)
	Due to			Due to

	Volume	Rate	Net	Volume	Rate	Net

	(In thousands)
Interest-earning assets:
Investment securities	$1,031	$(955)	$76	$1,705	$(3,041)	$(1,336)
Loans, net, and loans held for sale	1,766	(10,396)	(8,630)	1,810	(10,306)	(8,496)
Mortgage-backed securities	767	(2,166)	(1,399)	1,595	(1,056)	539

Total interest-earning assets	3,564	(13,517)	(9,953)	5,110	(14,403)	(9,293)

Interest-bearing liabilities:
Money market deposit accounts	306	(235)	71	140	(574)	(434)
Savings accounts	287	(875)	(588)	609	(1,875)	(1,266)
NOW accounts	68	(45)	23	74	(362)	(288)
Certificate accounts	1,198	(3,569)	(2,371)	(36)	(5,738)	(5,774)

Total	1,859	(4,724)	(2,865)	787	(8,549)	(7,762)
Borrowed funds	(663)	(4,818)	(5,481)	1,458	(3,169)	(1,711)

Total interest-bearing liabilities	1,196	(9,542)	(8,346)	2,245	(11,718)	(9,473)

Net change in net interest income	$2,368	$(3,975)	$(1,607)	$2,865	$(2,685)	$180

Provision for Loan Losses

      The provision for loan losses was $3.4 million for the year ended December 31, 2003, an increase of $2.0 million compared to $1.4 million for the year ended December 31, 2002. The increase in the provision was necessitated primarily due to a charge-off of $1.6 million, which required replenishment of the allowance for loan losses. A large commercial real estate/business loan borrower of the Company lost a substantial portion of its business to international competition, causing the borrower to close a large portion of its manufacturing facilities. An appraisal of the borrower’s real estate showed a substantial reduction in the value due to the vacated space and very low potential rental rates. Additional provisions were recorded due to an increased level of classified loans.

      For the year ended December 31, 2002, the provision for loan losses amounted to $1.4 million, compared to $820,000 for the year ended December 31, 2001. The increased provision in 2002 was based on management’s evaluation of the growth and change in composition of the Company’s loan portfolio, existing real estate market conditions, the level of charge-offs and classified assets.

      Total non-performing loans were $4.7 million, $5.5 million and $1.2 million at December 31, 2003, 2002 and 2001, respectively. Total classified assets were $58.1 million, $46.6 million and $10.1 million at December 31, 2003, 2002 and 2001, respectively. Although non-performing loans are lower at the current year end, total classified assets have increased as several of these borrowers continue making payments, but the properties or businesses are experiencing some form of stress, which require classifications needing a higher level of management attention. Examples of these conditions are delays in construction, slower than expected sales of residential and condominium units, lower business demands in certain industries and deterioration in the occupancy levels and rental rates of office buildings in the Company’s lending area.

      The Company recorded charge-offs of $2.3 million and recoveries of $130,000 during the year ended December 31, 2003, charge-offs of $1.4 million and recoveries of $359,000 during the year ended

December 31, 2002 and charge-offs of $234,000 and recoveries of $361,000 during 2001. The allowance for loan losses as a percentage of total loans was 1.13% at December 31, 2003, 2002 and 2001. As a percentage of total non-performing loans, the allowance for loan losses was 296%, 230% and 1,065% at December 31, 2003, 2002 and 2001, respectively. See also “Asset Quality” included elsewhere in this Annual Report for a further discussion.

Non-Interest Income

      Total non-interest income increased to $15.3 million for the year ended December 31, 2003, compared to $14.9 million for the year ended December 31, 2002. Loan processing and servicing fees were a negative $1.9 million in the current year, compared to a negative $4.0 million for the year ended December 31, 2002, due to a decline in amortization and impairment charges to the OMSRs in the current year. Amortization and impairment charges were $4.8 million for the year ended December 31, 2003, compared to $7.0 million for the year ended December 31, 2002. Rapid serviced loan prepayments in the declining interest rate environment throughout 2002 and most of 2003 required substantial permanent impairment write-offs and the maintenance of valuation allowances due to accelerated pre-payment speed estimates of OMSRs. In the second half of 2003, the Company was able to reverse a substantial portion of the valuation allowance of the OMSR due to reduced prepayment speed assumptions caused by rising mortgage interest rates at year-end. A return to falling market interest rates, which affect loan prepayments and prepayment speeds, could result in future additional impairment charges.

      For the year ended December 31, 2002, total non-interest income declined to $14.9 million, compared to $16.6 million for the year ended December 31, 2001, due primarily to lower loan processing and servicing fees resulting from the OMSR impairment charges. Loan processing and servicing fees were a negative $4.0 million for the year ended December 31, 2002 compared to a negative $275,000 for the year ended December 31, 2001. The decline was due to adjustments (in excess of normal amortization) for the impairment of OMSRs, which were necessary due to increasing levels of loan prepayments and utilization of faster prepayment speed assumption which reduce the value of OMSRs in the declining interest rate environment throughout most of 2002.

      For the year ended December 31, 2003, gain on sale of loans was $10.5 million, a decrease of $2.2 million compared to the year ended December 31, 2002. Although total mortgage originations of $1.3 billion during the year ended December 31, 2003, were higher than the $1.2 billion for the prior year, fewer mortgage loans were sold and a greater amount of the current year production was placed in portfolio in order to replace the high levels of loan prepayments. Included in the above gain on sale of loans were gains on sale of manufactured housing loans, which amounted to $3.5 million for the year ended December 31, 2003, compared to $4.0 million for the year ended December 31, 2002. Gain on sale of loans increased by $2.1 million, to $12.7 million for the year ended December 31, 2002, compared to the year ended December 31, 2001. The increased gain on sale of loans resulted from a continuation of high volumes of one- to four-family mortgage loan sales, made possible by the volume of lending activity, especially fixed-rate one- to four-family mortgages, in the current low interest rate environment. During the year ended December 31, 2002, gains on sale of manufactured housing loans declined by $1.2 million, from $5.2 million for the year ended December 31, 2001, to $4.0 million for the year ended December 31, 2002.

      The lower gain on sales of manufactured housing loans in the past three years is primarily due to recessionary conditions in the industry and various factors, which adversely impacted the manufactured housing and recreational vehicle loan market. If such market conditions persist, it may continue to adversely affect the Company’s manufactured housing loan sale activity and lead to further impairment of goodwill attributable to such operations.

      Deposit service fees continue to improve, increasing to $3.6 million for the year ended December 31, 2003, compared to $3.0 million in the year ended December 31, 2002 and $2.5 million in the year ended December 31, 2001. The increases are primarily due to increases in fees and higher levels of deposit account services activity.

Non-Interest Expense

      Total non-interest expense for the year ended December 31, 2003, was $40.2 million, compared to $47.3 million for the prior year. The prior year was higher primarily due to a $7.0 million goodwill impairment charge. The goodwill impairment charge resulted primarily from a valuation assessment of the Company’s Forward Financial operations. Such assessment considered the reduced volume of loan sales, the recession in the manufactured housing industry and other factors. Effective January 1, 2002, GAAP requires that goodwill no longer be amortized, but instead requires periodic impairment testing as conditions warrant, (but at least annually) to determine if impairment has occurred. If the level of manufactured housing loan sales remain at current levels and the manufactured housing industry recession continues for a longer period than expected, further goodwill impairment charges may become necessary.

      Total non-interest expense for the year ended December 31, 2002, increased by $9.1 million compared to the $38.2 million non-interest expense for the year ended December 31, 2001. In addition to the goodwill impairment charge, non-interest expenses for 2002 also included the cost of settling two lawsuits for a combined cost of $1.3 million.

      Compensation and benefits increased to $24.3 million, or 1.5% for the year ended December 31, 2003. The increase includes compensation and benefits for the staff hired as part of the acquisition of branches and increased defined benefit pension fund expenses. The defined benefit pension plan (the “plan”) expense for the current year was $1.4 million, compared to $530,000 for the year ended December 31, 2002. Prior to July 1, 2002, the plan’s sponsor had been in an over-funded status and had not required contributions from the Company for over a decade. These increases were partially offset by a decline in the Employee Stock Ownership Plan (“ESOP”) expense, which was approximately $1.0 million for the year ended December 31, 2003, compared to approximately $1.5 million for the prior year. The final ESOP distribution of unallocated shares was made on December 31, 2003.

      The compensation and benefits expense of $23.9 million for the year ended December 31, 2002, was $2.2 million higher than the $21.7 million for the year ended December 31, 2001 due to normal year-over-year employee expense increases, higher than usual expenses incurred for loan originations support and the Company’s accrual of the $530,000 for the pension plan during the second half of 2002.

      Advertising expense for the year ended December 31, 2003 was $1.5 million, compared to $1.1 million for the prior year. The increase was due to the implementation of a more focused branding program requiring additional advertising expense.

      For the year ended December 31, 2002, other non-interest expense was $6.9 million compared to $7.5 million for the year ended December 31, 2001. This decrease was primarily due to the year 2001 containing higher outside professional fees (particularly legal fees incurred in defending the Company against the two lawsuits settled in 2002) and a variety of other increased expenses.

Income Taxes

      Income tax expense for the year ended December 31,2003 was $4.4 million, for an effective tax rate of 57.2%, due primarily to the REIT settlement for the current and retroactive income taxes with the Mass. DOR. Excluding the effects of the REIT settlement, the effective tax rate for the year ended December 31, 2003, was 41.7%. Income tax expense for the year ended December 31, 2002, was $1.4 million for an effective tax rate of 36.8% compared to $5.2 million for an effective tax rate of 35.0% for the year ended December 31, 2001. Although the effective rate for the year ended December 31, 2002 was lower than the current year, due to the REIT tax benefit, it was higher than the year ended December 31, 2001 due primarily to higher non-deductible ESOP expenses, resulting from the higher market value of the Company’s stock.

Financial Condition

Overview of Financial Condition (Assets)

      The Company’s total assets at December 31, 2003, were $1.7 billion, compared to $1.5 billion at December 31, 2002, an increase of $169.4 million or 11.1%. Asset growth was primarily attributable to a $126.7 million increase in loans, net, as the Company retained a greater portion of its loan production for portfolio purposes. Additionally, mortgage-backed securities held to maturity increased by $120.2 million as a portion of the Company’s loan origination was securitized to reduce risk-weight capital requirements. Total assets at December 31, 2001, were $1.5 billion.

Cash and Cash Equivalents, and Investments

      Total cash and cash equivalents decreased by $40.6 million, from a balance of $74.7 million at December 31, 2002, to $34.0 million at December 31, 2003. The decrease was primarily due to a $24.6 million decrease in FHLB overnight and federal funds sold. Additionally, cash and due from banks was $16.1 million lower at December 31, 2003, compared to the balance at December 31. 2002, due to lower cash reserve requirements at the Federal Reserve Bank at the current year-end. Total cash and cash equivalents were $96.0 million at December 31, 2001 due to heavy cash infusion from large sales of loans during the latter part of December 2001.

      The following table sets forth certain information regarding the carrying amount and fair values of the Company’s short-term investments and investment securities at the dates indicated:

	At December 31,

	2003		2002		2001

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

	(In thousands)
Daily federal funds sold and short-term investments	$1,527	1,527	26,077	26,077	48,158	48,158
Investment securities:
Held to maturity:
U.S. Government obligations, federal agency obligations, and other obligations	2,025	2,138	2,524	2,576	554	598

Total held to maturity	2,025	2,138	2,524	2,576	554	598

Available for sale:
U.S. Government obligations, federal agency obligations, and other obligations	27,361	27,361	35,206	35,206	25,050	25,050
Mortgage-related mutual funds	69,767	69,767	61,499	61,499	21,149	21,149
Other mutual funds(1)	2,092	2,092	13,824	13,824	17,046	17,046
Marketable equity securities	3,427	3,427	2,359	2,359	13	13

Total available for sale	102,647	102,647	112,888	112,888	63,258	63,258

Total investment securities	$106,199	106,312	141,489	141,541	111,970	112,014

(1)	Consists of securities issued by institutional mutual funds, which primarily invest in short-term U.S. Government securities and mortgage-related securities.

      The table below sets forth certain information regarding the carrying amount, weighted average yields and contractual maturities of the Company’s short-term investments, debt securities and mortgage-backed securities as of December 31, 2003.

	At December 31, 2003

			More than One Year		More than Five Years
	One Year or Less		to Five Years		to Ten Years		More than Ten Years		Total

		Weighted		Weighted		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

	(Dollars in thousands)
Daily federal funds sold and short-term investments	$1,511	0.79%	$16	3.28%	$—	—%	$—	—%	$1,527	0.82%

Debt securities:
Held to maturity:
U.S. Government obligations, federal agency obligations, and other obligations	28	7.35	1,997	5.80	—	—	—	—	2,025	5.82

Total held to maturity	28	7.35	1,997	5.80	—	—	—	—	2,025	5.82

Available for sale:
U.S. Government obligations, federal agency obligations, and other obligations	8,967	3.95	3,155	4.29	5,758	3.05	9,480	3.77	27,360	3.74

Total debt securities available for sale	8,967	3.95	3,155	4.29	5,758	3.05	9,480	3.77	27,360	3.74

Total short-term investments and debt securities	10,506	3.50	5,169	4.87	5,758	3.05	9,480	3.77	30,912	3.73

Mortgage-backed securities:
Held to maturity:
GNMA	3	8.91	374	8.22	0	—	18,807	4.75	19,184	4.82
FNMA	—	—	—	—	19,978	3.97	9,840	4.30	29,818	4.08
FHLMC	—	—	—	—	19,863	4.61	76,809	4.59	96,672	4.59

Total held to maturity	3	8.91	374	8.22	39,841	4.29	105,456	4.59	145,674	4.53

Available for sale:
GNMA	—	—	—	—	—	—	3,493	4.59	3,493	4.59
FNMA	—	—	—	—	—	—	26,687	5.13	26,687	5.13
FHLMC	—	—	467	4.33	2,897	4.89	30,168	4.84	33,532	4.83
Privately issued collateralized mortgage obligations	—	—	—	—	—	—	20,040	4.59	20,040	4.59

Total held for sale	—	—	467	4.33	2,897	4.89	80,388	4.86	83,752	4.86

Total mortgage- backed securities	$3	8.91%	$841	6.06%	$42,738	4.69%	$185,844	4.74%	$229,426	4.65%

      Mortgage-backed securities available for sale declined by $30.8 million due to amortization and pre-payments. Mortgage-backed securities held to maturity increased by $120.3 million, from a balance of $25.4 million at December 31, 2002, to a balance of $145.7 million at December 31, 2003, as a portion of the Company’s loan origination was securitized to reduce risk-weight capital requirements.

      The following table sets forth the Company’s mortgage-backed securities activities for the periods indicated:

	For the Year Ended December 31,

	2003	2002	2001

	(In thousands)
Beginning balance	$139,944	135,744	70,655
Purchases of mortgage-backed securities	158,659	133,799	101,843
Conversion of real estate loans to mortgage-backed securities held to maturity	80,601	—	—
Less:
Principal repayments	(147,248)	(130,611)	(36,544)
Change in unrealized (losses) gains	(1,478)	1,182	(116)
Accretion of premium, net of discount	(1,052)	(170)	(94)

Ending balance	$229,426	139,944	135,744

      The following table sets forth certain information regarding the amortized cost and fair values of the Company’s mortgage-backed securities at the dates indicated.

	At December 31,

	2003			2002			2001

	Amortized	Percent		Amortized	Percent		Amortized	Percent
	Cost	of Total	Fair Value	Cost	of Total	Fair Value	Cost	of Total	Fair Value

				(Dollars in thousands)
Mortgage-backed securities and collateralized Mortgage obligations:
Available for sale:
GNMA	$3,511	1.53%	$3,493	$5,058	3.64%	$5,101	$6,237	4.59%	$6,196
FNMA	26,828	11.67	26,687	28,091	20.21	28,564	11,904	8.76	11,869
FHLMC	33,775	14.69	33,532	79,424	57.15	79,870	62,952	46.30	62,634
Privately issued collateralized mortgage obligations	20,150	8.76	20,040	977	0.70	980	14,046	10.33	14,223

Total available for sale	84,264	36.65	83,752	113,550	81.70	114,515	95,139	69.98	94,922

Held to maturity:
GNMA	19,184	8.34	19,319	4,911	3.54	5,063	7,376	5.43	7,581
FNMA	29,818	12.97	29,726	—	—	—	45	0.03	47
FHLMC	96,672	42.04	95,984	20,518	14.76	21,534	33,401	24.56	33,919

Total held to maturity	145,674	63.35	145,029	25,429	18.30	26,597	40,822	30.02	41,547

Total mortgage-backed securities and collateralized mortgage obligations	$229,937	100.00%	$228,781	$138,979	100.00%	$141,112	$135,961	100.00%	$136,469

Loans

      The growth in loans, net, was $126.7 million, which was primarily due to increased originations of one- to four-family, commercial real estate and home equity loans. Loans, net, increased from a balance of $1.1 billion at December 31, 2002, to a balance of $1.2 billion at December 31, 2003. The growth in the loans, net, was the result of the Company retaining a greater portion of its loan originations for portfolio during the current year.

      The Company was able to continue to diversify its loan portfolio and increased the balances of commercial real estate, and equity loans.

      The following table sets forth the composition of the Company’s loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

	At December 31,

	2003		2002		2001		2000		1999

		Percent		Percent		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total

					(Dollars in thousands)
Mortgage loans:
Residential:
One-to four- family(1)	$839,935	67.13%	$761,715	67.02%	$787,267	70.30%	$799,078	73.16%	$846,739	77.85%
Multi-family	20,044	1.60	21,056	1.85	25,904	2.31	19,447	1.78	22,017	2.02
Commercial real estate	123,544	9.87	96,526	8.49	107,767	9.62	89,371	8.18	75,999	6.99
Construction and land	116,427	9.30	124,071	10.92	99,337	8.87	92,561	8.48	77,079	7.09
Non-mortgage loans:
Home equity and improvement	120,205	9.61	94,855	8.34	66,539	5.94	57,571	5.27	43,721	4.02
Business	26,582	2.12	32,792	2.88	28,103	2.51	26,525	2.43	17,815	1.64
Other loans(2)	4,597	0.37	5,685	.50	5,061	0.45	7,593	0.70	4,231	0.39

Total loans	1,251,334	100.00%	1,136,700	100.00%	1,119,978	100.00%	1,092,146	100.00%	1,087,601	100.00%

Less:
Allowance for loan losses	(13,874)		(12,656)		(12,328)		(11,381)		(10,654)
Construction loans in process	(33,125)		(24,832)		(30,264)		(33,869)		(30,372)
Net unearned premium (discount) on loans purchased	25		36		48		(10)		(7)
Mark to market of derivative instruments	(38)		—		—		—		—
Deferred loan origination costs	6,448		3,722		2,976		2,365		2,200

Loans, net, and loans held for sale	$1,210,770		$1,102,970		$1,080,410		$1,049,251		$1,048,768

(1)	Includes mortgage loans held for sale of $12.1 million, $30.2 million, $23.7 million, $11.0 million and $16.2 million at December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

(2)	Includes consumer loans held for sale of $640,000, $1.5 million, $944,000 and $1.8 million at December 31, 2003, 2002, 2001 and 2000.

      Loan Maturity. The following table shows certain information at December 31, 2003 regarding the dollar amount of loans maturing in the Company’s portfolio based on their contractual terms to maturity. The table does not include the effect of prepayments or scheduled principal amortization.

	At December 31, 2003

	One- to
	Four-	Multi-	Commercial	Construction	Other	Total
	Family	Family	Real Estate	and Land	Loans	Loans

	(In thousands)
Amounts due:
One year or less	$280	—	140	107,325	5,027	112,772

After one year:
More than one year to three years	1,204	12	1,971	8,974	2,823	14,984
More than three years to five years	7,199	501	15,379	—	11,429	34,508
More than five years to 10 years	70,683	1,211	7,216	—	124,497	203,607
More than 10 years to 20 years	75,585	6,010	33,714	—	5,342	120,651
More than 20 years	684,984	12,310	65,124	128	2,266	764,812

Total due after one year	839,655	20,044	123,404	9,102	146,357	1,138,562

Total amount due	$839,935	20,044	123,544	116,427	151,384	1,251,334

Less:
Allowance for loan losses						(13,874)
Construction loans in process						(33,125)
Net unearned premium on loans purchased						25
Fair value adjustment on mortgage banking derivatives						(38)
Deferred loan origination costs						6,448

Loans, net, and loans held for sale						1,210,770
Loans held for sale						(12,751)

Loans, net						$1,198,019

      The following table sets forth, at December 31, 2003, the dollar amount of loans contractually due after December 31, 2004, and whether such loans have fixed interest rates or adjustable interest rates.

	Due After December 31, 2004

	Fixed	Adjustable	Total

	(In thousands)
Residential:
One- to four-family	$201,417	638,238	839,655
Multi-family	653	19,391	20,044
Commercial real estate	18,107	105,297	123,404
Construction and land	458	8,644	9,102
Other loans	4,730	141,627	146,357

Total loans	$225,365	913,197	1,138,562

      The Company originated $1.3 billion in mortgage loans during the year ended December 31, 2003, and sold approximately $651 million of mortgage loans. For the year ended December 31, 2002, the

Company originated $1.2 billion in mortgage loans and sold approximately $703 million in mortgage loans. Total loan originations were $1.6 billion for the year ended December 31, 2003, compared to $1.4 billion for the prior year. The increase is reflective of record volumes in the industry due to historic low mortgage interest rates in 2003.

      The following table sets forth the Company’s loan originations, purchases, sales and principal repayments for the periods indicated:

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
Net loans:
Beginning balance	$1,071,356	1,055,798	1,036,435
Loans originated:
One- to four-family	1,262,485	1,073,833	841,133
Multi-family	1,642	900	—
Commercial real estate	26,458	64,054	35,333
Construction and land	33,363	66,971	62,726
Equity line of credit drawn	96,989	89,609	56,511
Business line of credit drawn	87,275	94,222	82,206
Manufactured housing, recreational vehicles and boats	40,041	47,184	60,530
Other(1)	1,924	8,312	9,341

Total loans originated	1,550,177	1,445,085	1,147,780
Loans purchased(2)	11,597	16,232	25,129

Total	2,633,130	2,517,115	2,209,344
Less:
Principal repayments and other, net	(694,984)	(661,043)	(548,547)
Loan (charge-offs) recoveries, net	(2,132)	(1,022)	127
Sale of loans	(720,959)	(750,988)	(580,514)
Transfer of mortgage loans to real estate owned	(4,285)	(1,092)	—

Loans, net and loans held for sale	1,210,770	1,102,970	1,080,410
Loans held for sale	(12,751)	(31,614)	(24,612)

Loans, net	$1,198,019	1,071,356	1,055,798

(1)	Other loans primarily consist of business loans and other consumer loans.

(2)	Includes loans purchased from correspondent financial institutions which are underwritten pursuant to the Company’s policies and closed in the name of the financial institution but immediately purchased by BostonFed for its mortgage portfolio, mortgage banking activities, or for Community Reinvestment Act purposes.

Asset Quality

      The following table sets forth information regarding non-performing assets, which consist of non-performing loans and real estate owned (“REO”). In addition to identifying non-performing loans, as discussed below, the Company identifies loans that are characterized as impaired. Accordingly, loans categorized as impaired may include commercial real estate, multi-family, business loans and restructured loans as well as other identified loans. Restructured loans are impaired loans where one or more of the original contract terms have been modified in a concession the Company would not otherwise consider but for economic or other reasons pertaining to the debtor’s difficulties. At December 31, 2003, non-performing loans totaled $4.7 million and impaired loans totaled $3.9 million, consisting of commercial real estate loans and business loans. A loan may be impaired, restructured and non-performing at the same time. It is the policy of the Company to generally cease accruing interest on loans 90 days or more past due and charging off all accrued interest. For the years ended December 31, 2003, 2002 and 2001, the amount of additional interest income that would have been recognized on non-performing loans, if such loans had continued to perform in accordance with their contractual terms, was $271,000, $172,000 and $32,000, respectively. For the same periods, the difference between the amount of interest income which would have been recognized on impaired loans if such loans were performing in accordance with their regular terms and actual amounts recognized was $322,000, $60,000 and $0, respectively.

	At December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands)
Non-accrual loans:
Residential real estate:
One- to four-family	$923	2,397	983	418	721
Commercial real estate	2,346	—	—	—	25
Other loans	1,419	3,100	175	538	—

Total	4,688	5,497	1,158	956	746
Real estate owned and other repossessed assets, net(1)	1,782	1,026	31	145	376

Total non-performing assets	6,470	6,523	1,189	1,101	1,122
Restructured loans	195	5,318	203	206	210

Total risk elements	$6,665	11,841	1,392	1,307	1,332

Allowance for loan losses as a percent of loans(2)	1.13%	1.13	1.13	1.07	1.01
Allowance for loan losses as a percent of non- performing loans(3)	296.0	230.2	1,064.6	1,190.5	1,428.2
Non-performing loans as a percent of loans(2)(3)	0.38	0.49	0.11	0.09	0.07
Non-performing assets as a percent of total assets(4)	0.38	0.43	0.08	0.08	0.09

(1)	Real estate owned and other repossessed assets are shown net of related valuation allowances.

(2)	Loans include loans, net, and loans held for sale, excluding allowance for loan losses.

(3)	Non-performing loans consist of all 90 days or more past due and other loans, which have been identified by BostonFed as presenting uncertainty with respect to the collectibility of interest or principal.

(4)	Non-performing assets consist of non-performing loans, real estate owned and other repossessed assets.

      The following table sets forth delinquencies in the Company’s loan portfolio as of the dates indicated:

	At December 31, 2003				At December 31, 2002

	60-89 Days		90 Days or More		60-89 Days		90 Days or More

		Principal		Principal		Principal		Principal
	Number	Balance	Number	Balance	Number	Balance	Number	Balance
	of Loans	of Loans	of Loans	of Loans	of Loans	of Loans	of Loans	of Loans

	(Dollars in thousands)
Residential:
One- to four-family	5	$864	4	$923	11	$1,321	11	$2,397
Commercial real estate	1	446	1	2,346	1	1,812	—	—
Construction and land	—	—	—	—	—	—	2	2,165
Other loans	1	400	4	1,419	1	27	2	935

Total	7	$1,710	9	$4,688	13	$3,160	15	$5,497

Delinquent loans to loans, net, and loans held for sale		0.14%		0.39		0.29		0.49

	At December 31, 2001

	60-89 Days		90 Days or More

		Principal		Principal
	Number	Balance	Number	Balance
	of Loans	of Loans	of Loans	of Loans

	(Dollars in thousands)
Residential:
One- to four-family	28	$3,726	6	$983
Commercial real estate	2	207	—	—
Construction and land	4	4,328	—	—
Other loans	24	454	3	175

Total	58	$8,715	9	$1,158

Delinquent loans to loans, net, and loans held for sale		0.81%		0.11%

      All of the impaired loans have been measured using the discounted cash flow method or the fair value of the collateral method if the loan is collateral dependent. During the year ended December 31, 2003, the average recorded value of impaired loans was $7.5 million; $73,000 of interest income was recognized and $344,000 of interest income would have been recognized under original terms. During the year ended December 31, 2002, the average recorded value of impaired loans was $4.3 million; $720,000 of interest income was recognized and $840,000 of interest income would have been recognized under original terms. In the year ended December 31, 2001, the interest recognized on impaired loans was the contractual amount. The composition of impaired loans by type is shown below:

	December 31,

	2003	2002	2001

	(In thousands)
Impaired loans:
Business	$1,396	2,063	—
Construction	—	2,165	—
Commercial real estate	2,541	4,163	216

Total impaired loans	$3,937	8,391	216

      The Company maintains an allowance for losses that are inherent in the Company’s loan portfolio. The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when the Company determines that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance. At December 31, 2003, the Company had established $455,000 as specific loss reserves (after charge-offs of $1.6 million) within the allowance for loan losses, for certain impaired loans. At December 31, 2002, the Company had established $225,000 as specific loss reserves (after charge-offs of $925,000) within the allowance for loan losses, for certain impaired loans. There were no specific loss reserves in the allowance for loan losses at December 31, 2001. Specific loss reserves are allocated to individual loans when such loans are deemed impaired and when the amount of a probable loss can be estimated on the basis of (i) the fair value of collateral, (ii) the present value of anticipated future cash follows or (iii) the loan’s observable fair market price.

      The Company believes the allowance is adequate to absorb probable loan losses. The Company’s methodology to estimate loss exposure inherent in the portfolio includes an analysis of individual loans deemed to be impaired, reserve allocations for various loan types based on risk ratings assigned to real estate related commercial, construction, multi-family and business loans and loan payment status or loss experience. An unallocated allowance is maintained based on the Company’s assessment of many factors including trends in loan delinquencies and charge-offs, current economic conditions and their effect on borrowers’ ability to pay, underwriting standards by loan type, mix and balance of the portfolio, and the performance of individual loans in relation to contract terms. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance based on their judgments about information available to them at the time of their examination.

      While the Company uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is affected by changes in market conditions.

      The provision for loan losses for the years ended December 31, 2003, 2002 and 2001 were $3.4 million, $1.4 million and $820,000, respectively. The increases in the provision for the years ended December 31, 2003 and 2002, were due to higher charge-off levels, increased levels of non-performing loans and increases in higher risk commercial real estate, construction and land, and business lending. During the year ended December 31, 2003, there were recoveries of $130,000 credited to and charge-offs of 2.3 million taken against the allowance. During the year ended December 31, 2002, recoveries of $359,000 were credited to, and charge-offs of $1.4 million taken against this allowance. The comparable amounts for the year ended December 31, 2001, were $361,000 in recoveries and $234,000 in charge-offs. As of December 31, 2003, 2002 and 2001, the Company’s allowance for loan losses was 1.13% of total loans. The Company believes the current coverage ratio is reasonable and prudent, considering the higher levels of non one- to four-family loans. The Company had non-performing loans of $4.7 million and $5.5 million at December 31, 2003 and 2002, respectively. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While the Company believes its allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company’s level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by the Company to determine the current level of allowance for loan losses.

      The following table sets forth activity in the Company’s allowance for loan losses for the periods indicated.

	At or For the Years Ended December 31,

	2003	2002	2001	2000	1999

	(In thousands)
Balance at beginning of period	$12,656	12,328	11,381	10,654	8,500
Forward Financial allowance for loan losses at acquisition date	—	—	—	—	170
Provision for loan losses	3,350	1,350	820	1,000	1,626
Charge-offs:
Real estate loans:
Residential:
One- to four-family	31	18	118	125	19
Multi-family	—	—	—	—	1
Commercial	1,720	—	—	—	—
Construction	—	410	—	—	—
Other	511	953	116	329	36

Total charge-offs	2,262	1,381	234	454	56
Recoveries	130	359	361	181	414

Balance at end of period	$13,874	12,656	12,328	11,381	10,654

Ratio of net charge-offs (net recoveries) during the period to average loans outstanding during the period	0.19%	0.09	(0.01)	0.03	(0.04)

      As part of the Company’s determination of the adequacy of the allowance for loan losses, the Company monitors its loan portfolio and other assets through its Asset Classification Committee. The Asset Classification Committee classifies loans depending on risk of loss characteristics. The most severe classification before a charge-off is required is “sub-standard.” At December 31, 2003, 2002 and 2001, the Company classified (including REO) $22.9 million, $16.9 million and $2.8 million as sub-standard assets, respectively. The increase in sub-standard assets during the two most recent years is attributable to some borrowers experiencing delays in construction, slower than expected sales of residential and condominium units, lower business demands in certain industries and deterioration in the occupancy levels of office buildings in the Company’s lending area. Included in the substandard totals were $6.5 million, $6.5 million, and $1.2 million in non-performing assets, respectively. In the opinion of management, the performing sub-standard loans evidence one or more weaknesses or potential weaknesses and, depending on the regional economy and other factors, may become non-performing assets in future periods. The Asset Classification Committee meets quarterly to determine the adequacy of the allowance for loan losses.

Management believes that the allowance for loan losses at December 31, 2003, was sufficient to provide for anticipated losses inherent in the loan portfolio.

      The following tables set forth the Company’s percent of allowance for loan losses to total allowance for loan losses and the percent of loans to total loans in each of the categories listed at the dates indicated.

	At December 31,

	2003

		Percent of	Percent of
		Allowance	Loans in Each
		to Total	Category to
	Amount	Allowance	Total Loans

	(Dollars in thousands)
Residential	$3,179	22.91%	68.73%
Commercial real estate, construction and land	5,802	41.82	18.98
Commercial/ business	1,594	11.49	2.01
Other loans (equity and consumer)	665	4.79	9.97
Impaired loans	455	3.28	.31
Unallocated	2,179	15.71	—

Total allowance for loan losses	$13,874	100.00%	100.00%

	At December 31,

	2002			2001

		Percent of	Percent of		Percent of	Percent of
		Allowance	Loans in Each		Allowance	Loans in Each
		to Total	Category to		to Total	Category to
	Amount	Allowance	Total Loans	Amount	Allowance	Total Loans

	(Dollars in thousands)
Residential:	$2,635	20.82%	61.10%	$3,109	25.22%	72.60%
Commercial real estate, const. and land	4,755	37.57	22.33	3,898	31.62	18.49
Commercial/ business	1,011	7.99	5.05	—	—	—
Other loans	705	5.57	10.74	1,551	12.58	8.91
Impaired loans	225	1.78	.78	—	—	—
Unallocated	3,325	26.27	—	3,770	30.58	—

Total allowance for loan losses	$12,656	100.00%	100.00%	$12,328	100.00%	100.00%

	At December 31,

	2000			1999

		Percent of	Percent of		Percent of	Percent of
		Allowance	Loans in Each		Allowance	Loans in Each
		to Total	Category to		to Total	Category to
	Amount	Allowance	Total Loans	Amount	Allowance	Total Loans

	(Dollars in thousands)
Residential:
One- to-four family	$2,883	25.33%	73.17%	$2,872	26.96%	77.85%
Multi-family	252	2.21	1.78	209	1.96	2.02
Commercial real estate	1,905	16.74	8.18	2,090	19.62	6.99
Construction and land	1,239	10.89	8.48	1,285	12.06	7.09
Other loans	1,410	12.39	8.39	1,029	9.66	6.05
Unallocated	3,692	32.44	—	3,169	29.74	—

Total allowance for loan losses	$11,381	100.00%	100.00%	$10,654	100.00%	100.00%

Overview of Financial Condition (Liabilities and Capital)

Deposit Accounts

      Deposit accounts increased by $228.3 million, or 23.8%, from a balance of $960.3 million at December 31, 2002, to a balance of $1.2 billion at December 31, 2003. The growth is primarily attributable to the assumption of deposits from the acquisition of branches. Wholesale-brokered certificates of deposit, included in deposit accounts, were $117.8 million at December 31, 2003, reflecting a decline of

$14.9 million from the $132.7 million balance at December 31, 2002. The Company used some of the proceeds from the branch acquisition to repay maturing wholesale-brokered certificates of deposit.

      The following table sets forth the distribution of the Company’s average deposit accounts for the periods indicated and the average cost on each category of deposits presented.

	For the Year Ended December 31,

	2003			2002			2001

		Percent			Percent			Percent
		of Total			of Total			of Total
	Average	Average	Average	Average	Average	Average	Average	Average	Average
	Balance	Deposits	Cost	Balance	Deposits	Cost	Balance	Deposits	Cost

	(Dollars in thousands)
Money market deposit accounts	$80,136	8.04%	1.27	$60,530	6.65%	1.56	$54,965	6.45%	2.51
Savings accounts	220,751	22.16	1.02	200,552	22.02	1.42	174,651	20.48	2.35
NOW accounts	161,697	16.22	0.29	140,470	15.42	0.32	127,779	14.98	0.58
Non-interest-bearing accounts	97,519	9.78	—	99,694	10.95	—	85,209	9.99	—

Total	560,103	56.20	0.66	501,246	55.04	0.84	442,604	51.90	1.41

Certificate accounts:
Less than six months	44,140	4.43	1.58	59,121	6.49	2.55	57,846	6.78	4.61
Over six through 12 months	65,385	6.56	2.12	75,799	8.32	3.36	71,557	8.39	5.01
Over 12 through 36 months	256,236	25.70	4.16	214,215	23.52	5.14	229,028	26.87	6.41
Over 36 months	22,050	2.21	4.71	14,901	1.64	5.45	7,527	0.88	6.20
IRA/ KEOGH (various terms)	48,792	4.90	4.00	45,457	4.99	4.89	44,161	5.18	5.61

Total certificate accounts	436,603	43.80	3.60	409,493	44.96	4.42	410,119	48.10	5.82

Total average deposits	$996,706	100.00%	1.95	$910,739	100.00%	2.45	$852,723	100.00%	3.53

      The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at December 31, 2003.

	Period to Maturity from December 31, 2003					Total
						At December 31,
	Less than	One to	Two to	Three to	Four to
	One Year	Two years	Three years	Four years	Five years	2003	2002	2001

	(In thousands)
Certificate accounts:
0.01 to 2.00%	$114,544	16,251	—	—	—	130,795	17,298	—
2.01 to 3.00%	26,394	60,639	18,111	714	2,859	108,716	112,889	23,181
3.01 to 4.00%	65,130	29,726	3,011	5,903	11,307	115,077	115,945	78,072
4.01 to 5.00%	14,451	50,195	11,364	17,838	567	94,416	64,909	87,419
5.01 to 6.00%	5,145	10,961	9,351	3,999	—	29,456	27,970	74,720
6.01 to 8.00%	30,002	7,131	5,521	—	—	42,654	83,107	132,721

Total	$255,666	174,903	47,358	28,454	14,733	521,114	422,119	396,113

Federal Home Loan Bank Advances and other Borrowings

      FHLB advances and other borrowings declined by $59.9 million to a balance of $398.7 million at December 31, 2003, compared to $458.6 million at December 31, 2002. Some of the FHLB advances that matured were repaid from the funds acquired from the acquisition of branches in October 2003.

      The following tables set forth certain information regarding the Company’s borrowed funds at or for the periods ended on the dates indicated:

	At or For the Year Ended
	December 31,

	2003	2002	2001

	(Dollars in thousands)
Federal Home Loan Bank advances:
Average balance outstanding	$430,930	443,931	419,867
Maximum amount outstanding at any month-end during the period	535,894	461,877	467,000
Balance outstanding at end of period	365,663	426,560	449,000
Weighted average interest rate during the period	3.85	4.98	5.67
Weighted average interest rate at end of period	3.82	4.38	5.29

	At or For the Year Ended
	December 31,

	2003	2002	2001

	(Dollars in thousands)
Other Borrowed Money:
Average balance outstanding	$32,000	32,000	32,000
Maximum amount outstanding at any month-end during the period	32,990	32,000	32,000
Balance outstanding at end of period	32,990	32,000	32,000
Weighted average interest rate during the period	10.68%	11.03	11.01
Weighted average interest rate at end of period	10.68	11.03	11.01

      Other borrowed money consists of the aggregate amount corporation obligated mandatorily redeemable capital securities BFD Preferred Capital Trust I and BFD Preferred Capital Trust II. A summary of the trust securities issued and outstanding follows:

	Amount Outstanding					Distribution
				Prepayment		Payment
December 31	2003	2002	Rate	Option Date	Maturity	Frequency

BFD Preferred Capital Trust I	$10,309	10,000	11.295%	7/19/2010	7/19/2030	Semiannually
BFD Preferred Capital Trust II	22,681	22,000	10.875	10/1/2010	10/1/2030	Semiannually

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

      The Company has the right, at one or more times, to defer interest payments on the Trust II Junior Subordinated Debentures for up to ten consecutive semiannual periods. All deferrals will end on an interest payment date and will not extend beyond October 1, 2030, the stated maturity date of the Trust II Junior Subordinated Debentures. If the Company defers interest payments on the Trust II Junior Subordinated Debentures, the Trust II will also defer distributions on the Trust II Capital Securities. During any deferral period, each installment of interest that would otherwise have been due and payable will bear additional interest (to the extent payment of such interest would be legally enforceable) at the coupon rate, compounded semiannually.

      In December 2003, the Financial Accounting Standards Board (“FASB”) issued guidance (revised FASB Interpretation (“FIN”) No. 46R), which in part specifically addresses limited purpose trusts formed to issue trust preferred securities. FIN No. 46R, among other items, requires the Company to deconsolidate its two trust preferred subsidiaries. Because the Company had already been classifying the trust preferreds as debt, the impact of adopting FIN No. 46R as of December 31, 2003 had a minimal impact.

      Total stockholders’ equity was $94.6 million at December 31, 2003, or $21.07 per share, compared to $93.0 million, or $21.17 per share, at December 31, 2002. Stockholders’ equity increased by $1.6 million during the year ended December 31, 2003 as the contributions from net income, the amortization of the Stock-based Incentive Plans, the Employee Stock Ownership Plan (“ESOP”) and exercise of stock options exceeded the payment of dividends, the change in market valuation, net of taxes, of the available-for-sale securities portfolio and stock repurchases. The stockholders’ equity to total assets ratio of the Company was 5.6% and 6.1% at December 31, 2003 and 2002, respectively.

Quantitative and Qualitative Disclosures About Market Risk

      One of the principal market risks affecting the Company is interest rate risk. The objective of the Company’s interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company’s business strategy, operating environment, capital and liquidity requirements, and performance objectives, and to manage the risk consistent with the Board of Directors’ approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company’s Board of Directors has established a Management Asset/ Liability Committee that is responsible for reviewing the Company’s asset/ liability policies and interest rate risk position. The Committee reports trends and interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

      The Company has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate mortgage loans; (2) generally selling in the secondary market substantially all fixed-rate mortgage loans originated with terms of 15 years or greater while generally retaining the servicing rights thereof; (3) primarily investing in investment securities or mortgage-backed securities with adjustable interest rates or if interest rates are fixed, then the duration of the instrument is generally less than five years; and (4) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits including wholesale brokered deposits and utilizing longer term FHLB advances. A portion of the FHLB advances may be called depending on the level of interest rates relative to the interest rate being charged at the applicable call date. Accordingly, if interest rates rise sufficient to trigger the call feature, the Company’s net interest margin may be negatively impacted if called advances are replaced by new, higher cost advances.

      The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring the Company’s interest rate sensitivity “gap.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that same time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. These differences are a primary component of the risk to net interest income. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities in a given time period. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets in a given time period. Accordingly, during a period of rising interest rates, an institution with a positive gap position would be in a better position to invest in higher yielding assets which, consequently, may result in the yield on its assets increasing at a faster pace than the increase in the cost of its interest-bearing liabilities than if it had a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap which, consequently, may tend to restrain the growth of, or reduce, its net interest income.

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003, which are anticipated by the Company, (based upon certain assumptions that may or may not be indicative of actual repricing or maturity experience by the Company) to reprice or mature in each of the future time periods shown (the “GAP Table”). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The Gap Table sets forth an approximation of the projected repricing of assets and liabilities at

December 31, 2003, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. Annual prepayment rates for adjustable-rate and fixed-rate residential loans are assumed to be 16.6% and 17.8%, respectively. Annual prepayment rates for adjustable-rate and fixed-rate mortgage-backed securities are assumed to be 25.0% and 10.4%, respectively. Money market deposit accounts are assumed to be immediately rate-sensitive, while passbook accounts and negotiable order of withdrawal (“NOW”) accounts are assumed to have annual decay rates of 12% and 18%, respectively. These assumptions may or may not be indicative of actual prepayment and withdrawals experienced by the Company. The table does not necessarily indicate the impact of general interest rate movements on the Company’s net interest income because the actual repricing dates of various assets and liabilities are subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

      The following table shows the gap position of the Company at December 31, 2003 and 2002:

		More than	More than	More than	More than
	3 Months	3 Months to	6 Months to	1 Year to 3	3 Years to	More than	Total
	or Less	6 Months	1 Year	Years	5 Years	5 Years	Amount

	(Dollars in thousands)
Interest-earning assets
Short-term investments	$1,453	$3	$55	$16	$0	$0	$1,527
Investment securities	88,059	533	5,968	3,155	1,997	4,960	104,672
Fixed rate loans(1)	12,239	11,763	46,038	72,777	55,609	48,218	246,644
Adjustable rate loans(1)	279,626	54,535	97,935	278,530	258,294	4,392	973,312
Mortgage-backed securities	11,907	9,322	19,464	59,458	49,025	80,250	229,426
Stock in FHLB-Boston	28,483	0	0	0	0	0	28,483

Total interest-earning assets	421,767	76,156	169,460	413,936	364,925	137,820	1,584,064

Interest-bearing liabilities
Money market deposit accounts	138,986	0	0	0	0	0	138,986
Savings accounts	9,475	8,079	16,158	64,631	64,631	64,517	227,491
NOW accounts	9,514	9,514	19,026	76,106	76,106	21,203	211,469
Certificate accounts	84,218	58,098	129,916	206,191	42,691	0	521,114
FHLB advances	46,677	64,106	27,714	62,666	106,500	90,990	398,653

Total interest-bearing liabilities	288,870	139,797	192,814	409,594	289,928	176,710	1,497,713

Interest-earning assets less interest-bearing Liabilities	$132,897	$(63,641)	$(23,354)	$4,342	$74,997	$(38,890)	$86,351

Cumulative interest rate sensitivity gap December 31, 2003	$132,897	$69,256	$45,902	$50,244	$125,241	$86,351	$86,351

Cumulative interest rate gap as a percentage of total assets at December 31, 2003	7.84%	4.08%	2.71%	2.96%	7.39%	5.11%
Cumulative interest rate gap as a percentage of total interest-earning assets at December 31, 2003	8.39%	4.37%	2.90%	3.17%	7.91%	5.46%
Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at December 31, 2003	146.01%	116.16%	107.39%	104.87%	109.48%	105.77%
Cumulative interest rate sensitivity gap December 31, 2002	$310,805	$249,426	$163,877	$195,668	$217,097	$104,430	$104,430

Cumulative interest rate gap as a percentage of total assets at December 31, 2002	20.37%	16.35%	10.74%	12.83%	14.23%	6.85%
Cumulative interest rate gap as a percentage of total interest-earning assets at December 31, 2002	21.95%	17.61%	11.57%	13.82%	15.33%	7.37%
Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at December 31, 2002	269.83%	178.73%	129.64%	122.17%	119.47%	107.96%

(1)	Includes total loans net of non-performing loans.

      Certain shortcomings are inherent in the method of analysis presented in the prior table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate loans, have features, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

      The Company’s interest rate sensitivity is also monitored by management through the use of a model, which internally generates estimates of the change in net portfolio value (“NPV”) over a range of interest rate change scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Company’s Board of Directors has established certain minimum NPV limits by interest rate shock. These approved limits are included in the following table. The Company is operating above these minimum limits imposed by the Board of Directors. The OTS also produces a similar analysis using its own model, based upon data submitted on the Company’s quarterly Thrift Financial Reports for the Bank, the results of which may vary from the Company’s internal model primarily due to differences in assumptions utilized between the Company’s internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. For purposes of the NPV table, prepayment speeds similar to those used in the Gap Table were used, reinvestment rates were those in effect for similar products currently being offered and rates on core deposits were modified to reflect recent trends. The following table sets forth the Company’s NPV as of December 31, 2003 and 2002, as calculated by the Company.

	Net Portfolio Value as of December 31, 2003
Interest Rates
In Basis Points	$	$	%	NPV	Board
(Instantaneous Rate Shock)	Amount	Change	Change	Ratio	Limits %

	(Dollar in Thousands)
300	84,303	(42,844)	(33.7)	5.3	4.5
200	99,903	(27,244)	(21.4)	6.1	5.5
100	116,184	(10,963)	(8.6)	7.0	6.5
Static	127,147			7.5
(100)	127,297	150	0.1	7.3	6.5

	Net Portfolio Value as of December 31, 2002
Interest Rates
In Basis Points	$	$	%	NPV	Board
(Instantaneous Rate Shock)	Amount	Change	Change	Ratio	Limits %

	(Dollar in Thousands)
300	109,353	(11,935)	(9.8)	7.5	4.8
200	115,481	(5,807)	(4.8)	7.7	5.8
100	123,207	1,919	1.6	8.1	6.8
Static	121,288			7.8
(100)	113,667	(7,621)	(6.3)	7.2	6.8

      As in the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company’s net interest income and will differ from actual results.

      During 2003, the Company continued to follow its past practice of selling, while generally retaining the servicing rights, certain fixed-rate and adjustable-rate mortgage loans, which were sold as whole loans. In conjunction with this mortgage banking activity, the Company uses forward contracts in order to reduce exposure to interest rate risk. The amount of forward coverage of the “pipeline” of mortgages is set on a day-to-day basis by an operating officer, within policy guidelines and the levels of mortgage origination activity. Forward Financial originates and sells, servicing released, substantially all of its consumer loans to various purchasers (“client lenders”). The client lenders impose their underwriting standards and if they consider an application satisfactory and accept it, the loan is approved for closing. In this manner, Forward Financial eliminates its exposure to interest rate risk with respect to loans sold.

Liquidity and Capital Resources

      The primary sources of cash flow for the Company are dividend payments from the Bank, sales and maturities of investment securities and, to a lesser extent, earnings on deposits and dividends on equity securities held by the Company. Dividend payments by the Bank have primarily been used to fund stock repurchase programs, pay dividends to stockholders, interest on trust-preferred securities and other operating expenses of the Company. The ability of the Bank to pay dividends and other capital distributions to the Company is generally limited by OTS regulations. Additionally, the OTS may prohibit the payment of dividends that are otherwise permissible by regulation for safety and soundness reasons. As of December 31, 2003,the Bank had $14.0 million of dividends that could be paid to the Company without regulatory approval and the Company had $4.0 million of securities available for sale and $6.1 million of cash and cash equivalents. Any dividend by the Bank beyond its current year net income combined with retained net income of the preceding two years would require notification to or approval by the OTS. To the extent the Bank were to apply for a dividend distribution to the Company in excess of the regulatory permitted dividend amounts, no assurances can be made such application would be approved by the regulatory authority.

      The Bank’s primary sources of funds are deposits (including brokered deposits), principal and interest payments on loans, sales of loans, investments, mortgage-backed and related securities and FHLB advances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Management has maintained adequate liquidity so that it may invest any excess liquidity in higher yielding interest-earning assets or use such funds to repay higher cost FHLB advances. The OTS no longer provides specific guidance for liquidity ratios for the Bank, but does require the Bank to maintain reasonable and prudent liquidity levels. Management believes such levels are being maintained.

      The Company and Bank’s most liquid assets are cash, overnight federal funds sold, short-term investments and investments available for sale. The levels of these assets are dependent on the Company’s operating, financing, lending and investing activities during any given period.

      Liquid assets for the period indicated consisted of the following:

	December 31, 2003	December 31, 2002

Cash and cash equivalents	$34,045	$74,672
Investment securities available for sale	102,647	112,888
Mortgage-backed securities available for sale	83,752	114,515
Loans held for sale	12,751	31,614

Total liquid assets	$233,195	$333,689

      The Bank has other sources of liquidity if a need for additional funds arises, including FHLB advances and wholesale-brokered deposits and repurchase agreements (collateralized borrowings). At December 31, 2003, the Bank had $365.7 million in advances outstanding from the FHLB and had, with existing collateral, an additional $350.6 million in overall borrowing capacity from the FHLB. Borrowing capacity can also be increased upon the delivery of mortgage notes on non owner-occupied one- to four-family loans, multi-family and commercial loans. The Bank generally avoids paying the highest deposit rates in its market and accordingly utilizes alternative sources of funds such as FHLB advances and wholesale-brokered deposits to supplement cash flow needs.

      At December 31, 2003, the Bank had commitments to originate and purchase loans, loans in process, unused outstanding lines of credit and standby letters of credit, totaling $278.5 million.

      The following table lists the outstanding commitments by expiration date (in thousands):

	Total	Under
	Commitments	1 year	1-3 years	4-5 years	Over 5 years

To originate mortgage loans	$72,843	72,843	—	—	—
To purchase mortgage loans	3,771	3,771	—	—	—
Loans in process	33,257	33,257	—	—	—
To originate business loans	1,676	1,676	—	—	—
Home equity lines	151,735	961	5,224	16,020	129,530
Business lines	12,149	1,088	—	81	10,980
Standby letters of credit	3,029	2,902	—	—	127

Total	$278,460	116,498	5,224	16,101	140,637

      The following table sets forth contractual obligations by due periods (in thousands):

		Under			Over
	Total	1 year	1-3 years	4-5 years	5 years

Long-term debt (FHLB advances)	$365,663	138,497	62,666	106,500	58,000
Other Borrowings — Corporation obligated mandatorily redeemable capital securities	32,990				32,990
Operating leases	7,965	1,548	3,033	2,784	600
Core data processing and other information technology obligations	3,919	1,397	2,522	—	—
Other obligations	861	295	566	—	—
Pension/retirement benefits	3,299	2,209	892	198	—

Total obligations	$414,697	143,946	69,679	109,482	91,590

      The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments and other obligations. Certificate accounts, which are scheduled to mature in less than one year from December 31, 2003, totaled $255.7 million. The Bank expects that a substantial majority of the maturing certificate accounts will be retained by the Bank at maturity.

      At the time of conversion, the Bank established a liquidation account in an amount equal to its retained earnings as of June 30, 1995. The liquidation account is reduced to the extent that eligible account holders reduce their qualifying deposits. The Bank is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders’ equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at December 31, 2003, was approximately $4.6 million.

      At December 31, 2003, the consolidated GAAP capital to assets ratio of the Company was 5.6%. The Bank exceeded all of its regulatory capital requirements with tangible, core, risk-based tier 1, and risk-based total capital ratios of 5.8%, 5.8%, 9.5% and 10.7%, respectively, compared to the minimum regulatory requirements for adequately capitalized levels of 2.0%, 4.0%, 4.0% and 8.0%, respectively.

Impact of Inflation and Changing Prices

      The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles (“GAAP”), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected throughout the Company’s operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Recent Accounting Pronouncements

      SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” In December 2002, the FASB issued SFAS No. 148. SFAS No. 148 amends No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based methods of accounting for stock-based employee compensation. Companies are able to eliminate a “ramp-up” effect that the SFAS No. 123 transition rule creates in the year of adoption. Companies can choose to elect a method that will provide for comparability amongst years reported. In addition, this Statement amends the disclosure requirement of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition amendments to SFAS No. 123 are effective for financial statements for fiscal years ending after December 15, 2002. The Company is currently considering the adoption of fair value based compensation of stock options. The potential impact to the Company of adopting such accounting can be seen in Footnote 1(j) Employee Benefits of the Notes to Consolidated Financial Statements.

      FIN No. 46 “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin No. 51.” In January 2003, the FASB issued FIN No. 46. FIN No. 46 established accounting guidance for consolidation of variable interest entities (“VIE”) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE is the entity that absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE. Prior to the implementation of FIN No. 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The Company adopted FIN No. 46 as of February 1, 2003 for all arrangements entered into after January 31, 2003.

      In December 2003, the FASB issued a revised FIN No. 46, FIN 46R, which in part specifically addresses limited purpose trusts formed to issue trust preferred securities. The guidance requires the Company to deconsolidate its investment in BFD Preferred Capital Trust I and II by March 31, 2004, but the Company has chosen to early adopt as of December 31, 2003. The adoption of this interpretation did not have a material impact on the Company’s financial position or results of operations.

      SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” In April 2003, the FASB issued SFAS No. 149, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” resulting in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively. Implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. The Company adopted this statement on July 1, 2003. There was no material impact to the Company’s financial position or results of operations.

      SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” In May 2003, the FASB issued SFAS No. 150, which establishes standards for how certain financial instruments with characteristics of both liabilities and equity should be measured and classified. Certain financial instruments with characteristics of both liabilities and equity will be required to be classified as a liability. This statement is effective for financial instruments entered into or modified after May 31, 2003, and July 1, 2003 for all other financial instruments with the exception of existing mandatorily redeemable financial instruments issued by limited life subsidiaries, which have been indefinitely deferred from the scope of the statement. The Company does not believe the adoption of SFAS No. 150 will have a material impact on the Company’s financial position or results of operations.

      Statement of Position 03-3 (“SOP 03-3”): “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued SOP 03-3. SOP 03-3 requires loans acquired through a transfer, such as a business combination, where there are differences in expected cash flows and contractual cash flows due in part to credit quality be recognized at their fair value. The excess of contractual cash flows over expected cash flows is not to be recognized as an adjustment of yield, loss accrual, or valuation allowance. Valuation allowances can neither be created nor “carried over” in the initial accounting for loans acquired in a transfer on loans subject to SFAS 114, “Accounting by Creditors for Impairment of a Loan.” This SOP is effective for loans acquired after December 31, 2004, with early adoption encouraged. The Company does not believe the adoption of SOP 03-3 will have a material impact on the Company’s financial position or results of operations.

Independent Auditors’ Report

The Board of Directors and Stockholders

BostonFed Bancorp, Inc.:

      We have audited the accompanying consolidated balance sheets of BostonFed Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BostonFed Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Boston, Massachusetts

March 5, 2004

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

	(In thousands, except share
	and per share amounts)
ASSETS
Cash and due from banks (note 1)	$32,518	48,595
Federal funds sold	1,350	25,900
Certificates of deposit	177	177

Total cash and cash equivalents	34,045	74,672
Investment securities available for sale (amortized cost of $101,499 for 2003 and $112,056 for 2002) (notes 3 and 4)	102,647	112,888
Investment securities held to maturity (fair value of $2,137 for 2003 and $2,576 for 2002) (notes 3 and 4)	2,025	2,524
Mortgage-backed securities available for sale (amortized cost of $84,264 for 2003 and $113,550 for 2002) (notes 3 and 4)	83,752	114,515
Mortgage-backed securities held to maturity (fair value of $145,029 for 2003 and $26,597 for 2002) (notes 3 and 4)	145,674	25,429
Loans held for sale	12,751	31,614
Loans, net of allowance for loan losses of $13,874 for 2003 and $12,656 for 2002 (notes 5 and 6)	1,198,019	1,071,356
Accrued interest receivable (note 7)	6,129	6,470
Stock in FHLB of Boston, at cost (note 10)	28,483	24,552
Bank-owned life insurance	25,549	24,316
Premises and equipment, net (note 8)	19,539	10,133
Real estate owned	1,782	1,026
Goodwill and Core Deposit Intangible (note 1)	17,536	10,776
Deferred income tax asset, net (note 12)	1,808	2,633
Prepaid expenses and other assets	15,239	12,708

Total assets	$1,694,978	1,525,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposit accounts (note 9)	$1,188,548	960,278
FHLB advances and other borrowings (notes 10 and 11)	398,653	458,560
Advance payments by borrowers for taxes and insurance	2,819	2,317
Accrued expenses and other liabilities	10,309	11,484

Total liabilities	1,600,329	1,432,639

Commitments and contingencies (notes 3, 5, 8, 14 and 15)
Stockholders’ equity (notes 2 and 13):
Preferred stock, $.01 par value. Authorized 1,000,000 shares; none issued	—	—
Common stock, $.01 par value. Authorized 17,000,000 shares; 6,589,617 shares issued for 2003 and 2002	66	66
Additional paid-in capital	70,141	69,281
Retained earnings	64,684	64,242
Accumulated other comprehensive income	395	1,096
Treasury stock, at cost (2,097,821 and 2,164,269 shares for 2003 and 2002, respectively)	(40,637)	(41,698)
Unearned stock-based incentive plan	—	(14)

Total stockholders’ equity	94,649	92,973

Total liabilities and stockholders’ equity	$1,694,978	1,525,612

See accompanying notes to consolidated financial statements.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands, except share and
	per share amounts)
Interest income:
Loans (note 5)	$64,788	73,418	81,914
Investment securities	4,166	4,011	5,150
Mortgage-backed securities	6,505	7,904	7,365
Federal funds sold	191	270	467

Total interest income	75,650	85,603	94,896

Interest expense:
Deposit accounts (note 9)	19,476	22,341	30,103
Borrowed funds (notes 10 and 11)	20,267	25,748	27,459

Total interest expense	39,743	48,089	57,562

Net interest income	35,907	37,514	37,334
Provision for loan losses (note 6)	3,350	1,350	820

Net interest income after provision for loan losses	32,557	36,164	36,514

Non-interest income:
Gain on sale of loans	10,470	12,657	10,625
Deposit service fees	3,626	3,038	2,476
Income from bank-owned life insurance (note 13)	1,232	1,238	1,255
Loan processing and servicing fees (note 5)	(1,942)	(3,989)	(275)
Gain on sale of investments (note 3)	275	387	690
Other	1,673	1,560	1,828

Total non-interest income	15,334	14,891	16,599

Non-interest expense:
Compensation and benefits (note 13)	24,307	23,940	21,674
Occupancy and equipment	4,859	4,883	4,737
Data processing	2,016	1,775	1,685
Advertising expense	1,526	1,141	1,032
Stationery, printing and office supplies	961	830	787
Deposit insurance premiums	173	159	167
Real estate operations	9	200	7
Amortization of core deposit intangible in 2003, goodwill impairment in 2002 and goodwill amortization in 2001(note 1)	208	7,000	1,418
Legal settlements	—	1,250	—
Other	6,118	6,102	6,741

Total non-interest expense	40,177	47,280	38,248

Income before income taxes	7,714	3,775	14,865
Income tax expense (note 12)	4,415	1,387	5,209

Net income	$3,299	2,388	9,656

Basic earnings per share	$0.75	0.54	2.18
Diluted earnings per share	$0.71	0.51	2.05
Weighted average shares outstanding — basic	4,425	4,413	4,436
Weighted average shares outstanding — dilutive	4,637	4,676	4,702

See accompanying notes to consolidated financial statements.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

Years ended December 31, 2003, 2002 and 2001

								Unearned
								Stock-
					Accumulated			Based
	Shares of		Additional		Other		Unallocated	Incentive	Total
	Common	Common	Paid-in	Retained	Comprehensive	Treasury	ESOP	Plan	Stockholders’
	Stock	Stock	Capital	Earnings	Income	Stock	Shares	(“SIP”)	Equity

	(In thousands, except per share amounts)
Balance at December 31, 2000	6,590	$66	67,538	57,696	88	(34,281)	(1,058)	(136)	89,913
Common stock repurchased (308 shares at an average price of $22.45 per share)	—	—	—	—	—	(6,907)	—	—	(6,907)
Stock options exercised (110 shares at an average price of $12.51 per share, net of tax benefit)	—	—	(256)	—	—	2,030	—	—	1,774
Cash dividends declared and paid ($.58 per share)	—	—	—	(2,650)	—	—	—	—	(2,650)
Reduction in unallocated ESOP shares charged to Expense	—	—	—	—	—	—	529	—	529
Appreciation in fair value of shares charged to expense for compensation plans	—	—	684	—	—	—	—	—	684
Earned portion of SIP shares charged to expense	—	—	—	—	—	—	—	79	79
Tax benefit on SIP distribution	—	—	293	—	—	—	—	—	293
Comprehensive income:
Changes in net unrealized gain in investments available for sale, net	—	—	—	—	17	—	—	—	17
Net income	—	—	—	9,656	—	—	—	—	9,656

Comprehensive income									9,673

Balance at December 31, 2001	6,590	66	68,259	64,702	105	(39,158)	(529)	(57)	93,388
Common stock repurchased (217 shares at an average price of $28.21 per share)	—	—	—	—	—	(6,109)	—	—	(6,109)
Stock options exercised (191 shares at an average price of $14.86 per share, net of tax benefit)	—	—	(725)	—	—	3,569	—	—	2,844
Cash dividends declared and paid ($.63 per share)	—	—	—	(2,848)	—	—	—	—	(2,848)
Reduction in unallocated ESOP shares charged to Expense	—	—	—	—	—	—	529	—	529
Appreciation in fair value of shares charged to expense for compensation plans	—	—	969	—	—	—	—	—	969
Earned portion of SIP shares charged to expense	—	—	—	—	—	—	—	43	43
Tax benefit on SIP distribution	—	—	778	—	—	—	—	—	778

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

Years ended December 31, 2003, 2002 and 2001 — (Continued)

								Unearned
								Stock-
					Accumulated			Based
	Shares of		Additional		Other		Unallocated	Incentive	Total
	Common	Common	Paid-in	Retained	Comprehensive	Treasury	ESOP	Plan	Stockholders’
	Stock	Stock	Capital	Earnings	Income	Stock	Shares	(“SIP”)	Equity

	(In thousands, except per share amounts)
Comprehensive income:
Changes in net unrealized gain in investments available for sale, net	—	—	—	—	991	—	—	—	991
Net income	—	—	—	2,388	—	—	—	—	2,388

Comprehensive income									3,379

Balance at December 31, 2002	6,590	66	69,281	64,242	1,096	(41,698)	—	(14)	92,973
Common stock repurchased (43 shares at an average price of $24.24 per share)	—	—	—	—	—	(1,057)	—	—	(1,057)
Stock options exercised (110 shares at an average price of $13.78 per share, net of tax benefit)	—	—	(602)	—	—	2,118	—	—	1,516
Cash dividends declared and paid ($.64 per share)	—	—	—	(2,857)	—	—	—	—	(2,857)
Appreciation in fair value of shares charged to expense for compensation plans	—	—	988	—	—	—	—	—	988
Earned portion of SIP shares charged to expense	—	—	—	—	—	—	—	14	14
Tax benefit on SIP distribution	—	—	474	—	—	—	—	—	474
Comprehensive income:
Changes in net unrealized gain in investments available for sale, net	—	—	—	—	(701)	—	—	—	(701)
Net income	—	—	—	3,299	—	—	—	—	3,299

Comprehensive income									2,598

Balance at December 31, 2003	6,590	$66	70,141	64,684	395	(40,637)	—	—	94,649

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
Net cash flows from operating activities:
Net income	$3,299	2,388	9,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, impairment and accretion, net	3,141	8,862	2,817
Earned SIP shares	14	43	79
Reduction in unallocated ESOP shares	—	529	529
Appreciation in fair value of shares charged to expense for compensation plans	988	969	684
Income from bank-owned life insurance	(1,232)	(1,238)	(1,255)
Provision for loan losses	3,350	1,350	820
Provision for valuation allowance for real estate owned	—	200	—
Loans originated for sale	(621,494)	(757,990)	(592,310)
Proceeds from sale of loans	650,827	763,645	591,139
Gain on sale of investment securities	(275)	(387)	(690)
Deferred income tax expense (benefit)	1,272	(2,383)	571
Gain on sale of real estate acquired through foreclosure	(14)	—	—
Gain on sale of loans	(10,470)	(12,657)	(10,625)
Gain on sale of office premises	—	—	(217)
Decrease (increase) in accrued interest receivable	341	(153)	1,058
(Increase) decrease in prepaid expenses and other assets	(1,554)	456	(1,904)
(Decrease) increase in accrued expenses and other liabilities	(3,583)	2,136	128

Net cash provided by operating activities	24,610	5,770	480

Cash flows from investing activities:
Net cash received from branch acquisition	310,548	—	—
Proceeds from sales of investment securities available for sale	33,655	12,121	26,743
Proceeds from maturities of investment securities available for sale	8,000	2,003	25,412
Proceeds from maturities of investment securities held to maturity	500	25	1,750
Purchase of investment securities available for sale	(34,712)	(64,647)	(52,053)
Purchase of investment securities held to maturity	—	(1,996)	—
Purchase of mortgage-backed securities available for sale	(102,417)	(133,799)	(101,843)
Purchase of mortgage-backed securities held to maturity	(56,242)	—	—
Principal repayments of investments securities available-for-sale	3,668	1,606	1,217
Principal repayments on mortgage-backed securities held to maturity	16,580	15,380	14,439
Principal repayments on mortgage-backed securities available for sale	130,668	115,231	22,105
Increase in portfolio loans, net	(214,899)	(18,000)	(20,183)
Purchase of FHLB stock	(3,931)	(344)	(3,559)
Purchases of premises and equipment	(3,727)	(1,413)	(1,663)
Proceeds from sale of real estate owned	3,690	—	147
Proceeds from sale of office premises	—	—	790
Additional investment in real estate owned	(147)	(134)	(2)

Net cash provided by (used in) investing activities	91,234	(73,967)	(86,700)

(Continued)

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(In thousands)
Cash flows from financing activities:
(Decrease) increase in deposits accounts	$(93,678)	75,762	34,869
Proceeds from Federal Home Loan Bank advances	864,816	380,356	510,078
Repayments of Federal Home Loan Bank advances	(925,713)	(402,796)	(405,412)
Increase (decrease) in advanced payments by borrowers for taxes and insurance	502	(297)	(250)
Cash dividends paid	(2,857)	(2,848)	(2,650)
Common stock repurchased	(1,057)	(6,109)	(6,907)
Stock options exercised	1,516	2,844	1,774

Net cash (used) provided by financing activities	(156,471)	46,912	131,502

Net (decrease) increase in cash and cash equivalents	(40,627)	(21,285)	45,282
Cash and cash equivalents at beginning of year	74,672	95,957	50,675

Cash and cash equivalents at end of year	$34,045	74,672	95,957

Supplemental disclosure of cash flow information:
Payments during the year for:
Interest	$39,743	48,515	54,187
Taxes	3,531	3,342	4,824
Supplemental schedule of non-cash investing activities:
Transfers of mortgage loans to real estate owned	4,285	1,092	—
Conversion of real estate loans to mortgage-backed securities held to maturity	80,601	—	—
Fair value of assets acquired	7,374	—	—
Liabilities assumed from branch acquisition	324,890	—	—
Goodwill and other intangibles	6,968	—	—

See accompanying notes to consolidated financial statements.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

(1) Summary of Significant Accounting Policies (Dollars in Thousands)

      BostonFed Bancorp, Inc. (the “Company”) became a savings and loan holding company on December 31, 2003, effective with the merger of the former Broadway National Bank (“BNB”) into Boston Federal Savings Bank (“BFS” or the “Bank”). The Company is headquartered in Burlington, Massachusetts and through the Bank, provides a variety of loan, deposit and other services to its customers through a network of banking and finance locations. The Company’s deposit gathering is concentrated in the communities surrounding its banking offices located in the greater Boston metropolitan area municipalities of Arlington, Bedford, Belmont, Billerica, Boston, Burlington, Chelsea, Lexington, Newton, Needham, Peabody, Revere, Sudbury, Wellesley and Woburn. Diversified Ventures, Inc., d/b/a Forward Financial Company (“Forward Financial”), a subsidiary of the Bank, originates loans primarily directly with customers purchasing or refinancing manufactured homes, recreational vehicles and boats, currently in 20 states and subsequently sells substantially all such loans.

      The Company is subject to competition from other financial institutions including commercial banks, other savings banks, credit unions, mortgage banking companies and other financial service providers. As a result of the aforementioned merger, the Company became subject to the regulations of, and periodic examination by, the Office of Thrift Supervision (“OTS”). The Federal Deposit Insurance Corporation (“FDIC”) insures the deposits of the Bank through the Savings Association Insurance Fund (“SAIF”) and insures the deposits in the Chelsea and Revere Offices through the Bank Insurance Fund (“BIF”).

      In preparing these financial statements, management is required to make estimates that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses, valuation of originated mortgage servicing rights (“OMSRs”) and goodwill impairment evaluation.

     (a) Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: the Bank, B.F. Funding Corporation (“B.F. Funding”), BFD Preferred Capital Trust I and BFD Preferred Capital Trust II. B.F. Funding was a business corporation formed at the direction of the Company under the laws of the Commonwealth of Massachusetts on August 25, 1995. It was established to lend funds to a Company sponsored employee stock ownership plan trust for the purchase of stock at the initial public offering. B.F. Funding was dissolved in September of 2003. The Bank includes its wholly owned subsidiaries Forward Financial, Ellsmere Insurance Agency, Leader Corporation, BFS Security Corporation, BNB Security Corporation, BFD Preferred Capital Corporation and BNB Preferred Capital Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current year’s presentation.

     (b) Cash and Due from Banks

      The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon certain deposit levels and amounted to $7,766 at December 31, 2003.

     (c) Investment and Mortgage-backed Securities

      Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of related income taxes.

      Premiums and discounts on investment and mortgage-backed securities are amortized or accreted into income by use of a method that approximates the interest method adjusted for prepayments. If a decline in fair value below the amortized cost basis of an investment or mortgage-backed security is judged to be

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

other than temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against income. Gains and losses on the sale of investment and mortgage-backed securities are recognized at the time of sale on a specific identification basis.

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

      Capitalized mortgage servicing rights are recognized, based on the allocated fair value of the rights to service mortgage loans for others. Mortgage servicing rights are amortized to loan processing and servicing fee income using a method which approximates the level yield method in proportion to, and over the period of, estimated net servicing income. Mortgage servicing rights are assessed for impairment based on the fair value of those rights. Prepayment experience on mortgage servicing rights is reviewed periodically and, when actual prepayments exceed estimated prepayments, the balance of the applicable mortgage-servicing asset is adjusted by an impairment charge to earnings. A valuation allowance for OMSRs is maintained and adjustments to the valuation allowance, which may be necessary due to changes in pre-payment speed estimates of OMSRs, are charged or credited to earnings. The risk characteristics of the underlying loans used to measure impairment include interest rate and loan origination date.

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

     (e) Allowance for Loan Losses

      The Company maintains an allowance for losses that are inherent in the Company’s loan portfolio. The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when the Company determines that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance.

      The Company believes the allowance is adequate to absorb probable loan losses. The Company’s methodology to estimate loss exposure inherent in the portfolio includes an analysis of individual loans deemed to be impaired, reserve allocations for various loan types based on payment status or loss experience and an unallocated allowance that is maintained based on the Company’s assessment of many factors including trends in loan delinquencies and charge-offs, current economic conditions and their effect on borrowers’ ability to pay, underwriting standards by loan type, mix and balance of the portfolio, and the performance of individual loans in relation to contract terms. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses. Such

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

      While the Company uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio is affected by changes in market conditions.

      Impaired loans may be multi-family, commercial real estate, construction and business loans, for which it is probable that the Company will not be able to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans, except those loans that are accounted for at fair value or at lower of cost or fair value, are accounted for at the present value of the expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient in the case of collateral dependent loans, the lower of the fair value of the collateral or the recorded amount of the loan. The Company considers the payment status, net worth and earnings potential of the borrower, and the value and cash flow of the collateral as factors to determine if a loan will be paid in accordance with its contractual terms. The Company does not set any minimum delay of payments as a factor in reviewing for impaired classification. Impaired loans are charged off when the Company believes that the collectibility of the loan’s principal is remote. Classification of a loan as in-substance foreclosure is made only when a lender is in substantive possession of the collateral. Restructured loans are impaired loans where one or more of the original contract terms have been modified in a concession the Company would not otherwise consider but for economic or other reasons pertaining to the debtor’s difficulties.

     (f) Goodwill and Other Intangible Assets

      On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). This statement addresses the method of identifying goodwill and other intangible assets acquired in a business combination and eliminated amortization of further goodwill. The statement requires periodic (at least annually) evaluation of goodwill and other intangible asset balances for impairment. As a result of the Company’s adoption of SFAS 142, the Company periodically assesses the carrying value of goodwill and other intangible assets to determine whether there is any impairment. In 2002, given the continued downturn in the manufactured housing industry, budgeted sales targets were not met and budget forecasts were revised at Forward Financial. The negative trends caused the Company to perform a discounted cash flow analysis, utilizing lowered expectations, and determined that an impairment loss was evident. During the third quarter of 2002, the Company recorded a $7,000 write-down of goodwill associated with the purchase of Forward Financial, reducing the goodwill associated with that transaction to $7,800.

      At December 31, 2003 the combined total of goodwill and core deposit intangible was $17,500. The core deposit intangible resulted from the acquisition of the Boston area branch offices of the Encore Bank. See Footnote 17 — Acquisition and Merger. The Company evaluated goodwill and other intangible assets during 2003 and determined that no impairment had occurred.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The changes in the carrying amount of goodwill and other intangibles for the years ended December 31, 2003 and 2002 are as follows:

			Total
		Core Deposit	Identifiable
	Goodwill	Intangibles	Intangibles

Balance at December 31, 2001	$17,776	—	17,776
Goodwill Impairment	(7,000)	—	(7,000)
Balance at December 31, 2002	10,776	—	10,776
Recorded during year	1,968	5,000	6,968
Amortization expense	—	(208)	(208)
Balance at December 31, 2003	12,744	4,792	17,536
Estimated annual amortization expense:
2004	—	1,220	1,220
2005	—	1,042	1,042
2006	—	863	863
2007	—	685	685
2008	—	506	506
Thereafter	—	476	476

      The following table adjusts net income and earnings per share for 2001 as if SFAS 142 had been adopted at the beginning of 2001.

	2003	2002	2001

Reported net income	$3,299	2,388	9,656
Add back goodwill amortization (net of tax)	—	—	938

Adjusted net income	$3,299	2,388	10,594

Basic earnings per share	$0.75	0.54	2.18
Goodwill amortization (net of tax)	—	—	0.21

Adjusted basic earnings per share	$0.75	0.54	2.39

Diluted earnings per share	$0.71	0.51	2.05
Goodwill amortization (net of tax)	—	—	.20

Adjusted diluted earnings per share	$0.71	0.51	2.25

     (g) Premises and Equipment

      Premises and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (3 to 40 years). Leasehold improvements are amortized over the lesser of the estimated life of the related assets or the lease term by use of the straight-line method. Rental income on leased facilities is included as a reduction of occupancy and equipment expense.

     (h) Income Taxes

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the accounting basis and the tax basis of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The Company’s deferred tax asset is reviewed periodically and adjustments to such asset are recognized as deferred income tax expense or benefit based on management’s judgments relating to the realization of such asset. A valuation allowance related to deferred tax assets is recognized when, in management’s judgment, it is more likely than not that all, or a portion, of such deferred tax assets will not be realized.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     (i) Pension

      Pension cost is recognized over the employees’ approximate service period.

     (j) Employee Benefits

      Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), whereby compensation cost is the excess, if any, of the quoted market price of the underlying stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock upon exercise of the stock option. The Company measures compensation cost for stock-based compensation plans using the intrinsic value method as prescribed by APB No. 25. No stock-based employee compensation cost is reflected in net income, as all options granted under the Company’s plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

      As a result of SFAS No. 123, the Company must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. Had the Company determined compensation expense consistent with the fair value approach, the Company’s net income and earnings per share would have been reduced to the proforma amounts indicated below for the years ended December 31:

	2003	2002	2001

Net income as reported	$3,299	2,388	9,656
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(95)	(145)	(301)

Pro forma net income	3,204	2,243	9,355

Basic earnings per share as reported	$0.75	0.54	2.18
Diluted earnings per share as reported	0.71	0.51	2.05
Pro forma basic earnings per share	0.72	0.51	2.11
Pro forma diluted earnings per share	0.69	0.48	1.99

      The per share weighted average fair value of stock options granted during 2003, 2002 and 2001 were $9.36, $6.03 and $7.02 per share, respectively, determined using the Black-Scholes option pricing model with the following weighted average assumptions:

	2003	2002	2001

Expected dividend yield	2.00%	2.50%	2.75%
Risk-free interest rate	3.49%	3.07%	4.85%
Expected volatility	28.60%	26.96%	33.66%
Expected life (years)	6.0	5.0	6.5

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

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

      A reconciliation of the weighted average shares outstanding for the years ended December 31 follows:

	2003	2002	2001

Basic shares	4,425	4,413	4,436
Dilutive impact of stock options	212	263	266

Diluted shares	4,637	4,676	4,702

      At December 31, 2003, there were 4,000 option shares with an exercise price of $34.37, which were not considered dilutive for purposes of earnings per share calculations. At December 31, 2002, the respective totals were 13,500 option shares with an exercise price of $27.51.

     (m) Comprehensive Income

      Comprehensive income represents the change in equity of the Company during a period from transactions and other events and circumstances from non-shareholder sources. It includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. The following table shows the components of other comprehensive income for the years ended December 31:

	2003	2002	2001

Net income	$3,299	2,388	9,656
Other comprehensive income, net of tax:
Unrealized gains on securities:
Unrealized holding (losses) gains arising during the period, net of tax (benefit) expense of $(335), $755, and $413 for 2003, 2002, and 2001, respectively	(539)	1,227	466
Reclassification adjustment for (gains) included in net income, net of taxes of $113, $151, and $241 for 2003, 2002 and 2001, respectively	(162)	(236)	(449)

	(701)	991	17

Comprehensive income	$2,598	3,379	9,673

(n) Financial Instruments — Mortgage Banking Derivatives

      The Company enters into commitments to fund residential mortgage loans with the intention of selling them in the secondary market. The Company also enters into forward sales agreements for certain funded loans and loan commitments. The Company records unfunded commitments intended for loans held for sale and forward sales agreements at fair value with changes in fair value recorded as a component of gain on sale of loans. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.

     (o) Recent Accounting Pronouncements

      SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” In December 2002, the FASB issued SFAS No. 148. SFAS No. 148 amends No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based methods of accounting for stock-based employee compensation. Companies are able to eliminate a “ramp-up” effect that the SFAS No. 123 transition rule creates in the year of adoption. Companies can choose to

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

elect a method that will provide for comparability amongst years reported. In addition, this Statement amends the disclosure requirement of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition amendments to SFAS No. 123 are effective for financial statements for fiscal years ending after December 15, 2002. The Company is currently considering the adoption of fair value based compensation of stock options. The potential impact to the Company of adopting such accounting can be seen in Footnote 1(j) of the Notes to Consolidated Financial Statements.

      FIN No. 46 “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin No. 51.” In January 2003, the FASB issued FIN No. 46. FIN 46 established accounting guidance for consolidation of variable interest entities (“VIE”) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE is the entity that absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The Company adopted FIN No. 46 as of February 1, 2003 for all arrangements entered into after January 31, 2003. FIN No. 46 had no impact on arrangements entered into prior to January 31, 2003.

      In December 2003, the FASB issued a revised FIN No. 46, FIN 46R, which in part specifically addresses limited purpose trusts formed to issue trust preferred securities. The guidance requires the Company to deconsolidate its investment in BFD Preferred Capital Trust I and II by March 31, 2004, but the Company has chosen to early adopt as of December 31, 2003. The adoption of this interpretation did not have a material impact on the Company’s financial position or results of operations.

      SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” In April 2003, the FASB issued SFAS No. 149, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” resulting in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively. Implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 should continue to be applied in accordance with their respective effective dates. The Company adopted this statement on July 1, 2003. There was no material impact to the Company’s financial position or results of operations.

      SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” In May 2003, the FASB issued SFAS No. 150, which establishes standards for how certain financial instruments with characteristics of both liabilities and equity should be measured and classified. Certain financial instruments with characteristics of both liabilities and equity will be required to be classified as a liability. This statement is effective for financial instruments entered into or modified after May 31, 2003, and July 1, 2003 for all other financial instruments with the exception of existing mandatorily redeemable financial instruments issued by limited life subsidiaries, which have been indefinitely deferred from the scope of the statement. The Company does not believe the adoption of SFAS 150 will have a material impact on the Company’s financial position or results of operations.

      Statement of Position 03-3 (“SOP 03-3”): “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued SOP 03-3. SOP 03-3 requires loans acquired through a transfer, such as a business combination, where there are differences in expected cash flows and contractual cash flows due in part to credit quality be recognized at their fair value. The excess of contractual cash flows over expected cash flows is not to be recognized as an adjustment of yield, loss accrual, or valuation allowance. Valuation allowances cannot be created nor “carried over” in the initial accounting for loans acquired in a transfer on loans subject to SFAS 114, “Accounting by Creditors for Impairment of a Loan.” This SOP is effective for loans acquired after December 31, 2004, with early adoption encouraged. The Company does not believe the adoption of SOP 03-3 will have a material impact on the Company’s financial position or results of operations.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2) Stockholders’ Equity (Dollars in Thousands)

      The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

      In addition to the 17,000,000 authorized shares of common stock, the Company has authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of December 31, 2003 and 2002, there were no shares of preferred stock issued.

      The Bank is subject to various regulatory capital requirements administered by its regulator, the OTS. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulator that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulator about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-weighted, core and tangible capital (as defined). Management represents, as of December 31, 2003, that the Bank met all capital adequacy requirements to which it is subject.

      As of December 31, 2003, the Bank was categorized as “well capitalized” based on the most recent calculation. Under “capital adequacy” guidelines and the regulatory framework to be categorized as “well capitalized” the Bank must maintain minimum risk-weighted capital, core capital, leverage and tangible ratios as set forth in the table. These regulatory capital requirements are set forth in terms of (1) Risk-based Total Capital (Total Capital to Risk Weighted Assets), (2) Core Capital (Tier I Capital to Adjusted Tangible Assets), (3) Risk-based Tier I Capital (Tier I Capital to Risk Weighted Assets), and (4) Tangible Capital (Tier I Capital to Tangible Assets).

      The actual capital amounts and ratios of the Bank as of December 31, 2003 are presented in the table below. At December 31, 2002, the Company was a multi-bank holding company regulated by the Federal Reserve, the Bank was regulated by the OTS and BNB was regulated by the Office of the Comptroller of the Currency. The actual capital and the applicable regulatory requirements at December 31, 2002 are also included in the following table:

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Regulatory
	Actual		Purposes		Definitions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2003:
BFS:
Risk-based Total Capital	$110,616	10.7%	$82,402	8.0%	$103,003	10.0%
Core Capital	97,728	5.8	66,919	4.0	83,649	5.0
Risk-based Tier I Capital	97,728	9.5	41,201	4.0	61,802	6.0
Tangible Capital	97,728	5.8	33,460	2.0	83,649	5.0
As of December 31, 2002:
Risk-based Total Capital
Company Consolidated	$125,270	12.9%	$78,018	8.0%	$97,523	10.0%
BFS	100,678	11.2	71,886	8.0	89,857	10.0
BNB	11,174	13.8	6,464	8.0	8,080	10.0

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Regulatory
	Actual		Purposes		Definitions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Core Capital:
BFS	89,441	6.6	54,102	4.0	67,628	5.0
Risk-based Tier I Capital:
Company Consolidated	111,691	11.5	39,009	4.0	58,514	6.0
BFS	89,441	10.0	35,943	4.0	53,914	6.0
BNB	10,172	12.6	3,232	4.0	4,848	6.0
Tangible Capital:
BFS	89,441	6.6	27,051	2.0	67,628	5.0
Leverage Capital:
Company Consolidated	111,691	7.4	60,820	4.0	76,025	5.0
BNB	10,172	6.0	6,750	4.0	8,437	5.0

      At December 31, 2003 and 2002, the consolidated capital to assets ratios were 5.6% and 6.1%, respectively, as measured by generally accepted accounting principles. During 2002, the Company’s Board of Directors approved the tenth 5% repurchase program in the amount of 222,971 shares of its outstanding common shares. The Company plans to hold the repurchased shares as treasury stock to be used for general company purposes. During the year ended December 31, 2003, the Company repurchased 43,480 shares at an average price of $24.24 per share under the current program. There are 143,904 shares remaining to be repurchased under the current program.

      Prior to the Company’s initial public offering, in order to grant priority to eligible depositors, BFS established a liquidation account at the time of conversion in an amount equal to the retained earnings of BFS as of the date of its latest balance sheet date, June 30, 1995, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of BFS (and only in such an event), eligible depositors who continue to maintain accounts at BFS shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account is decreased if the balances of eligible depositors decrease on the annual determination dates. The liquidation account approximated $4,619 (unaudited) and $5,348 (unaudited) at December 31, 2003 and 2002, respectively.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Investment and Mortgage-Backed Securities Available for Sale and Held to Maturity (Dollars In Thousands)

Investment and Mortgage-Backed Securities Available for Sale

      The amortized cost and fair values of investment and mortgage-backed securities available for sale are shown below by contractual maturity:

	December 31, 2003

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Investment securities:
U.S. government, federal agency and other obligations:
Maturing within 1 year	$8,872	96	(1)	8,967
Maturing after 1 year but within 5 years	3,072	83	—	3,155
Maturing after 5 years but within 10 years	5,724	58	(24)	5,758
Maturing after 10 years	9,253	238	(11)	9,480

	26,921	475	(36)	27,360

Mutual funds	72,184	10	(334)	71,860
Other marketable equity securities	2,394	1,033	—	3,427

	74,578	1,043	(334)	75,287

Total investment securities	$101,499	1,518	(370)	102,647

	December 31, 2003

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Mortgage-backed securities:
Maturing after 1 year but within 5 years	$473	2	(8)	467
Maturing after 5 years but within 10 years	2,937	1	(41)	2,897
Maturing after 10 years	80,854	163	(629)	80,388

	$84,264	166	(678)	83,752

	December 31, 2002

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Investment securities:
U.S. government, federal agency and other obligations:
Maturing within 1 year	$2,514	8	(1)	2,521
Maturing after 1 year but within 5 years	10,851	217	—	11,068
Maturing after 5 years but within 10 years	6,931	144	—	7,075
Maturing after 10 years	14,126	437	(21)	14,542

	34,422	806	(22)	35,206

Mutual funds	75,240	120	(37)	75,323
Other marketable equity securities	2,394	83	(118)	2,359

	77,634	203	(155)	77,682

Total investment securities	$112,056	1,009	(177)	112,888

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Mortgage-backed securities:
Maturing after 1 year but within 5 years	$270	9	—	279
Maturing after 5 years but within 10 years	16,442	63	(28)	16,477
Maturing after 10 years	96,838	980	(59)	97,759

Total mortgage-backed securities	$113,550	1,052	(87)	114,515

      Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

      Included in U.S. government, federal agency and other obligations are investments that can be called prior to final maturity with an amortized cost of $2,000 and a fair value of $2,007 at December 31, 2003.

      The composition by issuer of mortgage-backed securities available for sale follows:

	December 31,

	2003		2002

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

GNMA	$3,511	3,493	5,058	5,101
FNMA	26,828	26,687	28,091	28,564
FHLMC	33,775	33,532	79,424	79,870
Privately issued collateralized mortgage obligations	20,150	20,040	977	980

	$84,264	83,752	113,550	114,515

      Proceeds from the sale of investment securities and mortgage-backed securities available for sale amounted to $33,655, $12,121, and $26,743, in 2003, 2002, and 2001, respectively. Realized losses on investment securities and mortgage-backed securities available for sale were $151, $3, and $186 in 2003, 2002 and 2001, respectively. Realized gains amounted to $426, $390 and $876 in 2003, 2002 and 2001, respectively.

Investment and Mortgage-Backed Securities Held to Maturity

      The amortized cost and fair values of investment and mortgage-backed securities held to maturity are shown below by contractual maturity.

	December 31, 2003

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Investment securities:
U.S. government, federal agency and other obligations:
Maturing within 1 year	$28	26	—	54
Maturing after 1 year but within 5 years	1,997	86	—	2,083

Total investment securities	$2,025	112	—	2,137

Mortgage-backed securities:
Maturing within 1 year	$3	—	—	3
Maturing after 1 year but within 5 years	374	23	—	397
Maturing after 5 years but within 10 years	39,841	368	(102)	40,107
Maturing after 10 years	105,456	305	(1,239)	104,522

Total mortgage-backed securities	$145,674	696	(1,341)	145,029

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Investment securities:
U.S. government, federal agency and other Obligations:
Maturing within 1 year	$503	38	—	541
Maturing after 1 year but within 5 years	2,021	14	—	2,035

Total investment securities	$2,524	52	—	2,576

Mortgage-backed securities:
Maturing after 1 year but within 5 years	$580	37	—	617
Maturing after 5 years but within 10 years	13,666	721	—	14,387
Maturing after 10 years	11,183	410	—	11,593

Total mortgage-backed securities	$25,429	1,168	—	26,597

      Maturities of mortgage-backed securities are shown at final contractual maturity but are expected to have shorter lives because borrowers have the right to prepay obligations without prepayment penalties.

      The composition by issuer of mortgage-backed securities held to maturity follows:

	December 31,

	2003		2002

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

GNMA	$19,184	19,319	$4,911	5,063
FNMA	29,818	29,726	—	—
FHLMC	96,672	95,984	20,518	21,534

	$145,674	145,029	$25,429	26,597

(4) Temporarily Impaired Securities (Dollars in Thousands)

      The table below shows the Company’s investments, mortgage-backed securities and mutual funds described in the above footnote 3, which were at an unrealized loss position as of December 31, 2003. At December 31, 2003, the Company had $201,309 of investments, mortgage-backed securities and mutual funds with $2,389 of unrealized losses on those instruments. The vast majority of the unrealized losses, which are $2,093 on investments, mortgage-backed securities and mutual funds of $135,611, have been at a loss position for less than 12 months and $65,698 of these investments, mortgage-backed securities and mutual funds, with unrealized losses of $296, have been at a loss position for longer than 12 months. The Company believes that these investments, mortgage-backed securities and mutual funds are only temporarily impaired and that the full principal will be collected as anticipated. All of the securities are at a loss position because they were acquired when the general level of interest rates were lower than that on December 31, 2003.

	Less Than 12 Months		12 Months or Longer		Total

		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Treasury obligations and direct obligations of U.S. government agencies	$1,801	32	546	4	2,347	36
All mortgage backed-securities	128,456	2,019	—	—	128,456	2,019
Mutual funds	5,354	42	65,152	292	70,506	334

Total temporarily impaired securities	$135,611	2,093	65,698	296	201,309	2,389

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5) Loans (Dollars In Thousands)

      The Company’s primary banking activities are conducted principally in eastern Massachusetts. The Company grants single-family and multi-family residential loans, commercial real estate loans, business loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multi-family properties, commercial real estate properties and for land development. Except for consumer loans processed by Forward Financial, the vast majority of the loans granted by the Company are secured by real estate collateral. Through the Bank’s subsidiary, Forward Financial, the Company originates loans, primarily directly with the consumer, on manufactured housing, recreational vehicles and boats currently in 20 states across the United States. Forward Financial sells substantially all of the loans it originates. The ability and willingness of the one to four family residential and consumer borrowers to honor their repayment commitments is generally dependent, among other things, on the level of overall economic activity within the borrowers’ geographic areas and real estate values. The ability and willingness of commercial real estate, commercial and construction loan borrowers to honor their repayment commitments is generally affected by the health of business in the economy and in the real estate sector, particularly in the borrowers’ geographic areas.

      The Company’s loan portfolio was comprised of the following at December 31:

	2003	2002

Mortgage loans:
Residential one- to four-family	$827,184	731,552
Multi-family	20,044	21,056
Construction and land	116,427	124,071
Commercial real estate	123,544	96,526

	1,087,199	973,205

Consumer and other loans:
Home equity and improvement	120,205	94,855
Consumer	4,597	4,234
Business	26,582	32,792

	151,384	131,881

Total loans, gross	1,238,583	1,105,086

Less:
Allowance for loan losses	(13,874)	(12,656)
Construction loans in process	(33,125)	(24,832)
Net unearned premium on loans purchased	25	36
Fair value adjustment on mortgage banking derivatives	(38)	—
Deferred loan origination costs	6,448	3,722

Loan, net	$1,198,019	1,071,356

      The Company services mortgage loans for investors which are not included in the accompanying consolidated balance sheets totaling approximately $976,603 and $1,084,797 at December 31, 2003 and 2002, respectively.

      A summary of the activity of the originated mortgage servicing rights, which is included as a component of other assets, for the years ended December 31 follows:

	2003	2002	2001

Balance, beginning of year	$6,917	6,907	5,068
Capitalized mortgage servicing rights	4,981	6,968	4,652
Amortization and impairment	(4,815)	(6,958)	(2,813)

Balance, end of year	$7,083	6,917	6,907

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has determined that the fair value of mortgage servicing rights at December 31, 2003, approximates their carrying amount. Capitalized mortgage servicing rights are periodically evaluated for impairment. Adjustments to the carrying value are included in amortization expense. The balance of the valuation allowance for mortgage servicing rights at December 31, 2003, was approximately $500.

      Regulatory limits for loans to one borrower are limited to 15% of capital and applicable allowance for loan losses. The regulatory limit for the Bank, at December 31, 2003, was approximately $16,600. The Bank did not have any borrower relationship, net of participation with other financial institutions, which exceeded the regulatory limit at December 31, 2003.

      In the ordinary course of business, the Company makes loans to its directors and senior officers and their related interests at substantially the same terms prevailing at the time of origination for comparable transactions with borrowers. The following is a summary of related party loan activity:

	2003	2002

Balance, beginning of year	$1,243	1,114
Originations	1,668	852
Payments	(1,263)	(795)
Other changes	34	72

Balance, end of year	$1,682	1,243

      At December 31, 2003 and 2002, total impaired loans were $3,937 and $8,391, respectively. In the opinion of management, specific valuation allowances totaling $455 were established (after charge-offs of $1,600) for $3,743 of the impaired loans at December 31, 2003 and $225 were established (after charge-offs of $925,000) for $6,016 of the impaired loans at December 31, 2002. The average recorded value of impaired loans was $7,537 in 2003, $4,297 in 2002 and $211 during 2001. The Company follows the same policy for recognition of income on impaired loans as it does for nonaccrual loans. At December 31, 2003 and 2002, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired.

      The following table summarizes information regarding the reduction of interest income on impaired loans for the year ended December 31:

	2003	2002	2001

Income in accordance with original terms	$544	445	14
Income recognized	221	385	14

Foregone interest income during year	$322	60	—

      Nonaccrual loans at December 31, 2003 and 2002 were $4,688 and $5,497, respectively.

      The following table summarizes information regarding the reduction in interest income on nonaccrual loans for the year ended December 31:

	2003	2002	2001

Income in accordance with original terms	$401	641	91
Income recognized	130	469	59

Foregone interest income during year	$271	172	32

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6) Allowance for Loan Losses (Dollars In Thousands)

      The following is a summary of the activity in the allowance for loan losses for the years ended December 31:

	2003	2002	2001

Balance, beginning of year	$12,656	12,328	11,381
Provision charged to income	3,350	1,350	820
Recoveries	130	359	361
Charge-offs	(2,262)	(1,381)	(234)

Balance, end of year	$13,874	12,656	12,328

(7) Accrued Interest Receivable (Dollars In Thousands)

      Accrued interest receivable as of December 31 is presented in the following table:

	2003	2002

Investment and mortgage-backed securities	$1,429	1,267
Loans	4,700	5,203

	$6,129	6,470

(8) Premises and Equipment (Dollars In Thousands)

      A summary of the cost, accumulated depreciation and amortization of land, buildings and equipment is as follows at December 31:

	2003	2002

Land	$4,745	2,429
Buildings	11,256	6,140
Furniture, fixtures and equipment	15,449	12,879
Leasehold improvements	2,170	1,925

	33,620	23,373
Less accumulated depreciation and amortization	(14,081)	(13,240)

	$19,539	10,133

      Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $1,648, $1,576 and $1,442, respectively.

      The Company presently leases office space at seven locations and land in one location to which it is committed to minimum annual rentals plus lease escalations. Such leases expire at various dates with options to renew. Minimum future rental expense is as follows:

Years ended December 31:
2004	$1,548
2005	1,512
2006	1,521
2007	1,483
2008 and thereafter	1,901

$7,965

      Rent expense was $1,664 in 2003, $1,812 in 2002 and $1,776 in 2001.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company leases, as lessor, office space at five of its branch locations. The leases expire at various dates with options to renew. Minimum future rental income is as follows:

Years ended December 31:
2004	$406
2005	364
2006	358
2007	304
2008 and thereafter	145

$1,577

      Rental income was $252, $178 and $185 in 2003, 2002, and 2001, respectively.

(9) Deposit Accounts (Dollars in Thousands)

      A summary of deposit balances by type is as follows at December 31:

	2003	2002

NOW	$211,469	150,342
Regular and statement savings	227,491	218,133
Money market	138,986	62,530
Demand deposits and official checks	89,488	107,154

Total non-certificate accounts	667,434	538,159

Certificate accounts:
3 to 9 months	57,271	52,164
1 to 3 years	320,818	246,636
Greater than 3 years	91,702	75,987
IRA/ Keogh	51,323	47,332

Total certificate accounts	521,114	422,119

	$1,188,548	960,278

Expected maturity of certificate accounts:
Within one year	$255,666	227,898
One to two years	174,903	99,230
Two to three years	47,358	53,250
Over three years	43,187	41,741

	$521,114	422,119

      Aggregate amount of certificate accounts of $100 or more were $93,300 and $53,700 at December 31, 2003 and 2002, respectively. Deposit amounts in excess of $100 are not federally insured.

      Interest expense on deposits consisted of the following for the years ended December 31:

	2003	2002	2001

NOW	$470	447	735
Regular and statement savings	2,250	2,838	4,104
Money market	1,017	946	1,380
Certificate accounts	15,739	18,110	23,884

	$19,476	22,341	30,103

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company had $117,756 and $132,709 of brokered deposits with a weighted average rate of 4.95% and 5.39% at December 31, 2003 and 2002, respectively. Brokered deposits are scheduled to mature as follows:

Year	Amount

2004	$56,315
2005	26,679
2006	25,550
2007	3,400
2008	5,812

Total	$117,756

(10)	Federal Home Loan Bank (FHLB) of Boston Advances (Dollars in Thousands)

      A summary of FHLB advances at December 31 follows:

	2003			2002

		Redeemable at	Weighted		Redeemable	Weighted
	Scheduled	Initial Call	Average	Scheduled	at Initial Call	Average
	Maturity	Date(1)	Rate(2)	Maturity	Date(1)	Rate(2)

Within 1 Year	$138,497	266,163	2.45%	$177,500	324,500	3.80%
Over 1 year to 2 years	35,333	35,000	4.65	59,500	39,500	4.09
Over 2 year to 3 years	27,333	10,000	3.76	25,867	25,867	5.66
Over 3 year to 5 years	106,500	54,500	4.75	75,693	16,693	4.62
Over 5 years	58,000	—	4.89	88,000	20,000	5.23

	$365,663	365,663	3.82%	$426,560	426,560	4.39%

(1)	Callable FHLB advances are shown in the respective periods assuming that the callable debt is redeemed at the initial call date while all other advances are shown in the periods corresponding to their scheduled maturity date.

(2)	Weighted average rate based on scheduled maturity dates.

      FHLB advances are collateralized by the Company’s FHLB stock, deposits at the FHLB and a blanket lien on certain qualified investment securities and residential mortgages held in the Company’s portfolio. The Company’s overall borrowing capacity was approximately $716,300 and $532,652 at December 31, 2003 and 2002, respectively. Borrowing capacity can also be increased upon the delivery of mortgage notes on non owner- occupied one to four-family loans, multi-family and commercial loans.

      As a member of the FHLB of Boston, the Company, at December 31, 2003, was required to maintain a minimum investment in the capital stock of the FHLB of Boston, at cost, in an amount not less than 1% of its outstanding home loans or  1/20 of its outstanding notes payable to the FHLB of Boston, whichever is greater. The investment exceeded the required level by approximately $9,883 and $2,566 at December 31, 2003 and 2002, respectively. Any excess may be redeemed by the Company or called by FHLB of Boston at par. Recent legislation has changed the structure of the Federal Home Loan Banks’ funding obligations, revised the capital structure of the Federal Home Loan Banks and implemented entirely voluntary membership of Federal Home Loan Banks. Such changes take effect in April 2004. Management believes the effect these changes will have with respect to its FHLB membership will not be material.

      Interest expense on FHLB advances was $16,589 in 2003, $22,104 in 2002 and $23,885 in 2001.

      The Company maintains a $5,000 line of credit from a financial institution, which can be used for general corporate purposes. There was no outstanding balance on the line of credit at December 31, 2003 and 2002.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)	Other Borrowed Money — Corporation Obligated Mandatory Redeemable Capital Securities (Dollars In Thousands)

      On July 12, 2000, the Company sponsored the creation of BFD Preferred Capital Trust I (Trust I), a New York common law trust. The Company is the owner of all of the common securities of Trust I. On July 26, 2000, the Trust I issued $10,000 of its 11.295% Capital Securities through a pooled trust preferred securities offering. The proceeds from this issuance, along with the Company’s $309 capital contribution for the Trust I common securities, were used to acquire $10,309 aggregate principal amount of the Company’s 11.295% Junior Subordinated notes due July 19, 2030, which constitute the sole asset of the Trust I. The Company has, through the Trust agreement establishing the Trust, the Guarantee Agreement, the notes and the related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust I’s obligations under the Capital Securities.

      On August 18, 2000, the Company sponsored the creation of BFD Preferred Capital Trust II (Trust II), a statutory business trust created under the laws of Delaware. The Company is the owner of all of the common securities of the Trust II. On September 22, 2000, the Trust II issued $22,000 of its 10.875% Capital Securities. The proceeds from this issuance, along with the Company’s $681 capital contribution for the Trust II common securities, were used to acquire $22,681 aggregate principal amount of the Company’s 10.875% junior subordinated debentures due October 1, 2030, which constitute the sole assets of the Trust II. The Company has, through the Declaration of Trust and the Amended and Restated Declaration of Trust establishing the Trust, the Common Securities and the Capital Securities Guarantee Agreements, the debentures and related Indenture, taken together, fully irrevocably and unconditionally guaranteed all of the Trust II’s obligations under the Capital Securities.

      The aggregate amount of Trust I and II securities outstanding totaled $32,990 at December 31, 2003. A summary of the trust securities issued and outstanding follows:

	Amount Outstanding
	December 31					Distribution
				Prepayment		Payment
	2003	2002	Rate	Option Date	Maturity	Frequency

BFD Preferred Capital Trust I	$10,309	10,000	11.295%	7/19/2010	7/19/2030	Semiannually
BFD Preferred Capital Trust II	22,681	22,000	10.875	10/1/2010	10/1/2030	Semiannually

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

      In December 2003, the Financial Accounting Standards Board (“FASB”) issued guidance (revised FASB Interpretation (“FIN”) No. 46), which in part specifically addresses limited purpose trusts formed to issue trust preferred securities. FIN No. 46, among other items, requires the Company to deconsolidate its two trust preferreds. Because the Company had already been classifying the trust preferreds as debt, the impact of adopting FIN No. 46 as of December 31, 2003 had a minimal impact.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(12)	Income Taxes (Dollars In Thousands)

      An analysis of the current and deferred federal and state income tax expense follows:

	2003	2002	2001

Current income tax expense:
Federal	$303	3,558	4,462
State	2,840	212	176

Total current expense	3,143	3,770	4,638

Deferred income tax expense:
Federal	1,138	(2,430)	404
State	134	47	167

Total deferred expense	1,272	(2,383)	571

Total income tax expense	$4,415	1,387	5,209

      During 2003, the Company recognized a $1,868 charge to state tax expense due to a settlement with the Massachusetts Department of Revenue (“Mass. DOR”) on a state tax dispute related to Real Estate Investment Trusts (“REITs”). This amount is included in the reconciliation of the statutory rate within state taxes.

      The temporary differences (the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases) that give rise to significant portions of the deferred tax asset and liability are as follows at December 31:

	2003	2002

Deferred tax assets:
Allowance for loan losses	$5,749	5,591
Valuation for Real Estate Owned	—	70
Deferred compensation	224	57
Goodwill	1,684	2,051
Mark to market — Loans Held for Sale	153	116
Depreciation	105	126

Gross deferred assets	7,915	8,011

Deferred liabilities:
Mortgage servicing	2,963	2,893
Deferred loan fees	2,581	1,465
Premises and equipment	310	319
Unrealized gain on securities available for sale	253	701

Gross deferred liabilities	6,107	5,378

Net deferred tax asset	$1,808	2,633

      At December 31, 2003 and 2002, the net deferred tax asset is supported by recoverable income taxes. For the year ended December 31, 2003, the Company generated approximately $2,100 of taxable income. In addition, management believes that existing net deductible temporary differences which give rise to the net deferred tax asset will reverse during periods in which the Company generates net taxable income. Factors beyond management’s control, such as the general state of the economy and real estate values, can affect future levels of taxable income and no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences. Management believes it is more likely than not that the net deferred tax asset will be realized.

      As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method for the Company’s subsidiary Bank. However, the base year reserve of

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $13,300 remains subject to recapture in the event that the Bank makes “non-dividend distributions” to the Company in excess of its earnings and profits or redeems its stock. Non-dividend distributions include distributions in excess of the Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank’s current or accumulated earnings and profits will not be so included in the Bank’s income.

      A reconciliation between the amount of total tax expense and expected tax expense, computed by applying the federal statutory rate to income before taxes, follows:

	2003	2002	2001

Computed expected expense at statutory rate	$2,700	1,321	5,202
Items affecting federal income tax rate:
State income tax, net of federal income tax benefit	1,933	169	223
Allocated ESOP share appreciation	286	248	170
Bank-owned life insurance	(431)	(433)	(439)
Other	(73)	82	53

Effective income tax expense	$4,415	1,387	5,209

Effective income tax rate	57.2%	36.8%	35.0%

      The effective income tax rate in 2003 was higher than the expected rate due to the REIT Settlement with the Mass. DOR.

(13)	Employee Benefits (Dollars in Thousands, Except Share and Per Share Amounts)

(a)	Employee Stock Ownership Plan

      The Company maintains an Employee Stock Ownership Plan (ESOP), which is designed to provide retirement benefits for eligible employees of the Bank. Beginning in 2001, the ESOP allocation was distributed in a manner that also provided retirement benefits to eligible employees of BNB and Forward Financial. Because the Plan invests primarily in the stock of the Company, it provided eligible employees an opportunity to acquire an ownership interest in the Company. Employees were eligible to participate in the Plan after reaching age twenty-one, completing one year of service and working at least one thousand hours of consecutive service during the previous year. Contributions were allocated to eligible participants on the basis of compensation.

      The Company issued a total of 529,000 shares to the ESOP at a total purchase price of $5,290. The purchase was made from the proceeds of a $5,290 loan from B.F. Funding Corporation, a wholly owned subsidiary of the Company (dissolved in September, 2003), bearing interest at the prime rate. Repayment of the loan was secured by contributions the Bank was obliged to make under a contribution agreement with the ESOP. The Bank made contributions to the ESOP totaling $529 each in 2002 and 2001 to enable the ESOP to make principal payments on the loan. The amount contributed was charged to compensation and benefits expense. The Company incurred a compensation and benefit expense of $972 in 2003, representing the average market value of shares previously acquired with the dividends earned on unallocated shares. For 2002 and 2001, compensation and benefits of $969 and $684, respectively related to the appreciation in the fair value of allocated ESOP shares. The $972, $969 and $684 compensation and benefits in the years ended December 31, 2003, 2002 and 2001, respectively, were credited to additional paid-in-capital. The balance of the loan was repaid at the end of 2002.

      Shares used as collateral to secure the loan were released and available for allocation to eligible employees as the principal balance of the loan was repaid. Employees vest in their ESOP account at a rate of 33 1/3% annually commencing after the completion of one year of credited service or immediately if service was terminated due to death, retirement, disability, or change in control. Dividends on released shares are credited to the participants’ ESOP accounts.

      At December 31, 2001, shares held in suspense to be released at the next annual distribution date when the loan was paid down amounted to 52,920, which shares were distributed at December 31, 2002.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, at December 31, 2003, a total of 35,400 shares were held in suspense, representing shares acquired with the proceeds of dividends paid on unallocated ESOP shares. These shares were distributed to eligible employees at December 31, 2003. Upon completion of this distribution, there were no unallocated ESOP shares as of December 31, 2003. The fair value of all unallocated ESOP shares was $925 and $2,062 at December 31, 2002 and 2001, respectively. Dividends on ESOP shares are charged to retained earnings and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

 (b) 1996 Stock-Based Incentive Plan

      The Company maintains a Stock-Based Incentive Plan (SIP). The objective of the SIP is to enable the Company to provide officers and directors with a proprietary interest in the Company as an incentive to encourage such persons to remain with the Company. In 1996, the SIP acquired 263,584 shares in the open market at an average price of $12.255 per share and has since acquired additional shares with the proceeds of dividends. These original acquisition shares represent deferred compensation, which is initially recorded as a reduction in stockholders’ equity and charged to compensation expense over the vesting period of the award. Upon vesting, shares acquired from dividends are distributed pro-rata to recipients of awards.

      Awards are granted in the form of common stock held by the SIP. A total of 242,500 shares were awarded on April 30, 1996, a total of 8,584 shares were awarded on October 15, 1996 and 7,500 shares were awarded on February 17, 2000. During 2001 a total of 6,000 shares were awarded and in 2002, 1,000 shares were awarded, some of which were shares acquired with accumulated dividends. Awards outstanding vest in five annual installments generally commencing one year from the date of the award. As of December 31, 2003, all shares have been awarded under the SIP.

      Compensation expense in the amount of the fair value of the stock at the date of the grant, will be recognized over the applicable service period for the portion of each award that vests equally over a five-year period. The Company recognized $14, $43 and $79 related to the original cost of earned shares in compensation and benefit expense in 2003, 2002 and 2001, respectively.

      A recipient will be entitled to all voting and other stockholder rights. The awarded, but unvested SIP shares are considered outstanding in the calculation of earnings per share.

 (c) Stock Option Plans

      The Company adopted a stock option plan in 1996 (the 1996 Plan) for officers, key employees and directors. Pursuant to the terms of the 1996 plan, the number of common shares reserved for issuance is 658,961, all of which have been awarded. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options granted vest over a five-year period from the date of grant. During 1997, the Company adopted the 1997 stock option plan (the 1997 Plan). Pursuant to the terms of the 1997 plan, 250,000 common shares are reserved for issuance of which 24,000 remain unawarded. During 2003, the Company granted employees options to purchase 4,000 shares of common stock at $34.37. During 2002, the Company granted employees options to purchase 13,500 shares of common stock at $27.51 and in 2001, the Company granted directors and employees options to purchase 27,000 shares of common stock at between $21.80 and $23.65 per share.

      A summary of option activity follows:

	2003		2002

		Weighted		Weighted
	Number of	Average Exercise	Number of	Average Exercise
	Shares	Price	Shares	Price

Balance, beginning of year	569,626	$14.97	754,863	$14.80
Granted	4,000	34.37	13,500	27.51
Forfeited	(3,400)	14.70	(7,500)	22.46
Exercised	(109,928)	13.78	(191,237)	14.86

Balance, end of year	460,298	$15.43	569,626	$14.97

Options exercisable	409,098	$14.63	493,826	$14.23

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001

	Number of	Weighted Average
	Shares	Exercise Price

Balance, beginning of year	838,661	$14.26
Granted	27,000	22.28
Forfeited	(1,000)	18.82
Exercised	(109,798)	12.51

Balance, end of year	754,863	$14.80

Options exercisable	636,671	$14.11

      A summary of options outstanding and exercisable by price range as of December 31 follows:

Options Outstanding			Options Exercisable

Outstanding	Weighted Average		Exercisable as of
as of	Remaining	Weighted Average	December 31,	Weighted Average
December 31, 2003	Contractual Life	Exercise Price	2003	Exercise Price

254,348	2.3	$12.44	254,348	$12.44
500	2.8	13.44	500	13.44
7,500	2.9	14.82	7,500	14.82
61,900	3.5	18.82	61,900	18.82
2,000	3.9	19.75	2,000	19.75
9,500	4.2	22.22	9,500	22.22
5,000	4.4	23.38	5,000	23.38
500	5.0	18.13	500	18.13
9,500	5.2	18.50	9,500	18.50
40,900	6.0	14.57	31,700	14.57
10,000	6.2	13.82	7,000	13.82
1,000	6.5	12.91	600	12.91
1,000	6.7	19.81	600	19.81
1,750	6.8	18.44	750	18.44
12,900	7.0	19.41	5,500	19.41
19,500	7.3	21.80	7,500	21.80
5,000	7.8	23.65	2,000	23.65
13,500	8.9	27.51	2,700	27.51
4,000	9.9	34.37	—	—

460,298	3.7	$15.43	409,098	$14.63

      The 1996 Plan and the 1997 Plan stock option grants are accounted by measuring compensation at the grant date as the difference between the fair market value of the Company’s stock and the exercise price of the options granted. The Company grants options at the fair market value of the stock at the date of grant. Accordingly, no compensation cost has been charged against income for these plans.

 (d) Pension Plan

      All eligible officers and employees are included in a noncontributory defined benefit pension plan provided by the Bank as a participating employer with Pentegra. Salaried employees are eligible to participate in the plan after reaching age twenty-one and completing one year of service. Pentegra does not segregate the assets or liabilities by participating employer and, accordingly, disclosure of accumulated vested and nonvested benefits and net assets available for benefits required by SFAS No. 87 and SFAS No. 132 is not possible. Contributions are based on individual employer experience. According to Pentegra’s Administrators, as of June 30, 2003, the date of the latest actuarial valuation, the market value of Pentegra’s net assets exceeded the actuarial present value of vested benefits in the aggregate. During the year ended December 31, 2003, the Company incurred a pension expense of $1,415. During 2002, the

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company accrued a pension expense of $530 for the first half of the plan’s fiscal year ending June 30, 2003. There was no pension expense recorded for 2001, except for an administration fee of approximately $5. The Company anticipates it will incur a pension expense of approximately $1,700 for the plan’s fiscal year ending June 30, 2004.

 (e) Deferred Thrift Incentive Plan

      The Bank has an employee tax deferred thrift incentive plan (the “401(k) plan”) under which employee contributions to the plan are matched pursuant to the provisions of the plan. All employees who meet specified age and length of service requirements are eligible to participate in the 401(k) plan. The amount matched by the Bank is included in compensation and employee benefits expense. The amount matched was $259 in 2003, $249 in 2002 and $242 in 2001.

 (f) Supplemental Executive Retirement Plan

      The Company established a supplemental executive retirement plan (the “SERP”) in October 1999 for certain of its senior executives under which participants are entitled to an annual retirement benefit. The purpose of the SERP is to restore benefits that would have been received under the Company’s defined benefit and defined contribution plans but for limitations imposed by federal tax limitations. Expenses associated with SERP totaled $328, $399 and $181 in 2003, 2002 in 2001, respectively.

 (g) Short-Term Incentive Plan

      The Company maintains a short-term incentive plan. Generally all of the Bank’s employees (except Forward Financial’s) are eligible to participate in the incentive plan, and awards are granted based on the achievement of certain performance measures. Forward Financial has individualized plans for certain members of management, focused on performance and the attainment of measurable business goals. Compensation expense related to the short-term incentive plan awards amounted to $1,033, $1,199 and $1,411 during 2003, 2002 and 2001, respectively.

 (h) Bank-Owned Life Insurance

      Bank owned life insurance (“BOLI”) represents life insurance on the lives of certain employees. The Company is the beneficiary of the insurance policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in non-interest income, and are not subject to income taxes. The cash surrender value of the Company’s BOLI increased by $1,233 $1,238 and $1,255 during the years ended December 31, 2003, 2002 and 2001, respectively.

 (i) Executive Officer Employment Agreements

      The Company entered into employment agreements with its President and Chief Executive Officer, and two Executive Vice Presidents and Forward Financial’s President and Senior Vice President. The employment agreements generally provide for the continued payment of specified compensation and benefits for two or three years, as applicable, and provide payments for the remaining term of the agreement after the officers are terminated, unless the termination is for “cause” as defined in the employment agreements. The agreements also provide for payments to the officer upon voluntary or involuntary termination of the officer following a change in control, as defined in the agreements. In addition, the Bank entered into change in control agreements with certain other executives, which provide for payment to the officer upon voluntary or involuntary termination, under certain circumstances, after a change of control, as defined in their change of control agreements.

 (j) Employee Severance Compensation Plan

      The Company established an Employee Severance Compensation Plan. The Plan provides eligible employees with severance pay benefits in the event of a change in control of the Company and/or its Bank. Generally, employees are eligible to participate in the Plan if they have completed at least one year of service with the Company and are not eligible to receive benefits under the executive officer employment

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreements. The Plan provides for the payment, under certain circumstances, of lump-sum amounts upon termination following a change of control, as defined in the Plan.

(14) Litigation (Dollars in Thousands, Except Per Share Amounts)

      During the quarter ended March 31, 2002, the Company settled a lawsuit, which had been filed against a subsidiary. The Company incurred a cost of $500 during the first quarter to settle the lawsuit, resulting in a reduction in diluted earnings per share of approximately $0.07. During the quarter ended September 30, 2002, the Company settled a lawsuit, which had been filed against another subsidiary. The Company incurred a cost of $750 during the third quarter to settle the lawsuit, resulting in a reduction in diluted earnings per share of approximately $0.11.

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

(15) Financial Instruments with Off-Balance-Sheet Risk (Dollars In Thousands)

      In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk, including commitments to originate or purchase loans, unadvanced amounts of construction loans, unused credit lines, standby letters of credit and forward commitments to sell loans and recourse agreements on assets sold. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in these particular classes of financial instruments. The Company’s exposure to credit loss is represented by the contractual amount or unpaid principal balance of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For forward commitments, the contract or notional amounts exceed the Company’s exposure to credit loss.

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

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company had the following outstanding commitments at December 31:

	2003	2002

Commitments to originate mortgage loans	$72,843	84,941
Commitments to purchase mortgage loans	3,771	2,613
Commitments to originate business loans	1,676	1,607
Loans in process	33,125	24,832
Unused lines of credit:
Home equity	151,735	129,724
Business loans	12,149	18,457
Standby letters of credit	3,029	3,120
Optional commitments to sell loans and commitments to sell loans or swap loans for mortgage-backed securities	20,656	100,652

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

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market exists for some of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, cash flows, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and changes in the loan, debt and interest rate markets could significantly affect the estimates.

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

 (c) Mortgage Loans Held for Sale and Mortgage Banking Derivitives

      Fair values for mortgage loans held for sale are based on quoted market prices. Forward commitments to sell loans have been considered in the determination of the fair value of mortgage loans held for sale.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

 (j) Off-Balance-Sheet Instruments

      The Company’s commitments for unused lines and outstanding standby letters of credit and unadvanced portions of loans and loans sold with recourse are considered in estimating the fair value of loans.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The carrying amounts and fair values of the Company’s financial instruments at December 31 are as follows:

	2003		2002

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$34,045	34,045	74,672	74,672
Investment securities available for sale	102,647	102,647	112,888	112,888
Investment securities held to maturity	2,025	2,137	2,524	2,576
Mortgage-backed securities available for sale	83,752	83,752	114,515	114,515
Mortgage-backed securities held to maturity	145,674	145,029	25,429	26,597
Loans, net and mortgage loans held for sale	1,210,770	1,218,628	1,102,970	1,128,524
Accrued interest receivable	6,129	6,129	6,470	6,470
Stock in FHLB of Boston	28,483	28,483	24,552	24,552
Financial liabilities:
Deposit accounts	1,188,548	1,152,275	960,278	961,331
FHLB advances and other borrowings	398,653	415,488	458,560	489,450
Advance payments by borrowers for taxes and insurance	2,818	2,818	2,317	2,317

(17) Acquisition and Merger (Dollars in Thousands)

      On October 24, 2003, the Company acquired the seven (7) Boston area branch offices of Encore Bank. The Lexington Office was merged into the Company’s existing Lexington Office. The acquisition was accounted for as a purchase and accordingly was included in the results of operations from the date of acquisition. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company expects that some adjustments of the estimated fair values assigned to the assets acquired and liabilities assumed may be recorded in 2004, although such adjustments are not expected to be significant. It is expected that the deposit premium paid will be deductible for income tax purposes.

Assets Acquired:
Cash	$251
Premises and equipment	7,327
Core deposit intangible	5,000
Other assets	47
Total assets acquired	12,625
Liabilities Assumed:
Deposit Accounts	321,948
Discount on certificates of deposit	2,500
Accrued expenses and other liabilities	442
Total liabilities assumed (net of assets acquired)	312,265
Cash received from Encore Bank	310,297
Goodwill	1,968

      In February 1997, the Company acquired Broadway National Bank and operated it as a subsidiary of the Company, consolidating its results with the Company and its other subsidiaries. Effective December 31, 2003, Broadway National Bank was merged into Boston Federal Savings Bank. The merger was executed in order to improve efficiencies. The effects of this merger are not material to the Company’s consolidated financial statements.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(18) Parent Company Only Condensed Financial Statements (Dollars In Thousands)

      The following are the condensed financial statements for BostonFed Bancorp, Inc. (the Parent Company) only:

	2003	2002

ASSETS
Cash and interest-bearing deposit in subsidiary bank	$6,004	7,029
Certificates of deposit	77	77

Total cash and cash equivalents	6,081	7,106
Investment securities available for sale (amortized cost of $2,883 and $6,168 at 2003 and 2002, respectively)	3,969	6,450
Investment in subsidiaries, at equity	117,050	112,447
Other assets	3,184	1,383

Total assets	$130,284	127,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Borrowings	$—	—
Subordinated debentures supporting corporation obligated mandatorily redeemable capital securities	32,990	32,990
Accrued expenses and other liabilities	2,645	1,423

Total liabilities	35,635	34,413

Total stockholders’ equity	94,649	92,973

Total liabilities and stockholders’ equity	$130,284	127,386

	2003	2002	2001

Statements of Income
Interest income	$465	597	1,080
Interest expense	3,631	3,631	3,631

Net interest margin	(3,166)	(3,034)	(2,551)
Non-interest income	412	385	444
Non-interest expense	823	929	776

Loss before income taxes	(3,577)	(3,578)	(2,883)
Income tax benefit	(1,207)	(1,214)	(978)

Loss before equity in net income of subsidiaries	(2,370)	(2,364)	(1,905)
Equity in net income of subsidiaries	5,669	4,752	11,561

Net income	$3,299	2,388	9,656

      The Parent Company’s statements of changes in stockholders’ equity and comprehensive income are identical to the consolidated statements of changes in stockholders’ equity and comprehensive income and therefore are not presented here.

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003	2002	2001

Statements of Cash Flows
Net cash flows from operating activities:
Net income	$3,299	2,388	9,656
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(4,387)	(299)	(11,561)
(Accretion) and amortization, net	(31)	2	(2)
Appreciation in fair value of shares charged to expense for compensation plans	988	969	684
Earned SIP shares	14	43	79
Reduction in unallocated ESOP shares	—	529	529
Gain on sale of investment securities	(412)	(385)	(444)
(Increase) decrease in other assets	(2,115)	37	(137)
Increase in accrued expenses and other liabilities	1,222	98	471

Net cash (provided) used in operating activities	(1,422)	3,382	(725)

Cash flows from investing activities:
Proceeds from sale of investment securities available for sale	3,722	1,621	4,323
Principal repayments of investment securities available for sale	6	—	—
Purchase of investment securities available for sale	—	(3,130)	(5,775)
Change in investment in subsidiaries	(933)	(944)	829

Net cash provided (used) in investing activities	2,795	(2,453)	(623)

Cash flows from financing activities:
Common stock repurchases	(1,057)	(6,109)	(6,907)
Cash dividends paid	(2,857)	(2,848)	(2,650)
Stock options exercised	1,516	2,844	1,774

Net cash used in financing activities	(2,398)	(6,113)	(7,783)

Net decrease in cash and cash equivalents	(1,025)	(5,184)	(9,131)
Cash and cash equivalents at beginning of year	7,106	12,290	21,421

Cash and cash equivalents at end of year	$6,081	7,106	12,290

Supplemental cash flow information:
Cash paid during the year for:
Interest	3,631	3,604	3,632
Income taxes	(184)	(1,285)	(1,235)

BOSTONFED BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(19)	Quarterly Results of Operations (Unaudited) (Dollars in Thousands, Except Per Share Amounts)

      Summaries of consolidated operating results on a quarterly basis for the years ended December 31 follow:

	2003 Quarters				2002 Quarters

	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$19,490	18,354	18,552	19,254	20,552	21,805	21,863	21,383
Interest expense	9,796	9,590	9,955	10,402	11,405	12,128	12,099	12,457

Net interest income	9,694	8,764	8,597	8,852	9,147	9,677	9,764	8,926

Provision for loan losses	450	450	2,000	450	500	350	250	250
Non-interest income	4,515	4,333	2,629	3,857	3,551	3,116	4,096	4,128
Non-interest expense	10,439	10,152	9,655	9,931	10,073	17,789	9,687	9,731

Income (loss) before income taxes	3,320	2,495	(429)	2,328	2,125	(5,346)	3,923	3,073
Income tax expense (benefit)	1,395	1,055	(1,961)	3,926	812	(1,816)	1,340	1,051

Net income (loss)	$1,925	1,440	1,532	(1,598)	1,313	(3,530)	2,583	2,022

Basic earnings (loss) per share	$0.43	0.32	0.35	(0.36)	.30	(.80)	.58	.46
Diluted earnings (loss) per share	0.41	0.31	0.33	(0.36)	.28	(.80)	.55	.43

Annual Meeting

      The annual meeting of stockholders will be held on Wednesday, April 28, 2004, at 2:00 p.m. The meeting will take place at the Burlington Marriott Hotel, 1 Mall Road, Burlington, MA.

Stock Listing

      BostonFed Bancorp, Inc. became a public company on October 24, 1995. BostonFed Bancorp, Inc. Common Stock is traded on the American Stock Exchange with the symbol “BFD.” The stock is listed as “Bostnfd” in the Boston Globe and as “BstnfdBcp” in the Wall Street Journal.

Common Stock Information

      Initial Public Offering Price $10.00 per share.

      Closing Prices at December 31, 2003 and 2002 were $34.90 and $26.70, respectively.

Common Stock Price and Dividends Paid (Unaudited)

	2003				2002
By Quarter
Stock Price	4	3	2	1	4	3	2	1

High	$35.30	$32.75	$29.75	$27.40	$30.10	$35.20	$32.40	$25.63
Low	30.23	27.00	22.75	22.85	25.50	26.70	24.60	23.50
Dividend Paid	.16	.16	.16	.16	.16	.16	.16	.15

      As of December 31, 2003, the Company had 4,491,796 shares outstanding and approximately 550 stockholders of record, not including persons of entities holding stock in nominee or street name through brokers or banks.

10-K Report

      A copy of the Company’s annual report for its fiscal year ended December 31, 2003 to the Securities and Exchange Commission on Form 10-K (without exhibits) may be obtained without charge upon written request to BostonFed Bancorp, Inc., Investor Relations, 17 New England Executive Park, Burlington, MA 01803 and is also available on the Company’s web site at www.Bostonfed.com.

      Copies of the Company’s Financial Code of Ethics and the Whistleblower Policy may be obtained without charge upon written request to the Secretary of BostonFed Bancorp, Inc., 17 New England Executive Park, Burlington, MA 01803 and are also available on the Company’s web site at www.Bostonfed.com.

Transfer Agent

Shareholder and Broker Correspondence: EquiServe P.O. Box 43010 Providence, RI 02940-3010	Courier: EquiServe Blue Hills Office Park Mail Stop: 45-02-62
Shareholder Inquiries: 866-897-1807	105 Royall Street Canton, MA 02021
Independent Auditor

KPMG LLP 99 High Street Boston, MA 02110

Regulatory Counsel	Local Counsel

Muldoon Murphy Faucette & Aguggia LLP 5101 Wisconsin Avenue NW Washington, DC 20016	Goodwin Procter LLP Exchange Place Boston, MA 02109

BostonFed Bancorp, Inc.

Corporate Headquarters 17 New England Executive Park Burlington, MA 01803 (781) 273-0300 (800) 688-2372	Investor Relations Amy L. Timmerman (781) 221-6396

Board of Directors

David F. Holland

Chairman, President and Chief Executive Officer of the Company and
Chairman and Chief Executive Officer of Boston Federal Savings Bank

David P. Conley

Executive Vice President of the Company and
President of Boston Federal Savings Bank

Richard J. Caturano, CPA

President, Co-founder and Managing Partner of Vitale, Caturano & Company, P.C.

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

David P. Conley, Executive Vice President and Assistant Secretary
John A. Simas, Executive Vice President, Chief Financial Officer and Secretary
Janice M. Forster, Senior Vice President
Dennis J. Furey, Senior Vice President
Mark H. Kellett, Senior Vice President and Treasurer
Stephen F. Kelly, Senior Vice President and Controller
Dennis G. Kilduff, Senior Vice President
Barbara A. Martin, Senior Vice President
Shaun W. McGee, Senior Vice President and President of Forward Financial Company
John D. Mullen, Senior Vice President and Senior Vice President of Forward Financial Company
Marylea R. Oates, Senior Vice President

Notes